     As filed with the Securities and Exchange Commission on May 15, 2002

                                                     Registration No. 333-86026
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------


                              AMENDMENT NO. 2 TO

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               -----------------

                           THE ARISTOTLE CORPORATION
            (Exact name of registrant as specified in its charter)

                               -----------------

           Delaware                         3841                 06-1165854
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
Incorporation or organization)  Classification Code Number)  Identification No.)

                                 27 Elm Street
                         New Haven, Connecticut 06510
                                (203) 867-4090
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               -----------------

                               John J. Crawford
                    Chief Executive Officer, President and
                             Chairman of the Board
                           The Aristotle Corporation
                                 27 Elm Street
                         New Haven, Connecticut 06510
                                (203) 867-4090
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                  Copies to:

Stanford N. Goldman, Jr., Esq.      Steven B. Lapin             Ezra G. Levin, Esq.
Alex Seldin, Esq.                   President                   Kramer Levin Naftalis &
Mintz, Levin, Cohn, Ferris, Glovsky Geneve Corporation            Frankel LLP
  and Popeo, P.C.                   96 Cummings Point Road      919 Third Avenue
One Financial Center                Stamford, Connecticut 06902 New York, New York
Boston, MA 02111                    (203) 358-8000              (212) 715-9100
(617) 542-6000

                               -----------------

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger of Nasco International, Inc. with and into the Registrant described in the enclosed proxy statement-prospectus have been satisfied or waived.
   If any of securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment, check the following box. [X]
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

[LOGO] The Aristotle Corporation

               To the Stockholders of The Aristotle Corporation

          ANNUAL MEETING OF STOCKHOLDERS--YOUR VOTE IS VERY IMPORTANT


   You are cordially invited to attend the annual meeting of stockholders of The Aristotle Corporation, which we will hold at 3:30 p.m., eastern time, on June 17, 2002, at the New Haven Lawn Club, 193 Whitney Avenue, New Haven, Connecticut.



   The board of directors of The Aristotle Corporation has approved a merger agreement that will result in Nasco International, Inc. merging with Aristotle. Although Aristotle will be the surviving corporation and continue to be publicly held, Nasco is substantially larger and financially stronger than Aristotle. For example, Aristotle's annual revenues are approximately 5% of Nasco's annual revenues. In the merger, the sole shareholder of Nasco will receive 15,000,000 shares of Aristotle common stock and 10,000,000 shares of Aristotle Series J $6.00 non-voting cumulative 12% preferred stock, par value $0.01 per share. The board of directors of Aristotle has declared a dividend, contingent on the consummation of the merger and payable on the date of the closing of the merger so that each holder of Aristotle common stock on June 10, 2002 will receive one share of Aristotle Series I $6.00 convertible voting cumulative 11% preferred stock, par value $0.01 per share. In addition, Aristotle and Geneve, Nasco's indirect parent, have entered into an exchange agreement providing that immediately after the merger, Geneve will exchange its shares of Series I preferred stock for an identical number of shares of Series J preferred stock. As a result of these actions, Geneve, which currently owns approximately 51% of Aristotle's outstanding common stock, will be the beneficial owner of approximately 90% of Aristotle's voting stock after the merger.


   Following the merger, you will continue to own whatever shares of Aristotle common stock you owned prior to the merger plus an identical number of shares of Series I preferred stock. For example, if you own 1,000 shares of Aristotle common stock prior to the merger, after the merger you will own 1,000 shares of common stock and 1,000 shares of Series I preferred stock, which will have a stated value of $6.00 and accrue dividends at an annual rate of 11%.

   The board of directors of Aristotle has approved and adopted the merger agreement and declared its advisability and recommends that the stockholders of Aristotle vote FOR the merger agreement. The affirmative vote of stockholders of at least two-thirds of the shares of Aristotle common stock outstanding as of the record date and a majority of the shares of Aristotle common stock present or represented and voting at the annual meeting, excluding shares held by Geneve, is required to approve the merger agreement.


   In connection with and contingent upon the merger, the board of directors of Aristotle has also approved an amendment and restatement of Aristotle's certificate of incorporation to enable Aristotle to issue the merger consideration and to provide for indemnification of officers, directors and agents for actions taken on behalf of Aristotle, a further amendment and restatement to occur after the merger and the adoption of Aristotle's 2002 Stock Plan and recommends that its stockholders vote FOR the proposals addressing these matters. Since Geneve currently owns approximately 51% of Aristotle's outstanding common stock, approval of certain of these proposals is essentially assured.


   Further, with regard to proposals to be considered as part of Aristotle's annual meeting, the stockholders of Aristotle will be asked to elect three persons to the board of directors of Aristotle. The Aristotle board of directors recommends that stockholders vote FOR this proposal. In addition, any other business as may properly come before the annual meeting will be transacted.


   At the annual meeting, the stockholders of Aristotle will be asked to vote on these proposals, including the approval of the merger agreement. Only stockholders of record who hold shares of Aristotle common stock at the close of business on May 23, 2002, the record date for the annual meeting, will be entitled to vote at the annual meeting of Aristotle stockholders. A list of stockholders entitled to vote will be kept at the offices of Aristotle, 27 Elm Street, New Haven, Connecticut 06510. Aristotle common stock is listed on The Nasdaq SmallCap Market under the trading symbol "ARTL".


   We urge you to read this entire document, including the section describing risk factors that begins on page 20.

   It is important that your shares be represented and voted at the annual meeting, whether or not you are able to attend. If you do not return your proxy card, you will in effect be voting against approval of the merger agreement. Your vote is very important, regardless of the number of shares you own. Therefore, please complete, sign and return the enclosed proxy card as soon as possible to make sure that your shares are represented at the meeting.

   I support this merger and join with the Aristotle board of directors in recommending that you vote in favor of the merger agreement and the other proposals to be voted on at the annual meeting.

                                            /s/ JOHN J. CRAWFORD
                                          John J. Crawford
                                          Chairman, Chief Executive Officer and
                                          President
                                          The Aristotle Corporation

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this proxy statement-prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


   This proxy statement-prospectus is dated May 24, 2002, and is first being mailed to stockholders of Aristotle on or about May 24, 2002.

                            ADDITIONAL INFORMATION

   This proxy statement-prospectus incorporates important business and financial information about Aristotle from other documents that are not included in or delivered with this proxy statement-prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement-prospectus by requesting them in writing or by telephone from Aristotle at the following address:

                           The Aristotle Corporation
                                 27 Elm Street
                         New Haven, Connecticut 06510
                           Attn: Investor Relations
                           Telephone: (203) 867-4090


   If you would like to request any documents, please do so by June 10, 2002 in order to receive them before the annual meeting.



See "Where You Can Find More Information" beginning on page 120.


   This proxy statement-prospectus contains trademarks of Aristotle, Nasco and other companies.

[LOGO] The Aristotle Corporation
                                 27 Elm Street
                         New Haven, Connecticut 06510

      Notice of Annual Meeting of The Aristotle Corporation Stockholders

                          June 17, 2002 at 3:30 p.m.


To the Stockholders of The Aristotle Corporation:


   Notice is hereby given that the annual meeting of stockholders of The Aristotle Corporation will be held on June 17, 2002 at 3:30 p.m. local time at the New Haven Lawn Club, 193 Whitney Avenue, New Haven, Connecticut for the following purposes:


    1. To consider and vote upon the approval of the merger agreement among Aristotle, Geneve Corporation, Nasco Holdings, Inc. and Nasco International, Inc. providing for the merger of Nasco into Aristotle and, in conjunction with the merger, the filing of a second amended and restated certificate of incorporation of Aristotle that effects certain corporate governance changes.


    2. To consider and vote upon a proposal to amend and restate Aristotle's certificate of incorporation, so as to authorize additional shares of Aristotle common stock, authorize and set forth the rights of the Series I preferred stock and the Series J preferred stock, shares of which are to be issued under the terms of the merger agreement.



    3. To consider and vote upon a proposal to include, as part of the amendment and restatement of Aristotle's certificate of incorporation referenced in the preceding proposal, provisions requiring Aristotle to indemnify its directors, officers and agents and specifying procedures with respect thereto.



    4. To consider and vote upon a proposal to further amend and restate Aristotle's certificate of incorporation upon the completion of the merger with Nasco in order to eliminate certain provisions that (a) establish staggered terms for and classification of the members of Aristotle's board of directors, (b) mandate that special meetings of Aristotle's stockholders may only be called by the chairman of Aristotle's board of directors, president or board of directors, (c) state that any action required or permitted to be taken by Aristotle's stockholders must be taken at an annual or special meeting of the stockholders and (d) limit the manner in which Aristotle may adopt, amend or repeal its certificate of incorporation and bylaws.



    5. To consider and vote upon a proposal to adopt Aristotle's 2002 Stock
       Plan.



    6. To consider and vote upon a proposal to elect three directors for three-year terms and until their successors are duly elected and qualified.



    7. To transact any other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.



   These items of business are described in the attached proxy statement-prospectus. Stockholders of record at the close of business on May 23, 2002, the record date, are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting.


   Your vote is very important, regardless of the number of shares you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of (i) at least two-thirds of the shares of Aristotle outstanding common stock as of the record date, and (ii) at least a majority of the shares of Aristotle common stock present or represented and voting at the annual meeting, excluding shares beneficially held by Geneve Corporation.

   Please vote as soon as possible to make sure that your shares are represented at the annual meeting. To vote your shares, you may complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the annual meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares.

                                          By Order of the Board of Directors,
                                          /s/ PAUL MCDONALD
                                          Paul M. McDonald
                                          Secretary

New Haven, Connecticut
May 14, 2002

                               TABLE OF CONTENTS


                                                                                            Page
                                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETING..............................   1
SUMMARY OF THE PROXY STATEMENT-PROSPECTUS..................................................   5
   The Companies...........................................................................   5
   The Annual Meeting......................................................................   6
   Market Price Information................................................................   7
   The Merger..............................................................................   7
   Proposals for the Aristotle Annual Meeting..............................................  14
   Aristotle Selected Historical Consolidated Financial Data...............................  16
   Nasco Selected Historical Consolidated Financial Data...................................  17
   Summary of Unaudited Pro Forma Condensed Combined Financial Information.................  18
   Unaudited Comparative Per Share Information.............................................  19
RISK FACTORS...............................................................................  20
   Risks Relating to the Merger............................................................  20
   Risks Related to Series I Preferred Stock...............................................  22
   Risks Related to the Business, Industry and Strategy of the Combined Company............  22
THE ANNUAL MEETING.........................................................................  25
   Proxy Statement-Prospectus..............................................................  25
   Date, Time and Place of the Annual Meeting..............................................  25
   Purposes of the Annual Meeting..........................................................  23
   Stockholder Record Date for the Annual Meeting..........................................  25
   Votes Required at the Annual Meeting....................................................  25
   Proxies.................................................................................  26
   Revocation of Proxies...................................................................  26
   Solicitation of Proxies.................................................................  27
MARKET PRICE AND DIVIDEND INFORMATION......................................................  28
   Market Price Information................................................................  28
   Dividend Information....................................................................  28
THE MERGER.................................................................................  30
   Structure of the Merger and Conversion of Nasco Stock...................................  30
   Background of Merger....................................................................  31
   Nasco's Reasons for the Merger..........................................................  33
   Aristotle's Reasons for the Merger......................................................  34
   Recommendation of Aristotle's Board of Directors........................................  36
   Opinion of Aristotle's Financial Advisor................................................  36
   Interests of Aristotle Directors and Executive Officers in the Merger...................  44
   Completion and Effectiveness of the Merger..............................................  45
   Effect of Merger on Aristotle's Stock Plans.............................................  45
   Treatment of Nasco's Employees and Employee Benefits....................................  45
   Material United States Federal Income Tax Consequences of the Merger and Stock Dividend.  46
   Accounting Treatment of the Merger......................................................  48
   Regulatory Matters......................................................................  48
   Appraisal Rights........................................................................  48
   Listing on The Nasdaq SmallCap Market of the Aristotle Series I Preferred Stock.........  49
   The Merger Agreement....................................................................  49
   Restrictions on Sales of Shares of Aristotle Stock received by Nasco Holdings...........  58
   Stockholders Agreements.................................................................  59
   Exchange Agreement......................................................................  60
   Operations After the Merger.............................................................  60

                                                                                               Page
                                                                                               ----
MANAGEMENT OF ARISTOTLE FOLLOWING THE MERGER..............................................      61
CHANGES TO ARISTOTLE'S CERTIFICATE OF INCORPORATION.......................................      63
RELATIONSHIP BETWEEN ARISTOTLE AND NASCO AND ITS AFFILIATES...............................      65
PRO FORMA FINANCIAL DATA..................................................................      66
DESCRIPTION OF ARISTOTLE'S CAPITAL STOCK..................................................      73
   General................................................................................      73
   Aristotle Common Stock.................................................................      73
   Aristotle Preferred Stock..............................................................      73
   Stockholders Agreement.................................................................      78
   Aristotle Stockholder Rights Plan......................................................      78
   Transfer Agent and Registrar...........................................................      78
COMPARISON OF RIGHTS OF NASCO SHAREHOLDERS AND ARISTOTLE
  STOCKHOLDERS............................................................................      79
   Capitalization.........................................................................      79
   Voting Rights..........................................................................      79
   Number of Directors....................................................................      80
   Classification of Board of Directors...................................................      80
   Removal of Directors...................................................................      80
   Filling Vacancies on the Board of Directors............................................      80
   Amendments to the Charter..............................................................      81
   Amendments to the Bylaws...............................................................      81
   Special Stockholder Meetings...........................................................      81
   Action by Consent of Stockholders......................................................      82
   Limitation of Personal Liability of Directors..........................................      82
   Indemnification of Directors and Officers..............................................      82
   Change in Control and Anti-Takeover Provisions.........................................      83
   Relevant Business Combination Provisions and Statutes..................................      85
INFORMATION CONCERNING ARISTOTLE..........................................................      86
   Business...............................................................................      86
   Subsequent Events......................................................................      86
   Certain Transactions...................................................................      86
   Stock Owned by Management and Principal Stockholders of Aristotle as of May 1, 2002....      87
   Stock Owned by Management and Principal Stockholders of Aristotle Following the Merger.      89
   Current Management.....................................................................      91
   Executive Compensation.................................................................      94
   Report of Audit Committee..............................................................      96
   Section 16(A) Beneficial Ownership Reporting Compliance................................      96
INFORMATION CONCERNING NASCO..............................................................      97
   Business...............................................................................      97
   Management's Discussion And Analysis Of Financial Condition And Results Of Operations..      104
PROPOSALS FOR THE ANNUAL MEETING..........................................................      111
   Approval of the Merger Agreement.......................................................      111
   Amendment and Restatement of Aristotle's Certificate of Incorporation to Change
     Aristotle's Capitalization...........................................................      112
   Amendment and Restatement of Aristotle's Certificate of Incorporation to Provide for
     Indemnification of Directors, Officers and Agents....................................      112
   Second Amendment and Restatement of Aristotle's Certificate of Incorporation...........      113
   Adoption of Aristotle's 2002 Stock Plan................................................      113
   Election of Directors..................................................................      118
LEGAL MATTERS.............................................................................      119
EXPERTS...................................................................................      119
STOCKHOLDER PROPOSALS.....................................................................      119
WHERE YOU CAN FIND MORE INFORMATION.......................................................      120
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION..........................................      121
OTHER MATTERS.............................................................................      123
INDEX TO NASCO FINANCIAL STATEMENTS....................................................... Financial F-1

ANNEX A -- Agreement and Plan of Merger, as amended
ANNEX B -- The Aristotle Corporation's Amended and Restated Certificate of Incorporation (to be filed prior to merger)
ANNEX C -- Opinion of Duff & Phelps, LLC
ANNEX D -- The Aristotle Corporation 2002 Employee, Director and Consultant Stock Plan
ANNEX E -- The Aristotle Corporation's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 and Amendment No. 1 to The Aristotle Corporation's Annual Report on Form 10-K/A for the
           fiscal year ended June 30, 2001
ANNEX F -- The Aristotle Corporation's Quarterly Report on Form 10-Q for the quarter period ended
           December 31, 2001
ANNEX G -- The Aristotle Corporation's Second Amended and Restated Certificate of Incorporation (to be
           filed with Certificate of Merger)
ANNEX H -- The Charter of The Aristotle Corporation's Audit Committee

         QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETING

    Q: What is the proposed merger transaction?

    A: Nasco International, Inc., a privately-held, indirect subsidiary of Geneve Corporation, will merge into Aristotle. Nasco is a substantially larger and financially stronger company than Aristotle. For example, for the twelve months ended December 31, 2001, Nasco had net sales of $162 million and operating income of $17 million while Aristotle had net sales of $9 million and operating income of $400,000. As a result, Nasco's current business will constitute most of Aristotle's business after the merger. However, Aristotle, a public company, will be the surviving corporation following the merger.

    Q: What will Aristotle stockholders, other than Geneve, own after the merger?

    A: Following the merger, each Aristotle stockholder will continue to own whatever shares of Aristotle common stock he or she owned prior to the merger plus an identical number of shares of Series I preferred stock. For example, if a stockholder owns 1,000 shares of Aristotle common stock prior to the merger, after the merger he or she will own 1,000 shares of common stock and 1,000 shares of Series I preferred stock, which will have a stated value of $6.00 and accrue dividends at an annual rate of 11%. In total, stockholders other than Geneve will own approximately 10% of the voting power of Aristotle after the merger and Geneve will control approximately 90%.

    Q: What is Nasco?

    A: Nasco is a manufacturer and global catalog-distribution company serving the education, health and agriculture markets. Nasco offers a selection of more than 65,000 items, including educational materials and supplies for substantially all kindergarten through twelfth grade curricula, agricultural supplies, molded plastics and biology materials. Nasco also provides educational and training product lines for the health care market, including medical and nursing schools and paramedic and emergency-care training. The latter group of products includes resuscitation manikins similar to those produced by Aristotle's subsidiary, Simulaids, Inc.

    Q: How will the proposed transaction work?

    A: Aristotle has approximately 1,931,581 shares of common stock outstanding as of May 1, 2002. Geneve owns approximately 51% of these shares and is the beneficial owner of Nasco. As consideration for the merger, Nasco Holdings will receive 15,000,000 shares of Aristotle common stock and 10,000,000 shares of Series J preferred stock. The Series J preferred stock will have a stated value of $6.00 per share and will accrue dividends at an annual rate of 12%. Aristotle will also issue, through a stock dividend on the date of closing of the merger, approximately 2,100,000 shares of Series I preferred stock to its stockholders. For each share of Aristotle common stock owned, a stockholder will receive one share of Series I preferred stock. The Series I preferred stock will have a stated value of $6.00 per share and will accrue dividends at an annual rate of 11%. For a three month period beginning on the fifth anniversary of the merger, the Series I preferred stock will be convertible into one-half share of Aristotle common stock per share of preferred stock, subject to adjustment. Aristotle and Geneve have entered into an exchange agreement providing that immediately after the merger, Geneve will exchange its shares of Series I preferred stock for an identical number of shares of Series J preferred stock. As a result of the merger and related transactions, Geneve will be the beneficial owner of approximately 90% of Aristotle's voting stock after the merger.

    Q. Why is Aristotle issuing a stock dividend to its stockholders consisting of one share of Series I preferred stock?

    A. The intended purpose of the Series I preferred stock dividend is to insure a minimum value of $6.00 per share for the outstanding common stock of Aristotle by providing all Aristotle stockholders with a security which is senior to the common stock, carries a dividend rate of 11% per annum and contains appropriate voting, liquidation and conversion rights. Dividends on the Series I preferred stock could, if declared and paid, provide income to non-Geneve stockholders and it is the current intent of Aristotle's board of directors to declare such dividends. However, it should be noted that such dividend is subject to the discretion of the Aristotle board of directors, which is under no obligation to declare or pay the dividend. The $6.00 stated value of the Series I preferred stock, as well as any accrued but unpaid dividends, is convertible into common stock, subject to certain terms and conditions, which conversion feature is intended to offer stockholders protection in the event that the cash dividend is not paid. Further, dividends may not be paid on the common stock or Series J preferred stock until dividends are paid on the Series I preferred stock.


    Q. Why have Aristotle and Geneve entered into an exchange agreement under which Geneve will exchange, on the date of closing of the merger, its shares of Series I preferred stock for an identical number of shares of Series J preferred stock?

    A. Under the terms of the merger, as an Aristotle stockholder, Geneve will receive shares of Series I preferred stock which, pursuant to its terms
       (i) will have the right to vote, and (ii) will be convertible into Aristotle common stock five years after the effective date of the merger. Due to such rights underlying the Series I preferred stock, Geneve's ownership of the shares of Series I preferred stock may jeopardize the ability of Aristotle to utilize its net operating loss carryforwards against future income. Because the Series J preferred stock to be received by Geneve does not have voting or conversion rights, Aristotle should not jeopardize its ability to utilize its net operating loss carryforwards against future income. Duff & Phelps LLC, Aristotle's financial advisor, believes the Series I and Series J preferred stock are each worth $6.00 per share.

    Q: When will the transaction occur?

    A: Each of Aristotle and Nasco is working to complete the merger as soon as practicable after approval by Aristotle stockholders at the annual meeting. In order for the merger to be completed, the specified conditions to closing set forth in the merger agreement must be satisfied or waived.

    Q: How will the market price of Aristotle common stock affect the timing of the merger?

    A: The merger will not be consummated unless certain conditions relating to the price and value of Aristotle common stock and Series I preferred stock are satisfied. One way in which these conditions may be satisfied is if the price of Aristotle common stock on the closing date does not exceed $9.00 per share and the value of Aristotle Series I preferred stock is determined to be at least $6.00 per share. These price and value conditions insure that the percentage of the value of the voting stock of Aristotle beneficially owned by Geneve does not increase by more than 50 percentage points during the 3-year period ending on the merger date and, therefore, the utilization of the net operating loss carryovers of Aristotle will not be limited. If this condition is waived and the failure to satisfy this condition has been material, Aristotle will recirculate the proxy statement-prospectus and resolicit proxies.

    Q: What are the tax consequences of the stock dividend and merger to me?

    A: The distribution of the stock dividend of one share of Series I preferred stock for each share of common stock you hold generally will be tax-free to you for federal income tax purposes. In the event that Aristotle has current earnings and profits for its tax year within which the distribution of the Series I stock dividend occurs, such Series I preferred stock will be treated as "section 306 Stock" for federal income tax purposes. Stock treated as "Section 306 Stock" is subject to special rules under the Internal Revenue Code relating to the sale, exchange, redemption or other disposition thereof. The merger will be treated as a tax-free reorganization to Aristotle and Nasco and their respective stockholders for federal income tax purposes and generally no gain or loss will be recognized by Aristotle or its stockholders as a result of the merger.

    Q: What are the terms of the Series I preferred stock?

    A: Each share of Series I preferred stock to be received by holders of Aristotle common stock has a stated value of $6.00 per share and accrues dividends at an annual rate of 11%. During a three-month period beginning on the fifth anniversary of the merger, shares of Series I preferred stock may be converted into shares of Aristotle common stock at a ratio of one-half share of common stock for each share of Series I preferred stock, subject to adjustment. Aristotle's board of directors is not required to declare any dividend on the Series I preferred stock, but all accrued and unpaid dividends up to the fifth anniversary date may also be converted into Aristotle common stock upon conversion of the Series I preferred stock on which the dividends accrue. In addition, dividends may not be declared on Aristotle common stock or Series J preferred stock unless dividends are also declared and paid with respect to shares of Series I preferred stock.

       We do not expect a highly liquid market to develop for the Series I preferred stock. This conclusion is based on the low historical trading volume of Aristotle's common stock, the fact that there will be approximately as many shares of Series I preferred stock outstanding post-merger as there are unrestricted shares of common stock available for trade in the market (the float) currently, and in general, preferred stocks tend to trade less frequently than common stocks of the same company. The terms of the Series I preferred stock, such as its dividend rate and its conversion ratio, were established taking into consideration that there would not be a highly liquid market for this security.

    Q: What will happen to options to purchase Aristotle common stock?

    A: Upon the effective date of the merger, each option to purchase one share of Aristotle common stock under Aristotle's 1997 Employee and Director Stock Option Plan will become exercisable into one share of Aristotle common stock and one share of Aristotle Series I preferred stock. As a condition to closing the merger, holders of options to purchase Aristotle common stock granted under Aristotle's 1997 Plan must agree not to exercise options for a period of at least fifteen months following the effective date of the merger.

       Upon the effective date of the merger, Aristotle's 1986 Stock Plan will terminate and the outstanding options under this plan will become null and void. All holders of options to purchase Aristotle common stock under the 1986 Stock Option Plan may exercise their respective options prior to the effective date of the merger.

    Q: What do I need to do now?

    A: After carefully reading and considering the information contained in this proxy statement-prospectus, please respond by completing, signing and dating your proxy card or voting instructions and returning it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented at the annual meeting.

    Q: What if I don't vote?

    A: If you fail to respond or you respond and abstain from voting, it will have the same effect as a vote against the merger agreement and amendment and restatement of Aristotle's certificate of incorporation. If you return your properly executed proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger agreement, amendment and restatement of Aristotle's certificate of incorporation and other proposals set forth in the enclosed proxy card.

    Q: If my shares of Aristotle common stock are held in street name by my broker, will my broker vote my shares for me?

    A: If you hold your shares of Aristotle common stock through a brokerage firm or bank, they may only vote your Aristotle common stock in accordance with your instructions with respect to the proposals to approve the merger agreement, to approve the amendment and restatement of Aristotle's certificate of incorporation and to adopt Aristotle's 2002 Stock Plan. If the broker does not timely receive your instructions, it may not vote your Aristotle common stock with respect to these proposals. Because (i) approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the shares of Aristotle outstanding common stock as of the record date and a majority of the shares of Aristotle common stock present or represented and voting at the annual meeting, excluding shares beneficially held by Geneve Corporation, (ii) amendment and restatement of Aristotle's certificate of incorporation prior to the merger requires the affirmative vote of holders of at least a majority of the shares of Aristotle's common stock outstanding on the record date and (iii) amendment and restatement of Aristotle's certificate of incorporation after the merger requires the affirmative vote of the holders of at least two-thirds of the shares of Aristotle's common stock outstanding on the record date, broker non-votes, as well as abstentions and failures to vote, will have the same effect as a vote against approval of the merger agreement and amendment and restatement of Aristotle's certificate of incorporation. Broker non-votes, as well as abstentions and failures to vote, will have no effect on the proposal to adopt Aristotle's 2002 Stock Plan. With respect to the proposal to elect three directors for three-year terms, your broker will have discretion to vote your shares even if you do not provide instructions. Abstentions and failures to vote will have no effect on the proposal to elect three directors for three-year terms.


    Q: Can I change my vote after I have delivered my proxy?

    A: Yes. You can change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways. First, you can notify Aristotle that you would like to revoke your proxy. Second, you can submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the Secretary of Aristotle before the annual meeting. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. Third, you can attend the annual meeting and vote in person.

    Q: Who can help answer my questions?

    A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement-prospectus or the enclosed proxy card or voting instructions, you should contact:

             The Aristotle Corporation
             27 Elm Street
             New Haven, Connecticut 06510
             Attn: Investor Relations
             Telephone: (203) 867-4090

    Q: When and where is the annual meeting?


    A: The annual meeting will take place at 3:30 p.m., local time, on June 17, 2002 at:


             New Haven Lawn Club
             193 Whitney Avenue
             New Haven, Connecticut

                   SUMMARY OF THE PROXY STATEMENT-PROSPECTUS


   This summary highlights selected information in the proxy statement-prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement-prospectus and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement-prospectus, including the merger agreement and the amended and restated certificate of incorporation, which are attached as Annex A and Annex B, respectively. In addition, we incorporate by reference other important business and financial information about Aristotle into this proxy statement-prospectus. You may obtain the information incorporated by reference into this proxy statement-prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" that begins on page 120 of this proxy statement-prospectus.


   The proposed transaction provides for the merger of Nasco into Aristotle, resulting in a company approximately twenty times Aristotle's current revenue base. The combined company will provide products to the education and commercial markets, with particular focus on the kindergarten through twelfth grade educational sectors. The enhanced size will give Aristotle the benefits of operating as a larger company, with greater diversity of product offerings, depth of management experience and financial strength.

                                 The Companies

The Aristotle Corporation
27 Elm Street
New Haven, Connecticut 06510
(203) 867-4090

   Aristotle's web site address is www.aristotlecorp.net. The information contained in the Aristotle web site is not incorporated by reference in this proxy statement-prospectus. Aristotle has included its web site address in this proxy statement-prospectus only as an inactive textual reference and does not intend it to be an active link to its web site.

   Aristotle is a holding company which, through the following subsidiaries, develops and manufactures health and medical education teaching aids and computer-based training products:

    . Simulaids, Inc., a wholly-owned subsidiary, primarily designs, manufactures and markets manikins and simulation kits used for training in cardiopulmonary resuscitation, emergency rescue and patient-care fields. Simulaids' products are sold throughout the United States and internationally via distributors and catalogs to end users such as fire and emergency medical departments and nursing and medical schools.

    . Safe Passage International, Inc., of which Aristotle owns 80% of the outstanding stock, develops and licenses computer-based training products to government and industry clients focused upon aviation security and general security industries.

Nasco International, Inc.
901 Janesville Avenue
P.O. Box 901
Fort Atkinson, Wisconsin 53538
(920) 563-2446

   Nasco's web site address is www.enasco.com. The information contained in the Nasco web site is not incorporated by reference in this proxy statement-prospectus. Nasco has included its web site address in this proxy statement-prospectus only as an inactive textual reference and does not intend it to be an active link to its web site.

   Nasco is a manufacturer and global catalog-distribution company serving the education health and agriculture markets. Nasco offers a selection of more than 65,000 items in its various markets. The Company's business activities are organized into two principal business segments. The educational segment, compromising approximately 80% of total net sales, and approximately 80% of gross profit for the year ended December 31, 2001, markets instructional teaching aids and materials to educational institutions nationwide, primarily for kindergarten through grade 12 classes. Nasco also provides educational and training product lines for the health care market, including medical and nursing schools and paramedic and emergency-care training. The latter group of products includes cardiopulmonary resuscitation manikins and senior care related products. The commercial segment is compromised of several commercial industries, including agriculture, sterile sampling containers and systems, nursing home activities and novelty and gift products.

                              The Annual Meeting

The Annual Meeting (see page 25)


   The annual meeting will be held at the New Haven Lawn Club, 193 Whitney Avenue, New Haven, Connecticut on June 17, 2002, starting at 3:30 p.m., local time. At the annual meeting, Aristotle will ask holders of its common stock to consider and vote upon the following proposals relating to the merger, including:


    .  a proposal to approve the merger agreement;


    . a proposal to amend and restate Aristotle's certificate of incorporation to change the authorized capital stock;



    . a proposal to include, as part of that amendment and restatement of Aristotle's certificate of incorporation, provisions requiring Aristotle to indemnify its directors, officers and agents and specifying procedures with respect thereto;


    . a proposal to further amend and restate Aristotle's certificate of incorporation in order to effect certain corporate governance changes; and

    .  a proposal to adopt Aristotle's 2002 Stock Plan.

   Further, at the annual meeting, Aristotle will ask holders of its common stock to consider and vote upon proposals relating to other matters, including:

    .  a proposal to elect three directors to Aristotle's board of directors;
       and

    . any other matters as may properly come before the annual meeting or any postponements or adjournments of the annual meeting.

Votes Required (see page 25)

   The affirmative vote of the holders of (i) at least two-thirds of the shares of Aristotle common stock outstanding on the record date and (ii) a majority of the shares of Aristotle common stock present or represented and voting at the annual meeting, excluding shares held by Geneve Corporation, is required to approve the merger agreement.


   The affirmative vote of the holders of at least a majority of the shares of Aristotle common stock outstanding on the record date is required to approve each of the proposals relating to the initial amendment and restatement of Aristotle's certificate of incorporation. Therefore, since Geneve currently owns approximately 51% of Aristotle's outstanding common stock and the approval of this proposal is necessary to complete the merger, approval of this proposal is essentially assured.


   The affirmative vote of the holders of at least two-thirds of the shares of Aristotle common stock outstanding on the record date is required to approve the second amendment and restatement of Aristotle's certificate of incorporation.

   The affirmative vote of the holders of at least a majority of the shares of Aristotle common stock outstanding on the record date, present or represented and voting, is required to approve the adoption of Aristotle's 2002 Stock Plan. Therefore, since Geneve currently owns approximately 51% of Aristotle's outstanding common stock and the approval of this proposal is necessary to complete the merger, approval of this proposal is essentially assured.

   The affirmative vote of a plurality of the votes cast for directors by the holders of the outstanding common stock, as of the record date, present and represented and voting at the annual meeting is required to elect the three directors to Aristotle's board of directors.

   As of May 1, 2002, the most recent practicable date, Aristotle's directors, executive officers and affiliates owned approximately 60% of the outstanding shares of Aristotle common stock, of which approximately 51% was held by Geneve and approximately 9% was held by all other directors, executive officers and their affiliates.

Recommendations of the Board of Directors (see page 36)

   Aristotle's board of directors believes that the following proposals are fair to you and in your best interest and recommends that you vote FOR the following proposals:


    . The proposal to approve the merger agreement that will result in Nasco merging with Aristotle.



    . The proposal to approve the amendment and restatement of Aristotle's certificate of incorporation to change Aristotle's capitalization.



    . The proposal to approve, as part of that amendment and restatement of Aristotle's certificate of incorporation, provisions relating to indemnification of directors, officers, and agents.


    . The proposal to approve the second amendment and restatement of Aristotle's certificate of incorporation.

    .  The proposal to approve the adoption of Aristotle's 2002 Stock Plan.

    . The proposal to elect three directors for three-year terms and until their successors are duly elected and qualified.

                           Market Price Information

   Aristotle common stock is listed on the Nasdaq SmallCap Market under the symbol "ARTL". On November 27, 2001, the last full trading day prior to the public announcement that Aristotle and Nasco had entered into the merger agreement, Aristotle common stock closed at $6.40 per share. Aristotle is unable to provide information with respect to the market prices of Aristotle's Series I preferred stock and Series J preferred stock because there are no shares of Series I preferred stock or Series J preferred stock currently outstanding, and therefore, there is no established trading market for those shares.

   Aristotle is unable to provide information with respect to the market price of Nasco stock because there is no established trading market for shares of Nasco stock.

                                  The Merger

The Structure of the Merger (see page 30)


   The proposed transaction is a merger in which Nasco will merge with Aristotle. Although Aristotle will be the surviving corporation and continue to be publicly held, Nasco is substantially larger and financially stronger than Aristotle. For example, Aristotle's annual revenues are approximately 5% of Nasco's annual revenues. In the merger, the sole shareholder of Nasco will receive 15,000,000 shares of Aristotle common stock and 10,000,000 shares of Aristotle Series J $6.00 non-voting cumulative 12% preferred stock, par value $0.01 per share. The board of directors of Aristotle has declared a dividend, contingent upon the consummation of the merger and payable on the date of the closing of the merger so that each holder of Aristotle common stock on June 10, 2002 will receive one share of Aristotle Series I $6.00 convertible voting cumulative 11% preferred stock, par value $0.01 per share. In addition, Aristotle and Geneve, Nasco's indirect parent, have entered into an exchange agreement providing that immediately after the merger, Geneve will exchange its shares of Series I preferred stock for an identical number of shares of Series J preferred stock. As a result of the merger and related transactions, Geneve, which currently owns approximately 51% of Aristotle's outstanding common stock, will be the beneficial owner of approximately 90% of Aristotle's voting stock after the merger.

The organization of the companies before and after the merger is illustrated below:

                                  [FLOW CHART]


All percentages represent approximate voting rights.

Opinion of Aristotle Financial Advisor (see page 36)

   In deciding to approve the merger, the Aristotle board of directors considered the opinion of its financial advisor, Duff & Phelps, LLC, that, as of the date of its opinion, based upon and subject to the factors and assumptions described in its opinion, the merger was fair from a financial point of view to Aristotle's stockholders, other than Geneve. The full text of this opinion is attached as Annex C to this proxy statement-prospectus. Aristotle urges its stockholders to read the opinion of Duff & Phelps, LLC in its entirety. Duff & Phelps' opinion is directed to the Aristotle board of directors and does not constitute a recommendation to any stockholders as to how such stockholders should vote with respect to the merger.


Interests of Directors and Officers of Aristotle in the Merger (see page 45)


   Two of the directors of Aristotle, Edward Netter and Steven B. Lapin, are also principals of Nasco and have interests in the merger that are different from, or are in addition to, the interests of Aristotle's stockholders. Following the merger, Mr. Netter and his family will beneficially own approximately 90% of the voting power of Aristotle. As of the closing, it is anticipated that Mr. Lapin will be appointed as Aristotle's President and Chief Operating Officer; in such event, Mr. Lapin will be compensated in that capacity as determined by the board of directors of Aristotle.


Treatment of Nasco Employees and Employee Benefits (see page 46)


   Aristotle currently has no intention of terminating any employees of Nasco after completion of the merger. Aristotle has agreed that all employees of Nasco who continue employment will be eligible to participate in Aristotle's retirement, health, vacation and other non-equity-based employee benefit plans after the merger as well as any Nasco benefit plans that are continued after the merger. In addition, after the merger, Nasco employees will be eligible to participate in Aristotle's 2002 Stock Plan.

Accounting Treatment of the Merger (see page 48)

   The parties intend to account for the merger as a reverse acquisition using the purchase method of accounting under generally accepted principles and the rules and regulations of the Securities and Exchange Commission. Although under the terms of the merger, Nasco is merging with and into Aristotle and Aristotle will be the surviving legal entity, for accounting purposes Nasco will be deemed the acquiring company. Therefore, subsequent to the merger, any prior period financial information reported will be that of Nasco.

Regulatory Approvals (see page 48)

   The merger is not subject to the filing and waiting-period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

   Aristotle has filed a registration statement, of which this proxy statement-prospectus forms a part, with the Securities and Exchange Commission, in order to register:

    . the shares of Aristotle common stock that are being offered to Nasco's sole shareholder in the merger;

    . the shares of Aristotle Series I preferred stock that are being issued to the holders of Aristotle common stock through a stock dividend prior to the consummation of the merger, except that, the registration statement will not register shares of Series I preferred stock to be issued to Geneve;

    . the shares of Aristotle common stock to be issued upon the conversion of shares of Aristotle Series I preferred stock; and

    . the shares of Aristotle's Series I preferred stock to be issued upon exercise of options to purchase Aristotle common stock under Aristotle's 1997 Employee and Director Stock Plan.


Appraisal Rights (see page 49)


   Aristotle. Under Delaware law, Aristotle stockholders are not entitled to appraisal rights in connection with the merger.

   Nasco. The sole holder of Nasco common stock has by written consent voted in favor of the merger and merger agreement. Therefore, under Wisconsin law, the shareholder is no longer entitled to appraisal rights in connection with the merger.

The Merger Agreement (see page 49)

   The terms of the merger are set forth in the merger agreement dated November 27, 2001 executed by Aristotle, Nasco, Nasco Holdings, Inc. (Nasco's sole shareholder) and Geneve Corporation (Nasco Holdings, Inc.'s majority shareholder and, accordingly, Nasco's beneficial majority shareholder).

   Conditions to Completion of the Merger. Each of Aristotle's, Nasco's, Nasco Holdings' and Geneve's obligations to complete the merger are subject to the satisfaction or waiver of the following conditions before completion of the merger, except where such conditions are required by law and are not waivable:

    . approval of the merger agreement at Aristotle's annual meeting by the affirmative vote of holders of at least two-thirds of the shares of Aristotle's outstanding common stock as of the record date and holders of a majority of the shares of Aristotle's outstanding common stock present or represented and voting at Aristotle's annual meeting, excluding shares beneficially held by Geneve;

    . the absence of any law, decree, order, injunction, proceeding or other legal restraint or prohibition prohibiting or seeking to prevent completion of the merger;

    . as of the closing date of the merger but after the filing of Aristotle's amended and restated certificate of incorporation, the value of one share of Aristotle common stock must not exceed $3.00, which is to be determined by subtracting the value of one share of Aristotle Series I preferred stock from the price of one share of Aristotle common stock on the closing date. For this purpose, (A) the price of Aristotle common stock on the closing date will be the higher of (i) the mean between the highest and lowest sale price of Aristotle common stock on the Nasdaq Small Cap Market on the closing date, and (ii) the closing price of Aristotle common stock on the Nasdaq Small Cap Market on the closing date and (B) the value of one share of Aristotle Series I preferred stock on the closing date must not be less than $6.00. The value of Aristotle Series I preferred stock on the closing date will be as determined by Duff & Phelps, LLC or any other mutually satisfactory nationally recognized financial advisor. One way in which this condition may be satisfied is if the price of one share of Aristotle common stock on the closing date does not exceed $9.00 and the value of one share of Aristotle Series I preferred stock is determined to be at least $6.00. These price and value conditions insure that the percentage of the value of the voting stock of Aristotle beneficially owned by Geneve does not increase by more than 50 percentage points during the 3-year period ending on the closing date and, therefore, the utilization of the net operating loss carryovers of Aristotle will not be limited;

    . the receipt of all authorizations, consents, orders, permits or approvals of, or declarations or filings with, and expiration of waiting periods imposed by, any governmental authority necessary for completion of the merger, other than those which, if not obtained, would not in the aggregate have a Material Adverse Effect, as described in the section entitled "The Merger--The Merger Agreement" of this proxy statement-prospectus, on Aristotle or Nasco;

    . the receipt of all authorizations, consents, waivers or approvals of any third parties necessary for completion of the merger, other than those which, if not obtained, would not in the aggregate have a Material Adverse Effect on Aristotle or Nasco;

    . Aristotle's proposed amended and restated certificate of incorporation shall have been filed with the Secretary of State of Delaware;

    . Aristotle shall have declared and paid a stock dividend to all holders of Aristotle common stock by issuing one share of Series I preferred stock for each share of Aristotle common stock outstanding;

    . Aristotle and Geneve shall have entered into a stockholders agreement relating to the nomination and election of Aristotle's board of directors, which agreement is described elsewhere in this proxy statement-prospectus;

    . the preferred stock purchase agreement dated as of October 23, 1997 between Aristotle and Geneve, as amended, and the management agreement dated as of January 1, 1993 between Nasco Holdings and Nasco, as amended, shall have been terminated and be of no further force and effect;

    . the fairness opinion previously delivered by Duff & Phelps to Aristotle's board of directors, attached hereto as Annex C, shall not have been revoked or withdrawn;

    . Aristotle shall have filed a registration statement, which will have been declared effective by the SEC, on Form S-3 (if eligible or, if not eligible, on such other form as may be required) and on Form 8, registering the issuance of the Series I preferred stock to be issued to holders of Aristotle's common stock prior to the consummation of the merger (since Aristotle will register the Series I preferred stock on Form S-4, to which this proxy statement-prospectus forms a part, the parties to the merger agreement have waived this covenant);

    . Aristotle's Series I preferred stock shall have been approved for listing on the Nasdaq SmallCap Market;

    . the holders of all options to purchase Aristotle common stock outstanding after the effective date of the merger shall have agreed that they will not exercise the options for a period of 18 months following the effective date of the merger;

    . the value of one share of Aristotle's Series I preferred stock and Series J preferred stock on the effective date of the merger will be determined by Duff & Phelps, LLC or any other mutually satisfactory nationally recognized financial advisors, except that the value of one share of each of Aristotle's Series I preferred stock and Series J preferred stock, as valued on the effective date of the merger, will be no less than $6.00 per share and will have the same value; and

    . the employment agreements between Aristotle and each of John J. Crawford and Paul M. McDonald shall have been amended to reduce the stock appreciation rights, or SARs, target price from $7.00 to $1.00 per share to reflect the fact that the value of each SAR per-share equivalent will not include the value of one share of Series I preferred stock to be received for each share of Aristotle common stock held.

   Aristotle's obligation to complete the merger is subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

    . Nasco's, Geneve's or Nasco Holdings' representations and warranties must be true and correct in all material respects as of the date the merger is to be completed, as though made on that date, and Aristotle will have received a certificate of the chief operating officer of Geneve to that effect;

    . Nasco, Geneve and Nasco Holdings must have complied with or performed, in all material respects, each of the covenants and obligations required of it by the merger agreement and Aristotle will have received a certificate of the chief operating officer of Geneve to that effect;

    . Aristotle must have received satisfactory evidence that NHI, LLC and Nasco have entered a binding agreement providing for the transfer of the parcel of real estate located at 801 Janesville Avenue, Fort Atkinson, Wisconsin from NHI, LLC to Nasco within three months of the closing of the merger for a purchase price equal to NHI, LLC's adjusted cost of the property at the time of transfer, and Aristotle will have received a certificate of the chief operating officer of Geneve as to the adjusted cost of the property; and

    . Aristotle must have received evidence reasonably satisfactory to it that the funded indebtedness of Nasco as of the effective date of the merger is less than $46 million.

   Each of Nasco's, Nasco Holdings' and Geneve's obligation to complete the merger is subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

    . Aristotle's representations and warranties must be true and correct in all material respects as of the date the merger is to be completed, as though made on that date, and Geneve will have received a certificate of the chief executive officer of Aristotle to that effect;

    . Aristotle must have complied with or performed, in all material respects, each of the covenants and obligations required of it by the merger agreement and Geneve will have received a certificate of the chief executive officer of Aristotle to that effect;

    . Aristotle and Geneve shall have entered into an exchange agreement which is described elsewhere in this proxy statement-prospectus; and

    . Aristotle must have received resignations from current members of its board of directors who will not continue as directors after the merger.

   Aristotle intends to recirculate the proxy statement-prospectus and resolicit proxies in the event that Aristotle's board of directors determines that any material provision of the merger agreement is to be materially amended and/or any material condition to completion of the merger is to be waived and the failure to satisfy such condition is material.


   Registration and Listing of Aristotle Series I Preferred Stock. The merger agreement contains covenants whereby Aristotle promises to:

    . have filed a registration statement on Form S-3 (if eligible or, if not eligible, on such other form as may be required) and on a Form 8, registering the issuance of the Series I preferred stock to be issued to holders of Aristotle's common stock prior to the consummation of the merger;
    . use its reasonable best efforts to cause the registration statements to be declared effective by the SEC as promptly as practicable after the filing thereof; and

    . use its reasonable best efforts to have the Aristotle Series I preferred stock approved for listing on the Nasdaq SmallCap Market.


   "No Solicitation" Provision. The merger agreement contains detailed provisions prohibiting Nasco, Geneve and Aristotle from seeking an alternative transaction. These "no solicitation" provisions prohibit each of Nasco, Geneve and Aristotle, as well as its officers, directors, subsidiaries and representatives, from taking any action to solicit a Competing Transaction (as described on page 53). The merger agreement does not, however, prohibit Aristotle or its board of directors from considering, and potentially recommending, an unsolicited bona fide written superior proposal from a third party.


   Issuance of Additional Shares of Aristotle's Common Stock. The merger agreement states that, in the event that Aristotle issues any shares of its common stock or any securities convertible into its common stock prior to the closing date of the merger, Geneve will have the right to purchase, and Aristotle agrees to issue and sell to Geneve, at Geneve's sole discretion, a number of shares of Aristotle common stock sufficient to maintain Geneve's 50.99% ownership in Aristotle. This sale of securities to Geneve by Aristotle will be at a price equal to the mean of the high and low sales prices of Aristotle's common stock on the Nasdaq SmallCap Market on the date of the sale.

   Termination. The merger agreement may be terminated at any time prior to completion of the merger, whether or not stockholder approval has already been obtained, as follows:

    . by mutual written consent of Aristotle and Geneve duly authorized by each of Aristotle's and Geneve's board of directors;


    . by either Aristotle or Geneve if the merger is not completed by June 30, 2002, except that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or has resulted in, the failure of the merger to be completed by that date;


    . by either Aristotle or Geneve if any governmental authority issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger, and the order, decree, ruling or other action becomes final and nonappealable;

    .  by Geneve, if:

       . Aristotle's board of directors withdraws, modifies or changes its recommendation of the merger agreement in a manner adverse to Geneve, or will have resolved to do so;

       . Aristotle's board of directors will have refused to affirm its recommendation of the merger agreement as promptly as practicable after receiving a bona fide proposal or offer relating to a competing transaction, but in any case within ten business days after receipt of any written request from Geneve or Nasco;

       . Aristotle's board of directors will have recommended to the stockholders of Aristotle a competing transaction, or will have resolved to do so; or

       . a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of Aristotle is commenced, and Aristotle's board of directors fails to recommend against acceptance of the tender offer or exchange offer by its stockholders (including not taking a position with respect to the acceptance of the tender offer or exchange offer by its stockholders);

    . by Geneve if Aristotle breaches or fails to perform in any material respect (which breach or failure cannot be or has not been cured within 30 days after giving notice of such breach or failure) any of its representations, warranties, covenants or other obligations contained in the merger agreement; and

    . by Aristotle if each of Nasco, Nasco Holdings or Geneve breaches or fails to perform in any material respect (which breach or failure cannot be or has not been cured within 30 days after giving notice of such breach or failure) any of its representations, warranties, covenants or other obligations contained in the merger agreement.

   Conduct of Aristotle's and Nasco's Business Pending the Merger. Under the merger agreement, each of Aristotle and Nasco has agreed that during the period before completion of the merger, it will insure that it and its subsidiaries will conduct business and operations in the ordinary course in accordance with past practices. Each of Aristotle and Nasco has also agreed that it will use reasonable efforts to ensure that it and each of its subsidiaries preserves intact its current business organization, keeps available the services of its current officers, significant employees and consultants and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and others with whom they have business relationships.

   Miscellaneous Provisions. The merger agreement also contains provisions and agreements among the parties relating to confidentiality, access to information, directors and officers liability and insurance, expenses, notice of certain events, resignation of Aristotle directors, representations and warranties of the parties and amendments to the merger agreement.


Restrictions on Sales of Shares of Aristotle Stock Received by Nasco Holdings (see page 59)


   The shares of Aristotle common stock to be issued to the sole Nasco shareholder, Nasco Holdings, in connection with the merger will be registered under the Securities Act of 1933, as amended, or the Securities Act. Nasco Holdings may not sell its shares of Aristotle common stock acquired in connection with the merger except under limited exceptions under the Securities Act because Nasco Holdings is deemed to be an "affiliate" of Nasco due to its control of Nasco at the time that Nasco consented to the merger. Additionally, any transfer of the shares of Aristotle Series J preferred stock to be issued to Nasco Holdings in connection with the merger will be subject to restrictions.

Stockholders Agreement (see page 59)

   Upon closing of the merger, Aristotle will enter into a stockholders agreement with Geneve and Nasco Holdings in which Geneve and Nasco Holdings agree to vote their shares of Aristotle common stock, which will comprise approximately 90% of Aristotle's outstanding voting stock after the merger, to nominate and elect as directors John J. Crawford, John Lahey and Sharon Oster. This stockholders agreement will terminate on the third anniversary of the closing date of the merger.


Exchange Agreement (see page 60)


   Aristotle and Geneve have entered into an exchange agreement providing that, immediately following the filing of the certificate of merger, Geneve will transfer to Aristotle all shares of Series I preferred stock owned by

Geneve in exchange for the issuance by Aristotle to Geneve of an identical number of newly issued shares of Series J preferred stock.


Operations After the Merger (see page 60)


   As part of the merger, Nasco will be merged with Aristotle. Upon completion of the merger, Aristotle's officers will remain unchanged except that it is contemplated that Steven B. Lapin, Geneve's current President and Chief Operating Officer, will be appointed and act also as Aristotle's President and Chief Operating Officer, and Richard J. Ciurczak, Nasco's current President, will be appointed and act also as Aristotle's Executive Vice President of Business Development. Following the merger, the members of Aristotle's board of directors will be John Crawford, John Lahey, Steven B. Lapin, Donald T. Netter, Edward Netter, Sharon Oster, James G. Tatum and Roy T.K. Thung. Management of new Aristotle subsidiaries to be acquired as a result of the merger with Nasco and the respective membership of the subsidiaries' board of directors will remain unchanged as a result of the merger. Further, at the closing of the merger, Aristotle will change its accounting fiscal year to a calendar accounting fiscal year and will amend its bylaws accordingly.


Comparison of Stockholder Rights (see page 79)


   After the merger, Nasco's sole shareholder will become a stockholder of Aristotle. Its rights as a stockholder of Aristotle will differ from its rights as a shareholder of Nasco. After the merger, as a stockholder of Aristotle, its rights will be governed by Aristotle's amended and restated certificate of incorporation, Aristotle's amended and restated bylaws and the laws of the State of Delaware, rather than by Nasco's articles of incorporation, as amended, Nasco's amended and restated bylaws and the laws of the State of Wisconsin.

                  Proposals for the Aristotle Annual Meeting


Proposal to Approve the Merger Agreement (see page 111)


   The merger will be consummated on the terms and subject to the conditions set forth in the merger agreement. Upon completion of the merger, Nasco will merge with Aristotle. As a result of the merger, the separate corporate existence of Nasco will cease and Aristotle will be the surviving corporation. Accordingly, upon consummation of the merger, all of the property, rights, privileges, powers and franchises of Nasco will vest in Aristotle and all debts, liabilities, obligations, restrictions, disabilities and duties of Nasco will become the debts, liabilities, obligations, restrictions, disabilities and duties of Aristotle, the surviving corporation. The affirmative vote of the holders of (i) at least two-thirds of the shares of Aristotle common stock outstanding on the record date and (ii) a majority of the shares of Aristotle common stock present or represented and voting at the annual meeting, excluding shares held by Geneve, is required to authorize and approve the merger agreement.


Proposal to Amend and Restate Aristotle's Certificate of Incorporation to Change Aristotle's Capitalization (see page 112)



   As a result of the merger, Aristotle will be issuing (1) 15,000,000 shares of common stock and 10,000,000 shares of Series J preferred stock to the sole holder of Nasco common stock, (2) an aggregate of up to 2,400,000 shares of Series I preferred stock (including shares which may be issued upon exercise of options under Aristotle's 1997 Employee and Director Stock Plan) to holders of Aristotle common stock, and (3) up to 1,200,000 shares of Series J preferred stock at the closing of the merger to Geneve in exchange for Geneve's Series I preferred stock under an exchange agreement entered into between Geneve and Aristotle. As a result, Aristotle's certificate of incorporation must be amended to authorize for issuance additional shares of common stock and authorize and set forth the rights, preferences and privileges of the Series I preferred stock and the

Series J preferred stock. The affirmative vote of the holders of at least a majority of the shares of Aristotle common stock outstanding on the record date is required to approve the amendment and restatement of the certificate of incorporation.


Proposal to Amend and Restate Aristotle's Certificate of Incorporation to Provide for Indemnification of Directors, Officers, and Agents (see page 112)





   The amendment and restatement of Aristotle's certificate of incorporation described in connection with the above proposal also contains provisions requiring Aristotle to indemnify its directors, officers and agents and specifying procedures with respect thereto.



Proposal to Further Amend and Restate Aristotle's Certificate of Incorporation (see page 113)


   Following the merger of Aristotle and Nasco, Geneve Corporation will control approximately 90% of Aristotle's voting securities. Therefore, the board of directors believes that certain provisions of Aristotle's certificate of incorporation, which could have the effect of deterring a change of control of Aristotle, will no longer be relevant and should therefore be removed from the certificate of incorporation. This amendment will only take place if the merger is consummated. The affirmative vote of the holders of at least two-thirds of the shares of the common stock outstanding on the record date is required to approve the second amendment and restatement of the certificate of incorporation.


Proposal to Adopt Aristotle's 2002 Stock Plan (see page 113)


   As a result of the merger of Aristotle and Nasco, the board of directors of Aristotle believes that it is in Aristotle's best interest to adopt a new stock plan whereby Aristotle reserves 1,500,000 shares of common stock for issuance in the form of incentive stock options, unqualified stock options or stock grants. The affirmative vote of the holders of a majority of the common stock voted at the annual meeting is required to adopt Aristotle's 2002 Stock Plan, which is attached to this proxy statement-prospectus as Annex D.


Proposal to Elect Three Members of Aristotle's Board of Directors (see page 118)


   Aristotle's amended and restated bylaws and certificate of incorporation provide for a classified board of directors. Aristotle's board of directors currently consists of nine members, divided into three classes. John J. Crawford, Edward Netter and Sharon M. Oster constitute a class with a term which expires at the upcoming annual meeting. Aristotle's board of directors met on September 13, 2001 and nominated Messrs. Crawford and Netter and Ms. Oster as directors whose three-year terms will expire in 2004. The affirmative vote of a plurality of the votes cast for directors by the holders of Aristotle's outstanding common stock present or represented and voting at the annual meeting is required to approve the election of the three directors for three-year terms and until their successors are duly elected and qualified.

                                   Aristotle
                Selected Historical Consolidated Financial Data
            (Amounts in thousands, except share and per share data)

   The following are selected consolidated financial data for Aristotle and The Strouse, Adler Company (now known as S-A Subsidiary) on a consolidated basis for the fiscal years ended June 30, 1997 and 1998 and also includes Simulaids, Inc. for the fiscal years ended June 30, 1999, 2000 and 2001, and Safe Passage International, Inc. for the year ended June 30, 2001. Aristotle acquired Strouse in 1994. Strouse was sold effective June 3, 1998 and as a result is reflected as a discontinued operation for fiscal years 1997 and 1998. The selected consolidated financial data presented below should be read in conjunction with the Consolidated Financial Statements of Aristotle, together with the Notes to Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the annual and quarterly reports of Aristotle which have been incorporated by reference into this proxy statement-prospectus and attached as Annex E and F.

                                                                     1997        1998        1999        2000          2001
                                                                  ----------  ----------  ----------  ----------    ----------
Consolidated statements of operations data:
Net sales........................................................ $       --  $       --  $      966  $    6,887    $    8,147
Costs and expenses:
  Costs of goods sold............................................         --          --         789       3,949         4,176
  Selling, general and administrative............................        649         685       1,250       2,168         3,507
  Goodwill amortization..........................................         --          --          39         228           428
Nonrecurring tax claim contingency fee...........................         --         480          --          --            --
                                                                  ----------  ----------  ----------  ----------    ----------
Operating income (loss)..........................................       (649)     (1,165)     (1,112)        542            36
Other income (expense):
  Investment and interest income.................................        146         151         725         337           354
  Interest expense...............................................         (9)         (5)        (32)       (174)         (115)
  Equity loss in unconsolidated subsidiary.......................         --          --          --          --           (14)
                                                                  ----------  ----------  ----------  ----------    ----------
Income (loss) from continuing operations before income taxes and
 minority interest...............................................       (512)     (1,019)       (419)        705           261
(Provision for) benefit from income taxes (1)....................        (32)      1,182         (89)        (31)          (79)
                                                                  ----------  ----------  ----------  ----------    ----------
Income (loss) from continuing operations before minority interest       (544)        163        (508)        674           182
Minority interest................................................       (175)        (72)         --          --            36
                                                                  ----------  ----------  ----------  ----------    ----------
Income (loss) from continuing operations.........................       (719)         91        (508)        674           218
Discontinued operations:
  Income from operations of Strouse..............................        732         624          --          --            --
  Gain on sale of Strouse........................................         --         873         911          --            --
                                                                  ----------  ----------  ----------  ----------    ----------
Net income.......................................................         13       1,588         403         674           218
Preferred dividends..............................................         --         126         233         439(2)         --
                                                                  ----------  ----------  ----------  ----------    ----------
Net income applicable to common shareholders..................... $       13  $    1,462  $      170  $      235    $      218
                                                                  ==========  ==========  ==========  ==========    ==========
Diluted earnings per common share:
  Continuing operations.......................................... $    (0.65) $    (0.03) $    (0.60) $      .16(2) $      .11
  Discontinued operations........................................       0.66        0.54          --          --            --
  Gain on sale of discontinued operations........................         --        0.75        0.74          --            --
                                                                  ----------  ----------  ----------  ----------    ----------
  Net income..................................................... $     0.01  $     1.26  $     0.14  $      .16    $      .11
                                                                  ==========  ==========  ==========  ==========    ==========
  Weighted average shares........................................  1,100,700   1,151,920   1,226,144   1,506,192     1,921,560
Consolidated balance sheet data:
Working capital.................................................. $    4,551  $    9,764  $    1,817  $    6,809    $    4,732
Total assets.....................................................     20,381      14,582      18,485      15,211        14,908
Long-term debt...................................................      1,670          --         111       1,672           702
Stockholders' equity.............................................      6,511       8,455       8,608      11,947        12,368

(1)Income tax benefit for the year ended June 30, 1998 includes a tax refund received resulting from a tax loss carryback claim.
(2)Subsequent to the issuance of Aristotle's consolidated financial statements, Aristotle determined that the $330 note issued to Geneve Corporation (See
   Note 5 at Annex E) should have been reflected as an additional dividend. Accordingly, the diluted earnings per common share reflects the recognition of such dividend.

                                     Nasco
                Selected Historical Consolidated Financial Data
            (Amounts in thousands, except share and per share data)

   The following are selected financial data for Nasco International, Inc. as of and for each of the fiscal years ended December 31, 1997, 1998, 1999, 2000 and 2001. The financial data is presented from the audited financial statements on a historic basis of accounting and reflect adjustments resulting from the adoption of EITF #00-10, Accounting for Shipping and Handling Fees and Costs for all years presented. The selected financial data presented below should be read in conjunction with the Consolidated Financial Statements of Nasco, together with the Notes to Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy-statement prospectus.

                                              1997      1998      1999      2000      2001
                                            --------  --------  --------  --------  --------
Consolidated statements of operations data:
Net merchandise sales...................... $101,694  $107,587  $118,719  $137,218  $153,905
Other revenues.............................    5,085     5,600     6,097     6,581     8,056
                                            --------  --------  --------  --------  --------
   Total net sales.........................  106,779   113,187   124,816   143,799   161,961
Costs and expenses:
   Costs of goods sold.....................   70,234    73,454    81,200    93,758   105,447
   Selling, general and administrative.....   21,963    24,157    26,538    31,745    36,595
                                            --------  --------  --------  --------  --------
                                              14,582    15,576    17,078    18,296    19,919
   Special charges--American Educational
     Products, Inc. (AMEP).................       --        --        --       786       612
   Goodwill amortization...................       --        --        --       275       455
   Management fees.........................    1,275     1,352     1,434     1,520     1,612
                                            --------  --------  --------  --------  --------
   Earnings from operations................   13,307    14,224    15,644    15,715    17,240
Other expense (income)
   Interest expense, net...................    1,756     1,303       816     2,601     2,864
   Other, net..............................      (88)      (87)     (132)      (70)     (160)
                                            --------  --------  --------  --------  --------
Earnings before income taxes and minority
  interest.................................   11,639    13,008    14,960    13,184    14,536
Provision for income taxes.................   (4,486)   (5,030)   (5,774)   (5,217)   (5,860)
Minority interest..........................       --        --        --       195        99
                                            --------  --------  --------  --------  --------
Net income................................. $  7,153  $  7,978  $  9,186  $  8,162  $  8,775
                                            ========  ========  ========  ========  ========
Weighted average common shares outstanding.      100       100       100       100       100
Basic and diluted earnings per share....... $ 71,530  $ 79,779  $ 91,864  $ 81,619  $ 87,747
Cash dividend per share....................       --        --        --  $250,000  $ 18,000

Consolidated balance sheet data:
Working capital............................ $ 15,479  $ 17,160  $ 20,867  $ 20,283  $ 32,510
Total assets...............................   34,061    36,344    39,648    56,234    67,436
Long-term debt.............................   15,692    10,237     4,837    23,428    36,027
Stockholder's equity.......................    6,506    14,457    23,662     6,816    13,927

         Summary of Unaudited Pro Forma Condensed Combined Information

   The following table summarizes the unaudited pro forma condensed combined information of Aristotle and Nasco for the twelve months ended December 31, 2001, adjusted to give pro forma effect of the Aristotle acquisition as if the transaction had occurred at the beginning of the period presented.

   The transaction will be accounted for as a reverse acquisition using the purchase method of accounting under generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission. The unaudited pro forma condensed combined statement of operations give effect to the merger of Aristotle and Nasco by combining the results of operations of both Aristotle and Nasco for the twelve months ended December 31, 2001, as if the merger transaction had occurred at the beginning of the period presented. The unaudited pro forma condensed combined balance sheet presents the combined financial position of Aristotle and Nasco as of December 31, 2001, assuming the merger had occurred on that date.

   The summary unaudited pro forma condensed combined information is not necessarily indicative of the results of operations or financial position that Aristotle would have reported if the merger actually occurred on the dates indicated, nor is the information necessarily indicative of the future operating results or financial position of the combined company.

   We derived the summary of unaudited pro forma condensed combined information from the unaudited pro forma financial data and related notes included elsewhere in this proxy statement-prospectus, which you should read in their entirety.

                                                                       Twelve Months
                                                                           Ended
                                                                     December 31, 2001
                                                                     -----------------
                                                                      (in thousands,
                                                                     except per share
                                                                           data)
Pro Forma Unaudited Condensed Combined Statement of Operations Data:
Net sales...........................................................     $170,871
Operating costs and expenses........................................      151,794
Net income available to common shareholders.........................        1,380
Net income per basic and diluted share..............................     $   0.08
Pro Forma Unaudited Condensed Combined Balance Sheet Data:
(at December 31, 2001)
Cash and cash equivalents...........................................     $  8,884
Working capital.....................................................       42,603
Total assets........................................................      105,836
Stockholders' equity................................................       48,736

--------
Note: The gain of $20,137 resulting from the generation of negative goodwill is not reflected in the pro forma statement of operations because it is considered extraordinary.

                  Unaudited Comparative Per Share Information

   The following table summarizes the per-share information for Aristotle and Nasco on a historical and pro forma combined basis. You should read this information in conjunction with Aristotle's historical audited consolidated financial statements and related notes that are contained in Aristotle's annual and unaudited quarterly reports attached to this proxy statement-prospectus as Annex E and F, respectively, and Nasco's historical audited consolidated financial statements and related notes that are included elsewhere in this proxy statement-prospectus and the unaudited pro forma combined financial information and related notes that are included elsewhere in this proxy statement-prospectus. The Nasco pro forma per share equivalent data converts the per share pro forma combined data to a basis consistent with the Nasco capital structure assuming an exchange ratio of 150,000 to 1. The pro forma per share data is not necessarily indicative of the results that would have occurred if the merger had been completed on the dates indicated or the results that will occur after the merger.

                                                       Year Ended
                                                    December 31, 2001
                                                    -----------------
           Aristotle Historical
           Basic Net Income Per Common Share.......     $    .25
           Diluted Net Income Per Common Share.....          .25
           Cash Dividends Declared Per Common Share           --
           Book Value Per Common Share.............         6.85
           Nasco Historical
           Basic Net Income Per Common Share.......     $ 87,747
           Diluted Net Income Per Common Share.....       87,747
           Cash Dividends Declared Per Common Share       18,000
           Book Value Per Common Share.............      139,268

                                                        Year Ended
                                                     December 31, 2001
                                                     -----------------
          Aristotle and Nasco Pro Forma Combined
          Basic Net Income Per Common Share.........          $   .08
          Diluted Net Income Per Common Share.......              .08
          Cash Dividends Declared Per Common Share..               --
          Cash Dividend Per Series I Preferred Share              .66
          Cash Dividend Per Series J Preferred Share              .72
          Book Value Per Common Share...............           (1.34)
          Book Value Per Series I Preferred Share...             6.00
          Book Value Per Series J Preferred Share...        6.00/(1)/
          Equivalent Nasco Pro Forma Combined
          Basic Net Income Per Common Share.........       $   12,226
          Diluted Net Income Per Common Share.......           12,193
          Cash Dividends Declared Per Common Share..               --
          Book Value Per Common Share...............        (201,148)

/(1)/The book value per share is calculated before the provision for the estimated future cost of registering the Series J preferred stock.

   Aristotle has not declared or paid any cash dividends on its common stock for over ten years. Aristotle does not expect to pay cash dividends on its common stock in the foreseeable future.

   The gain of $20,137 resulting from the generation of negative goodwill is not included in the pro forma net income per share because it is considered extraordinary.

                                 RISK FACTORS


   In addition to the other information contained in or incorporated by reference into this proxy statement-prospectus, you should carefully consider the following risk factors, which Aristotle believes comprise all material risks of the merger, in deciding how to vote on the merger agreement. See "Where You Can Find More Information" on page 120.


                         Risks Relating to the Merger

Geneve Corporation will beneficially own approximately 90% of the voting stock of, and will have voting control over, Aristotle.

   Stockholders of Aristotle other than Geneve currently own approximately 49% of the outstanding common stock of Aristotle. After the completion of the merger, the dividend of the Series I preferred stock and the exchange provided for in the exchange agreement, stockholders of Aristotle other than Geneve will own approximately 10% of the outstanding voting power of Aristotle. Accordingly, stockholders of Aristotle other than Geneve will have no ability to determine the outcome of any corporate actions requiring stockholder approval, including the election of directors, the merger of Aristotle with or into Geneve or another company, a sale of substantially all of Aristotle's assets, the issuance of additional shares of Aristotle capital stock or amendments to Aristotle's certificate of incorporation.

Aristotle's business may be affected by factors different from those currently affecting its business.

   The current business of Aristotle will represent only a small portion of Aristotle's business after the merger. Aristotle's business differs in some respects from that of Nasco, and, therefore, Aristotle's results of operations, as well as the price of Aristotle's common stock after the merger, may be affected by factors different from those affecting its current results of operations and the value of its stock. For instance, since the combined company will have a larger share of the education supply market, Aristotle may be more susceptible to the financial fluctuations of this market. For a discussion of Nasco's and Aristotle's business and specified factors to consider in connection with its business, see also the sections of this proxy statement-prospectus entitled "Information Concerning Aristotle--Business", "Information Concerning Nasco--Business" and Aristotle's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 and Aristotle's Quarterly Report on Form 10-Q for the quarter period ended December 31, 2001, which are attached as Annex E and Annex F, respectively, to this proxy statement-prospectus.

Although Aristotle and Nasco expect that the merger will result in benefits, those benefits may not be realized.

   Aristotle and Nasco entered into the merger agreement with the expectation that the merger will result in benefits. For example, the boards of directors of both Aristotle and Nasco believe that combining the strengths of Aristotle and Nasco could produce one of the largest and financially strongest publicly traded companies in the fragmented field of supplying the kindergarten through twelfth grades school and health education markets, as well as the agricultural, farm and ranch product marketplace. It is possible that some or all of these benefits may not be realized by Aristotle after the merger.

Concentration of share ownership after the merger could prevent an active market for Aristotle common stock.

   Although Aristotle common stock will continue to be publicly traded on the Nasdaq SmallCap Market after the merger, the initial relative size of Aristotle and the initial small percentage of its outstanding common stock that will be publicly traded could prevent an active market for Aristotle's common stock. If there is not an active market for the common stock, it may be difficult to sell shares of common stock, which could lower the price of the shares.

Geneve will be able to acquire the remaining outstanding shares of Aristotle without a stockholder vote.

   Because Geneve will own over 90% of the voting power of Aristotle following the merger, it will be able to acquire Aristotle through a "short form" merger provided for under Delaware law in which the only required approval is that of the Geneve board of directors. Although Geneve would have a fiduciary duty of fairness and good faith to the non-Geneve Aristotle stockholders, and Aristotle stockholders would have appraisal rights with respect to their Aristotle shares, there can be no assurance that such a merger would provide adequate consideration to non-Geneve stockholders of Aristotle.

Failure to complete the merger could negatively impact Aristotle's stock price and future business and operations.

   The merger agreement contains conditions that, if not satisfied or waived, would result in the merger not occurring, even though Aristotle and Nasco stockholders may have approved it. If the merger is not completed for any reason, Aristotle may be subject to a number of material risks, including the following:

    . the price of Aristotle common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed;

    . expenses related to the merger, such as legal and accounting fees and expenses and the financial advisor fees (which Aristotle estimates will be approximately $1 million), must be paid even if the merger is not completed; and

    . costs and management's time associated with the integration of Nasco's operations, technology, development programs, products, services, clients and personnel, including combining teams and processes in various functional areas, as well as fees and expenses of professionals and consultants involved in completing the integration process must be paid even if the merger is not completed.

   While the merger agreement is in effect, Aristotle is prohibited, with limited exceptions, from soliciting, initiating or knowingly encouraging or entering into transactions such as a merger, sale of assets or other business combination, with any party other than Nasco.

Aristotle will assume Nasco's accumulated long-term debt of approximately $44,000,000; any material adverse effect on Aristotle's operating results would have a negative effect on Aristotle's ability to repay this long-term debt.

   Nasco has credit agreements under which it has long-term debt of approximately $44,000,000 as of March 31, 2002, which will be assumed and become an obligation of Aristotle upon completion of the merger. Nasco's long-term debt credit agreement requires principal reductions of approximately $8,000,000 in 2002, and approximately $9,000,000 in each of years 2003 through 2006. This debt carries a variable rate of interest that is based on LIBOR rates and is adjusted from time to time within a one to six month term. At less than 5% per annum, the variable interest rates are currently favorable, and considerably less than interest rates one year ago. Aristotle cannot provide assurance that these interest rates will continue to be favorable, or that no event, economic or political, will occur that would substantially increase the interest rates during future periods containing this amount of debt. The credit agreement currently has a committed LIBOR rate of interest, including applicable margins, of less than 5% which is effective until October 2002. Although Aristotle believes that the combined company will have sufficient financial resources to meet its projected cash requirements for at least 12 months after the merger, Aristotle's ability to repay its debt obligations depends upon its future earnings performance.

                 Risks Related to the Series I Preferred Stock

An active public market for the Series I preferred stock may not develop.

   Although the shares of Series I preferred stock to be issued to Aristotle stockholders, other than Geneve, prior to the merger will be listed on the Nasdaq SmallCap Market, the Series I preferred stock has not previously been publicly traded, Aristotle common stock has historically had a low trading volume, and preferred stocks generally do not trade as actively as common stock and it is possible that, for reasons outside of Aristotle's control, an active public market for the shares will not develop or be maintained. If there is not an active market for the Series I preferred stock, it may be difficult to sell shares of Series I preferred stock, which could lower the price of the shares.

Aristotle may not pay dividends on the Series I preferred stock.


   Each share of Series I preferred stock will accrue cumulative dividends at the rate of 11% per share, based on the $6.00 stated value of the Series I preferred stock and it is the current intent of Aristotle's board of directors to declare such dividends. However, the payment of this dividend will be subject to the discretion of the board of directors of Aristotle, which will have no obligation to declare or pay the dividend. While no dividends may be paid with respect to Aristotle common stock or Series J preferred stock until dividends are paid with respect to the Series I preferred stock, there can be no assurance that any cash dividend payments will be made to holders of Series I preferred stock.


Conversion of the Series I preferred stock may not compensate for non-payment of dividends or lack of liquidity.

   Although each share of Series I preferred stock and any accrued but unpaid dividends may be converted into shares of Aristotle common stock, the market price of Aristotle common stock when the Series I preferred stock is convertible may not be sufficient for such conversion to adequately compensate for Aristotle's failure to pay accrued dividends. Moreover, there can be no assurance that the market for Aristotle common stock at the time of conversion will have sufficient trading volume so as to provide liquidity for holders of Series I preferred stock.

 Risks Related to the Business, Industry and Strategy of the Combined Company

If Aristotle fails to retain key personnel and hire, train and retain qualified employees, Aristotle may not be able to compete effectively, which could result in reduced revenues.

   The performance of Aristotle is substantially dependent on the services and performance of its senior management and other key personnel. After the merger, Aristotle's performance will depend upon its ability to retain officers and key employees currently employed by Nasco. The loss of the services of, and the failure to promptly replace, any of Aristotle's or Nasco's executive officers or other key employees, as well as Aristotle's inability to attract and retain qualified personnel, could have a negative effect on the business, prospects, financial condition and results of operations of Aristotle. Competition for qualified personnel is intense, and there can be no assurance that Aristotle will be able to successfully attract, integrate or retain sufficiently qualified personnel.

If Aristotle competitors are successful in developing, manufacturing and selling competitive products, Aristotle's results could suffer.

   Aristotle and Nasco operate in highly competitive and fragmented markets, including the retail and e-commerce markets. Businesses that compete with Aristotle are likely to continue expansion of their product offerings that may erode Aristotle's gross margins. The broad range of product lines to be offered by Aristotle and Nasco after the merger is unique to the market as few competitors offer the depth of subject matter in their product mix. However, each of Aristotle's and Nasco's catalogs competes against a unique list of businesses that specialize in limited numbers of curriculum subjects. Some competitors may be able to commit greater resources to product development, invest greater amounts on capital equipment and marketing plans, or offer more aggressive discounts for its products or services. In this fragmented market, competitors may further merge and consolidate, increasing market competition. Any of these competitive pressures could have a negative effect on Aristotle's operating results.

If Aristotle is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, Aristotle's business, prospects, financial condition and results of operations would be materially adversely affected.

   Aristotle's success depends on its ability to enhance existing products and services, develop new products, services and technologies that address the increasingly sophisticated and varied needs of customers and its ability to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. If Aristotle is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, Aristotle's business, prospects, financial condition and results of operations would be negatively affected.

Aristotle expects its results of operation to fluctuate from quarter to quarter and the price of its common and preferred stock could fall if quarterly results are lower than the expectations of securities analysts.

   Each of Aristotle's and Nasco's revenues and results of operations have fluctuated in the past, and Aristotle's revenues and results of operations may vary from quarter to quarter in the future. If quarterly results fall below the expectations of securities analysts, the price of Aristotle's common stock and/or preferred stock could fall. A number of factors, many of which are outside of Aristotle's control, may cause variations in its results of operations including:

    . fluctuations in the demand for educational and health care materials and supplies;

    . seasonality of sales typically experienced by educational supply retailers;

    .  changes in the level of traffic on Aristotle's subsidiaries' web sites;
       and

    . fluctuations in sales and marketing expenses and technology infrastructure costs.

   A substantial portion of Aristotle's operating expenses is and will be related to sales and marketing, product development, technology and infrastructure, which expenses cannot be adjusted quickly and are therefore relatively fixed in the short term. Aristotle's operating expense levels are based in significant part on its expectations of future revenues on a quarterly basis. As a result, if revenues for a particular quarter are below expectations, Aristotle may not be able to reduce operating expenses proportionately for that quarter; this revenue shortfall would have a negative effect on Aristotle's operating results and cash flow for that quarter, which would likely have a negative impact on the price of Aristotle's common stock. In addition, Aristotle expects that it will experience seasonality in its business, reflecting traditional retail seasonality patterns. For instance, sales in the educational material industry are traditionally higher in the third calendar quarter of each year than in the other three quarters, amounting to as much as 35% of sales from the educational segment for the total fiscal year, and 28% of total sales for the fiscal year.

Aristotle's stock price may fluctuate based on factors beyond its control.

   Market prices for securities of companies comparable to Aristotle are highly volatile. Within the twelve months ended December 31, 2001, Aristotle common stock traded between $3.65 and $9.00. The market for Aristotle common stock has from time to time experienced significant price and volume fluctuations that are unrelated to Aristotle's operating performance. Further, the Series I preferred stock will be subject to price and volume fluctuations due to the factors listed above.

Certain factors may affect Aristotle's ability to fully utilize its tax loss carry forwards.

   Aristotle believes that its tax loss carryforwards will be available to offset future taxable income, and that Aristotle's stockholders have, as a result of the terms of the merger, benefited, and will continue to benefit, from its tax loss carryforwards. In that regard, and based upon projected future operating results of the combined companies in the merger, tax loss carryforwards of $87,800,000 are expected to be utilized to offset federal taxable income through 2006 and a portion of 2007. Accordingly, a deferred tax asset of $30,700,000, reflecting a 35% federal tax rate, has been recognized as an asset when recording the fair market value of the assets and liabilities acquired in the merger. Aristotle has calculated that, as at December 31, 2001, it had tax loss carryforwards of approximately $123,000,000, the substantial portion of which expire in 2006; however, events may limit the use of all or a portion of Aristotle's tax loss carryforwards, thus potentially resulting in a higher tax liability for Aristotle in the future.

                              THE ANNUAL MEETING

Proxy Statement-Prospectus

   This proxy statement-prospectus is being furnished to stockholders of Aristotle in connection with the solicitation of proxies by the Aristotle board of directors relating to the proposed merger of Aristotle and Nasco and other matters connected with Aristotle's annual meeting. The Aristotle board of directors will use the proxies at the annual meeting to be held on and at the date, time and place set forth below.


   This proxy statement-prospectus is first being furnished to stockholders of Aristotle on or about May 24, 2002.


Date, Time and Place of the Annual Meeting


   The annual meeting is scheduled to be held at the New Haven Lawn Club, 193 Whitney Avenue, New Haven, Connecticut 06511, at 3:30 p.m. local time on June 17, 2002.


Purposes of the Annual Meeting

   The annual meeting of Aristotle is being held so that stockholders of Aristotle may consider and vote upon:

    .  a proposal to approve the merger agreement;


    . a proposal to amend and restate the certificate of incorporation of Aristotle to change the authorized capital stock;


    . a proposal to include, as part of that amendment and restatement of Aristotle's certificate of incorporation, provisions requiring Aristotle to indemnify its directors, officers and agents and specifying procedures with respect thereto;

    . a proposal to further amend and restate Aristotle's certificate of incorporation in order to effect certain corporate governance changes;

    .  a proposal to approve and adopt Aristotle's 2002 Stock Plan; and

    . a proposal to elect three directors for three-year terms and until their successors are duly elected and qualified.



   At the annual meeting, stockholders of Aristotle will also consider and transact any other business that properly comes before the annual meeting or any adjournment or postponement of the annual meeting.

Stockholder Record Date for the Annual Meeting


   Aristotle's board of directors has fixed the close of business on May 23, 2002 as the record date for determination of Aristotle's stockholders entitled to notice of and to vote at the annual meeting. On the record date, there were shares of Aristotle common stock outstanding, held by approximately holders of record.


Votes Required at the Annual Meeting

   The holders of at least one-third of the shares of Aristotle common stock outstanding on the record date must be represented, either in person or by proxy, to constitute a quorum at the Aristotle annual meeting. Abstentions and broker non-votes will each be included in determining whether a quorum is present.



   The affirmative vote of the holders of at least (i) two-thirds of the shares of Aristotle common stock outstanding on the record date and (ii) a majority of the shares of Aristotle common stock present or represented and voting at the annual meeting, excluding shares held by Geneve Corporation, is required to approve the merger agreement.

   The affirmative vote of the holders of at least a majority of the shares of Aristotle common stock outstanding on the record date is required to approve each of the proposals relating to the amendment and restatement of the certificate of incorporation of Aristotle prior to the merger which authorize additional capital stock so that the merger can be completed (the first of these proposals) and provide for indemnification of Aristotle's officers, directors and agents (the second of these proposals).


   The affirmative vote of the holders of at least two-thirds of the shares of Aristotle common stock outstanding on the record date is required to approve the second amendment and restatement of the certificate of incorporation of Aristotle in order to effect certain corporate governance changes.

   The affirmative vote of the holders of at least a majority of the shares of Aristotle common stock present or represented and voting at the annual meeting is required to approve the adoption of Aristotle's 2002 Stock Plan.

   The affirmative vote of a plurality of the votes cast for directors by the holders of the outstanding common stock present or represented and voting at the annual meeting is required to elect the three directors for three-year terms and until their successors are duly elected and qualified.

   At the Aristotle annual meeting, each share of Aristotle common stock is entitled to one vote on all matters properly submitted to the Aristotle stockholders at the annual meeting. As of May 1, 2002, Geneve, directors and executive officers of Aristotle and their affiliates owned approximately 60% of all outstanding shares of Aristotle common stock entitled to vote at the annual meeting, of which approximately 51% was held by Geneve and approximately 9% was held by all other directors, executive officers and their affiliates.

Proxies


   All shares of Aristotle common stock represented by properly executed proxies or voting instructions received before or at the Aristotle annual meeting will, unless the proxies or voting instructions are revoked, be voted as indicated in the instructions on those proxies or voting instructions. If no instructions are indicated on a properly executed proxy card, the shares will be voted FOR the two proposals relating to amendment to the certificate of incorporation prior to the merger, FOR the approval and adoption of the merger agreement, FOR the amendment to the certificate of incorporation following the merger, FOR the approval and adoption of Aristotle's 2002 Stock Plan and FOR the election of the three nominees for director. You are urged to mark the boxes on the proxy card to indicate how to vote your shares.



   If you hold your shares of Aristotle common stock through a brokerage firm or bank, they may only vote your Aristotle common stock with respect to the proposals to approve and adopt the merger agreement, to approve the amendment to the certificate of incorporation and to adopt Aristotle's 2002 Stock Plan in accordance with your instructions. If the broker does not timely receive your instructions, it may not vote your Aristotle common stock with respect to these proposals. Because (i) the approval and adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the shares of Aristotle outstanding common stock as of the record date and a majority of the shares of Aristotle common stock present or represented and voting at the annual meeting, excluding shares beneficially held by Geneve,
(ii) amendment and restatement of Aristotle's certificate of incorporation prior to the merger requires the affirmative vote of the holders of at least a majority of the shares of Aristotle's common stock outstanding on the record date and (iii) amendment and restatement of Aristotle's certficate of incorporation after the merger requires the affirmative vote of at least two-thirds of the shares of Aristotle's common stock outstanding on the record date, broker non-votes, as well as abstentions and failures to vote, will have the same effect as a vote against approval and adoption of the merger agreement and the amendments to Aristotle's certificate of incorporation. Broker non-votes, as well as abstentions and failures to vote, will have no effect on the proposal to adopt Aristotle's 2002 Stock Plan.


   With respect to the proposal to elect three directors for three-year terms, your broker will have discretion to vote your shares even if you do not provide instructions. Abstentions and failures to vote will have no effect on the proposal to elect three directors for three-year terms.

   Aristotle does not expect that any matter other than the approval of the merger agreement, the approval of the amendment to the certificate of incorporation, the approval to adopt Aristotle's 2002 Stock Plan and the approval to elect three directors for three-year terms will be brought before the Aristotle annual meeting. If, however, other matters are properly presented, the persons named as proxies will vote based on their judgment with respect to those matters, unless authority to do so is withheld on the proxy card.

Revocation of Proxies

   A stockholder of record may revoke his or her proxy at any time before it is voted by:

    . notifying in writing the Secretary of The Aristotle Corporation at 27 Elm Street, New Haven, Connecticut 06511, stating that you would like to revoke your proxy;

    .  completing and submitting a subsequently dated proxy; or

    . appearing in person and voting at the annual meeting if you are a holder of record.

   If your shares are held in an account at a brokerage firm or bank, you must follow the directions received from your broker to revoke your vote or to vote at the annual meeting. Attendance at the annual meeting will not in and of itself constitute revocation of a proxy. If you choose either the first or second method, you must submit your notice of revocation or your new proxy card to Aristotle's Secretary at the address indicated prior to the date of the annual meeting.

Solicitation of Proxies

   Aristotle will pay the expenses incurred in connection with the printing and mailing of this proxy statement-prospectus. Aristotle will also request banks, brokers and other intermediaries holding shares of Aristotle common stock beneficially owned by others to send this proxy statement-prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram, and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Aristotle. No additional compensation will be paid to directors, officers or employees for the solicitation.

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

                     MARKET PRICE AND DIVIDEND INFORMATION

Market Price Information

   Aristotle common stock has traded on the Nasdaq SmallCap Market under the symbol "ARTL" since April 15, 1993.

   The table below sets forth, for the periods indicated, the reported high and low sale prices of Aristotle common stock on the Nasdaq SmallCap Market. Because there is no established trading market for shares of Aristotle's Series I and Series J preferred stock or Nasco's common stock, information with respect to the market prices of Aristotle's preferred stock and Nasco's common stock have been omitted.

                                                    MARKET PRICE
                                                    ------------
                                                     HIGH   LOW
                                                     ----   ---
               FISCAL YEAR 2002
                  Quarter ended March 31, 2002..... $9.360 $7.000
                  Quarter ended December 31, 2001..  8.000  4.990
                  Quarter ended September 30, 2001.  7.790  3.650
               FISCAL YEAR 2001:
                  Quarter ended June 30, 2001......  9.000  5.510
                  Quarter ended March 31, 2001.....  6.625  5.250
                  Quarter ended December 31, 2000..  7.625  5.000
                  Quarter ended September 30, 2000.  7.250  4.875
               FISCAL YEAR 2000:
                  Quarter ended June 30, 2000......  9.625  3.500
                  Quarter ended March 31, 2000.....  5.438  3.000
                  Quarter ended December 31, 1999..  5.500  3.750
                  Quarter ended September 30, 1999.  6.500  5.000

   On November 27, 2001, the last full trading day prior to the public announcement of the proposed merger, the last reported sales price of Aristotle common stock on the Nasdaq SmallCap Market was $6.40 per share.

   On       , 2002, the most recent practicable date prior to the printing of
this proxy statement-prospectus, Aristotle had        stockholders of record
and the last reported sales price of Aristotle common stock on the Nasdaq
SmallCap Market was $       per share. There were no outstanding shares of
Aristotle's Series I preferred stock and Series J preferred stock.

   Because the market price of Aristotle common stock may fluctuate, the market price per share of the shares of Aristotle common stock that the sole holder of Nasco common stock will receive in the merger may increase or decrease prior to the merger.

   Aristotle stockholders are urged to obtain a current market quotation for Aristotle common stock.

Dividend Information

  Aristotle

   Aristotle has not declared or paid any cash dividends on its common stock for over ten years. In the future, any cash dividends are subject to the discretion of the Aristotle board of directors and will be affected in part by future financial performance, available cash and restrictions on cash dividends as set forth in credit agreements which have been entered into by Nasco. Under Aristotle's proposed amended and restated certificate of incorporation, unless all cumulative dividends on shares of Aristotle's Series I preferred stock and Series J preferred stock have been paid in cash or declared in full and cash sums set apart to pay those dividends, Aristotle may not pay or declare any dividend or make any other distribution, to holders of common stock or any other stock junior to the Series I preferred stock or Series J preferred stock.

   Each holder of Aristotle Series I preferred stock will be entitled to receive, when and as declared by the board of directors, but only out of funds that are legally available, cash dividends at a cumulative rate of 11% per year on each share of Series I preferred stock. These dividends will accrue daily on each share of Series I preferred stock, whether or not earned or declared. The dividends are cumulative and are payable on March 31 and September 30 of each year, if declared by the board of directors. If Aristotle pays in cash any dividend on the Series J preferred stock, or declares any dividends on the Series J preferred stock and sets apart cash sums to pay those dividends, it will also pay or declare dividends on the Series I preferred stock representing a percentage of cumulated Series I dividends that is equal to the percentage of cumulated Series J dividends that is represented by the dividends paid or declared on the Series J preferred stock.

   Each holder of Aristotle Series J preferred stock will be entitled to receive, when and as declared by the board of directors, but only out of funds that are legally available, cash dividends at a cumulative rate of 12% per year on each share of Series J preferred stock. These dividends will accrue daily on each share of Series J preferred stock, whether or not earned or declared. These dividends are cumulative, and are payable on March 31 and September 30 of each year, if declared by the board of directors. If Aristotle pays in cash any dividend on the Series I preferred stock, or declares any dividends on the Series I preferred stock and sets apart cash sums to pay those dividends, it will also pay or declare dividends on the Series J preferred stock representing a percentage of cumulated Series J dividends that is equal to the percentage of cumulated Series I dividends that is represented by the dividends paid or declared on the Series I preferred stock.

  Nasco

   Nasco distributed to its sole shareholder, Nasco Holdings, a cash dividend of $25 million in the first quarter of 2000 and a cash dividend of $1.8 million to Nasco Holdings in the last quarter of 2001. Nasco's credit agreements restrict dividend payments by Nasco to shareholders in 2002 and any subsequent year through 2006 to amounts up to 50% of excess cash flow, which is an amount equal to Nasco's and its subsidiaries' net income, income tax expense, depreciation and amortization cost, decreases in working capital and non-cash charges less any amounts repaid under the credit agreements, capital expenditures, income taxes paid and increases in working capital, for the preceding year.

                                  THE MERGER


   This section of this proxy statement-prospectus describes material aspects of the proposed merger, including the merger agreement. While Aristotle believes that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire proxy statement-prospectus, the merger agreement attached as Annex A, which is incorporated by reference into this proxy statement prospectus, Aristotle's amended and restated certificate of incorporation attached as Annex B, the fairness opinion of Duff & Phelps, LLC attached as Annex C and the other documents Aristotle refers to carefully for a more complete understanding of the merger. In addition, Aristotle incorporates important business and financial information about it into this proxy statement-prospectus by reference. You may obtain the information incorporated by reference into this proxy statement-prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" that begins on page 120 of this proxy statement-prospectus.


Structure of the Merger and Conversion of Nasco Stock

   At the effective time of the merger, Nasco, a privately-held indirect subsidiary of Geneve, will merge with Aristotle. As a result of this merger, the separate corporate existence of Nasco will cease and Aristotle will be the surviving corporation. Accordingly, upon consummation of the merger, all of the property, rights, privileges, powers and franchises of Nasco will vest in Aristotle and all debts, liabilities, obligations, restrictions, disabilities and duties of Nasco shall become the debts, liabilities, obligations, restrictions, disabilities and duties of Aristotle, the surviving corporation. Although Aristotle will be the surviving corporation and continue to be publicly held, Nasco is substantially larger and financially stronger than Aristotle. For example, Aristotle's annual revenues are approximately 5% of Nasco's annual revenues. As a result, Nasco's current business will constitute most of Aristotle's business after the merger.


   As consideration for the merger, the sole shareholder of Nasco will receive 15,000,000 shares of Aristotle common stock and 10,000,000 shares of Aristotle Series J $6.00 non-voting cumulative 12% preferred stock, par value $0.01 per share. The board of directors of Aristotle has declared a dividend contingent upon the consummation of the merger and payable on the date of the closing of the merger so that each holder of Aristotle common stock on June 10, 2002 will receive one share of Aristotle Series I $6.00 convertible voting cumulative 11% preferred stock, par value $0.01 per share. Aristotle's Series I preferred stock will have a stated value of $6.00 per share and will accrue dividends at an annual rate of 11%. For a three month period beginning on the fifth anniversary of the merger, the Series I preferred stock will be convertible into one-half share of Aristotle common stock per share of preferred stock, subject to adjustment. Aristotle and Geneve, Nasco's indirect parent, have entered into an exchange agreement providing that immediately after the merger, Geneve will exchange its shares of Series I preferred stock for an identical number of Series J preferred stock. As a result of these actions, Geneve, which currently owns approximately 51% of Aristotle's outstanding common stock, will be the beneficial owner of approximately 90% of Aristotle's voting stock after the merger.


   Following the merger, each option to purchase one share of Aristotle common stock under Aristotle's 1997 Employee and Director Stock Plan will become exercisable into one share of Aristotle common stock and one share of Aristotle Series I preferred stock. Upon the effective date of the merger, Aristotle's 1986 Stock Option Plan will terminate and the outstanding options under this plan will become null and void. All holders of options to purchase Aristotle common stock under the 1986 Stock Option Plan may exercise their respective options prior to the effective date of the merger and will thereafter receive the dividends to be declared by Aristotle's board of directors issuing one share of Aristotle's Series I preferred stock for each share of common stock held as of the record date.

   The number of shares of Aristotle common stock and Series J preferred stock issuable to Nasco's sole shareholder in the merger will be proportionately adjusted for any stock split, stock dividend or similar event with respect to the Aristotle common stock, Aristotle preferred stock or Nasco common stock effected between the date of the merger agreement and the date of completion of the merger.

Background of the Merger

   One of the strategic goals of Aristotle management and the Aristotle board of directors has been to increase Aristotle's size through acquisitions of profitable businesses with seasoned management teams in place. Since the acquisition by Aristotle of Simulaids and Safe Passage, Aristotle management and the Aristotle board of directors have considered various strategic opportunities to sustain the momentum of these acquisitions and increase Aristotle's growth rate in the educational products and services industry. From time to time, Aristotle has explored various alternatives and engaged in preliminary discussions with a number of complementary companies.

   Nasco's strategy has been to acquire or combine with companies in the school and health education markets. Aristotle's subsidiary, Simulaids, specifically complements Nasco's medical education teaching aids product line.


   Geneve, Nasco's beneficial owner, has been an Aristotle stockholder since 1994. In 1998, Geneve made a direct investment of $2,250,000 in Aristotle in the form of convertible preferred stock which was later converted to Aristotle common stock. In conjunction with the 1998 transaction, Edward Netter, the Chairman and Chief Executive Officer of Geneve, and Steven B. Lapin, the President and Chief Operating Officer of Geneve, became members of the Aristotle board of directors. Geneve currently owns approximately 51% of Aristotle's outstanding common stock. For a more detailed description of Geneve's relationship with Aristotle, see "Relationship between Aristotle and Nasco and its Affiliates" beginning on page 65 of this proxy statement-prospectus.


   At a meeting of the Aristotle board of directors held on July 12, 2001, John
J. Crawford, Aristotle's Chairman and Chief Executive Officer, reported to the Aristotle board that he and Mr. Lapin had recently discussed the possibility of a business combination between Aristotle and Nasco. Mr. Netter and Mr. Lapin then recused themselves from the meeting, and from that date forward recused themselves from all discussions and votes by the board of directors of Aristotle concerning any proposed transaction with Nasco. Mr. Crawford then informed the Aristotle board that his conversation with Mr. Lapin covered three principal points: (1) a combination of Nasco and Simulaids would probably provide savings through operating and marketing synergies; (2) any combination should recognize the importance of not jeopardizing the ability of Aristotle to utilize its net operating carryforwards against future income; and (3) any combination should be in the form of a stock for stock transaction with Aristotle, as the public company, being the surviving legal corporation. Each of these points was eventually incorporated into the final agreement between the parties. Mr. Crawford reported to the board that no financial terms had been discussed with Mr. Lapin pending a determination by the board to proceed with negotiations. The board of Aristotle discussed the possible merits of a business combination with Nasco, and then authorized senior management of Aristotle and two members of the Aristotle board, Daniel J. Miglio and Sharon
M. Oster, to engage in further discussions with Geneve and Nasco senior management regarding a possible transaction. Later that day, Mr. Crawford and Paul M. McDonald, Chief Financial Officer of Aristotle, communicated to Messrs. Netter and Lapin the Aristotle board's willingness to consider a business combination transaction. Messrs. Netter and Lapin indicated that Geneve would prepare a proposal for consideration.

   Over the next several weeks, representatives of Aristotle's management exchanged financial and operational information with Nasco's management and began an internal analysis of the potential transaction, including an analysis of the synergies created by the combination and the potential impact of the transaction on Aristotle's financial results and stockholder value.

   On August 9, 2001, Messrs. Crawford, McDonald and Miglio and Ms. Oster met in New Haven, Connecticut with Messrs. Netter and Lapin to further discuss a possible combination, each noting the complementary strengths of the businesses of the two companies. At the conclusion of the meeting, Messrs. Netter and Lapin presented orally a preliminary proposal outlining possible terms of a merger between Aristotle and Nasco. The proposed terms included a stock for stock merger between Nasco and Aristotle with Aristotle as the surviving legal corporation. Geneve would receive eighteen million shares of Aristotle Common Stock, and ten million shares of Aristotle preferred stock valued at $6.00 per share with an annual dividend yield of 11.75% in exchange for 100% of the common stock of Nasco. In addition, Aristotle would recapitalize the company by declaring a dividend of one share of preferred stock for each share of common stock owned. The preferred stock to be received as a dividend would be worth $6.00 per share and have an annual dividend yield of 11.75%. The Aristotle negotiating team valued the Geneve proposal to be worth between $9.30 and $9.85 per share of Aristotle common stock, which was based on a preliminary internal estimate of the pre-tax earnings per share of the combined companies of $0.55 and an estimated earnings per share multiple in the public markets of six to seven, which yielded a value of $3.30 to $3.85, combined with the Series I preferred stock value of $6.00 per share. The attendees then agreed to meet again and continue their discussions.



   On August 31, 2001, Ms. Oster and Messrs. Crawford, McDonald, Netter, Lapin and Miglio met at Geneve's offices in Stamford, Connecticut, at which time the Aristotle representatives proposed alternative terms and conditions for a merger transaction. The Aristotle team expressed its belief that each share of Aristotle common stock should be worth $13 to $14 based upon an estimated liquidation value of Aristotle of $8.00 per share and an estimated present value that Aristotle's tax loss carryforwards would bring to the combined companies of $5.50 per share. Messrs. Lapin and Netter disagreed with that valuation, but modified Geneve's original proposal to lower the eighteen million shares of Aristotle common stock to be received as a portion of the merger consideration to sixteen million shares. The Aristotle team believed that this change increased the upper value of Geneve's proposal to approximately $10.25 per share, because the reduction in merger consideration which would result in fewer shares outstanding after the merger resulted in an estimated earnings per share of $0.61 for the combined companies.


   On September 7, 2001, Messrs. Crawford, McDonald, Netter and Lapin met in Stamford and continued their discussions of a possible transaction. The major element discussed was the potential for the market to discount the market price of Aristotle common stock after the transaction because Geneve would own such a significant percentage of the outstanding shares. Messrs. McDonald and Crawford proposed that non-Geneve stockholders be given a "put" for their common shares at $6.00 per share which could be exercised eighteen months after the closing. The put, along with the $6.00 preferred stock would guarantee a value of $12.00 for each share of Aristotle common stock. Messrs. Lapin and Netter agreed to consider the concept. On September 10, Mr. Lapin called Mr. Crawford to indicate that Geneve would not agree to such terms. Mr. Lapin stated that Geneve already owned a majority of Aristotle's outstanding common stock and that the "float" would remain the same; therefore, in his view, there should be no reason for the market to discount Aristotle's common stock.

   At a September 13, 2001 meeting of the Aristotle board of directors, the board discussed the status of negotiations and reviewed the possible merits of the proposed transaction. Mr. Lapin then joined the meeting to answer questions posed by the board concerning Nasco and its business. At the conclusion of the meeting, the board authorized management to retain the services of Duff & Phelps, LLC to advise the board with regard to the fairness of any proposed transaction.

   Over the next several weeks, numerous telephone conversations took place between senior members of Aristotle and Geneve management, and their respective advisors, in an effort to reach agreement on the terms of a business combination.

   On October 9, 2001, Messrs. Crawford and McDonald met with members of Nasco management in Fort Atkinson, Wisconsin to view Nasco's principal business operations in person and to discuss possible complementary strategies that could be pursued following a business combination of Aristotle and Nasco.

   On October 24, 2001, Messrs. Crawford, McDonald and Lapin met in New York City for further discussions about the terms and conditions of a possible transaction. Attorneys for both parties were also present. On October 25, 2001, Messrs. Crawford, Netter and Lapin met in Stamford for further discussions regarding the terms and conditions of the proposed transaction. During these meetings, the parties agreed that Geneve would receive fifteen million shares of Aristotle's common stock rather than the earlier proposed sixteen million shares and that each share of Series I preferred stock would be convertible into one-half share of common stock for a set period commencing five years after the closing. In addition, at the time of conversion, the value of any unpaid preferred dividends could also be converted into common stock. The parties agreed to pay an 11% dividend on the Series I preferred stock and 12% on the Series J preferred stock.

   On November 5, 2001, Aristotle mailed selected materials to its directors including a draft of the merger agreement and the proposed amended and restated certificate of incorporation together with a summary of the key terms of the proposed transaction.

   At a meeting of Aristotle's board of directors, other than Messrs. Netter and Lapin, on November 8, 2001, the Aristotle board reviewed the proposed transaction in detail. Representatives of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to Aristotle, also attended the meeting. At the meeting, Mr. Crawford described the transaction and discussed the potential strategic benefits and risks of the transaction to Aristotle. Further, he discussed alternative strategies, including Aristotle's ability to meet its strategic goals on a standalone basis. Mr. Crawford also discussed the terms and conditions of the Series I and Series J preferred stock as well as the projected financial results of the proposed transaction and the anticipated impact of the transaction on the stockholders of Aristotle. Mr. Crawford also discussed with the board whether the proposed transaction could be accomplished without affecting adversely Aristotle's net operating tax losses. Finally, Mr. Crawford reviewed the proposed governance arrangements for the combined company, including shared management and the provision for representation on the board of directors of Aristotle by three members of the current Aristotle board. Aristotle's legal advisors then discussed the fiduciary duties of Aristotle's directors in evaluating and entering into the proposed transaction. After extensive discussion, the Aristotle board of directors directed Aristotle management to continue their discussions with Geneve regarding the proposed transaction. Between the original discussions in August 2001 and the proposal to the Aristotle board in November 2001, the major changes which had occurred were the reduction in the number of shares of Aristotle's common stock to be issued to Geneve from eighteen million to fifteen million and the change in the terms of the Series I preferred stock from non-convertible preferred with an 11.75% dividend to a convertible preferred with an 11% dividend. The revised draft of the agreement dated November 19, 2001 primarily differed from the draft of November 5, 2001 in that it contained detailed provisions relating to outstanding Aristotle stock options.

   On November 19, 2001, Aristotle mailed additional materials to its directors, including revised drafts of the merger agreement, the proposed amended and restated certificate of incorporation and materials prepared by Duff & Phelps, LLC, Aristotle's financial advisor.

   On November 21, 2001, the Aristotle board of directors, again without Messrs. Netter and Lapin, held a telephonic meeting at which representatives of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. and Duff & Phelps, LLC were also present. At the meeting, Mr. Crawford again reviewed the transaction with the directors. The Duff & Phelps representatives reviewed Duff & Phelps' analysis of the financial aspects of the proposed transaction and provided their preliminary opinion that the terms of the proposed merger were fair to Aristotle and, accordingly, to holders (other than Geneve) of Aristotle common stock. The directors then further discussed the transaction with Aristotle's legal and financial advisors. At the conclusion of the meeting, the Aristotle board voted to approve the merger agreement and transactions contemplated thereby and to recommend to Aristotle stockholders that they approve the merger agreement and transactions contemplated thereby.

   On November 21, 2001, the boards of directors of Nasco and Nasco Holdings, the sole shareholder of Nasco, executed written consents approving the merger agreement.

   Following approval of the merger agreement by the respective boards of directors, Aristotle, Nasco, Nasco Holdings and Geneve executed the merger agreement during the evening of November 27, 2001.

   On the morning of November 28, 2001, Aristotle announced that it had entered into an agreement to merge Nasco with Aristotle subject to stockholder approval.

   On December 4, 2001, Aristotle filed a Form 8-K with the Securities and Exchange Commission, or the SEC, describing the basic terms of the proposed merger, including specified principal conditions, and attaching, as exhibits, the merger agreement and certain ancillary agreements and documents.

Nasco's Reasons for the Merger

   The boards of directors of Nasco, Nasco Holdings, Inc. (Nasco's sole shareholder) and Geneve Corporation (Nasco Holdings, Inc.'s majority shareholder and, accordingly, Nasco's beneficial majority shareholder) approved the merger agreement on November 21, 2001. In the course of reaching its decision to approve the merger agreement, each of Nasco's, Nasco Holdings' and Geneve's board of directors consulted with Nasco's management team as well as its legal advisors regarding the duties of the members of each entity's board of directors. Each board of directors evaluated the business, assets, liabilities, results of operations and financial condition of Aristotle, including considering the following possible benefits of the merger:

    . The merger would further Nasco's strategic goal of acquiring or combining with companies in the school and health education markets. Nasco believes that the combined strengths of Aristotle and Nasco could produce one of the largest and strongest publicly traded companies in the fragmented field of supplying the kindergarten through twelfth grade school and health education sectors, as well as the agricultural, farm and ranch product marketplace;

    . Simulaids, one of Aristotle's wholly owned subsidiaries, specifically complements Nasco's medical education teaching aids product line;

    . The merger of Nasco, a historically privately-held entity, with Aristotle, a publicly traded company, permits an additional currency, in the form of Aristotle capital stock, with which to take advantage of other acquisition opportunities;

    . Nasco employees will have the opportunity to participate in Nasco's performance through ownership of Aristotle's publicly traded capital stock; and

    . A significant amount of the higher income expected to be generated by the surviving company may be sheltered from federal taxation by applying Aristotle's tax loss carryforwards against the income of the combined company.

   The only significant countervailing factor considered by the boards of directors of Nasco, Nasco Holdings and Geneve was that Nasco would no longer be a private company whose management would only be responsible to one shareholder. As a public company, Nasco's management would be accountable to a number of different shareholders and, therefore, Nasco would incur additional, costs, including legal, accounting and administrative costs, associated with being a publicly traded company. The boards determined, after discussions with Nasco management, that this countervailing factor did not outweigh the possible benefits of the merger set forth above.

Aristotle's Reasons for the Merger

   Two members of Aristotle's board of directors, Edward Netter and Steven B. Lapin, are also officers and directors of Geneve and Nasco. Because of their relationship with Geneve and Nasco, each of Messrs. Netter and Lapin recused himself from all discussions of Aristotle's board of directors regarding the merger and from the vote taken to approve the merger.

   The decision of Aristotle's board of directors to approve the merger agreement was based on its assessment of several potential benefits of the merger, including the fact that the combined company will be substantially larger and financially stronger after the merger. For instance, Aristotle's annual revenues are approximately 5% of Nasco's annual revenues. In addition, the board determined that the increased size of Aristotle after the merger could result in the following benefits:

    . Aristotle should be able to consider acquisition opportunities of greater size and significance than it currently can prudently consider;

    . the combined resources of Nasco and Aristotle may facilitate Aristotle's ability to attract attention from market analysts and potential investors more so than if Aristotle continued as a comparatively smaller public company; and

    . All of the income expected to be generated by the surviving company through 2006 may be sheltered from federal taxation by applying Aristotle's tax loss carryforwards against the income of the combined company.

   Aristotle's board of directors also considered the fact that Nasco's medical education teaching aids product line specifically complements Simulaids' business model.

   In connection with its approval of the merger agreement and recommendation that stockholders approve the merger agreement and all transactions related thereto, Aristotle's board of directors consulted with members of management, with its financial advisors and its legal advisors. The board of directors of Aristotle also considered the following information and factors in reaching its decision to approve the merger:

    .  the benefits described above;

    . the strategic fit of Aristotle and Nasco, including the belief that the merger has the potential to enhance stockholder value;

    . presentations by senior members of Aristotle's management regarding the strategic advantages of acquiring Nasco, operational aspects of the transaction and the results of management's operational and legal due diligence review;

    . historical information concerning Aristotle's and Nasco's respective businesses, financial performance and condition, operations, technology, management, competitive position and stock performance;

    . Aristotle's management's view as to the financial condition, results of operations and businesses of Aristotle and Nasco before and after giving effect to the merger based on management's due diligence and other publicly available information;

    . the opportunities and alternatives available to Aristotle if the merger were not to be completed, including pursuing an acquisition of or business combination, joint venture or collaboration with entities other than Nasco and the conclusion that the merger is expected to yield greater benefits and is more feasible than the alternatives;

    . the analysis and presentation of Duff & Phelps, LLC on the financial aspects of the merger, and their written opinion to the effect that, as of November 27, 2001, and based upon and subject to the factors and assumptions set forth in the opinion, the merger was fair from a financial point of view to Aristotle's stockholders, other than Geneve;

    . the terms and conditions of the merger agreement, the proposed amendment and restatement of Aristotle's certificate of incorporation, the proposed stockholders agreement and the exchange agreement;

    .  the likelihood that the merger will be completed;

    . the expected tax treatment of the merger as a tax-free reorganization for United States federal income tax purposes; and

    . the impact of the merger on Aristotle's stockholders and its subsidiaries' employees.

   Aristotle's board of directors also identified and considered the potential adverse consequences of other factors on the proposed merger, including:

    . the loss of control over Aristotle by stockholders other than Geneve as Geneve and its affiliates will own in excess of 90% of the common stock of the combined company and will be able to control the board of directors;

    .  the risk that the potential benefits of the merger might not be realized;

    . the risk that the value of Aristotle common stock after the merger could be negatively affected by a potential reduction in liquidity resulting from increased concentration of share ownership;

    . the risk that Aristotle could be merged into Geneve in a "short form" merger;

    . the challenges and risks involved in a smaller company acquiring the business of a larger company and combining the businesses of the companies;

    . the risk of diverting management's focus and resources from other strategic opportunities and from operational matters while working to complete and implement the merger;

    . the risk that all or a portion of Aristotle's tax loss carry forwards may be subject to limitations under the tax laws;

    .  the effect of the announcement of the merger on Aristotle's business; and

    .  the risk that the merger would not be completed.

   This discussion of the information and factors considered by the Aristotle board of directors is not intended to be exhaustive, but includes the material factors considered. The board did not assign particular weight or rank to the factors it considered in approving the merger. The board of directors considered all of these factors as a whole, and overall considered them to be favorable to and to support its determination to approve the merger agreement.

Recommendation of Aristotle's Board of Directors

   Aristotle's board of directors, other than Edward Netter and Steven B. Lapin, believe that the merger is fair to Aristotle's stockholders and in their best interest, have approved the merger agreement and transactions contemplated thereby and recommend approval of the merger agreement. Because of their relationship with Geneve and Nasco, Messrs. Netter and Lapin recused themselves from the discussions and vote of the board of directors relating to the merger and related proposals. The Aristotle board of directors recommends a vote "FOR" approval of the merger agreement.

Opinion of Aristotle's Financial Advisor

   Aristotle retained Duff & Phelps, LLC on September 13, 2001, to act as its financial advisor in connection with a possible business combination transaction with Nasco. In connection with its engagement, Aristotle requested Duff & Phelps to evaluate the fairness, from a financial point of view, of the merger and related transactions to Aristotle stockholders, other than Geneve.

   On November 21, 2001, Duff & Phelps participated in a meeting of the Aristotle board of directors at which the board considered whether to approve the merger and related transactions. At the meeting, Duff & Phelps delivered to the board an oral opinion, subsequently confirmed in writing, that the merger and related transactions are fair, from a financial point of view, to the stockholders of Aristotle, other than Geneve.


   The full text of the written fairness opinion of Duff & Phelps dated November 27, 2001 is attached as Annex C to this proxy statement-prospectus. Duff & Phelps will update the fairness opinion within three days prior to the closing of the merger. If Duff & Phelps is unable to issue a fairness opinion just prior to closing because circumstances have changed materially, or if such fairness opinion differs materially from the opinion described in this proxy statement-prospectus and if the parties determine to proceed with the merger, Aristotle will deliver an amended proxy statement-prospectus to stockholders and resolicit their proxies approving the merger. We urge stockholders to read the Duff & Phelps opinion in its entirety. The following summary of Duff & Phelps' opinion is qualified in its entirety by reference to the full text of the opinion.


   Duff & Phelps' opinion is directed to the Aristotle board of directors and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger. Duff & Phelps' opinion addresses the fairness of the consideration to Aristotle stockholders only from a financial point of view and does not address the relative merits of the merger and related transactions or any alternatives to those transactions, the underlying decision of the Aristotle board of directors to proceed with or effect the merger and related transactions or any other aspect of the merger and related transactions. The Duff & Phelps opinion was rendered without regard to the necessity for, or level of, any restrictions, obligations or undertakings which may be imposed or required in the course of obtaining regulatory approvals for the merger. Although Duff & Phelps evaluated the financial terms of the merger, Duff & Phelps was not asked to and did not recommend the merger consideration, which was the result of arms-length negotiations between Aristotle, Nasco and Geneve.

  Scope of Analysis

   In arriving at its fairness opinion, Duff & Phelps reviewed, among other items:

    . The Agreement and Plan of Merger among The Aristotle Corporation, Geneve Corporation, Nasco Holdings, Inc. and Nasco International, Inc. dated November 27, 2001;

    . the proposed Amended and Restated Certificate of Incorporation of The Aristotle Corporation to be effectuated as part of the proposed transactions related to the merger;

    . Aristotle's Annual Report on Form 10-K filed with the SEC for the fiscal years ended June 30, 2000 and 2001;

    . Aristotle's Quarterly Report on Form 10-Q with the SEC for the three months ended September 30, 2001;

    . audited financial statements for Nasco for the fiscal years ended December 31, 1998, 1999 and 2000;

    . interim financial statements for Nasco for the nine months ended September 30, 2000 and 2001, prepared by Nasco management;

    . certain operating and financial information provided by the management of Aristotle and Nasco, including financial projections;

    . historical stock prices and trading volume of the common stock of Aristotle;

    .  transactions involving companies deemed similar to Aristotle; and

    . financial information and market valuations of publicly traded companies deemed to be reasonably comparable to Aristotle and Nasco.

Duff & Phelps also conducted other financial studies, analyses, and investigations as it deemed appropriate.

   In addition, Duff & Phelps held discussions with members of the senior management of Nasco at its headquarters in Fort Atkinson, Wisconsin regarding the history, current business operations, financial condition and future prospects of Nasco. Duff & Phelps also held discussions with members of the senior management of Aristotle regarding its history, current business operations, financial condition and future prospects. Duff & Phelps took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps did not make any independent appraisals of the physical assets or liabilities of Aristotle or Nasco.

   Duff & Phelps obtained all industry information and data on public companies deemed comparable to Aristotle and Nasco used in its analysis from regularly published industry and investment sources. In performing its analysis and rendering its opinion with respect to the merger, Duff & Phelps relied upon the accuracy and completeness of all information provided to it, whether obtained from public or private sources, including Aristotle and Nasco management, and did not attempt independently to verify any such information. In the course of its analysis, nothing led Duff & Phelps to believe that it is not reasonable to rely on the information described above, including the projections and reports of the management of Aristotle and Nasco. Duff & Phelps' opinion assumes that information supplied and representations made by Aristotle and Nasco management are substantially accurate. The opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of Duff & Phelps' opinion. Neither Aristotle management nor the board of directors placed any limitations upon Duff & Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering its opinion.

  Summary of Analyses

   The summary of the opinion set forth below provides a description of the main elements of Duff & Phelps' presentation to the board of directors on November 21, 2001. It does not purport to be a complete description of the presentation Duff & Phelps made to the board or the analyses performed by Duff & Phelps. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create a misleading or an incomplete view of the financial analyses conducted by Duff & Phelps or of the process underlying the fairness opinion. In addition, the following summary contains information presented in tabular format. You must read the tables together with the text of each summary in order to fully understand the financial analyses performed by Duff & Phelps. The tables alone do not constitute a complete description of the financial analyses.

   In arriving at its fairness opinion, Duff & Phelps considered the results of all its analyses taken as a whole. Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. No company or transaction used in the analyses as a comparison is identical to Aristotle, Nasco or the merger. Duff & Phelps prepared the analyses solely for the purpose of providing its opinion to the board as to the fairness of the merger from a financial point of view. The financial analyses do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by the analyses. These analyses are based upon numerous factors or events beyond the control of Aristotle, Nasco, their advisors or any other person, and are inherently uncertain.

   Duff & Phelps performed a variety of financial and comparative analyses regarding the valuation of Aristotle prior to and after the merger with Nasco, including:

    . a discounted cash flow analysis of the projected free cash flows of Aristotle prior to and after the merger;

    . a comparison of financial performance and market valuation ratios of Aristotle prior to and after the merger with those of publicly traded companies Duff & Phelps deemed relevant for purposes of its opinion;

    . a review of recent change-of-control transactions involving companies that Duff & Phelps deemed similar to Aristotle for purposes of its opinion;

    . an analysis of the premiums paid in change-of-control transactions involving public companies that Duff & Phelps deemed similar to Aristotle for the purposes of its opinion; and

    . an analysis of the premiums paid in transactions in which controlling interest shareholders acquired the remaining shares of publicly traded companies.

  Pre-merger Aristotle Analysis

  Discounted Cash Flow Analysis

   Duff & Phelps performed a discounted cash flow analysis of the projected free cash flows of Aristotle. A discounted cash flow analysis derives the economic value of a business based on the net present value of the future free cash flow anticipated to be generated by the assets of the business. The projected free cash flows are discounted to the present at a rate which reflects the relative risk associated with these cash flows as well as the rates of return which securityholders could expect to realize on alternative investment opportunities.

   Duff & Phelps considered a fiscal 2002 financial forecast for Aristotle provided by Aristotle management and consulted with Aristotle management in developing an independent long-term estimate of the future free cash flows of Aristotle. Duff & Phelps estimated Aristotle's future free cash flows based on projected earnings, working capital, and capital expenditure requirements for the fiscal years ending June 30, 2002 to 2011 from the perspective of a hypothetical buyer of a controlling interest in Aristotle. The following table is a summary of the financial projections for the fiscal years ending June 30, 2002 to 2006 used in Duff & Phelps' discounted cash flow analysis.

                           DCF OPERATING ASSUMPTIONS
                            (Amounts in thousands)

                          Pro Forma               Projected
                          --------- --------------------------------------
                            2001     2002   2003    2004    2005    2006
                          --------- ------ ------- ------- ------- -------
     Net Revenues........  $8,834   $9,572 $10,146 $10,755 $11,293 $11,857
     Net Revenue Growth..   -0.1%     8.4%    6.0%    6.0%    5.0%    5.0%

     Gross Profit........  $4,730   $5,040 $ 5,347 $ 5,668 $ 5,951 $ 6,249
     Gross Profit Margin.   53.5%    52.7%   52.7%   52.7%   52.7%   52.7%

     EBITDA..............  $1,116   $1,646 $ 1,755 $ 1,861 $ 1,954 $ 2,051
     EBITDA Margin.......   12.6%    17.2%   17.3%   17.3%   17.3%   17.3%

     Working Capital.....  $  776   $  977 $ 1,036 $ 1,098 $ 1,153 $ 1,211

     Capital Expenditures  $  300   $  239 $   254 $   269 $   282 $   296

   Duff & Phelps discounted the resulting free cash flows at rates of 15.0% to 17.0%. The discount rate range reflects, among other things, industry risks, the relatively small market capitalization of Aristotle, and current rates of return required by investors in debt and equity instruments in general. The discounted cash flow analysis resulted in a reasonable estimate of the price that a fully informed buyer would pay for all of the common stock of Aristotle. The discounted cash flow analysis yielded a per share value ranging from about $6.85 to $7.45 for the common stock of Aristotle.

  Comparable Company Analysis

   Since the number of public companies similar to Aristotle is limited, Duff & Phelps selected a set of publicly traded companies based on the following criteria:

    . SIC code 3841--surgical and medical instruments and apparatus, or SIC code 5047--medical, dental, and hospital equipment supplies; and

    . latest twelve months', or LTM, revenues ranging from $5.0 million to $50.0 million; and

    .  LTM EBITDA of at least $250,000.

   Duff & Phelps' search generated 14 comparable public companies. Although these companies are not directly comparable to Aristotle, their size and the markets in which they participate are similar to those of Aristotle. Duff & Phelps derived a value estimate for Aristotle from the rate at which these comparable companies are capitalized in the public market, after giving consideration to differences in operations and performance.

   Using publicly available information, Duff & Phelps analyzed the historical financial performance of the comparable companies for the latest twelve months and the past three years. Duff & Phelps calculated enterprise values for the comparable companies by taking total market capitalization (based on recent stock prices) and adding debt and preferred stock and subtracting cash and cash equivalents. Duff & Phelps then analyzed the enterprise values for the comparable companies as multiples of various financial performance measurements-- including EBITDA and revenues--available as of the date of the opinion. The following table summarizes Duff & Phelps' analysis of the comparable companies and compares Aristotle's financial performance. The "Selected Comparables" are those companies that Duff & Phelps deemed most comparable to Aristotle, giving particular consideration to size, profitability, growth and returns.

                          COMPARABLE COMPANY ANALYSIS

                                                                       Enterprise Equity
                          LTM       LTM     LTM      LTM    Enterprise  Value /   Value /
                       Revenues    EBITDA Revenue  Returns   Value /      LTM      Book
                     (in millions) Margin Growth  on Assets  LTM Rev.    EBITDA    Value
                     ------------- ------ ------- --------- ---------- ---------- -------
Highest/(1)/........      $49       49.5%   90.2%    24.2%     4.2x      20.6x     10.5x
Lowest/(1)/.........      $ 7        1.1%  -18.5%   -26.0%     0.5x       4.5x      0.4x
Median/(1)/.........      $27       14.3%    5.2%     7.5%     1.8x       6.3x      2.6x
Selected Comparables
Arrhythmia Research.      $ 7       14.3%  -18.5%     1.7%     0.9x       6.4x      1.0x
ACME United.........      $35        8.4%    0.1%     7.6%     0.5x       6.2x      1.2x
Dynatronics.........      $17        7.1%     NA      3.7%     0.9x      12.3x      1.4x
United Guardian.....      $10       31.9%    4.4%    20.7%     1.8x       5.8x      2.6x
Aristotle...........      $ 9        8.8%   -1.5%     2.2%

--------
(1) Includes all 14 comparable companies.

   Duff & Phelps used Aristotle's fiscal 2001 results as opposed to LTM results when applying multiples to Aristotle's historical performance due to an unusually poor performance by Safe Passage in the first quarter of fiscal 2002. The comparable company analysis suggests that a reasonable estimate of the enterprise value of Aristotle is 0.8x to 0.9x fiscal 2001 revenues and 6.0x to 7.0x fiscal 2001 EBITDA. These multiples produced a value ranging from approximately $6.60 to $7.40 per share for Aristotle common stock.

  Comparable Transactions Analysis

   Duff & Phelps reviewed recent control transactions involving target companies deemed similar to Aristotle. Duff & Phelps analyzed 18 transactions that had been announced or completed since April 1998. Duff & Phelps noted that the amount of available public information pertaining to many of these transactions and the financial performance of the acquired companies is limited. The table below summarizes Duff & Phelps' comparable transactions analysis, including the transactions involving targets that Duff & Phelps deemed to be most comparable to Aristotle.

                            COMPARABLE TRANSACTIONS
                            (Amounts of thousands)

                                                                        Target Enterprise Enterprise
                                                                Target   LTM    Value /    Value /
                                                                 LTM    EBITDA    LTM        LTM
Target                              Acquirer                    Sales   Margin   Sales      EBITDA
------                              --------                    ------- ------ ---------- ----------
Median performance and multiples from all transactions reviewed $16,480  10.3%    1.0x       8.3x
Selected Education Transactions
Safe Passage....................... Aristotle                   $ 1,953  18.3%    1.1x       5.8x
American Educational Products...... Nasco International         $15,616  10.6%    1.1x      10.3x
Dolphin............................ American Education Corp.    $ 2,278  15.4%    0.8x       5.1x
Sportime........................... School Specialty            $32,202   9.6%    0.7x       7.5x
Hammond and Stephens............... School Specialty            $ 9,027  25.8%    1.8x       7.1x
Selected Medical Transactions
Scherer Healthcare................. Investor Group              $17,344  18.5%    1.1x       5.8x
Simulaids.......................... Aristotle                   $ 5,860  27.9%    1.5x       5.3x
Neurocare.......................... Integra Lifesciences        $32,547  14.9%    0.8x       5.1x
Medical Products Division of ACME.. Medical Action Industries   $10,090   4.7%    0.8x      17.9x
Stepic Corp........................ Horizon Medical Products    $41,059   7.9%    0.7x       8.3x
Biotechnology Tools................ Ventana Medical Systems     $ 5,385   6.8%    1.0x      14.4x

   Duff & Phelps used fiscal 2001 results as opposed to LTM results when applying multiples to Aristotle's historical performance due to an unusually poor performance by Safe Passage in the first quarter of fiscal 2002. The comparable transactions analysis suggests that a reasonable estimate of the enterprise value of Aristotle is 0.9x to 1.0x fiscal 2001 revenues and 6.5x to 7.5x fiscal 2001 EBITDA. These multiples produced a value ranging from approximately $6.90 to $7.75 per share for Aristotle common stock.

  Premiums Analysis

   Five of the control transactions that Duff & Phelps analyzed involved acquisitions of public companies. The following table indicates the implied premiums offered over the 5-day average trading price prior to the announcement of these transactions.

                             TRANSACTION PREMIUMS

  Date      Date of                                                                   Acquisition
Announced Transaction            Target                  Acquirer       Consideration   Premium
--------- -----------            ------                  --------       ------------- -----------
 6/1/01..   8/3/01          Houghton Mifflin         Vivendi Universal      Cash         8.3%
 1/31/01.   4/5/01    Watasch Interactive Learning    PLATO Learning        Stock        32.6%
 8/14/00.  6/22/01    American Educational Products Nasco International     Cash         0.9%
 7/18/00. Terminated       Scherer Healthcare         Investor Group        Cash         41.2%
 6/9/99..  7/28/99       VWR Scientific Products        Merck Kgaa          Cash         31.4%

   Since Aristotle is being merged with a subsidiary of its controlling interest shareholder, Duff & Phelps also reviewed premiums paid in transactions in which controlling interest shareholders acquired the remaining shares of publicly traded companies. These transactions cover a variety of industries. Of the 20 transactions Duff & Phelps reviewed, the premiums paid ranged from 1.2% to 43.1%. Applying these premiums to Aristotle's five-day average trading price prior to its announcement of a potential transaction on August 14, 2001 ($6.45) results in a range of values of approximately $6.50 to $9.20 per share. Applying the median premium of 19.4% to Aristotle's five-day average trading price prior to August 14, 2001 results in a value of approximately $7.70 per share.

Post-merger Aristotle Analysis (Aristotle and Nasco Combined)

  Discounted Cash Flow Analysis

   Duff & Phelps performed a discounted cash flow analysis of the projected free cash flows of Aristotle after the merger. Duff & Phelps used the same financial forecast to value Aristotle post-merger as it used to determine Aristotle's pre-merger value. In addition, Duff & Phelps considered Nasco's fiscal 2001 and 2002 financial forecasts provided by Nasco management and consulted with Nasco management in developing an independent long-term estimate of the future free cash flows for Nasco. The forecasts did not include potential financial synergies resulting from the merger, but did incorporate additional administrative costs anticipated by management. Duff & Phelps estimated Nasco's future free cash flows based on projected earnings, working capital, and capital expenditure requirements for the fiscal years ending December 31, 2001 to 2010. The following table is a summary of the Nasco financial projections for the fiscal years ending December 31, 2001 to 2005 used in Duff & Phelps' discounted cash flow analysis to determine the post-merger value of Aristotle.

                          NASCO OPERATING ASSUMPTIONS
                            (Amounts in thousands)

                         Adjusted                   Projected
                         --------                   ---------
                         2000(1)    2001     2002     2003      2004     2005
                         -------- -------- -------- --------- -------- --------
 Net Revenues........... $132,047 $162,810 $175,835 $186,385  $197,568 $207,446
 Net Revenue Growth.....     5.8%    23.3%     8.0%     6.0%      6.0%     5.0%

 Gross Profit........... $ 45,133 $ 56,574 $ 60,663 $ 64,303  $ 68,161 $ 71,569
 Gross Profit Margin....    34.2%    34.7%    34.5%    34.5%     34.5%    34.5%

 EBITDA................. $ 18,047 $ 21,245 $ 22,986 $ 24,375  $ 25,848 $ 27,147
 EBITDA Margin..........    13.7%    13.0%    13.1%    13.1%     13.1%    13.1%

 Average Working Capital $ 27,119 $ 34,692 $ 37,576 $ 39,830  $ 42,220 $ 44,331

 Capital Expenditures... $  1,054 $  1,240 $  1,950 $  2,300  $  2,371 $  2,489

--------
(1)2000 results have been adjusted to include additional ongoing administrative costs anticipated by management as a result of the merger.

   Duff & Phelps discounted the expected free cash flows from Nasco and Aristotle at rates of 12.0% to 13.0%, which is a lower rate than was used with respect to its comparable analysis for pre-merger Aristotle, because of the larger size of the combined company, the broader scope of its business and its higher level of indebtedness. The discount rate range reflects, among other things, industry risks, the relatively small market capitalization of post-merger Aristotle, and current rates of return required by investors in debt and equity instruments in general. The discounted cash flow analysis resulted in an enterprise value of post-merger Aristotle ranging from $148.7 million to $165.2 million.

  Comparable Company Analysis

   Duff & Phelps selected a set of publicly traded companies based on comparability to Nasco. Although no single company chosen is identical to Nasco, these companies share many of the same operating characteristics and are affected by many of the same economic forces. Duff & Phelps derived a value estimate for post-merger Aristotle from the rate at which these companies are capitalized in the public market, after giving consideration to differences in operations and performance.

   Using regularly published earnings estimates from securities analysts and other publicly available information, Duff & Phelps analyzed the historical financial performance of the Nasco comparable companies for the latest twelve months as well as projected financial performance. Duff & Phelps calculated enterprise values for the Nasco comparable companies by taking total market capitalization (based on recent stock prices) and adding debt and preferred stock and subtracting cash and cash equivalents. The following table shows the respective LTM revenues and recent enterprise values of the Nasco comparable companies.

                          COMPARABLE PUBLIC COMPANIES
                                ($ in millions)

                                               LTM    Enterprise
               Company                       Revenues   Value
               -------                       -------- ----------
               Acme United Corp.............  $   35    $   18
               Dynatronics Corp.............      17        15
               Educational Development Corp.      19        21
               First Years, Inc.............     134        72
               Plato Learning, Inc..........      68       143
               Renaissance Learning, Inc....     127       990
               Scholastic Corp..............   1,906     2,257
               School Specialty, Inc........     765       618
               Varsity Brands, Inc..........     157       101

   Duff & Phelps analyzed the enterprise and equity values of the Nasco comparable companies as multiples of various financial performance measurements available as of the date of the opinion. Duff & Phelps also compared the pro forma financial performance of post-merger Aristotle with the financial performances of the Nasco comparable companies. The following table summarizes Duff & Phelps' analysis of the Nasco comparable companies. The "Selected Comparables" are those companies that Duff & Phelps deemed most comparable to post-merger Aristotle, giving particular consideration to markets served, size, profitability, growth and returns.

                          COMPARABLE COMPANY ANALYSIS

                                                                             Enterprise  Equity
                                LTM       LTM     LTM      LTM    Enterprise  Value /   Value /
                             Revenues    EBITDA Revenue  Returns   Value /     Proj.     Proj.
                           (in millions) Margin Growth  on Assets  LTM Rev.    EBITDA   Earnings
                           ------------- ------ ------- --------- ---------- ---------- --------
Highest/(1)/..............    $1,906      38.1%  30.5%    22.0%      7.8x      15.7x     29.1x
Lowest/(1)/...............    $   17       8.4%  -1.7%     4.2%      0.5x       5.2x     12.9x
Median/(1)/...............    $  127      10.7%  11.8%     7.8%      0.9x       7.4x     14.9x
Selected Comparables
School Specialty, Inc.....    $  765       9.4%  14.0%     6.7%      0.8x       7.4x     13.4x
Scholastic Corp...........    $1,906       9.3%  19.9%     5.2%      1.2x       9.2x     14.9x
First Years, Inc..........    $  134      10.4%  -1.7%    10.2%      0.5x       5.2x     12.9x
Post-Merger Aristotle/(2)/    $  175      12.8%   7.3%    16.0%

--------
/(1)Includes all Nasco comparable companies reviewed. /
/(2)LTM revenues and EBITDA are based on pro forma estimates. Return on assets is Nasco only. Revenue growth reflects pro forma Aristotle from 6/30/00 to 6/30/01 and Nasco from 12/31/00 to estimated 12/31/01 excluding acquisitions. /

   The Nasco comparable company analysis suggests that a reasonable estimate of the enterprise value of post-merger Aristotle is 1.0x to 1.1x LTM revenues, 7.5x to 8.5x LTM EBITDA, and 6.5x to 7.5x projected EBITDA, and a reasonable estimate of the equity value of post-merger Aristotle is 18.0x to 20.0x LTM net income and 13.0x to 15.0x projected net income. These values produced an enterprise value of post-merger Aristotle ranging from $140.7 million to $192.7 million.

  Preferred Stock


   As a part of Duff & Phelps' analysis of the post-merger capital structure of the combined company, Duff & Phelps valued Aristotle's Series I preferred stock and Series J preferred stock at their stated values of $6.00 per share. If, at the closing of the merger, Duff & Phelps determines that the value of the Series I and Series J preferred stock is less than $6.00 per share, and the parties determine to proceed with merger, Aristotle will deliver an amended proxy statement-prospectus to stockholders and resolicit their proxies approving the merger. Duff & Phelps took into consideration, among other things, the yields to maturity of publicly traded debt and preferred securities with similar credit quality to post-merger Aristotle, the fact that the Aristotle board of directors will not be obligated to declare and pay dividends on the Series I preferred stock, the conversion feature of the Series I preferred stock and the marketability limitations of Aristotle's Series I preferred stock. Duff & Phelps determined that given the Series I preferred stock's 11% dividend rate and taking into account the possibility that such dividends are not required to be paid, the value of the dividend stream of a share of Series I preferred stock is $5.15. Using a Black-Scholes model, Duff & Phelps valued the convertibility option of the Series I preferred stock at $0.85 per share.


  Post-merger Aristotle Common Stock Valuation Conclusion

   Based on its discounted cash flow analysis, which resulted in an enterprise value of post-merger Aristotle ranging from $148.7 million to $165.2 million, and its comparable company analysis, which resulted in an enterprise value of post-merger Aristotle ranging from $140.7 million to $192.7 million, Duff & Phelps concluded the post-merger enterprise value of Aristotle will range from $145.0 million to $185.0 million.

   In order to estimate the post-merger equity value of Aristotle, Duff & Phelps adjusted the enterprise value for the following: 1) current combined debt and excess cash of Nasco and Aristotle, 2) the minority interest in Safe Passage, 3) cash from the exercise of Aristotle's options, 4) the estimated value of Aristotle's net operating loss carryforwards, 5) the Series I and J preferred stock, and 6) Aristotle's stock appreciation rights. The resulting equity value ranged from $54.2 million to $94.4 million.

   Based on approximately 17.1 million shares of common stock outstanding post-merger, Duff & Phelps estimated Aristotle's post-merger common stock value to be in the range of $3.20 to $5.50 per share, prior to any discount for lack of marketability. Although the common stock will continue to be publicly traded, Duff & Phelps deemed it appropriate to apply a 20.0% discount for lack of marketability to its estimate of Aristotle's post-merger common stock value. The 20% discount for lack of marketability is based on Duff & Phelps' experience in evaluating securities of small public companies and private companies. Although Aristotle is listed on the Nasdaq SmallCap Market, the large block held by Geneve and the small size of the company relative to other public companies will have an impact on the marketability of Aristotle common stock. In Duff & Phelps' opinion, the marketability discount is less than it would be if Aristotle was privately held. After application of the discount for lack of marketability, Duff & Phelps' estimate of Aristotle's post-merger common stock value ranges from approximately $2.60 to $4.40.

  Summation

   Duff & Phelps' valuation analysis of the common stock of Aristotle pre-merger resulted in a per share value ranging from approximately $6.60 to $7.75 on a controlling interest basis. Post-merger, a current shareholder of Aristotle common stock would own securities with an estimated combined value ranging from $8.60 to $10.40 per share (consisting of one share of Series I Preferred Stock valued at $6.00 and one share of common stock valued at $2.60 to $4.40).

  Fee and other Information

   Duff & Phelps is one of the nation's largest independent specialty investment banking and financial advisory firms, possessing substantial experience in business valuations, financial opinions, merger and acquisition advisory, and transaction financing. The board of directors of Aristotle selected Duff & Phelps as its financial advisor based upon Duff & Phelps' experience, ability and reputation for providing fairness opinions and other advisory services on a wide variety of corporate transactions.

   As compensation for its services as financial advisor to the board of directors in connection with the merger, Aristotle agreed to pay Duff & Phelps $100,000. No portion of the fee paid to Duff & Phelps is contingent upon the conclusion reached in its opinion. In addition, Aristotle has agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel, and to indemnify Duff & Phelps against certain liabilities, including liabilities under the federal securities laws, relating to, arising out of or in connection with its engagement.

Interests of Aristotle Directors and Executive Officers in the Merger

   In considering the recommendation of the board of directors of Aristotle to vote for the proposal to approve the merger agreement, stockholders of Aristotle should be aware that members of the Aristotle board of directors have interests in the merger that differ from those of Aristotle's stockholders, including the fact that Geneve Corporation and its affiliates beneficially own approximately 51% of the issued and outstanding capital stock of Aristotle and beneficially own all of the outstanding shares of Nasco. In connection with Geneve's ownership of Aristotle stock, Edward Netter, Chairman, Chief Executive Officer and a Director of Geneve, and Steven B. Lapin, President, Chief Operating Officer and a Director of Geneve, are members of Aristotle's board of directors. Because of their relationship with Geneve and Nasco, each of Messrs. Netter and Lapin recused himself from the discussion and vote taken with respect to Aristotle's board of directors approval of the merger. Following the merger, Mr. Netter and his family will beneficially own approximately 90% of the voting power of Aristotle.


   Additionally, as of the closing of the merger, it is anticipated that Steven
B. Lapin will be appointed and act as Aristotle's President and Chief Operating Officer. Although no final determination has been made, Aristotle's management intends to propose to Aristotle's board of directors that Mr. Lapin receive an annual salary of $215,000.


Completion and Effectiveness of the Merger

   The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the approval of the merger agreement by Aristotle stockholders and the approval of the amendment and restatement of Aristotle's certificate of incorporation. The merger will become effective upon filing of a certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the Department of Financial Institutions of the State of Wisconsin.

   Each of Aristotle and Nasco is working to complete the merger as soon as practicable after approval by Aristotle stockholders at the annual meeting. In order for the merger to be completed, the conditions to closing in the merger agreement must be satisfied or waived.

Effect of Merger on Aristotle's Stock Plans

   Aristotle's 1986 Stock Option Plan. Upon the effective date of the merger, under the terms of Aristotle's 1986 Stock Option Plan and the authority of Aristotle's board of directors thereunder, Aristotle's 1986 Stock Option Plan will terminate and all outstanding options granted under the plan will become null and void. All holders of options to purchase Aristotle common stock under the 1986 Stock Option Plan may exercise their respective options and purchase shares of common stock prior to the effective date of the merger. All options not exercised prior to the effective date of the merger will terminate and become null and void.

   Aristotle's 1997 Employee and Director Stock Plan. Following the merger, each option to purchase one share of Aristotle common stock granted under Aristotle's 1997 Employee and Director Stock Plan will become exercisable into one share of Aristotle common stock and one share of Aristotle Series I preferred stock. Aristotle does not intend to grant further options under the 1997 Employee and Director Stock Plan.

   Furthermore, as a condition to closing of the merger, holders of options to purchase Aristotle common stock granted under Aristotle's 1997 Plan which will be outstanding after the effective date of the merger must agree not to exercise options for a period of at least 15 months following the effective date of the merger.

   Aristotle's 2002 Stock Plan. As set forth more fully elsewhere in this proxy statement-prospectus, Aristotle's board of directors has approved and recommended, for adoption by holders of Aristotle's common stock, the 2002 Stock Plan under which Aristotle may issue options to purchase common stock and may issue Aristotle common stock to its employees, directors and consultants in the future. The 2002 Stock Plan will be effected only if the merger is consummated.

Treatment of Nasco's Employees and Employee Benefits

   Aristotle currently has no intention of laying off any employees of Nasco after completion of the merger. Aristotle has agreed that all employees of Nasco who continue employment after the merger will be eligible to participate in Aristotle's retirement, health, vacation and other non-equity-based employee benefit plans after the merger as well as any Nasco benefit plans that are continued after the merger. In addition, after the merger, certain Nasco employees will be eligible to participate in Aristotle's 2002 Stock Plan. If Aristotle terminates an employee benefit plan, Nasco employees will be eligible to participate in Aristotle's employee benefit plans, to substantially the same extent as employees of Aristotle in similar positions and at similar levels. Nasco employees will receive full credit for purposes of eligibility and vesting under any employee benefit plans or arrangements for their service with Nasco.

Material United States Federal Income Tax Consequences of the Merger and Stock Dividend

   The following general discussion summarizes the anticipated material United States federal income tax consequences of the merger and stock dividend. This discussion is based on the Internal Revenue Code of 1986, the regulations promulgated thereunder, existing administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect, and assumptions, limitations, representations and covenants, including those contained in certificates of officers of Aristotle, Nasco and Nasco Holdings, which may be executed as of the completion of the merger.

   Consummation of the Merger

   The following tax consequences will result from the merger:

    . The merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

    . Nasco's sole shareholder, Nasco Holdings, will not recognize gain or loss for United States federal income tax purposes when its shares of Nasco common stock are exchanged solely for Aristotle common stock and Aristotle Series J preferred stock under the merger.

    . The aggregate tax basis of the Aristotle common stock and Aristotle preferred stock received by Nasco Holdings as a result of the merger will be the same as the aggregate tax basis in the Nasco common stock surrendered in the exchange.

    . Neither Aristotle, Nasco, nor Aristotle's stockholders will recognize gain or loss for United States federal income tax purposes as a result of the merger.

   This summary is not binding on the Internal Revenue Service. A successful challenge by the Internal Revenue Service to the reorganization status of the merger generally would result in Nasco recognizing gain or loss with respect to the merger. Neither Aristotle nor its stockholders would recognize gain or loss as a result of the merger, although Aristotle's adjusted bases in the assets which it acquires from Nasco in the merger would differ from the adjusted bases which those assets would have if the merger qualified as a reorganization under section 368(a) of the Internal Revenue Code.

   Distribution of Series I Preferred Stock

   The board of directors of Aristotle has declared a dividend, contingent upon the consummation of the merger and payable on the date of the closing of the merger so that each holder of Aristotle common stock on

May 20, 2002 will receive one share of Aristotle Series I preferred stock. Pursuant to section 305(a) of the Internal Revenue Code, Aristotle's stockholders will not recognize income or gain as a result of their receiving this stock dividend. Aristotle will not recognize any income, or gain or loss, on the distribution of the Series I preferred stock. Section 305(b)(5) of the Internal Revenue Code will be inapplicable in that this stock dividend will not result in a disproportionate distribution as described in section 305(b)(2). Under the applicable Treasury Regulations, the distribution of convertible preferred stock is likely to result in a disproportionate distribution when both of the following conditions exist: (i) the conversion right must be exercised within a relatively short period of of time after the date of distribution of the stock; and (ii) taking into account such factors as the dividend rate, the redemption provisions, the marketability of the convertible stock, and the conversion price, it may be anticipated that some shareholders will exercise their conversion rights and some will not. Neither condition will be present in the case of the distribution of Aristotle Series I preferred stock. Section 307 of the Internal Revenue Code requires that if a stockholder receives a stock dividend, and under section 305 such distribution is not includible in gross income, then the basis of the stock with respect to which the distribution was made must be allocated between the old and new stocks in proportion to the fair market values of each on the date of distribution. Accordingly, each Aristotle stockholder must allocate his, her or its adjusted tax basis in each share of Aristotle common stock between the Aristotle common stock and Series I preferred stock received with respect thereto in proportion to the fair market values of each on the date of the stock dividend. Thus, for example, if an Aristotle stockholder owned 1,000 shares of Aristotle common stock prior to the stock dividend with a basis of $4.50 per share, and if the value of the 1,000 shares of Aristotle Series I preferred stock was $6.00 per share at the time of the stock dividend, and the value of the Aristotle common stock was $3.00 per share at such time, then such stockholder's basis of each share of Aristotle Series I preferred stock and Aristotle common stock would be $3.00 and $1.50, respectively, for the purpose of determining gain or loss on a subsequent sale of any of these shares. The holding period of the distributed Series I preferred stock will include the period during which the Aristotle common stock with respect to which the Series I preferred stock was distributed was held.



   A U.S. holder will generally recognize gain or loss on a sale, exchange or other disposition of the Series I preferred stock in an amount equal to the difference between the amount realized on the sale, exchange or other disposition and such holder's adjusted tax basis in the preferred stock. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the preferred stock exceeds one year as of the date of the disposition. However, in the event that Aristotle realizes earnings and profits for its tax year within which the distribution of the Series I preferred stock occurs, then a holder who receives Series I preferred stock in the distribution could be subject to special rules under section 306 of the Internal Revenue Code on the sale, exchange, redemption or other disposition thereof. Generally, a disposition of "section 306 stock" through redemption by the issuing corporation could result in the recognition of ordinary dividend income instead of capital gain, and a nonredemption disposition of "section 306 stock" could result in all or a portion of the amount realized being treated as ordinary income instead of a return of basis or capital gain. Taxable income (unreduced by net operating loss deductions) is generally used as the starting point for determining earnings and profits for tax purposes. Numerous specific tax rules significantly modify taxable income in determining whether or not there are current earnings and profits for tax purposes in a given tax year. Earnings and profits for tax purposes does not correspond to taxable income, or to book income, and there are numerous differences between the determination of earnings and profits for tax purposes and the determination of net income for GAAP purposes. Should the Series I preferred stock constitute "section 306 stock," Aristotle will make available to its stockholders the information required of it to determine the consequences of the disposition of this stock. Because the effects of a disposition of "section 306 stock" depend on each stockholder's particular facts, each holder should consult his, her or its tax advisors concerning the consequences of the disposition of the Series I preferred stock under section 306 of the Internal Revenue Code.


   During a three-month period beginning on the fifth anniversary of the merger, shares of Series I preferred stock may be converted into shares of Aristotle common stock at a ratio of one-half share of common stock for each share of Series I preferred stock, as adjusted over time under the terms of Aristotle's proposed amended and restated certificate of incorporation. Aristotle's board of directors is not required to declare any dividend on the Series I preferred stock, but all accrued and unpaid dividends up to the fifth anniversary date may also be converted into Aristotle common stock upon conversion of the preferred stock on which the dividends accrue. A holder of Series I preferred stock who converts accrued and unpaid dividends into Aristotle common stock may be treated under section 305(c) of the Internal Revenue Code as having received a deemed stock dividend under section 305(b)(4). As such, it will be treated as a distribution of property under section 301, the ultimate taxability of which will depend in part on the extent of Aristotle's accumulated and current earnings and profits through its tax year in which the conversion occurs. Holders of Series I preferred stock should note that accumulated and current earnings and profits for the purpose of determining taxability of their Series I preferred stock may be different from the earnings reported by Aristotle in its public financial statements and consult their tax advisors concerning the consequences of converting their Series I preferred stock into shares of Aristotle common stock.

   The foregoing is intended as a general summary only and is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the merger and stock distribution. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger and stock distribution. Each stockholder should consult his, her or its own tax advisor regarding the tax consequences of the merger and stock distribution.


   Tax Opinion Regarding the Merger and Stock Dividend. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. has delivered to Aristotle an opinion stating that the above discussion, subject to the limitations and qualifications described therein, constitutes its opinion as to the material United States federal income tax consequences of the merger and stock dividend. This opinion neither binds the Internal Revenue Service, or IRS, nor precludes the IRS from adopting a position contrary to that expressed below, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated. Aristotle does not intend to obtain a ruling from the IRS with respect to the tax consequences of the merger or stock dividend.


Accounting Treatment of the Merger

   Although under the terms of the merger Nasco will merge with and into Aristotle and Aristotle will be the surviving corporation, for accounting purposes Nasco will be deemed the acquiring company. Therefore, subsequent to the merger, any prior period financial information reported will be that of Nasco.

   Consistent with generally accepted accounting principles, the merger will be accounted for as a reverse acquisition using the purchase method of accounting and accordingly, the purchase price will be allocated to the assets and liabilities acquired based on their fair market values at the date of the merger. In accordance with such purchase accounting, Aristotle and Nasco expect to recognize a significant deferred income tax asset resulting from existing Aristotle net operating losses. Aristotle had historically recorded a full valuation allowance against their net operating losses as a result of uncertainties regarding the realization of the asset, including the lack of predictability of Aristotle profitability and the variability of its operating results. However, as a result of the merger and the anticipated operating results of the combined entities, a significant portion of such deferred income tax asset will be recognized at its fair value at the date of acquisition. As a result of the recognition of this deferred income tax asset, Aristotle's non-current assets will be reduced to zero and negative goodwill will be recognized.

Regulatory Matters

   The merger is not subject to the filing and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

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   Aristotle has filed a registration statement, of which this proxy statement-prospectus forms a part, with the Securities and Exchange Commission, or SEC, in order to register:

    . the shares of Aristotle common stock that are being offered to Nasco's sole shareholder in the merger;

    . the shares of the Aristotle Series I preferred stock that are to be issued to the holders of Aristotle's common stock through a stock dividend prior to the consummation of the merger, except that the registration statement will not register shares of Aristotle's Series I preferred stock to be issued to Geneve due to the fact that Geneve will exchange, on the date of the closing of the merger, such shares of Series I preferred stock for shares of Aristotle Series J preferred stock under the exchange agreement entered into by Geneve and Aristotle;

    . the shares of Aristotle's common stock to be issued upon conversion of shares of Aristotle's Series I preferred stock; and

    . the shares of Aristotle's Series I preferred stock to be issued upon exercise of options to purchase Aristotle common stock under Aristotle's 1997 Employee and Director Stock Plan.

Appraisal Rights

   Aristotle. Under Delaware law, Aristotle stockholders are not entitled to appraisal rights in connection with the merger.

   Nasco. The sole holder of Nasco common stock has by written consent voted in favor of the merger and merger agreement. Therefore, under Wisconsin law, the shareholder is no longer entitled to appraisal rights in connection with the merger.

Listing on The Nasdaq SmallCap Market of the Aristotle Series I Preferred Stock

   Aristotle will use its reasonable best efforts to cause the shares of Aristotle Series I preferred stock to be issued to each holder of Aristotle common stock through a stock dividend prior to the consummation of the merger, to be approved for listing on the Nasdaq SmallCap Market, subject to official notice of issuance, before the completion of the merger.

The Merger Agreement

   The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this proxy statement-prospectus. The merger agreement dated as of November 27, 2001 was executed by Aristotle, Nasco, Nasco Holdings, Inc. (Nasco's sole shareholder) and Geneve Corporation (Nasco Holdings, Inc.'s majority stockholder and, accordingly, Nasco's beneficial majority stockholder).

   Conditions to Completion of the Merger. Each of Aristotle's, Nasco's, Nasco Holdings' and Geneve's obligations to complete the merger are subject to the satisfaction or waiver of the following conditions before completion of the merger:

    . approval of the merger agreement at Aristotle's annual meeting by the affirmative vote of holders of:

       . at least two-thirds of the shares of Aristotle's common stock outstanding on the record date; and

       . at least a majority of the shares of Aristotle's outstanding common stock present or represented and voting at Aristotle's annual meeting, excluding shares beneficially held by Geneve;

    . the absence of any law, decree, order, injunction, proceeding or other legal restraint or prohibition prohibiting or seeking to prevent completion of the merger;

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    .  as of the closing date of the merger but after the filing of Aristotle's amended and restated certificate of incorporation, the value of one share of Aristotle common stock must not exceed $3.00, which is to be determined by subtracting the value of one share of Aristotle Series I preferred stock from the price of one share of Aristotle common stock on the closing date. For this purpose, (A) the price of Aristotle common stock on the closing date will be the higher of (i) the mean between the highest and lowest sale price of Aristotle common stock on the Nasdaq Small Cap Market on the closing date, and (ii) the closing price of Aristotle common stock on the Nasdaq Small Cap Market on the closing date and (B) the value of one share of Aristotle Series I preferred stock on the closing date must not be less than $6.00. The value of Aristotle Series I preferred stock on the closing date will be as determined by Duff & Phelps, LLC or any other mutually satisfactory nationally recognized financial advisor. One way in which this condition may be satisfied is if the price of one share of Aristotle common stock on the closing date does not exceed $9.00 and the value of one share of Aristotle Series I preferred stock is determined to be at least $6.00.
       In order to insure that Aristotle's tax loss carryforwards are not limited, the percentage of the value of the voting stock of Aristotle beneficially owned by Geneve cannot have increased by more than 50 percentage points during the 3-year period ending on the closing date.
       At its lowest point during such period, the percentage of the value of the voting stock of Aristotle beneficially owned by Geneve was approximately 33.4%; therefore, as of the closing date, the value of the voting stock of Aristotle beneficially owned by Geneve cannot be greater than 83.4% of the total value of the voting stock of Aristotle. Based upon the terms of the merger and the other transactions which will occur on the closing date of the merger, if the value of Aristotle's common stock does not exceed $3.00 on the closing date of the merger, after giving effect to the $6.00 Series I preferred stock dividend, the value of the voting stock of Aristotle beneficially owned by Geneve cannot exceed 83.4% of the total value of the voting stock of Aristotle.

    . the receipt of all authorizations, consents, orders, permits or approvals of, or declarations or filings with, and expiration of waiting periods imposed by, any governmental authority necessary for completion of the merger, other than those which, if not obtained, would not in the aggregate have a Material Adverse Effect, as described below, on Aristotle or Nasco;

    . the receipt of all authorizations, consents, waivers or approvals of any third parties necessary for completion of the merger, other than those which, if not obtained, would not in the aggregate have a Material Adverse Effect on Aristotle or Nasco;

    . Aristotle's proposed amended and restated certificate of incorporation will have been filed with the Secretary of State of Delaware;

    . Aristotle shall have declared and paid a stock dividend to all holders of Aristotle common stock issuing one share of Series I preferred stock for each share of Aristotle common stock outstanding;

    . Aristotle and Geneve shall have entered into a stockholders agreement relating to the nomination and election of Aristotle's board of directors, which agreement is described elsewhere in this proxy statement-prospectus;

    . the preferred stock purchase agreement dated as of October 23, 1997 between Aristotle and Geneve, as amended, and the management agreement dated as of January 1, 1993 between Nasco Holdings and Nasco, as amended, shall have been terminated and be of no further force and effect;

    . the fairness opinion previously delivered by Duff & Phelps to Aristotle's board of directors, attached hereto as Annex C, shall not have been revoked or withdrawn;

    . Aristotle will have filed a registration statement, which shall have been declared effective by the SEC, on Form S-3 (if eligible or, if not eligible, on another form as may be required) and on Form 8, registering the issuance of the Series I preferred stock to be issued to holders of Aristotle's common stock prior to the consummation of the merger (since the Series I preferred stock will be registered on Form S-4, to which this proxy statement-prospectus forms a part, the parties to the merger agreement have waived this condition);

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    .  Aristotle's Series I preferred stock shall have been approved for listing on the Nasdaq SmallCap Market;

    . the holders of all options to purchase Aristotle common stock outstanding after the effective date of the merger will have agreed that they will not exercise their options for a period of at least 15 months following the effective date of the merger;

    . the value of each of Aristotle's Series I preferred stock and Series J preferred stock on the effective date of the merger will be determined by Duff & Phelps, LLC or any other nationally recognized financial advisors, except that the value of one share of each of Aristotle's Series I preferred stock and Series J preferred stock, as valued on the effective date of the merger, will be no less than $6.00 per share and will have the same value; and

    . the employment agreements between Aristotle and each of John J. Crawford and Paul M. McDonald shall have been amended to reduce the stock appreciation rights, or SARs, target price from $7.00 to $1.00 per share to reflect the fact that the value of each SAR per-share equivalent will not include the value of one share of Series I preferred stock to be received for each share of Aristotle common stock held.

   As of May 1, 2002, none of the conditions have been completed.

   "Material Adverse Effect" means any event, change or effect that is materially adverse to the condition (financial or otherwise), property, assets, liabilities, businesses, operations, results of operations or prospects of either Aristotle or Nasco and its subsidiaries, as the case may be, taken as a whole or either Aristotle's or Nasco's ability to perform its respective obligations under the merger agreement.

   However, no adverse change, effect, event, occurrence, state of facts or development with respect to or affecting the following will be deemed to constitute, or will be taken into account in determining, a Material Adverse
Effect:

    . the disallowance by the Internal Revenue Service, or IRS, of any previous tax refunds of Aristotle or the entering into an agreement with the Internal Revenue Service by Aristotle to this effect;

    . any impairment of goodwill resulting from Aristotle's acquisition of Safe Passage International, Inc.; and

    . any events, changes or effects that are consequences of terrorist activity or of the related war against terrorism.

   Aristotle's obligation to complete the merger is subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

    . Nasco's, Geneve's or Nasco Holdings' representations and warranties must be true and correct in all material respects as of the date the merger is to be completed, as though made on that date, and Aristotle will have received a certificate of the chief operating officer of Geneve to that effect;

    . Nasco, Geneve and Nasco Holdings must have complied with or performed, in all material respects, each of the covenants and obligations required of it by the merger agreement and Aristotle will have received a certificate of the chief operating officer of Geneve to that effect;

    . Aristotle must have received satisfactory evidence that NHI, LLC and Nasco have entered a binding agreement providing for the transfer of the parcel of real estate located at 801 Janesville Avenue, Fort Atkinson, Wisconsin from NHI, LLC to Nasco within three months of the closing of the merger for a purchase price equal to NHI, LLC's adjusted cost of the property at the time of transfer, and Aristotle will have received a certificate of the chief operating officer of Geneve as to the adjusted cost of the property; and

    . Aristotle must have received evidence reasonably satisfactory to it that the funded indebtedness of Nasco as of the effective date of the merger is less than $46 million.

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   Each of Nasco's, Nasco Holding's or Geneve's obligation to complete the merger is subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

    . Aristotle's representations and warranties must be true and correct in all material respects as of the date the merger is to be completed, as though made on that date, and Geneve will have received a certificate of the chief executive officer of Aristotle to that effect;

    . Aristotle must have complied with or performed, in all material respects, each of the covenants and obligations required of it by the merger agreement and Geneve will have received a certificate of the chief executive officer of Aristotle to that effect;

    . Aristotle and Geneve shall have entered into an exchange agreement which is described elsewhere in this proxy statement-prospectus; and

    . Aristotle must have received resignations from the current members of its board of directors except for John Crawford, John Lahey and Sharon Oster, each of whom will continue to serve as a member of the Aristotle board of directors:

    . Aristotle intends to recirculate the proxy statement-prospectus and resolicit proxies in the event that any material provision of the merger agreement is materially amended and/or any material condition to completion of the merger is waived and the failure to satisfy such condition is material.

   Registration and Listing of Aristotle Series I Preferred Stock. The merger agreement contains covenants whereby Aristotle promises to:

    . have filed a registration statement on Form S-3 (if eligible or, if not eligible, on another form as may be required) and on a Form 8, registering the issuance of the Series I preferred stock to be issued to holders of Aristotle's common stock prior to the consummation of the merger (since Aristotle will register the Series I preferred stock on Form S-4, to which this proxy statement-prospectus forms a part, the parties to the merger agreement have waived this covenant);

    . use its reasonable best efforts to cause the registration statements to be declared effective by the SEC as promptly as practicable after the filing thereof; and

    . use its reasonable best efforts to have the Aristotle Series I preferred stock approved for listing on the Nasdaq SmallCap Market.

   Access to Information; Confidentiality. The merger agreement contains covenants which state that, from the date of the merger agreement through the date the merger is effective, each party to the merger agreement shall:

    . upon ten days prior notice, provide to the requesting party, reasonable access at reasonable times to the officers, employees, agents, properties, offices and other facilities of each party and each party's subsidiaries and to the books and records thereof, including, without limitation, access to each party's accountants, any correspondence between each party and the accountants and work papers prepared with respect to any party to the merger agreement by the accountants;

    . furnish promptly information concerning its business, properties, contracts, assets, liabilities, personnel and other aspects as the requesting party may reasonably request; and

    . comply with, and will cause their respective subsidiaries to comply with, all of their respective obligations under the confidentiality agreement dated July 17, 2001 between Geneve and Aristotle, as amended.

   No Solicitation of Other Proposals by Aristotle, Nasco and Geneve. The merger agreement contains detailed provisions prohibiting Aristotle, including its subsidiaries, Nasco and Geneve from seeking an alternative transaction. Under these "no solicitation" provisions, each of Aristotle, Nasco and Geneve has agreed

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that until the merger agreement is terminated, it will not, nor will it permit any of its subsidiaries or representatives acting on behalf of its subsidiaries to, directly or indirectly:

    . initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to a Competing Transaction, as defined below;

    . have any discussion with or provide any confidential information or data relating to the party or its subsidiaries to any person relating to a Competing Transaction; or

    . engage in any negotiations concerning a Competing Transaction, or otherwise facilitate any effort or attempt to make or implement a Competing Transaction or accept a Competing Transaction.

   However, the merger agreement does not prevent Aristotle from entering into discussions, or furnishing confidential information to a third party if:

    . Aristotle engages in any discussions or negotiations with, or provides any information to, any person in response to an unsolicited written Competing Transaction by the person; or

    . Aristotle recommends an unsolicited written Competing Transaction to the holders of its common stock if:

       . Aristotle's board of directors concludes in good faith, after consultation with independent financial advisors, that the Competing Transaction would, if consummated, result in a transaction more favorable to all or substantially all of the holders of its common stock other than the merger; and

       . Aristotle's board of directors determines, in good faith, after consultation with independent legal counsel, that this action is necessary for its board of directors to act in a manner consistent with its fiduciary duties under applicable law; and

       . prior to providing any information or data regarding Aristotle to any person or any of the person's representatives in connection with a proposal by the person, Aristotle receives from the person an executed confidentiality agreement on terms at least as restrictive on the person as those contained in the confidentiality agreement that was entered into between Geneve and Aristotle; and

       . prior to providing any information or data to any person or any of the person's representatives or entering into discussions or negotiations with any person or any of the person's representatives, Aristotle notifies Geneve and Nasco promptly of the receipt of a proposal indicating, in connection with the notice, the name of the person and attaching a copy of the proposal or offer or providing a complete written summary thereof.

   A "Competing Transaction" means any proposal or offer relating to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets of Nasco, Aristotle or any of their subsidiaries, as applicable, taken as a whole, or 15% or more of the equity securities of Nasco or Aristotle, as applicable.

   Directors' and Officers' Indemnification and Insurance. The merger agreement contains provisions which state that, after the merger is complete:

    . Aristotle's proposed amended and restated certificate of incorporation and bylaws will contain the provisions regarding liability of directors and indemnification of directors, officers, employees, fiduciaries and agents of Aristotle that provide the maximum protection for them under Delaware law, which provisions will not be amended, repealed or otherwise modified for a period of five years from the date on which the merger becomes effective in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the date the merger becomes effective were directors, officers, employees, fiduciaries or agents of Aristotle.

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

    . For a period of five years after the date the merger becomes effective, Aristotle will cause to be maintained in effect policies of directors' and officers' liability insurance with coverage in amount and scope at least as favorable as Aristotle's existing policies with respect to claims arising from facts or events that occurred prior to the date the merger became effective.

    . Aristotle shall indemnify and hold harmless each of its present and former directors and officers as well as any other person covered by Aristotle's directors' and officers' liability insurance, as of the date the merger becomes effective, from and against any costs, judgments, fines, losses, obligations, claims, damages, liabilities, or expenses (including interest, penalties, reasonable out-of-pocket expenses and reasonable attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to which the director or officer has been made a party by reason of the fact that the individual was a director or officer of Aristotle, arising out of, resulting from, or pertaining to matters existing or occurring at or prior to the date the merger becomes effective to the fullest extent that Aristotle would have been permitted or required under Delaware law and under Aristotle's certificate of incorporation, as in effect prior to the effectiveness of the merger, to indemnify the officers and directors; provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and Aristotle's certificate of incorporation will be made by independent counsel selected by Aristotle.

   Issuance of Additional Shares of Aristotle's Common Stock. The merger agreement contains provisions which state that, in the event Aristotle issues any shares of its common stock or any securities convertible into its common stock prior to the closing date of the merger, Geneve will have the right to purchase, and Aristotle agrees to issue and sell to Geneve, at Geneve's sole discretion, a number of shares of Aristotle common stock sufficient to maintain Geneve's 50.99% ownership in Aristotle. The sale of securities to Geneve by Aristotle will be at a price equal to the mean of the high and low sales prices of Aristotle's common stock on the Nasdaq SmallCap Market on the date of the sale.

   Termination. The merger agreement may be terminated at any time prior to completion of the merger, whether or not stockholder approval has already been obtained, as follows:

    . by mutual written consent of Aristotle and Geneve duly authorized by each of Aristotle's and Geneve's board of directors;


    . by either Aristotle or Geneve if the merger is not completed by June 30, 2002, except that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or has resulted in, the failure of the merger to be completed by this date;


    . by either Aristotle or Geneve if any governmental authority issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the merger, and the order, decree, ruling or other action becomes final and nonappealable;

    .  by Geneve, if:

       . Aristotle's board of directors withdraws, modifies or changes its recommendation of the merger agreement in a manner adverse to Geneve, or has resolved to do so;

       . Aristotle's board of directors has refused to affirm its recommendation of the merger agreement as promptly as practicable after receiving a bona fide proposal or offer relating to a Competing Transaction, but in any case within ten business days after receipt of any written request from Geneve or Nasco;

       . Aristotle's board of directors has recommended to the stockholders of Aristotle a Competing Transaction, or has resolved to do so; or

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       .  a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of Aristotle is commenced, and Aristotle's board of directors fails to recommend against acceptance of the tender offer or exchange offer by its stockholders, including not taking a position with respect to the acceptance of the tender offer or exchange offer by its stockholders.

    . by Geneve if Aristotle breaches or fails to perform in any material respects (which breach or failure cannot be or has not been cured within 30 days after giving notice of such breach or failure) any of its representations, warranties, covenants or other obligations contained in the merger agreement; and

    . by Aristotle if each of Nasco, Nasco Holdings or Geneve breaches or fails to perform in any material respects (which breach or failure cannot be or has not been cured within 30 days after giving notice of such breach or failure) any of its representations, warranties, covenants or other obligations contained in the merger agreement.

   Conduct of Aristotle's and Nasco's Business Pending the Merger. Under the merger agreement, each of Aristotle and Nasco has agreed that during the period before completion of the merger, it will insure that it and its subsidiaries will conduct business and operations in the ordinary course in accordance with past practices. Each of Aristotle and Nasco has also agreed that it will use reasonable efforts to insure that it and each of its subsidiaries preserves intact its current business organization, keeps available the services of its current officers, significant employees and consultants and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and others with whom they have business relationships.

   In addition to these agreements regarding the general conduct of its business, each of Aristotle and Nasco has agreed to some specific restrictions (except as disclosed in the disclosure schedules to the merger agreement), including the agreement not to:

    . amend or otherwise change its certificate of incorporation or bylaws except as set forth in Aristotle's proposed amended and restated certificate of incorporation;

    . issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the issuance, sale, pledge, disposition, grant transfer, lease, license, guarantee or encumbrance of:

       . any property or assets of Nasco or Aristotle or any of its subsidiaries, except in the ordinary course of business and in a manner consistent with past practice; provided that, the aggregate amount of any the sale or disposition (other than a sale or disposition of products or other inventory in the ordinary course of business consistent with past practice) or pledge, grant, transfer, lease, license, guarantee or encumbrance of the property or assets of Nasco or Aristotle or any of its subsidiaries will not exceed $50,000;

       . any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind, including any phantom interest, to acquire any shares of capital stock of, or any other ownership interest in, Nasco or Aristotle or any of its subsidiaries, unless Geneve is given the right to purchase, and Aristotle agrees to issue and sell to Geneve, at Geneve's sole discretion, a number of shares of Aristotle common stock sufficient to maintain Geneve's 50.99% ownership in Aristotle;

       . declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

       . reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

    . acquire, including, without limitation, by merger, consolidation, or acquisition of stock or assets, any interest in any corporation, partnership, other business organization, person or any division thereof or any assets, other than:

       . acquisitions of any assets in the ordinary course of business consistent with past practice that are not, in the aggregate, in excess of $50,000, or

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

       . purchases, whether for cash or upon an exchange, of inventory for resale in the ordinary course of business and consistent with past practice;

    . incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, provided, however, that in no event will Nasco incur funded indebtedness which would cause its aggregate funded indebtedness to exceed $46 million as of the closing date of the merger;

    . terminate, cancel or request any material change in, or agree to any material change in any material contract, as further described in the merger agreement, or enter into any contract or agreement material to the business, results of operations or financial condition of Nasco or Aristotle or any of its subsidiaries taken as a whole, in either case other than in the ordinary course of business, consistent with past practice;

    .  make or authorize any capital expenditure;

    . increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of Nasco or Aristotle or any of their respective subsidiaries who are not officers of the party, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Nasco or Aristotle or any of their respective subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option (including, without limitation, the granting of stock options, stock appreciation rights, stock option appreciation unit awards, performance awards or performance restricted stock awards), stock purchase, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as set forth in the merger agreement and to the extent required by applicable law or the terms of a collective bargaining agreement or a contractual obligation existing on the date of the merger agreement;

    . take any action with respect to modifying accounting policies or procedures, other than actions in the ordinary course of business, consistent with past practice or the requirements of GAAP and as advised by Nasco's or Aristotle's regular certified independent public accountants;

    . waive, release, assign, settle or compromise any material claims or litigation involving money damages in excess of $50,000, except for claims asserted by Nasco or Aristotle or its subsidiaries;

    . make any material tax election or settle or compromise any material federal, state, local or foreign tax liability;

    . take any action that will be likely to result in Aristotle's or Nasco's applicable representations and warranties set forth in the merger agreement becoming false or inaccurate in any material respect;

    . take any action or fail to take any action that results in a Material Adverse Effect; or

    . allow the occurrence, as a result of the merger, of the triggering of a change of control or similar clause or any event which constitutes a default, or an event which with notice or lapse of time or both would become a default, under any material contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it or any of its subsidiaries is a party.

   Notice of Certain Events. Each of Aristotle, Nasco and Geneve promises to give the other prompt notice of the following events:

    . any notice or other communication from any person alleging the consent of the person is or may be required in connection with the merger;

    . any notice or other communication from any government entity, as further described in the merger agreement, in connection with the merger;

    . any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened in writing against, relating to or involving or otherwise affecting Aristotle, Nasco or Geneve, as the case may be, or any of its respective subsidiaries that relate to the consummation of the merger;

    . the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any material contract; and

    . any change that is reasonably likely to result in a Material Adverse Effect or is likely to delay or impede the ability of either Aristotle, Nasco or Geneve, as the case my be, to consummate the transactions contemplated by the merger.

   Resignation of Specified Aristotle Directors. The merger agreement provides that Aristotle will use reasonable best efforts to obtain the resignations of the directors who no longer are required by the merger agreement and the stockholders agreement to be members of Aristotle's board of directors after the consummation of the merger.

   Expenses. All fees and expenses incurred in connection with the merger agreement will be paid by the party incurring the expenses, whether or not the merger is completed; provided however, in the event the merger agreement is terminated due to a breach of the agreement by a party, the breaching party will promptly pay to the non-breaching party the non-breaching party's expenses.

   Representations and Warranties. The merger agreement contains representations and warranties given by Geneve, Nasco Holdings, Nasco and, when applicable, Nasco's subsidiaries, relating to, among other things:

    .  Nasco's corporate organization and qualification to do business;

    .  subsidiaries of Nasco;

    .  Nasco's charter documents and bylaws;

    .  capitalization of Nasco;

    . each of Nasco's, Nasco Holdings' and Geneve's authority to enter into and binding nature of the merger agreement;

    . the absence of conflicts, violations and defaults under each of Nasco's, Nasco Holdings' and Geneve's articles of incorporation and bylaws or under other documents and agreements to which Nasco is a party;

    .  required governmental consents;

    . permits, as described in the merger agreement, necessary to run Nasco's business;

    .  litigation;

    . the absence of changes, as specified in the merger agreement, in Nasco's business since December 31, 2000;

    .  Nasco's financial statements;

    .  Nasco's employee benefit plans and labor matters;

    .  Nasco's contracts and debt instruments;

    .  environmental matters;

    .  Nasco's intellectual property;

    .  taxes;

    .  Nasco's property and leases;

    .  Nasco's insurance policies; or

    . whether brokers, finders or investment bankers were involved in the merger.

   The representations and warranties given by Nasco, Nasco Holdings and Geneve in the merger agreement do not survive completion of the merger.

   The merger agreement also contains representations and warranties given by Aristotle and, when applicable, its subsidiaries, relating, to among other things:

    .  corporate organization and qualification to do business;

    .  subsidiaries of Aristotle;

    .  Aristotle's charter documents and bylaws;

    .  capitalization;

    .  authority to enter into and binding nature of the merger agreement;

    . the absence of conflicts, violations and defaults under Aristotle's certificate of incorporation and bylaws or under other documents and agreements to which Aristotle is a party;

    .  required governmental consents;

    . permits, as described in the merger agreement, necessary to run its business;

    . documents filed with the Securities and Exchange Commission and the financial statements included in those documents;

    . the absence of changes, as specified in the merger agreement, in Aristotle's business since June 30, 2001;

    .  Aristotle's employee benefit plans and labor matters;

    .  Aristotle's contracts and debt instruments;

    .  absence of undisclosed litigation;

    .  environmental matters;

    .  Aristotle's intellectual property;

    .  taxes;

    .  Aristotle's property and leases;

    .  Aristotle's insurance policies; or

    . whether brokers, finders or investment bankers were involved in the merger.

   The representations and warranties given by Aristotle in the merger agreement do not survive completion of the merger.

   The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully Article III of the merger agreement entitled "Representations and Warranties of the Company" and
Article IV of the merger agreement entitled "Representations and Warranties of Parent, Nasco Holdings and Nasco."

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

   Amendment. The merger agreement may be amended with the approval of the board of directors of Aristotle, Nasco, Geneve and Nasco Holdings at any time, except that, after the approval and adoption of the merger agreement by Aristotle's stockholders, no amendment will be made which increases the consideration to be given to Nasco's sole shareholder upon consummation of the merger.

Restrictions on Sales of Shares of Aristotle Stock Received by Nasco Holdings

   The shares of Aristotle common stock to be issued to Nasco's sole shareholder, Nasco Holdings, in connection with the merger will be registered under the Securities Act of 1933, as amended, or the Securities Act. Nasco Holdings is deemed to be an "affiliate" of Nasco because it is Nasco's sole controlling shareholder. For this reason, Nasco Holdings may not sell its shares of Aristotle common stock acquired in connection with the merger except under:

    . an effective registration statement under the Securities Act covering the resale of those shares;

    .  an exemption under paragraph (d) of Rule 145 of the Securities Act; or

    .  any other applicable exemption under the Securities Act.

   The shares of Series J preferred stock to be issued to Nasco Holdings in connection with the merger will be issued in reliance upon the exemption from the registration requirements of the Securities Act as a private placement of unregistered securities under Section 4(2) of the Securities Act. Accordingly, the shares of Series J preferred stock will be "restricted securities," subject to a legend and will not be freely tradable in the United States until the shares are registered for resale under the Securities Act, or to the extent they are tradable under Rule 144 promulgated under the Securities Act or any other available exemption. Accordingly, any resale or other disposition of the securities in the United States must be made either under a registration statement filed by Aristotle with the Securities and Exchange Commission or under an exemption from the registration requirements of the Securities Act. Rule 144 of the Securities Act may provide an exemption from the registration requirements of the Securities Act for resale of the securities in the United States. However, since Nasco Holdings will be deemed an "affiliate" of Aristotle, any sale of any its securities under Rule 144 would be subject to volume limitations and require the satisfaction of specified conditions, including, among other things:

    . the sale occurring not less than one year after the effective time of the merger;

    . the availability of specified current public information about Aristotle; and

    . the sale being through an unsolicited "broker's transaction" or in transactions directly with a market maker (as the term is defined under the Securities Exchange Act of 1934, as amended).

   Aristotle's registration statement on Form S-4, of which this proxy statement-prospectus forms a part, does not cover the resale of shares of Aristotle common stock and Aristotle preferred stock to be received by Nasco Holdings in the merger.

Stockholders Agreement

   Upon closing of the merger, Aristotle will enter into a stockholders agreement with Geneve and Nasco Holdings whereby Geneve and Nasco Holdings agree to vote their shares of Aristotle common stock which will comprise approximately 90% of Aristotle's voting stock after the merger, to nominate and elect as directors John J. Crawford, John Lahey and Sharon Oster. In the case of the death, incapacity or resignation of any of these directors, Geneve and Nasco Holdings agree to vote their shares of Aristotle common stock to elect another person from the members of Aristotle's board of directors prior to the close of merger (other than Edward Netter and Steven B. Lapin), who are willing to serve in this capacity. This stockholders agreement will terminate on the third anniversary of the closing date of the merger.

Exchange Agreement

   Aristotle and Geneve have entered into an exchange agreement providing that, immediately following the filing of the certificate of merger, Geneve will transfer to Aristotle all shares of Series I preferred stock owned by Geneve in exchange for the issuance by Aristotle to Geneve of an identical number of newly issued shares of Series J preferred stock. This exchange agreement results in Geneve owning less voting stock which insures that the percentage of the value of the voting stock of Aristotle beneficially owned by Geneve does not increase by more than 50 percentage points during the 3-year period ending on the merger date and, therefore, the utilization of the net loss operating carryovers of Aristotle will not be limited.

Operations After the Merger

   As a result of the merger, Nasco will merge with Aristotle. Following the merger, John J. Crawford and Paul M. McDonald, Aristotle's current Chief Executive Officer and Chief Financial Officer, respectively, will remain in those positions, and it is contemplated that Steven B. Lapin, Geneve's current President and Chief Executive Officer, will be appointed and act also as Aristotle's President and Chief Operating Officer, and Richard J. Ciurczak, Nasco's current President, will be appointed and act also as Aristotle's Executive Vice President of Business Development. Following the merger, the members of Aristotle's board of directors will be John J. Crawford, John Lahey, Steven B. Lapin, Donald T. Netter, Edward Netter, Sharon Oster, James G. Tatum and Roy T.K. Thung. Management of new Aristotle subsidiaries to be acquired as a result of the merger with Nasco and the respective membership of the subsidiaries' board of directors will remain unchanged as a result of the merger. Further, at the closing of the merger, Aristotle will change its accounting fiscal year, which currently ends on June 30th of each year, to a calendar accounting fiscal year and will amend its bylaws accordingly.

   Under the merger, the sole shareholder of Nasco will become a stockholder of Aristotle and its rights as a stockholder will be governed by Aristotle's amended and restated certificate of incorporation, Aristotle's amended and restated bylaws and the laws of the State of Delaware. See "Comparison of Rights of Nasco Shareholders and Aristotle Stockholders."

                 MANAGEMENT OF ARISTOTLE FOLLOWING THE MERGER

Executive Officers of Aristotle

   The following table sets forth the name and age of and all positions to be held by individuals who will be the principal executive officers of Aristotle upon completion of the merger. These executive officers will serve at the discretion of Aristotle's board of directors, subject to employment agreements entered into with Messrs. Crawford and McDonald:

    Name                Age Title
    ----                --- -----
    John J. Crawford    57  Chief Executive Officer
    Steven B. Lapin     56  President and Chief Operating Officer
    Richard J. Ciurczak 46  Executive Vice President of Business Development
    Paul M. McDonald    49  Chief Financial Officer


   Biographies for John J. Crawford, Steven B. Lapin and Paul M. McDonald are contained in the section entitled "Information Concerning Aristotle--Current Management" on page 91 of this proxy statement-prospectus. For the past five years, Richard J. Ciurczak has served as the President of Nasco.


Compensation of Executive Officers


   Messrs. Crawford and McDonald have entered into employment agreements with Aristotle which terms are discussed on page 95 of this proxy statement-prospectus. No compensation agreement has been agreed to with Mr. Lapin. It is anticipated that Aristotle's board of directors will meet shortly after the completion of the merger to consider compensation arrangements for Mr. Lapin and other officers.


Board of Directors of Aristotle


   Upon completion of the merger, the board of directors of Aristotle will be comprised of eight individuals, three of whom will be designated as provided in a stockholders agreement to be entered into by Aristotle, Geneve and Nasco Holdings in connection with the merger, which is described in more detail on page 78 of this proxy statement-prospectus. In connection with the consummation of the merger, Aristotle's amended and restated certificate of incorporation will be amended upon the filing of the certificate of merger to include changes whereby, among other things, the board of directors of Aristotle will no longer be subject to staggered terms. The following individuals have been initially designated to be directors of Aristotle upon completion of the merger:


     Name               Age Position to be held with Aristotle
     ----               --- ----------------------------------
     John J. Crawford+* 57  Director and Chief Executive Officer
     John Lahey+*       55  Director
     Steven B. Lapin+   56  Director, President and Chief Operating Officer
     Donald T. Netter   40  Director
     Edward Netter+     69  Director
     Sharon Oster+*     53  Director
     James G. Tatum     60  Director
     Roy T.K. Thung     58  Director

--------
+  Existing member of Aristotle's board of directors
* Designated as provided under the stockholders agreement between Aristotle, Geneve and Nasco Holdings

   Donald T. Netter will become a director of Aristotle upon consummation of the merger. He has served as Chairman and Chief Executive Officer of the managing member of the general partner of The Dolphin Limited Partnerships, investment limited partnerships for the last five years. Mr. Netter is also a director of Nasco and Nasco Holdings. Donald Netter is the son of Edward Netter.

   James G. Tatum will become a director of Aristotle upon consummation of the merger. For the past five years, he has served as a registered investment advisor in Birmingham, Alabama, managing funds for individual, corporate and trust clients. Mr. Tatum has served as a director of Independence Holding Company since April 2000.

   Roy T.K. Thung will become a director of Aristotle upon consummation of the merger. Since January 2000, he has served as Chief Executive Officer of Independence Holding Company, a holding company engaged principally in the life and health insurance business. From July 1999 through January 2000, he served as President of Independence Holding Company. For more than five years prior to July 1999, Mr. Thung served as Executive Vice President and Chief Financial Officer of Independence Holding Company. He has also served as Executive Vice President of Geneve for the past five years. Mr. Thung also is a director of Nasco and Nasco Holdings.


   Biographies for John J. Crawford, John Lahey, Steven B. Lapin, Edward Netter and Sharon Oster are contained in the section entitled "Information Concerning Aristotle--Current Management" on page 91 of this proxy statement-prospectus.


Committees of Aristotle's Board of Directors.

   Upon completion of the merger, the board of directors of Aristotle initially will have two committees:

    . an audit committee, which will be comprised of three directors, who will be John Lahey, Sharon Oster and James Tatum. The duties of the audit committee include reviewing Aristotle's financial statements and the scope of the independent annual audit and internal audits. It also reviews the independent accountants' letter to management concerning the effectiveness of Aristotle's internal financial and accounting controls, and reviews and recommends to Aristotle's board of directors the firm to be engaged as Aristotle's independent accountants. The audit committee may also examine and consider any other matters relating to the financial affairs and operations of Aristotle as it determines to be appropriate; and

    . a human resources and stock option committee, which will be comprised of three directors to be appointed shortly after the completion of the merger. The human resources and stock option committee will review the salary structure and policies of Aristotle and its subsidiaries and make recommendations to Aristotle's board of directors relating to Aristotle's 2002 Stock Plan.

Compensation of Directors

   The three independent members of Aristotle's board of directors after the merger, Messrs. Lahey and Tatum and Ms. Oster, each will receive a retainer of $7,500. In addition to the retainer, the chairperson and the members of the committees of the board will receive $550 or $500, respectively, for each meeting attended.

   Non-employee directors will be eligible to receive grants of stock options under the 2002 Stock Plan. The 2002 Stock Plan provides for the automatic grant of non-qualified options to Aristotle's non-employee directors. Each non-employee director, upon first being elected to the board of directors, will be eligible to receive an option to purchase 2,500 shares of Aristotle common stock, which will vest one year after the date of the grant of the option. Additionally, the 2002 Stock Plan provides for a grant to each non-employee director on the date of his or her reelection (provided that the director has served as a director since his or her initial election) of an option to purchase 500 shares, which will vest one year after the date of the grant of the option, assuming uninterrupted service on the board of directors. None of these options will be exercisable until at least 15 months following the effective date of the merger. If the merger is consummated and the stockholders of Aristotle approve the proposed 2002 Stock Plan, Aristotle will cease issuing options under the 1997 Employee and Director Stock Plan and, accordingly, will discontinue the automatic grants of options to non-employee directors under the 1997 Stock Plan.

              CHANGES TO ARISTOTLE'S CERTIFICATE OF INCORPORATION

Aristotle's Proposed Amended and Restated Certificate of Incorporation


   In connection with the merger, at Aristotle's annual meeting, holders of Aristotle common stock will be asked to consider and vote upon two proposals to amend and restate its certificate of incorporation as set forth in Aristotle's amended and restated certificate of incorporation attached to this proxy statement-prospectus as Annex B.



  Proposal Regarding Changes to Capitalization



   The first proposal relates to amending the certificate of incorporation to increase the amount of Aristotle common stock authorized for issuance and authorizes and sets forth the rights, preferences and privileges of the Series I preferred stock and the Series J preferred stock. The increase in the amount of authorized common stock and the authorization of the Series I and Series J preferred stock is required as a condition to the closing of the merger to enable Aristotle to issue the merger consideration. More specifically, the initial amended and restated certificate of incorporation does the following:



    . increases the number of shares of Aristotle common stock authorized for issuance from 3,000,000 to 20,000,000, to, among other things, allow Aristotle to issue an aggregate of 15,000,000 shares of common stock to the sole shareholder of Nasco upon consummation of the merger between Aristotle and Nasco and issue shares of common stock upon conversion of the Series I preferred stock to be issued as a condition to closing of the merger.



    . authorizes issuance of up to 2,400,000 shares of Aristotle Series I $6.00 convertible cumulative 11% preferred stock for issuance (1) to holders of existing shares of Aristotle common stock on the closing date of the merger and (2) upon exercise of the options, to holders of options to purchase Aristotle common stock under Aristotle's 1997 Employee and Director Stock Plan as a closing condition of the merger agreement with the rights, preferences and privileges set forth in the section entitled "Description of Aristotle's Capital Stock" of this proxy statement-prospectus on page 73 herein.



    . authorizes issuance of up to 11,200,000 shares of Aristotle Series J $6.00 non-voting cumulative 12% preferred stock to be issued to the sole holder of shares of Nasco common stock under the terms of the merger and to Geneve under the terms of the exchange agreement with the rights, preferences and privileges set forth in the section entitled "Description of Aristotle's Capital Stock" of this proxy statement-prospectus on page 73 herein.



  Proposal Relating to Indemnification



   The second proposal relates to amending the certificate of incorporation to address issues regarding officer, director and agent liability for actions taken on behalf of Aristotle, including limiting personal liability of Aristotle's directors to the fullest extent allowed under Delaware General Corporate Law and detailing certain indemnification obligations of Aristotle relating to its directors, officers and agents. For instance, the amended and restated certificate of incorporation states that Aristotle:


    . will indemnify, and advance expenses to, directors and officers subject only to limits created by applicable Delaware law, statutory or non-statutory, with respect to action for breach of duty to Aristotle, its stockholders, and others;

    . will indemnify each person who is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of Aristotle or subsidiary of Aristotle, and Aristotle will advance all expenses actually or reasonably incurred by any of those persons in defense of any proceeding prior to its final determination, to the fullest extent authorized by the Delaware General Corporation Law;

    . may enter into contracts to provide officers, directors, employees or agents with specified rights of indemnification to the maximum extent permitted by the Delaware General Corporation Law; and

    . in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors and officers, must indemnify those persons to the fullest extent provided by the law, as amended.

   Aristotle's amended and restated certificate of incorporation further states that in any proceeding against Aristotle to enforce these rights, each person will be presumed to be entitled to indemnification and Aristotle will have the burden of proving that the person has not met the standards of conduct for permissible indemnification set forth in the Delaware General Corporation Law, except that if the Delaware General Corporation Law requires the payment of expenses in advance of the final disposition of a proceeding, Aristotle may only pay the expenses if that person undertakes to repay Aristotle if it is ultimately determined that he or she was not entitled to indemnification. Aristotle's amended and restated certificate of incorporation also provides that, if Aristotle fails to make an indemnification payment within 60 days after a payment is claimed by a director or officer, the person is permitted to petition a court of Delaware to make an independent determination as to whether the person is entitled to indemnification.

   Under the terms of the merger agreement, if approved by Aristotle's stockholders, Aristotle's amended and restated certificate of incorporation will be filed immediately prior to the closing of the merger.

Changes to Aristotle's Certificate of Incorporation Following the Merger

   In connection with the merger, at the annual meeting, holders of Aristotle common stock will be asked to consider and vote upon a proposal to further amend its certificate of incorporation as set forth in Aristotle's second amended and restated certificate of incorporation attached to this proxy statement-prospectus as Annex G. This second amended and restated certificate of amendment, which will be filed with the certificate of merger, will reflect the removal of provisions that do the following:

    . establish staggered terms for and classification of the members of Aristotle's board of directors;

    . mandate that special meetings of Aristotle's stockholders may only be called by the chairman of Aristotle's board of directors, Aristotle's president or Aristotle's board of directors; and

    . state that any action required or permitted to be taken by Aristotle's stockholders must be taken at an annual or special meeting of the stockholders and may not be affected by any consent in writing unless such consent is unanimous.


   The provisions being removed are generally considered to be impediments to changes in control which the Aristotle board of directors believes will no longer be relevant after the merger, at which time Geneve Corporation will control approximately 90% of Aristotle's voting securities.


   The second amended and restated certificate of incorporation also revises the manner in which Aristotle may amend its certificate of incorporation and bylaws.

   . Currently, amending Aristotle's bylaws requires the affirmative vote of at least two thirds of either the board of directors or Aristotle's outstanding voting stock. The second amended and restated certificate of incorporation would permit Aristotle's board of directors to amend the bylaws by a simple majority vote; in addition, Aristotle stockholders would, by simple majority vote, be able to adopt by-laws and amend or repeal by-laws adopted by the Aristotle board of directors.

   . Currently, any amendment of the certificate of incorporation must be proposed by the affirmative vote of at least two thirds of Aristotle's board of directors and thereafter approved by the affirmative vote of at least a majority of Aristotle's outstanding voting stock. Furthermore, if the proposed amendment is to certain articles of the incorporation (specifically those entitled "directors," "bylaws," "special meetings," "criteria for evaluating certain officers," "anti-greenmail," or "shareholder action"), then approval requires the affirmative vote of at least two thirds of Aristotle's outstanding voting stock and if the proposed amendment is to the article entitled "certain business combinations," then approval requires the affirmative vote of at least 80 percent of Aristotle's outstanding voting stock. Under the second amended and restated certificate of incorporation, a simple majority vote of Aristotle's board of directors would be sufficient to permit the board of directors to propose to the stockholders that the certificate of incorporation be amended, and the affirmative vote of a majority of Aristotle's outstanding voting stock would be sufficient to approve the amendment, except that the affirmative vote of 80 percent of Aristotle's voting stock would still be required to amend the article entitled "certain business transactions."

   The second amended and restated certificate of incorporation will not take effect unless and until the merger is declared effective by the Secretary of State of the State of Delaware.

          RELATIONSHIP BETWEEN ARISTOTLE AND NASCO AND ITS AFFILIATES

   Nasco is a wholly owned subsidiary of Nasco Holdings, Inc., a majority owned subsidiary of Geneve Corporation. Geneve beneficially owns approximately 51% of the outstanding Aristotle common stock, and immediately after the merger will beneficially own approximately 90% of the voting stock of Aristotle. Through its ability to elect a majority of the directors of Aristotle, after the merger Geneve will have the ability to control all matters relating to the management of Aristotle, the issuance of Aristotle common stock and other securities of Aristotle and the payment of dividends on Aristotle capital stock. Geneve will also have the ability to control Aristotle's development, capital, operating and acquisition expenditure plans. In addition, Geneve will have effective control over the outcome of all matters upon which Aristotle stockholders vote.

   Aristotle and Geneve entered into a preferred stock purchase agreement dated October 22, 1997, as amended, whereby Geneve purchased 489,131 shares of Aristotle's Series E convertible preferred stock for $4.60 per share and an aggregate purchase price of $2,250,000. Geneve has since converted all of its outstanding shares of Series E preferred stock to Aristotle common stock. Under
Section 5.05 of the preferred stock purchase agreement, Aristotle granted Geneve the right to designate two members to Aristotle's board of directors. Currently, Geneve has designated Steven B. Lapin and Edward Netter to Aristotle's board of directors. Further, Section 5.05 includes the provision that, at any meeting of the holders of Aristotle capital stock through January 1, 2003, Geneve will exercise its voting rights and privileges of those shares that exceed 30% of the then outstanding voting securities for or against any proposal related to the election of directors or the appointment of auditors in the same percentage as all other voting securities in Aristotle were voted for or against the proposal in a preliminary vote taken for this purpose at the meeting. Under the terms of the merger agreement, effective on the date of the consummation of the merger, the preferred stock purchase agreement, and all amendments thereto, will terminate and be of no further force or effect.

   In connection with Geneve's purchase of Aristotle's Series E preferred stock, Aristotle entered into a registration rights agreement dated October 22, 1997 with Geneve whereby Aristotle agreed, at Geneve's request, to register with the SEC Geneve's shares of common stock obtained upon conversion of any Aristotle preferred stock owned by Geneve.

   On February 9, 2000, Geneve loaned Aristotle $330,000 under a promissory note with interest to accrue at a rate of 8% per annum, payable quarterly in arrears. In consideration of the loan, on February 5, 2000 and May 5, 2000, Geneve converted all of its outstanding Aristotle Series F, Series G and Series H preferred stock into 98,715 shares of Aristotle common stock.

   Under a letter dated April 28, 2000, Geneve agreed not to acquire, without the prior written consent of Aristotle's board of directors, additional shares of Aristotle capital stock, if the purchase would cause Geneve to beneficially own more than 51% of the total issued and outstanding shares of Aristotle capital stock.

   Under a letter dated June 16, 2000, Geneve agreed to accept as payment in full for the February 9, 2000 promissory note 56,100 shares of Aristotle common stock.

   Nasco Holdings and its wholly owned subsidiary, Nasco, are parties to a management agreement dated January 1, 1993, as amended from time to time, under which Nasco Holdings provides consulting, advisory and other services to Nasco. The management agreement calls for Nasco to pay Nasco Holdings $1,611,600 per year for services rendered. As a closing condition to the merger, the management agreement will be terminated prior to or on the closing date of the merger.

                           PRO FORMA FINANCIAL DATA
                                  (unaudited)

   The following unaudited pro forma statement of operations for the twelve months ended December 31, 2001 reflects the historical accounts of Nasco International, Inc. and Aristotle for the period adjusted to give pro forma effect to the Aristotle acquisition as if the transaction and the related stock dividend issuance had occurred at the beginning of the period. The pro forma statements of operations also reflect the Nasco acquisition of Spectrum Educational Supplies, Ltd., or Spectrum, as if it had occurred at the beginning of the period.

   The following unaudited pro forma balance sheet as of December 31, 2001 reflects the historical accounts of Nasco and Aristotle as of that date adjusted to give pro forma effect to the Aristotle acquisition as if the transaction had occurred as of December 31, 2001.


   Under the merger agreement, Nasco Holdings, the direct parent of Nasco, will receive 15,000,000 shares of Aristotle common stock and 10,000,000 shares of Series J $6.00 non-voting cumulative 12% preferred stock, carrying a per annum dividend of 12% (collectively, the Nasco Consideration), in exchange for all of the common stock of Nasco. The board of directors of Aristotle has declared a stock dividend contingent upon the consummation of the merger and payable on the date of the closing of the merger so that each holder of Aristotle common stock as of June 10, 2002 will receive one share of Series I $6.00 convertible voting cumulative 11% preferred stock. Each share of Series I preferred stock will carry a dividend of 11% per annum and will be convertible for a three month period beginning on the fifth anniversary of the merger into one-half share of Aristotle common stock, subject to adjustment. Immediately after the merger, Geneve will exchange its shares of Series I preferred stock for an identical number of Series J preferred stock. After the merger, Aristotle will have a capitalization of approximately 17 million common shares and 12 million preferred shares.


   Geneve, the indirect parent of Nasco, owns approximately 51% of Aristotle. However, as a result of a voting restriction agreement between Geneve and Aristotle, for accounting purposes, Geneve is deemed not to have control over Aristotle. Following the merger, Geneve will beneficially own approximately 90% of the combined companies. Because Geneve will beneficially own a majority of the outstanding shares of Aristotle common stock upon completion of the transaction, the merger will be accounted for as a reverse acquisition of entities under common ownership. Accordingly, for accounting purposes, Aristotle will be treated as the acquired company and Nasco will be considered to be the acquiring company. The accompanying pro forma balance sheet therefore reflects the recapitalization of Nasco's stockholders equity resulting from the Nasco Consideration.

   Under reverse acquisition accounting, the purchase price of Aristotle is based on the fair market value of the Aristotle common and Series I preferred stock held by and issued to the non-Geneve stockholders and the historical cost carryover basis of the Aristotle common stock held by Geneve. The Series I preferred stock issued to Geneve will be treated as a stock dividend as a result of Nasco's ownership in Aristotle prior to the merger. The purchase price will be allocated to the Aristotle assets and liabilities acquired by Nasco based on their estimated fair market values at the merger date. Aristotle's financial position and results of operations will not be included in Nasco's consolidated financial statements prior to the date the merger is consummated.

   The pro forma financial data and accompanying notes should be read in conjunction with the Consolidated Financial Statements and related notes included in Aristotle's 2001 Annual Report on Form 10-K previously filed with the Securities and Exchange Commission, or SEC, the Form 10-Q for the quarter ended September 30, 2001 previously filed with the SEC, the Form 10-Q for the quarter ended December 31, 2001 previously filed with the SEC, and the financial information presented for Nasco included with this proxy statement-prospectus. Aristotle believes that the assumptions used in the following statements provide a reasonable basis on which to present the pro forma financial data. The pro forma financial data is provided for informational purposes only and should not be construed to be indicative of Aristotle's financial condition or results of operations had the Aristotle acquisition been consummated on the dates assumed and are not intended to project Aristotle's financial condition on any future date or results of operations for any future period.

                           The Aristotle Corporation
                        Pro Forma Results of Operations
                 For the Twelve Months Ended December 31, 2001
                   (dollars in thousands, except share data)
                                  (unaudited)

                                             Nasco       Nasco        Aristotle     Purchase
                                           Historical Acquisitions    Historical  of Aristotle      Pro Forma
                                           ---------- ------------    ----------  ------------     -----------
Net revenues..............................  $161,961     $1,769/(1)/  $    9,203    $(2,062)/(8)/  $   170,871
Cost of goods sold........................   105,447      1,049/(2)/       4,639     (1,394)/(9)/      109,741
                                            --------     ------       ----------    -------        -----------
   Gross profit (loss)....................    56,514        720            4,564       (668)            61,130
Selling expenses..........................    15,631        185/(3)/       1,020       (143)/(10)/      16,693
General and administrative expenses.......    22,234        535/(4)/       2,196     (1,771)/(11)/      23,194
Product development expenses..............       342         --              714         --              1,056
Special charges--American Educational
  Products, Inc. (AMEP)...................       612         --               --         --                612
Goodwill amortization.....................       455         43/(5)/         239       (239)/(12)/         498
                                            --------     ------       ----------    -------        -----------
   Total operating expenses...............    39,274        763            4,169     (2,153)            42,053
                                            --------     ------       ----------    -------        -----------
   Operating income.......................    17,240        (43)             395      1,485             19,077
Investment and interest income............       295         --              219         --                514
Interest expense..........................    (3,159)       (58)/(6)/        (69)        --             (3,286)
Other, net................................       160         --               --         --                160
                                            --------     ------       ----------    -------        -----------
   Income (loss) before income taxes and
     minority interest....................    14,536       (101)             545      1,485             16,465
Provision for income taxes................    (5,860)        22/(7)/         (71)      (741)/(13)/      (6,650)
                                            --------     ------       ----------    -------        -----------
   Income (loss) before minority interest.     8,676        (79)             474        744              9,815
Minority interest.........................       (99)        --               --         --                (99)
                                            --------     ------       ----------    -------        -----------
   Net income.............................     8,775        (79)             474        744              9,914
Preferred dividends.......................        --         --               --      8,534 /(14)/       8,534
                                            --------     ------       ----------    -------        -----------
   Net income applicable to common
     shareholders.........................  $  8,775     $  (79)      $      474    $(7,790)       $     1,380
                                            ========     ======       ==========    =======        ===========
Basic earnings per common share...........  $ 87,747                  $     0.25                   $      0.08
Diluted earnings per common share.........  $ 87,747                  $     0.25                   $      0.08
Weighted average shares outstanding:
   Basic shares...........................       100                   1,892,220                    16,931,581
   Diluted shares.........................       100                   1,929,448                    16,977,493

                FOOTNOTES TO PRO FORMA STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2001
                            (dollars in thousands)
                                  (unaudited)

(1)  To record the historical sales of Spectrum of $1,801 for the three months ended March 31, 2001 to include results prior to the acquisition date, partially offset by the elimination of intercompany sales of
     $32 between Spectrum and Nasco.
(2)  To record the historical cost of sales of Spectrum of $1,801 for the three months ended March 31, 2001, partially offset by the elimination of intercompany costs between Aristotle and Nasco of $752.
(3)  To record the historical selling expenses of Spectrum of $185 for the three months ended March 31,
     2001.
(4)  To record the historical administrative expenses of Spectrum of $535 for the three months ended March
     31, 2001.
(5)  To record goodwill amortization related to the Nasco acquisition of Spectrum.
(6)  To record interest costs incurred related to the acquisition of Spectrum.
(7)  To record the income tax benefit related to costs incurred in the acquisition of Spectrum.
(8)  The elimination of intercompany sales between Nasco and Aristotle.
(9)  The elimination of intercompany transactions between Nasco and Aristotle of $1,911, additional costs of $631 resulting from the increase in the historical carrying value of the inventory and the resulting sale of such inventory in the twelve months ended December 31, 2001, and the reduction in depreciation and amortization expense of $114 due to the elimination of all Aristotle long-term assets.
(10) The elimination of intercompany transactions between Nasco and Aristotle.
(11) The elimination of Nasco Holdings management fees paid by Nasco of $1,612 and the reduction in depreciation and amortization expense of $159 due to the elimination of Aristotle long-term assets.
(12) The reduction in amortization expense due to the elimination of Aristotle goodwill resulting from the application of purchase accounting to the assets and liabilities of Aristotle.
(13) Recognition of an effective tax rate as a result of the balance sheet recognition of the deferred tax asset of $30,700 related to the future utilization of net operating loss carryforwards.
(14) To record dividends on the preferred stock:
     946,610 shares of Series I $6.00 preferred stock with an 11% dividend. The Series I preferred stock represents the shares distributed to the non-Geneve shareholders on the date of the closing of the merger................................................................$  625
     10,984,971 shares of Series J $6.00 preferred stock with a 12% dividend. The Series J preferred stock represents 984,971 shares distributed to Geneve on the date of the closing of the merger and 10,000,000 shares received by Nasco Holdings as part of the exchange for the common stock of Nasco..........................................................._7,909
         Total............................................................................................$8,534

      Dividends are subject to the discretion of the Aristotle board of directors and will be affected in part by future financial performance, available cash and restrictions on cash dividends as set forth in credit agreements which have been entered into by Nasco.

      Notes:

      Aristotle's financial information has been presented on a calendar year basis. A gain of $20,137 resulting from the generation of negative goodwill does not appear in the pro forma statement of operations because it is considered extraordinary.

                           The Aristotle Corporation
                Pro Forma Balance Sheet As of December 31, 2001
                            (dollars in thousands)
                                  (unaudited)

                                           Nasco    Aristotle  Recapitalization     Purchase           Pro
                                         Historical Historical     of Nasco       of Aristotle        Forma
                                         ---------- ---------- ----------------   ------------       --------
Cash and cash equivalents...............  $ 4,465   $   4,388      $     --        $      31 /(2)/   $  8,884
Marketable securities...................       --         794            --               --              794
Accounts receivable.....................   13,750         716            --             (211)/(3)/     14,255
Inventories.............................   24,326         847            --              659 /(4)/     25,832
Deferred income taxes...................    1,176          --            --            5,647 /(5)/      6,823
Other current assets....................    6,275         154            --               --            6,429
                                          -------   ---------      --------        ---------         --------
   Total current assets.................   49,992       6,899            --            6,126           63,017
Property, plant and equipment, net......    9,561       1,544            --           (1,544)/(6)/      9,561
Other assets:
   Goodwill-net.........................    7,346       6,768            --           (6,768)/(6)/      7,346
   Deferred income taxes................      423          --            --           25,375 /(7)/     25,798
   Other noncurrent assets..............      114         529            --             (529)/(6)/        114
                                          -------   ---------      --------        ---------         --------
                                          $67,436   $  15,740      $     --        $  22,660         $105,836
                                          =======   =========      ========        =========         ========
Current maturities of long-term debt....  $ 8,403   $      85      $     --        $      --         $  8,488
Accounts payable........................    3,694         497            --              (50)/(8)/      4,141
Accrued expenses........................    5,385         482           150 /(1)/        975 /(9)/      6,992
Accrued tax reserves....................       --         720            --               --              720
Deferred revenue........................       --          73            --               --               73
                                          -------   ---------      --------        ---------         --------
   Total current liabilities............   17,482       1,857           150              925           20,414
Long-term debt..........................   36,027         659            --               --           36,686
                                          -------   ---------      --------        ---------         --------
   Total liabilities....................   53,509       2,516           150              925           57,100
Common stock............................       --          20           150 /(1)/         (1)/(10)/       169
Additional paid-in capital..............    3,253     163,904       (60,150)/(1)/   (160,589)/(10)/   (53,582)
Preferred stock--series I...............       --          --            --            5,680 /(11)/     5,680
Preferred stock--series J...............       --          --        59,850 /(1)/      5,910 /(12)/    65,760
Retained earnings (deficit).............   10,872    (150,541)           --          170,576 /(13)/    30,907
Treasury stock..........................       --         (69)           --               69 /(14)/        --
Foreign currency translation............     (198)         16            --              (16)/(15)/      (198)
Net unrealized investment gains (losses)       --        (106)           --              106 / (16)/       --
                                          -------   ---------      --------        ---------         --------
   Total stockholders' equity...........   13,927      13,224          (150)          21,735           48,736
                                          -------   ---------      --------        ---------         --------
                                          $67,436   $  15,740      $     --        $  22,660         $105,836
                                          =======   =========      ========        =========         ========

                     FOOTNOTES TO PRO FORMA BALANCE SHEET
                            AS OF DECEMBER 31, 2001
                   (dollars in thousands, except share data)
                                  (unaudited)

(1)(a)  The issuance of fifteen million shares of common stock to Nasco
        Holdings:

                   Number of shares.............  15,000,000
                   Common stock ($.01 par value) $       150
                   Paid-in-capital..............        (150)

  (b) The issuance of ten million shares of Series J preferred stock to Nasco Holdings:

      Number of shares.......................................  10,000,000
      Preferred stock ($6.00 stated value per share)......... $    60,000
      Preferred stock--estimated future cost of registration.        (150)
                                                              -----------
             Preferred stock--net............................      59,850
      Accrued expenses--estimated future cost of registration         150
      Paid-in-capital........................................     (60,000)

(2)     Thetiming of payments between Nasco and Aristotle.
(3)     Eliminationof intercompany transactions between Nasco and Aristotle.

(4)      The fair market value purchase price adjustment of Aristotle inventory... $631
       The elimination of intercompany transactions between Nasco and Aristotle...   28
                                                                                   ----
              Total............................................................... $659

(5)(a)    Thecurrent portion of the net deferred tax asset of $30,700 related to the expected future utilization of Aristotle's federal net operating loss carryforwards, or NOLs. Aristotle's historical financial statements reflected a full valuation allowance related to its NOLs as a result of uncertainties regarding the realization of assets, including the lack of predictability of Aristotle's profitability and the variability of its operating results. However, as a result of projected future operating results of the combined entities, NOLs of $87,800 are expected to be utilized to offset federal taxable income through 2006 and a portion of 2007. Accordingly, a net deferred tax asset of $30,700, reflecting a 35% federal tax rate, has been recognized as an asset when recording the fair market value of assets and liabilities acquired. Aristotle NOLs which are projected to expire unutilized at the end of 2006 are included in the valuation allowance and, therefore, are not recognized as an asset................... $5,900

(b)     The deferred tax liability resulting from the fair value adjustment of Aristotle's
      inventory...........................................................................   (253)
                                                                                           ------
              Total....................................................................... $5,647

(6) The elimination of Aristotle long-term assets resulting from the recognition of negative goodwill.

(7)(a)    The non-current portion of the deferred tax asset of $30,700 related to the expected future utilization of Aristotle federal NOLs.......................................... $24,800
   (b)   The deferred tax asset resulting from the difference between the carrying value of
        property, plant and equipment for accounting and tax purposes.........................     575
                                                                                               -------
              Total........................................................................... $25,375

(8)    Elimination of intercompany transactions between Nasco and Aristotle.
(9)    Estimated transaction costs to be incurred in connection with the merger.
(10)(a) The value of common stock issued to Non-Geneve shareholders at fair market value:

                     Number of shares.............  946,610
                     Price per share.............. $   3.00
                     Total value.................. $  2,839
                     Common stock ($.01 par value) $      9
                     Paid-in-capital.............. $  2,830

       In accordance with the merger agreement, on the date that the transaction is consummated the value of one share of Aristotle common stock shall not exceed $3.00, determined by subtracting from the Aristotle price of one share of Aristotle common stock prior to the merger the value of one share of Series I preferred stock at a stated value of $6.00. If, for accounting purposes, the value of one share of Aristotle common stock prior to the merger is $6.00, then the fair market value of the common stock issued to non-Geneve stockholders after the merger would be zero, determined by subtracting from the Aristotle price of one share of Aristotle common stock prior to the merger the value of Series I preferred stock at its stated value of $6.00.
    (b)The value of common stock issued to Geneve at historical carryover basis:

                     Number of shares...............  984,971
                     Average weighted cost per share $   5.91
                     Total value.................... $  5,817
                     Common stock ($.01 par value).. $     10
                     Paid-in-capital................ $  5,807

       The cost per share used in the adjustment is based on the historical cost of such shares adjusted to reflect the applicable equity income and loss of Aristotle but unadjusted for the subsequent Series I dividend to be issued as a condition to the consummation of the merger.
    (c)The value of the 115,500 stock options included in the 1997 Stock Plan and 80,000 stock appreciation rights, or SARs, included in Aristotle employment agreements. Aristotle has computed the value of each stock option at $3.70 using the Black-Scholes option-pricing model and the value of each SAR at $2.00, which is equivalent to the excess of the assumed fair market value over the stated price. All 1997 Stock Plan options are fully vested.

                               Paid-in-capital $588

    (d)The elimination of Aristotle's common stock and paid-in-capital:

                            Common stock..... $     20
                            Paid-in-capital.. $163,904

    (e)The offset to the Series J preferred stock issued to Geneve in conjunction with the merger:

                     Number of shares..............  984,971
                     Stated value per share........ $   6.00
                     Reduction in paid-in-capital.. $  5,910

(11) The Series I preferred stock issued to non-Geneve stockholders in conjunction with the merger:

                          Number of shares......  946,610
                          Stated value per share $   6.00
                          Total value........... $  5,680

(12) The Series J preferred stock issued to Geneve in conjunction with the merger:

                          Number of shares......  984,971
                          Stated value per share $   6.00
                           Total value.......... $  5,910

(13)(a) Theextraordinary gain related to the negative goodwill created by the merger:

             Purchase price................................................................. $ 14,924
             Transaction costs incurred.....................................................      975
                                                                                             --------
             Total Purchase Price...........................................................   15,899
             Value of net assets acquired (The net assets acquired are
               principally comprised of the historical net assets of Aristotle of
               $13,224 and the net deferred tax asset of $30,700 related to the expected future utilization of Aristotle's federal net operating loss carry forwards.)........................................................  (44,877)
             Elimination of Aristotle long term assets......................................    8,841
                                                                                             --------
             Excess of the value of net assets acquired over the purchase price
               recognized as negative goodwill..............................................   20,137

     (b)            The elimination of Aristotle's historical retained deficit...  150,541
     (c)           The elimination of intercompany transactions between Nasco and
                  Aristotle......................................................     (102)
                                                                                  --------
                      Total...................................................... $170,576

(14)    Theelimination of Aristotle's historical treasury stock.
(15)    Theelimination of Aristotle's historical foreign currency translation gains.
(16)    Theelimination of Aristotle's historical unrealized investment losses.

                   DESCRIPTION OF ARISTOTLE'S CAPITAL STOCK

   The following is a summary of the material terms of Aristotle's capital stock, as proposed in the amended and restated certificate of incorporation to be voted on at the 2001 Annual Meeting. Because it is only a summary, it does not contain all information that may be important to you. Therefore, you should read carefully the more detailed provisions of Aristotle's amended and restated certificate of incorporation attached hereto as Annex B and Aristotle's amended and restated bylaws.

General


   The total authorized shares of capital stock of Aristotle will consist of
(1) 20,000,000 shares of common stock, par value $0.01 per share, and (2) 15,000,000 shares of preferred stock, par value $0.01 per share. As of the
record date, there were        shares of Aristotle common stock outstanding and
no shares of Aristotle preferred stock outstanding. After the closing of the merger, assuming the exercise of 58,000 options under the 1986 Stock Option Plan, the purchase at the closing of the merger of 138,000 shares of common stock by management at market price and the exchange by Geneve of its Series I preferred stock for an identical amount of shares of Series J preferred stock, it is anticipated that there will be approximately 17,127,000 shares of Aristotle common stock outstanding, approximately 1,143,000 shares of Aristotle Series I preferred stock outstanding and approximately 10,985,000 shares of Series J preferred stock outstanding.


Aristotle Common Stock


   As of the record date, there were        shares of Aristotle common stock
outstanding held by approximately        stockholders of record. Shares of
Aristotle common stock are currently listed on the Nasdaq Small Cap Market under the symbol "ARTL". Holders of Aristotle common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of Aristotle common stock are entitled to receive ratably dividends, if any, as may be declared by Aristotle's board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding class or series of preferred stock. Upon the liquidation, dissolution or winding up of Aristotle, the holders of Aristotle common stock are entitled to receive ratably the net assets of Aristotle available after the payment of all debts and other liabilities and subject to any prior rights of any outstanding class or series of preferred stock. Holders of Aristotle common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Aristotle common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Aristotle common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any class or series of preferred stock which Aristotle may designate and issue in the future. For information concerning voting rights of the common stock in the event of a proposed change in control of Aristotle, review the change in control section under "Comparison of Rights of Nasco Shareholders and Aristotle Stockholders" beginning on page 79.


Aristotle Preferred Stock

   The authorized but unissued shares of Aristotle preferred stock are available for issuance from time to time at the discretion of the Aristotle board of directors without stockholder approval. The Aristotle board of directors has the authority to determine for each series of Aristotle preferred stock it establishes the number, designation, preferences, limitations, and relative rights of the shares of each series, subject to applicable law and the provisions of any outstanding series of Aristotle preferred stock. The terms of any series of Aristotle preferred stock, including without limitation the dividend rate, redemption price, liquidation rights, sinking fund provisions, conversion rights, voting rights, and any corresponding effect on other stockholders, will be dependent largely on factors existing at the time of issuance. The terms and effects could include restrictions on dividends on the Aristotle common stock if dividends on the Aristotle preferred stock are in arrears, dilution of the voting power of other stockholders to the extent a series of the Aristotle preferred stock has voting rights, and reduction of amounts available for liquidation as a result of any liquidation preference granted to any series of Aristotle preferred stock.

  Aristotle Series I Preferred Stock

   The description set forth below of the Aristotle Series I preferred stock is qualified in its entirety by reference to Aristotle's proposed amended and restated certificate of incorporation, a copy of which is attached as Annex B to this proxy statement-prospectus.


   Upon the adoption and filing of the proposed amended and restated certificate of incorporation, Aristotle will authorize the Series I preferred stock as a new series of Aristotle preferred stock, consisting of up to 2,400,000 shares, par value $0.01 per share. The stated value of the Series I preferred stock is $6.00 per share, subject to adjustment for stock dividends, combinations, splits, or recapitalizations. Holders of Aristotle Series I preferred stock have no subscription or redemption rights. For information concerning voting rights of Series I preferred stock in the event of a proposed change in control of Aristotle, review the change in control section under "Comparison of Rights of Nasco Shareholders and Aristotle Stockholders" beginning on page 79.


  Dividends

   Each holder of Series I preferred stock is entitled to receive, if declared by the board of directors but only out of funds that are legally available, cash dividends at the rate of 11% per year on each share of Series I preferred stock. The dividends are cumulative and accrue daily on each share of Series I preferred stock, whether or not earned or declared. The dividends are payable on March 31 and September 30 of each year, if declared by the board of directors.

   Unless all cumulative dividends on shares of Series I preferred stock have been paid in cash or been declared in full and cash sums set apart to pay those dividends, Aristotle may not pay or declare any dividend or make any other distribution, to holders of common stock or any other stock junior to the Series I preferred stock, nor may Aristotle purchase, redeem, or otherwise acquire for value any shares of stock junior to Series I preferred stock (except for shares of common stock that it acquires (1) under any agreement permitting or requiring Aristotle to purchase shares of common stock held by any individual ceasing to provide services to Aristotle or (2) upon exercising a right of first refusal upon proposed transfer by a holder of common stock).

   The Series I preferred stock ranks on a parity with the Series J preferred stock. If Aristotle pays in cash any dividends on the Series J preferred stock, or declares any dividends on the Series J preferred stock and sets apart cash sums to pay those dividends, it will also pay or declare dividends on the Series I preferred stock representing a percentage of cumulated Series I dividends that is equal to the percentage of cumulated Series J dividends that is represented by the dividends paid or declared on the Series J preferred stock.

  Liquidation

   Upon occurrence of a liquidation, dissolution, or winding up of Aristotle, whether voluntary or involuntary, each holder of shares of Series I preferred stock will be entitled to receive out of the remaining assets of Aristotle available for distribution to stockholders, before any distribution of assets is made to holders of stock junior to the Series I preferred stock, an amount per share of Series I preferred stock equal to the stated value of $6.00 plus an amount equal to all accumulated and unpaid dividends, whether or not declared by the board of directors, on each share up to the date fixed for distribution. After payment of the full amount of the liquidating distribution to which they are entitled, holders of shares of Series I preferred stock will not be entitled to participate any further in any distribution of assets by Aristotle. If upon occurrence of a liquidation the assets of Aristotle available for distribution to its stockholders are insufficient to pay the holders of the Series I preferred stock the full amount, holders of Series I preferred stock will share ratably in any distribution of assets so that each holder receives, per share, the same percentage. A reorganization, consolidation or merger of Aristotle or a sale or other disposition of all or substantially all of the assets of Aristotle will not constitute liquidation, dissolution or winding up for purposes of the Series I liquidation preference.

   The Series I preferred stock ranks on a parity with the Series J preferred stock. If Aristotle pays any amount to the holders of Series J preferred stock, it will simultaneously pay an equal percentage to the holders of Series I preferred stock.

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  Optional Conversion

   Any time during the 90-day period starting at midnight at the beginning of the fifth anniversary of the effective date of the merger, each share of Series I preferred stock will be convertible at the option of the holder into the number of fully paid and nonassessable shares of common stock as is determined by dividing (i) an amount equal to the stated value of the Series I preferred stock at that time plus an amount equal to the unpaid dividends that have accrued on each share of Series I preferred stock up to the fifth anniversary date, by (ii) the conversion price for the Series I preferred stock in effect on the date the certificate is surrendered for conversion. The conversion price is initially $12.00, but is subject to adjustment as described below. Subsequent to the conversion of any shares of Series I preferred stock, Aristotle will not be required to pay any dividends that have accumulated on those shares. Aristotle will give each holder of shares of Series I preferred stock between 60 to 90 days' advance notice of the conversion period. Shares of Series I preferred stock may not be converted at any time other than during the 90-day conversion period. After the expiration of the 90-day period following the fifth anniversary of the effective date of the merger, holders of Series I preferred stock will no longer be able to convert their shares.

   The conversion price is subject to adjustment in several circumstances including:

    . If Aristotle issues, after the date upon which any shares of Series I preferred stock were first issued, shares of common stock without consideration, to an affiliate of Aristotle for a consideration per share less than the conversion price in effect immediately prior to the issuance of the additional stock, or to any other person for less than the market price immediately prior to the issuance, the conversion price in effect immediately prior to the issuance will automatically be adjusted. The adjusted conversion price is determined by multiplying the initial conversion price by a fraction, the numerator of which is the fully diluted number of shares of common stock outstanding immediately prior to the issuance plus the number of shares of common stock that the aggregate consideration received by Aristotle for the issuance would purchase at the conversion price in effect immediately prior to the issuance, and the denominator of which is the number of shares of common stock deemed outstanding immediately prior to the issuance plus the number of shares of common stock issued. In no circumstances may the conversion price be increased. The number of shares of common stock deemed to be outstanding as of a given date will be the sum of the number of shares of the common stock actually outstanding (which excludes shares held in treasury), the number of shares of common stock into which the then-outstanding shares of Series I preferred stock would be converted if fully converted on the day immediately preceding the given date and the number of shares of common stock that would be obtained through the exercise or conversion of all other rights, options and convertible securities exercisable or convertible on the day immediately preceding the given date. The adjustment to the conversion price described above shall not occur if Aristotle issues:

       . shares of common stock to officers, employees, directors, or consultants under an agreement or plan approved by Aristotle's board of directors or shares of common stock underlying options to purchase or rights to subscribe for shares of common stock or securities by their terms convertible into or exchangeable for common stock approved by the board of directors; or

       . common stock issued upon the conversion of the Series I preferred stock.

    . If, at any time after the date upon which any shares of Series I preferred stock were first issued, the number of shares of common stock outstanding is increased by a stock dividend payable in shares of common stock or by a subdivision or split-up of shares of common stock, then, upon the record date fixed for determining holders of common stock entitled to receive that stock dividend, subdivision or split-up, the conversion price will be appropriately decreased so as to increase the number of shares of common stock issuable on conversion of each share of Series I preferred stock in proportion to that increase in outstanding shares of common stock.

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    .  If, at any time after the date upon which any shares of Series I preferred stock were first issued, the number of shares of common stock outstanding is decreased by a combination or reverse split of the outstanding shares of common stock, then, upon the record date for that combination or reverse split, the conversion price will be appropriately increased so as to decrease the number of shares of common stock issuable on conversion of each share of Series I preferred stock in proportion to that decrease in outstanding shares of common stock.

    . If, at any time after the date upon which any shares of Series I preferred stock were first issued until the end of the conversion period, Aristotle pays any dividend or makes any other distribution to holders of shares of its common stock other than a dividend or distribution of shares of common stock and the aggregate value of the dividends and distributions made during any fiscal year exceeds $3,000,000, the conversion price will be decreased by the value, per share of outstanding common stock, of the amount by which those dividends or distributions exceed $3,000,000 in that fiscal year. In the case of this type of dividend or distribution to holders of common stock that is not a cash payment, the value per share of common stock of that dividend or distribution will be deemed to be the market value per share of common stock of the property so dividend or distributed, as determined in good faith by Aristotle's board of directors irrespective of any accounting treatment.

    . In the event, at any time after the date upon which any shares of Series I preferred stock were first issued, of any capital reorganization or any reclassification of the stock of Aristotle (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), consolidation, merger or sale of all or substantially all the assets of Aristotle, each share of Series I preferred stock will be convertible into the kind and number of securities or property of Aristotle or the resulting corporation equal to the number of shares of common stock the Series I preferred stock were convertible into immediately prior to the change.

  Voting Rights

   Each holder of shares of Series I preferred stock is entitled to one vote for each share of common stock into which each share of Series I preferred stock could then be converted. With respect to the vote, each holder has full voting rights and powers equal to the voting rights and powers of the holders of common stock and is entitled to vote, together with holders of common stock and not as a separate class, except as required by law, with respect to any question upon which holders of common stock have the right to vote.

  Lack of Established Market for the Series I Preferred Stock

   There is currently no public market for the Aristotle Series I preferred stock. Although an application will be made prior to the effective time for the listing of the Aristotle Series I preferred stock on the Nasdaq SmallCap Market, there can be no assurance that an active market for the Aristotle Series I preferred stock will develop or that, if approved for listing, the listing will continue while the Aristotle Series I preferred stock is outstanding. Future trading prices for the Aristotle Series I preferred stock will depend on many factors, including, among others, Aristotle's financial results, the market for similar securities and the volume of trading activity in the Aristotle Series I preferred stock.

  Aristotle Series J Preferred Stock

   The description set forth below of the Aristotle Series J preferred stock is qualified in its entirety by reference to Aristotle's proposed amended and restated certificate of incorporation, a copy of which is attached as Annex B to this proxy statement-prospectus.

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   Upon the adoption and filing of the proposed amended and restated
certificate of incorporation, Aristotle will authorize the Series J preferred stock as a new series of Aristotle preferred stock, consisting of 11,200,000 shares, par value $0.01 per share. The stated value of the Series J preferred stock is $6.00 per share, subject to adjustment for stock dividends, combinations, splits, or recapitalizations. Holders of Aristotle Series J preferred stock have no subscription, redemption or conversion rights. For information concerning voting rights of Series J preferred stock in the event of a proposed change in control of Aristotle, review the change in control section under "Comparison of Rights of Nasco Shareholders and Aristotle Stockholders" beginning on page 79.


  Dividends

   Each holder of one or more shares of Series J preferred stock is entitled to receive, when and as declared by the board of directors, but only out of funds that are legally available, cash dividends at a rate of 12% per year on each share of Series J preferred stock. These dividends are cumulative and accrue on each share of Series J preferred stock, whether or not earned or declared. These dividends are payable on March 31 and September 30 of each year, if declared, by the board of directors.

   Unless all cumulative dividends on shares of Series J preferred stock have been paid in cash or declared in full and cash sums set apart to pay those dividends, Aristotle may not pay or declare any dividend or make any other distribution, to holders of common stock or any other stock junior to the Series J preferred stock. Aristotle may not purchase, redeem, or otherwise acquire for value any shares of stock junior to Series J preferred stock (except for shares of common stock that it acquires (1) under any agreement permitting or requiring Aristotle to purchase shares of common stock held by any individual ceasing to provide services to Aristotle or (2) upon exercising a right of first refusal upon proposed transfer by a holder of common stock).

   The Series J preferred stock ranks on a parity with the Series I preferred stock. If Aristotle pays in cash any dividends on the Series I preferred stock, or declares any dividends on the Series I preferred stock and sets apart cash sums to pay those dividends, it will also pay or declare dividends on the Series J preferred stock representing a percentage of cumulated Series J dividends that is equal to the percentage of cumulated Series I dividends that is represented by the dividends paid or declared on the Series I preferred stock.

  Liquidation

   Upon occurrence of a voluntary or involuntary liquidation, dissolution or winding up of Aristotle, each holder of shares of Series J preferred stock will be entitled to receive out of the remaining assets of Aristotle available for distribution to stockholders, before any distribution of assets is made to holders of stock junior to the Series J preferred stock, an amount per share of Series J preferred stock equal to $6.00 plus an amount equal to all accumulated and unpaid dividends, whether or not declared by the board of directors, on each share, up to the date fixed for distribution. After payment of the full amount of the liquidating distribution to which they are entitled, holders of shares of Series J preferred stock will not be entitled to participate any further in any distribution of assets by Aristotle. If upon occurrence of a liquidation, the assets of Aristotle available for distribution to its stockholders are insufficient to pay the holders of the Series J preferred stock the full amount due, holders of Series I preferred stock will share ratably in any distribution of assets so that each holder receives, per share, the same percentage of the liquidation amount. A reorganization, consolidation or merger of Aristotle or a sale or other disposition of all or substantially all of the assets of Aristotle will not constitute liquidation, dissolution or winding up for purposes of the Series J liquidation preference.

  Voting Rights

   Holders of shares of Series J preferred stock are not entitled to a vote with respect to their shares of Series J preferred stock, except as required by law.

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  Lack of Established Trading Market for the Series J Preferred Stock


   There is not currently, and there will not be, a public market for the Aristotle Series J preferred stock. Please see the section of this proxy statement-prospectus entitled "Restrictions on Sales of Shares of Aristotle Stock Received by Nasco Holdings" beginning on page 59 for more information.


Stockholders Agreement

   At the time of the merger, Aristotle will enter into a stockholders agreement with Geneve and Nasco Holdings whereby Geneve and Nasco Holdings agree to vote their shares of Aristotle common stock which will comprise approximately 90% of Aristotle's voting stock after the merger, to nominate and elect as directors John J. Crawford, John Lahey and Sharon Oster. In the case of the death, incapacity or resignation of any of these directors, Geneve and Nasco Holdings agree to vote their shares of Aristotle common stock to elect another person from the members of Aristotle's board of directors prior to the close of merger, other than Edward Netter and Steven B. Lapin, who are willing to serve in this capacity. The stockholders agreement will terminate on the third anniversary of the closing of the merger.

Aristotle Stockholder Rights Plan

   Aristotle does not have a stockholder rights plan.

Transfer Agent and Registrar

   The transfer agent and registrar for Aristotle common stock is American Stock Transfer & Trust Company. The transfer agent's address is 59 Maiden Lane, New York, NY 10038, and its telephone number is (800) 937-5449.

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     COMPARISON OF RIGHTS OF NASCO SHAREHOLDERS AND ARISTOTLE STOCKHOLDERS

   Nasco is a Wisconsin corporation subject to the provisions of the Wisconsin Business Corporation Law, or WBCL. Aristotle is a Delaware corporation subject to the provisions of the Delaware General Corporation Law, or DGCL. Nasco's shareholder's rights are currently governed by Nasco's articles of incorporation, as amended, and Nasco's amended and restated bylaws, or Nasco's charter and bylaws, and the WBCL. Aristotle's stockholders' rights are currently governed by Aristotle's restated certificate of incorporation, or Aristotle's current charter, and Aristotle's amended and restated bylaws, or Aristotle's bylaws, and the DGCL. However, upon the affirmative vote of Aristotle's stockholders to approve and amend Aristotle's current charter at Aristotle's 2001 Annual Meeting and upon the filing of the certificate of merger, Aristotle's stockholders' rights will be governed by Aristotle's amended and restated certificate of incorporation, or Aristotle's amended charter, Aristotle's amended and restated bylaws and the DGCL. In addition, upon completion of the merger, Nasco's sole shareholder will become a stockholder of Aristotle and its rights will be governed by Aristotle's amended charter, Aristotle's amended and restated bylaws and the DGCL.

   The following description summarizes the material differences which may affect the current rights of the sole shareholder of Nasco and the rights of stockholders of Aristotle assuming (1) the stockholders approve the amendment and restatement of Aristotle's current charter at the 2001 Annual Meeting, and
(2) the certificate of merger is filed further revising Aristotle's current charter. However, the following description is not a complete statement of all the differences, or a complete description of the specific provisions referred to in this summary. You are encouraged to read carefully the relevant provisions of the DGCL, the WBCL, Aristotle's current charter, Aristotle's amended charter, Aristotle's bylaws, and Nasco's charter and bylaws.

Capitalization

   Nasco. The total authorized capital stock of Nasco consists of (1) 4,500 shares of common stock, par value $0.01 per share, and (2) 4,500 shares of preferred stock, par value $0.01 per share. As of the record date, there were 100 shares of Nasco common stock outstanding and no shares of Nasco preferred stock outstanding.


   Aristotle. Upon the approval and filing of Aristotle's amended charter, the total authorized shares of capital stock of Aristotle will consist of (1) 20,000,000 shares of common stock, par value $0.01 per share, and (2) 15,000,000 shares of preferred stock, par value $0.01 per share, of which 2,400,000 shares will be designated as Series I preferred stock and 11,200,000 shares will designated as Series J preferred stock. As of the record date,
there were        shares of Aristotle common stock outstanding and no shares of
Aristotle preferred stock outstanding. After the closing of the merger, assuming the exercise of 58,000 options under the 1986 Stock Option Plan, the purchase at the closing of the merger of 138,000 shares of common stock by management at market price and the exchange by Geneve of its Series I preferred stock for an identical number of shares of Series J preferred stock, it is anticipated that there will be approximately 17,127,000 shares of Aristotle common stock outstanding, approximately 1,143,000 shares of Aristotle Series I preferred stock outstanding and approximately 10,985,000 shares of Series J preferred stock outstanding. The authorized but unissued shares of Aristotle preferred stock are available for issuance from time to time at the discretion of the Aristotle board of directors without stockholder approval.


Voting Rights

   Nasco. Each holder of Nasco common stock is entitled to one vote for each share held of record. Under Nasco's charter, holders of Nasco preferred stock will have no voting rights, unless otherwise required under the WBCL.

   Aristotle. Each holder of Aristotle common stock is entitled to one vote for each share held of record. Each holder of Aristotle Series I preferred stock is entitled to one vote for each share of common stock into which each share of Series I preferred stock may then be converted. Holders of Aristotle Series J preferred stock are entitled to no voting rights.

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Number of Directors

   Nasco. Nasco's board of directors currently consists of seven members. Nasco's bylaws provide that the number of directors will be fixed exclusively by Nasco's board of directors.

   Aristotle. Aristotle's board of directors currently consists of nine members. Aristotle's bylaws state that the number of directors will be fixed by the affirmative vote of a majority of the directors then in office, but will not be less than seven nor more than fifteen persons. Upon completion of the merger, the number of directors will be decreased to eight.

Classification of Board of Directors

   Nasco. The WBCL allows the board of directors of a Wisconsin corporation to be divided into classes in order that the members of the board of directors will have staggered terms of office. However, Nasco's charter and bylaws do not provide for the classification of its board of directors. Accordingly, each director holds office for one year and until the director's successor has been elected or there is a decrease in the number of directors, or until the director's prior death, resignation or removal.

   Aristotle. The DGCL permits, but does not require, a classified board of directors, divided into as many as three classes with staggered terms under which one half or one-third of the directors are elected for terms of two or three years. However, Aristotle's amended charter and Aristotle's bylaws, which Aristotle anticipates will be amended shortly after the merger, will not provide for the classification of its board of directors. Accordingly, each director holds office for one year and until the director's successor has been elected or there is a decrease in the number of directors, or until the director's prior death, resignation or removal.

Removal of Directors

   Nasco. Under the WBCL, absent a provision to the contrary contained in the corporation's articles of incorporation or bylaws, a director may be removed from office, with or without cause, by the affirmative vote of shareholders. Under the Nasco bylaws, a director may be removed from office for cause or without cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the election of the director.

   Aristotle. Under the DGCL, absent a provision to the contrary contained in the corporation's certificate of incorporation any director or the entire board of directors may be removed from office, with or without cause, by the affirmative vote of the holders of at least a majority of the shares then entitled to vote at an election of directors. Aristotle's amended charter does not contain provisions relating to removal of directors; however, under the stockholders agreement to be entered into upon the closing of the merger, Geneve and Nasco Holdings agree for three years following the merger to vote for specified directors.

Filling Vacancies on the Board of Directors

   Nasco. Under the WBCL and Nasco's bylaws, vacancies may be filled by the shareholders or by the affirmative vote of a majority of the directors, even if the directors remaining in office constitute less than a quorum. The WBCL also provides that if the vacant office was held by a director elected by a voting group of shareholders, only the shareholders of that voting group may vote to fill the vacancy if filled by shareholders, and only the remaining directors elected by that voting group may vote to fill the vacancy if filled by the directors.

   Aristotle. A vacancy or newly created directorship, whether resulting from an increase in the size of the board of directors, the death, resignation, disqualification or removal of a director or other cause may be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum; provided that, under the stockholders agreement to be entered into upon the closing of the merger, Geneve and

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Nasco Holdings agree for three years following the merger to fill a vacancy created by the death, resignation, incapacity of John J. Crawford, John Lahey or Sharon Oster, solely with a designee selected from the members of the board of directors prior to the closing of the merger, other than Edward Netter and Steven B. Lapin, who are willing to serve in this capacity.

Amendments to the Charter

   Nasco. The WBCL permits the board of directors of a corporation to amend the corporation's articles of incorporation without shareholder action in specified limited circumstances. Unless the corporation's articles of incorporation provide otherwise, with respect to amendments requiring shareholder action, the board of directors must propose the amendments for submission to the corporation's shareholders. Under the WBCL, unless otherwise stated in the articles of incorporation, bylaws, or elsewhere in the WBCL, a proposed amendment is adopted by the shareholders if approved by a majority of the votes cast by every voting group entitled to vote on the amendment. The WBCL further provides that if the rights of a class of shares will be affected with respect to specified matters by an amendment, the holders of those shares may vote separately as a class, regardless of any limitations or restrictions on the voting power of the class.

   Nasco's charter does not limit the board of directors' right to amend the articles, without shareholder action, as allowed by the WBCL. With respect to amendments requiring shareholder approval, since Nasco's charter and bylaws do not contain any provisions requiring a greater vote, any amendment to its charter requires the approval of the holders of a majority of the outstanding shares of Nasco common stock.

   Aristotle. Under the DGCL, a corporation's certificate of incorporation may be amended only when proposed by a majority of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation. Aristotle's amended charter generally may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment. However, Aristotle's amended charter also requires the affirmative vote of holders of at least 80% of the outstanding shares of Aristotle's capital stock entitled to vote to amend provisions related to the required approval of proposed business combinations or the requisite vote necessary to amend the charter.

Amendments to the Bylaws

   Nasco. Nasco's bylaws may generally be amended or repealed by the vote of a majority of the shareholders entitled to vote. The bylaws may also be amended or repealed by a majority of the board of directors unless the amendment will amend or repeal a bylaw adopted by the shareholders (i) prohibiting the director action or (2) requiring a greater or lower director quorum requirement for the board of directors. A bylaw that fixes a greater or lower voting or quorum requirement for shareholders than is otherwise provided in the WBCL may not be adopted, amended or repealed by the board of directors.

   Aristotle. Under the DGCL, the power to amend the bylaws rests with the stockholders entitled to vote, although the certificate of incorporation may give the board of directors power to amend the bylaws. Aristotle's amended charter and Aristotle's bylaws, which Aristotle anticipates will be amended shortly after the merger, will provide that Aristotle's bylaws may be amended or repealed, and new bylaws may be adopted, by the board of directors subject to the power of Aristotle's stockholders to adopt bylaws and to amend or repeal bylaws adopted by the board of directors.

Special Stockholder Meetings

   Nasco. The WBCL provides that a corporation shall hold an annual meeting of shareholders if: (i) an annual meeting of shareholders is called by the board of directors or by any person or persons as may be authorized to do so by the corporation's articles of incorporation or bylaws or (ii) the holders of at least 10% of

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all the votes entitled to be cast on any issue proposed to be considered at the proposed annual meeting sign, date and deliver to the corporation one or more written demands for the meeting describing one or more purposes for which it is to be held. Nasco's bylaws provide that an annual meeting may be called by the chairperson of the board of directors, the president, the board of directors, or by the person designated in a written request of the holders of not less than 10% of all shares of the corporation entitled to vote at the meeting.

   Aristotle. Under the DGCL, a special meeting of stockholders may be called by the board of directors or by such other person as may be authorized by the certificate of incorporation or bylaws. Aristotle's amended charter has no provision setting forth individuals authorized to call a special meeting of stockholders.

Action by Consent of Stockholders

   Nasco. Under the WBCL, any action required to be taken at an annual or special meeting of the shareholders may be taken by the written consent of shareholders in lieu of a meeting. Further, the WBCL requires unanimous consent unless the articles of incorporation provide for action by less than unanimous consent. Nasco's charter provides that action may be taken by shareholders entitled to vote, but not by less than the minimum number of shares that would be required at a meeting where all shares entitled to vote were present.

   Aristotle. Under the DGCL, unless a corporation's certificate of incorporation specifies otherwise, stockholders may execute an action by written consent in lieu of a stockholder meeting.

Limitation of Personal Liability of Directors

   Nasco. Wisconsin law imposes a statutory limit on the liability of directors of Wisconsin corporations without requiring the inclusion of a provision in a corporation's articles of incorporation. Under Wisconsin law, a director of a corporation is not liable to the corporation, its shareholders or persons asserting rights on behalf of the corporation or its shareholders, unless (1) the liability is based on a breach of the director's duty, whether the duty of care or duty of loyalty, to the corporation and its shareholders and (2) the breach constitutes (A) the director's willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director had a material conflict of interest, (B) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful, (C) a transaction from which the director derived an improper personal profit, or (D) willful misconduct.

   Aristotle. The DGCL provides that a corporation's charter may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damage for breach of fiduciary duty as a director. However, no provision in a corporation's charter can eliminate or limit the liability of a director for:

    . any breach of the director's duty of loyalty to the corporation or its stockholders;

    . acts or omissions not in good faith or which involve intentional misconduct of a knowing violation of the law;

    . willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock; or

    . any transaction from which the director derived an improper personal benefit.

   Aristotle's amended charter eliminates personal liability of the directors to the fullest extent allowed under the DGCL.

Indemnification of Directors and Officers

   Nasco. Nasco's charter provides that Nasco will indemnify any and all persons to the fullest extent permitted by the WBCL. The WBCL provides that a director or officer that is party to a proceeding because of

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his or her status as a director or officer is entitled to mandatory indemnification if he or she is successful in the defense of the proceeding. If he or she is not successful in the defense, the director or officer is still entitled to mandatory indemnification, unless the liability was incurred because the director or officer breached or failed to perform a duty that he or she owed to the corporation and the breach or failure to perform constitutes any of the following:

    . a willful failure to deal fairly with the corporation or its shareholders in a matter where he or she had a material conflict of interest;

    . a violation of criminal law, unless the director or officer had reasonable grounds to believe his or her conduct was lawful or no reasonable cause to believe the conduct was unlawful;

    .  a transaction from which he or she derived an improper personal profit;
       or

    .  willful misconduct.

   Furthermore, the WBCL states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, to the extent otherwise required or permitted under the WBCL.

   Nasco's bylaws state that provisions related to indemnification should be interpreted liberally in order to obtain and retain qualified officers, directors and employees.

   Aristotle. Aristotle's amended charter and Aristotle's bylaws provide that Aristotle will indemnify and make advancement of expenses to each of its directors, officers and agents to the fullest extent permitted by law. Aristotle will indemnify each of its directors and officers against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise, or as fines and penalties, and counsel fees reasonably incurred by the director or officer in connection with the defense or disposition of any action, suit, or other proceeding, whether civil or criminal, in which the director or officer may be involved or with which the person may be threatened, while in office or thereafter, by reason of the person's being or having been a director or officer. However, indemnification will not apply with respect to any matter as to which the director or officer was adjudicated in any proceeding not to have acted in good faith in the reasonable belief that the director's or officer's action was in the best interest of Aristotle. Aristotle's amended charter provides that Aristotle is entitled to purchase and maintain indemnity insurance.

Change in Control and Anti-Takeover Provisions

   Nasco. Wisconsin has enacted anti-takeover provisions. However, these provisions do not apply to Nasco shareholders because Nasco is not a publicly traded company.

   Aristotle. Aristotle's amended charter provides that the following business combinations must be approved by the affirmative vote of at least (a) the holders of two-thirds of the total number of outstanding shares of voting stock and (b) the holders of a majority of the voting power of the outstanding shares of voting stock, excluding shares held by an Affiliated Party, as defined below, or a party that will become an Affiliated Party after the approval of the matter:

    . any merger, consolidation or share exchange of Aristotle with any party that is, or will be after the event, an Affiliated Party;

    . any sale, lease, transfer or the like, outside the normal course of business, of assets of Aristotle with a book value of at least ten percent of the market value of Aristotle's stock to any Affiliated Party;

    . any issuance or transfer by Aristotle of any equity securities of Aristotle having an aggregate market value of five percent or more of the total market value of the outstanding shares of Aristotle to any Affiliated Party, except upon the exercise of warrants, rights or options to subscribe to or purchase securities offered, issued or granted pro rata to all holders of voting stock;

    . any adoption of a plan for liquidation or dissolution of Aristotle proposed by an Affiliated Party; and

    . any reclassification of securities (including any reverse stock split), or recapitalization of Aristotle or any other transaction (whether or not with or into or otherwise involving an Affiliated Party) which has the effect, directly or indirectly of increasing the proportionate amount of the outstanding shares of any class of equity or convertible securities of Aristotle owned by any Affiliated Party.

   However, if the following conditions are met in any of the proposed business matters listed above, only the affirmative vote as is required by law and any other provision of Aristotle's amended charter is required:

    . The matter is approved by at least two-thirds of the unaffiliated directors who were in office prior to the time that the Affiliated Party became an affiliate; or

    . The aggregate amount of cash and market value of the stock or property of the business combination to be received per share by holders of common stock in the business combination will be at least equal to the highest of: (1) the highest per share price paid by the Affiliated Party for any shares of common stock acquired by it (a) within the two-year period immediately prior to the first public announcement of the proposal of the business combination or (b) in the transaction in which it became an Affiliate Party, whichever is higher; or (2) the market value per share of common stock of the same class or series on the announcement date or on the date that the Affiliated Party became an Affiliated Party, whichever is higher; or (3) the price per share equal to the market value per share of common stock of the same class or series, multiplied by the fraction of (a) the highest per share price paid by the Affiliated Party for any shares of common stock of the same class or series acquired by it within the two-year period immediately prior to the announcement date, over (b) the market value per share of common stock of the same class or series on the first day in the two-year period on which the affiliated party acquired shares of common stock; and

    . The aggregate amount of the cash and the market value of the stock or property to be received per share by holders of shares of any class or series of outstanding voting stock, other than common stock, will be at least equal to the highest of the following: (1) the highest per share price paid by the Affiliated Party for any shares of the class or series of voting stock acquired by it within the two-year period immediately prior to the announcement or in the transaction in which it became an Affiliated Party, whichever is higher; (2) the highest preferential amount per share to which the holders of shares of the class or series of voting stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of Aristotle; (3) the market value per share of the class or series of voting stock as of the announcement or closing date, whichever is higher; or (4) the price per share equal to the market value per share of the class or series of stock multiplied by the fraction of the highest per share price paid by the Affiliated Party for any shares of any class or series of voting stock acquired by it within the two-year period immediately prior to the announcement over the market value per share of the same class or series of voting stock on the first day in the two-year period on which the Affiliated Party acquired any shares of the same class or series of voting stock; and

    . The consideration to be received by holders of a particular class or series of outstanding voting stock will be in cash or in the same form as the Affiliated Party has previously paid for shares of the class or series of voting stock; and

    . After the Affiliated Party has become an Affiliated Party and prior to the consummation of the business combination: (1) all dividends, whether or not cumulative, declared must be paid on any outstanding preferred stock of Aristotle, unless a failure to do so is approved by a majority of the unaffiliated directors; (2) there may be no reduction in the annual rate of dividends paid on any class or series of the capital stock Aristotle, except as necessary to reflect any reclassification or subdivision of the capital stock, and except as approved by a majority of the unaffiliated directors; and (3) the Affiliated Party has not become the beneficial owner of any additional shares of capital stock except as part of the transaction which results in the Affiliated Party becoming an Affiliated Party or by virtue of proportionate stock splits or stock dividend; and

    . After the Affiliated Party has become an Affiliated Party, the Affiliated Party may not receive the benefit, except proportionately as a shareholder, of any loans, advances, or any other financial assistance provided by Aristotle; and

    . A proxy or information statement describing the proposed business combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations must be mailed to public shareholders of Aristotle at least 20 days prior to the consummation of the business combination.

   "Affiliated Party" means any person who or which:

       (i)is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock; or

      (ii)is an affiliate of Aristotle and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock.

Relevant Business Combination Provisions And Statutes

   Nasco. Sections 180.1130 to 180.1134 of the WBCL provide that certain business combinations not meeting specified fair price standards set forth in the statute must be approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by the outstanding voting shares of the corporation, and (ii) two-thirds of the votes entitled to be cast by the holders of voting shares other than voting shares beneficially owned by a "significant shareholder" or an affiliate or associate thereof who is a party to the transaction. The term "business combination" is defined to include, subject to certain exceptions, a merger or share exchange of the issuing public corporation (or any subsidiary thereof) with, or the sale or other disposition of substantially all of the property and assets of the issuing public corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the issuing public corporation.

   Sections 180.1140 to 180.1144 of the WBCL prohibit certain "business combinations" between the corporation and an "interested shareholder" within three years after the date the person became an "interested shareholder." The term "interested shareholder" is defined to include a person beneficially owning 10% or more of the voting power of the outstanding voting stock of the corporation. These statute sections provide that a business combination or acquisition of stock by an "interested shareholder" not meeting specified adequacy-of-price standards may be consummated only with the approval of the holders of a majority of the voting stock not beneficially owned by the interested shareholder at a meeting called for this purpose.

   Section 180.1150 of the WBCL is a "scaled voting rights/control share acquisition" statute and, subject to enumerated exceptions, acts to reduce to one-tenth of their voting power all shares in excess of twenty percent owned by an acquiring person of an issuing public corporation.

   Aristotle. The DGCL provides that if a person acquires 15% or more of the stock of a Delaware corporation, the person may not engage in specified transactions with the corporation for a period of three years. The statute contains exceptions to this prohibition. If, for example, the board of directors approves the acquisition of stock or the transaction prior to the time that the person becomes an interested stockholder, or if the interested stockholder acquires at least 85% of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and specified employee stock plans) in one transaction, or if the transaction is approved by the board of directors and the affirmative vote of two-thirds of the holders of the outstanding voting stock which is not owned by the interested stockholder at a meeting of the stockholders, then the prohibition on business combinations is not applicable.

                       INFORMATION CONCERNING ARISTOTLE

                                   Business

   Aristotle is a holding company which, through the following subsidiaries, develops and manufactures health and medical education teaching aids and computer-based training products:

    . Simulaids, Inc., a wholly-owned subsidiary, primarily designs, manufactures and markets manikins and simulation kits used for training in cardiopulmonary resuscitation, emergency rescue and patient-care fields. Simulaids' products are sold throughout the United States and internationally via distributors and catalogs to end users such as fire and emergency medical departments and nursing and medical schools.

    . Safe Passage International, Inc., of which Aristotle owns 80% of the outstanding stock, develops and licenses computer based training products to government and industry clients focused upon aviation security and general security industries.

   For further information about Aristotle's business and other information, you should review Aristotle's Annual Report on Form 10-K and Amendment No. 1 to Aristotle's Annual Report on Form 10-K/A attached hereto as Annex E.

                               Subsequent Events

   On April 11, 2002, Aristotle announced that it had reached a settlement with the Internal Revenue Service regarding a refund it had received in 1997 for a net operating loss carryback claim relating to its 1996 tax year. As previously reported, the IRS had been reviewing the amount of the refund, and Aristotle recorded a tax reserve of $720,000 with respect to such refund. In the settlement, Aristotle agreed to pay approximately $682,000, (net of the amount due from a previously paid contingency fee), plus approximately $318,000, (net of the amount due from a previously paid contingency fee), which represents interest on the portion of the unallowed refund claim. Accordingly, Aristotle will expense $280,000 which will result in an earnings reduction of $0.14 per share as of March 31, 2002.

                             Certain Transactions

   On September 14, 2000, Aristotle acquired 80% of the outstanding shares of common stock of Safe Passage, a privately-held Rochester, New York-based company, under a stock purchase agreement dated as of September 13, 2000 between Aristotle and the Safe Passage stockholders. In consideration for these shares, Aristotle paid an aggregate purchase price of $1.625 million in cash to Safe Passage shareholders. In addition, Aristotle has incurred approximately $0.3 million of transaction and other related costs associated with the acquisition of Safe Passage.

             Stock Owned by Management and Principal Stockholders
                        of Aristotle as of May 1, 2002

   The following table sets forth, as of May 1, 2002, information regarding beneficial ownership of Aristotle's common stock by:

    . each person who is known to Aristotle to own beneficially more than 5% of the outstanding shares of Aristotle's common stock;

    .  each director of Aristotle;


    . each executive officer of Aristotle who is named in the Summary Compensation Table on page 94; and


    .  all executive officers and directors of Aristotle as a group.

   Unless otherwise indicated, all persons listed below have sole voting and investment power with respect to their shares and the address for each person is The Aristotle Corporation, 27 Elm Street, New Haven, Connecticut. In accordance with applicable securities regulations, the table below includes outstanding shares of common stock and shares of common stock subject to options which are exercisable within 60 days following May 1, 2002. All percentages assume that the options to purchase Aristotle common stock of a particular person or group in question, and no others, have been exercised. In preparing the table, Aristotle has relied on information furnished by each person.

                                                  Number of Shares of
            5% Stockholders, Directors               Common Stock      Voting
              and Executive Officers              Beneficially Owned   Power
            --------------------------            -------------------  ------
  5% Stockholders:
  Geneve Corporation/(1)/........................        984,971        51.0%

  Directors:
     John J. Crawford............................        138,968/(2)/    6.9%
     Robert L. Fiscus............................         13,932/(3)/      *
     Betsy Henley-Cohn...........................         30,451/(4)/    1.6%
     John Lahey..................................          4,898/(5)/      *
     Steven B. Lapin.............................              0/(6)/      *
     Daniel J. Miglio............................         20,732/(7)/    1.1%
     Edward Netter...............................        984,971/(8)/   51.0%
     Sharon M. Oster.............................         55,531/(9)/    2.9%
     John C. Warfel..............................         11,504/(10)/     *

  Named Officers (excluding Mr. Crawford)
     Paul McDonald...............................         47,639/(11)/   2.4%

  All Executive Officers and Directors as a group
    (10 persons).................................      1,308,656        63.1%

--------
*  Less than 1%

(1)Geneve Corporation's address is 96 Cummings Point Road, Stamford, Connecticut. Director Steven B. Lapin is the President and Chief Operating Officer of Geneve Corporation and Director Edward Netter is the Chairman and Chief Executive Officer of Geneve Corporation.
(2)Includes 66,468 shares held by Mr. Crawford directly and stock options, which are currently exercisable, to purchase 72,500 shares.
(3)Includes 10,074 shares held by Mr. Fiscus directly and 400 shares held jointly with his wife; and stock options, which are currently exercisable, to purchase 3,458 shares.
(4)Includes 9,653 shares held by Ms. Henley-Cohn directly; 11,840 shares held in trusts in which Mrs. Henley-Cohn has the power to vote the shares; 2,750 shares held by each of Ms. Henley-Cohn's son and daughter; and stock options, which are currently exercisable, to purchase 3,458 shares.

(5)Includes 2,398 shares held by Mr. Lahey directly, and stock options, which are currently exercisable, to purchase 2,500 shares. / /
(6)Does not include any shares owned by Geneve Corporation. Mr. Lapin is the President and Chief Operating Officer of Geneve Corporation.
(7)Includes 16,274 shares held by Mr. Miglio directly; and stock options, which are currently exercisable, to purchase 4,458 shares.
(8)Includes 984,971 shares owned by Geneve Corporation. Mr. Netter is the Chairman and Chief Executive Officer of Geneve Corporation. Mr. Netter disclaims beneficial ownership of these shares.
(9)Includes 14,594 shares held by Ms. Oster directly and 36,000 held by Ms. Oster's husband; and stock options, which are currently exercisable, to purchase 4,937 shares. Ms. Oster disclaims control over shares owned by her husband.
(10)Includes 8,525 shares held by Mr. Warfel directly; and stock options, which are currently exercisable, to purchase 2,979 shares.
(11)Includes Mr. McDonald's stock options, which are currently exercisable, to purchase 47,639 shares.

             Stock Owned by Management and Principal Stockholders
                       of Aristotle Following the Merger

   The following table sets forth pro forma information as of May 1, 2002 regarding beneficial ownership of Aristotle's capital stock, assuming consummation of the merger, by:

    . each person who will beneficially own more than 5% of the outstanding shares of the combined company;

    .  each individual who will be a director of the combined company;

    . the chief executive officer of the combined company and the other most highly compensated executive officer of the combined company based on anticipated compensation after the merger for fiscal year 2002; and

    .  all executive officers and directors of the combined company as a group.

   Unless otherwise indicated, all persons listed below will have sole voting and investment power with respect to their shares. In accordance with applicable securities regulations, the table below includes outstanding shares of common stock and shares of common stock subject to options which are exercisable within 60 days following May 1, 2002 and assumes the issuance of
(a) 15,000,000 shares of Aristotle's common stock, issued to Nasco's sole shareholder in connection with the merger, and (b) 946,610 shares of Aristotle's Series I preferred stock issued to the current holders of Aristotle common stock, other than Geneve, as a condition to the closing of the merger. All percentages assume that the options to purchase Aristotle common stock of a particular person or group in question, and no others, have been exercised.

                                                       Number of Shares of
              5% Stockholders, Directors                  Voting Stock        Voting
                and Executive Officers                 Beneficially Owned    Power/(1)/
              --------------------------               -------------------   ---------
5% Stockholders:
Geneve Corporation/(2)/...............................      15,984,971         91.8%

Directors:
   John J. Crawford...................................         277,936/(3)/     1.2%
   John Lahey.........................................           9,796/(4)/       *
   Steven B. Lapin....................................               0/(5)/       *
   Donald T. Netter...................................               0/(6)/       *
   Edward Netter......................................      15,984,971/(7)/    91.8%
   Sharon Oster.......................................         111,062/(8)/       *
   James G. Tatum.....................................             0//            *
   Roy T.K. Thung.....................................               0/(9)/       *

Named Officers (excluding Mr. Crawford and Mr. Lapin):
   Richard J. Ciurczak................................               0            *
   Paul McDonald......................................          95,278/(10)/      *

All Executive Officers and Directors as a group
    (10 persons)......................................      16,479,043         92.9%

--------
*   Less than 1%

(1) This column represents voting power rather than percentage of equity interest as each share of common stock is entitled to one vote while each share of Series I preferred stock is entitled to one-half of a vote per share, assuming a Series I preferred stock stated value of $6.00 per share and a conversion price of $12.00 per share.
(2) Geneve Corporation's address is 96 Cummings Point Road, Stamford, Connecticut. Director Steven B. Lapin is the President and Chief Operating Officer of Geneve Corporation, Director Edward Netter is the Chairman and Chief Executive Officer of Geneve Corporation, Director Donald T. Netter is the Senior Vice President--Investments of Geneve Corporation and Director Roy T.K. Thung is the Executive Vice President of Geneve Corporation.

(3) Includes 66,468 shares of common stock and 66,468 shares of Series I preferred stock to be held by Mr. Crawford directly; and stock options, which are currently exercisable, to purchase 72,500 shares of common stock and 72,500 shares of Series I preferred stock.
(4) Includes 2,398 shares of common stock and 2,398 shares of Series I preferred stock, and stock options, which are currently exercisable, to purchase 2,500 shares of common stock and 2,500 shares of Series I preferred stock.
(5) Does not include any shares beneficially owned by Geneve Corporation. Mr. Lapin is the President and Chief Operating Officer of Geneve Corporation.
(6) Does not include any shares beneficially owned by Geneve Corporation. Mr. Netter is the Senior Vice President --Investments of Geneve Corporation.
(7) Includes 15,984,971 shares beneficially owned by Geneve Corporation. Mr. Netter is the Chairman and Chief Executive Officer of Geneve Corporation. Mr. Netter disclaims beneficial ownership of these shares.
(8) Includes 14,594 shares of common stock and 14,594 shares of Series I preferred stock held by Ms. Oster directly, 36,000 shares of common stock and 36,000 shares of Series I preferred stock held by her husband, and stock options, which are currently exercisable, to purchase 4,937 shares of common stock and 4,937 shares of Series I preferred stock. Ms. Oster disclaims control over shares owned by her husband.
(9) Does not include any shares beneficially owned by Geneve Corporation. Mr. Thung is the Executive Vice President of Geneve Corporation.
(10)Includes Mr. McDonald's stock options, which are currently exercisable, to purchase 47,639 shares of common stock and 47,639 shares of Series I preferred stock.

                              Current Management

Board of Directors

   Aristotle's amended and restated bylaws, or Aristotle's bylaws, provide that the number of directors will not be less than seven nor more than fifteen, as fixed by the board of directors. Aristotle's current certificate of incorporation and Aristotle's bylaws provide that the directors be divided into three classes, as equal in number as possible, with terms expiring in successive years. Directors are elected by the stockholders, other than in the case of newly created directorships, in which case a majority of the directors then in office appoint an individual to fill the newly created directorship. Directors are elected for terms of three years, or, in the case of newly created directorships, for a full term for the class of directors in which the new directorship was created and, in any case, until their successors are elected and qualified. However, upon the consummation of the merger, Aristotle's board of directors will no longer be subject to classification and staggered terms. See the section entitled "Changes to Aristotle's Certificate of Incorporation Following the Merger" on page 63 of this proxy statement-prospectus.

   At the annual meeting, three directors will each be elected for three-year terms. As of the date of the last annual meeting, there were nine directorships. As of June 30, 2001, there were nine directorships.

   Set forth below are the names of the board of directors' three nominees for election as directors, their ages at September 1, 2001, the periods during which each served as a director of Aristotle and the positions currently held with Aristotle. Following the table is biographical information about each nominee, including each nominee's principal occupation or employment during the past five years. Some of this information has been obtained from Aristotle's records and some has been supplied by the nominees and continuing directors.

                                         Positions Held with
                     Nominees     Age        the Company
                     --------     ---    -------------------
                 John J. Crawford 57    Director, President,
                                       Chief Executive Officer
                                      and Chairman of the Board
                 Edward Netter... 69          Director
                 Sharon M. Oster. 53          Director

   John J. Crawford has served as a director of Aristotle since 1989. He has been President and Chief Executive Officer of Aristotle since April 1990 and Chairman of the Board since April 1993. From July 1994 through December 2000, Mr. Crawford served Aristotle in a part-time capacity. Since January 2001,
Mr. Crawford has served Aristotle in a full-time capacity. Mr. Crawford also serves as Chairman of Simulaids and Safe Passage International, Inc, subsidiaries of Aristotle. Mr. Crawford was the Chief Executive Officer of the Regional Water Authority until December 2000, a utility located in New Haven, Connecticut. Mr. Crawford is also a member of the board of directors of Webster Financial Corporation.

   Edward Netter has served as a director of Aristotle since 1998. He has been Chairman, Chief Executive Officer and a director of Geneve Corporation, a private diversified holding company, for more than five years. Mr. Netter is also Chairman and a director of Independence Holding Company, a holding company engaged principally in the life and health insurance business.

   Sharon M. Oster has served as a director of Aristotle since 1992. She has been a Professor of Economics at the School of Organization and Management, Yale University since 1982. Ms. Oster is a director of two publicly-held companies, Health Care REIT, a real estate investment company, and TransPro, Inc., a manufacturer of automotive/industrial-related products.

                                            Director of the Positions Held with
          Continuing Directors          Age  Company Since      the Company
          --------------------          --- --------------- -------------------
 Directors with terms expiring in 2002:
 Steven B. Lapin....................... 56       1998            Director
 John Lahey............................ 55       1999            Director
 Daniel J. Miglio*..................... 61       1990            Director
 Directors with terms expiring in 2003:
 Betsy Henley-Cohn*.................... 49       1993            Director
 Robert Fiscus*........................ 64       1991            Director
 John C. Warfel*....................... 49       1994            Director

    *  Will not remain as a director after completion of the merger.

   Steven B. Lapin has been President, Chief Operating Officer and a director of Geneve Corporation, a private diversified holding company, for more than five years. Mr. Lapin is also Vice Chairman and a director of Independence Holding Company, a holding company engaged principally in the life and health insurance business.

   John Lahey is the President of Quinnipiac University, a private university located in Hamden, Connecticut. Dr. Lahey has been the President for the past 14 years. He also serves on the board of directors of Trustees of Yale-New Haven Hospital and on the board of directors of UIL Holdings Corporation and The United Illuminating Company.

   Daniel J. Miglio was formerly Chairman, President and Chief Executive Officer of Southern New England Telecommunications Corporation, a publicly-held telecommunications company. He had been employed by Southern New England Telecommunications from 1962 through 1998. Mr. Miglio also serves as a director of UIL Holdings Corporation and The United Illuminating Company.

   Betsy Henley-Cohn is Chairperson of Birmingham Utilities, Inc., a water utility in Ansonia, Connecticut, and Joseph Cohn & Son, Inc., in New Haven, Connecticut. Ms. Henley-Cohn has been employed by Birmingham Utilities, Inc. since 1993 and by Joseph Cohn & Son, Inc. since 1978. She also serves as a director of UIL Holdings Corporation and The United Illuminating Company.

   Robert L. Fiscus is Vice Chairman and Chief Financial Officer of UIL Holdings Corporation, the publicly-held holding company parent of The United Illuminating Company, an electric utility company, and several smaller non-utility companies. Mr. Fiscus is also Vice Chairman and Chief Financial Officer of The United Illuminating Company, where he previously served as President and Chief Financial Officer. Mr. Fiscus has been employed by The United Illuminating Company since 1972 and also serves as a director of UIL Holdings Corporation and The United Illuminating Company.

   John C. Warfel has been the Vice President and Chief Financial Officer of FYC International, Inc., a privately held manufacturer of women's apparel since October 1999. Prior to that, Mr. Warfel was the Senior Vice President, Administration and Finance and Chief Financial Officer of Starter Corporation, a sports apparel manufacturer. He had been employed by Starter Corporation since 1988.

Committees of the Board of Directors and Meetings

   Board of Directors Meeting Attendance. During the fiscal year ended June 30, 2001, the board of directors of Aristotle held five meetings. During fiscal 2001, none of the directors attended less than 80% of the total number of meetings of the board of directors and committees of which they were members, except for Betsy Henley-Cohn who attended 40% of the meetings.

   Audit Committee. The board of directors has appointed a standing Audit Committee, which during the year ended June 30, 2001, conducted four meetings. The members of the Audit Committee were Messrs. Fiscus, Lahey, Lapin and Warfel. The duties of the Audit Committee include reviewing the financial statements of

Aristotle and the scope of the independent annual audit and internal audits. It also reviews the independent accountants' letter to management concerning the effectiveness of Aristotle's internal financial and accounting controls, and reviews and recommends to Aristotle's board of directors the firm to be engaged as Aristotle's independent accountants. The Audit Committee may also examine and consider any other matters relating to the financial affairs and operations of Aristotle as it determines to be appropriate. Please see also the report of the Audit Committee set forth elsewhere in this proxy statement-prospectus.

   Human Resources and Stock Option Committee. The board of directors of Aristotle also has appointed a Human Resources and Stock Option Committee comprised of three directors, which during the fiscal year ended June 30, 2001 conducted one meeting. The Human Resources and Stock Option Committee reviews the salary structure and policies of Aristotle and its subsidiaries, administers Aristotle's 1997 Employee and Director Stock Plan, selects the eligible persons to whom stock options or stock appreciation rights will be granted, and prescribes the terms and provisions of each option or right. The members of the Human Resources and Stock Option Committee during the fiscal year ended June 30, 2001 were Ms. Oster and Messrs. Fiscus and Miglio.

Compensation of Directors

   Effective January 1, 1998, each of the directors of Aristotle, other than officers, receives a retainer of $7,500, payable semi-annually in 50% Aristotle common stock and 50% cash. The Aristotle common stock is payable in six month intervals and is valued based on its average market value during the ten days preceding the determination date. In addition to the retainer, the Chairperson and the members of the board of directors receive $550 or $500, respectively, for each meeting attended.

   Non-employee directors are eligible to receive grants of stock options under the 1997 Employee and Director Stock Plan. The 1997 Stock Plan provides for the automatic grant of non-qualified options to Aristotle's non-employee directors. Each non-employee director, upon first being elected to the board of directors, is eligible to receive an option to purchase 2,500 shares, which will vest one year after the date of the grant of the option. Additionally, the 1997 Stock Plan provides for a grant to each non-employee director on the date of his or her reelection (provided that the director has served as a director since his or her initial election) of an option to purchase 1,000 shares, which will vest one year after the date of the grant of the option, assuming uninterrupted service on the board of directors. None of the options will be exercisable until at least 15 months following the effective date of the merger. If the merger is consummated and the stockholders of Aristotle approve the proposed 2002 Stock Plan, Aristotle will cease issuing options under the 1997 Stock Plan and, accordingly, will discontinue the automatic grants of options to non-employee directors under the 1997 Stock Plan.


   See the section entitled "Management of Aristotle Following the Merger" on page 61 of this proxy statement-prospectus for information regarding the anticipated compensation of Aristotle's directors after the consummation of the merger.


Executive Officers

   The following table sets forth the name of Aristotle's current executive officer who is not a director, his age, and all positions held with Aristotle as of December 31, 2001. The executive officer serves at the discretion of the board of directors, subject to an Employment Agreement that Aristotle has entered into with the executive officer.

                      Name       Age  Position with the Company
                      ----       --- ---------------------------
                Paul M. McDonald 49  Chief Financial Officer and
                                              Secretary

   The principal occupations of the executive officer for the last five years are set forth below.

   Paul M. McDonald has been the Chief Financial Officer of Aristotle since November 1994. Mr. McDonald has been the Secretary of Aristotle since April 1994. Mr. McDonald also serves as Vice Chairman, Treasurer and Secretary of Simulaids and Safe Passage, Aristotle's subsidiaries.

                            Executive Compensation

   The following table sets forth information for the periods indicated regarding cash and other compensation paid to, earned by, or awarded to Aristotle's chief executive officer and other executive officers of Aristotle whose salary and bonus exceeded $100,000 during the last three fiscal years ended June 30, 2001.

  Summary Compensation Table

                                                Annual Compensation      Long Term Compensation
                                             ---------------------      --------------------
                                                                         Options    All Other
      Name and Principal Position       Year Salary $      Bonus $      Awarded # Compensation $
      ---------------------------       ---- --------      -------      --------- --------------
John J. Crawford....................... 2001 $117,500      $     0            0       $  909/(3)/
 President, Chief Executive Officer and 2000   80,000/(1)/       0       20,000            0
 Chairman of the Board                  1999  100,000/(1)/       0       20,000            0
Paul McDonald.......................... 2001 $150,000      $     0        3,500       $2,506/(4)/
 Chief Financial Officer and Secretary  2000  149,000            0       10,000        3,324/(4)/
                                        1999  149,000       24,213/(2)/  20,000        2,622/(4)/

--------
(1)In fiscal 2000, salary includes $20,000 in shares of Aristotle common stock and in fiscal 1999, salary includes $40,000 in shares of Aristotle common stock.
(2)In fiscal 1999, Aristotle paid Mr. McDonald a $24,213 performance bonus for meeting management objectives.
(3)In fiscal 2001, other compensation for Mr. Crawford, included $190 for term life, AD&D and disability insurance premiums and $719 for business dues.
(4)Other compensation for Mr. McDonald is comprised of the following: in fiscal 2001, $644 for term life, AD&D and disability insurance premiums and $1,862 as a contribution to the 401K Plan for Mr. McDonald; fiscal 2000, $176 paid for term life insurance premiums and $3,148 paid as a contribution pursuant to the SEP Plan for Mr. McDonald; in fiscal 1999, $373 paid for term life insurance premiums and $2,249 paid as a contribution pursuant to the SEP Plan for Mr. McDonald.

Option Grants in Last Fiscal Year

   The following table sets forth information regarding each stock option granted to Aristotle's chief executive officer and other executive officers during the fiscal year ended June 30, 2001.

                                          % of Total
               Number of Securities      Options/SARs
              Underlying Options/(1)/     Awarded to
                    /SARs/(2)/        Employees in Fiscal Exercise Prices
    Name             Granted               Year 2001         ($/share)    Expiration Date
    ----      ----------------------  ------------------- --------------- ---------------
Paul McDonald          3,500/(3)/             3.6%            $6.000      August 31, 2010
                      30,000/(2)/            30.8%            $7.000        June 30, 2004
John Crawford         50,000/(2)/            51.3%            $7.000        June 30, 2004

--------
(1)All stock options were granted under the 1997 Employee and Director Stock
   Plan.
(2)Stock Appreciation Rights granted under an employment agreement vest over a period of three years.
(3)The options granted to the named executive officer are non-qualified stock options and may be exercised after August 31, 2001.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

   The following table sets forth information regarding unexercised stock options held as of June 30, 2001, by the chief executive officer and other executive officers of Aristotle. No stock options were exercised by these executive officers during the fiscal year ended June 30, 2001.

                          Number of Securities             Value of Unexercised
                         Underlying Unexercised         In-the-Money Options/SARs
                    Options/SARs at June 30, 2001 (#)    at June 30, 2001 ($)(1)
                    --------------------------------- -------------------------
         Name       Exercisable         Unexercisable Exercisable    Unexercisable
         ----       -----------         ------------- -----------    -------------
   John J. Crawford   72,500               50,000       147,000/(2)/    $37,500/(3)/
   Paul McDonald...   39,139               38,500        92,786/(4)/    $42,375/(5)/

--------
(1)The value of unexercised, "in-the-money" options at June 30, 2001 is the difference between (a) the closing price of Aristotle's common stock on June 29, 2001 as reported by NASDAQ ($7.75)--the assumed fair market value--and
   (b) the per share option exercise price, multiplied by the number of shares of Aristotle's common stock underlying the options.
(2)Mr. Crawford holds exercisable options to purchase 12,500 shares of Aristotle' common stock that have an exercise price of $10.00 per option which is greater than the fair market value of Aristotle's common stock as of June 30, 2001 ($7.75). The options are not "in-the-money" and their value, therefore, is zero. The exercise price of Mr. Crawford's remaining 60,000 exercisable options have an average exercise price of $5.30.
(3)Mr. Crawford holds 50,000 unexercisable stock appreciation rights that have an average price of $7.00.
(4)Mr. McDonald holds exercisable options to purchase 39,139 exercisable options that have an average exercise price of $5.38.
(5)Mr. McDonald holds unexercisable options to purchase 8,500 shares of Aristotle's common stock that have an average exercise price of $5.41. In addition, Mr. McDonald holds 30,000 unexercisable stock appreciation rights that have an average price of $7.00.

Employment Agreements

   Aristotle entered into an employment agreement with Mr. Crawford effective February 1, 2001 for a term expiring December 31, 2003, under which he will serve as Aristotle's Chief Executive Officer. The agreement provides for an annual base salary of $175,000 and any stock options and bonuses as the board of directors in its sole discretion shall award, including 50,000 stock appreciation rights vesting over the term of the agreement.

   Aristotle entered into an employment agreement with Mr. McDonald effective February 1, 2001 for a term expiring December 31, 2003, under which he will serve as Aristotle's Vice President and Chief Financial Officer. The agreement provides for an annual base salary of $150,000 and any stock options and bonuses as the board of directors in its sole discretion shall award, including 30,000 stock appreciation rights vesting over the term of the agreement.

   As a condition to the merger, the employment agreements between Aristotle and each of Messrs. Crawford and McDonald will be amended to reduce the stock appreciation rights, or SAR, target price from $7.00 to $1.00 per share to reflect the fact that the value of each SAR's per share equivalent will not include the value of one share of Series I preferred stock to be received for each share of Aristotle common stock held.

                           Report of Audit Committee

   The Audit Committee of Aristotle's board of directors, which consists entirely of directors who meet the independence and experience requirements of NASDAQ, has furnished the following report:

   The Audit Committee assists Aristotle's board of directors in overseeing and monitoring the integrity of Aristotle's financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by Aristotle's board of directors, which is attached as Annex H to this proxy statement-prospectus. The Audit Committee reviews and reassesses the charter annually and recommends any changes to Aristotle's board of directors for approval. The Audit Committee is responsible for overseeing Aristotle's overall financial reporting process. In fulfilling its responsibilities for the financial statements for fiscal year ended June 30, 2001, the Audit Committee took the following actions:

    . Reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2001 with management and Arthur Andersen LLP, Aristotle's independent auditors;

    . Discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

    . Received written disclosures and the letter from Arthur Andersen LLP regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee further discussed with Arthur Andersen LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate.

   Based on the Audit Committee's review of the audited financial statements and discussions with management and Arthur Andersen LLP, the Audit Committee recommended to Aristotle's board of directors that the audited financial statements be included in Aristotle's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 for filing with the Securities and Exchange Commission.

                        Members of the Audit Committee:
                          Robert L. Fiscus, Chairman
                                  John Lahey
                                Steven B. Lapin
                                John C. Warfel

            Section 16(A) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Aristotle's executive officers and directors, and persons who beneficially own more than 10% of Aristotle's common stock, to file with the Securities and Exchange Commission, or the SEC, and any national securities exchange on which Aristotle's securities are registered initial reports of beneficial ownership and reports of changes in beneficial ownership of Aristotle's common stock or other equity securities of Aristotle. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish Aristotle with copies of all Section 16(a) forms they file. To Aristotle's knowledge, based solely on a review of the copies of reports furnished to Aristotle, all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with for the fiscal year ended June 30, 2001.

                         INFORMATION CONCERNING NASCO

                                   Business

Company Overview

   Nasco, which was founded in 1941 and is wholly-owned by Nasco Holdings, Inc., is a manufacturer and global catalog-distribution company serving the education, health and agriculture markets. Nasco offers a selection of more than 65,000 items, including educational materials and supplies for substantially all kindergarten through twelfth grade curricula, molded plastics and biology materials. Nasco also provides educational and training product lines, such as cardiopulmonary resuscitation manikins for the health care market, including medical and nursing schools, and paramedic and emergency-care training. Nasco also services a commercial business segment, providing product lines for agriculture, senior care and food industries.

   Substantial portions of the products distributed by Nasco are purchased from manufacturers and distributors worldwide. Approximately 21% of Nasco's sales are from proprietary products with 75% of those sales developed by Nasco's own research and development staff. To broaden its product mix to meet specific customer needs, Nasco operates manufacturing facilities that produce proprietary items equating to more than 9% of its product line. Sales of Nasco's proprietary products generally result in a higher profit margin and enable Nasco to sell the products wholesale in the U.S. and foreign markets where Nasco often develops distribution relationships.

   As its main marketing tool, Nasco publishes and distributes 26 different catalogs annually to over three million potential customers. The catalog pages are primarily created and edited using in-house photography and desktop publishing equipment. Nasco catalog teams pursue sales growth goals through efforts to present more than 3,200 catalog pages with broad selections of popular and new items at competitive catalog prices.

   In May 2000, Nasco established an e-commerce website, enasco.com, as a new marketing tool. The website provides the shopper with the ability to order any of the 65,000 items currently offered in the Nasco catalogs. Through the catalog department, the website presentation is updated frequently to present fresh shopping experiences for the repeat customer.

   In recent years, Nasco has expanded its efforts in international markets, primarily in the health care and agricultural product lines. While international sales still only represent less than 5% of total net sales, the acceptance of Nasco product lines by international markets has been a significant growth contributor to these particular product lines.

Recent Acquisitions

    .  American Educational Products, Inc.   In March 2001, Nasco acquired
       American Educational Products, Inc., a catalog distributor of teaching aids for math, science and other curricula. American Educational Products also manufactures several proprietary product lines.

    .  Spectrum Educational Supplies, Ltd.   In April 2001, Nasco acquired
       Spectrum Educational Supplies, Ltd., a Canadian distributor of hands-on teaching aids that support curricula in the math, science and technology subjects.

Industry Overview

  Educational.

   Nasco's school supply market consists primarily of the sale of supplemental educational supplies and equipment to school districts, individual schools, teachers and curriculum specialists who purchase products for school and classroom use. According to a survey of all state boards of education conducted by Market Data Retrieval, public schools reported spending in excess of $9 billion on instructional materials alone during the most recent school year tracked (1999-2000). That amount equates to $195 per student and represents an increase of 6.1% from the prior year's total of $184 per student.

   According to the U.S. Department of Education, there are approximately 16,000 school districts, 118,500 elementary and secondary schools and 3.3 million teachers in the United States. Administrators for both school districts and individual schools usually make the decision to purchase the general school supplies needed to operate the school. Teachers and curriculum specialists generally decide on curriculum-specific products for use in their classrooms and individual disciplines. According to the National School Supply Equipment Association, or NSSEA, teachers spent approximately $1.3 billion of their own money in 2000 on supplies to supplement classroom materials. As the market is affected by prevailing political and social trends, the attitude of the government towards education determines, to some extent, total expenditures on education. Although no company or industry is recession-proof, Nasco's management believes that the educational segment is recession-resistant.

   Nasco produces and distributes manikins and simulation kits used for training in cardiopulmonary resuscitation, emergency rescue and patient care fields as part of its education offerings. These health care-related products are sold throughout the United States and internationally through distributors and catalogs to end users, such as fire and emergency medical departments and nursing and medical schools.

   Factors that contribute to the expansion of the education sector in which Nasco operates include:

    .  increases in school enrollment,

    .  consistent growth in the supplemental education market, and

    . a national political climate that promotes increasing federal and state education funding.

   The traditional school model of lectures, workbooks, written assignments and text memorization has been criticized for failing to engage students, as opposed to methods that emphasize active learning techniques. The prevailing inclination among educators to use manipulatives, models or other hands-on tools places Nasco within a particularly favorable segment of the already well-positioned education industry.

   Nasco believes that American school systems have shown a clear trend toward decentralization, which enables school teachers and administrators at the school to make many of the key decisions regarding instruction methods and school purchases. In prior years, larger government agencies usually made these decisions for entire school districts or states. Under the new structure, teachers have the ability to choose the curricular materials that they need to teach effectively. Site-based management is forcing the industry to rethink its sales and marketing strategies in order to address the added challenge and increased cost of delivering goods and services to an increasingly decentralized marketplace. In terms of purchasing methods, mail ordering, as well as the internet, are on the rise among administrators in charge of budgets as purchasing mechanisms.

   The industry is also highly fragmented with a substantial number of direct marketers of supplemental education supplies, many of which are family- or employee-owned businesses that operate in a single geographic region. Nasco believes the increasing demand for single-source suppliers, prompt order fulfillment and competitive pricing, along with the related need for suppliers to invest in automated inventory and electronic ordering systems, is fostering consolidation within the industry. In addition, the industry is currently experiencing a shift in growth to the higher margin specialty business, which offers products focused upon specific educational disciplines. Increased purchasing at the school and classroom levels, which increases individual schools' and teachers' roles in educational supply procurement decisions, is also driving this trend.

   Nasco's extensive selection of products and vendors allows it to offer a complete listing in each product line. Nasco believes that by having available to school teachers and administrators all of the items they need in one place, the inclination to search other sources is reduced. This "one stop shopping" approach is a Nasco hallmark.

   Moreover, Nasco seeks to be competitive with its catalog prices rather than offering large discounts to single customers. With many products, two or more choices are offered in order to give customers a lower price point with a product that will meet their budget yet perform to acceptable standards.

  Commercial.

   Nasco markets to farmers and ranchers providing items to assist in animal livestock production and products for other segments of the industry. The United States Department of Agriculture, or the USDA, indicates there were 2.17 million farms in the U.S. in 2000. Nasco not only markets to various groups within this total but its catalog is also directed to the "hobby farmer" as well. One of the largest groups marketed to is the "Dairy Farmer". In 2000, there were 105,250 farms in this category, but this number has been declining. As the number of farms declines, which is a national trend, the remaining farms are becoming larger. This trend in Nasco's opinion has in many areas eliminated the classic farm store, which at one time was a standard feature of almost all rural towns. When the farm store disappears, Nasco believes that those remaining will turn to the catalog industry. Nasco, with its extensive farm catalog offering, is well positioned to supply the market with the type of small hand tools and equipment needed.

   Nasco provides sterile sampling bags and containers worldwide to the food industry, including water treatment facilities. The product lines provide a stable vehicle for the containment and transporting of food and water samples to laboratories without threat of sample contamination.

   In the senior care industry, Nasco offers a broad product selection of activities used by nursing home and senior care facilities to support therapy programs.

Growth Strategy

   Key members of Nasco's management team develop and execute multiple action plans to continue its steady growth in revenues and earnings. These action plans are continuously monitored by Nasco's senior management to assess the progress in achieving the planned goals. Nasco's principal action plans are as follows:

    . Consistently dedicate resources to the discovery of new product lines to meet the ever-changing needs of Nasco's customers, including closely observing the evolution in classroom curricula and continuously updating product selection to meet these changing needs.

    . Commit resources to the internal development of new products with features that meet changing customer demands, as Nasco's proprietary items carry the added benefits of higher profit margins and exclusive availability. Research and development staffs maintain a constant flow of proprietary items to the catalog offerings.

    . Exploit the revenue and earnings potential of its recent acquisitions, including:

       . expansion into the Canadian educational markets (through the Spectrum group of companies) by supplementing existing Canadian catalogs with Nasco product lines,

       .  expansion of the Canadian catalog publications into new curricula, and

       . energize the research and development efforts of the recently acquired businesses such as American Educational Products to develop and market competitive proprietary products.

    . Through senior management evaluation of the relative profitability of catalog performance and operational efficiencies, pursue options for consolidation of overhead costs. Particularly with acquisitions of new businesses, all appropriate opportunities to consolidate overhead and service support functions are utilized to maximize earnings benefits.

    . With minimal investment of capital and manpower, penetrate international markets in the health care and agricultural product lines.

    . Expand the proportional efforts of Nasco's e-commerce website to encourage customer awareness and use of the website.

Product Lines

   Nasco markets the following product lines through its catalogs:

  Educational Offerings.

    . Science--Complete catalog of equipment and supplies for general science, biology, chemistry, physical science, earth science, and technology education. Also offers live and preserved specimens as well as alternatives to dissection. Target--science teachers in grades three to twelve and specimens for the college instructor.

    . Arts and Crafts--A complete offering of supplies to nurture the creative artistic spirit of all ages and skill levels. A source for the specialty art teacher as well as anyone interested in this discipline. Target--grades kindergarten to twelve, camps, recreation centers.

    . Learning Fun--Features a selection of teaching materials, learning toys and games that were developed to make learning fun. A carefully chosen selection of items for the early childhood market. Target--grades pre-kindergarten to three.

    . Family and Consumer Sciences--A broad listing of products, including products to teach life skills, cooking, sewing, and teaching resources for the entire profession. Also features teaching aids for dieticians in hospitals, schools and diabetics education. Target--family and consumer science teachers, dieticians and nutrition instructors.

    . Math--Provides the teaching aids for the primary grades through pre-algebra and geometry. Includes manipulatives, calculators, games, overhead math items, software and other math products. Target--grades kindergarten to twelve.

    . Health Care--Features the proprietary Nasco Life/Form product line, anatomical replicas, and medical procedure simulators to aid in the training of the medical profession. Includes videos, software, games, charts, and replicas. Also includes hands-on teaching aids developed to make learning about health fun and interesting for kindergarten through twelfth grade students. Target--nursing and medical schools, emergency professionals and health teachers.

    . Fitness Fundamentals--Over 3,000 items specifically for physical education professionals. Target--physical education teachers in grades kindergarten to twelve.

  Commercial Offerings.

    . Farm and Ranch Catalog--Includes products for identification, showing and grooming, breed promotion, artificial insemination, animal health, crops and soils and equine supplies. Also features instructional teaching aids for agricultural education. Target--farmers and ranchers.

    . Activity Therapy--Products developed by Nasco to assist the activity therapist to have the best activities program in the nursing home and assisted living industries. Includes products for sensory, memory, and musical activities plus games and arts and crafts. Target--activity therapists in nursing and assisted living homes.

    . Assisted Living--Resources beneficial to conduct an outstanding activity program in an Assisted Living Home, including products for all levels of residents. Target--activity therapists in assisted living homes.

    . Whirl-Pak Sampling Products--Features Nasco's sterile Whirl-Pak Sampling Bags, the industry leader in sampling containers for over 35 years. This laboratory product is sold throughout the world as well as the U.S. Target--food and microbiology laboratories throughout the world.

Tradenames

   Nasco has a number of trademarks and trade names that it applies to various product lines. Except for the "Nasco" trademark, the various trademarks and trade names are not considered material or vital to on-going business operations. To protect the unique product lines developed by Nasco, Nasco has applied for and received patents for four product lines, two in the U.S. and two in Canada. Nasco also has applied for two additional U.S. patents. None of these issued or pending patents are considered vital or material to on-going business operations.

Sales and Marketing

   Nasco markets products mostly via catalog to selected sectors. After a sector is identified, research is conducted by sales and marketing personnel to identify needed products. Nasco often hires consultants or sales directors from the niche served. There is a continuous search by catalog teams for new, improved, and unique products. Nasco attempts to offer its customers a wide range of products and choices of similar types of products with different price points, qualities, or with different features. If Nasco is unable to find products to meet a specified demand, it has the option of attempting to manufacture the product in its own plants or contract manufacturing under a private label.

   Nasco attempts to time distribution of catalogs to meet the peak buying period and mails the catalogs to the individuals whom Nasco believes make the buying decision. Nasco believes that the actual user of the materials usually makes the buying decision, except for those items that are a part of school bid requests. Nasco's mailing concentrates on putting the catalog in the hands of these decision makers. Nasco's bid request goal is also to be very competitively priced. Nasco issues most major catalogs one time a year with supplemental offerings depending on the market. Nasco relies mainly on its 26 catalogs as its "sales staff", which relieves the need for expensive sales calls on customers.

   Orders are received via mail, phone, fax, or Internet. Nasco attempts to provide fast delivery to customers depending on the customers' directions and the market's expectations. Nasco's business is transacted by open order and purchased orders. Nasco ships many orders the same day received and most orders are shipped within three days. Sale terms are typically net 30 days and orders are normally filled within 14 days.

Purchasing

   Although the educational products market is extremely stable, it is inherently seasonal. There are wide variations in sales from month to month and as a result, accounts receivable, inventories, and accounts payable also vary. The summer months are the most active as educational institutions restock their supplemental materials for the next school year.

   Nasco's purchasing group is in contact with over 5,000 vendors to insure that Nasco remains aware of new products, timely delivery is increased and pricing is competitive. With its broad range of vendors, including alternative product sources, Nasco does not maintain fulfillment contractual agreements for purchase quantity commitments.

   All catalogs are annually reviewed for revision. Vendors often review, copy and make suggestions for the following year's offering. Alternate vendors are reviewed on a continuous basis.

Facilities

   Nasco's corporate headquarters and primary distribution center are located in Fort Atkinson, Wisconsin. The 220,000 square foot owned distribution center services all Nasco catalogs and is the headquarters for all international marketing efforts. A graphics arts center houses the creative staff and equipment for the maintenance of the catalog pages. Nasco also operates a plastics and biological production leased facility to support the catalog product lines.

   In addition, Nasco leases approximately 300,000 square feet of adjacent warehouse space and 40,000 square feet of office space from an affiliate. Nasco currently occupies 70,000 square feet of the warehouse space, and leases the office space and remaining warehouse space to a third party. The subtenant will surrender additional portions of the warehouse to Nasco over the course of the next three years. This facility affords Nasco the necessary expansion capacity for the foreseeable future. It is contemplated that, within 90 days of the closing, Aristotle will purchase the facility from the owner at the owner's adjusted cost of approximately $4,500,000. In connection with that purchase, Aristotle will assume the owner's obligation under an outstanding mortgage in the amount of approximately $3,800,000, and pay to the owner the $700,000 balance in cash from its working capital. The contemplated transaction was negotiated at arm's length between Geneve and Aristotle and will be completed on terms no less favorable to Aristotle than could have been obtained from an unaffiliated party. The facility was purchased in 2001 and continues to be owned by a limited liability company, the sole membership interest of which is held by Nasco Holdings.

   To service the western United States, Nasco owns and operates a 68,000 square foot distribution center in Modesto, California. This distribution center services all Nasco catalogs for customers in the 12 western states.

   Nasco operates an arts and crafts catalog operation, along with three other independent catalogs, from a 28,000 square foot leased facility in Plymouth, Minnesota. Catalogs are distributed to schools nationwide from this facility.

   As a result of its acquisition of American Educational Products, Nasco also maintains an educational materials catalog distribution center in Fort Collins, Colorado from an 18,000 square foot owned facility. From this location and American Educational Product's second location, a 37,000 square foot leased facility in northern Wisconsin, Nasco services math and science teachers and distributors worldwide. Light manufacturing operations are situated at both these locations, producing proprietary items.

   Nasco's acquisition of the Spectrum group of companies in April 2001 included a 40,000 square foot facility north of Toronto, Ontario. The leased facility operates as a distribution center of math, science and technology teaching aids and materials sold via catalog mailings to schools throughout Canada.

   Nasco maintains inventories at each of these locations to promptly fulfill customer orders. Nasco has consistently applied procedures at these locations to keep inventories in current and saleable condition. The procedures include effective methods of minimizing overstocked or obsolete inventories, through vendor returns and outlet sales at normal margins.

Competition

   Although there are several large general school suppliers and wholesale and retail stores which compete with Nasco, Nasco believes that it offers more specialty items in more disciplines in the education, health and agriculture market than any other company. Although Nasco faces competition with regard to each of its catalogs, few, if any, of Nasco's competitors have as broad a range of products and serve as many market areas.

Information Systems

   Nasco's main computer system, housed in Fort Atkinson, Wisconsin, is an AS 400 IBM computer. Nasco's business is highly computerized, with almost all functions including sales, order processing, purchasing, quotes, phone orders, billing, receivables, payables, and warehousing running on this system. The system is routinely upgraded. In recent years, increased capacity has been added to handle Nasco's needs. To facilitate and continuously improve the software system, a staff of six programmers responds to suggestions from all departments and management.

   Catalog preparation is also handled in Fort Atkinson. A staff of 35 graphic artists and editors work with Macintosh desktop publishing systems to complete all production work in house, with the exception of printing.

Employees

   At March 31, 2002, Nasco and its subsidiaries had approximately 650 full time employees. In addition, to accommodate the peak summer business season, Nasco engages approximately 250 temporary employees. All employees at all locations are employed at will and are not represented by a labor union.

                    Management's Discussion and Analysis of
            Financial Condition and Results of Operations of Nasco

   This discussion and analysis of financial condition and results of operations reviews the results of operations of Nasco, on a consolidated basis, for:

    . the year ended December 31, 2001, as compared to the year ended December 31, 2000; and

    . the year ended December 31, 2000, as compared to the year ended December 31, 1999.

   This discussion and analysis of financial condition and results of operations have been derived from, and should be read in conjunction with, Nasco's Consolidated Financial Statements and Notes to Consolidated Financial Statements for the years ended December 31, 2001, 2000 and 1999, contained elsewhere in this proxy statement-prospectus.

   The consolidated financial statements include the accounts of Nasco and its subsidiaries and are prepared in accordance with accounting principles generally accepted in the United States of America. Nasco is a wholly-owned subsidiary of Nasco Holdings, Inc. Nasco Holdings is currently an 80% owned subsidiary of Geneve Corporation. Geneve is a wholly-owned subsidiary of Geneve Holdings, Inc. During 2000, G.C. Associates Holdings Corp., a wholly-owned subsidiary of Geneve, purchased a majority of the outstanding common stock of American Educational Products, Inc., or AMEP, an educational materials catalog distributor located in Colorado. In March 2001, Nasco became the successor to the shares of AMEP previously owned by GC Associates. As a result of this transfer of ownership interests between entities under common control, Nasco has accounted for the fair value of AMEP's net assets and AMEP's operations, using the "as-if pooling of interests" method as of April 2000, the date GC Associates gained a controlling interest in AMEP. In April 2001, Nasco acquired 100% of the stock ownership of Spectrum Educational Supplies Ltd, or Spectrum, a Canadian provider of educational product lines. The transaction has been accounted for as a purchase and the results of Spectrum's operations have been included in Nasco's financial statements since the acquisition date.

   Nasco's business is comprised of two segments. The educational segment offers products in the science, arts and crafts, early childhood, family and consumer science, math, health care and fitness fundamentals categories. The commercial segment offers products in the farm and ranch, activity therapy, assisted living and Whirl-Pak sampling packaging categories.

  Critical Accounting Issues

   Nasco's significant accounting policies are disclosed in Note 2 to the Consolidated Financial Statements.

   As noted in Note 8 to Nasco's Consolidated Financial Statements, in assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets at December 31, 2001 is dependent upon Nasco's generation of approximately $4.0 million in future taxable income during the periods in which those temporary differences become deductible, including sufficient taxable income at AMEP in order to fully utilize its tax loss carryovers which are subject to a $0.6 million annual limitation. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that Nasco will realize the benefits of these deferred tax assets at December 31, 2001.

   As discussed in Note 10 to Nasco's Consolidated Financial Statements, Nasco has noncontributory defined benefit pension plans covering substantially all salaried and hourly employees. The plan covering salaried employees provides pension benefits that are based on years of service and average compensation. The plan covering hourly employees provides pension benefits that are based on stated amounts for each year of service. Nasco's policy is to fund pension costs accrued up to a maximum deductible contribution but not less than the minimum required by the Employee Retirement Income Security Act of 1974. In the determination of the plans' funded status and prepaid pension costs, Nasco applies certain assumptions, including an estimated discount rate, expected return on assets, and projected rates of compensation increases. In the three years presented in the financial statements, these assumptions have been applied consistently in each of the years. A change in any of these assumptions can result in a material reduction in the $1.4 million prepaid pension asset reported in the balance sheet for the year ended December 31, 2001. Management believes that the assumptions applied in each of the years reasonably approximate the average rates that may be experienced under the plans.

  Results of Operations for the Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

   Net sales increased 12.6% to $162.0 million in 2001 from $143.8 million in 2000. The acquisition of Spectrum, effective April 2001, contributed $5.9 million to this sales growth. The increase is also attributed to internal growth through catalog enhancements and product development. Excluding the sales from the Spectrum acquisition, educational sales increased $10.6 million, or 9.2%. Commercial sales in 2001 increased by $1.7 million to $29.6 million, reflecting growth of 5.9%.

   Gross profit increased 12.9% to $56.5 million in 2001 from $50.0 million in 2000. Incremental sales from the Spectrum acquisition generated $2.2 million in incremental gross profit. Gross profit margin increased to 34.9% in 2001 from 34.8% in 2000. Excluding the incremental Spectrum gross profit, educational gross profit margin declined in 2001 to 36.4% compared to 36.6% in 2000. The decline in educational gross profit margin is caused by the growth in quoted sales that capture large customer tenders by pricing at margins below standard catalog listings. Comprising 28.6% of 2001 educational sales, 2001 quote gross profit margins averaged 31.7%. In 2000, quote gross profit margins averaged 31.2% when comprising 28.1% of 2000 educational sales. The commercial gross profit margin averaged 36.7% in 2001, remaining consistent with the 2000 average gross profit margin.

   Selling and administrative expenses increased 15.7% in 2001, compared to 2000, to $37.0 million. Spectrum's expenses increased Nasco's overall 2001 selling, general and administrative expenses by $1.7 million. Excluding Spectrum, selling, general and administrative expenses increased by 10.4%. Expenses included in this total include advertising and catalog costs, warehouse & shipping activities, customer service and general administrative functions.Advertising costs, primarily catalog production and delivery costs, increased $1.2 million or 13.8% in 2001 compared to 2000. This increase is attributed to postal rate increases implemented in early 2001, an increase of 5.0% in the number of catalog pages produced, and a 3.6% increase in the quantity of catalogs distributed, excluding recently acquired AMEP and Spectrum catalogs. Group health care costs increased by 24.3% to $2.0 million in 2001, increasing at a rate substantially greater than revenues or other operating expenses. In operations that continued from 2000 through 2001, $8.96 in net sales was generated for every $1.00 of payroll, compared to $8.88 in 2000. Wage rates increased by approximately 4% in 2001.

   During 2001, AMEP incurred certain costs classified as special charges in the accompanying Consolidated Statement of Earnings. These non-recurring costs include approximately $370,000 related to the redemption of AMEP stock options held by AMEP employees, $180,000 related to the satisfaction of AMEP employment agreements, and $62,000 of various legal, accounting and regulatory fees incurred by AMEP as a result of the AMEP acquisition. The special charges are reported as a reduction to earnings from operations.

   Each year, Nasco pays a management fee to its parent, Nasco Holdings. Under the terms of the management agreement, Nasco Holdings provides to Nasco specified legal, tax and other corporate services. In 2001, the management fee paid to Nasco Holdings was $1.6 million, compared to $1.5 million in 2000. In future months, Nasco will continue to accrue and pay to Nasco Holdings a monthly amount equivalent to a $1.7 million annual fee. Upon completion of the merger, Aristotle, as the surviving corporation, will not continue to accrue or pay the management fee to Nasco Holdings.

   Interest expense increased to $3.2 million in 2001, compared to $2.8 million in 2000. The increase in interest expense is due to a $20.0 million increase in long-term debt in May 2001. The increase in long-term debt was used to fund the Spectrum acquisition, and to complete the acquisition of AMEP's minority interests. The effect of the additional long-term debt on interest expense in 2001 was offset by the decline in the interest rate of the credit agreement. At January 1, 2001, the credit agreement assessed interest at an annual rate of 8.6%. The applicable interest rate declined throughout 2001, to 4.1% by December 31, 2001. The average annual rate of interest on the long-term debt was 6.1% in 2001, compared to 8.4% in 2000. Although the interest rate continues to be variable, the credit agreement has set the interest rate at approximately 4.5% until September 29, 2002.

   The income tax provision for the twelve months ended December 31, 2001 was $5.9 million compared to $5.2 million for the year ended December 31, 2000. These tax provisions reflect effective tax rates of 40.3% and 39.6% for 2001 and 2000, respectively. The difference between the Federal statutory income tax rate of 35% and the effective income tax rate results principally from state income taxes.

   In 2001, inflationary impact on costs of materials was approximately 1.0%. Due to the limited increase in the cost of merchandise, price increases to customers were limited to less than 3.0%.

  Results of Operations for the Year ended December 31, 2000 Compared to the Year ended December 31, 1999

   Net sales increased 15.2% to $143.8 million in 2000 from $124.8 million in 1999. The acquisition of AMEP, effective March 2000, contributed $11.8 million to this sales growth. The increase is also the result of internal growth through catalog enhancements and product development. Excluding the sales from the AMEP acquisition, educational sales increased $5.8 million, which is an organic growth of 7.0%. Commercial sales in 2000 totaled $27.9 million, increasing 4.7% compared to 1999.

   Gross profit increased 14.7% to $50.0 million in 2000 from $43.6 million in 1999. Incremental sales from the AMEP acquisition generated $4.9 million in incremental gross profit. Gross profit margin declined to 34.8% in 2000 from 34.9% in 1999. Before including the gross profit from the AMEP acquisition, educational gross profit margin declined in 2000 to 36.3% compared to 36.6% in 1999. The decline in gross profit margin is caused by the growth in quote and bid contract sales that capture large customer tenders by pricing at margins below standard catalog listings. Quote gross profit margins were 31.2% for 2000 and 1999. The commercial gross profit margin declined in 2000 to 36.7% compared to 37.1% in 1999. This decline in gross profit margin is attributed to the shift in mix of products sold in the various commercial product lines that generate varying levels of gross profit margin. The consolidated gross profit margin was also unfavorably impacted by increased freight costs due to fuel surcharges assessed in the last half of 2000.

   Selling and administrative expenses increased 21.5% in 2000, compared to 1999, to $32.0 million. AMEP increased 2000 selling, general and administrative expenses by $4.3 million. Excluding AMEP, selling and administrative expenses increased by 5.0%. Expenses included in this total include advertising and catalog costs, warehouse & shipping activities, customer service and general administrative functions. This group of operating expenses has absorbed a 15% increase in paper costs for catalog production and a group health insurance cost increase of 22% to $1.6 million in 2000. This expense group also includes the first year of maintenance costs for the Internet e-commerce website. As a measure of labor efficiency, salaries and wages are measured against sales revenues in terms of net sales per payroll dollar. In operations that continued from 1999 through 2000, $8.88 in net sales was generated for every $1.00 of payroll, compared to $8.49 in 1999, a 4.6% improvement in labor efficiency. Wage rates increased by approximately 4%.

   During 2000, AMEP incurred certain costs classified as special charges in the accompanying Consolidated Statement of Earnings. These non-recurring costs include approximately $350,000 related to the redemption of AMEP stock options held by AMEP directors, $98,000 related to the redemption of AMEP stock options held by

AMEP employees, $250,000 related to the settlement of shareholder litigation related to the AMEP acquisition, and $87,000 of various legal, accounting and regulatory fees incurred by AMEP as a result of the AMEP acquisition.

   Each year, Nasco pays a management fee to its parent, Nasco Holdings. Under the terms of the management agreement, Nasco Holdings provides to Nasco specified legal, tax and other corporate services. In 2000, the management fee paid to Nasco Holdings was $1.5 million, compared to $1.4 million for 1999.

   Interest expense increased by $1.9 million to $2.8 million in 2000. The increase in interest expense in 2000 is the result of an amendment to Nasco's credit agreement in March 2000, that increased the total debt outstanding from $10.0 million to $35.0 million. The revised credit agreement provided for a variable rate of interest, which was 8.6% at December 31, 2000. In addition, the AMEP acquisition included the assumption of a $3.0 million working capital line of credit. Interest from AMEP debt increased net interest expense by $0.3 million.

   The income tax provision for the twelve months ended December 31, 2000 was $5.2 million compared to $5.8 million for the year ended December 31, 1999. These tax provisions reflect income tax rates of 39.6% and 38.6% for 2000 and 1999, respectively. The increase of 1.0 percentage point is due to non-deductible special charges in 2000 that were not present in 1999. The remaining difference between the Federal statutory income tax rate of 35% and the effective income tax rate results principally from state income taxes.

   In 2000, inflationary impact on costs of materials was limited to less than 1.0%. Due to the limited increase in the cost of merchandise, price increases to customers were limited to less than 3.0%.

  Liquidity and Capital Resources

   At December 31, 2001, Nasco had working capital of $32.5 million, increasing from $20.3 million at December 31, 2000. Cash and cash equivalents increased $1.9 million in 2001, ending the year at $4.5 million. This increase in cash and cash equivalents is primarily due to the following activities:

    . Nasco generated cash of $8.6 million from operations during the year ended December 31, 2001;

    . During 2001, the generation of cash from operations was principally the result of earnings plus depreciation and amortization of $11.0 million, offset by an increase in inventories of $2.1 million. The growth in inventory is attributed to incremental purchases in the 4th quarter of 2001 to capitalize on year-end discounts offered by vendors.

   Nasco applied $11.7 million to investing activities for the year ended December 31, 2001, and $1.2 million for the year ended December 31, 2000. In 2001, the investing activity included $5.2 million paid to the minority shareholders of AMEP for their minority ownership interests, and $5.2 million for the acquisition of the ownership interests in Spectrum. Capital expenditures to replace and upgrade existing capital equipment and install new equipment and fixtures to provide additional operating efficiencies totaled $1.3 million in both 2001 and 2000.

   Financing activities provided $5.0 million in the year ended December 31, 2001. Nasco borrowed $20.0 million under an amended credit agreement with its lenders. The funds were used to retire AMEP short-term debt of $2.5 million, and to retire $5.4 million of short-term debt to Geneve related to the 2000 transfer of the AMEP ownership interest. Nasco deployed $5.4 million to retire debt in accordance with the terms of its current credit agreement. Nasco also paid a 2001 cash dividend to Nasco Holdings of $1.8 million.

   In 2000, Nasco used $7.4 million for financing activities. Nasco generated $35.0 million from its amended credit agreement with its lenders and retired $16.0 million of debt related to the current and prior credit agreements, in accordance with those agreements, and $1.4 million in AMEP debt. Also in 2000, Nasco paid a cash dividend of $25.0 million to Nasco Holdings.

   Nasco's current credit facility, with an outstanding balance of $44.0 million at December 31, 2001, is supported by variable rate promissory notes due in scheduled reductions of $4.0 million on September 30 and December 31, 2002, with graduating increases in installment payments on each September 30 and December 31 thereafter, with a final installment due in March 2006. The credit facility is collateralized by property, plant and equipment, accounts receivable and all shares of Nasco's subsidiaries capital stock outstanding. This debt carries a variable rate of interest that is based on LIBOR rates and is adjusted from time to time within a one to six month term based on LIBOR rates in effect at the dates of rate adjustment. At December 31, 2001, the weighted average interest rate on this debt was 4.1%. The credit agreement currently has a committed LIBOR rate of interest (including applicable margins) of less than 5% which is effective until October 2002.

   Also in 2001, Nasco obtained a $2.5 million secured bank line of credit for working capital purposes, of which no amount was outstanding at December 31, 2001, and Nasco made no draws against the facility during the year. The line of credit, which expired on March 29, 2002, has been extended to June 28, 2002, and Nasco anticipates the line of credit will be renewed for another one-year term. The line of credit is also collateralized by property, plant and equipment, accounts receivable, and all shares of Nasco's subsidiaries' capital stock outstanding.

   Minimum capital commitments for the next five years are comprised of the following components ($000):

                                 2002     2003     2004     2005     2006
                               -------- -------- -------- -------- --------
     Variable rate bank debt.. $8,000.0 $9,000.0 $9,000.0 $9,000.0 $9,000.0
     Other long term debt.....    332.2      0.0      0.0      0.0      0.0
     Capital leases...........     71.3     27.4      0.0      0.0      0.0
     Other lease commitments..    953.0    749.0    564.0    425.0     96.0
                               -------- -------- -------- -------- --------
     Total capital commitments $9,356.5 $9,776.4 $9,564.0 $9,425.0 $9,096.0

   In the year 2007 and thereafter, the minimum capital commitments would be minimal.

   Capital expenditures for 2002 are expected to be approximately $1.7 million. This capital expenditure plan is comprised of distribution fixtures and equipment, production molds, data systems hardware and improvements.

   Capital resources in the future are expected to be used for the development of Nasco's catalogs and product lines, and to acquire additional businesses. Nasco anticipates that there will be sufficient financial resources to meet Nasco's projected working capital and other cash requirements for at least the next twelve months.


   Although Aristotle believes that the combined company will have sufficient financial resources to meet its projected cash requirements for at least 12 months after the merger, Aristotle's ability to repay its debt obligations depends upon its future earnings performance.


  Significant 2002 Events

   In November 2001, Nasco entered into an agreement to merge with The Aristotle Corporation, a developer and manufacturer of health and medical education teaching aids and computer based training products. Nasco anticipates that the merger will be completed in 2002.

  Fluctuations in Quarterly Results of Operations

   Nasco is subject to seasonal influences. Historical revenues and earnings have been significantly higher in the second and third quarters of the fiscal year primarily due to increased educational shipments coinciding with the fall start of new school years.

   Quarterly results may also be materially affected by the timing of acquisitions, the timing and magnitude of costs related to such acquisitions, variations in costs of products sold, the mix of products sold and general economic conditions. Results for any quarter are not indicative of the results that Nasco may achieve for any subsequent fiscal quarter or for a full fiscal year.

   The following table sets forth specified unaudited consolidated quarterly financial data for 2001 and 2000.

                                     Fiscal Year Ended December 31, 2001
                                     -----------------------------------
                                     1st Qtr     2nd Qtr 3rd Qtr 4th Qtr
                                     -------     ------- ------- -------
                                                ($ millions)
            Net sales...............  $33.1       $43.2   $52.7   $33.0
            Gross profit............   11.2        14.8    18.3    12.2
            Earnings from operations    1.8         4.3     7.9     3.2
            Net earnings............    0.8         2.2     4.3     1.5

                                     Fiscal Year Ended December 31, 2000
                                     -----------------------------------
                                     1st Qtr     2nd Qtr 3rd Qtr 4th Qtr
                                     -------     ------- ------- -------
            Net sales...............  $28.1       $37.2   $49.1   $29.4
            Gross profit............    9.6        12.9    16.8    10.7
            Earnings from operations    2.7         3.6     7.0     2.4
            Net earnings............    1.5         1.8     3.5     1.4

   Inflation has had and is expected to have only a minor effect on Nasco's operating results and its sources of liquidity.

  Recent Accounting Pronouncements

   In September 2000, Nasco adopted the consensus of the Financial Accounting Standards Board's Emerging Issues Task Force (EITF) Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs. This consensus requires that all amounts billed to a customer in a sale transaction related to shipping and handling represent revenues earned for the goods provided and should be classified as revenue.

   In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, or SFAS 144. This Statement supersedes SFAS 121 yet retains its fundamental provisions for recognition and measurement of the impairment of long-lived assets to be held and used and for measurement of long-lived assets to be disposed of by sale. In addition, SFAS 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Nasco is required to adopt SFAS 144 on January 1, 2002.

   In June 2001, the FASB issued SFAS No. 141, Business Combinations, or SFAS 141 and SFAS No. 142, Goodwill and Other Intangible Assets, or SFAS 142. SFAS 141 requires that the purchase method of accounting be used for all business combinations. SFAS 141 specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported separately from goodwill. SFAS 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS 121 and, after its adoption, SFAS 144.

   Nasco adopted the provisions of SFAS 141 as of July 1, 2001 and SFAS 142 is effective January 1, 2002. Goodwill and intangible assets determined to have an indefinite useful life acquired in business combinations completed before July 1, 2001 continue to be amortized and tested for impairment using the guidance contained in SFAS 121 prior to the full adoption of SFAS 142.

   Upon adoption of SFAS 142, Nasco is required to evaluate its existing intangible assets and goodwill that were acquired in purchase business combinations, and to make any necessary reclassifications in order to conform with the new classification criteria in SFAS 141 for recognition separate from goodwill. Nasco will be required to reassess the useful lives and residual values of all intangible assets acquired, and make any necessary amortization period adjustments by the end of the first interim period after adoption. If an intangible asset is identified as having and indefinite useful life, Nasco will be required to test the intangible asset for impairment in accordance with the provisions of SFAS 142 within the first interim period. Impairment is measured as the excess of carrying value over the fair value of an intangible asset with an indefinite life. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period. As of the date of adoption of SFAS 142, Nasco expects to have unamortized goodwill in the amount of $4,500,000 and unamortized identifiable intangible assets in the amount of $268,000, all of which will be subject to the transition provisions of SFAS 142. Amortization expense related to goodwill was $275,000 for the year ended December 31, 2000 and $294,000 for the nine months ended September 30, 2001. There was no goodwill recorded and correspondingly, no amortization of goodwill recognized during the years ended December 31, 1999 and 1998. Because of the extensive effort needed to comply with the requirements of SFAS 141 and SFAS 142, it is not practicable to reasonably estimate the impact of adopting the Statements on Nasco's consolidated financial statements at the date of this report, including whether it will be required to recognize any transitional impairment losses as the cumulative effect of a change in accounting principle.
  Quantitative and Qualitative Disclosure About Market Risk

   Qualitative:

   Nasco holds financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and long-term debt. Market risks relating to Nasco's operations result primarily from changes in interest rates. Nasco's borrowings are dependent upon LIBOR rates that are set by the credit agreement to current market rates in intervals of one to six months. A hypothetical one percent increase in interest rates through fiscal year 2001 would have increased interest expense for that year by approximately $400,000. The estimated fair value of long-term debt approximates its carrying value at December 31, 2001 and December 31, 2000. Nasco does not hold or issue derivative financial instruments for trading or interest rate risk management purposes.

   Quantitative (in millions except for percentages):

                                      2002   2003   2004   2005
                                      -----  -----  -----  ----
                Long-Term Debt....... $36.0  $27.0  $18.0  $9.0
                Average Interest Rate   4.1%   4.1%   4.1%  4.1%
                Fair Market Value.... $36.0  $27.0  $18.0  $9.0

                       PROPOSALS FOR THE ANNUAL MEETING

                                  Proposal 1

                       Approval of the Merger Agreement

   The merger will be consummated on the terms and subject to the conditions set forth in the merger agreement. Upon completion of the merger, Nasco will merge with Aristotle. As a result of this merger, the separate corporate existence of Nasco will cease and Aristotle will be the surviving corporation. Accordingly, upon consummation of the merger, all of the property, rights, privileges, powers and franchises of Nasco will vest in Aristotle and all debts, liabilities, obligations, restrictions, disabilities and duties of Nasco will become the debts, liabilities, obligations, restrictions, disabilities and duties of Aristotle, the surviving corporation.


   You are encouraged to read the entire proxy statement-prospectus, including the sections entitled "The Merger" on page 30 and "Information Concerning Nasco" section on page 97.


   The members of Aristotle's board of directors, other than Edward Netter and Steven B. Lapin, believe that the merger is fair to Aristotle's stockholders and in their best interest, have approved and declared advisable the merger agreement and transactions contemplated thereby and recommend the approval of the merger agreement including the filing of a second amended and restated certificate of incorporation that incorporates certain corporate governance changes. Messrs. Netter and Lapin recused themselves from the discussions and vote of the board of directors relating to the merger and related proposals.

   THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS OF THE SHARES OF ARISTOTLE'S OUTSTANDING COMMON STOCK AND THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING COMMON STOCK EXCLUDING SHARES HELD BY GENEVE VOTING IN PERSON OR BY PROXY AT THE MEETING ARE REQUIRED TO APPROVE THE MERGER AGREEMENT INCLUDING THE FILING OF A SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION THAT INCORPORATES CERTAIN CORPORATE GOVERNANCE CHANGES. THE ARISTOTLE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT INCLUDING THE FILING OF A SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION THAT INCORPORATES CERTAIN CORPORATE GOVERNANCE CHANGES.

                                  Proposal 2


Amendment and Restatement of Aristotle's Certificate of Incorporation to Change
                          Aristotle's Capitalization



   On November 21, 2001, the Aristotle board of directors adopted, subject to stockholder approval, an amendment and restatement to its certificate of incorporation which, among other things, increases the amount of Aristotle common stock authorized for issuance and authorizes and sets forth the rights, preferences and privileges of the Series I preferred stock and the Series J preferred stock. The increase in the amount of authorized common stock and the authorization of the Series I and Series J preferred stock is required as a condition to the closing of the merger to enable Aristotle to issue the merger consideration, the dividend of the Series I preferred stock immediately prior to the merger, and the Series J preferred stock under the exchange agreement between Geneve and Aristotle. A summary of the significant changes due to the provisions of the proposed amended and restated certificate of incorporation is contained on page 63 of this proxy statement-prospectus, and the amended and restated certificate of incorporation is attached to this proxy statement-prospectus as Annex B.



   THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE SHARES OF OUTSTANDING COMMON STOCK IS REQUIRED TO APPROVE AND ADOPT THE CHANGES TO ARISTOTLE'S CAPITALIZATION PROVIDED FOR IN THE PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION. THE BOARD OF DIRECTORS OF ARISTOTLE BELIEVES THAT APPROVAL OF THESE CHANGES IS ADVISABLE AND IN THE BEST INTEREST OF ARISTOTLE AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS A VOTE "FOR" THE PROPOSAL.



   If proposal 3 is approved but proposal 2 is not approved, the amended and restated certificate of incorporation attached to this proxy statement-prospectus as Annex B will be revised to eliminate the authorization of additional shares.



                                  Proposal 3



   Amendment and Restatement of Aristotle's Certificate of Incorporation to
         Provide for Indemnification of Directors, Officer, and Agents



   The amendment and restatement of Aristotle's certificate of incorporation described in connection with proposal 2 above also contains provisions requiring Aristotle to indemnify its directors, officers and agents and specifying procedures with respect thereto. A summary of these provisions is contained on page 63 of this proxy statement-prospectus and the amended and restated certificate of incorporation is attached to this proxy statement-prospectus as Annex B.





   THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE SHARES OF OUTSTANDING COMMON STOCK IS REQUIRED TO APPROVE AND ADOPT THE PROVISIONS RELATING TO INDEMNIFICATION CONTAINED IN THE PROPOSED AMENDED AND RESTATED CERTIFICATE OF INCORPORATION. THE BOARD OF DIRECTORS OF ARISTOTLE BELIEVES THAT THE APPROVAL OF THESE PROVISIONS IS ADVISABLE AND IN THE BEST INTEREST OF ARISTOTLE AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS A VOTE "FOR" THE PROPOSAL.



   If proposal 2 is approved but proposal 3 is not approved, the amended and restated certificate of incorporation attached to this proxy statement-prospectus as Annex B will be revised to eliminate the provisions relating to indemnification.


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


                                  Proposal 4


 Second Amendment and Restatement of Aristotle's Certificate of Incorporation


   On November 21, 2001, the Aristotle board of directors adopted, subject to stockholder approval, as part of its approval of the merger agreement providing for the merger of Nasco and Aristotle, a second amendment to its certificate of incorporation to be filed with, and to take effect upon the effectiveness of, the certificate of merger. The second amended and restated certificate of incorporation eliminates certain provisions that (a) establish staggered terms for and classification of the members of Aristotle's board of directors, (b) mandate that special meetings of Aristotle's stockholders may only be called by the chairman of Aristotle's board of directors, president or board of directors, (c) state that any action required or permitted to be taken by Aristotle's stockholders must be taken at an annual or special meeting of the stockholders and (d) limit the manner in which Aristotle may adopt, amend or repeal its certificate of incorporation and bylaws. The provisions being removed are generally considered to be impediments to changes in control which the Aristotle board of directors believes will no longer be relevant after the merger, at which time Geneve Corporation will control approximately 90% of Aristotle's voting securities. A summary of the provisions of the proposed second amended and restated certificate of incorporation is contained on page 63 of this proxy statement-prospectus, and the second amended and restated certificate of incorporation is attached to this proxy statement-prospectus as Annex G.



   THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS OF THE SHARES OF OUTSTANDING COMMON STOCK IS REQUIRED TO APPROVE AND ADOPT THE PROPOSED SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION. THE BOARD OF DIRECTORS OF ARISTOTLE BELIEVES THAT THE APPROVAL OF THE SECOND AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION IS ADVISABLE AND IN THE BEST INTEREST OF ARISTOTLE AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS A VOTE "FOR" THE PROPOSAL.



                                  Proposal 5


   Adoption of Aristotle's 2002 Employee, Director or Consultant Stock Plan

   A proposal to approve Aristotle's 2002 Employee, Director and Consultant Stock Plan, or the 2002 Plan, will be presented to stockholders of Aristotle at the Aristotle annual meeting. Subject to stockholder approval and consummation of the merger, the Aristotle board of directors approved the adoption of the 2002 Plan, which is attached to this proxy statement-prospectus as Annex D. The 2002 Plan reserves 1,500,000 shares of Aristotle's common stock for issuance in the form of incentive stock options, non-qualified stock options or grants of shares of Aristotle common stock.

   Stock options and stock grants are a fundamental tool used by Aristotle and its competitors to recruit and retain key employees, directors and consultants. The board of directors believes that Aristotle must continue to grant options and stock to enable it and its subsidiaries to draw from and employ the best available talent in a very competitive labor market. Consequently, the board of directors considers the adoption of the 2002 Plan to be necessary to insure the ability of Aristotle to continue to grant options and stock to attract and retain employees of Aristotle and its subsidiaries.

   Aristotle currently has two option plans outstanding, the 1986 Stock Option Plan, which will be terminated on the effective date of the merger, and the 1997 Employee and Director Stock Plan, under which options to purchase 118,000 shares of common stock have been granted by Aristotle. Since no additional shares remain reserved for issuance under the 1997 Employee and Director Stock Plan, Aristotle believes that it is necessary to create and adopt a new plan to compensate appropriately Aristotle and Nasco employees.

   Approval of the 2002 Plan requires the affirmative vote of the holders of at least a majority of the shares represented and voting, in person or by proxy, at the Aristotle annual meeting.

   While Aristotle believes that the description set forth below covers the material terms of the 2002 Plan, this summary may not contain all information which is important to you. You should read the copy of the 2002 Plan attached as Annex D carefully for a more complete understanding of the 2002 Plan.

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

Purpose of the 2002 Plan

   The purpose of the 2002 Plan is to encourage ownership of shares of Aristotle common stock by employees, directors and certain consultants of Aristotle to:

    .  attract them to Aristotle;

    .  induce them to work at Aristotle; and

    . provide them with additional incentive to promote the success of Aristotle.

Administration

   The 2002 Plan will be administered by Aristotle's board of directors (unless the board designates any committee of the board as the "administrator" of the 2002 Plan). The board has the final power to construe and interpret the 2002 Plan and make decisions relating to the options and shares of stock granted or issued under it, and, subject to the provisions of the 2002 Plan and applicable laws and regulations, to determine certain matters, including:

    . the persons to whom options will be granted or shares of Aristotle common stock will be issued under the 2002 Plan;

    .  when and how options or shares of stock will be granted;

    . whether an option will be an incentive stock option or a non-qualified stock option;

    . what the terms of a grant of shares of Aristotle common stock will be (which need not be identical), including the number of shares of stock to be issued, the length of any purchase right Aristotle may have to repurchase the shares of stock and all other terms and conditions of the grant of stock; and

    . the provisions of each option granted (which need not be identical), including the number of shares subject to the option, the exercise price of the option, the period during which the option may be exercised, and all other terms and conditions of the option.

Amendment and Termination

   The 2002 Plan may be amended by the stockholders of Aristotle. The 2002 Plan may also be amended by the board of directors of Aristotle provided that any amendment approved by the board of directors which is of a scope that requires stockholder approval in order to insure favorable federal income tax treatment for any incentive stock options under Section 422 of the Internal Revenue Code, is subject to obtaining such stockholder approval. Unless sooner terminated, the 2002 Plan will terminate ten years from the earlier of date of adoption by Aristotle's stockholders or the date of the consummation of the merger.

Eligibility

   Incentive stock options may be granted only to employees, including executive officers and directors who are also employees, of Aristotle or any affiliate. Grants of Aristotle common stock and options, other than incentive stock options, may be granted to employees, directors and consultants of Aristotle.

Stock Subject to the 2002 Plan

   Subject to adjustments, the stock that currently may be issued under the 2002 Plan, including the stock underlying options which may be granted, will not exceed 1,500,000 shares in the aggregate. If options granted under the 2002 Plan expire or otherwise terminate without being exercised, the common stock not issued under the options will again become available for issuance under the 2002 Plan.

Terms of Options under the 2002 Plan

   Exercise Price. The exercise price for any incentive stock option granted under the 2002 Plan may not be less than the fair market value of the stock subject to the option on the date of grant. In addition, no option may be granted to a person who, at the time of the grant, owns stock constituting more than 10% of the total combined voting power of all classes of stock of Aristotle or of an affiliate, unless the exercise price is at least 110% of the fair market value of the stock on the date the option is granted. The exercise price of a non-qualified option under the 2002 Plan shall not be less than the par value per share of Aristotle common stock.

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

   Consideration. The exercise price of options granted under the 2002 Plan must be paid in cash, or cash equivalent, at the time the option is exercised or, in the sole discretion of the Aristotle's board of directors where permitted by law:

    . by delivery of shares of Aristotle common stock valued at fair market value owned by the option holder and held for at least six months;

    . by delivery of an irrevocable direction to a securities broker to sell shares of common stock and deliver proceeds equal to the exercise price to Aristotle;

    . by having Aristotle retain from the shares otherwise issuable upon exercise of an option, a number of shares having a fair market value equal as of the date of exercise to the exercise price;

    . by delivery of a promissory note, bearing interest payable not less than annually at not less than 100% of the applicable federal rate, with other terms as required by the board; or

    .  by any combination of the foregoing.

   Exercise Period. Options granted under the 2002 Plan may be immediately exercisable or may vest upon specified events determined by Aristotle's board of directors; provided, however, that no option shall be exercisable until at least 15 months following the effective date of the merger.

   Term. The term of any incentive stock option granted under the 2002 Plan may not exceed five years.

   Termination of Option. Option holders generally earn the right to exercise their options by remaining as employees, independent contractors or consultants to Aristotle or an affiliate. An incentive stock option granted under the 2002 Plan may, at the Aristotle's board's discretion, be exercised after the termination of the option holder's employment with Aristotle (other than by reason of death, disability or termination for cause as defined in the 2002
Plan) to the extent exercisable on the date of such termination, at any time prior to the earlier of the option's specified expiration date or 90 days after such termination. In granting any non-qualified stock option, the Aristotle's board's may specify that such non-qualified stock option shall be subject to such termination or cancellation provisions as the Aristotle's board shall determine. In the event of the option holder's death or disability, both incentive stock options and non-qualified stock options generally may be exercised, to the extent exercisable on the date of death or disability (plus a pro rata portion of the option if the option vests periodically), by the option holder or the option holder's survivors at any time prior to the earlier of the option's specified expiration date or one year from the date of the option holder's death or disability. Generally, in the event of the option holder's termination for cause, all outstanding and unexercised options are forfeited.

   Nontransferability. An option may not be transferred by the holder other than by will or by the laws of descent and distribution or as approved by the board of directors in its discretion and as set forth in the applicable option agreement. An option may be exercised during the option holder's lifetime only by the option holder or a permitted transferee.

Terms of Stock Grants under the 2002 Plan

   Price. Aristotle's board of directors will determine the purchase price, if any, for any stock grant under the 2002 Plan. The price shall not be less than the minimum consideration required by the Delaware General Corporation Law on the date of the stock grant.

   Consideration. The price of a stock grant under the 2002 Plan must be paid in cash, or cash equivalent, at the time the option is exercised or, in the sole discretion of Aristotle's board where permitted by law:

    . by delivery of shares of Aristotle common stock valued at fair market value owned by the grant recipient and held for at least six months;

    . by delivery of a promissory note, bearing interest payable not less than annually at not less than 100% of the applicable federal rate, with other terms as required by the board; or

    .  by any combination of the foregoing.

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

   Nontransferability. The right to purchase shares of stock under the 2002 Plan may not be transferred by the recipient other than by will or by the laws of descent and distribution.

   Repurchase of Stock Awards. Typically, under the 2002 Plan, an eligible individual may be granted a specified number of shares of Aristotle common stock. However, vested rights to such stock are typically made subject to certain restrictions or are conditioned on the attainment of certain performance goals. If the recipient violates any of the restrictions during the period specified by Aristotle's board or the performance standards fail to be satisfied, the stock is forfeited and repurchased by Aristotle at the original purchase price. Similarly, in the event of a stockholder's death or disability, Aristotle has the right to repurchase such stock to the extent its right to do so has not lapsed on the date of death or disability. Generally, in the event of the stockholder's termination of employment for cause, Aristotle retains the right to repurchase all common stock granted to such stockholder under the 2002 Plan at the original purchase price.

Adjustment Provisions of Stock Options under the 2002 Plan

   If the shares of Aristotle common stock shall be subdivided or combined into a greater or smaller number of shares or if the Aristotle shall issue any shares of common stock as a stock dividend on its outstanding common stock, the number of shares of common stock deliverable upon the exercise of an option granted under the 2002 Plan shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend. If the Aristotle is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Aristotle's assets or otherwise, the Aristotle's board of directors of any entity assuming the obligations of the Aristotle under the 2002 Plan as a successor corporation, shall, as to outstanding options under the 2002 Plan, either:

    . make appropriate provision for the continuation of such options by substituting on an equitable basis for the shares then subject to such options the consideration payable with respect to the outstanding shares of Aristotle common stock in connection with the transaction or securities of the successor or acquiring entity; or

    . upon written notice to the participants, provide that all options must be exercised (either to the extent then exercisable or, at the discretion of the board, all options being made fully exercisable for purposes of such transaction) within a specified number of days of the date of such notice, at the end of which period the options shall terminate; or

    . terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to each such option (either to the extent then exercisable or, at the discretion of the board, all options being made fully exercisable for purposes of such transaction) over the exercise price thereof.

   In the event of a recapitalization or reorganization of the Aristotle, pursuant to which securities of the Aristotle or of another corporation are issued with respect to the outstanding shares of Aristotle common stock, an option holder upon exercising an option under the 2002 Plan, shall be entitled to receive for the purchase price paid upon the exercise the securities he or she would have received if he or she had exercised the option prior to such recapitalization or reorganization.

Federal Income Tax Consequences Relating to Stock Awards Granted under the 2002 Plan

  Incentive Stock Options

   Incentive stock options under the 2002 Plan are intended to be eligible for the federal income tax treatment accorded "incentive stock options" under
Section 422 of the Internal Revenue Code. Incentive stock options generally have the following tax consequences:

    . There are generally no federal income tax consequences to the option holder or Aristotle by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the option holder's alternative minimum tax liability, if any.

    . If an option holder holds stock for more than two years from the date on which the option is granted and more than one year from the date on which the shares are issued to the option holder upon exercise of the option, any gain or loss on a disposition of the stock will be long term capital gain or loss. In this event, Aristotle will not be allowed a business expense deduction with respect to the disposition of shares. However, if the option holder disposes of the stock before the expiration of either of the above-stated holding periods, or a disqualifying disposition, at the time of disposition the option holder will realize taxable ordinary income equal to the lesser of (i) the excess of the fair market value on the date of exercise over the exercise price, or (ii) the option holder's actual gain, if any, on the purchase and sale. In this circumstance, the option holder's additional gain or any loss upon a disposition will be a capital gain or loss which will be long-term or short-term depending on whether the stock was held for more than one year. To the extent the option holder recognizes ordinary income by reason of a disqualifying disposition, Aristotle will be entitled (subject to the requirement of reasonableness and perhaps, in the future, the satisfaction of a withholding obligation) to a corresponding business expense deduction in the tax year in which the disposition occurs.

  Nonstatutory Stock Options

   There generally are no tax consequences to the option holder or Aristotle by reason of the grant of a nonstatutory stock option under the 2002 Plan. Upon exercise of a nonstatutory stock option, the option holder will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the exercise price. Generally, with respect to employees, Aristotle is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Aristotle will be entitled to a business expense deduction equal to the taxable ordinary income recognized by the option holder. Upon disposition of the shares, the option holder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short term depending on whether the stock was held for more than one year.

  Stock Grants

   Under the stock grants feature of the 2002 Plan, an eligible individual may be granted a specified number of shares of Aristotle common stock. However, vested rights to such stock are typically made subject to certain restrictions or are conditioned on the attainment of certain performance goals. If the recipient violates any of the restrictions during the period specified by Aristotle's board of directors or the performance standards fail to be satisfied, the stock is forfeited.

   A recipient of a stock grant will recognize ordinary income equal to the fair market value of the Aristotle common stock at the time the restrictions lapse, less any amount which the recipient paid for the stock. However, instead of postponing the income tax consequences of a stock grant, the recipient may elect to include the fair market value of the Aristotle common stock (less any purchase price paid) in income in the year the award is granted. This election is made under Section 83(b) of the Internal Revenue Code by filing a written notice with the Internal Revenue Service. In general, Aristotle receives a deduction for federal income tax purposes equal to the amount of compensation recognized by the recipient at the time as the recipient recognizes such income.

Additional Provisions

   Similar to provisions contained in Aristotle's 1997 Employee and Director Stock Plan, the 2002 Plan will provide for the automatic grant of non-qualified options to Aristotle's non-employee directors. Each non-employee director, upon first being elected to the board of directors, will be eligible to receive an option to purchase 2,500 shares of Aristotle common stock, which will vest one year after the date of grant of the option. Additionally, the 2002 Plan provides for a grant to each non-employee director on the date of his or her reelection (provided that the director has served as a director since his or her initial election) of an option to purchase 500 shares, which vests one year after the date of grant of the option assuming uninterrupted service on the board of directors. None of the options will be exercisable until at least 15 months following the effective date of the merger.

   THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING COMMON STOCK VOTED AT THE ANNUAL MEETING IS REQUIRED TO ADOPT ARISTOTLE'S 2002 STOCK PLAN. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ADOPTION OF ARISTOTLE'S 2002 STOCK PLAN.


                                  Proposal 6


                             Election of Directors

   Aristotle's amended and restated bylaws and current certificate of incorporation provide for a classified board of directors. The board currently consists of nine members, divided into three classes as follows: Robert Fiscus, Betsy Henley-Cohn, and John C. Warfel constitute a class with a term ending in 2003; Steven B. Lapin, Daniel J. Miglio and John Lahey constitute a class with a term ending in 2002; and John J. Crawford, Edward Netter and Sharon M. Oster constitute a class with a term which expires at the upcoming Annual Meeting. Directors are elected for terms of three years, or, in the case of newly created directorships, for a full term for the class of directors in which the new directorship was created and, in any case, until their successors are elected and qualified. If elected, at the annual meeting, Messrs. Crawford and Netter and Ms. Oster will each be elected for three-year terms expiring in 2004. You are encouraged to read the entire proxy statement-prospectus, including the sections entitled "Management of Aristotle Following the Merger" and "Changes to Aristotle's Certificate of Incorporation" for a description of changes to Aristotle's classified board structure after the consummation of the merger.

   To select Messrs. Crawford and Netter and Ms. Oster for election as directors, the board of directors of Aristotle met on September 13, 2001 and made its nominations for the annual meeting. Aristotle's bylaws provide that nominations of persons for election to the board may be made by the board of directors, or by any stockholder entitled to vote for the election of directors at the meeting who provides timely notice in writing to the secretary of Aristotle and who complies with the requirement to set forth information specified in Article III, Section 13 of Aristotle's bylaws concerning each person the stockholder proposes to nominate for election and the nominating stockholder. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of Aristotle not less than 30 days nor more than 90 days prior to the date of the meeting, provided that at least 45 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders. No stockholder nominations for directors have been submitted in connection with the annual meeting.

   Under a preferred stock purchase agreement dated October 22, 1997, as amended, entered into between Aristotle and Geneve, Geneve agrees that, at any meeting of the holders of Aristotle capital stock through January 1, 2003, it will exercise its voting rights and privileges of those shares that exceed 30% of the then outstanding voting securities for and against any proposal related to the election of directors in the same percentage as all other voting securities in Aristotle were voted for and against the proposal in a preliminary vote taken for this purpose at the meeting. Under the terms of the merger agreement, effective on the date of the consummation of the merger, the preferred stock purchase agreement, and all amendments thereto, will terminate and be of no further force or effect.

   The board of directors believes that each of Messrs. Crawford and Netter and Ms. Oster will stand for election and will serve if elected. However, if any of the persons nominated by the board of directors fails to stand for election or becomes unable to accept election, the proxies will be voted for the election of any other person or persons as a majority of the board of directors may recommend.

   THE AFFIRMATIVE VOTE OF A PLURALITY OF THE VOTES CAST FOR DIRECTORS BY THE HOLDERS OF THE COMMON STOCK AT THE ANNUAL MEETING IS REQUIRED TO ELECT A NOMINEE FOR DIRECTOR. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION JOHN J. CRAWFORD, EDWARD NETTER AND SHARON
M. OSTER AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

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

                                 LEGAL MATTERS

   The validity of shares of Aristotle stock offered by this proxy statement-prospectus and certain customary legal matters with respect to the federal income tax consequences of the merger will be passed upon for Aristotle by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. served as counsel to Aristotle with regard to general corporate and tax matters relating to the merger.

   Kramer Levin Naftalis & Frankel LLP served as counsel to Geneve, Nasco and Nasco Holdings with regard to general corporate matters relating to the merger. Roberts & Holland LLP served as counsel to Geneve, Nasco and Nasco Holdings with regard to tax matters relating to the merger.

                                    EXPERTS

   The consolidated financial statements of Aristotle as of June 30, 2001 and 2000, and for the three fiscal years ended June 30, 2001, 2000 and 1999, included in this proxy statement-prospectus in Annex E have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm, as experts in accounting and auditing in giving said reports.

   The consolidated financial statements of Simulaids, Inc. as of April 30, 1999 and for the four-month period then ended, included in this proxy statement-prospectus in Annex E have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm, as experts in accounting and auditing in giving said report.

   The consolidated financial statements of Nasco as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of AMEP as of December 31, 2000, and for the year ended December 31, 2000, have been included herein in reliance upon the report of Hein + Associates LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

   At the closing of the merger, Aristotle will change its accounting fiscal year, which currently ends on June 30th of each year, to a calender accounting fiscal year. Accordingly, if the merger is consummated, pursuant to Rule 14a-8 under the Exchange Act, any proposal intended to be presented by any stockholder for action at the 2002 Annual Meeting of Stockholders of Aristotle must be received by the Secretary of Aristotle at 27 Elm Street, New Haven, Connecticut 06510, not later than January 31, 2003, in order for the proposal to be considered for inclusion in the proxy statement and proxy relating to the 2002 Annual Meeting. If the merger is not consummated, and, therefore, Aristotle does not change its accounting fiscal year, any proposal intended to be presented by any stockholder for action at the 2002 Annual Meeting must be received by the Secretary of Aristotle, not later than June 3, 2002, in order for the proposal to be considered for inclusion in the proxy statement and proxy relating to the 2002 Annual Meeting.

   To be considered at the annual meeting, although not included in the proxy statement relating to the annual meeting, notice of stockholder proposals and nominations for director must be delivered to the Secretary of Aristotle not less than 30 days nor more than 90 days prior to the date of the Annual Meeting, unless notice or public disclosure of the date of the meeting occurs less than 45 days prior to the date of the meeting, in which

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

event stockholders may deliver the notice not later than the 15th day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made. Proposals received after that date will not be voted on at the Annual Meeting. If a proposal is received before that date, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

   Proposals should be sent to the attention of the Secretary at Aristotle's offices at 27 Elm Street, New Haven, Connecticut 06510.

                      WHERE YOU CAN FIND MORE INFORMATION

   This proxy statement-prospectus is accompanied by a copy of Aristotle's Annual Report on Form 10-K for the fiscal year ended June 30, 2001 (filing date September 28, 2001) and Amendment No. 1 to Aristotle's Annual Report on Form 10-K/A for the fiscal year ended June 30, 2001 (filing date November 26, 2001) attached as Annex E, which are incorporated by reference into this proxy statement-prospectus and contain the following information:

    . segments, classes of similar products or services, foreign and domestic operations and export sales;

    .  selected financial data and supplementary financial information;

    . market price of and dividends on Aristotle's common equity and related stockholder matters;

    . management's discussion and analysis of financial condition and results of operations;

    .  quantitative and qualitative disclosure about market risk.

   This proxy statement-prospectus is accompanied by a copy of Aristotle's Quarterly Report on Form 10-Q for the quarter period ended December 31, 2001 (filing date February 14, 2002) attached as Annex F, which is incorporated by reference into this proxy statement-prospectus and contains specified financial and other information relevant to Aristotle's business.

   Additionally, a copy of Aristotle's Current Report on Form 8-K for the event on April 11, 2002 filed with the SEC (SEC file number 000-14669) on April 11, 2002, Aristotle's Current Report on Form 8-K for the event on November 27, 2001 filed with the SEC (SEC file number 000-14669) on November 30, 2001 and Aristotle's Quarterly Report on Form 10-Q for the quarter period ended September 30, 2001 filed with the SEC (SEC file number 000-14669) on November 14, 2001 are incorporated by reference into this proxy statement prospectus.

   This proxy statement-prospectus incorporates documents by reference which are not presented in or delivered with this proxy statement-prospectus. All documents filed by Aristotle pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and before the date of Aristotle's annual meeting are incorporated by reference into and are deemed to be a part of this proxy statement-prospectus from the date of filing of those documents.

   You should rely only on the information contained in this document or information incorporated by reference. Aristotle has not authorized anyone to provide you with any additional information.

   Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement-prospectus will be deemed to be modified or superseded for purposes of this proxy statement-prospectus to the extent that a statement contained in this proxy statement-prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement-prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement-prospectus.

   The documents incorporated by reference into this proxy statement-prospectus are available from Aristotle upon request. Aristotle will provide a copy of any and all of the information that is incorporated by reference in this proxy statement-prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this proxy statement-prospectus are not themselves specifically incorporated by reference in this proxy statement-prospectus, then the exhibits will not be provided. Any request for documents should be made by no later than five days before the annual meeting date to insure timely delivery of the documents.

   Requests for documents relating to Aristotle should be directed to:

   The Aristotle Corporation, 27 Elm Street, New Haven, Connecticut 06511, attention: Paul M. McDonald.

   Aristotle files reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facility maintained by the Securities and Exchange Commission at:
                                Judiciary Plaza
                                   Room 1024
                            450 Fifth Street, N.W.
                            Washington, D.C. 20549

   Reports, proxy statements and other information concerning Aristotle may be inspected at:

                         The Nasdaq Stock Market, Inc.
                              1735 K Street, N.W.
                             Washington, DC 20006

   Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at l-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding Aristotle. The address of the Securities and Exchange Commission website is http://www.sec.gov.

   Aristotle has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to shares of Aristotle's common stock to be issued in the merger, shares of Aristotle's Series I preferred stock to be issued to Aristotle's common stockholders through a stock dividend prior to the consummation of the merger, shares of Aristotle's Series I preferred stock to be issued upon exercise of options to purchase Aristotle common stock under Aristotle's 1997 Employee and Director Stock Plan and shares of common stock to be issued upon conversion of Aristotle's Series I preferred stock. This proxy statement-prospectus constitutes the prospectus of Aristotle filed as part of the registration statement. This proxy statement-prospectus does not contain all of the information set forth in the registration statement because specified parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

   If you have any questions about the merger, please call Aristotle at (203) 867-4090.

   This proxy statement-prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement-prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make an offer, solicitation of an offer or proxy solicitation in the jurisdiction. Neither the delivery of this proxy statement-prospectus nor any distribution of securities under this proxy statement-prospectus will, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement-prospectus by reference or in our affairs since the date of this proxy statement-prospectus. The information contained in this proxy statement-prospectus with respect to Aristotle was provided by Aristotle and the information contained in this proxy statement-prospectus with respect to Nasco was provided by Nasco.

               STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

   The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This proxy statement-prospectus contains such "forward-looking statements" within the meaning of the Private

Securities Litigation Reform Act of 1995. These statements may be made directly in this proxy statement-prospectus referring to Aristotle and Nasco, and they may also be made a part of this proxy statement-prospectus by reference to other documents filed with the Securities and Exchange Commission by Aristotle, which is known as "incorporation by reference." These statements may include statements regarding the period following completion of the merger.

   Words such as "anticipate," "estimate," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the merger of Aristotle and Nasco, identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the businesses of Aristotle and Nasco, the factors relating to the merger discussed under "Risk Factors," among others, could cause actual results to differ materially from those described on the forward-looking statements. Stockholders are cautioned not to place undue reliance in the forward-looking statements, which speak only of the date of this proxy statement-prospectus or the date of the document incorporated by reference in this proxy statement-prospectus. Neither Aristotle nor Nasco is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

   For additional information about factors that could cause results to differ materially from those described in the forward-looking statements, please see the annual reports on Form 10-K that Aristotle has filed with the Securities and Exchange Commission.

   All subsequent forward-looking statements attributable to Aristotle or Nasco or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

                                 OTHER MATTERS

   Aristotle presently does not intend to bring any matters other than those described in this document before its annual meeting. Further, as of the date of this proxy statement-prospectus, the board of directors of Aristotle does not know of any other matters to be presented for action by the stockholders at the annual meeting. If, however, any other matters not now known are properly brought before the annual meeting or any adjournment or postponement of the annual meeting, the persons named in the accompanying proxy will vote such proxy in their discretion.

                         INDEX TO FINANCIAL STATEMENTS
Consolidated Financial Statements of Nasco International, Inc. and Subsidiaries
              (A Wholly-Owned Subsidiary of Nasco Holdings, Inc.)


Independent Auditors' Report........................................................  F-2
Consolidated Balance Sheets at December 31, 2001 and 2000...........................  F-3
Consolidated Statements of Earnings, Years ended December 31, 2001, 2000, and 1999..  F-4
Consolidated Statements of Stockholder's Equity and Comprehensive Earnings, from
  Years ended December 31, 2001, 2000, and 1999.....................................  F-5
Consolidated Statements of Cash Flows, Years ended December 31, 2001, 2000, and 1999  F-6
Notes to Consolidated Financial Statements..........................................  F-7

                  American Educational Products, Inc. and Subsidiaries
                       Index to Consolidated Financial Statements

Independent Auditor's Report........................................................ F-22
Consolidated Balance Sheet at December 31, 2000..................................... F-23
Consolidated Statement of Operations for the Year Ended December 31, 2000........... F-24
Consolidated Statement of Stockholders' Equity for the Year Ended December 31, 2000. F-25
Consolidated Statement of Cash Flows for the Year Ended December 31, 2000........... F-26
Notes to Consolidated Financial Statements.......................................... F-27

                                 Financial F-1

                  NASCO INTERNATIONAL, INC. AND SUBSIDIARIES
              (A Wholly-Owned Subsidiary of Nasco Holdings, Inc.)



                         Independent Auditors' Report

The Board of Directors
Nasco International, Inc.:

   We have audited the accompanying consolidated balance sheets of Nasco International, Inc. and subsidiaries (a wholly-owned subsidiary of Nasco Holdings, Inc.) as of December 31, 2001 and 2000, and the related consolidated statements of earnings, stockholder's equity and comprehensive earnings, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nasco International, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/  KPMG LLP

Milwaukee, Wisconsin
February 8, 2002


                                 Financial F-2

                  NASCO INTERNATIONAL, INC. AND SUBSIDIARIES
              (A Wholly-Owned Subsidiary of Nasco Holdings, Inc.)

                          Consolidated Balance Sheets

                          December 31, 2001 and 2000


                                                                                   2001         2000
                                                                                -----------  ----------
                                    Assets
Current assets:
 Cash and cash equivalents..................................................... $ 4,464,898   2,565,333
 Accounts receivable, less allowance for doubtful receivables of $476,000 and
   $486,000 at December 31, 2001 and 2000, respectively........................  13,661,150  12,668,261
 Accounts receivable, affiliates...............................................      89,279          --
 Inventories...................................................................  24,325,870  20,918,058
 Prepaid expenses..............................................................   6,274,512   5,800,160
 Deferred income taxes.........................................................   1,176,500   1,005,230
                                                                                -----------  ----------
       Total current assets....................................................  49,992,209  42,957,042
                                                                                -----------  ----------
Property, plant, and equipment, at cost........................................  15,037,660  14,304,438
 Less accumulated depreciation and amortization................................  (5,477,018) (4,494,833)
                                                                                -----------  ----------
       Net property, plant, and equipment......................................   9,560,642   9,809,605
Goodwill and other intangible assets, net......................................   7,345,963   2,474,652
Deferred income taxes..........................................................     423,000     730,780
Other assets...................................................................     114,588     261,935
                                                                                -----------  ----------
       Total assets............................................................ $67,436,402  56,234,014
                                                                                ===========  ==========
                     Liabilities and Stockholder's Equity
Current liabilities:
 Line of credit................................................................ $        --   2,541,416
 Note payable to Geneve Corporation............................................          --   5,490,214
 Current installments of long-term debt........................................   8,403,474   6,420,449
 Trade accounts payable........................................................   3,694,031   4,201,397
 Accrued expenses..............................................................   5,384,703   4,020,750
                                                                                -----------  ----------
       Total current liabilities...............................................  17,482,208  22,674,226
                                                                                -----------  ----------
Long-term debt, less current installments......................................  36,027,427  23,427,632
Minority interest..............................................................          --   3,316,097
Stockholder's equity:
 Common stock, $0.01 par value, authorized 4,500 shares; issued and outstanding
   100 shares..................................................................           1           1
 Additional paid-in capital....................................................   3,252,862   2,978,277
 Retained earnings.............................................................  10,872,164   3,897,467
 Accumulated other comprehensive loss:.........................................
   Cumulative foreign currency translation adjustment..........................    (198,260)    (59,686)
                                                                                -----------  ----------
       Total stockholder's equity..............................................  13,926,767   6,816,059
                                                                                -----------  ----------
       Total liabilities and stockholder's equity.............................. $67,436,402  56,234,014
                                                                                ===========  ==========

         See accompanying notes to consolidated financial statements.

                                 Financial F-3

                  NASCO INTERNATIONAL, INC. AND SUBSIDIARIES
              (A Wholly-Owned Subsidiary of Nasco Holdings, Inc.)

                      Consolidated Statements of Earnings

                       December 31, 2001, 2000 and 1999

                                                                   2001         2000         1999
                                                               ------------  -----------  -----------
Net sales.....................................................  161,960,716  143,798,507  124,815,745
Cost of sales.................................................  105,447,337   93,757,526   81,199,581
                                                               ------------  -----------  -----------
       Gross profit...........................................   56,513,379   50,040,981   43,616,164
Selling and administrative expense............................   37,049,590   32,019,738   26,538,657
Special charges: American Educational Products, Inc...........      611,705      785,489           --
Management fees...............................................    1,611,600    1,520,400    1,434,000
                                                               ------------  -----------  -----------
       Earnings from operations...............................   17,240,484   15,715,354   15,643,507
                                                               ------------  -----------  -----------
Other expense (income):
Interest expense..............................................    3,159,571    2,765,237      887,725
Interest income...............................................     (295,421)    (163,848)     (72,138)
Other, net....................................................     (159,904)     (70,051)    (132,448)
                                                               ------------  -----------  -----------
                                                                  2,704,246    2,531,338      683,139
                                                               ------------  -----------  -----------
       Earnings before income taxes and minority interest.....   14,536,238   13,184,016   14,960,368
Income taxes..................................................    5,860,440    5,217,431    5,774,000
Minority interest.............................................       98,899      195,271           --
                                                               ------------  -----------  -----------
       Net earnings........................................... $  8,774,697    8,161,856    9,186,368
                                                               ============  ===========  ===========
Basic earnings per share...................................... $  87,746.97    81,618.56    91,863.68
                                                               ============  ===========  ===========
Diluted earnings per share.................................... $  87,746.97    81,618.56    91,863.68
                                                               ============  ===========  ===========


         See accompanying notes to consolidated financial statements.

                                 Financial F-4

                  NASCO INTERNATIONAL, INC. AND SUBSIDIARIES
              (A Wholly-Owned Subsidiary of Nasco Holdings, Inc.)

  Consolidated Statements of Stockholder's Equity and Comprehensive Earnings

                       December 31, 2001, 2000 and 1999


                                                                      Accumulated
                                           Additional                    other          Total
                      Comprehensive Common  paid-in     Retained     comprehensive  stockholder's
                        earnings    stock   capital     earnings    earnings (loss)    equity
                      ------------- ------ ---------- ------------  --------------- -------------
Balance,
  December 31,
  1998...............                $ 1   $2,978,277 $ 11,549,243     $ (70,302)   $ 14,457,219
Net earnings.........  $9,186,368     --           --    9,186,368            --       9,186,368
Other comprehensive
  earnings (loss):
Foreign currency
  translation
  adjustment.........      18,140     --           --           --        18,140          18,140
                       ----------
Comprehensive
  earnings...........  $9,204,508
                       ==========    ---   ---------- ------------     ---------    ------------
Balance,
  December 31,
  1999...............                  1    2,978,277   20,735,611       (52,162)     23,661,727
Net earnings.........  $8,161,856     --           --    8,161,856            --       8,161,856
Other comprehensive
  earnings (loss):
Foreign currency
  translation
  adjustment.........      (7,524)    --           --           --        (7,524)         (7,524)
                       ----------
Comprehensive
  earnings...........  $8,154,332
                       ==========
Dividend paid........                              --  (25,000,000)           --     (25,000,000)
                                     ---   ---------- ------------     ---------    ------------
Balance, December 31,
  2000...............                  1    2,978,277    3,897,467       (59,686)      6,816,059
Net earnings.........  $8,774,697     --           --    8,774,697            --       8,774,697
Equity contribution
  from parent........          --     --      274,585           --            --         274,585
Other comprehensive
  earnings (loss):
Foreign currency
  translation
  adjustment.........    (138,574)    --           --           --      (138,574)       (138,574)
                       ----------
Comprehensive
  earnings...........  $8,636,123
                       ==========
Dividend paid........                 --           --   (1,800,000)           --      (1,800,000)
Balance, December 31,
  2001...............                $ 1   $3,252,862 $ 10,872,164     $(198,260)   $ 13,926,767
                                     ===   ========== ============     =========    ============

         See accompanying notes to consolidated financial statements.


                                 Financial F-5

                  NASCO INTERNATIONAL, INC. AND SUBSIDIARIES
              (A Wholly-Owned Subsidiary of Nasco Holdings, Inc.)

                     Consolidated Statements of Cash Flows

                 Years ended December 31, 2001, 2000, and 1999



                                                                          2001         2000         1999
                                                                      ------------  -----------  ----------
Cash flows from operating activities:
 Net earnings........................................................ $  8,774,697    8,161,856   9,186,368
 Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization...................................    2,205,222    1,865,159     962,476
     Loss (gain) on sale of property, plant, and equipment...........       11,714       (1,225)    (22,474)
     Deferred income tax.............................................      136,510      (58,569)      7,000
     Change in assets and liabilities, net of effects of acquired business:
        Accounts receivable..........................................     (177,162)     364,719  (1,031,531)
        Inventories..................................................   (2,133,463)  (1,466,028) (2,153,356)
        Prepaid expenses and other...................................     (450,873)    (390,690)   (577,385)
        Trade accounts payable.......................................   (1,290,756)     427,389      59,585
        Accrued expenses.............................................    1,363,953      376,745    (959,990)
        Other assets.................................................      146,051      233,000          --
                                                                      ------------  -----------  ----------
          Net cash provided by operating activities..................    8,585,893    9,512,356   5,470,693
                                                                      ------------  -----------  ----------
Cash flows from investing activities:
 Purchases of property, plant, and equipment.........................   (1,252,121)  (1,344,352) (1,075,831)
 Proceeds from the sale of property, plant, and equipment............       33,503        1,225      27,234
 Cash paid for the acquisition of Spectrum, net of cash acquired.....   (5,240,999)          --          --
 Cash paid for acquisition of AMEP's minority shareholders'
   interests.........................................................   (5,252,486)          --          --
 Cash acquired from acquisition of AMEP..............................           --      145,806          --
                                                                      ------------  -----------  ----------
          Net cash used in investing activities......................  (11,712,103)  (1,197,321) (1,048,597)
                                                                      ------------  -----------  ----------
Cash flows from financing activities:
 Equity contribution from parent.....................................      274,585           --          --
 Proceeds from issuance of long-term debt............................   20,000,000   35,000,000          --
 Proceeds from equity transactions with minority shareholders........           --      910,789          --
 Repayment of borrowings on line of credit...........................   (2,541,416)    (574,000)         --
 Payment of Geneve notes payable.....................................   (5,490,214)          --          --
 Principal payments on long-term debt................................   (5,417,180) (16,806,000) (5,000,000)
 Dividends paid, including $781,000 paid to minority shareholders
   during 2000.......................................................   (1,800,000) (25,781,000)         --
 Deferred financing fees.............................................           --     (125,000)         --
                                                                      ------------  -----------  ----------
          Net cash provided by (used in) financing activities........    5,025,775   (7,375,211) (5,000,000)
                                                                      ------------  -----------  ----------
          Net increase (decrease) in cash............................    1,899,565      939,824    (577,904)
Cash and cash equivalents at beginning of year.......................    2,565,333    1,625,509   2,203,413
                                                                      ------------  -----------  ----------
Cash and cash equivalents at end of year............................. $  4,464,898    2,565,333   1,625,509
                                                                      ============  ===========  ==========
Supplemental disclosures of cash flow information:
 Cash paid during the year for:......................................
   Interest.......................................................... $  2,566,960    2,699,108     940,520
   Income taxes......................................................    4,810,000    4,865,000   6,075,000
Noncash investing and financing activities:
   Note payable issued in exchange for the net assets of AMEP........           --    5,490,214          --

         See accompanying notes to consolidated financial statements.

                                 Financial F-6

                  NASCO INTERNATIONAL, INC. AND SUBSIDIARIES
              (A Wholly-Owned Subsidiary of Nasco Holdings, Inc.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       December 31, 2001, 2000 and 1999


(1)  Organization and Financial Statement Presentation

   These consolidated financial statements include the accounts of Nasco International, Inc. (Nasco) and its subsidiaries - collectively, the "Company"
- and are prepared in accordance with accounting principles generally accepted in the United States of America. Nasco is a wholly-owned subsidiary of Nasco Holdings, Inc. (NHI). NHI is currently an 80% owned subsidiary of Geneve Corporation (Geneve). Geneve is a wholly-owned subsidiary of Geneve Holdings, Inc. (GHI).

   Nasco is a mail order company headquartered in Fort Atkinson, Wisconsin, with operations in Wisconsin, Minnesota, California, and Canada, which sells merchandise through various catalogs. Catalog products principally include arts and crafts, agricultural products, school teaching aides, molded plastics, and biology products. The principal markets for these products are educational institutions and commercial entities throughout the United States.

   AMEP, a wholly-owned subsidiary of Nasco, sells a wide variety of educational and commercial products through multiple sales channels. AMEP's products include those developed and manufactured by AMEP, as well as those manufactured by other companies. AMEP's customers include educational institutions, wholesalers, individual educators, and consumers, primarily within the United States.

(2)  Summary of Significant Accounting Policies

  (a)  Principles of Consolidation

   All significant intercompany balances and transactions have been eliminated in consolidation.

  (b)  Revenue Recognition

   Customarily applying FOB-shipping point terms, the Company recognizes revenue upon shipment of products to its customer, which corresponds to the time when risk of ownership transfers. The point of shipment may be from a Company distribution center or from a vendor's location as a drop shipment. All drop shipment sales are recorded at gross selling price. An allowance is provided for estimated future returns.

   In 2000, the Company adopted the consensus of the Financial Accounting Standards Board's Emerging Issues Task Force (EITF) Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs. Their consensus requires that all amounts billed to a customer in a sales transaction related to shipping and handling be recorded on a gross basis as revenue and expense. Accordingly, Nasco records amounts billed to customers for shipping and handling in net sales, records the freight costs incurred for delivery of product in costs of sales, and records all other costs incurred in the shipping and handling of customer orders in selling and administrative expenses. Shipping and handling costs included in selling and administrative expenses for years 2001, 2000 and 1999 were $7,677,000, $6,363,000 and $5,402,000, respectively.

  (c)  Inventories

   Inventories are stated at the lower of cost (principally determined on a first-in, first-out basis) or net realizable value.

  (d)  Property, Plant, and Equipment

   Property, plant, and equipment are stated at cost. Depreciation of Nasco's property, plant, and equipment is principally provided using an accelerated method. Depreciation of AMEP's property, plant, and equipment is

                                 Financial F-7

                  NASCO INTERNATIONAL, INC. AND SUBSIDIARIES
              (A Wholly-Owned Subsidiary of Nasco Holdings, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 2001, 2000 and 1999

computed by the straight-line method. The Company utilizes useful lives ranging generally from 3 to 7 years for machinery and equipment and 32 years for buildings. Leasehold improvements are amortized using the straight-line method over the terms of the respective leases.

   Maintenance and repairs are charged to expense when incurred. Property replacements and betterments that extend the life of assets, including reproduction masters for significant, nonroutine product updates, are capitalized and subsequently depreciated.

   In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to Be Disposed Of (SFAS 121), the Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  (e)  Goodwill and Other Intangibles

   Goodwill, which represents the excess of cost over the fair value of net assets acquired in the acquisition of AMEP, has been amortized on a straight-line basis over 15 years. Goodwill and accumulated amortization were $7,738,006 and $729,834, respectively, at December 31, 2001 and $2,397,558 and
$275,086, respectively, at December 31, 2000.

   Costs allocated to covenants not to compete are amortized over the contractual lives of the noncompete agreements, generally ranging from four to six years. Covenants not to compete and accumulated amortization were $1,189,000 and $851,208, respectively, at December 31, 2001 and $1,189,000 and
$836,820, respectively, at December 31, 2000.

  (f)  Translation of Financial Statements Denominated in Foreign Currencies

   The assets and liabilities of Nasco's Canadian subsidiaries are translated at year-end exchange rates, and the related statements of earnings are translated at the average exchange rates for the respective years. Gains or losses resulting from translating foreign currency financial statements are recorded as accumulated other comprehensive earnings, a separate component of stockholder's equity.

   Gains or losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity's local currency) are included in net earnings but are not significant in the years presented.

  (g)  Income Taxes

   Nasco and its qualifying domestic subsidiaries are included in the consolidated Federal income tax return of GHI. The provision for income taxes for Nasco is allocated to all subsidiaries on a separate return basis, and payments for federal taxes are made to NHI.

   The Company accounts for income taxes under the asset and liability method, wherein deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the

                                 Financial F-8

                  NASCO INTERNATIONAL, INC. AND SUBSIDIARIES
              (A Wholly-Owned Subsidiary of Nasco Holdings, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 2001, 2000 and 1999

consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (h)  Cash Equivalents

   For purposes of the consolidated statement of cash flows, the Company considers debt securities with original maturities of three months or less to be cash equivalents. Cash equivalents consist of money market accounts, certificates of deposit, and reverse repurchase agreements totaling $2,844,000 and $1,982,000 at December 31, 2001 and 2000, respectively.

  (i)  Research and Development Costs

   The Company expenses research and development costs as incurred. Research and development costs were approximately $341,000, $487,000, and $440,000 in 2001, 2000, and 1999, respectively.

  (j)  Advertising Costs

   Substantially all of the Company's advertising is through the mailing of catalogs. The Company expenses the production costs of advertising the first time the advertising takes place, except for direct-response advertising, the cost of which is capitalized and amortized over its expected period of future benefits. Direct-response advertising consists primarily of catalog advertisements of the Company's products. The capitalized costs of advertising are amortized over the one-year period following the publication of the catalog.

   At December 31, 2001 and 2000, approximately $3,701,000 and $4,375,000, respectively, of direct-response advertising costs were reported as prepaid expenses. Advertising costs expensed were approximately $10,134,000, $8,909,000, and $7,114,000 in 2001, 2000, and 1999, respectively.

  (k)  Fair Value of Financial Instruments and Concentration of Credit Risk

   The carrying values of the Company's trade receivables and trade payables approximate fair value due to their short maturities. The fair values of the Company's line of credit, notes payable, and long-term debt approximate fair value because the effective interest rates on the obligations approximate the respective Company's current cost of borrowing for similar terms and amounts.

   A substantial portion of the Company's sales are either direct to educational institutions or to distributors who sell to educational institutions. Management believes that the allowance for doubtful accounts is sufficient to cover the related credit risk.

  (l)  Earnings Per Share

   Basic earnings per share are calculated by dividing net earnings by the weighted average number of common shares outstanding for the period. Diluted earnings per share are calculated by dividing net earnings by the weighted average number of common shares outstanding during the year and including each share that would have been outstanding assuming the issuance of common shares for all dilutive potential common shares outstanding during the year. Nasco does not have a complex capital structure, so there is no difference between basic and diluted earnings per share.


                                 Financial F-9

                  NASCO INTERNATIONAL, INC. AND SUBSIDIARIES
              (A Wholly-Owned Subsidiary of Nasco Holdings, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 2001, 2000 and 1999

  (m)  Use of Estimates

   The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  (n)  Recently Issued Accounting Pronouncements

   In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations (SFAS 141), and SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires that the purchase method of accounting be used for all business combinations. SFAS 141 specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported separately from goodwill. SFAS 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS 121 and, after its adoption, SFAS 144.

   The Company adopted the provisions of SFAS 141 as of July 1, 2001, and SFAS 142 is effective January 1, 2002. Goodwill and intangible assets determined to have an indefinite useful life acquired in business combinations completed before July 1, 2001 continue to be amortized and tested for impairment using the guidance contained in SFAS 121 prior to the full adoption of SFAS 142.

   Upon adoption of SFAS 142, the Company is required to evaluate its existing intangible assets and goodwill that were acquired in purchase business combinations and to make any necessary reclassifications in order to conform with the new classification criteria in SFAS 141 for recognition separate from goodwill. The Company will be required to reassess the useful lives and residual values of all intangible assets acquired and make any necessary amortization period adjustments by the end of the first interim period after adoption. If an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of SFAS 142 within the first interim period. Goodwill should be tested for impairment at a level of reporting referred to as a reporting unit. The two-step impairment test shall be used to identify potential goodwill impairment and measure the amount of a goodwill impairment loss to be recognized, if any. Impairment is measured as the excess of carrying value over the fair value of an intangible asset with an indefinite life. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period. As of December 31, 2001, the Company has unamortized goodwill in the amount of $7,008,172 and unamortized identifiable intangible assets in the amount of $337,792, all of which will be subject to the transition provisions of SFAS 142. Amortization expense related to goodwill was $454,748 and $275,086 for the years ended December 31, 2001 and 2000, respectively. The Company does not expect the impact of the adoption of the Statements to have a material effect on the financial statements, nor does the Company expect to recognize any transitional impairment losses as the cumulative effect of a change in accounting principle.

   In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets (SFAS 144). This Statement supersedes SFAS 121 yet retains its fundamental provisions for recognition and measurement of the impairment of long-lived assets to be held and used and for measurement of long-lived assets to be disposed of by sale. In addition, SFAS 144 requires companies to separately report discontinued

                                Financial F-10

                  NASCO INTERNATIONAL, INC. AND SUBSIDIARIES
              (A Wholly-Owned Subsidiary of Nasco Holdings, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 2001, 2000 and 1999

operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. The Company is required to adopt SFAS 144 on January 1, 2002. The impact of the adoption of SFAS 144 is not expected to have a material effect on the financial statements or operations of the Company.

  (o)  Reporting

   Certain 2000 and 1999 amounts have been reclassified to conform to the 2001 presentation.

  (3)  Acquisitions and Special Charges

   During 1999 and 2000, G.C. Associates Holding Corp. (GC), a wholly-owned subsidiary of Geneve, acquired blocks of common stock of AMEP through purchases in the public market. A common-stock purchase in March 2000 increased GC's holdings in AMEP to 60% ownership. At that point, the acquisition of AMEP common stock was recorded based on step acquisition accounting. Step acquisition accounting requires a pro rata allocation of the fair values of identifiable net assets acquired at the date of previous and additional acquisitions. At December 31, 2000, GC had acquired 666,961 common shares of AMEP, representing 55% of the total outstanding common stock. The decrease in GC's ownership percentage during the period from March 2000 through December 2000 was a result of additional issuances of common stock by AMEP, primarily resulting from the exercise of outstanding stock options. GC's investment in AMEP at December 31, 2000 was $5,183,000, and the application of step acquisition accounting resulted in gross goodwill of $2,398,000.

   In July 2000, the board of directors of AMEP agreed in principle to the terms of a merger proposal from GC. In March 2001, Nasco became the successor to the shares of AMEP previously owned by GC and assumed all rights and obligations under the merger agreement. Under the terms of the agreement, all shareholders other than Nasco and its affiliates received $10.00 in cash for each share of AMEP stock they owned, and in March 2001, AMEP became a wholly-owned subsidiary of Nasco. Nasco paid approximately $5,252,000 during 2001 for the acquisition of the remaining AMEP minority shareholders' interests and recorded an additional $1,936,000 of goodwill as a result.

   As a result of this transfer of ownership interests between entities under common control, Nasco has accounted for the fair value of AMEP's net assets and AMEP's operations using the "as if pooling of interests" method as of March 31, 2000, the date GC gained a controlling interest in AMEP. By including AMEP in the 2000 operating results since March 2000, the 2000 consolidated financial statements include incremental sales of approximately $11,750,000, incremental gross operating income of $561,000, and a reduction in net earnings before taxes of $307,000. The consolidated balance sheet as of December 31, 2000 includes AMEP current assets of $8,495,000, net fixed assets of approximately $2,398,000, net goodwill of $2,122,000, current liabilities of $5,094,000, long-term debt of $428,000, and minority interest liability of $3,316,000.

   During 2001 and 2000, AMEP incurred certain costs totaling $611,705 and $785,489, respectively, which are classified as special charges in the accompanying consolidated statements of earnings. The special charges include nonrecurring costs related to the redemption of stock options held by directors and employees, professional fees related to the settlement of shareholder litigation, and various legal, accounting, and regulatory fees incurred as a result of the merger.

   In April 2001, the Company acquired 100% of the stock ownership of Spectrum Educational Supplies Ltd. (Spectrum), a Canadian provider of educational product lines, for $5,241,000 cash. The transaction has been accounted for as a purchase and included recording $3,434,000 of additional goodwill.

                                Financial F-11

                  NASCO INTERNATIONAL, INC. AND SUBSIDIARIES
              (A Wholly-Owned Subsidiary of Nasco Holdings, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 2001, 2000 and 1999


   The following pro forma presentation of the years ended December 31, 2001 and 2000 has been prepared as if the AMEP and Spectrum acquisitions had occurred on January 1, 2000:

                                             2001        2000
                                         ------------ -----------
              Net sales................. $163,730,000 155,695,000
              Net earnings..............    8,696,000   7,849,000
              Basic earnings per share..       86,960      78,490
              Diluted earnings per share       86,960      78,490

   The pro forma amounts presented above include adjustments to historical amounts for interest on acquisition debt incurred, amortization of goodwill, and depreciation on revalued fixed assets. The pro forma information is not necessarily indicative of the results of operation of the combined company had these events occurred on January 1, 2000. Furthermore, the Company has made substantial changes to the operations of AMEP and Spectrum subsequent to the acquisition date, and none of these changes is reflected in the pro forma amounts above. Therefore, the amounts presented above are not indicative of future results.

  (4)  Inventories

   The classification of inventories at December 31, 2001 and 2000 is as follows:

                                           2001         2000
                                        -----------  ----------
                Raw materials.......... $ 2,451,188   2,917,236
                Work in process........     575,274     644,889
                Finished goods.........   2,301,102   3,424,670
                Catalog merchandise....  19,882,287  14,817,068
                Less inventory reserves    (883,981)   (885,805)
                                        -----------  ----------
                Net inventory.......... $24,325,870  20,918,058
                                        ===========  ==========

   A summary of the changes in inventory reserves for the years ended December 31, 2001, December 31, 2000 and December 31, 1999 is as follows:

                                                             2001       2000       1999
                                                           ---------  ---------  ---------
Balance at the beginning of year.......................... $ 885,805  $ 395,362  $ 354,209
Additions charged to costs and expenses...................   209,973    283,669    151,441
Reserves of businesses acquired...........................    29,384    408,000         --
Less deductions for changes in costs of impaired inventory  (241,181)  (201,226)  (110,288)
                                                           ---------  ---------  ---------
Balance at end of year.................................... $ 883,981  $ 885,805  $ 395,362
                                                           =========  =========  =========

  (5)  Prepaid Expenses

   A summary of prepaid expenses at December 31, 2001 and 2000 is as follows:

                                             2001      2000
                                          ---------- ---------
                  Prepaid catalog costs.. $3,701,481 4,375,188
                  Prepaid pension expense  1,376,000   635,000
                  Other..................  1,197,031   789,972
                                          ---------- ---------
                  Total prepaid expenses. $6,274,512 5,800,160
                                          ========== =========

                                Financial F-12

                  NASCO INTERNATIONAL, INC. AND SUBSIDIARIES
              (A Wholly-Owned Subsidiary of Nasco Holdings, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 2001, 2000 and 1999


(6)Property, Plant, and Equipment, at Cost

   A summary of property, plant, and equipment at December 31, 2001 and 2000 is as follows:

                                                       2001        2000
                                                    ----------- ----------
      Land and improvements........................ $   768,984    780,043
      Buildings and improvements...................   7,446,022  7,822,864
      Machinery, furniture, and equipment..........   6,677,859  5,666,492
      Leasehold improvements.......................     141,960     35,039
      Construction in progress.....................       2,835         --
                                                    ----------- ----------
      Total property, plant, and equipment, at cost $15,037,660 14,304,438
                                                    =========== ==========

   During 2001 and 2000, Nasco removed from its property, plant, and equipment accounts approximately $558,000 and $451,000, respectively, of fully depreciated plant and equipment still in use.

(7)Notes Payable and Long-term Debt

   During 2001, Nasco amended its five-year bank credit facility (Credit Facility). The proceeds from the amended Credit Facility were used to extinguish existing debt with the lenders, to complete the acquisitions of AMEP and Spectrum, to repay GC's note payable of $5,490,214, assumed as part of the acquisition of AMEP common stock in 2000, and to extinguish existing AMEP bank debt. The principal balance of the AMEP line of credit, which was extinguished during 2001, was $2,541,416 at December 31, 2000.

                                Financial F-13

                  NASCO INTERNATIONAL, INC. AND SUBSIDIARIES
              (A Wholly-Owned Subsidiary of Nasco Holdings, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 2001, 2000 and 1999


   A summary of the Company's long-term debt as of December 31, 2001 and 2000 is as follows:

                                                                                           2001         2000
                                                                                        -----------  ----------
Nasco variable-rate (4.05% and 8.6% at December 31, 2001 and2000, respectively)
  promissory note under the Credit Facility, due in scheduled principal installments of $4,000,000 on September 30, 2002, $4,000,000 on December 31, 2002, and
  with graduating increases in each annual September 30 and December 31 installment due thereafter, with a final installment of $500,000 due on March 31,
  2006. Collateralized by property, plant, and equipment, accounts receivable, and
  all shares of Nasco's subsidiaries' capital stock outstanding........................ $44,000,000          --

AMEP note payable, principal due in four annual installments of$237,500, bearing interest at a stated rate of 7.5%, payableannually. For financial reporting purposes, the note was assigned an additional 2.5% of imputed interest (total interest rate of
  10%). The face value of the note was $237,500 and $475,000 at December 31,
  2001 and 2000, respectively, and is collateralized by intellectual property..........     232,185     464,027

AMEP license agreement payable, with an imputed interest rate of10%, due in four annual installments of $100,000, collateralizedby intellectual property. The face value of the license payablewas $100,000 and $200,000 at December 31, 2001
  and 2000,respectively................................................................     100,000     182,027

AMEP capital lease obligations, due in monthly installments of$13,000 with varying maturities. Collateralized by informationsystem hardware and manufacturing
  equipment............................................................................      98,716     202,027

Nasco variable-rate promissory notes extinguished during 2001..........................          --  29,000,000
                                                                                        -----------  ----------
       Long-term debt..................................................................  44,430,901  29,848,081

Less current installments..............................................................  (8,403,474) (6,420,449)
                                                                                        -----------  ----------
       Long-term debt, less current installments....................................... $36,027,427  23,427,632
                                                                                        ===========  ==========

   The average variable rate on the promissory notes was 6.1%, 8.4%, and 6.2% for the years ended December 31, 2001, 2000, and 1999, respectively.

   In addition, during 2001, Nasco obtained a $2,500,000 secured bank line of credit to meet working capital requirements, of which no amount was outstanding at December 31, 2001.

                                Financial F-14

                  NASCO INTERNATIONAL, INC. AND SUBSIDIARIES
              (A Wholly-Owned Subsidiary of Nasco Holdings, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 2001, 2000 and 1999


   Aggregate annual maturities of long-term debt as of December 31, 2001 are as follows:

                      Year ending December 31:
                                2002.......... $ 8,403,474
                                2003..........   9,027,427
                                2004..........   9,000,000
                                2005..........   9,000,000
                                2006..........   9,000,000
                                               -----------
                                               $44,430,901
                                               ===========

   The Credit Facility contains various financial and operating covenants, including, among other things, requirements that Nasco maintain certain financial ratios and restrictions on additional indebtedness, dividend payments, capital expenditures, capital disposals, and management fees. Nasco was in compliance with all financial covenants as of December 31, 2001.

   Nasco has available a $200,000 unsecured line of credit facility to support letters of credit for merchandise procurement. At December 31, 2001, the line of credit had no balance outstanding, and outstanding letters of credit secured by this facility totaled $9,000.

(8)Income Taxes

   The 2001, 2000, and 1999 provisions for income taxes consist of the following:

                                     2001       2000       1999
                                  ----------  ---------  ---------
            Current:
            United States Federal $4,743,700  4,412,000  4,799,000
            Canadian Provincial..     12,250         --         --
            State................    967,980    864,000    968,000
                                  ----------  ---------  ---------
                                   5,723,930  5,276,000  5,767,000
                                  ----------  ---------  ---------
            Deferred:............
            United States Federal    120,000    (60,569)     2,000
            State................     16,510      2,000      5,000
                                  ----------  ---------  ---------
                                     136,510    (58,569)     7,000
                                  ----------  ---------  ---------
                                  $5,860,440  5,217,431  5,774,000
                                  ==========  =========  =========
            Effective tax rate...       40.3%      39.6%      38.6%
                                  ==========  =========  =========

                                Financial F-15

                  NASCO INTERNATIONAL, INC. AND SUBSIDIARIES
              (A Wholly-Owned Subsidiary of Nasco Holdings, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 2001, 2000 and 1999


   A reconciliation of the Company's current effective tax rate and the U.S. Federal statutory income tax rate on income before minority interest is as follows:

                                                      2001   2000   1999
                                                      -----  -----  -----
     U.S. Federal statutory rate..................... 35.0 % 35.0 % 35.0 %
     State income taxes, net of federal tax benefits.  4.4 %  4.3 %  4.2 %
     Nondeductible goodwill amortization.............  1.1 %  0.7 %    --
     Nondeductible special charges...................    --   2.1 %    --
     AMEP net operating loss carryforward utilization    --  (1.4)%    --
     Other........................................... (0.2)% (1.1)% (0.6)%
                                                      -----  -----  -----
     Effective tax rate.............................. 40.3 % 39.6 % 38.6 %
                                                      =====  =====  =====

   In previous years, AMEP incurred net operating losses. Internal Revenue Service regulations allow AMEP to carry forward its net operating losses (NOL) and offset them against future taxable income, if any. As of December 31, 2001, the NOL carryforwards approximate $1,700,000 and expire in the years 2009, 2010, and 2011. Current tax regulations impose a number of limitations and restrictions on the usage of NOL carryforwards, including a limitation of $600,000 per year for AMEP's utilization of these NOL's.

                                Financial F-16

                  NASCO INTERNATIONAL, INC. AND SUBSIDIARIES
              (A Wholly-Owned Subsidiary of Nasco Holdings, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 2001, 2000 and 1999


   The tax effects of temporary differences that give rise to significant portions of the net deferred tax assets at December 31, 2001 and 2000 are presented below:

                                                                        2001        2000
                                                                     ----------  ----------
Deferred tax assets:
 Plant and equipment................................................ $       --  $   39,780
 Inventories........................................................    622,000     516,000
 Accrued expenses...................................................    635,000     654,000
 Net operating losses...............................................    690,000     888,000
 Accounts receivable................................................    190,000     194,000
 Other, net.........................................................     38,500     145,230
                                                                     ----------  ----------
          Total gross deferred tax assets...........................  2,175,500   2,437,010
Deferred tax liabilities:
 Prepaid pension cost...............................................   (540,000)   (249,000)
 Plant and equipment................................................    (36,000)         --
 Prepaid advertising costs..........................................         --    (452,000)
                                                                     ----------  ----------
          Total gross deferred tax liabilities......................   (576,000)   (701,000)
                                                                     ----------  ----------
          Net deferred tax assets................................... $1,599,500  $1,736,010
                                                                     ==========  ==========
Classification of net deferred taxes in consolidated balance sheets:
 Current net deferred tax asset..................................... $1,176,500  $1,005,230
 Noncurrent net deferred tax asset..................................    423,000     730,780
                                                                     ----------  ----------
                                                                     $1,599,500  $1,736,010
                                                                     ==========  ==========

   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets at December 31, 2001 is dependent upon the Company's generation of approximately $4,000,000 in future taxable income during the periods in which those temporary differences become deductible, including sufficient taxable income at AMEP in order to fully utilize its NOL, subject to its $600,000 annual NOL utilization limitation. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deferred tax assets at December 31, 2001.

(9)  Lease Commitments

   The Company leases real and personal property under various noncancelable operating lease agreements. Rent expense under these agreements is approximately $989,000, $605,000, and $372,000 in 2001, 2000, and 1999,
respectively.

                                Financial F-17

                  NASCO INTERNATIONAL, INC. AND SUBSIDIARIES
              (A Wholly-Owned Subsidiary of Nasco Holdings, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 2001, 2000 and 1999


   The following is a schedule of future minimum rental payments required under operating leases, all of which relate to the rental of real and personal property, that have initial or remaining noncancelable terms in excess of one year as of December 31, 2001:

          Year ending December 31:
             2002.......................................... $  953,000
             2003..........................................    749,000
             2004..........................................    564,000
             2005..........................................    425,000
             Thereafter....................................     96,000
                                                            ----------
                    Total minimum payments required........ $2,787,000
                                                            ==========

   AMEP has certain royalty agreements with third parties on various products. Total royalty expense recognized in the years ended December 31, 2001 and 2000 was $132,000 and $100,000, respectively.

(10)  Employee Benefit Plans

   Nasco has noncontributory defined benefit pension plans covering substantially all salaried and hourly employees. The plan covering salaried employees provides pension benefits that are based on years of service and average compensation. The plan covering hourly employees provides pension benefits that are based on stated amounts for each year of service. Nasco's policy is to fund pension costs accrued up to a maximum deductible contribution but not less than the minimum required by the Employee Retirement Income Security Act of 1974.

   Plan assets are primarily invested in an immediate participation guarantee contract (IPGC) with the Massachusetts Mutual Life Insurance Company. The fair market value of the Plan's IPGC, as determined by the Massachusetts Mutual Life Insurance Company at December 31, 2001 and 2000, approximates $9,046,000 and $8,048,000, respectively.

                                Financial F-18

                  NASCO INTERNATIONAL, INC. AND SUBSIDIARIES
              (A Wholly-Owned Subsidiary of Nasco Holdings, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 2001, 2000 and 1999


   The following table sets forth these plans' funded status and presents a reconciliation of the amounts recognized in the Company's consolidated balance sheets as of December 31, 2001 and 2000:

                                                          Pension benefits
                                                      ------------------------
                                                         2001         2000
                                                      -----------  -----------
 Changes in benefit obligation:
  Benefit obligation at beginning of year............ $ 9,373,763  $ 8,634,345
  Service cost.......................................     493,958      424,486
  Interest cost......................................     684,116      609,031
  Actuarial loss.....................................     715,370      283,615
  Benefits paid......................................    (574,654)    (577,714)
                                                      -----------  -----------
        Benefit obligations at end of year...........  10,692,553    9,373,763
 Change in plan assets:
  Fair value of plan assets at beginning of year.....   8,313,485    7,872,451
  Actual return on plan assets.......................     534,248      532,743
  Employer contribution..............................     921,357      504,470
  Benefits paid, including expenses..................    (612,060)    (596,179)
                                                      -----------  -----------
        Fair value of plan assets at end of year.....   9,157,030    8,313,485
 Funded status.......................................  (1,535,523)  (1,060,278)
 Unrecognized net actuarial loss.....................   3,032,845    2,311,173
 Unrecognized prior service cost.....................     (16,530)     (19,046)
 Unrecognized transition asset.......................    (104,491)    (143,554)
 Adjustment to recognize minimum liability...........          --     (453,141)
                                                      -----------  -----------
        Prepaid pension cost......................... $ 1,376,301  $   635,154
                                                      ===========  ===========

                                               2001       2000       1999
                                             ---------  ---------  ---------
   Weighted average assumptions at year end:
    Discount rate...........................      7.00%      7.00%      7.00%
    Expected return on plan assets..........      7.75%      7.75%      7.75%
    Rate of compensation increase...........      4.00%      4.00%      4.00%
   Components of net periodic benefit cost:
    Service cost............................ $ 493,958  $ 424,486  $ 394,407
    Interest cost...........................   684,116    609,031    568,226
    Expected return on plan assets..........  (657,005)  (612,444)  (589,567)
    Amortization of transition asset........   (39,063)   (39,063)   (39,063)
    Amortization of prior service cost......    (2,516)    (2,516)    (2,516)
    Recognized net actuarial loss...........   153,862    110,451     87,522
                                             ---------  ---------  ---------
          Net periodic benefit cost......... $ 633,352  $ 489,945  $ 419,009
                                             =========  =========  =========

                                Financial F-19

                  NASCO INTERNATIONAL, INC. AND SUBSIDIARIES
              (A Wholly-Owned Subsidiary of Nasco Holdings, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 2001, 2000 and 1999


   Nasco sponsors a defined contribution pension plan that covers substantially all Nasco employees. The Company may make discretionary contributions to the plan. No Company contributions were made during 2001, 2000, and 1999.

(11)  Related Party Transactions

   The Company expensed management fees of $1,611,600, $1,520,400, and $1,434,000 charged by NHI in 2001, 2000, and 1999, respectively.

   The Company recorded other income from management fees of $100,000, $100,000, and $127,000 in 2001, 2000, and 1999, respectively, for services provided to Geneve and an investee.

   The Company paid cash dividends of $1,800,000 and $25,000,000 in 2001 and 2000, respectively, to NHI.

   In 2001, the Company began leasing a facility from NHI, LLC, an entity 100% owned by NHI, whose sole purpose is the ownership and management of the facility known as J-Star. The J-Star facility is occupied by both Nasco and an unrelated party by the name of J-Star. Total rent expense paid by Nasco for this facility totaled $213,000 in 2001.

(12)  Segment Data

   The Company's business activities are organized into two principal business segments, Educational and Commercial. The Educational segment markets instructional teaching aids and materials to educational institutions nationwide, primarily kindergarten through grade 12 classes. The primary marketing tool is the publication and distribution of catalogs to these institutions. Potential for this segment to grow is directly related to school enrollments and the relative strength of government funding of education. The Commercial segment is comprised of several commercial industries, including agriculture, sterile sampling containers and systems, nursing home activities, and other novelty and gift products. This segment markets its products through catalog distribution nationwide and through a worldwide dealer network representing more than 60 countries. Market growth in this segment is related to the general economic conditions of world agriculture, the increasing size of aged population, as well as increasing global awareness of food and water quality standards.

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates the performance of these segments based on segment sales and gross profit.


                                Financial F-20

                  NASCO INTERNATIONAL, INC. AND SUBSIDIARIES
              (A Wholly-Owned Subsidiary of Nasco Holdings, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                       December 31, 2001, 2000 and 1999


   The following table presents segment information for the years ended December 31:

                                        2001         2000         1999
                                    ------------  -----------  -----------
    Net sales:
     Educational................... $135,954,000  118,733,000  100,016,000
     Commercial....................   29,560,000   27,909,000   26,645,000
     Intercompany..................   (3,553,000)  (2,843,000)  (1,845,000)
                                    ------------  -----------  -----------
           Net sales............... $161,961,000  143,799,000  124,816,000
                                    ============  ===========  ===========
    Gross profit:
     Educational................... $ 49,600,000   43,472,000   36,668,000
     Commercial....................   10,841,000   10,236,000    9,874,000
     Other costs of sales..........   (3,928,000)  (3,667,000)  (2,926,000)
                                    ------------  -----------  -----------
           Gross profit............ $ 56,513,000   50,041,000   43,616,000
                                    ============  ===========  ===========
    Identifiable assets:
     Educational................... $ 25,056,000   22,580,000   14,747,000
     Commercial....................    3,937,000    3,666,000    3,319,000
     Other corporate assets........   38,443,000   29,988,000   21,582,000
                                    ------------  -----------  -----------
           Identifiable assets..... $ 67,436,000   56,234,000   39,648,000
                                    ============  ===========  ===========

(13)  Pending Merger

      On November 27, 2001, NHI entered into an agreement to merge the Company with The Aristotle Corporation, a developer and manufacturer of health and medical education teaching aids and computer-based training products. The Company expects to complete the merger in 2002.

                                Financial F-21

             AMERICAN EDUCATIONAL PRODUCTS, INC. AND SUBSIDIARIES


                         INDEPENDENT AUDITOR'S REPORT

Board of Directors
American Educational Products, Inc.
Boulder, Colorado

   We have audited the accompanying consolidated balance sheet of American Educational Products, Inc. and Subsidiaries as of December 31, 2000, and the related consolidated statement of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Educational Products, Inc. and Subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ HEIN + ASSOCIATES LLP

Hein + Associates LLP

Denver, Colorado
March 9, 2001

                                Financial F-22

             AMERICAN EDUCATIONAL PRODUCTS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEET
                               December 31, 2000

                                          ASSETS
CURRENT ASSETS
Cash...................................................................................... $   223,000
Trade receivables, net of allowance of $146,000...........................................   1,888,000
Inventories...............................................................................   4,949,000
Prepaid advertising costs.................................................................   1,213,000
Other.....................................................................................     222,000
                                                                                           -----------
   TOTAL CURRENT ASSETS...................................................................   8,495,000
PROPERTY AND EQUIPMENT, net...............................................................   2,162,000
INTANGIBLE ASSETS, net....................................................................   1,515,000
DEFERRED TAXES, net.......................................................................     651,000
VIDEO LIBRARY, net........................................................................          --
OTHER ASSETS..............................................................................      83,000
                                                                                           -----------
   TOTAL ASSETS........................................................................... $12,906,000
                                                                                           ===========
                           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Note payable.............................................................................. $ 2,541,000
Current maturities of long-term debt......................................................     420,000
Accounts payable..........................................................................   1,409,000
Accrued expenses..........................................................................     724,000
                                                                                           -----------
   TOTAL CURRENT LIABILITIES..............................................................   5,094,000
LONG-TERM DEBT, less current maturities...................................................     428,000
COMMITMENTS (Note 4)
                                   STOCKHOLDERS' EQUITY
Preferred stock; $0.01 par value; 50,000,000 shares authorized; none issued or outstanding          --
Common stock; $0.05 par value; 100,000,000 shares authorized; 1,212,740 shares issued and
  outstanding.............................................................................      60,000
Additional paid in capital................................................................   7,677,000
Accumulated deficit.......................................................................   (353,000)
                                                                                           -----------
   TOTAL STOCKHOLDERS' EQUITY.............................................................   7,384,000
                                                                                           -----------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............................................. $12,906,000
                                                                                           ===========

          See accompanying notes to consolidated financial statements

                                Financial F-23

             AMERICAN EDUCATIONAL PRODUCTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     For the year ended December 31, 2000

                   INCOME:
                   Net sales.................... $16,192,000
                   Cost of goods sold...........   9,836,000
                                                 -----------
                      Gross profit..............   6,356,000
                   OPERATING EXPENSES:
                   Advertising and catalog costs   2,000,000
                   Other marketing..............   1,421,000
                                                 -----------
                      Total marketing...........   3,421,000
                   General and administrative...   2,254,000
                   Special Charges..............     785,000
                                                 -----------
                      Total operating expenses..   6,460,000
                                                 -----------
                   OPERATING LOSS...............   (104,000)
                   INTEREST EXPENSE, net........   (445,000)
                                                 -----------
                   LOSS BEFORE INCOME TAXES.....   (549,000)
                      Income tax benefit........      76,000
                                                 -----------
                   NET LOSS..................... $ (473,000)
                                                 ===========
                   Basic loss per share......... $    (0.42)
                                                 ===========
                   Diluted loss per share....... $    (0.42)
                                                 ===========


          See accompanying notes to consolidated financial statements

                                Financial F-24

             AMERICAN EDUCATIONAL PRODUCTS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     For the year ended December 31, 2000

                                  Common Stock
                                -----------------
                                                  Additional    Retained
                                                     Paid       Earnings
                                Number of Common      in      (Accumulated
                                 Shares   Stock    Capital      Deficit)     Total
                                --------- ------- ----------  ------------ ----------
Balance as of January 1, 2000.. 1,076,070 $54,000 $7,215,000   $ 120,000   $7,389,000
Sale of common stock under the
 employee stock purchase plan..     2,362      --     19,000          --       19,000
Exercise of options............     9,300      --     30,000          --       30,000
Exercise of $10.00 warrants....    50,008   2,000    478,000          --      480,000
Expense of warrant issue.......        --      --    120,000          --      120,000
Exercise of $8.00 warrants.....    75,000   4,000    596,000          --      600,000
Special cash dividend..........        --      --   (781,000)         --     (781,000)
Net loss.......................        --      --         --    (473,000)    (473,000)
                                --------- ------- ----------   ---------   ----------
Balance as of December 31, 2000 1,212,740 $60,000 $7,677,000   $(353,000)  $7,384,000
                                ========= ======= ==========   =========   ==========



          See accompanying notes to consolidated financial statements

                                Financial F-25

             AMERICAN EDUCATIONAL PRODUCTS, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     For the year ended December 31, 2000

                                                             2000
                                                          ----------
           CASH FLOWS FROM OPERATING ACTIVITIES:
           Net loss...................................... $ (473,000)
           Expenses not requiring cash outlays:
              Depreciation...............................    637,000
              Amortization...............................    311,000
              Bad debt expense...........................     95,000
              Provision for inventory obsolescence.......     84,000
              Imputed interest expense...................     39,000
              Imputed cost of warrants issued............    120,000
              Provision for deferred taxes...............    (76,000)
           Changes in working capital items:
              Trade receivables..........................    (31,000)
              Inventories................................   (925,000)
              Prepaid advertising costs..................    (42,000)
              Accounts payable...........................     60,000
              Accrued expenses...........................    382,000
              Other......................................    141,000
                                                          ----------
              Net cash provided by operating activities..    322,000
           CASH FLOWS FROM INVESTING ACTIVITIES:
           Purchase of property and equipment............   (325,000)
                                                          ----------
              Net cash used in investing activities......   (325,000)
           CASH FLOWS FROM FINANCING ACTIVITIES:
           Proceeds from notes payable and long term debt    766,000
           Payments on notes payable and long term debt..   (982,000)
           Proceeds from common stock transactions.......  1,129,000
           Special cash dividend.........................   (781,000)
                                                          ----------
              Net cash provided by financing activities..    132,000
                                                          ----------
           NET INCREASE IN CASH..........................    129,000
           Cash, at beginning of period..................     94,000
                                                          ----------
           Cash, at end of period........................ $  223,000
                                                          ==========

          See accompanying notes to consolidated financial statements

                                Financial F-26

             AMERICAN EDUCATIONAL PRODUCTS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) Nature Of Business and Significant Accounting Policies

  Nature of Business

   American Educational Products, Inc. ("AMEP" or the "Company") was organized as a Colorado corporation in 1986. During 2000, G.C. Associates Holdings Corp. ("GC") purchased a majority of AMEP's outstanding common stock. AMEP and GC entered into a merger agreement (see Note 2). In March 2001, Nasco International, Inc. ("Nasco") became the successor to GC's interest in the shares of AMEP previously owned by GC and assumed all of GC's rights and obligations under the merger agreement. Sales to Nasco were $889,000 in 2000.

   The Company sells a wide variety of educational products through multiple sales channels. The Company's products include those developed and manufactured by the Company, as well as products manufactured by other companies. The Company's customers include educational institutions, wholesalers, individual educators, and consumers. Approximately 95% of the Company's 2000 sales were in the United States and the remainder was exported to various locations throughout the world.

   The Company utilizes several trade names in its marketing efforts. Scott Resources ("Scott") specializes in manufacturing math products and earth science (geology) products. Hubbard Scientific ("Hubbard") specializes in manufacturing science products for teaching life science (biology and chemistry) and physical science (physics and astronomy). National Teaching Aids ("NTA") specializes in manufacturing Microslide(TM) Viewers and the related Microslides(TM). Summit Learning ("Summit") distributes a wide array of math and science products primarily through the use of direct mail advertising. To-Sew ("To-Sew") designs sewing kits that are sold via direct mail advertising to family and consumer science educators.

  Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Use of Estimates

   The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Estimates that have a significant impact are a) future value of deferred tax assets, b) future sales to be derived from catalog mailings, c) useful life of intangible assets, d) future recoverability of all long-lived assets, e) net realizable value of inventory, f) future collectability of accounts receivable, and g) useful life and salvage value of property and equipment. Actual results could differ from those estimates.

  Revenue Recognition

   Sales are recorded at time of shipment and an allowance is provided for estimated future returns.

  Cash Equivalents

   Short-term investments with an original maturity of three months or less are considered to be cash equivalents.

                                Financial F-27

             AMERICAN EDUCATIONAL PRODUCTS, INC. AND SUBSIDIARIES

  Inventories

   Inventories are valued at the lower of cost [using costing systems that approximate a first-in, first-out (FIFO) basis] or market, and consist of the following at December 31, 2000:

                      Raw material............ $2,245,000
                      Work in process.........      4,000
                      Finished goods..........  3,108,000
                      Less valuation allowance  (408,000)
                                               ----------
                         TOTAL................ $4,949,000
                                               ==========

  Property and Equipment

   Property and equipment are stated at cost. Depreciation is computed by the straight-line method over estimated useful lives ranging generally from 3 to 32 years. Depreciation expense was $637,000 for the year ended December 31, 2000.

   Maintenance and repairs are charged to expenses when incurred. Property replacements and betterments that extend the life of assets, including reproduction masters for significant, non-routine product updates, are capitalized and subsequently depreciated.

  Property and equipment consist of the following at December 31, 2000:

                  Reproduction masters.......... $ 3,645,000
                  Plant machinery and equipment.   2,150,000
                  Office furniture and equipment     291,000
                  Land and buildings............     738,000
                  Information systems...........   1,147,000
                  Vehicles and other............      36,000
                                                 -----------
                                                   8,007,000
                  Less accumulated depreciation.  (5,845,000)
                                                 -----------
                                                 $ 2,162,000
                                                 ===========

  Video Library

   The Company capitalizes costs incurred relating to the development of educational video products. These costs are amortized over the estimated future unit sales of the video products on an individual film forecast computation method. Estimated future unit sales of each video represent a significant estimate and are reviewed quarterly by the Company. All development costs were fully amortized during 2000 in accordance with the Company's sales estimates. Actual sales have continued beyond the estimated end of life. Fully amortized costs will remain on the balance sheet until the videos are discontinued. Amortization expense was $94,000 for the year ended December 31, 2000.

   As of December 31, 2000 the video library consists of:

                 Production costs--completed videos $ 940,000
                 Accumulated amortization..........  (940,000)
                                                    ---------
                    TOTAL..........................        --
                                                    =========

                                Financial F-28

             AMERICAN EDUCATIONAL PRODUCTS, INC. AND SUBSIDIARIES

  Intangibles

   In the various acquisitions made by the Company, the purchase price was allocated to individual assets, including intangible assets, based upon their estimated fair market value. If any portion of the overall purchase price cannot be allocated to specific assets, that portion is allocated to goodwill. Copyright costs are amortized over the shorter period of the estimated remaining lives of the products or the estimated remaining lives of their related copyrights. The lives range from 2 years to 6 years.

   Costs allocated to "non-compete" covenants are amortized over the contractual lives of the non-competition agreements, generally ranging from four to six years.

   Goodwill is amortized over fifteen years. Evaluation of the goodwill amortization period is highly subjective and is periodically analyzed based upon changing conditions. The Company believes that the actual economic life of its various goodwill amounts will ultimately exceed the fifteen years used for accounting purposes.

   As of December 31, 2000, intangible assets consist of:

                                       Accumulated
                               Cost    Amortization    Net
                            ---------- ------------ ----------
                 Copyrights $  650,000 $  (650,000)         --
                 Covenants.  1,189,000    (837,000) $  352,000
                 Goodwill..  1,345,000    (182,000)  1,163,000
                            ---------- -----------  ----------
                            $3,184,000 $(1,669,000) $1,515,000
                            ========== ===========  ==========

  Prepaid Advertising Costs

   Substantially all of the Company's advertising is through the mailing of catalogs. The printing and mailing costs of catalogs are recorded as a current prepaid cost. These costs are amortized to expense based upon individual cost pools using actual and estimated future revenues for each catalog. All other advertising costs are expensed when the advertising first takes place.

  Long-Lived Assets and Intangibles

   Management periodically assesses recoverability of all long-lived assets, including intangibles. The assessment for impairment is performed whenever events or changes in circumstance indicate that the carrying value of an asset may not be recoverable. The assessment compares the carrying value of the assets to the estimated future cash flows of the assets, exclusive of interest. If an impairment is indicated, a provision is made to reduce the asset's carrying value to its estimated fair value.

  Fair Value of Financial Instruments and Concentration of Credit Risk

   The carrying value of the Company's trade receivables and trade payables are considered to approximate fair value due to their short maturities. The fair value of the Company's notes payable are considered to approximate fair value because the effective interest rates on the obligations approximate the Company's current cost of borrowing.

   The Company has a concentration of credit risk because substantially all of its sales are either direct to educational institutions or to distributors who sell to educational institutions. Management believes that the allowance for doubtful accounts is sufficient to cover the related credit risk.

                                Financial F-29

             AMERICAN EDUCATIONAL PRODUCTS, INC. AND SUBSIDIARIES

  Stock-Based Compensation

   Statement of Financial Accounting Standards No. 123 Accounting for Stock-Based Compensation ("SFAS 123") requires disclosure of the fair value and other characteristics of stock options granted to employees. Under the provisions of SFAS 123, the Company has elected to continue using the intrinsic value method of accounting for employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25").

  Income Taxes

   The Company accounts for income taxes under the liability method of SFAS
109. Deferred income taxes reflect the effect of temporary differences between the tax basis of assets and liabilities and the carrying value of those assets and liabilities for financial reporting purposes. Deferred income taxes also reflect the value of net operating loss carryforwards. Tax effects are computed using the tax rates and laws enacted as of the balance sheet date.

  Earnings Per Share

   The earnings per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). SFAS 128 specifies the method of computation, presentation, and disclosure for earnings per share ("EPS"). It requires the presentation of the two EPS amounts, basic and diluted. Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding for the period. Diluted EPS includes the dilution that would occur if outstanding stock options and other dilutive securities were exercised. Under certain circumstances, the calculation results in an anti-dilutive impact. An anti-dilutive impact means that the calculation increases earnings per share or reduces losses per share. All securities with an anti-dilutive impact are excluded from the diluted EPS calculation.

  Supplemental Disclosures of Cash Flow Information--

   For the year ended December 31, 2000:

      Cash payments for:
      Interest................................................... $408,000
                                                                  ========
      Non-cash investing and financing activities:
      Capital leases incurred in exchange for equipment purchases $ 16,000
                                                                  ========

  Impact of Recently Issued Accounting Standards

   In June 1998, Statement of Financial Accounting Standards No. 133 Accounting for Derivative Instruments and Hedging Activities ("SFAS 133") was issued. SFAS 133 establishes accounting and reporting standards for derivative financial instruments and for hedging activities. The Company does not currently engage in any activities that would be covered by SFAS 133.

                                Financial F-30

             AMERICAN EDUCATIONAL PRODUCTS, INC. AND SUBSIDIARIES

  Reporting Comprehensive Income

   Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130") became effective during 1998. SFAS 130 establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Since its inception, the Company has not entered into any transactions that meet the definition of comprehensive income other than net income or net loss. Accordingly, the balance of accumulated comprehensive income at December 31, 2000 was nil and total comprehensive loss for the year ended December 31, 2000 was equal to the net loss reported for the year.

(2) Pending Merger and Special Charges

   On July 10, 2000, the Board of Directors of AMEP agreed in principle to the terms of a merger proposal from G.C. Associates Holdings Corp. ("GC"). In March 2001, Nasco International, Inc. ("Nasco") became the successor to GC's interest in the shares of AMEP previously owned by GC and assumed all of GC's rights and obligations under the merger agreement. Under the terms of the agreement, AMEP will become a wholly owned subsidiary of Nasco and all shareholders other than Nasco and its affiliates will receive $10.00 in cash for each share of AMEP stock that they own. The merger agreement is subject to shareholder approval and other conditions. Merger related documents have been submitted to regulatory agencies for review and the shareholder vote will be held shortly after all approvals are received.

   During 2000, AMEP incurred certain costs classified as special charges in the accompanying statement of operations. These costs include approximately $350,000 related to the redemption of stock options held by directors, $98,000 related to the redemption of stock options held by employees, $250,000 related to shareholder litigation, and $87,000 of various legal, accounting and regulatory fees incurred as a result of the pending merger

   In connection with the pending merger, the Board of Directors has committed to repurchase common stock and stock options owned by four senior managers. The cost to the Company will approximate $400,000 to be incurred at the time the merger closes.

(3) Notes Payable and Long-term Debt

   The Company has a revolving line of credit pursuant to an asset-based financing agreement that expires April 30, 2002. Borrowing under this line of credit bears interest at a floating rate plus 1% (totaling 10.5% as of December 31, 2000). Interest is payable monthly. The principal balance was $2,541,000 at December 31, 2000. The agreement provides for maximum borrowings up to $4,050,000. The actual amount available to be borrowed at any one time is derived from a borrowing base formula as defined in the agreement relating to allowable inventory and accounts receivable. As of December 31, 2000, the borrowing base formula would have limited borrowings to $3,074,000. The line of credit is collateralized by substantially all of the Company's assets. As the financing agreement contains a subjective "due-upon-demand" clause, the entire balance is classified as a current liability. In addition, the borrowing arrangement contains both positive and negative compliance covenants. The Company is currently in violation of two covenants. One concerns actions that result in a change of control of the Company. The second requires the Company to maintain a fixed charges coverage ratio of 1.75 (as defined). Despite these violations, the lender has not demanded payment. There are current negotiations with the lender to restructure the terms of the debt. Scheduled principal payments are $36,000 per month.

                                Financial F-31

             AMERICAN EDUCATIONAL PRODUCTS, INC. AND SUBSIDIARIES

   The Company's long-term debt consisted of the following at December 31, 2000:

  Note Payable to the sellers of NTA, principal due in four annual. $ 464,000 installments of $237,500. At the option of the Company, can be converted into common stock at a rate of $10 per share.
  Collateralized by intellectual property.
  License agreement, due in four annual installments of $100,000.
  Collateralized by intellectual property..........................   182,000
  Capital lease obligations, due in monthly installments of $13,000 with varying maturities. Collateralized by information system
   hardware and manufacturing equipment............................   202,000
  Total............................................................   848,000
  Less current maturities..........................................  (420,000)
                                                                    ---------
  Long-term debt................................................... $ 428,000
                                                                    =========

   At December 31, 2000, the future minimum principal payments on long term debt and capitalized lease obligations were as follows:

                                 2001. $420,000
                                 2002.  400,000
                                 2003.   19,000
                                 2004.    9,000
                                       --------
                                 Total $848,000
                                       ========

   The note payable to the sellers of NTA bears interest at a stated rate of 7.5%, payable annually. For financial reporting purposes, the note was assigned an additional 2.5% of imputed interest (total interest rate of 10%). The face value of the note was $475,000 at December 31, 2000. The license agreement is non-interest bearing. For financial reporting purposes, the license was assigned an imputed interest rate of 10%. The face value of the license payable was $200,000 at December 31, 2000.

(4) Commitments

   The Company leases office space, equipment, and warehouse facilities under noncancellable operating leases. Total rental expense for the year ended December 31, 2000 was $338,000. Future minimum rental commitments at December 31, 2000 are as follows:

                              2001...... $200,000
                              2002......  167,000
                              2003......  163,000
                              2004......  168,000
                              Thereafter   41,000
                                         --------
                              Total..... $739,000
                                         ========

   The Company has certain royalty agreements with third parties on various products. Total royalty expense for the year ended December 31, 2000 was $135,000.

                                Financial F-32

             AMERICAN EDUCATIONAL PRODUCTS, INC. AND SUBSIDIARIES

(5) Shareholder Litigation

   In connection with the Company's proposed merger, William Federman commenced a civil lawsuit on July 13, 2000 in the District Court in Boulder County, Colorado, on behalf of himself and, purportedly, all others similarly situated. The complaint sought an order preventing AMEP from proceeding with the merger or any other business combination until an auction or other procedure designed to obtain the highest possible price for shareholders was held, and other relief. GC and its parent company, Geneve Corporation, and members of AMEP's Board of Directors were named as defendants in the suit in addition to the Company.

   Shortly after the Federman suit was filed, another action alleging almost identical claims was filed in the same court by Dean Shahinian on behalf of himself and all others similarly situated. The two cases were consolidated into one action.

   On November 13, 2000, all parties reached an agreement-in-principle to settle the lawsuit. The Court has granted preliminary approval of the settlement agreement. The Court provisionally certified the lawsuit as a class action and set a "Settlement Fairness Hearing" for May 2, 2001. Shareholders and warrantholders of AMEP common stock are permitted to submit objections as to the fairness of the settlement to the Court. Absent any objections, the order is likely to be made final at the conclusion of the hearing on May 2, 2001.

(6) Stockholders' Equity

  Preferred Stock

   The Company has authorized 50,000,000 shares of preferred stock. These shares may be issued in series with such rights and preferences as may be determined by the Board of Directors. None of the shares are issued and outstanding.

  Common Stock

   The Company has authorized 100,000,000 shares of $0.05 par value common stock.

   During 1997, the Company issued a warrant dividend to existing shareholders. The warrant dividend consisted of one warrant for each share of common stock owned by shareholders. Each warrant entitled its holder to purchase one additional share of the Company's common stock at an exercise price of $10.00 per share. No voting rights were attached to the warrant.

   All of these warrants, amounting to 992,000, were issued and outstanding at December 31, 1999. During 2000, 50,000 warrants were exercised. All remaining warrants expired on December 1, 2000.

  Warrants

   During 2000, the Company issued 75,000 warrants to its investor relations firm. Each warrant entitled its holder to purchase one share of the Company's common stock at an exercise price of $8.00 per share. No voting rights were attached to the warrants. The Company recorded an imputed cost of $120,000 related to these warrants, all of which were exercised in August 2000.

                                Financial F-33

             AMERICAN EDUCATIONAL PRODUCTS, INC. AND SUBSIDIARIES

  Earnings per Share

   The following is a reconciliation of basic and diluted earnings per share:

                                                               For the year ended December 31, 2000
                                                               -----------------------------------
                                                                                             Per
                                                                 Income          Shares     Share
                                                               (Numerator)    (Denominator) Amount
                                                               -----------    ------------- ------
Basic EPS
Loss available to common shareholders.........................  ($473,000)      1,134,139   ($0.42)
                                                                                            ======
Effect of dilutive securities.................................
Stock options.................................................
Convertible debt..............................................          *               *
Diluted EPS...................................................
                                                                ---------       ---------
Loss available to common stockholders plus assumed conversions  ($473,000)      1,134,139   ($0.42)
                                                                =========       =========   ======

* Additional income of $55,397 and additional shares of 55,397 would be anti-dilutive

   Options to purchase 123,000 shares of common stock were outstanding at December 31, 2000. All of them had an anti-dilutive effect on the 2000 earnings per share calculation. Furthermore, the Company has committed to redeem certain outstanding options held by key employees. During 2000, the Company recorded a cost of $98,000 reflecting its commitment.

  ESPP

   Substantially all of the Company's regular full-time employees are eligible to participate in an employee stock purchase plan (ESPP), except those owning more than 5% of the Company's common stock or more than $25,000 in value of the Company's common stock. Stockholders have authorized issuance of up to 60,000 shares under the ESPP. Under the ESPP, employees may purchase shares at 85% of the NASDAQ quoted market value on either the beginning or ending date of the six month enrollment period, whichever is less. The number of shares purchased under the ESPP for the year ended December 31, 2000 was 2,362. Expenses related to the ESPP are not material.

  Stock Options

   On June 2, 1997, the shareholders approved the 1997 Stock Incentive Plan. The 1997 Stock Incentive Plan (the "1997 Plan") superseded the previously existing plan, the 1990 Incentive Stock Option Plan, and all activity under the 1990 was merged into the 1997 Plan. The 1997 Plan was created to conform to recent changes in securities and tax laws and regulations and to conform to new requirements of the NASDAQ Stock Market.

   The 1997 Plan authorizes the Board of Directors to issue incentive stock options to executive officers and key employees and to grant non-qualified stock options and/or stock purchase rights to officers, employees, former employees, directors, and consultants. The options are generally granted for a five-year period, with the exercise price based upon the market price of the Company's freely traded common stock on the date of the grant. The total number of options authorized for issuance under the Plan is 179,300.

   All 36,000 incentive stock options outstanding at December 31, 2000 were fully vested and exercisable. The incentive stock options had exercise prices ranging from $3.875 to $7.125.

                                Financial F-34

             AMERICAN EDUCATIONAL PRODUCTS, INC. AND SUBSIDIARIES

   At December 31, 2000, there were 16,485 shares authorized for future grants of incentive stock options under the existing Plan.

   The Company has issued non-qualified stock options under the terms of the 1997 Plan (and its predecessor plan). No options were issued in 2000. All 87,000 non-qualified options outstanding at December 31, 2000 were exercisable. The non-qualified stock options had exercise prices ranging from $3.875 to $9.125.

   The following is a summary of the number of shares under option:

                                   Number of Shares
                                  ------------------
                                  Incentive   Non-             Weighted
                                    Stock   Qualified          Average
                                   Option     Stock            Exercise
                                    Plan     Options   Total    Price
                                  --------- --------- -------  --------
         Balance, January 1, 2000  41,800    141,500  183,300   $6.49
         Options granted.........      --         --       --      --
         Options exercised.......  (5,300)    (4,000)  (9,300)  $3.23
         Options terminated......    (500)   (50,500) (51,000)  $4.98
                                   ------    -------  -------
         Balance, Dec. 31, 2000..  36,000     87,000  123,000   $7.23
                                   ======    =======  =======   =====

   For all options granted, the weighted average market price of the Company's common stock on the grant date was equal to the weighted average exercise price.

  Pro Forma Stock-Based Compensation Disclosures

   The Company applies APB Opinion 25 and related interpretations in accounting for its stock options that are granted to employees and directors. Accordingly, no compensation cost has been recognized for grants of options where the exercise price is not less than the quoted market value of the Company's common stock on the grant date. Had compensation cost been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS 123, the Company's net loss and loss per share for the year ended December 31, 2000 would not have changed.

(7) Income Taxes

   The composition of income tax benefit for the year ended December 31, 2000 was as follows:

                                Current.      --
                                Deferred $76,000
                                         -------
                                Total... $76,000

   Generally, the difference between the Company's current effective tax rate and the Federal statutory rate of 34% is primarily caused by the addition of state taxes (2%-4%) offset by changes to the deferred tax valuation allowance and permanent differences for non-deductible expenditures. In 2000, certain costs related to the shareholder litigation and which were recorded for financial reporting purposes may not be deductible for tax purposes. The net effect of the non-deductible items reduced the effective tax rate by approximately 20%.

   In previous years, the Company incurred net operating losses. Internal Revenue Service regulations allow the Company to carryforward its net operating losses and offset them against future taxable income, if any. As of

                                Financial F-35

             AMERICAN EDUCATIONAL PRODUCTS, INC. AND SUBSIDIARIES

December 31, 2000, the NOL carryforwards approximate $2,300,000 and expire in the years 2009, 2010, and 2011. Current tax regulations impose a number of limitations and restrictions on the usage of net operating loss carryforwards. Specifically, the Company must earn future taxable income such that the NOL's can be used as a deduction. A change in control of the Company could limit the usage of the NOL. Thus, there is no guarantee that the Company will be able to utilize the carryforwards before they expire. Nevertheless, the Company believes that it is more likely than not that it will utilize the NOL carryforwards before they expire.

   The tax benefit reported in 2000 represents recognition of a deferred tax asset for the net loss incurred.

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of deferred tax assets and liabilities as of December 31, 2000 were as follows:

                 Deferred tax assets (liabilities):
                 Current
                 Accounts receivable............... $  51,000
                 Inventories.......................   124,000
                 Prepaid advertising costs.........  (452,000)
                 Accrued Expenses..................    80,000
                 Net operating losses..............   197,000
                 Long-term
                 Property, plant and equipment.....   (40,000)
                 Net operating losses..............   691,000
                                                    ---------
                 Net deferred tax asset............ $ 651,000
                                                    =========

   The Company has determined that it was more likely than not that it would be able to offset future taxable income against the net operating loss carryforwards. Accordingly, no valuation allowance has been provided. The Company will periodically review the net realizable value of its deferred tax asset. Should the deferred tax asset become impaired in the future, an appropriate valuation allowance will be provided.

(8) Consolidated Segment Data

   The Company follows Statement of Financial Accounting Standards No. 131, Disclosures About Segments of an Enterprise and Related Information ("SFAS 131"), which established standards for the way companies report information about their operating segments. Prior period amounts have been restated to conform to the requirements of this new statement.

   The Company's reportable segments are integrated business units that design, develop, assemble and distribute similar products. The difference between the two segments is the type of customer. The manufacturing segment sells primarily to wholesalers. The distribution segment sells primarily to the end user. Although all segments are managed as part of an integrated enterprise, they are reported herein in a manner consistent with the internal reports prepared for management.

   Transactions between reportable segments are recorded at cost. Substantially all general and administrative services are provided by the Company to the segments without charge. Acquisition related expenses, including amortization of acquisition costs, are considered a corporate expense. All of the Company's assets are located in the United States of America.


                                Financial F-36

             AMERICAN EDUCATIONAL PRODUCTS, INC. AND SUBSIDIARIES

   AMEP is operated as an integrated enterprise and the segment amounts reported herein would not necessarily be indicative of operating results if the segments were operated independently.

   As of and for the year ended December 31, 2000:

Description                   Manufacturing Distribution  Corporate      Total
-----------                   ------------- ------------ -----------  -----------
Net Sales....................  $9,708,000    $6,484,000           --  $16,192,000

Operating Income.............  $2,549,000    $  171,000  $(2,039,000) $   681,000

Interest Expense.............  $  247,000    $   86,000  $   112,000  $   445,000

Assets.......................  $7,739,000    $2,766,000  $ 2,401,000  $12,906,000

Capital Acquisitions.........  $  220,000    $   91,000  $    29,000  $   340,000

Depreciation And Amortization  $  548,000    $   70,000  $   330,000  $   948,000

(9) Subsequent Events (unaudited)

   In March 2001, AMEP reached an agreement-in-principle with its affiliate, Nasco International, Inc. ("Nasco"), pursuant to which it is anticipated that Nasco will manage Summit and To-Sew on behalf of AMEP from Nasco's existing facilities. Relocation of certain Summit and To-Sew operations from Fort Collins, Colorado to Fort Atkinson, Wisconsin began in March 2001.


                                Financial F-37

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

   Article 15 of Aristotle's current restated certificate of incorporation provides that personal liability of directors will be eliminated to the fullest extent permitted under Section 102(b)(7) of the Delaware General Corporation Law. Section 102(b)(7) provides that no director will be personally liable to Aristotle or its stockholders for monetary damage for breach of fiduciary duty as a director. However, no provision in a corporation's charter can eliminate or limit the liability of a director for: (1) any breach of the director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) willful or negligent violation of the laws governing the payment of dividends or the purchase or redemption of stock; or (4) any transaction from which the director devised an improper personal benefit.

   Article IX of Aristotle's amended and restated bylaws provides that Aristotle will indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer or employee of Aristotle or any subsidiary of Aristotle:

    . against all expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding, and any appeal therein, if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Aristotle, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and

    . against all expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred in connection with any action by or in the right of Aristotle, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Aristotle, except that no indemnification will be made with respect to any matter in which such person has been adjudged to be liable to Aristotle or against amounts paid in settlement, unless otherwise authorized by Aristotle or a court of Delaware.

   Expenses incurred may be advanced to a director or officer at his or her request, provided that such director or officer undertakes to repay the amount advanced if it is determined that he or she is not entitled to indemnification for such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful on the merits or otherwise in defense of any action, he or she will be indemnified by Aristotle against all expenses (including attorneys' fees) incurred in connection therewith. Furthermore,
Article IX provides that the indemnification provided therein is not exclusive.

   Section 145 of the Delaware General Corporate Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification will be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

   Aristotle maintains a general liability insurance policy which covers certain liabilities of directors and officers of Aristotle arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 21.  Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed herewith or incorporated herein by reference:


Exhibit
Number                                               Description
------                                               -----------
 2.1+   Agreement and Plan of Merger dated as of November 27, 2001 among The Aristotle Corporation,
        Geneve Corporation, Nasco Holdings, Inc. and Nasco International, Inc. (included as Annex A to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).
 2.2*   Amendment No. 1, dated May 7, 2002. to the Agreement and Plan of Merger dated as of
        November 27, 2001 among The Aristotle Corporation, Geneve Corporation, Nasco Holdings, Inc.
        and Nasco International, Inc.
 2.3    Amendment No. 2, dated May 15, 2002, to the Agreement and Plan of Merger dated as of
        November 27, 2001 among The Aristotle Corporation, Geneve Corporation, Nasco Holdings, Inc.
        and Nasco International, Inc.
 3.1    Restated Certificate of Incorporation of The Aristotle Corporation, incorporated herein by reference to Exhibit 3.1 of The Aristotle Corporation Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.
 3.2    Amended and Restated Bylaws of The Aristotle Corporation, incorporated herein by reference to
        Exhibit 3.2 of The Aristotle Corporation Quarterly Report on Form 10-Q for the fiscal quarter ended
        March 31, 1997.
 4.1    Restated Certificate of Incorporation of The Aristotle Corporation and Amended and Restated
        Bylaws filed as Exhibits 3.1 and 3.2 are incorporated into this item by reference. See Exhibit 3.1 and
        Exhibit 3.2 above.
 4.2    Registration Rights Agreement dated as of April 11, 1994 between The Aristotle Corporation and the shareholders listed on Exhibit A thereto, incorporated herein by reference to an exhibit to The
        Aristotle Corporation Registration Statement on Form S-3 (File No. 333-4185).
 4.3    Preferred Stock Purchase Agreement dated as of October 22, 1997 between The Aristotle
        Corporation and Geneve Corporation, incorporated herein by reference to Exhibit 10.5 of The
        Aristotle Corporation Quarterly Report on Form 10-Q for fiscal quarter ended September 30, 1997.
 4.4    Registration Rights Agreement dated as of October 22, 1997 between The Aristotle Corporation and
        Geneve Corporation, incorporated herein by reference to Exhibit 10.6 of The Aristotle Corporation
        Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997.
 4.5    Letter Agreement dated as of September 15, 1997 among The Aristotle Corporation, Aristotle Sub,
        Inc. and certain stockholders, incorporated herein by reference to Exhibit 10.7 of The Aristotle
        Corporation Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997.
 4.6    Letter Agreement dated as of February 9, 2000 between The Aristotle Corporation and Geneve
        Corporation regarding certain limitations on voting and the acquisition of additional shares of common stock, incorprated herein by reference to The Aristotle Corporation Report on Form 13D/A dated February 15, 2000.
 4.7    Letter Agreement dated as of April 28, 2000 between The Aristotle Corporation and Geneve
        Corporation, modifying the letter agreement between such parties dated as of February 9, 2000, regarding certain limitations on voting and the acquisition of additional shares of common stock, incorporated herein by reference to The Aristotle Corporation Current Report on Form 8-K dated
        May 2, 2000.
 4.8*   Form speciman certificate for shares of Series I Perferred Stock, $0.01 par value per share, of The
        Aristotle Corporation.
 5.1*   Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of securities being registered.
 8.1    Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding certain U.S. income tax aspects of the merger.
 10.1   Stock Option Plan of The Aristotle Corporation, as amended, incorporated herein by reference to
        Exhibit 10.2 of The Aristotle Corporation Annual Report on Form 10-K for the fiscal year ended
        December 31, 1992 (the "1992 Form 10-K").

Exhibit
Number                                               Description
------                                               -----------
10.2    Settlement and Release Agreement dated as of May 29, 1996 among The Aristotle Corporation, the
        Federal Deposit Insurance Corporation and certain other interested parties, incorporated herein by reference to Exhibit 10.22 of The Aristotle Corporation Annual Report on Form 10-K for the fiscal year ended June 30, 1996.
10.3    Stipulation and Agreement of Settlement dated as of May 28, 1996 regarding In Re First Constitution
        Stockholders Litigation, incorporated herein by reference to Exhibit 10.23 of The Aristotle
        Corporation Annual Report on Form 10-K for the fiscal year ended June 30, 1996.
10.4    Stock Purchase Agreement between The Aristotle Corporation and Kevin Sweeney dated as of April
        30, 1999, incorporated herein by reference to Exhibit 2.1 of The Aristotle Corporation Current
        Report on form 8-K dated May 4, 1999, as amended.
10.5    The Aristotle Corporation 1997 Employee and Director Stock Plan, incorporated herein by reference to The Aristotle Corporation Registration Statement on Form S-8 dated December 10, 1997.
10.6    The Employment Agreement dated as of February 1, 2001 by and between The Aristotle Corporation and Paul McDonald, incorporated herein by reference to Exhibit 10.8 of The Aristotle Corporation
        Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001.
10.7    The Employment Agreement dated as of February 1, 2001 by and between The Aristotle Corporation and John Crawford, incorporated herein by reference to Exhibit 10.9 of The Aristotle Corporation
        Annual Report on Form 10-K for the fiscal year ended June 30, 2001 (included as Annex E to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).
10.8*   Amended and Restated Credit Agreement (5 Year) dated as of May 29, 2001 among Nasco
        International, Inc., Various Financial Institutions now or hereafter parties hereto, Bank One,
        Wisconsin, and Bank of America, N.A.
10.9*   Amended and Restated Credit Agreement (364 Days) dated as of May 29, 2001 among Nasco
        International, Inc., Various Financial Institutions now or hereafter parties hereto, Bank One,
        Wisconsin, and Bank of America, N.A.
10.10   The Aristotle Corporation 2002 Stock Option Plan (attached as Annex D to this proxy statement-
        prospectus forming a part of this Registration Statement and incorporated herein by reference).
10.11   Exchange Agreement, dated as of November 27, 2001, by and between The Aristotle Corporation and Geneve Corporation, incorporated herein by reference to Exhibit 10 of The Aristotle Corporation
        Current Report on Form 8-K, dated November 30, 2001.
10.12*  Second Amended and Restated Mortgage (and Security Agreement and Assignment of Leases and
        Rents), dated as of August 21, 2001, by and between Nasco International, Inc., as Mortgagor, in favor of Bank of America, N.A., as agent.
10.13*  Second Amended and Restated Deed of Trust, Security Agreement, Assignment of Rents and Leases,
        and Fixture Filing, dated as of August 21, 2001, by Nasco International, Inc., as Mortgagor, in favor of Commonwealth Land Title Insurance Company, as Trustee for the benefit of Bank of America,
        N.A.
10.14*  Deed of Trust, Security Agreement, Assignment of Rents and Leases, and Fixture Filing, dated as of
        August 21, 2001, by American Educational Products, Inc., as Mortgagor, in favor of The Public
        Trustee for the County of Larimer, State of Colorado, as Trustee for the benefit of Bank of America,
        N.A.
10.15   Form of Stockholders Agreement by and among The Aristotle Corporation, Geneve Corporation and
        Nasco Holdings, Inc., incorporated herein by reference to Exhibit 99.3 of The Aristotle Corporation
        Current Report on Form 8-K dated November 27, 2001.
13.1    The Aristotle Corporation Annual Report on Form 10-K for the fiscal year ended June 30, 2001
        (included as Annex E to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).

Exhibit
Number                                               Description
------                                               -----------
13.2    The Aristotle Corporation Amended Annual Report on Form 10-K/A for the fiscal year ended June
        30, 2001 (included as Annex E to the proxy statement-prospectus forming a part of this Registration
        Statement and incorporated herein by reference).
13.3    The Aristotle Corporation Quarterly Report on Form 10-Q for the three months ended September 30,
        2001 filed with the SEC (SEC file number 000-14669) on November 14, 2001.
13.4    The Aristotle Corporation Quarterly Report on Form 10-Q for the three months ended December 31,
        2001 (included as Annex F to the proxy statement-prospectus forming a part of this Registration
        Statement and incorporated herein by reference).
21.1    Subsidiaries of The Aristotle Corporation, incorporated herein by reference to Exhibit 21.1 of The
        Aristotle Corporation Annual Report on Form 10-K for the fiscal year ended June 30, 2001 (included as Annex E to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).
23.1    Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference).
23.2    Consent of Duff & Phelps, LLC (included as part of its opinion filed as Exhibit 99.1 and incorporated herein by reference).
23.3    Consent of Arthur Andersen LLP.
23.3.1  Letter regarding Arthur Andersen LLP representations.
23.4    Consent of KPMG LLP.
23.5    Consent of Hein + Associates LLP.
23.6    Consent of Arthur Andersen LLP.
24.1    Power of Attorney (included on the signature page of this Form S-4 and incorporated herein by reference).
99.1    Opinion of Duff & Phelps, LLC (included as Annex C to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).
99.2    Form of Amended and Restated Certificate of Incorporation of The Aristotle Corporation (included as Annex B to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).
99.3    Form of Second Amended and Restated Certificate of Incorporation of The Aristotle Corporation
        (included as Annex G to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).
99.4    Form of Stockholders Agreement between The Aristotle Corporation and Geneve Corporation, incorporated herein by reference to Exhibit 99.3 of The Aristotle Corporation Current Report on
        Form 8-K, dated November 30, 2001.
99.5    Form of Proxy of Aristotle.


*  Previously filed.

+ In accordance with Item 601(b)(2) of Regulation S-K, the schedules have been omitted and a list briefly describing the schedules is at the end of Annex A. Aristotle will furnish supplementally a copy of any omitted schedule to the Commission upon request.

Item 22.  Undertakings

The undersigned Registrant hereby undertakes:

   (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the

Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (2) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

   (3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Exchange Act of 1934 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

   (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed after the effective date of this registration statement through the date of responding to such request; and

   (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

   Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on May 15, 2002.


                                          THE ARISTOTLE CORPORATION


                                          By: /s/    John J. Crawford
                                             -------------------------
                                             Name: John J. Crawford
                                             Title: Chief Executive Officer,
                                                    President and Chairman of
                                                    the Board

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities held on the dates indicated.



        Signature                                Title                    Date
        ---------                                -----                    ----

    /s/ Paul McDonald             Chief Financial Officer (principal  May 15, 2002
--------------------------          financial and accounting officer)
      Paul McDonald                 and Secretary

    Betsy Henley-Cohn*            Director                            May 15, 2002
--------------------------
    Betsy Henley-Cohn

    Robert L. Fiscus*             Director                            May 15, 2002
--------------------------
     Robert L. Fiscus

      John L. Lahey*              Director                            May 15, 2002
--------------------------
      John L. Lahey

     Steven B. Lapin*             Director                            May 15, 2002
--------------------------
     Steven B. Lapin

    Daniel J. Miglio*             Director                            May 15, 2002
--------------------------
     Daniel J. Miglio

      Edward Netter*              Director                            May 15, 2002
--------------------------
      Edward Netter

     Sharon M. Oster*             Director                            May 15, 2002
--------------------------
     Sharon M. Oster

     John C. Warfel*              Director                            May 15, 2002
--------------------------
      John C. Warfel

*By:  /s/ John J. Crawford                                            May 15, 2002
--------------------------
     John J. Crawford
     Attorney-in-fact

                                                                        ANNEX A

--------------------------------------------------------------------------------

                         AGREEMENT AND PLAN OF MERGER

                                     Among

                          THE ARISTOTLE CORPORATION,

                              GENEVE CORPORATION,

                             NASCO HOLDINGS, INC.

                                      And

                           NASCO INTERNATIONAL, INC.

                         Dated as of November 27, 2001

--------------------------------------------------------------------------------

                               Table of Contents

Glossary of Defined Terms.........................................................    i

ARTICLE I  THE MERGER.............................................................  A-2
 SECTION 1.01.  The Merger........................................................  A-2
 SECTION 1.02.  Effective Time; Closing...........................................  A-2
 SECTION 1.03.  Effect of the Merger..............................................  A-2
 SECTION 1.04.  Certificate of Incorporation; Bylaws..............................  A-2
 SECTION 1.05.  Directors and Officers of the Surviving Corporation...............  A-2

ARTICLE II  CONVERSION OF SECURITIES IN THE MERGER................................  A-3
 SECTION 2.01.  Effect on Capital Stock; Conversion of Shares; Options to Purchase
   Company Stock..................................................................  A-3

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................  A-3
 SECTION 3.01.  Organization and Qualification; Subsidiaries......................  A-3
 SECTION 3.02.  Certificate ofIncorporation and Bylaws............................  A-3
 SECTION 3.03.  Capitalization....................................................  A-4
 SECTION 3.04.  Authority Relative to This Agreement..............................  A-4
 SECTION 3.05.  No Conflict; Required Filings and Consents........................  A-5
 SECTION 3.06.  Permits; Compliance...............................................  A-5
 SECTION 3.07.  SEC Filings; Financial Statements.................................  A-6
 SECTION 3.08.  Absence of Certain Changes or Events..............................  A-6
 SECTION 3.09.  Employee Benefit Plans; Labor Matters.............................  A-6
 SECTION 3.10.  Contracts; Debt Instruments.......................................  A-9
 SECTION 3.11.  Absence of Litigation............................................. A-10
 SECTION 3.12.  Environmental Matters............................................. A-10
 SECTION 3.13.  Trademarks, Patents and Copyrights................................ A-11
 SECTION 3.14.  Taxes............................................................. A-12
 SECTION 3.15.  Property and Leases............................................... A-12
 SECTION 3.16.  Insurance......................................................... A-13
 SECTION 3.17.  Brokers........................................................... A-13

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT, NASCO
               HOLDINGS AND NASCO................................................. A-13
 SECTION 4.01.  Organization and Qualification; Subsidiaries...................... A-13
 SECTION 4.02.  Certificate of Incorporation and Bylaws........................... A-13
 SECTION 4.03.  Capitalization.................................................... A-14
 SECTION 4.04.  Authority Relative to This Agreement.............................. A-14
 SECTION 4.05.  No Conflict; Required Filings and Consents........................ A-14
 SECTION 4.06.  Permits; Compliance............................................... A-15
 SECTION 4.07.  Absence of Certain Changes or Events.............................. A-15
 SECTION 4.08.  Absence of Litigation............................................. A-15
 SECTION 4.09.  Financial Statements.............................................. A-15
 SECTION 4.10.  Employee Benefit Plans; Labor Matters............................. A-16
 SECTION 4.11.  Contracts; Debt Instruments....................................... A-18
 SECTION 4.12.  Environmental Matters............................................. A-19
 SECTION 4.13.  Trademarks, Patents and Copyrights................................ A-20
 SECTION 4.14.  Taxes............................................................. A-20
 SECTION 4.15.  Property and Leases............................................... A-20
 SECTION 4.16.  Insurance......................................................... A-21
 SECTION 4.17.  Brokers........................................................... A-21


ARTICLE V  COVENANTS................................................................ A-21
 SECTION 5.01.  Conduct of Business Pending the Closing............................. A-21
 SECTION 5.02.  Notices of Certain Events........................................... A-23
 SECTION 5.03.  Contractual Consents................................................ A-23
 SECTION 5.04.  Resignation of Directors............................................ A-23

ARTICLE VI  ADDITIONAL AGREEMENTS................................................... A-23
 SECTION 6.01.  Proxy Statement..................................................... A-23
 SECTION 6.02.  Company Stockholders' Meeting....................................... A-24
 SECTION 6.03.  Access to Information; Confidentiality.............................. A-24
 SECTION 6.04.  No Solicitation of Transactions..................................... A-25
 SECTION 6.05.  Directors' and Officers' Indemnification and Insurance.............. A-25
 SECTION 6.06.  Further Action; Consents; Filings................................... A-27
 SECTION 6.07.  Public Announcements................................................ A-27
 SECTION 6.08.  Issuance of Additional Shares of Company Common Stock............... A-27
 SECTION 6.09.  Registration of the Series I Preferred Stock........................ A-27
 SECTION 6.10.  NASDAQ Listing...................................................... A-28

ARTICLE VII  CONDITIONS TO THE MERGER............................................... A-28
 SECTION 7.01.  Conditions to the Obligations of Each Party to Consummate the Merger A-28
 SECTION 7.02.  Conditions to the Obligations of the Company........................ A-29
 SECTION 7.03.  Conditions to the Obligations of Parent, Nasco Holdings and Nasco... A-29

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER..................................... A-30
 SECTION 8.01.  Termination......................................................... A-30
 SECTION 8.02.  Notice of Termination; Effect of Termination........................ A-31
 SECTION 8.03.  Amendment........................................................... A-31
 SECTION 8.04.  Waiver.............................................................. A-31
 SECTION 8.05.  Expenses............................................................ A-31

ARTICLE IX  GENERAL PROVISIONS...................................................... A-31
 SECTION 9.01.  Non-Survival of Representations, Warranties and Agreements.......... A-31
 SECTION 9.02.  Notices............................................................. A-32
 SECTION 9.03.  Certain Definitions................................................. A-32
 SECTION 9.04.  Severability........................................................ A-33
 SECTION 9.05.  Assignment; Binding Effect; Benefit................................. A-33
 SECTION 9.06.  Incorporation of Exhibits........................................... A-33
 SECTION 9.07.  Specific Performance................................................ A-33
 SECTION 9.08.  Governing Law....................................................... A-33
 SECTION 9.09.  Submission to Jurisdiction; Venue................................... A-34
 SECTION 9.10.  Headings............................................................ A-34
 SECTION 9.11.  Counterparts........................................................ A-34
 SECTION 9.12.  Entire Agreement.................................................... A-34
 SECTION 9.13.  Waiver of Jury Trial................................................ A-34

                           GLOSSARY OF DEFINED TERMS

Affiliate (S).....................      9.03(a)
Agreement.........................     Preamble
Articles of Merger................     (S) 1.02
beneficial owner..................      9.03(b)
business day......................      9.03(c)
Certificate and Articles of Merger     (S) 1.02
Common Stock......................     Recitals
Closing...........................         1.02
Closing Date......................         1.02
Code..............................      2.02(e)
Company...........................     Preamble
Company Board.....................     Recitals
Company Certificates..............      2.02(a)
Company Common Stock..............     Recitals
Company Option....................      2.01(b)
Company Real Property.............     3.11(ii)
Company SEC Reports...............      3.07(a)
Company Independent Committee.....     Recitals
Company Stock Plans...............      2.03(a)
Company Stockholders' Meeting.....      6.01(a)
Company Subsidiary (ies)..........      3.01(a)
Competing Transaction.............     (S) 6.04
Confidentiality Agreement.........      6.03(b)
Control...........................      9.03(d)
Controlled by.....................      9.03(d)
Costs.............................      6.06(d)
Diluting Issuance.................         6.08
Disclosure Schedule...............      3.01(a)
Effective Time....................     (S) 1.02
Environmental Claims..............      3.12(b)
Environmental Laws................      3.12(b)
Environmental Permit..............      3.12(b)
ERISA.............................      3.09(a)
Exchange Act......................   3.05(b)(i)
Exchange Agreement................     Preamble
Expenses..........................      8.05(a)
Governmental Entity...............      3.05(b)
Hazardous Material................      3.12(b)
Indemnified Parties...............      6.06(d)
IRS............................... 3.09(a)(iii)
Knowledge.........................      9.03(e)
Law...............................  3.05(a)(ii)
Material Adverse Effect...........      3.01(a)
Material Contract.................      3.10(a)
Merger............................     Recitals

Merger Consideration............     2.01(a)
Multiple Employer Plan..........     3.09(b)
Multiple Employer Plan..........     3.09(b)
NASCO...........................    Recitals
Nasco Balance Sheets............ 4.05(a)(ii)
Nasco Common Stock..............    Recitals
Nasco Financial Statements......        4.05
Nasco Holdings, Inc.............    Preamble
Nasco Interim Balance Sheets.... 4.05(a)(ii)
Nasco Interim Balance Sheet Date 4.05(a)(ii)
Nasco Real Property.............    4.12(ii)
Nasco Subsidiary(ies)...........        4.01
NASDAQ..........................    (S) 3.03
Order...........................     7.01(b)
Parent..........................    Preamble
Party...........................    Preamble
Parties.........................    Preamble
Permits.........................    (S) 3.06
Person..........................     9.03(f)
Plans...........................     3.09(a)
Preferred Stock.................     3.03(c)
Proxy Statement.................     6.01(a)
Real Property................... 3.12(a)(ii)
Release.........................     3.12(b)
Remedial Action.................     3.12(b)
Representatives.................     6.02(a)
Restated Certificate............    Recitals
SEC.............................     3.07(a)
Securities Act..................        5.05
Series I Preferred Stock........    Recitals
Series J Preferred Stock........    Recitals
Subsidiary(ies).................     9.03(g)
Superior Proposal...............    (S) 6.04
Surviving Corporation...........    (S) 1.01
Tax Returns.....................    (S) 3.14
Taxes...........................    (S) 3.14
Third Party Provision...........    (S) 9.05
under common control with.......     9.03(d)
U.S. GAAP.......................     3.07(b)
Waivers.........................        3.23

                         AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of November 27, 2001 (this "Agreement"), by and among GENEVE CORPORATION, a Delaware corporation ("Parent"), THE ARISTOTLE CORPORATION, a Delaware corporation (the "Company"), NASCO HOLDINGS, INC., a Wisconsin corporation and a subsidiary of Parent ("Nasco Holdings"), and NASCO INTERNATIONAL, INC., a Wisconsin corporation and a wholly-owned subsidiary of Nasco Holdings and an indirect subsidiary of Parent ("Nasco")(each a "Party" and collectively the "Parties" except as otherwise provided in Section 5.01 of this Agreement).

   The Parties desire to merge Nasco with and into the Company (the "Merger") with the Company to be the Surviving Corporation (as defined herein) of the Merger in order to achieve certain synergies and efficiencies resulting from the combination of their respective businesses.

   As a preparatory step, immediately prior to the Merger, the Company will file an Amended and Restated Certificate of Incorporation of the Company substantially in the form attached hereto as Exhibit A (the "Restated Certificate") with the Secretary of State of the State of Delaware and will distribute to its common stockholders, pro rata, a dividend of one share of newly issued Series I Convertible Voting Cumulative 11% Preferred Stock, par value $.01, of the Company ("Series I Preferred Stock") for each share of Company common stock, par value $0.01 ("Company Common Stock") then issued and outstanding.

   Subject to the terms and conditions set forth herein, Nasco will merge with and into the Company.

   In the Merger, all of the shares of Nasco common stock, par value $0.01 ("Nasco Common Stock") issued and outstanding immediately prior to the Merger shall be converted into shares of Company Common Stock and newly issued Series J Non-Voting Cumulative 12% Preferred Stock, par value $.01, of the Company ("Series J Preferred Stock").

   The Board of Directors of the Company, including those Directors who are "Continuing Directors" as such term is defined in the certificate of incorporation of the Company in effect on the date hereof, and excluding directors affiliated with Parent, which directors did not participate in the consideration of the Merger (the "Company Board"), has unanimously (i) approved and deemed the Merger advisable upon the terms and subject to the conditions set forth in this Agreement and (ii) agreed to submit this Agreement to the stockholders of the Company for their approval.

   The board of directors of Nasco has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Nasco and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and the sole stockholder of Nasco has executed a written consent approving this Agreement and the Merger.

   Immediately after but on the same date as the Merger, pursuant to the Exchange Agreement substantially in the form attached hereto as Exhibit B (the "Exchange Agreement"), the Company will issue to Parent one share of Series J Preferred Stock in exchange for each share of Series I Preferred Stock held by Parent immediately prior to the Merger.

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

   SECTION 1.01. The Merger. Provided that this Agreement shall not have been terminated in accordance with Section 8.01, upon the terms and subject to the conditions set forth in Article VII, and in accordance with the Delaware General Corporation Law ("DGCL") and the Wisconsin Business Corporation Law ("WBCL"), at the Effective Time (as defined below), Nasco shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Nasco shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

   SECTION 1.02. Effective Time; Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place after the close of trading on the Nasdaq Smallcap Market at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York as soon as practicable by the later of (i) thirty (30) days after the approval of the Merger Agreement by the Company's stockholders or (ii) five (5) days after the satisfaction or waiver of the conditions set forth in Article 7 hereof or at such other time and place as the Parties shall agree. The date on which the Closing occurs is herein referred to as the "Closing Date." At the Closing, the Parties hereto shall effectuate the transactions provided for in this Agreement and shall cause the Merger to be consummated by first filing (a) the Restated Certificate with the Secretary of State of the State of Delaware and effectuating the declaration and payment of the dividend of Series I Preferred Stock, (b) the certificate of merger with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and then (c) filing the articles of merger (collectively with the certificate of merger the "Certificate and Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin in such form as is required by, and executed in accordance with, the relevant provisions of the WBCL (the date and time of such filings, or such later date or time agreed upon by the Parties hereto and set forth herein which in all events shall take place on the Closing Date, the "Effective Time").

   SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, (including interests in subsidiaries), rights, privileges, powers and franchises of the Company and Nasco shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Nasco shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

   SECTION 1.04. Certificate of Incorporation; Bylaws.  At the Effective Time,
(a) the certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of the Company as amended pursuant to the Certificate of Merger and shall be in the form attached hereto as Exhibit C until thereafter changed or amended as provided therein or by applicable law, and (b) the bylaws of the Company shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

   SECTION 1.05. Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of the Surviving Corporation shall be as set forth on Schedule 1.05 attached hereto until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation at the Effective Time and shall remain as such until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified.

                                  ARTICLE II

                    CONVERSION OF SECURITIES IN THE MERGER

   SECTION 2.01. Effect on Capital Stock; Conversion of Shares; Options to Purchase Company Stock

      (a) At the Effective Time, by virtue of the Merger and without any action on the part of Nasco, Nasco Holdings, Parent, the Company or the holders of any of the following securities: all shares of Nasco Common Stock that are issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive merger consideration (the "Merger Consideration") consisting of an aggregate of 15,000,000 shares of Company Common Stock and 10,000,000 shares of Series J Preferred Stock with an aggregate liquidation value of $60,000,000 on the basis of 150,000 shares of Company Common Stock and 100,000 shares of Series J Preferred Stock for each share of Nasco Common Stock issued and outstanding at the Effective Time. The Series I Preferred Stock and the Series J Preferred Stock shall have the rights, preferences and privileges ascribed thereto in the Restated Certificate.

      (b) All shares of Company Common Stock and Series I Preferred Stock that are issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged by the Merger.

      (c) At the Effective Time, the Company's 1986 Stock Option Plan and all options to purchase shares of Company Common Stock granted pursuant to such plan shall terminate.

      (d) From and after the Effective Time, each outstanding option to purchase shares of Company Common Stock granted pursuant to the Company's 1997 Employee and Director Stock Plan ("Company Options") shall remain in full force and effect and each such option to purchase one share of Company Common Stock shall be exercisable into one share of Company Common Stock and one share of Series I Preferred Stock, pursuant to the terms of such options.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby represents and warrants to Parent, Nasco Holdings and Nasco that:

   SECTION 3.01. Organization and Qualification; Subsidiaries. (a) Except as set forth in Section 3.01(a) of the Disclosure Schedule attached hereto, dated as of the date hereof and forming a part of this Agreement (the "Disclosure Schedule"), each of the Company and each subsidiary of the Company listed in
Section 3.01(a) of the Disclosure Schedule (each a "Company Subsidiary" and collectively the "Company Subsidiaries") has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not materially delay consummation of the Merger and would not have a Material Adverse Effect.

      (b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.01(a) of the Disclosure Schedule. Except as disclosed in Section 3.01(a) of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person other than investments in marketable securities.

   SECTION 3.02. Certificate of Incorporation and Bylaws. The copies of the Company's certificate of incorporation and bylaws, each as amended and restated, that are set forth as exhibits to the Company's Form 10-Q for the quarter ended March 31, 1997 are complete and correct copies thereof. Such charter and bylaws are in full force and effect on the date of this Agreement. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

   SECTION 3.03. Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of (a) 3,000,000 shares of Company Common Stock and (b) 3,000,000 shares of preferred stock, par value $0.01 (the "Company Preferred Stock"). As of the date of this Agreement, (i) 1,891,625 shares of Company Common Stock were validly issued, fully paid and nonassessable and issued in compliance with all applicable laws including federal and state securities laws and no shares of Company Preferred Stock were issued and outstanding, (ii) 12,988 shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries, and (iii) 200,872 shares of Company Common Stock were reserved for issuance in connection with the exercise of outstanding Company Options in the amounts and at the exercise prices set forth in Section 3.03 of the Disclosure Schedule. Except as set forth in Section 3.03 of the Disclosure Schedule, all publicly traded shares of Company Common Stock are authorized for listing on the NASDAQ Smallcap Market ("NASDAQ"). From June 30, 2001 through the date hereof, the Company has not issued any additional shares of Company Common Stock, nor, except as set forth in Section 3.03 of the Disclosure Schedule, has the Company granted any additional options, warrants or other rights to purchase capital stock or other securities or entered into any agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Except as contemplated by this Agreement, as issued pursuant to the Company Stock Plans (as defined herein), pursuant to agreements or arrangements described in Section 3.03 of the Disclosure Schedule or as set forth in the Company SEC Reports (as defined herein), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 3.03 of the Disclosure Schedule, each such share owned by the Company or such Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 3.03 of the Disclosure Schedule, there are no material outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than obligations arising in the ordinary course of business, obligations disclosed in the Company SEC Reports and guarantees by the Company of any indebtedness of any Company Subsidiary.

   SECTION 3.04. Authority Relative to This Agreement. Following the approval of this Agreement by the stockholders of the Company, the Company will have all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and following the approval of this Agreement by the stockholders of the Company, to consummate the transactions (including, without limitation, the Merger) contemplated herein to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of such transactions have been duly and validly authorized by all necessary corporate action, including the unanimous approval of the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions (other than the adoption of this Agreement by the affirmative vote of two-thirds of the outstanding shares of Company Common Stock). This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent, Nasco Holdings and Nasco) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

   SECTION 3.05. No Conflict; Required Filings and Consents.

      (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate any provision of the certificate of incorporation or bylaws of the Company or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) except as set forth in Section 3.05(a)(iii) of the Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would not reasonably be expected to (A) have a Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by the Company.

      (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body or any foreign government, agency, regulatory or administrative authority ("Governmental Entity"), except (i) for applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), and the NASDAQ;
   (ii) for applicable requirements relating to the filing and recordation of appropriate merger documents pursuant to the DGCL and as set forth in
   Section 3.05(b) of the Disclosure Schedule; and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to (A) prevent or materially delay consummation of the Merger or (B) have a Material Adverse Effect.

   SECTION 3.06. Permits; Compliance. Except for environmental matters discussed in Section 3.12 and except as set forth in Section 3.06 of the Disclosure Schedule, each of the Company and each Company Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Permits"), except where the failure to have, or the suspension or cancellation of, any of the Permits would not reasonably be expected to (a) have a Material Adverse Effect or (b) prevent or materially delay the performance of this Agreement by the Company, and no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party to or by which the Company or any Company Subsidiary is bound by, except for any such conflicts, defaults or violations that would not reasonably be expected to (A) have a Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by the Company.

   SECTION 3.07. SEC Filings; Financial Statements.

      (a) The Company has timely filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission ("SEC") (collectively, the "Company SEC Reports"). The Company SEC Reports
   (i) were prepared and filed in all material respects in accordance with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, (ii) did not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and
   (iii) did not omit any document required to be filed as an exhibit thereto. No Company Subsidiary is required to file any form, report or other document with the SEC.

      (b) Each of the Company's financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles as promulgated by the American Institute of Certified Public Accountants and as interpreted from time to time by the staff of the SEC ("U.S. GAAP"), applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly the consolidated financial position, results of operations and cash flow of the Company and the Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in all material respects (subject, in the case of unaudited statements, to normal year-end adjustments which were not and are not expected to have a Material Adverse Effect).

      (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2001, including the notes thereto, or in any of the Company SEC Reports filed subsequent to June 30, 2001 or in Section 3.07(c) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business since June 30, 2001 that would not, individually or in the aggregate, (i) have a Material Adverse Effect or (ii) prevent or materially delay the performance of this Agreement by the Company. Since June 30, 2001, neither the Company nor any Company Subsidiary has incurred or suffered to exist any liability, debt or obligation (whether absolute, accrued, contingent or otherwise), except liabilities, debt and obligations incurred in the ordinary course of business, consistent with past practice, none of which will have a Material Adverse Effect. Except as set forth in Section 3.08 of the Disclosure Schedule, since June 30, 2001, there has been no Material Adverse Effect in the business, operations, assets (including intangible assets), condition (financial or otherwise), liabilities or results of operations of the Company or any Company Subsidiary and no event has occurred which will have a Material Adverse Effect.

      (d) The Company has delivered to Parent or its counsel, correct and complete copies of all correspondence prepared by the Company's auditors in connection with the last audit of the Company's financial statements and any such correspondence since the date of the last such audit.

   SECTION 3.08. Absence of Certain Changes or Events. Since June 30, 2001, except as set forth in Section 3.08 of the Disclosure Schedule or as expressly contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, (a) there has not been any change, condition, event or development that has had or could reasonably be expected to have a Material Adverse Effect, (b) there has not been any event that could reasonably be expected to prevent or materially delay the performance of this Agreement by the Company and (c) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in
Section 5.01.

   SECTION 3.09. Employee Benefit Plans; Labor Matters.

      (a) Section 3.09(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary, (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any Company Subsidiary and any employee of the Company or any Company Subsidiary including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of the Company or any Company Subsidiary (collectively, the "Company Plans"). The Company has furnished or made available to Parent a description of any non-written Company Plan and a true and complete copy of each material Company Plan and has delivered or made available to Parent a true and complete copy of each material document, if applicable, prepared in connection with each such Company Plan, including, without limitation when applicable, (A) a copy of each trust or other funding arrangement, (B) each summary plan description and summary of material modifications, (C) the most recently filed Internal Revenue Service ("IRS") Form 5500, (D) the most recently received IRS determination letter for each such Company Plan, and
   (E) the most recently prepared actuarial report and financial statement in connection with each such Company Plan. Neither the Company nor any Company Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Company Plan, other than with respect to a modification, change or termination required by ERISA, the Code or any other applicable law.

      (b) None of the Company Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except as set forth in Section 3.09(b) of the Disclosure Schedule, none of the Company Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates or obligated the Company or any Company Subsidiary to pay, or segregate any funds to pay (into a trust or otherwise), separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates or obligated the Company or any Company Subsidiary to make any payment, or segregate any funds to pay (into a trust or otherwise), or provide any benefit as a result of a "change in control," within the meaning of such term under Section 280G of the Code solely or partially as a result of any transaction contemplated by this Agreement. Except as set forth in Section 3.09(b) of the Disclosure Schedule, none of the Company Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary. Each of the Company Plans is subject only to the Laws of the United States or a political subdivision thereof.

      (c) Each Company Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Company Subsidiaries have performed all material obligations required to be performed by them under, are not in material default under or in violation of, and have no knowledge of any default or violations by any party to, any Company Plan. No action is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course), and, to the Company's knowledge, no fact or event exists that could reasonably be expected to give rise to any such action.

      (d) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has heretofore been determined by the IRS so to qualify, or an opinion of such status has been provided by the IRS and if submitted and assuming all amendments required by the IRS were made, the Company believes that such Company Plans would receive a favorable determination letter from the IRS with respect to the changes required by the Small Business Job Protection Act of 1996, the General Agreement on Tariffs and Trade, the Tax Reform Act of 1997, and the Uniformed Services Employment and Reemployment Rights Act of 1994, and each trust established in connection with any Company Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS that could be reasonably expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

      (e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) for which an exemption is not available with respect to any Company Plan. Neither the Company nor any Company Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any Company Plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could reasonably be expected to give rise to any such liability.

      (f) All contributions, premiums or payments required to be made with respect to any Company Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes to the extent permitted by applicable Law and no such deduction has been challenged or disallowed by any Governmental Entity and, to the Company's knowledge, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

      (g) Except as set forth in Section 3.09(g) of the Disclosure Schedule, all directors and officers of the Company and the Company Subsidiaries are under written obligation to the Company and the Company Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Company Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

      (h) Section 3.09(h) of the Disclosure Schedule sets forth a true and accurate list of all issued and outstanding SAR's or other phantom stock plans or the like, including the amounts and exercise prices related thereto.

      (i) Except as set forth in Section 3.09(i) of the Disclosure Schedule or as disclosed in the Company SEC Reports, (i) there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees; (ii) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Company Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Company Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary. The consent of the labor unions which are a party to the collective bargaining agreements listed in Section 3.09(j) of the Disclosure
   Schedule is not required to consummate the Merger.

      (j) Except as set forth in Section 3.09(j) of the Disclosure Schedule or as disclosed in the Company SEC Reports, the Company and the Company Subsidiaries are in material compliance with all applicable laws relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or are holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company or any Company Subsidiary and are not liable for any significant arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and the Company Subsidiaries have paid in full to all employees or adequately accrued for in accordance with U.S. GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Company's knowledge, threatened before any Governmental Entity with respect to any persons currently or formerly employed by the Company or any Company Subsidiary. Except as set forth in Section 3.09(j) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Except as set forth in Section 3.09(j) of the Disclosure Schedule, there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the Company's knowledge, threatened with respect to the Company. Except as set forth in Section 3.09(j) of the Disclosure Schedule or as disclosed in the Company SEC Reports, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company or any Company Subsidiary has employed or employs any person.

   SECTION 3.10. Contracts; Debt Instruments. (a) Set forth in subsections (i) through (viii) of Section 3.10(a) of the Disclosure Schedule is a true and accurate list of all contracts and agreements of the types described in such subsections to which the Company or any Company Subsidiary is a party as of the date hereof (such contracts, agreements and arrangements as required to be set forth in Section 3.10(a) of the Disclosure Schedule, together with those listed in Section 3.09(a) of the Disclosure Schedule, and subject to the last paragraph of this Section 3.10 (a) being the "Material Contracts"):

          (i) each contract and agreement which (A) is likely to involve consideration of more than $50,000, in the aggregate, during the calendar year ending December 31, 2001 or (B) is likely to involve consideration of more than $100,000, in the aggregate, over the remaining term of such contract, except for purchase orders arising in the usual and ordinary course of business and consistent with past practices (provided that in any case and without regard to the proviso at the end of paragraph (a) of this Section 3.10, the top 15 purchase orders are set forth in Section 3.10(a)(i) of the Disclosure Schedule) and which, in either case, cannot be canceled by the Company or any Company Subsidiary without penalty or further payment and without more than 90 days' notice;

          (ii) all material broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party, in each case, not cancelable without penalty on not more than 90 days' notice;

          (iii) all material management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any product of the Company or any Company Subsidiary;

          (iv) all material contracts and agreements evidencing indebtedness of the Company or any Company Subsidiary;

          (v) all material contracts and agreements with any Governmental
       Entity;

          (vi) all contracts and agreements that materially limit, or purport to materially limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

          (vii) all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses; and

          (viii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and any Company Subsidiary or the conduct of its businesses, or the absence of which would prevent or materially delay consummation of the Merger or would have a Material Adverse Effect.

   With respect to Sections 3.10(a)(i) through (v) and Section 3.10(a)(viii) (and without derogating from the immateriality of contracts in excess of the following threshold which are not otherwise material), all contracts involving consideration or the payment of less than $50,000 shall be deemed to be not material and need not be listed on Schedule 3.10(a).

      (b) Except as would not prevent or materially delay consummation of the Merger or would not have a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, and, to the Company's knowledge, other party to a Material Contract has canceled such contract;
   (ii) to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries are not in receipt of any claim of default under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

      (c) Set forth in Section 3.10(c) of the Disclosure Schedule is a description of any material changes to the amount and material terms of the indebtedness of the Company and the Company Subsidiaries as described in the notes to the financial statements incorporated in, or otherwise disclosed in, the Company's Form 10-K for the fiscal year ended June 30, 2001.


   SECTION 3.11. Absence of Litigation. Except as set forth in Section 3.11 of the Disclosure Schedule or as specifically disclosed in the Company SEC Reports, there is no litigation, suit, claim, action, proceeding, arbitration, review or investigation pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary which could, if determined adversely to the Company, have a Material Adverse Effect.

   SECTION 3.12. Environmental Matters. Except as disclosed in Section 3.12 of the Disclosure Schedule or as disclosed in the Company SEC Reports or as would not reasonably be expected to have a Material Adverse Effect:

          (i) The Company is in compliance with all applicable Environmental Laws and all Environmental Permits. All past matters of noncompliance with Environmental Laws or Environmental Permits by the Company have been resolved without any pending, ongoing or future obligation, cost or liability;

          (ii) To the Company's knowledge, there has been no Release of Hazardous Materials in violation of any Environmental Law or Environmental Permit on any of the real property currently owned by the Company or any Company Subsidiary (the "Company Real Property") or, during the Company's ownership or occupancy of such property, on any property formerly owned by the Company;

          (iii) The Company is not conducting voluntarily, and is not obligated to undertake or complete, any Remedial Action relating to any Release or threatened Release on the Company Real Property or at any other location;

          (iv) To the Company's knowledge, there is no asbestos or asbestos-containing material on any of the Company Real Property;

          (v) None of the Company Real Property is listed or, to the Company's knowledge proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any analogous federal, state or local list;

          (vi) There are no Environmental Claims pending or, to the Company's knowledge, threatened against the Company or the Company Real Property, and, to the Company's knowledge, there are no facts, conditions, or circumstances that can be reasonably expected to form the basis of any such Environmental Claim and the Company has received no written notice of any pending or threatened Environmental Claim;

          (vii) To the Company's knowledge, under current Law, the Company can maintain present production levels in compliance with applicable Environmental Laws without a material increase in capital or operating expenditures and without modifying any Environmental Permits or obtaining any additional Environmental Permits;

          (viii) The Company has provided Parent or made available copies of any environmental assessment or audit reports or other similar studies or analyses in the Company's possession relating to the Company Real Property or the Company; and

          (ix) Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any Remedial Action or notice to or consent of Governmental Entities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

      (b) For purposes of this Agreement:

   "Environmental Claims" means any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials.

   "Environmental Law" means any Law currently in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

   "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any applicable Environmental Law.

   "Hazardous Material" means (i) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and (ii) any other chemical, material or substance, all of which are defined or regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Law.

   "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

   "Remedial Action" means all action to (i) clean up, remove, or treat Hazardous Materials in the environment; (ii) restore or reclaim the environment or natural resources; (iii) prevent the Release or threat of Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or the environment; or (iv) perform remedial investigations, feasibility studies, corrective actions, closures and postremedial or postclosure studies, investigations, operations, maintenance and monitoring on, about or in any Company Real Property.

   SECTION 3.13. Trademarks, Patents and Copyrights. Except to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) would not reasonably be expected to have a Material Adverse Effect, the Company and each of the Company Subsidiaries own or possess adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the businesses of the Company and the Company Subsidiaries as currently conducted, and, to the Company's knowledge, there is no assertion or claim challenging the validity of any of the foregoing. To the Company's knowledge, neither the Company nor any of the Company Subsidiaries has infringed or is infringing in any way any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, mask work or copyright of any third party that would reasonably be expected to have a Material Adverse Effect. To the Company's knowledge, there are no infringements of any proprietary rights owned by or licensed by or to the Company or any Company Subsidiary that could reasonably be expected to have a Material Adverse Effect.

   SECTION 3.14. Taxes. Except as set forth in Section 3.14 of the Disclosure Schedule, (a) the Company and the Company Subsidiaries have timely filed all federal, state, local and foreign Tax Returns required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company and the Company Subsidiaries, and all such Tax Returns are complete and correct in all material respects; (b) all Taxes that are shown as due on such Tax Returns have been or will be timely paid; (c) no deficiency for any material amount of Tax has been asserted or assessed in writing by a taxing authority against the Company or any of the Company Subsidiaries for which there are not adequate reserves; (d) the Company and the Company Subsidiaries have provided adequate reserves in accordance with U.S. GAAP in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns; (e) the Company and the Company Subsidiaries have neither extended nor waived any applicable statute of limitations with respect to Taxes and have not otherwise agreed to any extension of time with respect to Tax assessment or deficiency; (f) none of the Company and the Company Subsidiaries is a party to any Tax sharing agreement or arrangement other than with each other; (g) there are no pending or threatened in writing material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of the Company or any Company Subsidiary; (h) no liens for Taxes exist with respect to any of the assets or properties of the Company or the Company Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith for which there are adequate reserves; (i) all Taxes which the Company or any Company Subsidiary are required to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company; and (j) none of the Company or any Company Subsidiary has been a member of any group or corporation filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member. As used in this Agreement, "Taxes" shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees and customs duties, tariffs, and similar charges.

   "Tax Returns" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes filed with a taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

   SECTION 3.15. Property and Leases. (a) The Company and the Company Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as would not have a Material Adverse Effect.

      (b) No Company Real Property is subject to any order requiring that it be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed other than as could not reasonably be expected to have a Material Adverse Affect.

      (c) Except as set forth in Section 3.15(c) of the Disclosure Schedule, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use the Company Real Property for the purposes for which it is currently being used other than preclusions or restrictions which do not preclude or restrict or otherwise adversely affect the actual use which the Company or Company Subsidiary is making of the Company Real Property on the date of this Agreement but which may or would preclude or restrict any expansion or enhancement or change in such use. There are no material latent defects or material adverse physical conditions affecting the Company Real Property, and improvements thereon, owned or leased by the Company or any Company Subsidiary other than those that would not prevent or materially delay consummation of the Merger and would not have a Material Adverse Effect.

   SECTION 3.16. Insurance. The Company and the Company Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which, in respect of amounts, premiums, types and risks insured, constitutes reasonable coverage for the risks customarily insured against by companies engaged in the industries in which the Company and the Company Subsidiaries are engaged and comparable in size and operations to the Company and the Company Subsidiaries. The Company's current annual premium for directors' and officers' liability insurance is approximately $44,000 per year. The Company has no reason to believe that such insurance will not be renewable by it or the Surviving Corporation on similar or more favorable terms.

   SECTION 3.17. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

                                  ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF PARENT, NASCO HOLDINGS AND
                                     NASCO

   Parent, Nasco Holdings, and Nasco hereby jointly and severally represent and warrant to the Company that:

   SECTION 4.01. Organization and Qualification; Subsidiaries. (a) Except as set forth in Section 4.01(a) of the Disclosure Schedule, each of Nasco and each subsidiary of Nasco (individually a "Nasco Subsidiary" and collectively the "Nasco Subsidiaries") has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Nasco and each of the Nasco Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where such failures to be so qualified or licensed and in good standing that would not materially delay consummation of the Merger and would not have a Material Adverse Effect.

      (b) A true and complete list of all of the Nasco Subsidiaries, together with the jurisdiction of incorporation or organization of each Nasco Subsidiary and the percentage of the outstanding capital stock of each Nasco Subsidiary owned by Nasco and each other Nasco Subsidiary, is set forth in
   Section 4.01(a) of the Disclosure Schedule. Except as disclosed in Section 4.01(a) of the Disclosure Schedule, Nasco does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity other than investments in marketable securities.

   SECTION 4.02. Certificate of Incorporation and Bylaws. The copies of Nasco's certificate of incorporation and bylaws, each as amended and restated, that have been provided to the Company are complete and correct copies thereof. Such certificate of incorporation and bylaws are in full force and effect. Nasco is not in violation of any provision of its certificate of incorporation or bylaws.

   SECTION 4.03. Capitalization. The authorized capital stock of Nasco consists of 4,500 shares of Nasco Common Stock, $0.01 par value, and 4,500 shares of Preferred Stock, $0.01 par value. At the close of business on June 30, 2001, (i) 100 shares of Nasco Common Stock were validly issued, fully paid and nonassessable, (ii) no shares of Nasco Common Stock were held in the treasury of Nasco or any Nasco Subsidiary, and (iii) no shares of Nasco Common Stock were reserved for issuance in connection with the exercise of outstanding Nasco Options. From June 30, 2001 through the date hereof, Nasco has not issued any additional shares of Nasco Common Stock, nor, except as set forth in
Section 4.03 of the Disclosure Schedule, has Nasco granted any additional options, warrants or other rights to purchase capital stock or other securities or entered into any agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Nasco or any Nasco Subsidiary or obligating Nasco or any Nasco Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Nasco or any Nasco Subsidiary. Except as contemplated by this Agreement, as issued pursuant to the Nasco Stock Plans, or pursuant to agreements or arrangements described in
Section 4.03 of the Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Nasco is a party or by which Nasco is bound relating to the issued or unissued capital stock of Nasco or any Nasco Subsidiary or obligating Nasco or any Nasco Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Nasco or any Nasco Subsidiary. All shares of Nasco Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.03 of the Disclosure Schedule, there are no outstanding contractual obligations of Nasco or any Nasco Subsidiary to repurchase, redeem or otherwise acquire any shares of Nasco Common Stock or any capital stock of any Nasco Subsidiary. Each outstanding share of capital stock of each Nasco Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 4.03 of the Disclosure Schedule, each such share owned by Nasco or another Nasco Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Nasco's or such other Nasco Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 4.03 of the Disclosure Schedule, there are no material outstanding contractual obligations of Nasco or any Nasco Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Nasco Subsidiary or any other person, other than obligations arising in the ordinary course of business, and guarantees by Nasco of any indebtedness of any Nasco Subsidiary.

   SECTION 4.04. Authority Relative to This Agreement. Each of Parent, Nasco Holdings and Nasco has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to perform its obligations hereunder and to consummate the transactions (including, without limitation, the Merger) contemplated herein. The execution and delivery of this Agreement by Parent, Nasco Holdings, and Nasco and the consummation by Parent, Nasco Holdings, and Nasco of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action, including the unanimous approval of its Board of Directors, and no other corporate proceedings on the part of the Parent, Nasco Holdings, or Nasco are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by Parent, Nasco Holdings, and Nasco and (assuming due authorization, execution and delivery by the Company) constitutes a legal, valid and binding obligation of Parent, Nasco Holdings, and Nasco, enforceable against Parent, Nasco Holdings, and Nasco in accordance with its terms.

   SECTION 4.05. No Conflict; Required Filings and Consents. (a) Except as set forth in Section 4.05 of the Disclosure Schedule, the execution and delivery of this Agreement by Parent, Nasco Holdings and Nasco does not, and the performance of this Agreement by Parent, Nasco Holdings and Nasco will not, (i) conflict with or violate any provision of the certificate of incorporation and bylaws of Parent, Nasco Holdings, Nasco or any Nasco Subsidiary (ii) assuming that all consents, approvals, authorizations and other actions described in
Section 4.05(b) have been obtained and all filings and obligations described in
Section 4.05(b) have been made, conflict with or violate any Law applicable to Nasco or by which any property or asset of Nasco or any Nasco Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults, or other occurrences which would not reasonably be expected to (A) have a Material Adverse Effect prevent or (B) materially delay the performance of this Agreement by Nasco.

      (b) The execution and delivery of this Agreement by Nasco does not, and the performance of this Agreement by Nasco will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for the filing and recordation of appropriate merger documents as required by the WBCL and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent or materially delay consummation of the Merger.

   SECTION 4.06. Permits; Compliance. Except for environmental matters discussed in Section 4.12 and except as set forth in Section 4.06 of the Disclosure Schedule, each of Nasco and each of the Nasco Subsidiaries is in possession of all necessary Permits, except where the failure to have, or the suspension or cancellation of, any of the Permits would not reasonably be expected to (a) have a Material Adverse Effect or (b) prevent or materially delay the performance of this Agreement by Nasco, and no suspension or cancellation of any of the Permits is pending or, to the knowledge of Parent, Nasco Holdings or Nasco, threatened. Neither Nasco nor any Nasco Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to Nasco or any Nasco Subsidiary or by which any property or asset of Nasco or any Nasco Subsidiary is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which Nasco or any Nasco Subsidiary is a party to or by which Nasco or any Nasco Subsidiary is bound by, except for any such conflicts, defaults or violations that would not reasonably be expected to (A) have a Material Adverse Effect or (B) prevent or materially delay the performance of this Agreement by Nasco.

   SECTION 4.07. Absence of Certain Changes or Events. Since December 31, 2000, except as set forth in Section 4.07 of the Disclosure Schedule or as expressly contemplated by this Agreement, Nasco and each Nasco Subsidiary has conducted its businesses only in the ordinary course and in a manner consistent with past practice and, since such date, (a) there has not been any change, condition, event or development that has had or could reasonably be expected to have a Material Adverse Effect, (b) there has not been any event that could reasonably be expected to prevent or materially delay the performance of this Agreement by Nasco or Parent and (c) none of Nasco or any of the Nasco Subsidiaries have taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in
Section 5.01.

   SECTION 4.08. Absence of Litigation. Except as set forth in Section 4.08 of the Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, Nasco Holdings and Nasco, threatened against Nasco or any Nasco Subsidiary or any property or asset of Nasco or any Nasco Subsidiary which could, if determined adversely to Nasco or any Nasco Subsidiary, have a Material Adverse Effect.

   SECTION 4.09. Financial Statements. (a) Nasco has heretofore delivered to the Company complete and correct copies of the following financial statements (the "Nasco Financial Statements"), all of which have been prepared from the books and records of Nasco in accordance with GAAP consistently applied and maintained throughout the periods indicated (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial condition of Nasco and the Nasco Subsidiaries as of the respective dates thereof and the results of its operations and cash flows for the periods covered thereby, except that unaudited interim results that were or are subject to normal and recurring year-end adjustments which were not or are not expected to have a Material Adverse Effect:

          (i) audited consolidated balance sheets at December 31, 1999 and 2000 (the "Nasco Balance Sheets") and audited consolidated statements of income, cash flows and stockholder's equity of Nasco for the fiscal years then ended and ended December 31, 1998, audited by KPMG, LLP, independent public accountants; and

          (ii) unaudited consolidated balance sheet (the "Nasco Interim Balance Sheet") of Nasco for the nine months ended September 30, 2001 (the "Nasco Interim Balance Sheet Date") and unaudited consolidated statements of income, cash flows and stockholder's equity of Nasco for the nine months ended September 30, 1999, September 30, 2000 and September 30, 2001.

   The statements of income referenced in clauses (i) and (ii) above do not contain any items of special or nonrecurring revenue or income or any revenue or income not earned in the ordinary course of business, except as expressly specified therein.

      (b) Except as and to the extent reflected or reserved against on the Nasco Balance Sheets and the Nasco Interim Balance Sheet, Nasco did not have, as of the respective dates of those balance sheets, any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise) of any nature that would be required as of such dates to have been included on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since the Nasco Interim Balance Sheet Date that would not reasonably be expected to, individually or in the aggregate, (i) have a Material Adverse Effect or (ii) prevent or materially delay the performance of this Agreement by Nasco. Since the Nasco Interim Balance Sheet Date, Nasco has not incurred or suffered to exist any liability, debt or obligation (whether absolute, accrued, contingent or otherwise), except liabilities, debt and obligations incurred in the ordinary course of business, consistent with past practice, none of which will have a Material Adverse Effect upon Nasco. Since the Nasco Interim Balance Sheet Date, there has been no Material Adverse Effect and no event has occurred which is reasonably likely to cause a Material Adverse Effect.

      (c) Nasco has delivered or made available to the Company or its counsel correct and complete copies of all correspondence prepared by Nasco's auditors in connection with the last audit of Nasco financial statements and any such correspondence since the date of the last such audit.

   SECTION 4.10. Employee Benefit Plans; Labor Matters. (a) Section 4.10(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which Nasco or any Nasco Subsidiary is a party, with respect to which Nasco or any Nasco Subsidiary has any obligation or which are maintained, contributed to or sponsored by Parent or Nasco or any Nasco Subsidiary for the benefit of any current or former employee, officer or director of Nasco or any Nasco Subsidiary, (ii) each employee benefit plan for which Nasco or any Nasco Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which Nasco or any Nasco Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between Nasco or any Nasco Subsidiary and any employee of Nasco or any Nasco Subsidiary including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of Nasco or any Nasco Subsidiary (collectively, the "Nasco Plans"). Each Nasco Plan is in writing and Nasco has furnished or made available to the Company a true and complete copy of each material Nasco Plan and has delivered or made available to the Company a true and complete copy of each material document, if applicable, prepared in connection with each such Nasco Plan, including, without limitation, (A) a copy of each trust or other funding arrangement, (B) each summary plan description and summary of material modifications, (C) the most recently filed IRS Form 5500, (D) the most recently received IRS determination letter for each such Nasco Plan, and (E) the most recently prepared actuarial report and financial statement in connection with each such Nasco Plan. Neither Nasco nor any Nasco Subsidiary has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Nasco Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

      (b) None of the Nasco Plans is a Multiemployer Plan or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which Nasco or any Nasco Subsidiary could incur liability under Section 4063 or 4064 of ERISA. Except as set forth in Section 4.10(b) of the Disclosure Schedule, none of the Nasco Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person,
   (ii) obligates or obligated Nasco or any Nasco Subsidiary to pay, or segregate any funds to pay (into a trust or otherwise), separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates or obligated Nasco or any Nasco Subsidiary to make any payment, or segregate any funds to pay (into a trust or otherwise), or provide any benefit as a result of a "change in control", within the meaning of such term under
   Section 280G of the Code solely or partially as a result of any transaction contemplated by this Agreement. Except as set forth in Section 4.10(b) of the Disclosure Schedule, none of the Nasco Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Nasco or any Nasco Subsidiary. Each of the Nasco Plans is subject only to the Laws of the United States or a political subdivision thereof.

      (c) Each Nasco Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Each of Nasco and the Nasco Subsidiaries have performed all obligations required to be performed by them under, are not in material default under or in violation of, and have no knowledge of any default or violations by any party to, any Nasco Plan. No action is pending or, to the knowledge of Parent, Nasco Holdings and Nasco, threatened with respect to any Nasco Plan (other than claims for benefits in the ordinary course), and, to Parent's, Nasco Holdings' and Nasco's knowledge, no fact or event exists that could reasonably be expected to give rise to any such action.

      (d) Each Nasco Plan that is intended to be qualified under Section 401(a) or Section 401(k) of the Code has heretofore been determined by the IRS so to qualify, and if submitted and assuming all amendments required by the IRS were made, Nasco believes that such Nasco Plans would receive a favorable determination letter from the IRS with respect to the changes required by the Small Business Job Protection Act of 1996, the General Agreement on Tariffs and Trade, the Tax Reform Act of 1997, and the Uniformed Services Employment and Reemployment Rights Act of 1994, and each trust established in connection with any Nasco Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Nasco Plan or the exempt status of any such trust.

      (e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) for which an exemption is not available with respect to any Nasco Plan. Neither Nasco nor any Nasco Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or
   (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could reasonably be expected to give rise to any such liability.

      (f) All contributions, premiums or payments required to be made with respect to any Nasco Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes to the extent permitted by applicable Law and no such deduction has been challenged or disallowed by any Governmental Entity and, to Parent's, Nasco Holdings' and Nasco's knowledge, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

      (g) Except as set forth in Section 4.10(g) of the Disclosure Schedule,
   (i) there are no material controversies pending or, to the knowledge of Parent, Nasco Holdings and Nasco, threatened between Nasco or any Nasco Subsidiary and any of their respective employees; (ii) neither Nasco nor any Nasco Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Nasco or any Nasco Subsidiary, nor, to the knowledge of Parent, Nasco Holdings and Nasco, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither Nasco nor any Nasco Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against Nasco or any Nasco Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against Nasco or any Nasco Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of Nasco or any Nasco Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of Parent, Nasco Holdings and Nasco, threat thereof, by or with respect to any employees of Nasco or any Nasco Subsidiary. The consent of the labor unions which are a party to the collective bargaining agreements listed in Section 4.10(g) of the Disclosure Schedule is not required to consummate the Merger.

      (h) Except as set forth in Section 4.10(h) of the Disclosure Schedule, each of Nasco and the Nasco Subsidiaries are in material compliance with all applicable laws relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or are holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of each of Nasco and the Nasco Subsidiaries and are not liable for any significant arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Nasco and the Nasco Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to Parent's, Nasco Holdings' or Nasco's knowledge, threatened before any Governmental Entity with respect to any persons currently or formerly employed by Nasco or any Nasco Subsidiary. Neither Nasco nor any Nasco Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to Parent's, Nasco Holdings' or Nasco's knowledge, threatened with respect to Nasco or any Nasco Subsidiary. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of Parent, Nasco Holdings and Nasco, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which Nasco or any Nasco Subsidiary has employed or employs any person.

   SECTION 4.11. Contracts; Debt Instruments. (a) Set forth in subsections (i) through (viii) of Section 4.11(a) of the Disclosure Schedule is a true and accurate list of all contracts and agreements of the types described in such subsections to which Nasco or any Nasco Subsidiary is a party as of the date hereof (such contracts, agreements and arrangements as required to be set forth in Section 4.10(a) of the Disclosure Schedule, together with those listed in
Section 4.11(a) of the Disclosure Schedule, and subject to the last paragraph of this Section 4.11(a) being the "Material Contracts"):

          (i) as of the date of this Agreement, each contract and agreement which (A) is likely to involve consideration of more than $50,000, in the aggregate, during the calendar year ending December 31, 2001 or (B) is likely to involve consideration of more than $100,000, in the aggregate, over the remaining term of such contract, except for purchase orders arising in the usual and ordinary course of business and consistent with past practices (provided that in any case and without regard to the proviso at the end of paragraph (a) of this Section 4.11, the top 15 purchase orders are set forth in Section 4.11(a)(i) of the Disclosure Schedule) and which, in either case, cannot be canceled by Nasco or any Nasco Subsidiary without penalty or further payment and without more than 90 days' notice;

          (ii) all material broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which Nasco or any Nasco Subsidiary is a party, in each case, not cancelable without penalty on not more than 90 days' notice;

          (iii) all material management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of Nasco or any Nasco Subsidiary;

          (iv) all material contracts and agreements evidencing indebtedness of Nasco or any Nasco Subsidiary;

          (v) all material contracts and agreements with any Governmental
       Entity;

          (vi) all contracts and agreements that materially limit, or purport to materially limit, the ability of Nasco or any Nasco Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

          (vii) all material contracts or arrangements that result in any person or entity holding a power of attorney from Nasco or any Nasco Subsidiary that relates to Nasco, any Nasco Subsidiary or their respective businesses; and

          (viii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to Nasco or any Nasco Subsidiary or the conduct of its businesses, or the absence of which would prevent or materially delay consummation of the Merger or would have a Material Adverse Effect.

   With respect to Sections 4.11(a)(i) through (v) and Section 4.11(a)(viii) (and without derogating from the immateriality of contracts in excess of the following threshold which are not otherwise material), all contracts involving consideration or the payment of less than $50,000 shall be deemed to be not material and need not be listed on Schedule 4.11(a).

      (b) Except as would not materially delay Nasco from performing its obligations under this Agreement and would not have a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, and, to Parent's, Nasco Holdings' and Nasco's knowledge, no other party to a Material Contract has canceled such contract; (ii) to Parent's, Nasco Holdings' and Nasco's knowledge, no other party is in breach or violation of, or default under, any Material Contract; (iii) neither Nasco nor any of the Nasco Subsidiaries are in receipt of any claim of default under any Material Contract. Nasco has furnished or made available to the Company true and complete copies of all Material Contracts, including any amendments thereto.


   SECTION 4.12. Environmental Matters.  (a) Except as disclosed in Section
4.12 of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect:

          (i) Nasco is in compliance with all applicable Environmental Laws and all Environmental Permits. All past matters of noncompliance with Environmental Laws or Environmental Permits by Nasco have been resolved without any pending, ongoing or future obligation, cost or liability;

          (ii) To Nasco's knowledge, there has been no Release of Hazardous Materials on any of the real property currently owned by Nasco or any Nasco Subsidiary, including the property to be transferred to Nasco from NHI, LLC in accordance with this Agreement (the "Nasco Real Property") or, during Nasco's ownership or occupancy of such property, on any property formerly owned by Nasco;

          (iii) Nasco is not conducting voluntarily, and is not obligated to undertake or complete, any Remedial Action relating to any Release or threatened Release on the Nasco Real Property or at any other location;

          (iv) To Parent, Nasco Holdings' or Nasco's knowledge, there is no asbestos or asbestos-containing material on any of the Nasco Real Property;

          (v) None of the Nasco Real Property is listed or proposed for listing, or, to Parent's, Nasco Holdings' or Nasco's knowledge, adjoins any other property that is listed or proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under CERCLA or any analogous federal, state or local list;

          (vi) There are no Environmental Claims pending or, to Parent's, Nasco Holdings' or Nasco's knowledge, threatened against Nasco or the Nasco Real Property, and, to Parent's, Nasco Holdings' and Nasco's knowledge, there are no facts, conditions or circumstances that can reasonably be expected to form the basis of any such Environmental Claim and Nasco has received no written notice of any pending or threatened Environmental Claim;

          (vii) Nasco has provided or made available to the Company copies of any environmental assessment or audit reports or other similar studies or analyses in Nasco's possession relating to the Nasco Real Property or Nasco; and

          (viii) Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will require any Remedial Action or notice to or consent of Governmental Entities or third parties pursuant to any applicable Environmental Law or Environmental Permit.

   SECTION 4.13. Trademarks, Patents and Copyrights.   Except to the extent the
inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) would not reasonably be expected to have a Material Adverse Effect, Nasco and each of the Nasco Subsidiaries own or possess adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the businesses of Nasco and the Nasco Subsidiaries as currently conducted or as contemplated to be conducted, and, to Parent's, Nasco Holdings' and Nasco's knowledge, there is no assertion or claim challenging the validity of any of the foregoing. Neither Nasco nor any Nasco Subsidiary has infringed or is infringing in any way any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, mask work or copyright of any third party that would reasonably be expected to have a Material Adverse Effect. To neither Parent, Nasco Holdings' nor Nasco's knowledge, there are no infringements of any proprietary rights owned by or licensed by or to Nasco or any Nasco Subsidiary that could reasonably be expected to have a Material Adverse Effect.

   SECTION 4.14. Taxes.   Except as set forth in Section 4.14 of the Disclosure
Schedule, (a) each of Nasco and the Nasco Subsidiaries have timely filed or will timely file all federal, state, local and foreign Tax Returns required to be filed by them with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of Nasco and any Nasco Subsidiary, and all such Tax Returns are complete and correct in all material respects; (b) all Taxes that are shown as due on such Tax Returns have been or will be timely paid; (c) no deficiency for any material amount of Tax has been asserted or assessed in writing by a taxing authority against Nasco or any of its subsidiaries for which there are not adequate reserves; (d) Nasco and the Nasco Subsidiaries have provided adequate reserves in accordance with GAAP in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any returns; (e) Nasco and the Nasco Subsidiaries have neither extended nor waived any applicable statute of limitations with respect to Taxes and have not otherwise agreed to any extension of time with respect to Tax assessment or deficiency; (f) none of Nasco or the Nasco Subsidiaries is a party to any Tax sharing agreement or arrangement other than with each other; (g) there are no pending or threatened in writing material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of Nasco or any Nasco Subsidiary; (h) no liens for Taxes exist with respect to any of the assets or properties of Nasco or any Nasco Subsidiary, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith for which there are adequate reserves; (i) all Taxes which Nasco or any Nasco Subsidiary are required to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of Nasco; and (j) neither Nasco nor any Nasco Subsidiary has been a member of any group or corporation filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member.

   SECTION 4.15. Property and Leases.   (a) Each of Nasco and the Nasco
Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as would not have a Material Adverse Effect.

      (b) No Nasco Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of Parent, Nasco Holdings or Nasco, has any such condemnation, expropriation or taking been proposed other than as could not reasonably be expected to have a Material Adverse Affect.

      (c) Except as set forth in Section 4.15(c) of the Disclosure Schedule, there are no contractual or legal restrictions that preclude or restrict the ability to use the Nasco Real Property for the purposes for which it is currently being used other than preclusions or restrictions which do not preclude or restrict or otherwise adversely affect the actual use which Nasco or any Nasco Subsidiary is making of the Nasco Real Property on the date of this Agreement but which may or would preclude or restrict any expansion or enhancement or change in such use. There are no material latent defects or material adverse physical conditions affecting the Nasco Real Property, and improvements thereon, owned or leased by Nasco or any Nasco Subsidiary other than those that would not prevent or materially delay consummation of the Merger or and would not have a Material Adverse Effect.

   SECTION 4.16. Insurance.   Nasco and the Nasco Subsidiaries have in effect
insurance coverage with reputable insurers or are self-insured, which, in respect of amounts, premiums, types and risks insured, constitutes reasonable coverage for the risks customarily insured against by companies engaged in the industries in which Nasco and the Nasco Subsidiaries are engaged and comparable in size and operations to Nasco and the Nasco Subsidiaries.

   SECTION 4.17. Brokers.   No broker, finder or investment banker is entitled
to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Nasco.

                                   ARTICLE V

                                   COVENANTS

   SECTION 5.01. Conduct of Business Pending the Closing.   Each of the Company
and Nasco (each a "Party" and collectively the "Parties" for purposes of this Section 5.01) agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.01 of the Disclosure Schedule or as contemplated by any other provision of this Agreement, unless the other Party shall consent in writing, which consent shall not be unreasonably withheld or delayed, (1) the businesses of the Parties and the Company Subsidiaries and the Nasco Subsidiaries (the "Party Subsidiaries") shall be conducted only in, and the Parties and the Party Subsidiaries shall not take any action except in the ordinary course of business consistent with past practice and (2) each Party shall use its reasonable best efforts to keep available the services of such of the current officers, significant employees and consultants of the Parties and the Party Subsidiaries and to preserve the current relationships of the Parties and the Party Subsidiaries with such of the customers, suppliers and other persons with which the Parties or any Party Subsidiary has significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, except as set forth in Section 5.01 of the Disclosure Schedule or as contemplated by any other provision of this Agreement, each Party shall not, and shall neither cause nor permit any of the Party Subsidiaries or any of its affiliates (over which it exercises control), or any of its or their officers, directors, employees and agents (in each case, in their capacities as such) to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed:

      (a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents except as set forth in the Restated Certificate which amendment shall be filed to take effect as of the Closing Date and immediately prior to the Effective Time;

      (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, (i) any shares of capital stock of the Party or any Party Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Party or any Party Subsidiary (except for the issuance of any shares of capital stock issuable pursuant to the exercise of any Company Options outstanding on the date of this Agreement other than as set forth in Section 5.01(b) of the Disclosure Schedule or as otherwise contemplated herein), or (ii) any property or assets of either Party or any Party Subsidiary, except in all cases in the ordinary course of business and in a manner consistent with past practice; provided that the aggregate amount of any such sale or disposition (other than a sale or disposition of products or other inventory in the ordinary course of business consistent with past practice, as to which there shall be no restriction on the aggregate amount), or pledge, grant, transfer, lease, license, guarantee or encumbrance of such property or assets of the Party or any Party Subsidiary shall not exceed $50,000.

      (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock.

      (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock.

      (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, person or any division thereof or any assets, other than (x) acquisitions of any assets in the ordinary course of business consistent with past practice that are not, in the aggregate, in excess of $50,000 or (y) purchases (whether for cash or pursuant to an exchange) of inventory for resale in the ordinary course of business and consistent with past practice; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice; provided, however, that in no event shall Nasco incur funded indebtedness which would cause its aggregate funded indebtedness as of the Closing Date to exceed $46 million; (iii) terminate, cancel or request any material change in, or agree to any material change in any Material Contract or enter into any contract or agreement material to the business, results of operations or financial condition of the Party and the Party Subsidiaries taken as a whole, in either case other than in the ordinary course of business, consistent with past practice; (iv) make or authorize any capital expenditure, other than as set forth in Section 5.01(e)(iv) of the Disclosure Schedule; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01(e);

      (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Party or any Party Subsidiary who are not officers of such Party, or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of either Party or any Party Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option (including, without limitation, the granting of stock options, stock appreciation rights, stock option appreciation unit awards, performance awards or performance restricted stock awards), stock purchase, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except as set forth on Schedule 5.01(f) and as contemplated by this Agreement or to the extent required by applicable Law or the terms of a collective bargaining agreement or a contractual obligation existing on the date hereof;

      (g) take any action with respect to modifying accounting policies or procedures, other than actions in the ordinary course of business, consistent with past practice or the requirements of U.S. GAAP or GAAP, as the case may be, and as advised by either Party's regular certified independent public accountants;

      (h) waive, release, assign, settle or compromise any material claims or litigation involving money damages in excess of $50,000, except for claims asserted by either Party or the applicable Party Subsidiary other than as set forth on Schedule 5.01(h) of the Disclosure Schedule;

      (i) make any material Tax election or settle or compromise any material federal, state, local or foreign Tax liability other than as set forth on
   Schedule 5.01(h) of the Disclosure Schedule;

      (j) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing;

      (k) take any action that will be likely to result in the representations and warranties set forth in Article III or Article IV, as the case may be, becoming false or inaccurate in any material respect (or, with respect to any representation and warranty already qualified by materiality, false or inaccurate in any respect);

      (l) enter into or carry out any other transaction other than in the ordinary and usual course of business or other than as permitted pursuant to the other clauses in this Section 5.01;

      (m) take any action or fail to take any action that results in a Material Adverse Effect; or

      (n) permit or cause any Party Subsidiary to do any of the foregoing or agree or commit to do any of the foregoing.

   SECTION 5.02. Notices of Certain Events.   Each of Parent, Nasco Holdings,
Nasco and the Company shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Merger, (iii) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened in writing against, relating to or involving or otherwise affecting Parent, Nasco Holdings, Nasco, the Company or their subsidiaries that relate to the consummation of the Merger or the transactions contemplated by this Agreement; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any Material Contract; and (v) any change that is reasonably likely to result in a Material Adverse Effect or is likely to delay or impede the ability of either Parent, Nasco Holdings, Nasco or the Company to consummate the transactions contemplated by this Agreement or to fulfill its obligations set forth herein.

   SECTION 5.03. Contractual Consents.   Except as set forth in Section 5.03 of
the Disclosure Schedule or as contemplated herein, prior to or at the Effective Time each of the Parties hereto shall use its reasonable best efforts to prevent the occurrence, as a result of the Merger, of the triggering of a change of control or similar clause or any event which constitutes a default (or an event which with notice or lapse of time or both would become a default) under any material contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it or any of its subsidiaries is a party.

   SECTION 5.04. Resignation of Directors.   Prior to the Effective Time, the
Company shall use its reasonable best efforts to obtain the resignations of those directors of the Company who will not be serving as directors of the Surviving Corporation as provided in Section 1.05 hereof.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

   SECTION 6.01. Proxy Statement.   (a) As promptly as practicable after the
execution of this Agreement, (i) the Company shall prepare (in consultation with Parent) and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the "Proxy Statement") relating to the meeting of the Company's stockholders (the "Company Stockholders' Meeting") to be held to consider approval of this Agreement and the Merger and the approval of the Restated Certificate. Parent, Nasco and Nasco Holdings shall furnish all information concerning their entities and businesses that the Company may reasonably request in connection with such actions.

      (b) Subject to the fiduciary duties of the Company Board, as described in the following proviso, the Proxy Statement shall include the unanimous recommendation of the Company Board to the stockholders of the Company to vote in favor of approving the Merger and this Agreement; provided, however, that the Company Board may, at any time prior to the date of the Company Stockholders' Meeting, withdraw, modify or change any such recommendation to the extent that the Company Board determines in good faith after consultation with independent legal counsel that the failure to so withdraw, modify or change their recommendation could cause the Company Board to breach its fiduciary duties to the Company's stockholders under applicable law.

      (c) No amendment or supplement to the Proxy Statement will be made or filed with the SEC by the Company without consultation with Parent. The Company will promptly advise Parent after receiving any comments from the SEC relating to the Proxy Statement and provide Parent with copies of any such comments that are in writing.

      (d) The information supplied by Parent, Nasco and Nasco Holdings and the directors and officers thereof for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and
   (ii) the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Nasco shall use its reasonable best efforts to cause the Nasco Financial Statements to comply with the requirements of Regulation S-X. If, at any time prior to the date of the Company Stockholders' Meeting, any event or circumstance relating to Parent or Nasco, or its officers or directors, is discovered by Parent that should be set forth in an amendment or a supplement to the Proxy Statement, Parent shall promptly inform the Company.

      (e) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company and (ii) the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the Company Stockholders' Meeting, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, is discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent.

   SECTION 6.02. Company Stockholders' Meeting.   The Company shall call and
hold the Company Stockholders' Meeting as promptly as practicable for the purpose of voting upon the approval of (i) the Restated Certificate and (ii) this Agreement and the Merger. The Company shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of (i) the Restated Certificate and (ii) this Agreement and the Merger, and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by the DGCL and the rules of NASDAQ to obtain such approvals.

   SECTION 6.03. Access to Information; Confidentiality.   (a) Except as
required pursuant to any confidentiality agreement or similar agreement or arrangement to which any Party hereto or such Party's Subsidiary is a party or pursuant to applicable Law, from the date of this Agreement to the Effective Time, each Party shall (and shall cause its Subsidiaries to): (i) upon ten (10) days prior notice, provide to the requesting Party (and its respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") reasonable access at reasonable times to the officers, employees, agents, properties, offices and other facilities of such Party and such Party's Subsidiaries and to the books and records thereof (including, without limitation, access to such Party's accountants, any correspondence between such Party and such accountants and work papers prepared with respect to any Party to this Agreement by such accountants), and (ii) furnish promptly such information concerning its business, properties, contracts, assets, liabilities, personnel and other aspects as the requesting Party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made in this Agreement.

      (b) The Parties shall comply with, and shall cause their respective Subsidiaries and Representatives to comply with, all of their respective obligations under the Confidentiality Agreement dated July 17, 2001 (the "Confidentiality Agreement") between Parent and the Company, as amended.

   SECTION 6.04. No Solicitation of Transactions.   Each Party agrees that,
from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, neither it nor any Party Subsidiary shall, and that it shall cause its Party Subsidiary's representatives not to, except as contemplated by this Agreement, directly or indirectly, initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets of the Party (other than Parent) and the Party Subsidiaries, taken as a whole, or 15% or more of the equity securities of the Party (any such proposal or offer being hereinafter referred to as a "Competing Transaction"). Each Party further agrees that neither it nor any Party Subsidiary shall, and that it shall cause its Party Subsidiary's Representatives not to, directly or indirectly, have any discussion with or provide any confidential information or data relating to such Party (other than Parent) or any Party Subsidiary to any person relating to a Competing Transaction or engage in any negotiations concerning a Competing Transaction, or otherwise facilitate any effort or attempt to make or implement a Competing Transaction or accept a Competing Transaction; provided, however, that nothing contained in this Section 6.04 shall prevent the Company or the Company Board from (i) engaging in any discussions or negotiations with, or providing any information to, any person in response to an unsolicited written Competing Transaction by any such person; or (ii) recommending such an unsolicited written Competing Transaction to the holders of Company Common Stock if, in any such case as is referred to in clause (i) or (ii), (A) the Company Board concludes in good faith (after consultation with independent financial advisors) that such Competing Transaction would, if consummated, result in a transaction more favorable to all or substantially all of the holders of Company Common Stock than the transaction contemplated by this Agreement (any such more favorable Competing Transaction being referred to in this Agreement as a "Superior Proposal"), (B) the Company Board determines in good faith after consultation with independent legal counsel that such action is necessary for the Company Board to act in a manner consistent with its fiduciary duties under applicable Law, (C) prior to providing any information or data regarding the Company to any person or any of such person's Representatives in connection with a Superior Proposal by such person, the Company receives from such person an executed confidentiality agreement on terms at least as restrictive on such person as those contained in the Confidentiality Agreement and (D) prior to providing any information or data to any person or any of such person's Representatives or entering into discussions or negotiations with any person or any of such person's Representatives in connection with a Superior Proposal by such person, the Company notifies Parent promptly of the receipt of such Superior Proposal indicating, in connection with such notice, the name of such person and attaching a copy of the proposal or offer or providing a complete written summary thereof. The Company agrees that it shall keep Parent informed, on a current basis, of the status and terms of any discussions or negotiations related to such Superior Proposal. The Company agrees that it will take the necessary steps to promptly inform each Company Subsidiary and each Representative of the Company or any Company Subsidiary of the obligations undertaken in this Section 6.04. Immediately following the execution of this Agreement, the Company shall terminate and cause the Company Subsidiaries to terminate any existing activities, discussions or negotiations with any third parties that may be ongoing with respect to any Competing Transaction and promptly after the public announcement of the execution of this Agreement shall use all reasonable efforts to request that all confidential information previously furnished to any such third parties be returned promptly. Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking or disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-(2)(a) promulgated under the Exchange Act.

   SECTION 6.05. Directors' and Officers' Indemnification and Insurance.   (a)
The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions regarding liability of directors and indemnification of directors, officers, employees, fiduciaries or agents of the Company that provide the maximum protection for such persons pursuant to the DGCL, which provisions shall not be amended, repealed or otherwise modified for a period of five years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at or at any time prior to the Effective Time were directors, officers, employees, fiduciaries or agents of the Company.

      (b) For a period of five years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect policies of directors' and officers' liability insurance with coverage in amount and scope at least as favorable as the Company's existing policies with respect to claims arising from facts or events that occurred prior to the Effective Time.

      (c) This Section 6.05 is intended to be for the benefit of, and shall be enforceable by, the indemnified parties, their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns.

      (d) From and after the Effective Time, the Surviving Corporation agrees that it shall indemnify and hold harmless each present and former director and officer of the Company or any other person covered by the Company's directors' and officers' liability insurance, determined as of the Effective Time (the "Indemnified Parties"), from and against any costs, judgments, fines, losses, obligations, claims, damages, liabilities, or expenses (including interest, penalties, reasonable out-of-pocket expenses and reasonable attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder) (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to which the Indemnified Party has been made a party by reason of the fact that such person was a director or officer of the Company, arising out of, resulting from, or pertaining to matters existing or occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted or required under Delaware laws and under the Company's charter documents (as in effect on the date hereof) to indemnify such Indemnified Parties (and the Surviving Corporation shall advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification); provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and the Company's charter documents shall be made by independent counsel selected by the Surviving Corporation.

      (e) Any Indemnified Party wishing to claim indemnification under paragraph (d) of this Section 6.05, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party, except to the extent that such failure prejudices the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof, with counsel selected by Parent and reasonably acceptable to the Indemnified Party, and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this paragraph (e) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without the prior written consent of Parent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. The Surviving Corporation shall not, in the defense of any claim or litigation, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.

      (f) If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets or outstanding voting securities to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall expressly assume all of the obligations set forth in this
   Section 6.05.

   SECTION 6.06. Further Action; Consents; Filings.   Upon the terms and
subject to the conditions hereof, each of the Parties shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger,
(iii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the Parties, with respect to this Agreement and the Merger required under (A) the Exchange Act, (B) the rules of the NASDAQ or (C) any other applicable Law. The Parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling Party and its advisors prior to filing, and none of the Parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document. No Party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent and agreement of the other Parties to this Agreement, which consent shall not be unreasonably withheld or delayed. Without limiting the foregoing, each of the Parties hereto shall, and shall cause each of its subsidiaries to, use its reasonable best efforts to obtain (and to cooperate and coordinate with the other parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity that is required to be obtained in connection with the Merger and to take all actions reasonably necessary to satisfy any applicable regulatory requirements relating thereto. Each of the Parties shall promptly take, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of any transaction contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the transaction contemplated hereby, any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the deadline specified in Section 8.01(b).

   SECTION 6.07. Public Announcements.   Parent and the Company shall consult
with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or any transaction contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or the requirements of NASDAQ, in which case the issuing party shall use its reasonable best efforts to consult with the other Party before issuing any such release or making any such public statement.

   SECTION 6.08. Issuance of Additional Shares of Company Common Stock.   The
Company may issue additional shares of Company Common Stock on or prior to the Closing Date; provided, however, that in the case of any such issuance, Parent shall have the right to purchase, and the Company agrees to issue and sell to Parent on the date of any such issuance, a number of shares of Company Common Stock sufficient to maintain Parent's 50.99 percentage ownership of Company Common Stock. Such sale to Parent shall be at a price equal to the mean of the high and low sales prices of the Company Common Stock on the NASDAQ on the date of such sale or, if there are no sales on that date, the nearest preceding date on which there were one or more sales.

   SECTION 6.09. Registration of the Series I Preferred Stock.   The Company
shall file a registration statement (i) on Form S-3 pursuant to Rule 415 of the Securities Act, if eligible or, if not eligible, on such other form as may be required, registering the issuance of the Series I Preferred Stock pursuant to this Agreement and (ii) on Form 8 pursuant to the Exchange Act (collectively the "Registration Statements") registering the Series I

Preferred Stock. The Company shall use its reasonable best efforts to cause the Registration Statements to be declared effective by the SEC as promptly as practicable after the filing thereof.

   SECTION 6.10. NASDAQ Listing.   The Company shall use its reasonable best
efforts to have the Series I Preferred Stock approved for listing on NASDAQ as of the Closing Date.

                                  ARTICLE VII

                           CONDITIONS TO THE MERGER

   SECTION 7.01. Conditions to the Obligations of Each Party to Consummate the
Merger.   The obligations of Parent, the Company, Nasco and Nasco Holdings to
effect the Merger shall be subject to the satisfaction or, if permitted by applicable Law, waiver prior to the Closing Date of the following conditions:

      (a) this Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of (1) two-thirds of the outstanding shares of Company Common Stock and (2) a majority of the outstanding shares of Company Common Stock (other than shares held by Parent) voted at the Company Stockholder's Meeting;

      (b) no preliminary or permanent injunction, decree or other order (an "Order"), issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and no Law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby;


      (c) as of the Closing Date but after the filing of the Restated Certificate with the Secretary of State of the State of Delaware, the value of one share of Company Common Stock shall not exceed $3.00, determined by subtracting from the price of one share of Company Common Stock, determined in accordance with clauses (i) and (ii) below, the value of one share of Series I Preferred Stock on the Closing Date. For purposes of this Section 7.01(c), (A) the price of the Company Common Stock shall be the higher of
   (i) the mean between the highest and lowest sale price of the Company Common Stock on the NASDAQ on the Closing Date and (ii) the closing sale price of the Company Common Stock on the NASDAQ on the Closing Date; and (B) the value of the Series I Preferred Stock on the Closing Date shall be as determined by Duff & Phelps or any other mutually satisfactory nationally recognized financial advisor, provided, however, that the value of one share of Series I Preferred Stock as valued on the Closing Date shall be no less than $6.00.

      (d) all consents, approvals, waivers and authorizations required to be obtained to effect the Merger shall have been obtained from all Governmental Entities, except if the failure to obtain any such consents, approvals and authorizations would not result in a Material Adverse Effect;

      (e) all consents, approvals, waivers and authorizations (including, without limitation, waivers of termination rights) of third parties (other than Governmental Entities) the failure of which to obtain would result in a Material Adverse Effect shall duly have been obtained;

      (f) the Restated Certificate shall have been filed as provided in this Agreement and in accordance with the DGCL and WBCL;

      (g) the Series I Preferred Stock dividend shall have been declared and paid as provided in Section 5.01(c) of this Agreement.

      (h) The Company and Parent shall have entered into a Stockholders Agreement in substantially the form attached as Exhibit D.

      (i) The Preferred Stock Purchase Agreement, dated as of October 23, 1997, as amended, between the Company and Parent shall have been terminated.

      (j) The Management Agreement, dated as of January 1, 1993, as amended, between Nasco Holdings and Nasco shall have been terminated.

      (k) The fairness opinion previously delivered by Duff & Phelps to the Company's Board of Directors shall not have been revoked or withdrawn.

      (l) The Company shall have filed a registration statement (1) on Form S-3 pursuant to Rule 415 of the Securities Act, if eligible or, if not eligible, on such other form as may be required, registering the issuance of the Series I Preferred Stock pursuant to this Agreement and (2) on Form 8 pursuant to the Exchange Act (collectively the "Registration Statements") registering the Series I Preferred Stock. The Registration Statements shall have been declared effective by the SEC and the Series I Preferred Stock shall have been approved for listing on NASDAQ.

      (m) The value of each of the Series I Preferred Stock and the Series J Preferred Stock on the Closing Date shall be as determined by Duff & Phelps or any other mutually satisfactory nationally recognized financial advisor, provided, however, that the value of one share of each of the Series I Preferred Stock and the Series J Preferred Stock as valued on the Closing Date shall be no less than $6.00 and shall have the same value.

      (n) The holders of all Company Options outstanding after the Merger shall have agreed that they shall not exercise such Company Options for a period of eighteen months following the Closing Date.

      (o) The employment agreements between the Company and John J. Crawford and Paul M. McDonald shall have been amended to reduce the phantom stock option target price from $7.00 to $1.00.

   SECTION 7.02. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction or, if permitted by applicable Law, waiver, prior to the Closing Date, of the following further conditions:

      (a) each of the representations and warranties of Parent, Nasco Holdings and Nasco contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date (provided that any representation or warranty that is qualified by materiality, including, without limitation, qualification by reference to a Material Adverse Effect, shall be true in all respects as of the Closing Date or as of such particular date, as the case may be), and the Company shall have received a certificate of the Chief Operating Officer of Parent to that effect;

      (b) Parent, Nasco Holdings and Nasco shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate of the Chief Operating Officer of Parent to that effect.

      (c) The Company shall have received evidence reasonably satisfactory to it that NHI, LLC and Nasco have entered into a binding agreement providing for the transfer of the parcel of real estate located at 801 Janesville Avenue, Fort Atkinson, Wisconsin, from NHI, LLC to Nasco within three months of the Closing Date for a purchase price equal to NHI LLC's adjusted cost of such property at the time of transfer to Nasco and the Company shall have received a certificate, dated as of the Closing Date, of the Chief Operating Officer of Parent, as to the adjusted cost of such property.

      (d) The Company shall have received evidence reasonably satisfactory to it that the funded indebtedness of Nasco as of the Closing Date is not greater than $46 million.

   SECTION 7.03. Conditions to the Obligations of Parent, Nasco Holdings and Nasco. The obligations of Parent, Nasco Holdings and Nasco to effect the Merger shall be subject to the satisfaction or, if permitted by applicable Law, waiver prior to the Closing Date of the following further conditions:

      (a) each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date (provided that any representation or warranty that is qualified by materiality, including, without limitation, qualification by reference to a Material Adverse Effect, shall be true in all respects as of the Closing Date or as of such particular date, as the case may be), and Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect;

      (b) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect;

      (c) The directors of the Company who will not be continuing directors of the Surviving Corporation as provided in Section 1.05 hereof shall have resigned effective as of the Effective Time.

      (d) The Company and Parent shall have entered into the Exchange Agreement.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

   SECTION 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

   (a) by mutual written consent duly authorized by the Company Board and the Board of Directors of Parent;

   (b) by either Parent or the Company, if the Effective Time shall not have occurred on or before May 15, 2002; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

   (c) by either Parent or the Company, if any final and nonappealable Order or other legal restraint or prohibition preventing the consummation of the Merger shall have been issued by any Governmental Entity or any Law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of the Merger;

   (d) by Parent, if (i) the Company Board withdraws, modifies or changes its recommendation of this Agreement in a manner adverse to Parent, or shall have resolved to do so, (ii) the Company Board shall have refused to affirm its recommendation of this Agreement as promptly as practicable after receiving a bona fide proposal or offer relating to a Competing Transaction, but in any case within ten business days after receipt of any written request from Parent or Nasco, (iii) the Company Board shall have recommended to the stockholders of the Company a Competing Transaction, or shall have resolved to do so, or (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced, and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including not taking a position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

      (e) by Parent or the Company, if the Merger shall fail to receive the requisite vote for adoption at the Company Stockholders' Meeting or any adjournment or postponement thereof;

      (f) by Parent, upon a breach of, or failure to perform in any material respect (which breach or failure cannot be or has not been cured within 30 days after the giving of notice of such breach or failure), any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that a condition set forth in clause (a) or (b) of Section 7.03 would not be satisfied; or

      (g) by the Company, upon a breach of, or failure to perform in any material respect (which breach or failure cannot be or has not been cured within 30 days after the giving of notice of such breach or failure), any representation, warranty, covenant or agreement on the part of Nasco, Nasco Holdings or Parent set forth in this Agreement, such that a condition set forth in Section 7.02 would not be satisfied.

   SECTION 8.02. Notice of Termination; Effect of Termination. In the event of termination of this Agreement by either Parent or the Company pursuant to
Section 8.01 hereof, the terminating party shall give prompt written notice thereof to the nonterminating party. Except as provided in Sections 8.05 and 9.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall be of no further effect, there shall be no liability under this Agreement on the part of Parent or the Company and all rights and obligations of each party hereto shall cease, provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

   SECTION 8.03. Amendment. This Agreement may be amended by mutual agreement of the Parties hereto by action taken by or on behalf of the Company Board and the Parent Board of Directors at any time prior to the Effective Time; provided, however, that after the approval of this Agreement by the stockholders of the Company, no amendment may be made that would increase the Merger Consideration.

   SECTION 8.04. Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any obligation or other act of any other Party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any waiver of a condition set forth in Section 7.01 will be effective only if made in writing by each of the Company and Parent and, unless otherwise specified in such writing, shall thereafter operate as a waiver of such condition for any and all purposes of this
Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

   SECTION 8.05. Expenses. Except as otherwise set forth in this Section 8.05, all Expenses (as defined below) incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that in the event this Agreement is terminated pursuant to Section 8.01(f) or (g), the breaching party shall promptly pay to the non-breaching party such non-breaching party's Expenses. The Parties acknowledge that the failure of the Company's Stockholders to approve the Merger Agreement shall not be considered a breach of this Agreement. "Expenses," as used in this Agreement, shall consist of all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) reasonably incurred by a party or on its behalf in connection with, or related to the authorization, preparation, negotiation, execution and performance of, this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the Merger.

                                  ARTICLE IX

                              GENERAL PROVISIONS

   SECTION 9.01. Non-Survival of Representations, Warranties and
Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II, Section 6.05, Section 6.06 and this Article IX shall survive the Effective Time and those set forth in Sections 6.03(b) and 8.05 and this
Article IX shall survive termination. Each party agrees that, except for the representations and warranties contained in this Agreement and the Disclosure Schedule, no party hereto has made any other representations and warranties, and each party hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives with respect to the execution and delivery of this Agreement or the transactions contemplated herein, notwithstanding the delivery or disclosure to any other party or any party's representatives of any documentation or other information with respect to any one or more of the foregoing.

   SECTION 9.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy and facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

   if to Parent:

          Geneve Corporation
          96 Cummings Point Road
          Stamford, Connecticut 06902
          Attention: Steven B. Lapin
          Telephone: (203) 358-8000
          Facsimile: (203) 348-3103

   with a copy (which shall not constitute notice to Parent) to:

          Kramer Levin Naftalis & Frankel LLP
          919 Third Avenue
          New York, New York 10022
          Attention: Ezra G. Levin, Esq.
          Telephone: (212) 715-9100
          Facsimile: (212) 715-8000

   if to the Company:

          The Aristotle Corporation
          27 Elm Street
          New Haven, Connecticut 06510
          Attention: John Crawford
          Telephone: (203) 867-4090
          Facsimile: (203) 562-1226

   with copies (which shall not constitute notice to the Company) to:

          Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC
          One Financial Center
          Boston, MA 02111
          Attn: Stanford N. Goldman, Jr. Esq.
          Telephone: (617) 542-6000
          Facsimile: (617) 542-2241

   SECTION 9.03. Certain Definitions.  For purposes of this Agreement, the term:

      (a) "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person;

      (b) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the State of Connecticut;

      (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

      (d) "knowledge" means, with respect to any matter in question, that the executive officers of Parent, Nasco, Nasco Holdings or the Company, as the case may be, (i) have knowledge of such matter, or (ii) after reasonable due investigation, should have known of such matter;

      (e) "Material Adverse Effect" shall be a concept applicable only to either Nasco or the Company and as to either of them means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of either Nasco or the Company and its respective subsidiaries taken as a whole or its ability to perform its obligations as contemplated in this Agreement; provided, however, that any adverse changes or effects relating to or arising from (i) the disallowance by the Internal Revenue Service of any previous tax refunds of the Company or the entering into an agreement with the Internal Revenue Service by the Company to such effect, (ii) any impairment of goodwill resulting from the Company's acquisition of Safe Passage International, Inc., or (iii) events, changes or effects that are consequences of terrorist activity or of the related war against terrorism will not be deemed a Material Adverse Effect;

      (f) "person" means an individual, corporation, company, limited liability company, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

      (g) "subsidiary" or "subsidiaries" of any person means any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

   SECTION 9.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible, in a mutually acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

   SECTION 9.05. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 6.05 (the "Third Party Provision"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provision may be enforced by the beneficiaries thereof.

   SECTION 9.06. Incorporation of Exhibits. The Disclosure Schedule and any exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes.

   SECTION 9.07. Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity without the need to prove actual damages.

   SECTION 9.08. Governing Law. Except to the extent that the Merger is mandatorily governed by, or pursuant to the terms of this Agreement that are subject to, the WBCL, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without regard to any conflicts of laws principles otherwise applicable. No provision of this Agreement shall be construed to require any of the Parties hereto or any of their respective subsidiaries, affiliates, directors, officers, employees or agents to take any action that would violate any applicable Law.

   SECTION 9.09. Submission to Jurisdiction; Venue. Each Party hereto unconditionally and irrevocably agrees and consents to the exclusive jurisdiction of, and service of process and venue in, the Delaware Chancery Court, if applicable, and the courts of the State of Delaware and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby; the Parties further agree not to commence any such action, suit or proceeding except in any such court. Each Party irrevocably waives any objections or immunities to jurisdiction to which it might otherwise be entitled or become entitled in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court.

   SECTION 9.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

   SECTION 9.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by each Party hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which, taken together, shall constitute one and the same agreement.

   SECTION 9.12. Entire Agreement. This Agreement (including the exhibits attached hereto and the Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings among the Parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any Party hereto unless it is made in writing and signed by all Parties hereto.

   SECTION 9.13. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

                 [Remainder of Page Intentionally Left Blank]

   IN WITNESS WHEREOF, Parent, the Company, Nasco Holdings and Nasco have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          THE ARISTOTLE CORPORATION

                                          By:/S/ JOHN J. CRAWFORD
                                             __________________________________
                                             Name: John J. Crawford
                                             Title: Chairman of the
                                             Board, Chief Executive Officer and
                                             President

                                          NASCO HOLDINGS, INC.

                                          By:/S/ STEVEN B. LAPIN
                                             __________________________________
                                             Name: Steven B. Lapin
                                             Title: President

                                          NASCO INTERNATIONAL, INC.

                                          By:/S/ STEVEN B. LAPIN
                                             __________________________________
                                             Name: Steven B. Lapin
                                             Title: Vice President

                                          GENEVE CORPORATION

                                          By:/S/ STEVEN B. LAPIN
                                             __________________________________
                                             Name: Steven B. Lapin
                                             Title: President

               List of Exhibits to Agreement and Plan of Merger

Exhibit A Amended and Restated Certificate of Incorporation of The Artistotle Corporation
Exhibit B Exchange Agreement by and between the Artistotle Corporation and Geneve Corporation
Exhibit C Certificate of Merger of Nasco International, Inc. into The Aristotle Corporation
Exhibit D Stockholders Agreement by and among The Aristotle Corporation, Geneve Corporation and Nasco Holdings, Inc.

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER



   This AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is entered into this 7th day of May, 2002 by and among The Aristotle Corporation, a Delaware corporation (the "Company"), Geneve Corporation, a Delaware corporation ("Parent"), Nasco Holdings, Inc., a Wisconsin corporation ("Nasco Holdings") and Nasco International, Inc., a Wisconsin corporation ("Nasco") (each a "Party" and collectively the "Parties").


   WHEREAS, The Parties have entered into that certain Agreement and Plan of Merger dated as of November 27, 2001 (the "Merger Agreement");

   WHEREAS, the Parties now desire to amend the Merger Agreement as set forth herein; and

   WHEREAS, the Parties desire in all other respects to continue their obligations as set forth in the Merger Agreement;

   NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties intending to be legally bound agree as follows:


   SECTION 1. Amendment. The Parties agree that the Merger Agreement is hereby amended so that the reference in Section 8.01(b) to May 15, 2002 is amended so as to be a reference to June 12, 2002.


   SECTION 2.  Miscellaneous.

   (a) No Other Amendments. Except as specifically provided in this Amendment, no other amendments, revisions or changes are made to the Merger Agreement. All other terms and conditions of the Merger Agreement remain in full force and effect.

   (b) Conforming References. Upon the effectiveness of this Amendment, each reference in the Merger Agreement to "this Agreement," "hereunder," "herein," or other words of like import, shall mean and be a reference to the Merger Agreement as amended hereby.

   (c) Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

   (d) Counterparts. This Amendment may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                     [this space intentionally left blank]

   IN WITNESS WHEREOF, the parties have executed this Amendment to Agreement and Plan of Merger as of the day and year first above written.


                          THE ARISTOTLE CORPORATION

                          By:  /s/  John J. Crawford
                              _________________________
                          Name: John J. Crawford
                          Title: Chairman and President

                          GENEVE CORPORATION

                          By:  /s/  Steven B. Lapin
                              _________________________
                          Name: Steven B. Lapin
                          Title: President

                          NASCO HOLDINGS, INC.

                          By:  /s/  Steven B. Lapin
                              _________________________
                          Name: Steven B. Lapin
                          Title: President

                          NASCO INTERNATIONAL, INC.

                          By:  /s/  Steven B. Lapin
                              _________________________
                          Name: Steven B. Lapin
                          Title: Vice President

                AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER



   This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is entered into this 15th day of May, 2002 by and among The Aristotle Corporation, a Delaware corporation (the "Company"), Geneve Corporation, a Delaware corporation ("Parent"), Nasco Holdings, Inc., a Wisconsin corporation ("Nasco Holdings") and Nasco International, Inc., a Wisconsin corporation ("Nasco") (each a "Party" and collectively the "Parties").



   WHEREAS, The Parties have entered into that certain Agreement and Plan of Merger dated as of November 27, 2001, as amended (the "Merger Agreement");



   WHEREAS, the Parties now desire to amend the Merger Agreement as set forth herein; and



   WHEREAS, the Parties desire in all other respects to continue their obligations as set forth in the Merger Agreement;



   NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties intending to be legally bound agree as follows:



   SECTION 1. Amendment. The Parties agree that the Merger Agreement is hereby amended so that the reference in Section 8.01(b) to June 12, 2002 is amended so as to be a reference to June 30, 2002.



   SECTION 2.  Miscellaneous.



   (a) No Other Amendments. Except as specifically provided in this Amendment, no other amendments, revisions or changes are made to the Merger Agreement. All other terms and conditions of the Merger Agreement remain in full force and effect.



   (b) Conforming References. Upon the effectiveness of this Amendment, each reference in the Merger Agreement to "this Agreement," "hereunder," "herein," or other words of like import, shall mean and be a reference to the Merger Agreement as amended hereby.



   (c) Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to the conflict of law principles thereof.



   (d) Counterparts. This Amendment may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                     [this space intentionally left blank]

   IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Agreement and Plan of Merger as of the day and year first above written.



                          THE ARISTOTLE CORPORATION

                          By:  /s/  John J. Crawford
                              _________________________
                          Name: John J. Crawford
                          Title: Chairman and President

                          GENEVE CORPORATION

                          By:  /s/  Steven B. Lapin
                              _________________________
                          Name: Steven B. Lapin
                          Title: President

                          NASCO HOLDINGS, INC.

                          By:  /s/  Steven B. Lapin
                              _________________________
                          Name: Steven B. Lapin
                          Title: President

                          NASCO INTERNATIONAL, INC.

                          By:  /s/  Steven B. Lapin
                              _________________________
                          Name: Steven B. Lapin
                          Title: Vice President

                                                                        ANNEX B

                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                           THE ARISTOTLE CORPORATION

   The Aristotle Corporation (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

   1. The name of the Corporation is The Aristotle Corporation. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 25, 1986, under the name FFB Corp. At various times thereafter it was amended and was restated.

   2. On April 12, 1994, a certificate of designation was filed with the Secretary of State of the State of Delaware designating the Series A, B, C, and D preferred stock of the Corporation.

   3. On November 7, 1997, a certificate of designation was filed with the Secretary of State of the State of Delaware designating the Series E preferred stock of the Corporation.

   4. On December 30, 1997, a certificate of designation was filed with the Secretary of State of the State of Delaware designating the Series F, G, and H preferred stock of the Corporation.

   5. This amended and restated certificate of incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

   6. The text of the certificate of incorporation, as amended, is hereby restated and further amended to read in its entirety as set forth below:

                                   ARTICLE 1

                                     NAME

   The name of the corporation (the "Corporation") is The Aristotle Corporation.

                                   ARTICLE 2

                                    PURPOSE

   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE 3

                                   DURATION

   The Corporation is to have perpetual existence.

                                   ARTICLE 4

                                 CAPITAL STOCK


   A. The total number of shares of capital stock that the Corporation has authority to issue is 35,000,000 shares, consisting of 20,000,000 shares of common stock, par value $.01 per share, and 15,000,000 shares of preferred stock, par value $.01 per share, of which 2,400,000 shares are hereby designated Series I preferred stock and 11,200,000 shares are hereby designated Series J preferred stock.

   B. The remaining shares of preferred stock may be issued from time to time in one or more series. The board of directors of the Corporation is expressly authorized to provide for the issuance of all or any of the remaining shares of preferred stock in one or more series, to fix the number of shares, and to determine or alter for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as stated in resolutions adopted by the board of directors providing for the issuance of those shares and as may be permitted by the General Corporation Law of the State of Delaware. The board of directors is also expressly authorized to increase or decrease (but not below the number of shares of that series then outstanding) the number of shares of any series issued after shares of that series are issued. If the number of shares of any such series is so decreased, the shares constituting that decrease will resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of that series.

   C. The powers, preferences, rights, restrictions, and other matters relating to the Series I preferred stock are as follows:

   1.   Stated Value.   The stated value of each share of Series I preferred
stock (the "Series I Stated Value") is $6.00, subject to adjustment for stock dividends, combinations, splits, recapitalizations and the like with respect to the Series I preferred stock.

   2.   Dividends.   (a) Each holder of one or more shares of Series I
preferred stock is entitled to receive, if declared by the board of directors but only out of funds that are legally available therefor, cash dividends at the rate of 11% per annum of the Series I Stated Value on each share of Series I preferred stock. These dividends accrue on each share of Series I preferred stock from the date of issuance and accrue daily, whether or not earned or declared. Subject to Section 4(h), these dividends are cumulative and are payable on March 31 and September 30 of each year, if declared by the board of directors.

      (b) Unless all cumulative dividends on shares of Series I preferred stock
   (1) have been paid in cash or been declared in full and cash sums set apart to pay those dividends or (2) are, pursuant to Section 4(h), no longer required to be paid, the Corporation may not pay or declare any dividend, whether in cash or property, or make any other distribution, to holders of common stock or any other stock of the Corporation ranking junior to the Series I preferred stock as to dividends or liquidation rights (any such stock, "Series I Junior Stock"), nor may the Corporation purchase, redeem, or otherwise acquire for value any shares of Series I Junior Stock (except for shares of common stock that it acquires (1) under any agreement permitting or requiring the Corporation to purchase shares of common stock held by any Person upon that Person ceasing to provide services to the Corporation or (2) upon exercising a right of first refusal upon proposed transfer by a holder of common stock).

      (c) For purposes of Section 2(b), the Series I preferred stock ranks on a parity with the Series J preferred stock. If the Corporation pays in cash any dividends on the Series J preferred stock, or declares any dividends on the Series J preferred stock and sets apart cash sums to pay those dividends, it shall also pay in cash, or declare and set apart cash sums to pay, as applicable, dividends on the Series I preferred stock representing a percentage of cumulated Series I dividends that is equal to the percentage of cumulated Series J dividends that is represented by the dividends paid or declared on the Series J preferred stock.

   3.   Liquidation.   (a) Upon occurrence of a liquidation, dissolution, or
winding up of the Corporation, whether voluntary or involuntary (any such event, a "Liquidating Event"), each holder of shares of Series I preferred stock will be entitled to receive out of the remaining assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Series I Junior Stock, an amount per share of Series I preferred stock (this amount, the "Series I Liquidation Amount") equal to the Series I Stated Value plus an amount equal to all accumulated and unpaid dividends (whether or not declared by the board of directors) on each share up to the date fixed for distribution. After payment of the full Series I Liquidation Amount, holders of shares of Series I preferred stock will not be entitled to participate any further in any distribution of assets by the Corporation. If upon occurrence of a Liquidating Event the assets of the Corporation available for distribution to its stockholders are insufficient to pay the holders of the Series I preferred stock the full Series I Liquidation Amount, holders of Series I preferred stock will share ratably in any distribution of assets so that each such holder receives, per share, the same percentage of the Series I Liquidation Amount.

      (b) For purposes of Section 3(a), the Series I preferred stock ranks on a parity with the Series J preferred stock. If the Corporation pays any portion of the Series J Liquidation Amount (as defined below in Section 3(a) of Section D), it shall at the same time also pay a percentage of the Series I Liquidation Amount equal to the percentage of the Series J Liquidation Amount paid by the Corporation.

      (c) Subject to applicable law, any non-cash assets of the Corporation that are legally available for distribution upon dissolution or winding up of the Corporation must be promptly liquidated by a liquidating trust or similar entity.

      (d) A reorganization, consolidation or merger of the Corporation or a sale or other disposition of all or substantially all the assets of the Corporation will not constitute liquidation, dissolution, or winding up of the Corporation for purposes of this Section 3.

   4.   Optional Conversion.   (a) Any time during the 90-day period starting
at midnight at the beginning of the fifth anniversary of the effective date of the merger of Nasco International, Inc. into the Corporation (the "Fifth Anniversary"; that period, the "Conversion Period"), each share of Series I preferred stock will be convertible at the option of the holder into such number of fully paid and nonassessable shares of common stock as is determined by dividing (x) an amount equal to (1) the Series I Stated Value plus (2) an amount equal to the dividends that have accrued on each share of Series I preferred stock through the Fifth Anniversary and not been paid by (y) the conversion price for the Series I preferred stock (the "Conversion Price") in effect on the date the certificate is surrendered for conversion as provided in
Section 4(c). The Conversion Price is initially $12.00, but is subject to adjustment as provided in Section 5. Shares of Series I preferred stock may not be converted into shares of common stock at any time other than during the Conversion Period.

      (b) By notice sent by first-class certified mail, return receipt requested, postage prepaid, to each holder of shares of Series I preferred stock at its address appearing on the Corporation's records, the Corporation shall give each holder of shares of Series I preferred stock at least 60 days' advance notice, but no more than 90 days' advance notice, of the Fifth Anniversary. This notice must also specify the date upon which the Conversion Period expires and the number of shares of common stock into which shares of Series I preferred stock are convertible.

      (c) Any holder of one or more shares of Series I preferred stock may exercise the conversion right under Section 4(a) as to any one or more of those shares by delivering to the Corporation during regular business hours during the Conversion Period, at the office of the Corporation or any transfer agent of the Corporation for the Series I preferred stock as may be designated by the Corporation, the one or more certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder is electing to convert those shares and stating the name or names (with address) in which the one or more certificates for shares of common stock are to be issued. Conversion will be deemed to have been effected on the date when a holder delivers as required by the previous sentence the one or more certificates for the shares to be converted (that date, the "Conversion Date"). As promptly as practicable thereafter, but in any event not later than 10 business days following the Conversion Date, the Corporation shall issue and deliver to or upon the written order of the holder, to the place designated by the holder, the one or more certificates representing the shares of common stock to which the holder is entitled and a check or cash in respect of any fractional interest in a share of common stock as provided in Section 4(d). The person in whose name one or more certificates for common stock are to be issued will be deemed to have become a common stock holder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event that person will be deemed to have become a holder of record on the next succeeding date on which the transfer books are open, but the applicable Conversion Price will be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series I preferred stock surrendered for conversion, the Corporation shall at its expense issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, in addition to one or more certificates representing the shares of common stock to which shares of Series I preferred stock of the holder were converted, a new certificate (dated so as not to result in any loss of dividends) covering the number of shares of the Series I preferred stock representing the unconverted portion of the certificate so surrendered.

      (d) The Corporation will not issue any fractional shares of common stock or scrip upon conversion of shares of Series I preferred stock. If more than one share of Series I preferred stock is surrendered for conversion at any one time by the same holder, the number of full shares of common stock issuable upon conversion thereof must be computed on the basis of the aggregate number of shares of Series I preferred stock so surrendered. Instead of any fractional shares of common stock that would otherwise be issuable upon conversion of any shares of Series I preferred stock, the Corporation shall pay a cash amount equal to the then Current Market Price of a share of common stock on the trading day immediately preceding the Conversion Date multiplied by the fractional interest. Fractional interests are not entitled to dividends and holders of fractional interests are not entitled to any rights as stockholders of the Corporation in respect of those fractional interests. If the Corporation cannot legally pay any such cash amount, the Corporation shall pay it as soon thereafter as funds are legally available.

      (e) The Corporation shall pay all documentary or stamp taxes attributable to issuance or delivery of shares of common stock upon conversion of any shares of Series I preferred stock, if issued in the name of the record holder.

      (f) The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of common stock and solely for the purpose of effecting conversion of the shares of Series I preferred stock sufficient shares to provide for the conversion of all outstanding shares of Series I preferred stock.

      (g) All shares of common stock issued upon conversion of shares of Series I preferred stock will, upon issuance by the Corporation, be validly issued, fully paid and non assessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto.

      (h) Subsequent to conversion of any shares of Series I preferred stock in accordance with this Section 4, the Corporation will not be required to pay any dividends that have accumulated on those shares.

      (i) As used in this Article 4, "Current Market Price" means, with respect to the common stock as of any date, the following:

(1)the mean between the highest and lowest quoted selling prices on the Nasdaq SmallCap Market (or any other securities exchange or trading market where the common stock is listed or traded) for that date or, if there are no sales on that date, the nearest preceding date on which there were one or more sales; or

(2)if the common stock is not listed or traded on any securities exchange or trading market, the fair market value of a share of common stock as determined in good faith by the board of directors of the Corporation.

   5.   Adjustment to Conversion Price.   The Conversion Price is subject to
adjustment from time to time as follows:

      (a) If the Corporation issues, after the date upon which any shares of Series I preferred stock were first issued (the "Original Issue Date"), any shares of common stock other than Excluded Securities (as defined below) ("Additional Stock") without consideration or for a consideration per share less than the Conversion Price (in the case of any such issuance to an Affiliate (as that term is defined in Article 11) of the Corporation) or the Current Market Price (in the case of any other such issuance) on the date of that issuance of Additional Stock, the Conversion Price in effect immediately prior to each such issuance will automatically be adjusted to a price determined by multiplying the Conversion Price by a fraction, the numerator of which is the number of shares of common stock deemed outstanding immediately prior to that issuance plus the number of shares of common stock that the aggregate consideration received by the Corporation for that issuance would purchase at the Conversion Price in effect immediately prior to that issuance, and the denominator of which is the number of shares of common stock deemed outstanding immediately prior to that issuance plus the number of shares of that Additional Stock. For purposes of any adjustment of the Conversion Price pursuant to this Section 5(a), the following provisions apply:

(1)The number of shares of common stock deemed to be outstanding as of a given date will be the sum of (A) the number of shares of common stock actually outstanding (which number excludes shares held in treasury), (B) the number of shares of common stock into which the then-outstanding shares of Series I preferred stock would be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of common stock that would be obtained through the exercise or conversion of all other rights, options and convertible securities exercisable or convertible on the day immediately preceding the given date.

(2)The Conversion Price will not be adjusted in increments of less than one cent per share, provided that any adjustments that as a result are not made will be carried forward and taken into account upon the earlier to occur of
   (A) conversion and (B) any subsequent adjustment that, together with any one or more immediately preceding adjustments that have not been made, would result in an adjustment of one cent per share or more. Except to the limited extent provided for in Sections 5(a)(5)(C), 5(a)(5)(D) and 5(c), no adjustment of the Conversion Price pursuant to this Section 5(a)(2) will have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to that adjustment.

(3)In the case of issuance of Additional Stock for cash, the consideration will be deemed to be the amount of cash paid therefor after deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance.

(4)In the case of issuance of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash will be deemed to be the fair value of the Additional Stock issued, as determined in good faith by the board of directors irrespective of any accounting treatment.

(5)In the case of issuance of options to purchase or rights to subscribe for common stock, securities by their terms convertible into or exchangeable for common stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions apply:

       (A) the aggregate maximum number of shares of common stock deliverable upon exercise of such options to purchase or rights to subscribe for common stock will be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 5(a)(3) and 5(a)(4)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the common stock covered thereby;

       (B) the aggregate maximum number of shares of common stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for any such convertible or exchangeable securities and subsequent conversion or exchange thereof will be deemed to have been issued at the time those securities were issued or those options or rights were issued and for a consideration equal to the consideration received by the Corporation for those securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of those securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 5(a)(2) and 5(a)(3));

       (C) on any change in the number of shares of common stock deliverable upon exercise of any such options or rights or conversion of or exchange for any such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon the exercise of any such options or rights or conversion of or exchange for any such convertible or exchangeable securities, other than a change resulting from the antidilution provisions thereof, the Conversion Price will forthwith be readjusted to the Conversion Price as would have obtained had the adjustment made upon the issuance of those options, rights or securities not exercised, converted or exchanged prior to that change or options or rights related to those securities not exercised, converted or exchanged prior to such change been made upon the basis of that change; and

       (D) on expiration of any such options or rights, termination of any such rights to convert or exchange, or expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price will forthwith be readjusted to the Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of common stock actually issued upon exercise of those options or rights, upon conversion or exchange of those securities or upon the exercise of the options or rights related to those securities and subsequent conversion or exchange thereof.

      (b) If, at any time after the Original Issue Date, the number of shares of common stock outstanding is increased by a stock dividend payable in shares of common stock or by a subdivision or split-up of shares of common stock, then, upon the record date fixed for determining holders of common stock entitled to receive that stock dividend or upon the date of that subdivision or split-up, as applicable, the Conversion Price will be appropriately decreased so as to increase the number of shares of common stock issuable on conversion of each share of Series I preferred stock in proportion to that increase in outstanding shares of common stock.

      (c) If, at any time after the Original Issue Date, the number of shares of common stock outstanding is decreased by a combination or reverse split of the outstanding shares of common stock, then, upon the date of that combination or reverse split, the Conversion Price will be appropriately increased so as to decrease the number of shares of common stock issuable on conversion of each share of Series I preferred stock in proportion to that decrease in outstanding shares of common stock.

      (d) If, at any time from the Original Issue Date until expiration of the Conversion Period, the Corporation declares or pays any dividend or makes any other distribution to holders of shares of common stock other than a dividend or distribution of shares of common stock and the aggregate value of such dividends and distributions made during any fiscal year exceeds $3,000,000, the Conversion Price will be decreased by the value, per share of outstanding common stock, of the amount by which those dividends or distributions exceed $3,000,000 in that fiscal year. In the case of any such dividend or distribution to holders of common stock that is not a cash payment, the value per share of common stock of that dividend or distribution will be deemed to be the market value per share of common stock of the property so dividended or distributed, as determined in good faith by the board of directors irrespective of any accounting treatment.

      (e) In the event, at any time after the Original Issue Date, of any capital reorganization or any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in or any change in ownership of the common stock) or of sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, each share of Series I preferred stock will after that reorganization, reclassification, consolidation, merger, sale or other disposition be convertible into the kind and number of shares of stock or other securities or property of the Corporation, or of the corporation resulting from that consolidation or surviving that merger or to which those properties and assets were sold or otherwise disposed, to which the holder of the number of shares of common stock deliverable (immediately prior to the time of that reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion of those shares would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition. The provisions of this Section 5 will similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, or other dispositions.

      (f) Whenever the Conversion Price is adjusted as provided in this Section 5, the Corporation shall forthwith file, at the office of the Corporation or any transfer agent designated by the Corporation for the Series I preferred stock, a statement, signed by its chief financial officer, showing in detail the facts requiring that adjustment, the Conversion Price then in effect, and computations demonstrating how the adjusted Conversion Price was arrived at. The Corporation shall also cause a copy of such statement to be sent by first-class certified mail, return receipt requested, postage prepaid, to each holder of shares of Series I preferred stock at its address appearing on the Corporation's records. Where appropriate, this copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 5(g).

      (g) If the Corporation proposes to take any action of the types described in Section 5(e), the Corporation shall give notice to each holder of shares of Series I preferred stock, in the manner set forth in Section 5(f), specifying the record date, if any, with respect to that action and the date on which that action is to take place and setting forth any facts reasonably necessary to indicate the effect of that action (to the extent that effect may be known at the date of that notice) on the Conversion Price and the number, kind, or class of shares or other securities or property deliverable or purchasable upon occurrence of that action or deliverable upon conversion of shares of Series I preferred stock. In the event of any action that would require the fixing of a record date, any notice required under this Section 5(g) must be given at least 20 days prior to the date so fixed, and in case of all other actions, any such notice must be given at least 30 days prior to the action is taken. Failure to give such notice, or any defect therein, will not affect the legality or validity of any such action.

      (h) As used in this Section 5, "Excluded Securities" means as follows:

(1)shares of common stock issued to officers, employees or directors of, or consultants to, the Corporation pursuant to any agreement, plan or arrangement approved by the board of directors, or shares of common stock underlying (A) options to purchase or rights to subscribe for shares of common stock, (B) securities by their terms convertible into or exchangeable for shares of common stock, or (C) options to purchase or rights to subscribe for such convertible or exchangeable securities, in each case as approved by the board of directors; and

(2)common stock issued upon the conversion of the Series I preferred stock.

   6.   Voting Rights.   Each holder of shares of Series I preferred stock is
entitled to one vote for each share of common stock into which each share of Series I preferred stock could then be converted, but for the restrictions on timing of conversion contained in Section 4(a) (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to that vote, each holder has full voting rights and powers equal to the voting rights and powers of the holders of common stock and is entitled to vote, together with holders of common stock and not as a separate class (except as required by law), with respect to any question upon which holders of common stock have the right to vote.

   D. The powers, preferences, rights, restrictions, and other matters relating to the Series J preferred stock are as follows:

   1.   Stated Value.   The stated value of each share of Series J preferred
stock (the "Series J Stated Value") is $6.00, subject to adjustment for stock dividends, combinations, splits, recapitalizations and the like with respect to the Series J preferred stock.

   2.   Dividends.   (a) Each holder of one or more shares of Series J
preferred stock is entitled to receive, when and as declared by the board of directors, but only out of funds that are legally available therefor, cash dividends at the rate of 12% per annum of the Series J Stated Value on each share of Series J preferred stock. These dividends accrue on each share of Series J preferred stock from the date of issuance and accrue daily, whether or not earned or declared. These dividends are cumulative and are payable on March 31 and September 30 of each year, if declared by the board of directors.

       (b) Unless all cumulative dividends on shares of Series J preferred stock have been paid in cash or been declared in full and cash sums set apart to pay those dividends, the Corporation may not pay or declare any dividend, whether in cash or property, or make any other distribution, to holders of common stock or any other stock of the Corporation ranking junior to the Series J preferred stock as to dividends or liquidation rights (any such stock, "Series J Junior Stock"), nor may the Corporation purchase, redeem, or otherwise acquire for value any shares of Series J Junior Stock (except for shares of common stock that it acquires (1) under any agreement permitting or requiring the Corporation to purchase shares of common stock held by any Person upon that Person ceasing to provide services to the Corporation or (2) upon exercising a right of first refusal upon proposed transfer by a holder of common stock).

       (c) For purposes of Section 2(b), the Series J preferred stock ranks on a parity with the Series I preferred stock. If the Corporation pays in cash any dividends on the Series I preferred stock, or declares any dividends on the Series I preferred stock and sets apart cash sums to pay those dividends, it shall also pay in cash, or declare and set apart cash sums to pay, as applicable, dividends on the Series J preferred stock representing a percentage of cumulated Series J dividends that is equal to the percentage of cumulated Series I dividends that is represented by the dividends paid or declared on the Series I preferred stock.

   3.  Liquidation.   (a) Upon occurrence of a Liquidating Event, each holder
of shares of Series J preferred stock will be entitled to receive out of the remaining assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Series J Junior Stock, an amount per share of Series J preferred stock (this amount, the "Series J Liquidation Amount") equal to the Series J Stated Value plus an amount equal to all accumulated and unpaid dividends (whether or not declared by the board of directors) on each share up to the date fixed for distribution. After payment of the full amount of the liquidating distribution to which they are entitled, holders of shares of Series J preferred stock will not be entitled to participate any further in any distribution of assets by the Corporation. If upon occurrence of a Liquidating Event the assets of the Corporation available for distribution to its stockholders are insufficient to pay the holders of the Series J preferred stock the full Series J Liquidation Amount, holders of Series I preferred stock will share ratably in any distribution of assets so that each such holder receives, per share, the same percentage of the Series J Liquidation Amount.

       (b) For purposes of Section 3(a), the Series J preferred stock ranks on a parity with the Series I preferred stock. If the Corporation pays any portion of the Series I Liquidation Amount, it shall at the same time also pay a percentage of the Series J Liquidation Amount equal to the percentage of the Series I Liquidation Amount paid by the Corporation.

       (c) Subject to applicable law, any non-cash assets of the Corporation that are legally available for distribution upon dissolution or winding up of the Corporation must be promptly liquidated by a liquidating trust or similar entity.

       (d) A reorganization, consolidation or merger of the Corporation or a sale or other disposition of all or substantially all the assets of the Corporation will not constitute liquidation, dissolution, or winding up of the Corporation for purposes of this Section 3.

   4.   Voting Rights.   Holders of shares of Series J preferred stock are not
entitled to a vote with respect to their shares of Series J preferred stock, except as required by law.

   E. The rights of the common stock are as follows:

   1.   Dividend Rights.   Whenever the Corporation has paid, or declared and
set aside for payment, to the holders of outstanding shares of any class or series of stock having preference over the common stock as to the payment of dividends the full amount of any dividends to which those holders are entitled in preference to the common stock, then the Corporation may pay dividends on the common stock, and on any class or series of stock entitled to participate with the common stock as to dividends, out of any assets legally available for the payment of dividends, but only when declared by the board of directors of the Corporation.

   2.   Liquidation Rights.   In the event of any liquidation, dissolution, or
winding up of the Corporation, after payment or provision for payment of all debts and liabilities of the Corporation and after the Corporation has paid, or declared and set aside for payment, to the holders of the outstanding shares of any class or series of stock having preference over the common stock in any such event the full preferential amounts to which they are entitled, the Corporation shall pay the holders of the common stock, and of any class or series of stock entitled to participate with the common stock as to distribution of assets, the remaining assets of the Corporation available for distribution, in cash or in kind.

   3.   Voting Rights.   Each holder of shares of common stock is entitled to
one vote for each share of common stock held by that voter.

                                   ARTICLE 5

                               PREEMPTIVE RIGHTS

   Holders of the capital stock of the Corporation are not entitled to preemptive rights with respect to any shares or other securities that the Corporation may issue.

                                   ARTICLE 6

                                   DIRECTORS

   A. The Corporation shall be under the direction of a board of directors. The board of directors shall consist of not less than seven directors nor more than 15 directors. The number of directors within this range shall be as stated in the Corporation's Bylaws, as may be amended from time to time, and shall initially consist of 13 directors. The board of directors shall divide the directors into three classes and, when the number of directors is changed, shall determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided, that the directors in each class shall be as nearly equal in number as possible; provided, further, that no decrease in the number of directors shall affect the term of any director then in office.

   B. The classification shall be such that the term of one class shall expire each succeeding year. The Corporation's board of directors shall initially be divided into three classes named Class I, Class II and Class III, with Class I initially consisting of five directors and Class II and III each initially consisting of four directors. The terms, classifications, qualifications and election of the board of directors and the filling of vacancies thereon shall be as provided herein and in the Bylaws.

   C. Subject to the foregoing, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be elected and qualified.

   D. Any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, shall be filled for the unexpired term by the concurring vote of a majority of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

   E. No director may be removed except for cause and then only by an affirmative vote of at least two-thirds of the total votes eligible to be voted by shareholders at a duly constituted meeting of shareholders called for such purpose. At least 30 days prior to such meeting of shareholders, written notice shall be sent to the director or directors whose removal will be considered at such meeting.

                                   ARTICLE 7

                                    BYLAWS

   The board of directors or the shareholders may from time to time amend the bylaws of the Corporation. Such action by the board of directors shall require the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the board of directors called for such purpose. Such action by the shareholders shall require the affirmative vote of at least two-thirds of the total votes eligible to be voted at a duly constituted meeting of shareholders called for such purpose.

                                   ARTICLE 8

                               SPECIAL MEETINGS

   Special meetings of shareholders may be called at any time but only by the chairman of the board or the president of the Corporation or by the board of directors of the Corporation.

                                   ARTICLE 9

                               REGISTERED OFFICE

   The street address of the Corporation's initial registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of its initial registered agent at such address is The Corporation Trust Company.

                                  ARTICLE 10

                    CRITERIA FOR EVALUATING CERTAIN OFFERS.

   The board of directors of the Corporation, when evaluating any offer to (i) make a tender or exchange offer for the common stock of the Corporation, (ii) merge or consolidate the Corporation with another institution, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation the economic effects of acceptance of such offer on (a) depositors, borrowers and employees of the insured institution subsidiary or subsidiaries of the Corporation, and on the communities in which such subsidiary or subsidiaries operate or are located and (b) the ability of such subsidiary or subsidiaries to fulfill the objectives of an insured institution under applicable federal statutes and regulations.

                                  ARTICLE 11

                        CERTAIN BUSINESS COMBINATIONS.

   The votes of shareholders and directors required to approve any Business Combination shall be as set forth in this Article 11. The term "Business Combination" is used as defined in subsection 1 of this Article 11. All other capitalized terms not otherwise defined in this Article 11 or elsewhere in this Certificate of Incorporation are used as defined in subsection 3 of this
Article 11.

   Subsection 1.   Vote Required for Certain Business Combinations.

   A.   Higher Vote for Certain Business Combinations.   In addition to any
affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in subsection 2 of this Article 11:

(i)any merger, consolidation or share exchange of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after the merger, consolidation or share exchange would be, an Affiliate or Associate (as the terms are hereinafter defined) of such Interested Shareholder prior to the transaction; or

(ii)any sale, lease, exchange, mortgage, pledge, transfer or other disposition other than in the usual and regular course of business (in one transaction or a series of transactions in any twelve-month period) to any Interested Shareholder or any Affiliate or Associate of such Interested Shareholder, other than the Corporation or any of its Subsidiaries, of any assets of the Corporation or any Subsidiary having, measured at the time the transaction or transactions are approved by the board of directors of the Corporation, an aggregate book value as of the end of the Corporation's most recent fiscal quarter of ten percent or more of the total Market Value (as hereinafter defined) of the outstanding shares of the Corporation or of its net worth as of the end of its most recent fiscal quarter; or

(iii)the issuance or transfer by the Corporation, or any Subsidiary (in one transaction or a series of transactions) of any equity securities of the Corporation or any Subsidiary having an aggregate Market Value of five percent or more of the total Market Value of the outstanding shares of the Corporation to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, other than the Corporation or any of its Subsidiaries, except pursuant to the exercise of warrants, rights or options to subscribe to or purchase securities offered, issued or granted pro rata to all holders of the Voting Stock (as hereinafter defined) of the Corporation or any other method affording substantially proportionate treatment to the holders of Voting Stock; or

(iv)the adoption of any plan or proposal for the liquidation or dissolution of the Corporation or any Subsidiary proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of such Interested Shareholder, other than the Corporation or any of its Subsidiaries; or

(v)any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, in one transaction or a series of transactions, of increasing the proportionate amount of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, other than the Corporation or any of its Subsidiaries;

shall be approved by affirmative vote of at least (a) the holders of two-thirds of the total number of outstanding shares of Voting Stock and (b) the holders of a majority of the voting power of the outstanding shares of Voting Stock, excluding for purposes of calculating the affirmative vote and the total number of outstanding shares of Voting Stock under this clause (b), all shares of Voting Stock of which the beneficial owner is the Interested Shareholder involved in the Business Combination or any Affiliate or Associate of such Interested Shareholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law.

   B.   Definition of "Business Combination."   The term "Business Combination"
as used in this Article 11 shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this subsection 1.

   Subsection 2.   When Higher Vote Is Not Required.

   The provisions of subsection 1 of this Article 11 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either paragraph A, or paragraph B are met:

   A.   Approval by Continuing Directors.   The Business Combination shall have
been approved by at least two-thirds of the Continuing Directors (as hereinafter defined) then in office at a duly constituted meeting of the board of directors of the Corporation called for such purpose.

   B.   Price and Procedure Requirements.   All of the following conditions
shall have been met:

(i)The aggregate amount of the cash and the Market Value as of the Valuation Date (as hereinafter defined) of the Business Combination of consideration other than cash to be received per share by holders of common stock in such Business Combination shall be at least equal to the highest of the following:

   (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of common stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; or

   (b) the Market Value per share of common stock of the same class or series on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article 11 as the "Determination Date"), whichever is higher; or

   (c) the price per share equal to the Market Value per share of common stock of the same class or series determined pursuant to subdivision (i)(b) hereof, multiplied by the fraction of (1) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealer's fees) paid by the Interested Shareholder for any shares of common stock of the same class or series acquired by it within the two-year period immediately prior to the Announcement Date, over (2) the Market Value per share of common stock of the same class or series on the first day in such two-year period on which the Interested Shareholder acquired shares of common stock.

(ii)The aggregate amount of the cash and the Market Value as of the Valuation Date of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Voting Stock, other than common stock, shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock):

   (a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class or series of Voting Stock acquired by it: (1) within two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; or

   (b) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

   (c) the Market Value per share of such class or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; or

   (d) the price per share equal to the Market Value per share of such class or series of stock determined pursuant to subdivision (ii)(c) hereof multiplied by the fraction of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of any class or series of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date over (2) the Market Value per share of the same class or series of Voting Stock on the first day in such two-year period on which the Interested Shareholder acquired any shares of the same class or series of Voting Stock.

(iii)The consideration to be received by holders of a particular class or series of outstanding Voting Stock shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class or series of Voting Stock. If the Interested Shareholder has paid for shares of any class or series of Voting Stock with varying forms of consideration, the form of consideration for such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock previously acquired by it.

(iv)After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (a) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred stock of the Corporation, unless the failure so to declare and pay such dividends is approved by a majority of the Continuing Directors;
    (b) there shall have been (1) no reduction in the annual rate of dividends paid on any class or series of the capital stock of the Corporation (except as necessary to reflect any subdivision of the capital stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of common stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Interested Shareholder shall not have become the beneficial owner of any additional shares of capital stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder or by virtue of proportionate stock splits or stock dividend.

(v)After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any of its Subsidiaries (whether in anticipation of or in connection with such Business Combination or otherwise).

(vi)A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the Corporation at least 20 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

   Subsection 3.   Certain Definitions.

   For the purposes of this Article 11:

   A. "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

(i)is the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding Voting Stock; or

(ii)is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding Voting Stock.

   B. "Beneficial owner," when used with respect to any Voting Stock, means a person:

(i)that, individually or with any of its Affiliates or Associates, beneficially owns Voting Stock directly or indirectly; or

(ii)that, individually or with any of its Affiliates or Associates, has (a) the right to acquire Voting Stock (whether such right is exercisable immediately or only after passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; (b) the right to vote or direct the voting of Voting Stock pursuant to any agreement, arrangement or understanding; or (c) the right to dispose of or to direct the disposition of Voting Stock pursuant to any agreement, arrangement or understanding; or

(iii)that, individually or with any of its Affiliates or Associates, has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of Voting Stock with any other person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such shares of Voting Stock.

   C. For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph A of this subsection 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph B of this subsection 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

   D. "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control, with a specified person.

   E. "Associate," when used to indicate a relationship with any person, means: (1) any domestic or foreign corporation or organization, other than the Corporation or a subsidiary of the Corporation, of which such person is an officer, director or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities; (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such person, or any relative of such spouse who has the same home as such person or who is a director or officer of the Corporation or any of its Affiliates.

   F. "Subsidiary" means any corporation of which Voting Stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by the Corporation.

   G. "Continuing Director" means any member of the board of directors of the Corporation who is unaffiliated with the Interested Shareholder and was a member of the board of directors of the Corporation prior to the time that the Interested Shareholder (including any Affiliate or Associate of such Interested Shareholder) became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the board of directors of the Corporation.

   H.   "Market Value" means:

(i)in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the composite tape for New York Stock Exchange-listed stocks, or, if such stock is not quoted on the composite tape, or the New York Stock Exchange, or, if such stock is not listed on such exchange, the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the board of directors of the Corporation in good faith; and

(ii)in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the board of directors of the Corporation in good faith.

   I. "Valuation Date" means: (A) For a business combination voted on by shareholders, the latter of the day prior to the date of the shareholders vote or the date twenty days prior to the consummation of the Business Combination; and (B) for a Business Combination not voted upon by the shareholders, the date of the consummation of the Business Combination.

   J. "Voting Stock" means the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

   K. In the event of any Business Combination in which the Corporation is the surviving corporation, the phrase "consideration other than cash to be received" as used in paragraphs B(i) and B(ii) of Section 2 of this Article 11 shall include the shares of common stock and/or the shares of any other class or series of outstanding Voting Stock retained by the holder of such shares.

   Subsection 4.   Powers of the Board of Directors.

   A majority of the Corporation's directors then in office shall have the power and duty to determine for the purpose of this Article 11, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Shareholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, and (D) whether the requirements of paragraph B of Section 2 have been met with respect to any Business Combination; and the good faith determination of a majority of the board of directors on such matters shall be conclusive and binding for all the purposes of this Article 11.

   Subsection 5.   No Effect on Fiduciary Obligations of Interested
Shareholders.

   Nothing contained in this Article 11 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

                                  ARTICLE 12

                                ANTI-GREENMAIL

   A. Any direct or indirect purchase or other acquisition by the Corporation of any Voting Stock (as defined in Article 11 hereof) from any Significant Shareholder (as hereinafter defined) who has been the beneficial owner (as defined in Article 11 hereof) of such Voting Stock for less than two years prior to the date of such purchase or other acquisition shall, except as hereinafter expressly provided, require the affirmative vote of the holders of at least a majority of the total number of outstanding shares of Voting Stock, excluding in calculating such affirmative vote and the total number of outstanding shares all Voting Stock beneficially owned by such Significant Shareholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, but no such affirmative vote shall be required with respect to any purchase or other acquisition of Voting Stock made as part of a tender or exchange offer by the Corporation to purchase Voting Stock on the same terms from all holders of the same class of Voting Stock and complying with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations hereunder.

   B. For the purposes of this Article 12, "Significant Shareholder" shall mean any person (other than the Corporation or any corporation of which a majority of any class of Voting Stock is owned, directly or indirectly, by the Corporation) who or which is the beneficial owner, directly or indirectly, of five percent or more of the voting power of the outstanding Voting Stock.

   C. Nothing contained in this Article 12 shall be construed to relieve any interested shareholder from any fiduciary obligation imposed by law.

                                  ARTICLE 13

                              SHAREHOLDER ACTION

   Any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be affected by any consent in writing by such holders, unless such consent is unanimous.

                                  ARTICLE 14

                   AMENDMENT OF CERTIFICATE OF INCORPORATION

   Except as set forth in this Article 14 or as otherwise specifically required by law, no amendment of any provision of this Certificate of Incorporation shall be made unless such amendment has been first proposed by the board of directors of the Corporation upon the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the board of directors called for such purpose and thereafter approved by the shareholders of the Corporation by the affirmative vote of the holders of at least a majority of the shares entitled to vote thereon at a duly called annual or special meeting; provided, however, that if such amendment is to the provisions set forth in this clause of Article 14 or in Article 6, 7, 8, 10, 11, 12 or 13, such amendment must be approved by the affirmative vote of the holders of at least two-thirds of the shares entitled to vote thereon rather than a majority; provided, further, that if such amendment is to the provisions set forth in this clause of Article 14 or in Article 11, such amendment must be approved by the affirmative vote of the holders of at least 80 percent of the shares entitled to vote thereon rather than a majority.

                                  ARTICLE 15

                              PERSONAL LIABILITY

   A. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the Delaware General Corporation Law. If the Delaware General Corporation Law is hereafter amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

   B. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation will not adversely affect any right or protection of a director of the Corporation existing at the time of that repeal or modification.

                                  ARTICLE 16

                                INDEMNIFICATION

   A. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents (and any other person that Delaware law permits this Corporation to provide indemnification to) through bylaw provisions, agreements with those agents or other persons, vote of stockholders or disinterested directors or otherwise, subject only to limits created by applicable Delaware law (statutory or non-statutory) with respect to action for breach of duty to the Corporation, its stockholders, and others.

   B. The indemnification and other rights set forth in this Article 16 are not exclusive of any provisions with respect thereto in the bylaws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

   C. The Corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or a direct or indirect subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another entity or enterprise, or was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another entity or enterprise at the request of that predecessor corporation, and the Corporation shall advance all expenses actually or reasonably incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the General Corporation Law of the State of Delaware. In any proceeding against the Corporation to enforce these rights, each such person will be presumed to be entitled to indemnification and the Corporation will have the burden of proving that that person has not met the standards of conduct for permissible indemnification set forth in the General Corporation Law of the State of Delaware, except that if the General Corporation Law of the State of Delaware requires the payment of such expenses in advance of the final disposition of a proceeding, the Corporation may only pay such expenses if that person undertakes to repay the Corporation if it is ultimately determined that he or she was not entitled to indemnification.

   D. It will be presumed that the directors and officers of the Corporation relied upon the rights to indemnification and advancement of expenses conferred by this Article 16 in serving or continuing to serve the Corporation, and those rights are enforceable as contract rights. Any rights to indemnification of any such director or officer will only apply to any loss, liability or expenses incurred by that director or officer in connection with proceedings brought against that person in the capacities in which he or she serves the Corporation. The Corporation may, upon written demand presented by a director or officer of the Corporation or of a direct or indirect subsidiary of the Corporation, or by a person serving at the request of the Corporation as a director or officer of another entity or enterprise, enter into contracts to provide those persons with specified rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the General Corporation Law of the State of Delaware, as amended and in effect from time to time.

   E. If a claim under this Article 16 is not paid in full by the Corporation within 60 days after the Corporation has received a written claim, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of claim and, if successful in whole or in part, the claimant will be entitled also to be paid the expenses of prosecuting that claim. It will be a defense to any such action (other than an action brought to enforce the right to be advanced expenses incurred in defending any proceeding prior to its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the claimant will be presumed to be entitled to indemnification and the Corporation will have the burden of proving that the claimant has not met the standards of conduct for permissible indemnification set forth in the General Corporation Law of the State of Delaware.

   F. If the General Corporation Law of the State of Delaware is hereafter amended to permit the Corporation to provided broader indemnification rights than the Corporation was permitted by law to provide prior to that amendment, the indemnification rights conferred by this Article 16 will be broadened to the fullest extend permitted by the General Corporation Law of the State of Delaware, as so amended. No amendment to or repeal of this Article 16 will affect or diminish in any way the rights of any indemnitee to indemnification under the provisions of this Article 16 with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of any such amendment or repeal.

   G. Neither amendment nor repeal of this Article 16 nor adoption of any provision of this amended and restated certificate of incorporation inconsistent with this Article 16 will eliminate or reduce the effect of this
Article 16 in respect of any matter occurring before that amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter that would have given rise to a right of indemnification or right to receive expenses pursuant to this Article 16 if that provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

   H. The Corporation is entitled to purchase and maintain indemnity insurance to guard against future expenses.

                                  ARTICLE 17

                 CERTAIN RESTRICTIONS ON THE TRANSFER OF STOCK

   In order to preserve the net operating loss carryovers, net capital loss carryovers, and certain other attributes (the "Tax Benefits") to which the Corporation is entitled pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute (collectively the "Code") and the regulations thereunder, the following restrictions shall apply until December 31, 2008, unless the board of directors of the Corporation shall fix an earlier or later date in accordance with subsection 8 of this Article 17 (such date is sometimes referred to herein as the "Expiration Date"):

   Subsection 1.   Restrictions and Definitions.   From and after April 11,
1994, no person other than the Corporation shall transfer any shares of stock of the Corporation (other than stock described in Section 1504(a)(4) of the Code or any successor statute, or stock that is not so described solely because it is entitled to vote as a result of dividend arrearages) to any person to the extent that such transfer, if effective, would cause the Ownership Interest Percentage of the transferee or any other person to increase above 4.9 percent, whether or not said transferee or other person held stock of the Corporation in excess of such percentage before such transfer. For purposes of this Article 17, (a) "person" refers to any individual, corporation, estate, trust, association, company, partnership, joint venture, or similar organization; (b) a person's Ownership Interest Percentage shall be the sum of (i) such person's direct ownership interest in the Corporation as determined under Treasury Regulation Section 1.382-2T(f)(8) or any successor regulation, (ii) such person's indirect ownership interest in the Corporation as determined under Treasury Regulation Section 1.382-2T(f)(15) or any successor regulation, and
(iii) such person's additional deemed ownership interest in the Corporation as determined under Proposed Treasury Regulation Section 1.1502-92(c) or any successor regulation, except that, for purposes of determining a person's direct ownership interest in the corporation, any ownership interest held by such person in the Corporation described in Treasury Regulation Section 1.382-2T(f)(18)(iii)(A) or any successor regulation shall be treated as stock of the Corporation, and for purposes of determining a person's indirect ownership interest in the Corporation, Treasury Regulations Sections 1.382-2T(g)(2), 1.382-2T(h)(2)(iii) and 1.382-2T(h)(6)(iii) or any successor regulations shall not apply and any stock that would be attributed to such person pursuant to the option attribution rules of Treasury Regulation Section 1.382-2T(h)(4) and Treasury Regulation Section 1.382-4 or any successor regulations, if to do so would result in an ownership change, shall be attributed to such person without regard to whether such attribution results in an ownership change; (c) "transfer" refers to any means of conveying legal or beneficial ownership of shares of stock of the Corporation, whether such means is direct or indirect, voluntary or involuntary, including, without limitation, the transfer of ownership of any entity that owns shares of stock of the Corporation, and "transferee" means any person to whom stock of the Corporation is transferred.

   Subsection 2.   Exceptions.   Any transfer of shares of stock of the
Corporation that would otherwise be prohibited pursuant to the preceding subsection shall nonetheless be permitted if information relating to a specific proposed transaction is presented to the board of directors of the Corporation and the board determines (based, at its option, upon an opinion of legal counsel selected by the board to that effect) that such transaction will not jeopardize the Tax Benefits. Nothing in this subsection shall be construed to limit or restrict the board of directors of the Corporation in the exercise of its fiduciary duties under applicable law.

   Subsection 3.   Attempted Transfer in Violation of Transfer Restrictions.
Unless approval of the board of directors of the Corporation is obtained as provided in subsection 2 of this Article 17, any attempted transfer of shares of stock of the Corporation in excess of the shares that could be transferred to the transferee without restriction under subsection 1 of this Article 17 is not effective to transfer ownership of such excess shares (the "Prohibited Shares") to the purported acquiror thereof (the "Purported Acquiror"), who shall not be entitled to any rights as a shareholder of the Corporation with respect to the Prohibited Shares (including, without limitation, the right to vote or to receive dividends with respect thereto). All rights with respect to the Prohibited Shares shall remain the property of the person who initially purported to transfer the Prohibited Shares to the Purported Acquiror (the "Initial Transferor") until such time as the Prohibited Shares are resold as set forth in subsection 3(A) or (B) of this Article 17. The Purported Acquiror, by acquiring ownership of shares of stock of the Corporation that are not Prohibited Shares, shall be deemed to have consented to all the provisions of this Article 17 and to have agreed to act as provided in the following subsection 3(A).

(A)Upon demand by the Corporation, the Purported Acquiror shall transfer any certificate or other evidence of purported ownership of the Prohibited Shares within the Purported Acquiror's possession or control, along with any dividends or other distributions paid by the Corporation with respect to the Prohibited Shares that were received by the Purported Acquiror (the "Prohibited Distribution"), to an agent designated by the Corporation (the "Agent"). If the Purported Acquiror has sold the Prohibited Shares to an unrelated party in an arms-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold the Prohibited Shares as agent for the Initial Transferor, and in lieu of transferring the Prohibited Shares and Prohibited Distributions to the Agent shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the "Resale Proceeds") except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to the following subsection 3(B) if the Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported transfer of the Prohibited Shares by the Purported Acquiror other than a transfer described in one of the two preceding sentences shall not be effective to transfer any ownership of the Prohibited Shares.

(B)The Agent shall sell in an arms-length transaction (through the Nasdaq Stock Market, if possible) any Prohibited Shares transferred to the Agent by the Purported Acquiror, and the proceeds of such sale (the "Sales Proceeds"), or the Resale Proceeds, if applicable, shall be allocated to the Purported Acquiror up to the following amount: (i) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Shares, and (ii) where the purported transfer of the Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported transfer, the fair market value of the Prohibited Shares at the time of such purported transfer. Subject to the succeeding provisions of this subsection, any Resale Proceeds or Sales Proceeds in excess of the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions, shall be the property of the Initial Transferor. If the identity of the Initial Transferor cannot be determined by the Agent through inquiry made to the Purported Acquiror, the Agent shall publish appropriate notice (in The Wall Street Journal, if possible) for seven (7) consecutive business days in an attempt to identify the Initial Transferor in order to transmit any Resale Proceeds or Sales Proceeds or Prohibited Distributions due to the Initial Transferor pursuant to this subsection. The Agent may also take, but is not required to take, other reasonable actions to attempt to identify the Initial Transferor. If after ninety (90) days following the final publication of such notice the Initial Transferor has not been identified, any amounts due to the Initial Transferor pursuant to this subsection may be paid over to a court or governmental agency, if applicable law permits, or otherwise shall be transferred to an entity designated by the Corporation that is described in Section 501(c)(3) of the Code. In no event shall any such amounts due to the Initial Transferor inure to the benefit of the Corporation or the Agent, but such amounts may be used to cover expenses (including but not limited to the expenses of publication) incurred by the Agent in attempting to identify the Initial Transferor.

   Subsection 4.   Prompt Enforcement Against Purported Acquiror.   Within
thirty (30) business days of learning of a purported transfer of Prohibited Shares to a Purported Acquiror, the Corporation through its Secretary shall demand that the Purported Acquiror surrender to the Agent the certificates representing the

Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror within thirty (30) business days from the date of such demand, the Corporation shall institute legal proceedings to compel such transfer, provided, however, that nothing in this subsection 4 shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and also provided that failure of the Corporation to act within the time periods set out in this subsection 4 shall not constitute a waiver of any right of the Corporation to compel any transfer required by subsection 3(A) of this Article 17.

   Subsection 5.   Additional Actions to Prevent Violation or Attempted
Violation.   Upon a determination by the board of directors of the Corporation that there has been or is threatened a purported transfer of Prohibited Shares to a Purported Acquiror, the board of directors may take such action in addition to any action required by the preceding subsection as it deems advisable to give effect to the provisions of this Article 17, including, without limitation, refusing to give effect on the books of this Corporation to such purported transfer or instituting proceedings to enjoin such purported transfer.

   Subsection 6.   Obligation to Provide Information.   The Corporation may
require as a condition to the registration of the transfer of any shares of its stock that the proposed transferee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the proposed transferee's direct or indirect ownership interests in, or options to acquire, stock of the Corporation.

   Subsection 7.   Legends.   All certificates evidencing ownership of shares
of stock of this Corporation that are subject to the restrictions on transfer contained in this Article 17 shall bear a conspicuous legend referencing the restrictions set forth in this Article 17.

   Subsection 8.   Further Actions.   Nothing contained in this Article 17
shall limit the authority of the board of directors of the Corporation to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and the interests of the holders of its securities in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the board of directors of the Corporation may (i) accelerate or extend the Expiration Date, (ii) modify the Ownership Interest Percentage in the Corporation specified in the first sentence of subsection 1, (iii) modify the definitions of any terms set forth in this Article 17 as reasonably necessary or desirable to preserve the Tax Benefits under the Code and the regulations thereunder, or (iv) determine that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, which determination shall be based upon an opinion of legal counsel to the Corporation and which determination shall be filed with the Secretary of the Corporation and mailed by the Secretary to shareholders of this Corporation within ten (10) days after the date of any such determination.

   This amended and restated certificate of incorporation is being signed on , 2002.


                                            By:________________________________
                                             [Name]
                                             [Title]

                                                                        ANNEX C

    [_] 311 SOUTH WACKER DRIVE, SUITE 4200 [_] CHICAGO, ILLINOIS 60606 [_]
                       312-697-4600 [_] Fax 312-697-0112

DUFF & PHELPS, LLC

November 27, 2001

Board of Directors
The Aristotle Corporation
27 Elm St.
New Haven, CT 06510

Dear Members of the Board of Directors:

   Duff & Phelps, LLC ("Duff & Phelps") has been retained as an independent financial advisor to the Board of Directors (the "Board") of The Aristotle Corporation ("Aristotle" or the "Company") to render an opinion (the "Opinion") as to whether the proposed merger (the "Merger" and, together with certain other related actions, the "Proposed Transaction") of Aristotle with Nasco International, Inc. ("Nasco"), an indirect subsidiary of Geneve Corporation ("Geneve"), is fair, from a financial point of view, to the stockholders of the Company other than Geneve.

Description of the Proposed Transaction

   The following are the key provisions of the Proposed Transaction:

    1. Just prior to the Merger, the Company will distribute to its common stockholders, pro rata, a dividend of one share of newly issued Series I Convertible Voting Cumulative 11.0% Preferred Stock ("Series I Preferred Stock") for every share of Aristotle common stock outstanding on the date of the Merger.

    2. In the Merger, the issued and outstanding shares of Nasco common stock will be converted into 15 million shares of Aristotle common stock and 10 million shares of newly authorized Series J Non-Voting Cumulative 12.0% Preferred Stock ("Series J Preferred Stock"). In addition, the shares of Series I Preferred Stock issued to Geneve will be exchanged for an identical number of shares of Series J Preferred Stock.

    3. All stock options issued as part of the Company's 1986 Stock Option Plan shall be exercised or cancelled prior to the Merger.

    4. Stock options issued as part of the Company's 1997 Stock Option Plan will not be cancelled as part of the Merger. If these options are exercised after the Merger, the option holder shall be entitled to one share of the Company's common stock and one share of Series I Preferred Stock for each option.

    5. Holders of Company stock appreciation rights (SARs) shall have the exercise price of their SARs reduced by $6.00 as a condition of the Merger.

Scope of Analysis

   In conducting our analysis and arriving at our Opinion, we reviewed and analyzed, among other things:

    . The Agreement and Plan of Merger among The Aristotle Corporation, Geneve Corporation, Nasco Holdings, Inc., and Nasco International, Inc., dated as of November 27, 2001 (the "Merger Agreement").

    . The proposed Amended and Restated Certificate of Incorporation of The Aristotle Corporation to be effectuated as part of the Proposed Transaction.

    . Form 10-K for the Company filed with the Securities and Exchange Commission ("SEC") for the fiscal years ended June 30, 2000 and 2001.

    . Form 10-Q for the Company filed with the SEC for the three months ended September 30, 2001.

    . Audited financial statements for Nasco for the fiscal years ended December 31, 1998, 1999 and 2000.

    . Interim financial statements for Nasco for the nine months ended September 30, 2000 and 2001, prepared by Nasco management.

    . Certain operating and financial information provided to us by the management of Aristotle and Nasco, including financial projections.

    . Historical stock prices and trading volume of the common stock of the Company.

    .  Transactions involving companies deemed similar to Aristotle.

    . Financial information and market valuations of publicly traded companies that we deemed to be reasonably comparable to Aristotle and Nasco.

    . Other financial studies, analyses, and investigations as we deemed appropriate.

   Duff & Phelps held discussions with members of the senior management of Nasco regarding the history, current business operations, financial condition and future prospects of Nasco at its headquarters in Fort Atkinson, Wisconsin. Duff & Phelps also held discussions with members of the senior management of Aristotle regarding the history, current business operations, financial condition and future prospects of the Company. Duff & Phelps took into account our assessment of general economic, market and financial conditions, as well as our experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps did not make any independent appraisals of the physical assets or liabilities of Aristotle or Nasco.

   In performing our analysis and rendering our Opinion with respect to the Proposed Transaction, Duff & Phelps relied upon the accuracy and completeness of all information provided to us, whether obtained from public or private sources, including Aristotle and Nasco management, and we did not attempt to independently verify such information. With respect to financial forecasts, we have assumed that these have been reasonably prepared on bases reflecting the best currently available estimates of Aristotle and Nasco. Duff & Phelps's Opinion further assumes that information supplied and representations made by the management of Aristotle and Nasco are substantially accurate regarding the Company, Nasco, and the background and terms of the Proposed Transaction. Neither Company management nor the Board placed any limitation on Duff & Phelps with respect to the procedures we followed or factors we considered in rendering our Opinion.

   On November 21, 2001, we participated in a meeting at which the Board considered whether to approve the Merger Agreement and the Proposed Transaction. At such meeting, we advised the Board orally that it was our opinion that the Proposed Transaction is fair, from a financial point of view, to the stockholders of the Company other than Geneve. This Opinion is being delivered to the Board to confirm in writing the opinion we expressed orally to the Board at its November 21, 2001, meeting. Duff & Phelps has prepared this Opinion effective as of the date set forth above and the Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date.

   It is understood that this letter is only for the information of the Board, the Company and its stockholders. Except for its inclusion in the Company's SEC filings (which we understand will include a proxy statement to be distributed to the Company's stockholders), to which we consent, or as required under the disclosure requirements of the securities laws and applicable law or legal process, this letter may not be quoted or referred to, in whole or in part, in any written document or used for any other purpose without our prior consent.

Conclusion

   Based upon and subject to the foregoing, Duff & Phelps is of the opinion that the Proposed Transaction is fair, from a financial point of view, to the stockholders of the Company other than Geneve.

                                          Respectfully submitted,

                                          /S/  DUFF & PHELPS, LLC

                                          DUFF & PHELPS, LLC

                                                                        ANNEX D

                           THE ARISTOTLE CORPORATION

               2002 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK PLAN

1. DEFINITIONS.

   Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this The Aristotle Corporation 2002 Employee, Director and Consultant Stock Plan, have the following meanings:

   Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the Administrator means the Committee.

   Affiliate means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

   Board of Directors means the Board of Directors of the Company.

   Code means the United States Internal Revenue Code of 1986, as amended.

   Committee means the committee of the Board of Directors to which the Board of Directors has delegated power to act under or pursuant to the provisions of the Plan.

   Common Stock means shares of the Company's common stock, $.01 par value per share.

   Company means The Aristotle Corporation, a Delaware corporation.

   Disability or Disabled means permanent and total disability as defined in
   Section 22(e)(3) of the Code.

   Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate), designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.

   Fair Market Value of a Share of Common Stock means:

    (1)If the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or last price of the Common Stock on the Composite Tape or other comparable reporting system for the trading day immediately preceding the applicable date;

    (2)If the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in clause (1), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the trading day on which Common Stock was traded immediately preceding the applicable date; and

    (3)If the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine.

   ISO means an option meant to qualify as an incentive stock option under
   Section 422 of the Code.

   Non-Qualified Option means an option which is not intended to qualify as an ISO.

   Option means an ISO or Non-Qualified Option granted under the Plan.

   Option Agreement means an agreement between the Company and a Participant delivered pursuant to the Plan, in such form as the Administrator shall approve.

   Participant means an Employee, director or consultant of the Company or an Affiliate to whom one or more Stock Rights are granted under the Plan. As used herein, "Participant" shall include "Participant's Survivors" where the context requires.

   Plan means this The Aristotle Corporation 2002 Employee, Director and Consultant Stock Plan.

   Shares means shares of the Common Stock as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Paragraph 3 of the Plan. The Shares issued under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.

   Stock Grant means a grant by the Company of Shares under the Plan.

   Stock Grant Agreement means an agreement between the Company and a Participant delivered pursuant to the Plan, in such form as the Administrator shall approve.

   Stock Right means a right to Shares of the Company granted pursuant to the Plan--an ISO, a Non-Qualified Option or a Stock Grant.

   Survivor means a deceased Participant's legal representatives and/or any person or persons who acquired the Participant's rights to a Stock Right by will or by the laws of descent and distribution.

2. PURPOSES OF THE PLAN.

   The Plan is intended to encourage ownership of Shares by Employees and directors of and certain consultants to the Company in order to attract such people, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate. The Plan provides for the granting of ISOs, Non-Qualified Options and Stock Grants.

3. SHARES SUBJECT TO THE PLAN.

   The number of Shares which may be issued from time to time pursuant to this Plan shall be 1,500,000, or the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Paragraph 23 of the Plan.

   If an Option ceases to be "outstanding", in whole or in part, or if the Company shall reacquire any Shares issued pursuant to a Stock Grant, the Shares which were subject to such Option and any Shares so reacquired by the Company shall be available for the granting of other Stock Rights under the Plan. Any Option shall be treated as "outstanding" until such Option is exercised in full, or terminates or expires under the provisions of the Plan, or by agreement of the parties to the pertinent Option Agreement.

4. ADMINISTRATION OF THE PLAN.

   The Administrator of the Plan will be the Board of Directors, except to the extent the Board of Directors delegates its authority to the Committee, in which case the Committee shall be the Administrator. Subject to the provisions of the Plan, the Administrator is authorized to:

    a. Interpret the provisions of the Plan or of any Option or Stock Grant and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;

    b. Determine which employees of the Company or of an Affiliate shall be designated as Employees and which of the Employees, directors and consultants shall be granted Stock Rights;

    c. Determine the number of Shares for which a Stock Right or Stock Rights shall be granted;

    d. Specify the terms and conditions upon which a Stock Right or Stock Rights may be granted; and

    e. Adopt any sub-plans applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax laws applicable to the Company or to Plan Participants or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to Options or Shares acquired upon exercise of Options.

provided, however, that all such interpretations, rules, determinations, terms and conditions shall be made and prescribed in the context of preserving the tax status under Section 422 of the Code of those Options which are designated as ISOs. Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final, unless otherwise determined by the Board of Directors, if the Administrator is the Committee.

5. ELIGIBILITY FOR PARTICIPATION.

   The Administrator will, in its sole discretion, name the Participants in the Plan, provided, however, that each Participant must be an Employee, director or consultant of the Company or of an Affiliate at the time a Stock Right is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of a Stock Right to a person not then an employee, director or consultant of the Company or of an Affiliate; provided, however, that the actual grant of such Stock Right shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the execution of the Agreement evidencing such Stock Right. ISOs may be granted only to Employees. Non-Qualified Options and Stock Grants may be granted to any Employee, director or consultant of the Company or an Affiliate. The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify him or her from, participation in any other grant of Stock Rights.

6. TERMS AND CONDITIONS OF OPTIONS.

   Each Option shall be set forth in writing in an Option Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Administrator may provide that Options be granted subject to such terms and conditions, consistent with the terms and conditions specifically required under this Plan, as the Administrator may deem appropriate including, without limitation, subsequent approval by the shareholders of the Company of this Plan or any amendments thereto. The Option Agreements shall be subject to at least the following terms and conditions:

    A. Non-Qualified Options: Each Option intended to be a Non-Qualified Option shall be subject to the terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards for any such Non-Qualified
       Option:

       a. Option Price: Each Option Agreement shall state the option price (per share) of the Shares covered by each Option, which option price shall be determined by the Administrator but shall not be less than the par value per share of Common Stock.

       b. Each Option Agreement shall state the number of Shares to which it pertains.

       c. Each Option shall terminate not more than five years from the date of grant or at such earlier time as the Option Agreement may provide.

       d. Each Option Agreement shall state the date or dates on which it first is exercisable and the date after which it may no longer be exercised, and may provide that the Option rights accrue or become exercisable in installments over a period of months or years, or upon the occurrence of certain conditions or the attainment of stated goals or events; and

       e. Exercise of any Option may be conditioned upon the Participant's execution of a Share purchase agreement in form satisfactory to the Administrator providing for certain protections for the Company and its other shareholders, including requirements that:

           i. The Participant's or the Participant's Survivors' right to sell or transfer the Shares may be restricted; and
           ii.The Participant or the Participant's Survivors may be required to execute letters of investment intent and must also acknowledge that the Shares will bear legends noting any applicable restrictions.

       f. Directors' Options:

           i. Each director of the Company who is not an employee of or consultant to the Company or any Affiliate, upon first being elected to the Board of Directors, shall be granted a Non-Qualified Option to purchase 2,500 Shares. Each such Option shall (i) have an exercise price equal to the Fair Market Value (per share) of the Shares on the date of grant of the Option, and
              (ii) be exercisable in full upon completion of one full year of service on the Board of Directors after the date of grant.

           ii.On the date of each reelection to the Board of Directors, provided that on such dates the director has been in the continued and uninterrupted service as a director of the Company or any Affiliate since his or her initial election or appointment and is not an employee or consultant to the Company or any Affiliate, each director shall be granted a Non-Qualified Option to purchase 500 Shares. Each such Option shall (i) have an exercise price equal to the Fair Market Value (per share) of the Shares on the date of grant of the Option, and (ii) be exercisable upon completion of one full year of service on the Board of Directors after the date of grant.

          iii.Any director entitled to receive an Option under this subparagraph may elect to decline the Option.

    B. ISOs: Each Option intended to be an ISO shall be issued only to an Employee and be subject to the following terms and conditions, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 of the Code and relevant regulations and rulings of the Internal Revenue Service:

       a. Minimum standards: The ISO shall meet the minimum standards required of Non-Qualified Options, as described in Paragraph 6(A) above, except clause (a) thereunder.

       b. Option Price: Immediately before the ISO is granted, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:

           i. 10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, the Option price per share of the Shares covered by each ISO shall not be less than 100% of the Fair Market Value per share of the Shares on the date of the grant of the Option; or

           ii.More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, the Option price per share of the Shares covered by each ISO shall not be less than 110% of the said Fair Market Value on the date of grant.

       c. Each ISO shall terminate not more than five years from the date of the grant or at such earlier time as the Option Agreement may provide.

       d. Limitation on Yearly Exercise: The Option Agreements shall restrict the amount of ISOs which may become exercisable in any calendar year (under this or any other ISO plan of the Company or an Affiliate) so that the aggregate Fair Market Value (determined at the time each ISO is granted) of the stock with respect to which ISOs are exercisable for the first time by the Participant in any calendar year does not exceed $100,000.

7. TERMS AND CONDITIONS OF STOCK GRANTS.

   Each offer of a Stock Grant to a Participant shall state the date prior to which the Stock Grant must be accepted by the Participant, and the principal terms of each Stock Grant shall be set forth in a Stock Grant Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Stock Grant Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards:

    (a)Each Stock Grant Agreement shall state the purchase price (per share), if any, of the Shares covered by each Stock Grant, which purchase price shall be determined by the Administrator but shall not be less than the minimum consideration required by the Delaware General Corporation Law on the date of the grant of the Stock Grant;

    (b)Each Stock Grant Agreement shall state the number of Shares to which the Stock Grant pertains; and

    (c)Each Stock Grant Agreement shall include the terms of any right of the Company to restrict or reacquire the Shares subject to the Stock Grant, including the time and events upon which such reacquisition rights shall accrue and the purchase price therefor, if any.

8. EXERCISE OF OPTIONS AND ISSUE OF SHARES.

   An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company or its designee, together with provision for payment of the full purchase price in accordance with this Paragraph for the Shares as to which the Option is being exercised, and upon compliance with any other condition(s) set forth in the Option Agreement. Such notice shall be signed by the person exercising the Option, shall state the number of Shares with respect to which the Option is being exercised and shall contain any representation required by the Plan or the Option Agreement. Payment of the purchase price for the Shares as to which such Option is being exercised shall be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Administrator, through delivery of shares of Common Stock having a Fair Market Value equal as of the date of the exercise to the cash exercise price of the Option and held for at least six months, or (c) at the discretion of the Administrator, by delivery of the grantee's personal note, for full, partial or no recourse, bearing interest payable not less than annually at no less than 100% of the applicable Federal rate, as defined in
Section 1274(d) of the Code, with or without the pledge of such Shares as collateral, or (d) at the discretion of the Administrator, in accordance with a cashless exercise program established in a securities brokerage firm, and approved by the Administrator, (e) at the discretion of the Administrator, by having the Company retain from the shares otherwise issuable upon exercise of the Option, a number of shares having the Fair Market Value equal as of the date of exercise to the exercise price of the Option, or (f) at the discretion of the Administrator, by any combination of (a), (b), (c) and (d) above. Notwithstanding the foregoing, the Administrator shall accept only such payment on exercise of an ISO as is permitted by Section 422 of the Code.

   The Company shall then reasonably promptly deliver the Shares as to which such Option was exercised to the Participant (or to the Participant's Survivors, as the case may be). In determining what constitutes "reasonably promptly," it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or "blue sky" laws) which requires the Company to take any action with respect to the Shares prior to their issuance. The Shares shall, upon delivery, be fully paid, non-assessable Shares.

   The Administrator shall have the right to accelerate the date of exercise of any installment of any Option; provided that the Administrator shall not accelerate the exercise date of any installment of any Option granted to an Employee as an ISO (and not previously converted into a Non-Qualified Option pursuant to Paragraph 26) if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code, as described in Paragraph 6.B.d.

   The Administrator may, in its discretion, amend any term or condition of an outstanding Option provided (i) such term or condition as amended is permitted by the Plan, (ii) any such amendment shall be made only with the consent of the Participant to whom the Option was granted, or in the event of the death of the Participant, the Participant's Survivors, if the amendment is adverse to the Participant, and (iii) any such amendment of any ISO shall be made only after the Administrator determines whether such amendment would constitute a "modification" of any Option which is an ISO (as that term is defined in Section 424(h) of the Code) or would cause any adverse tax consequences for the holder of such ISO.

9. ACCEPTANCE OF STOCK GRANT AND ISSUE OF SHARES.

   A Stock Grant (or any part or installment thereof) shall be accepted by executing the Stock Grant Agreement and delivering it to the Company or its designee, together with provision for payment of the full purchase price, if any, in accordance with this Paragraph for the Shares as to which such Stock Grant is being accepted, and upon compliance with any other conditions set forth in the Stock Grant Agreement. Payment of the purchase price for the Shares as to which such Stock Grant is being accepted shall be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months and having a fair market value equal as of the date of acceptance of the Stock Grant to the purchase price of the Stock Grant determined in good faith by the Administrator, or (c) at the discretion of the Administrator, by delivery of the grantee's personal note, for full or partial recourse as determined by the Administrator, bearing interest payable not less than annually at no less than 100% of the applicable Federal rate, as defined in
Section 1274(d) of the Code, or (d) at the discretion of the Administrator, by any combination of (a), (b) and (c) above.

   The Company shall then reasonably promptly deliver the Shares as to which such Stock Grant was accepted to the Participant (or to the Participant's Survivors, as the case may be), subject to any escrow provision set forth in the Stock Grant Agreement. In determining what constitutes "reasonably promptly," it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or "blue sky" laws) which requires the Company to take any action with respect to the Shares prior to their issuance.

   The Administrator may, in its discretion, amend any term or condition of an outstanding Stock Grant or Stock Grant Agreement provided (i) such term or condition as amended is permitted by the Plan, and (ii) any such amendment shall be made only with the consent of the Participant to whom the Stock Grant was made, if the amendment is adverse to the Participant.

10. RIGHTS AS A SHAREHOLDER.

   No Participant to whom a Stock Right has been granted shall have rights as a shareholder with respect to any Shares covered by such Stock Right, except after due exercise of the Option or acceptance of the Stock Grant and tender of the full purchase price, if any, for the Shares being purchased pursuant to such exercise or acceptance and registration of the Shares in the Company's share register in the name of the Participant.

11. ASSIGNABILITY AND TRANSFERABILITY OF STOCK RIGHTS.

   By its terms, a Stock Right granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as approved by the Administrator in its discretion and set forth in the applicable Option Agreement or Stock Grant Agreement. Notwithstanding the foregoing, an ISO transferred except in compliance with clause (i) above shall no longer qualify as an ISO. The designation of a beneficiary of a Stock Right by a Participant, with the prior approval of the Administrator and in such form as the Administrator shall prescribe, shall not be deemed a transfer prohibited by this Paragraph. Except as provided above, a Stock Right shall only be exercisable or may only be accepted, during the Participant's lifetime, only by such Participant (or by his or her legal representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Stock Right or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon a Stock Right, shall be null and void.

12. EFFECT ON OPTIONS OF TERMINATION OF SERVICE OTHER THAN "FOR CAUSE" OR DEATH OR DISABILITY.

   Except as otherwise provided in a Participant's Option Agreement, in the event of a termination of service (whether as an employee, director or consultant) with the Company or an Affiliate before the Participant has exercised an Option, the following rules apply:

    a. A Participant who ceases to be an employee, director or consultant of the Company or of an Affiliate (for any reason other than termination "for cause", Disability, or death for which events there are special rules in Paragraphs 13, 14, and 15, respectively), may exercise any Option granted to him or her to the extent that the Option is exercisable on the date of such termination of service, but only within such term as the Administrator has designated in a Participant's Option Agreement.

    b. Except as provided in Subparagraph (c) below, or Paragraph 14 or 15, an Option intended to be an ISO, in no event may be exercised after the earlier of (i) three months after the Participant's termination of employment, or (ii) the date of expiration of the term of the Option.

    c. The provisions of this Paragraph, and not the provisions of Paragraph 14 or 15, shall apply to a Participant who subsequently becomes Disabled or dies after the termination of employment, director status or consultancy, provided, however, in the case of a Participant's Disability or death within three months after the termination of employment, director status or consultancy, the Participant or the Participant's Survivors may exercise the Option within one year after the date of the Participant's termination of service, but in no event after the date of expiration of the term of the Option.

    d. Notwithstanding anything herein to the contrary, if subsequent to a Participant's termination of employment, termination of director status or termination of consultancy, but prior to the exercise of an Option, the Board of Directors determines that, either prior or subsequent to the Participant's termination, the Participant engaged in conduct which would constitute "cause", then such Participant shall forthwith cease to have any right to exercise any Option.

    e. A Participant to whom an Option has been granted under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a permanent and total Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant's employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.

    f. Except as required by law or as set forth in a Participant's Option Agreement, Options granted under the Plan shall not be affected by any change of a Participant's status within or among the Company and any Affiliates, so long as the Participant continues to be an employee, director or consultant of the Company or any Affiliate.

13. EFFECT ON OPTIONS OF TERMINATION OF SERVICE "FOR CAUSE".

   Except as otherwise provided in a Participant's Option Agreement, the following rules apply if the Participant's service (whether as an employee, director or consultant) with the Company or an Affiliate is terminated "for cause" prior to the time that all his or her outstanding Options have been exercised:

    a. All outstanding and unexercised Options as of the time the Participant is notified his or her service is terminated "for cause" will immediately be forfeited.

    b. For purposes of this Plan, "cause" shall include (and is not limited to) dishonesty with respect to the Company or any Affiliate, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company, and conduct substantially prejudicial to the business of the Company or any Affiliate. The determination of the Administrator as to the existence of "cause" will be conclusive on the Participant and the Company.

    c. "Cause" is not limited to events which have occurred prior to a Participant's termination of service, nor is it necessary that the Administrator's finding of "cause" occur prior to termination. If the Administrator determines, subsequent to a Participant's termination of service but prior to the exercise of an Option, that either prior or subsequent to the Participant's termination the Participant engaged in conduct which would constitute "cause", then the right to exercise any Option is forfeited.

    d. Any definition in an agreement between the Participant and the Company or an Affiliate, which contains a conflicting definition of "cause" for termination and which is in effect at the time of such termination, shall supersede the definition in this Plan with respect to that Participant.

14. EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR DISABILITY.

   Except as otherwise provided in a Participant's Option Agreement, a Participant who ceases to be an employee, director or consultant of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant:

    a. To the extent that the Option has become exercisable but has not been exercised on the date of Disability; and

    b. In the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of Disability of any additional vesting rights that would have accrued on the next vesting date had the Participant not become Disabled. The proration shall be based upon the number of days accrued in the current vesting period prior to the date of Disability.

   A Disabled Participant may exercise such rights only within the period ending one year after the date of the Participant's termination of employment, directorship or consultancy, as the case may be, notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not become Disabled and had continued to be an employee, director or consultant or, if earlier, within the originally prescribed term of the Option.

   The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

15. EFFECT ON OPTIONS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

   Except as otherwise provided in a Participant's Option Agreement, in the event of the death of a Participant while the Participant is an employee, director or consultant of the Company or of an Affiliate, such Option may be exercised by the Participant's Survivors:

    a. To the extent that the Option has become exercisable but has not been exercised on the date of death; and

    b. In the event rights to exercise the Option accrue periodically, to the extent of a pro rata portion through the date of death of any additional vesting rights that would have accrued on the next vesting date had the Participant not died. The proration shall be based upon the number of days accrued in the current vesting period prior to the Participant's date of death.

   If the Participant's Survivors wish to exercise the Option, they must take all necessary steps to exercise the Option within one year after the date of death of such Participant, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if he or she had not died and had continued to be an employee, director or consultant or, if earlier, within the originally prescribed term of the Option.

16. EFFECT OF TERMINATION OF SERVICE ON STOCK GRANTS.

   In the event of a termination of service (whether as an employee, director or consultant) with the Company or an Affiliate for any reason before the Participant has accepted a Stock Grant, such offer shall terminate.

   For purposes of this Paragraph 16 and Paragraph 17 below, a Participant to whom a Stock Grant has been offered under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a permanent and total Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant's employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.

   In addition, for purposes of this Paragraph 16 and Paragraph 17 below, any change of employment or other service within or among the Company and any Affiliates shall not be treated as a termination of employment, director status or consultancy so long as the Participant continues to be an employee, director or consultant of the Company or any Affiliate.

17. EFFECT ON STOCK GRANTS OF TERMINATION OF SERVICE OTHER THAN "FOR CAUSE" OR DEATH OR DISABILITY.

   Except as otherwise provided in a Participant's Stock Grant Agreement, in the event of a termination of service (whether as an employee, director or consultant), other than termination "for cause," Disability, or death for which events there are special rules in Paragraphs 18, 19, and 20, respectively, before all Company rights of repurchase shall have lapsed, then the Company shall have the right to repurchase that number of Shares subject to a Stock Grant as to which the Company's repurchase rights have not lapsed.

18. EFFECT ON STOCK GRANTS OF TERMINATION OF SERVICE "FOR CAUSE".

   Except as otherwise provided in a Participant's Stock Grant Agreement, the following rules apply if the Participant's service (whether as an employee, director or consultant) with the Company or an Affiliate is terminated "for cause":

    a. All Shares subject to any Stock Grant shall be immediately subject to repurchase by the Company at the purchase price, if any, thereof.

    b. For purposes of this Plan, "cause" shall include (and is not limited to) dishonesty with respect to the employer, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company, and conduct substantially prejudicial to the business of the Company or any Affiliate. The determination of the Administrator as to the existence of "cause" will be conclusive on the Participant and the Company.

    c. "Cause" is not limited to events which have occurred prior to a Participant's termination of service, nor is it necessary that the Administrator's finding of "cause" occur prior to termination. If the Administrator determines, subsequent to a Participant's termination of service, that either prior or subsequent to the Participant's termination the Participant engaged in conduct which would constitute "cause," then the Company's right to repurchase all of such Participant's Shares shall apply.

    d. Any definition in an agreement between the Participant and the Company or an Affiliate, which contains a conflicting definition of "cause" for termination and which is in effect at the time of such termination, shall supersede the definition in this Plan with respect to that Participant.

19. EFFECT ON STOCK GRANTS OF TERMINATION OF SERVICE FOR DISABILITY.

   Except as otherwise provided in a Participant's Stock Grant Agreement, the following rules apply if a Participant ceases to be an employee, director or consultant of the Company or of an Affiliate by reason of Disability: to the extent the Company's rights of repurchase have not lapsed on the date of Disability, they shall be exercisable; provided, however, that in the event such rights of repurchase lapse periodically, such rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant through the date of Disability as would have lapsed had the Participant not become Disabled. The proration shall be based upon the number of days accrued prior to the date of Disability.

   The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

20. EFFECT ON STOCK GRANTS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

   Except as otherwise provided in a Participant's Stock Grant Agreement, the following rules apply in the event of the death of a Participant while the Participant is an employee, director or consultant of the Company or of an
Affiliate: to the extent the Company's rights of repurchase have not lapsed on the date of death, they shall be exercisable; provided, however, that in the event such rights of repurchase lapse periodically, such rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant through the date of death as would have lapsed had the Participant not died. The proration shall be based upon the number of days accrued prior to the Participant's death.

21. PURCHASE FOR INVESTMENT.

   Unless the offering and sale of the Shares to be issued upon the particular exercise or acceptance of a Stock Right shall have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended (the "1933 Act"), the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled:

    a. The person(s) who exercise(s) or accept(s) such Stock Right shall warrant to the Company, prior to the receipt of such Shares, that such person(s) are acquiring such Shares for their own respective accounts, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon the certificate(s) evidencing their Shares issued pursuant to such exercise or such grant:

          "The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws."

    b. At the discretion of the Administrator, the Company shall have received an opinion of its counsel that the Shares may be issued upon such particular exercise or acceptance in compliance with the 1933 Act without registration thereunder.

22. DISSOLUTION OR LIQUIDATION OF THE COMPANY.

   Upon the dissolution or liquidation of the Company, all Options granted under this Plan which as of such date shall not have been exercised and all Stock Grants which have not been accepted will terminate and become null and void; provided, however, that if the rights of a Participant or a Participant's Survivors have not otherwise terminated and expired, the Participant or the Participant's Survivors will have the right immediately prior to such dissolution or liquidation to exercise or accept any Stock Right to the extent that the Stock Right is exercisable or subject to acceptance as of the date immediately prior to such dissolution or liquidation.

23. ADJUSTMENTS.

   Upon the occurrence of any of the following events, a Participant's rights with respect to any Stock Right granted to him or her hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in a Participant's Option Agreement or Stock Grant Agreement:

   A. Stock Dividends and Stock Splits. If (i) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, the number of shares of Common Stock deliverable upon the exercise or acceptance of such Stock Right may be appropriately increased or decreased proportionately, and appropriate adjustments may be made in the purchase price per share to reflect such events.

   B. Corporate Transactions. If the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company's assets other than a transaction to merely change the state of incorporation (a "Corporate Transaction"), the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the "Successor Board"), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Shares then subject to such Options either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that all Options must be exercised (either to the extent then exercisable or, at the discretion of the Administrator, or, upon a change of control of the Company, all Options being made fully exercisable for purposes of this Subparagraph), within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or (iii) terminate all Options in exchange for a cash payment equal to the excess of the Fair Market Value of the Shares subject to such Options (either to the extent then exercisable or, at the discretion of the Administrator, all Options being made fully exercisable for purposes of this Subparagraph) over the exercise price thereof.

   With respect to outstanding Stock Grants, the Administrator or the Successor Board, shall either (i) make appropriate provisions for the continuation of such Stock Grants by substituting on an equitable basis for the Shares then subject to such Stock Grants either the consideration payable with respect to the outstanding Shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that all Stock Grants must be accepted (to the extent then subject to acceptance) within a specified number of days of the date of such notice, at the end of which period the offer of the Stock Grants shall terminate; or (iii) terminate all Stock Grants in exchange for a cash payment equal to the excess of the Fair Market Value of the Shares subject to such Stock Grants over the purchase price thereof, if any. In addition, in the event of a Corporate Transaction, the Administrator may waive any or all Company repurchase rights with respect to outstanding Stock Grants.

   C. Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant upon exercising or accepting a Stock Right after the recapitalization or reorganization shall be entitled to receive for the purchase price paid upon such exercise or acceptance of the number of replacement securities which would have been received if such Stock Right had been exercised or accepted prior to such recapitalization or reorganization.

   D. Modification of ISOs. Notwithstanding the foregoing, any adjustments made pursuant to Subparagraph A, B or C above with respect to ISOs shall be made only after the Administrator determines whether such adjustments would constitute a "modification" of such ISOs (as that term is defined in Section 424(h) of the Code) or would cause any adverse tax consequences for the holders of such ISOs. If the Administrator determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs, it may refrain from making such adjustments, unless the holder of an ISO specifically requests in writing that such adjustment be made and such writing indicates that the holder has full knowledge of the consequences of such "modification" on his or her income tax treatment with respect to the ISO.

24. ISSUANCES OF SECURITIES.

   Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to a Stock Right.

25. FRACTIONAL SHARES.

   No fractional shares shall be issued under the Plan and the person exercising a Stock Right shall receive from the Company cash in lieu of such fractional shares equal to the Fair Market Value thereof.

26. CONVERSION OF ISOs INTO NON-QUALIFIED OPTIONS; TERMINATION OF ISOs.

   The Administrator, at the written request of any Participant, may in its discretion take such actions as may be necessary to convert such Participant's ISOs (or any portions thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the Participant is an employee of the Company or an Affiliate at the time of such conversion. At the time of such conversion, the Administrator (with the consent of the Participant) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Administrator in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any Participant the right to have such Participant's ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Administrator takes appropriate action. The Administrator, with the consent of the Participant, may also terminate any portion of any ISO that has not been exercised at the time of such conversion.

27. WITHHOLDING.

   In the event that any federal, state, or local income taxes, employment taxes, Federal Insurance Contributions Act ("F.I.C.A.") withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the Participant's salary, wages or other remuneration in connection with the exercise or acceptance of a Stock Right or in connection with a Disqualifying Disposition (as defined in Paragraph 28) or upon the lapsing of any right of repurchase, the Company may withhold from the Participant's compensation, if any, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed the Participant, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of shares of the Company's Common Stock or a promissory note, is authorized by the Administrator (and permitted by law). For purposes hereof, the fair market value of the shares withheld for purposes of payroll withholding shall be determined in the manner provided in Paragraph 1 above, as of the most recent practicable date prior to the date of exercise. If the fair market value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate employer. The Administrator in its discretion may condition the exercise of an Option for less than the then Fair Market Value on the Participant's payment of such additional withholding.

28. NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION.

   Each Employee who receives an ISO must agree to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition of any shares acquired pursuant to the exercise of an ISO. A Disqualifying Disposition is defined in Section 424(c) of the Code and includes any disposition (including any sale or gift) of such shares before the later of (a) two years after the date the Employee was granted the ISO, or (b) one year after the date the Employee acquired Shares by exercising the ISO, except as otherwise provided in Section 424(c) of the Code. If the Employee has died before such stock is sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

29. TERMINATION OF THE PLAN.

   The Plan will terminate on 10 years after adoption, the date which is ten years from the earlier of the date of its adoption by the Board of Directors and the date of its approval by the shareholders. The Plan may be terminated at an earlier date by vote of the shareholders or the Board of Directors of the Company; provided, however, that any such earlier termination shall not affect any Option Agreements or Stock Grant Agreements executed prior to the effective date of such termination.

30. AMENDMENT OF THE PLAN AND AGREEMENTS.

   The Plan may be amended by the shareholders of the Company. The Plan may also be amended by the Administrator, including, without limitation, to the extent necessary to qualify any or all outstanding Stock Rights granted under the Plan or Stock Rights to be granted under the Plan for favorable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code, and to the extent necessary to qualify the shares issuable upon exercise or acceptance of any outstanding Stock Rights granted, or Stock Rights to be granted, under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers. Any amendment approved by the Administrator which the Administrator determines is of a scope that requires shareholder approval shall be subject to obtaining such shareholder approval. Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under a Stock Right previously granted to him or her. With the consent of the Participant affected, the Administrator may amend outstanding Option Agreements and Stock Grant Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Option Agreements and Stock Grant Agreements may be amended by the Administrator in a manner which is not adverse to the Participant.

31. EMPLOYMENT OR OTHER RELATIONSHIP.

   Nothing in this Plan or any Option Agreement or Stock Grant Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, nor to prevent a Participant from terminating his or her own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.

32. GOVERNING LAW.

   This Plan shall be construed and enforced in accordance with the law of the State of Delaware.

                                                                        ANNEX E

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   FORM 10-K

                                  (MARK ONE)

 [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
                                  ACT OF 1934

                    FOR THE FISCAL YEAR ENDED JUNE 30, 2001

   [  ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

                FOR THE TRANSITION PERIOD FROM        TO

                        COMMISSION FILE NUMBER 0-14669

                           THE ARISTOTLE CORPORATION

            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         DELAWARE                 06-1165854
              (STATE OR OTHER JURISDICTION OF  (I.R.S. EMPLOYER
              INCORPORATION OR ORGANIZATION)  IDENTIFICATION NO.)


                     27 ELM STREET, NEW HAVEN, CONNECTICUT
                   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                                     06510
                                  (ZIP CODE)

                                (203) 867-4090
             (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

          SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:
                                NOT APPLICABLE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
                         COMMON STOCK, $.01 PAR VALUE
                               (TITLE OF CLASS)

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes [X] No [  ]

   Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

   As of September 10, 2001, the aggregate market value of the common stock outstanding of The Aristotle Corporation held by nonaffiliates (without admitting that any person whose shares are not included in such calculation is an affiliate) was approximately $4,622,904, based on the closing price as reported by the Nasdaq Stock Market. The number of shares outstanding of the Registrant's common stock as of September 10, 2001 was approximately 1.9 million.

                      DOCUMENTS INCORPORATED BY REFERENCE

                                     None

                        FORM 10-K CROSS REFERENCE INDEX

PART I
   Item 1.   Business..................................................................  E-1
   Item 2.   Properties................................................................  E-3
   Item 3.   Legal Proceedings.........................................................  E-3
   Item 4.   Submission of Matters to a Vote of Security Holders.......................  E-3
PART II
   Item 5.   Market for Registrant's Common Equity and Related
             Stockholder Matters.......................................................  E-4
   Item 6.   Selected Financial Data...................................................  E-5
   Item 7.   Management's Discussion and Analysis of Financial Condition and Results of
             Operations................................................................  E-7
   Item 8.   Financial Statements and Supplementary Data............................... E-17
   Item 9.   Changes in and Disagreements with Accountants on Accounting and Financial
             Disclosure................................................................ E-55
   PART III
   Item 10.  Directors and Executive Officers of the Registrant........................ E-55
   Item 11.  Executive Compensation.................................................... E-58
   Item 12.  Security Ownership of Certain Beneficial Owners and Management............ E-60
   Item 13.  Certain Relationships and Related Transactions............................ E-61
PART IV
   Item 14.  Exhibits, Reports on Form 8-K............................................. E-62

                                    PART I

ITEM 1.  BUSINESS

   GENERAL. The Aristotle Corporation ("Aristotle" or the "Company") is a holding company which, through its subsidiaries, develops and manufactures health and medical education teaching aids and computer based training products.

   Simulaids, Inc. ("Simulaids"), a wholly-owned subsidiary, primarily produces manikins and simulation kits used for training in CPR, emergency rescue and patient care fields. Simulaids' products are sold throughout the United States and internationally via distributors and catalogs to end users such as fire and emergency medical departments and nursing and medical schools.

   Safe Passage International, Inc. ("Safe Passage"), of which Aristotle owns 80% of the outstanding stock, develops and licenses computer based training products to government and industry clients. (Unless the context indicates otherwise, the "Company" includes Aristotle, Simulaids and Safe Passage.)

   BUSINESS STRATEGY. Aristotle's business strategy is to position the Company in the fast growing for-profit education and training industry through the development of Simulaids and Safe Passage and through acquisitions of complementary companies. The following discussion pertains to the Subsidiaries during the fiscal year ended June 30, 2001.

   PRODUCTS. Simulaids designs, manufactures and markets health and medical education teaching aids. Simulaids' proprietary products include manikins and simulation kits used for training in CPR, emergency rescue and patient care. For the most recent year, approximately 71% of Simulaids' total net sales were attributable to manikins and the remaining 29% of total net sales were attributable to simulation kits and other teaching aids. Safe Passage primarily develops and distributes computer based training software focused towards the aviation security and general security industries.

   MARKETING AND DISTRIBUTION. Simulaids' products are marketed and distributed throughout the United States and internationally via distributors and catalogs to end users such as fire and emergency departments and nursing and medical schools. The Simulaids' sales executives, who are full-time employees of the Company, are responsible for marketing the Simulaids' products in the continental United States and employ the services of an affiliate to market internationally. Safe Passage's software products are marketed and distributed throughout the United States and internationally through sales executives, who are full-time employees of the Company, sales agents and manufacturers representatives.

   CUSTOMERS. Simulaids currently sells products under its brand names primarily to distributors. One of Simulaids' customers, Armstrong Medical Industries, individually accounted for approximately 20% of total net sales for fiscal 2001. If this customer substantially reduced the amount of products it purchased from Simulaids, Simulaids' financial condition could be adversely affected. Safe Passage licenses software products under its brand names mainly to security companies and U.S. and foreign government agencies. Two of Safe Passage's customers accounted for approximately 50% of total net sales for fiscal 2001. If any of these customers substantially reduced the amount of products it purchased from Safe Passage, Safe Passage's financial condition could be adversely affected.

   MANUFACTURING AND RAW MATERIALS. Simulaids conducts virtually all manufacturing operations at its facility located in Woodstock, New York. The design and manufacture of the health and medical teaching aids are complex, requiring specialized and sophisticated machinery and tools. Simulaids uses principally plastics in the manufacture of its products. This raw material is generally available from multiple sources and Simulaids currently obtains raw materials from three sources. Simulaids purchases the majority of its raw materials from sources within the United States. In the event that a supplier would no longer be able to supply certain raw materials to Simulaids, Simulaids would have access to substitute raw materials. However, there can be no assurance that Simulaids would have immediate access to these substitute raw materials on a timely basis. Any delays in obtaining raw materials could cause Simulaids to experience delays in production.

   Safe Passage does not manufacture products but is engaged in the design and formation of complex computer based training products which are created in its Rochester, New York facility. Some of its design work is dependent upon the hiring of software consultants in the Rochester area. The availability of software consultants can vary dependent upon the employment market in the Rochester area.

   INTELLECTUAL PROPERTY. Patents, trademarks, and trade secrets are the principal protection sources for Simulaids' products. Simulaids owns two federally registered patents, one for a disposable protective sleeve having a pneumatic action and one for a cardiopulmonary resuscitation manikin with antiseptic cleaning system. Simulaids considers all of the patents, licenses and trademarks to be valuable property rights. Simulaids believes that the protection afforded by these intellectual property rights and the law of trade secrets is adequate protection for its products. However, it is possible for a competitor to develop near imitations of Simulaids' products without violating those rights.

   Safe Passage protects its courseware by registering its copyrights with the U.S. Patent Office. Currently Safe Passage holds 22 registered copyrights. Additionally the Safe Passage name is a registered trademark in six countries outside the U.S. Safe Passage also has a patent application pending with the U.S. Patent Office. The patent application involves the capture and integration of images for inclusion in various training applications. While Safe Passage believes that the protection afforded by these intellectual property rights and the law of trade secrets is adequate protection for its products, it is possible for a customer or competitor to copy and duplicate courseware in countries where international intellectual property rights are minimally enforced.

   COMPETITION. The health and medical education teaching aids industry is highly competitive. Simulaids' products compete for customers with numerous manufacturers of well-known brands of teaching products. The principal competitive factors in the health and medical education teaching aids markets are quality, price, and design of products, engineering and customer service. Some of Simulaids' competitors have greater financial and other resources and are, therefore, able to expend more resources and effort than Simulaids in areas such as marketing and product development.

   The technology-based training industry is diverse and generally highly competitive. Safe Passage products compete primarily in the aviation security and general security (protection) markets. Within these market sectors, Safe Passage has two principal competitors. One Safe Passage competitor has greater financial resources and is, therefore, able to expend more resources and effort than Safe Passage in areas such as marketing and product development.

   EMPLOYEES. As of June 30, 2001, the Company employed a total of 82 full-time and 2 part-time, non-union employees. Simulaids employed 64 full-time and 2 part-time, non-union employees. Safe Passage employed 15 full-time, non-union employees. Aristotle employed 3 full-time, non-union employees.

   BANK FINANCING. On September 27, 1999, Simulaids and Citizens Bank of Connecticut ("Citizens") entered into a $2.5 million Credit Agreement. The credit agreement was comprised of three facilities ("Credit Facilities"):
(Amounts in Thousands)

      (a) $1,200 SEVEN-YEAR TERM LOAN--Principal payments are scheduled on a seven-year straight-line amortization. The interest rate is charged at the rate of LIBOR plus 200 basis points on a 30, 60, 90 or 180 day LIBOR rate at Simulaids' election.

      (b) $800 SEVEN-YEAR MORTGAGE--Principal payments are scheduled on a fifteen-year straight-line amortization, with a balloon payment at the seven-year maturity. The interest rate is charged at the rate of LIBOR plus 200 basis points on a 30, 60, 90 or 180 day LIBOR rate at Simulaids' election.

      (c) $500 TWO-YEAR REVOLVING LINE OF CREDIT--Borrowing availability under the line of credit is determined by a borrowing base that is equal to the sum of 80% of eligible accounts receivable and 50% of eligible inventory, with a maximum borrowing of $500. There are no scheduled principal payments. The interest rate is charged at the rate of LIBOR plus 175 basis points on a 30, 60, 90 or 180 day LIBOR rate at Simulaids' election.

      As of June 30, 2001, the balance outstanding on the term loan was $86 and the balance outstanding on the mortgage was $702. Future monthly principal payments on the term loan and mortgage are $14 and $5, respectively. As of June 30, 2001, Simulaids had not drawn on the line of credit. Subsequent to year-end, Simulaids elected not to extend its line of credit with Citizens.

   BACKGROUND REGARDING ARISTOTLE. Aristotle was organized in 1986 and is chartered in the State of Delaware. Aristotle is the former holding company of First Constitution Bank (the "Bank"), which was initially Aristotle's only subsidiary and which, on October 2, 1992, was seized by the FDIC. On April 14, 1993, Aristotle changed its name from First Constitution Financial Corporation to "The Aristotle Corporation."

   On April 11, 1994, Aristotle acquired 97% of The Strouse, Adler Company ("Strouse") through its subsidiary, Aristotle Sub. Inc. ("ASI") pursuant to the terms of a Capital Contribution Agreement and certain other agreements (the "Strouse Acquisition"). As a result of the Strouse Acquisition, Aristotle owned approximately 97% of the issued and outstanding common stock of ASI, which in turn owned all of the outstanding capital stock of Strouse. In May 1994, Aristotle effectuated a one for ten reverse stock split. On January 2, 1998, ASI was merged into Aristotle (the "ASI Merger") and, accordingly, Strouse became a wholly-owned subsidiary of Aristotle. On June 30, 1998, Aristotle sold substantially all the assets of Strouse, which subsequently changed its name to S-A Subsidiary, Inc. ("S-A Subsidiary").

   On April 30, 1999, Aristotle acquired all the outstanding stock of Simulaids. On September 14, 2000, Aristotle acquired 80% of the outstanding stock of Safe Passage.

ITEM 2.  PROPERTIES

   Aristotle's executive office occupies a 1,500 square foot office in New Haven, Connecticut that is leased from 27 Elm Street, LLC for rent of approximately $10.18 per square foot. Simulaids' office is located at 12 Dixon Avenue, Woodstock, New York and is comprised of two buildings totaling 72,800 square feet. Both buildings are owned by Simulaids and constitute office and manufacturing space. Safe Passage's 6,700 square foot office is located at 333 Metro Park, Rochester, New York which is leased from Metro Business Complex for rent of approximately $10.70 per square foot.

ITEM 3.  LEGAL PROCEEDINGS

   Aristotle is not a party to any material legal proceedings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Income Taxes" and Note 7--"Income Taxes" to the Consolidated Financial Statements with regard to the status of the Aristotle's claims for tax refunds from the Internal Revenue Service.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

   No matters were submitted during the fourth quarter of the year ended June 30, 2001.

                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

   Aristotle's Common Stock is listed for trading on the NASDAQ SmallCap Market under the symbol "ARTL." The table below sets forth the high and low sale prices per share of Common Stock during the fiscal quarters indicated.

                                                 Market Price $
                                                  High    Low
                                                  -----  -----
                FISCAL YEAR ENDED JUNE 30, 2001:
                   June 30...................... 9.000   5.510
                   March 31..................... 6.625   5.250
                   December 31.................. 7.625   5.000
                   September 30................. 7.250   4.875
                FISCAL YEAR ENDED JUNE 30, 2000:
                   June 30...................... 9.625   3.500
                   March 31..................... 5.438   3.000
                   December 31.................. 5.500   3.750
                   September 30................. 6.500   5.000

   As of September 6, 2001, there were approximately 2,300 stockholders of record and, according to the Company's estimates, 1,600 additional beneficial stockholders. See also "Management's Discussion and Analysis of Financial Condition and Results of Operation" and Note 1 of the Notes to Consolidated Financial Statements.

   The Company has not paid any cash dividends on its Common Stock since its inception and does not intend to pay any cash dividends on its Common Stock in the foreseeable future.

ITEM 6.  SELECTED FINANCIAL DATA

              SELECTED CONSOLIDATED FINANCIAL DATA OF THE COMPANY
            (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

   The following are selected consolidated financial data for Aristotle and Strouse, (now known as S-A Subsidiary) on a consolidated basis for the fiscal years ended June 30, 1997 and 1998 and also includes Simulaids for the fiscal years ended June 30, 1999, 2000 and 2001, and Safe Passage for the year ended June 30, 2001. Aristotle formed ASI in 1993 and acquired Strouse (the "Strouse Acquisition") in 1994. All references in the following discussion to the "Company" include Aristotle, S-A Subsidiary, ASI, Simulaids and Safe Passage. The selected consolidated financial data presented below should be read in conjunction with the Consolidated Financial Statements of the Company, together with the Notes to Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this report.

                                                1997        1998        1999        2000          2001
                                             ----------  ----------  ----------  ----------    ----------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net sales................................... $       --  $       --  $      966  $    6,887    $    8,147
Costs and expenses:
Costs of goods sold.........................         --          --         789       3,949         4,176
Selling, general and administrative.........        649         685       1,250       2,168         3,507
Goodwill amortization.......................         --          --          39         228           428
Nonrecurring tax claim contingency fee......         --         480          --          --            --
                                             ----------  ----------  ----------  ----------    ----------
Operating income (loss).....................       (649)     (1,165)     (1,112)        542            36
Other income (expense):
Investment and interest income..............        146         151         725         337           354
Interest expense............................         (9)         (5)        (32)       (174)         (115)
Equity loss in unconsolidated subsidiary....         --          --          --          --           (14)
                                             ----------  ----------  ----------  ----------    ----------
Income (loss) from continuing operations
before income taxes and minority interest...       (512)     (1,019)       (419)        705           261
Provision for (Benefit from) income
taxes (1)...................................        (32)      1,182         (89)        (31)          (79)
                                             ----------  ----------  ----------  ----------    ----------
Income (loss) from continuing operations
before minority interest....................       (544)        163        (508)        674(2)        182
Minority interest...........................       (175)        (72)         --          --            36
                                             ----------  ----------  ----------  ----------    ----------
Income (loss) from continuing operations....       (719)         91        (508)        674           218
Discontinued operations:
Income from operations of Strouse...........        732         624          --          --            --
Gain on sale of Strouse.....................         --         873         911          --            --
                                             ----------  ----------  ----------  ----------    ----------
Net income..................................         13       1,588         403         674           218
Preferred dividends.........................         --         126         233         439(2)         --
                                             ----------  ----------  ----------  ----------    ----------
Net income applicable to common shareholders $       13  $    1,462  $      170  $      235    $      218
                                             ==========  ==========  ==========  ==========    ==========
DILUTED EARNINGS PER COMMON SHARE:
Continuing operations....................... $    (0.65) $    (0.03) $    (0.60) $      .16(2) $      .11
Discontinued operations.....................       0.66        0.54          --          --            --
Gain on sale of discontinued operations.....         --        0.75        0.74          --            --
                                             ----------  ----------  ----------  ----------    ----------
Net income.................................. $     0.01  $     1.26  $     0.14  $      .16    $      .11
                                             ==========  ==========  ==========  ==========    ==========
Weighted average shares.....................  1,100,700   1,151,920   1,226,144   1,506,192     1,921,560
CONSOLIDATED BALANCE SHEET DATA:
Total assets................................ $   20,381  $   14,582  $   18,485  $   15,211    $   14,908
Stockholders' equity........................      6,511       8,455       8,608      11,947        12,368
Long-term debt..............................      1,670          --         111       1,672           702

--------
(1)Income tax benefit for the year ended June 30, 1998 includes a tax refund received resulting from a tax loss carryback claim.
(2)Subsequent to the issuance of Aristotle's consolidated financial statements, the Company determined that the $330 note issued to Geneve Corporation (See
   Note 5 at Annex E) should have been reflected as an additional dividend. Accordingly, the diluted earnings per common share reflects the recognition of such dividend.

                     SELECTED FINANCIAL DATA OF SIMULAIDS

                            (AMOUNTS IN THOUSANDS)

   The following are selected financial data for Simulaids, on a stand alone basis, for the fiscal years ended December 31, 1998 and June 30, 1998, 1999, 2000, and 2001. The selected financial data for the fiscal years ended June 30, 1998 and 1999 have not been audited. The selected financial data presented below should be read in conjunction with the Consolidated Financial Statements of the Company, together with the Notes to Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this report.

                                                      FISCAL YEAR
                                                         ENDED
                                                      DECEMBER 31,   FISCAL YEARS ENDED JUNE 30,
                                                      ------------ ------------------------------
                                                          1998      1998    1999    2000    2001
                                                      ------------ ------  ------  ------  ------
                                                      (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Net sales                                                $5,860    $5,527  $5,944  $6,887  $7,595
Costs and expenses:
Costs of goods sold..................................     3,266     3,121   3,381   3,949   4,153
Selling, general and administrative..................     1,433     1,418   1,486   1,502   1,651
Goodwill amortization................................        --        --      39     228     228
                                                         ------    ------  ------  ------  ------
Operating income.....................................     1,161       988   1,038   1,208   1,563
Other income (expense):
Interest and other income-net........................        27        40      12      13      38
Interest expense.....................................       (11)      (13)    (12)   (165)   (113)
                                                         ------    ------  ------  ------  ------
Income from continuing operations before income taxes     1,177     1,015   1,038   1,056   1,488
Provision for income taxes...........................       (14)       (9)   (101)   (492)   (673)
                                                         ------    ------  ------  ------  ------
Net income...........................................    $1,163    $1,006  $  937  $  564  $  815
                                                         ======    ======  ======  ======  ======
CONSOLIDATED BALANCE SHEET DATA:
Total assets.........................................    $3,213    $3,139  $8,743  $9,208  $8,388
Stockholders' equity.................................     3,081     2,871   8,350   6,885   7,079
Long-term debt.......................................    $   --    $   96  $  111   1,672     702

   Interest and other income-net includes the Video Store business of Simulaids through April 30, 1999 even though the Video Store business was not purchased by Aristotle. The Video Store Business and related assets were distributed to the former stockholder of Simulaids on April 30, 1999.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (DOLLARS IN THOUSANDS)

General

   This discussion and analysis of financial condition and results of operations reviews the results of operations of the Company, on a consolidated basis, for the fiscal year ended June 30, 2001, as compared to the fiscal year ended June 30, 2000, and the fiscal year ended June 30, 2000, as compared to the fiscal year ended June 30, 1999. This discussion and analysis of financial condition and results of operations have been derived from, and should be read in conjunction with, the Consolidated Financial Statements and Notes to Consolidated Financial Statements contained elsewhere in this report on Form 10-K.

   On April 30, 1999, Aristotle acquired all of the outstanding stock of Simulaids. Simulaids was Aristotle's only operating subsidiary during the period ended June 30, 2000. On September 14, 2000, Aristotle acquired 80% of the outstanding stock of Safe Passage.

   Aristotle ended the June 30, 2001 fiscal year with net sales of $8,147 and net income of $218 versus prior year net sales of $6,887, an increase of $1,260 or 18.3%, and net income of $235, a decrease of $17 or 7.2%. Excluding the impact of the amortization of goodwill, fiscal 2001 earnings would have been $646 compared with $463, for fiscal 2000, an increase of $183 or 39.5%.

   During the fiscal year ended June 30, 2001, Simulaids continued to perform well with net sales of $7,595 and net income of $815 versus prior year net sales of $6,887, an increase of $708 or 10.3%, and net income of $564, an increase of $251 or 44.5%. Excluding the impact of the amortization of goodwill, the fiscal 2001 net income would have been $1,043 compared with $792, an increase of $251 or 31.7%. The Simulaids' sales growth was experienced with both domestic and export distributors and across most major product categories.

   Safe Passage performed significantly below expectations with net revenues of $552 and a net loss of $905 in fiscal 2001. Excluding the impact of the amortization of goodwill, the total year loss would have been $705. Safe Passage's negative fiscal 2001 operating results were a result of significantly lower revenues than originally forecasted. In particular, actual revenues derived from transactions with the Federal Aviation Administration ("FAA"), a primary customer of Safe Passage, were negatively impacted by delays in the awarding of certain FAA contracts. Safe Passage currently anticipates that certain of such contracts will be awarded in the quarter ended December 31, 2001. If there are additional delays in the awarding of such contracts, or if the amount of such contracts awarded to Safe Passage is significantly less than anticipated, the fiscal 2002 operating results of Safe Passage could be materially impacted and additional operating losses may be recognized.

Results Of Operations Of The Company

  Fiscal Year Ended June 30, 2001 As Compared To The Fiscal Year Ended June 30, 2000

   The Company's net sales of $8,147 for the fiscal year ended June 30, 2001 increased 18.3% or $1,260 as compared to net sales of $6,887 for the fiscal year ended June 30, 2000. The increase in revenues principally reflect revenue growth at Simulaids of $708, which experienced increases with both domestic and export distributors and increased revenues across most major product categories. In addition, during the fiscal year 2001, the acquisition of Safe Passage resulted in additional revenues of $552.

   Gross profit for the fiscal year ended June 30, 2001 of $3,971 increased 35.2% or $1,033 versus gross profit for the prior fiscal year of $2,938. The increase in gross profit reflected higher sales and improved plant efficiency for Simulaids, which generated $504 of increased gross profit, and nine months of gross profit of $529 for Safe Passage that was acquired in September of 2000. In addition, the gross margin in fiscal 2001 improved from 42.7% in the prior year to 48.7% in the current fiscal year. This improvement reflected improved manufacturing efficiency for Simulaids and high margins generated by the Safe Passage business.

   The Company's selling, product development, general and administrative expenses for the fiscal year ended June 30, 2001 increased by 61.8% or $1,339 to $3,507 compared to $2,168 for the prior fiscal year. The increase principally reflected expenses of Safe Passage of $1,269, which included $499 of product development costs, since the date of acquisition, commission expenses of $89 paid to an affiliate for sales to international customers and increased advertising of $36, partially offset by decreased professional fees of $65.

   Goodwill amortization of $428 for the current fiscal year increased by $200, or 87.7%, as compared to fiscal 2000 goodwill amortization of $228. The increase in goodwill amortization resulted from the acquisition of Safe Passage in September 2000. Effective July 1, 2001, the Company adopted Statement of Financial Accounting Standard ("SFAS") No 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). Under SFAS 142, goodwill is no longer subject to amortization over its estimated useful life. Instead, SFAS 142 requires that goodwill be evaluated at least annually for impairment by applying a fair value based test and, if impairment occurs, the amount of impaired goodwill must be written off immediately. The timing and amount, if any, of FAA contract awards to Safe Passage, anticipated to be awarded in the quarter ended December 31, 2001, will be a significant consideration in assessing any potential Safe Passage goodwill impairment during fiscal 2002.

   Investment and interest income was $354 and $337 for the twelve months ended June 30, 2001 and 2000, respectively. The increase in 2001 mainly reflects higher returns on investment balances and gains on the sale of marketable securities. The income for the twelve months ended June 30, 2001 and 2000 was principally generated by short-term cash investments and corporate bonds.

   Interest expense for the twelve months ended June 30, 2001 decreased to $115 from $174 in the corresponding twelve months ended June 30, 2000. The decrease reflected lower debt levels due to principal payments made during the prior twelve months.

   The equity loss in an unconsolidated subsidiary of $14 in the current fiscal year represented the Company's 50% portion of the results of an on-line continuing medical education joint venture with Quinnipiac University.

   The income tax provision for the twelve months ended June 30, 2001 was $79 compared to $31 for the twelve months ended June 30, 2000. The tax provision primarily represents state taxes due to the utilization of federal net operating loss carryforwards to offset federal taxable income.

   There were no preferred dividends for the twelve months ended June 30, 2001 compared to $439 for the twelve months ended June 30, 2000. The decrease was due to the conversion of all shares of Aristotle Preferred Stock into shares of Common Stock from February 2000 through May 2000 and the corresponding prepayment of 2000 and 2001 dividends in fiscal 2000.

Results Of Operations Of The Company

  Fiscal Year Ended June 30, 2000 As Compared To The Fiscal Year Ended June 30, 1999

   The Company's net sales of $6,887 for the fiscal year ended June 30, 2000 increased by $5,921 as compared to net sales of $966 for the fiscal year ended June 30, 1999. The increase in sales reflects twelve months of sales for Simulaids in the current fiscal year versus two months of sales for Simulaids in the prior year.

   Gross profit for the current fiscal year of $2,938 increased by $2,761 versus gross profit for the prior fiscal year of $177. The increase in gross profit reflects twelve months of gross profit for Simulaids in the current fiscal year versus two months of gross profit for Simulaids in the prior year. In addition, the gross margin in fiscal 1999 reflects a nonrecurring impact of the application of purchase accounting at the date of the acquisition that resulted in a $259 fair value adjustment to the purchased inventory. This purchase accounting adjustment was expensed in the period ended June 30, 1999 as the corresponding inventory was sold.

   The Company's selling, product development, general and administrative expenses for the fiscal year ended June 30, 2000 increased by $918 to $2,168 compared to $1,250 for the prior fiscal year. The increase principally reflects twelve months of expenses for Simulaids in the current fiscal year versus two months of expenses for Simulaids in the prior year, partially offset by a reduction in professional fees.

   Goodwill amortization for the current fiscal year of $228 increased by $189 versus goodwill amortization for the prior fiscal year of $39. The increase in goodwill amortization reflects twelve months of amortization in the current fiscal year versus two months of amortization in the prior year.

   Investment and interest income was $337 and $725 for the twelve months ended June 30, 2000 and 1999, respectively. The decrease in fiscal year 2000 mainly reflects redemption of marketable securities in which the proceeds were used to partially finance the acquisition of Simulaids in April 1999. The income for the twelve months ended June 30, 2000 and 1999 was principally generated by short-term cash investments and corporate bonds.

   Interest expense for the twelve months ended June 30, 2000 increased to $174 from $32 in the corresponding twelve months ended June 30, 1999. The increase reflected interest expense on the bank funds used in the acquisition of Simulaids that were utilized for twelve months in the current fiscal year versus two months in the prior year.

   The income tax provision for the twelve months ended June 30, 2000 was $31 compared to $89 for the twelve months ended June 30, 1999. During the twelve months ended June 30, 2000, the Company recorded a tax provision related to state taxes. During the twelve months ended June 30, 1999, the Company recorded a tax provision related to state taxes and a provision for taxes due on the built-in gain on assets purchased in the acquisition of Simulaids.

   Preferred dividends were $439 for the twelve months ended June 30, 2000 compared to $233 for the twelve months ended June 30, 1999. The increase was principally due to the prepayment of 2000 and 2001 dividends related to the conversion of all shares of Aristotle Preferred Stock into shares of Common Stock from February 2000 to May 2000. Preferred dividends represented dividends paid or accrued on outstanding Series E, F, G and H Aristotle Preferred Stock. The shares of Series E Aristotle Preferred Stock were issued to Geneve Corporation, Aristotle's principal shareholder, in January 1998, and shares of the Series F, G and H Aristotle Preferred Stock were issued in 1998 in connection with the acquisition of Strouse, which company was subsequently sold to The Sara Lee Corporation in June 1998.

Results Of Discontinued Operations Of The Company

  Fiscal Year Ended June 30, 2000 As Compared To The Fiscal Year Ended June 30, 1999

   Gain on the sale of Strouse of $911 for the year ended June 30, 1999 reflects adjustments which resulted from a $48 charge related to a final purchase price adjustment based on the net book value of net assets acquired by Sara Lee, a $41 charge related to additional transaction costs in excess of management's original estimate and $1,000 of additional gain resulting from the final determination of the ultimate tax obligations resulting from the sale.

Results Of Operations Of Simulaids, On A Stand Alone Basis

  Twelve Months Ended June 30, 2001 As Compared To The Twelve Months Ended June 30, 2000

   Simulaids' net sales for the twelve months ended June 30, 2001 increased 10.3% to $7,595, compared to net sales of $6,887 for the prior year. The increase was primarily due to growth with both domestic and export distributors and across most major product categories. Price increases initiated during the year increased sales by $50.

   Simulaids' gross profit for the twelve months ended June 30, 2001 increased 17.2% to $3,442 from $2,938 for the prior year, and the gross margin percentage increased to 45.3% from 42.7%. The increase in gross profit and gross margin was principally due to the sales increase and improved plant efficiency.

   Operating expenses include selling, general and administrative and product development expenses. Operating expenses for the twelve months ended June 30, 2001 were $1,651 versus $1,502 for the twelve months ended June 30, 2000. The $149, or 9.9%, increase was principally a result of commission expenses of $89 to an affiliate for sales to international customers and increased advertising of $36.

   Investment and interest income was $37 and $13 for the twelve months ended June 30, 2001 and 2000, respectively. Fluctuations in investment and interest income generated each year were a direct result of the cash balances maintained in the business.

   Interest expense for the twelve months ended June 30, 2001 decreased to $113 from $165 in the prior year. The decrease reflected lower debt levels due to principal payments made during the prior twelve months.

   The provision for income taxes for the twelve months ended June 30, 2001 was $673 versus $492 for the prior year. Income taxes represent provisions made pursuant to the tax sharing agreement with its parent, Aristotle. The increase in the income tax provision reflects higher income in 2001 versus 2000.

  Twelve Months Ended June 30, 2000 As Compared To The Twelve Months Ended June 30, 1999

   Simulaids' net sales for the twelve months ended June 30, 2000 increased 15.9% to $6,887, compared to net sales of $5,944 for the prior year. The increase was primarily due to higher volume of manikin sales to existing domestic and international distributors.

   Simulaids' gross profit for the twelve months ended June 30, 2000 increased to $2,938 from $2,563 for the prior year (a 14.6% increase), and the gross margin percentage decreased to 42.7% from 43.1%. The increase in gross profit was principally due to the sales increase.

   Operating expenses include selling, general and administrative and product development expenses. Operating expenses for the twelve months ended June 30, 2000 were $1,502 versus $1,486 for the twelve months ended June 30, 1999. The $16, or 1.1%, increase was principally a result of increases in advertising, sales promotion, and selling compensation partially offset by reductions in administrative compensation.

   Goodwill amortization for the twelve months ended June 30, 2000 of $228 increased by $189 versus goodwill amortization for the twelve months ended June 30, 1999 of $39. The increase in goodwill reflects twelve months of amortization in the twelve months ended June 30, 2000 versus two months of amortization in the prior year.

   Investment and interest income was $13 and $12 for the twelve months ended June 30, 2000 and 1999, respectively. Fluctuations in investment and interest income generated each year were a direct result of the cash balances maintained in the business.

   Interest expense for the twelve months ended June 30, 2000 increased to $165 from $12 in the prior year. The increase in interest expense primarily resulted from increased borrowing levels under bank loans established as part of the acquisition of Simulaids.

   The provision for income taxes for the twelve months ended June 30, 2000 was $492 versus $101 for the prior year. Income taxes represent provisions made pursuant to the tax sharing agreement with its parent, Aristotle. The increase in the income tax provision reflects twelve months with a tax sharing agreement with its parent for the twelve months ended June 30, 2000 versus two months with a tax sharing agreement with its parent and ten months as a "S" Corporation in the prior year.

Liquidity And Capital Resources

   At June 30, 2001, Aristotle had $4,149 in cash and cash equivalents versus $4,951 at June 30, 2000, a decline of 16.2%. Cash consumed during the twelve months ended June 30, 2001 was principally used to fund the Safe Passage acquisition of $1,927 and to reduce debt by $1,149, partially offset by cash provided by the sale of marketable securities of $1,173 and operating activities of $1,368. The overall decrease in cash and cash equivalents of $802 is detailed below.

   The Company generated cash of $1,368 from operations during the fiscal year ended June 30, 2001 and provided net cash of $1,757 from operations for the fiscal year ended June 30, 2000. During fiscal 2001, the generation of cash from operations was principally the result of earnings plus depreciation and amortization of $881, increased accounts payable and accrued expenses of $146 and the receipt of tax refunds totaling $123. During fiscal 2000, the generation of cash from operations was principally the result of earnings plus depreciation and amortization of $1,100 and the receipt of tax refunds totaling $1,027.

   The Company used $1,062 in investing activities for the fiscal year ended June 30, 2001 and generated $910 from investing activities in the fiscal year ended June 30, 2000. During fiscal 2001, the utilization of cash was principally due to the acquisition of Safe Passage of $1,927, capital expenditures of $297, and the net investment of $11 for the development of an on-line continuing medical education program with Quinnipiac University, partially offset by the sale of marketable securities of $1,173. During fiscal 2000, the generation of cash principally reflected the redemption of marketable securities of $991.

   Financing activities utilized cash of $1,125 for the fiscal year ended June 30, 2001 and of $3,565 for the fiscal year ended June 30, 2000. Funds used in fiscal 2001 primarily reflect the reduction of debt by $1,149. Funds used in fiscal 2000 were primarily for the repayment of borrowings of $3,212, the repurchase of shares of Aristotle Preferred Stock of $136 and the payment of dividends on Aristotle Preferred Stock of $163.

   Capital resources in the future are expected to be used for the development of the Simulaids and Safe Passage businesses and to acquire additional companies. The Company anticipates that there will be sufficient financial resources to meet projected working capital and other cash requirements at least for the next twelve months.

Income Taxes

   At June 30, 2001, Aristotle had $49,500 of federal net operating loss carryforwards, which expire through 2011, and $1,300 of state net operating loss carryforwards, which expire through 2004.

   In September 1996, the Company filed an amended Federal income tax return for the year ending December 31, 1992 claiming a worthless stock deduction of approximately $54,000 with respect to its stock in the First Constitution Bank (the "Bank") which previously was Aristotle's only subsidiary and which, on October 2, 1992, was seized by the FDIC. As a result of such amended return, the Company has also claimed tax refunds of approximately $10,000 resulting from the carryback of the Company's net operating loss from 1992 to prior years. Pending final review by the Internal Revenue Service, the Company has not recorded the $10,000 refund claim in its consolidated financial statements. After consideration of such carryback claim, the Company's remaining Federal net operating loss carryforward related to the worthless stock deduction would be approximately $25,300 and the Company's aggregate Federal net operating loss carryforwards would be reduced from $49,500 to $27,500.

   During 1997, the Company filed a carryback claim related to its 1996 tax year. In connection therewith, the Company received $1,919 for which the Company recorded an income tax benefit of $1,199, which is net of a $720 reserve. In addition, upon receipt of such refund, the Company was obligated to pay $480 as a result of a contingent fee arrangement entered into in connection with this income tax refund claim.

   On its return for 1992 as originally filed, the Company made elections under provisions set forth in regulations proposed by the Internal Revenue Service in April 1992 as guidance for the application of Section 597 of the Internal Revenue Code of 1986, as amended and under Section 1.1502-20(g)(1) of the Federal Income Tax Regulations to (i) disaffiliate from the former Bank for Federal income tax purposes and (ii) reattribute net operating losses of the former Bank in excess of $81,000 to the Company. The application of the tax law with respect to the Company's election to disaffiliate from the former Bank and to reattribute the former Bank's net operating losses to the Company is not certain and, therefore, there is no assurance that the Company could succeed to any of the former Bank's net operating losses. Moreover, the reattribution to the Company of the former Bank's net operating losses may be limited if the position taken by the Company on its amended returns is allowed.

   As anticipated and as discussed in the Company's Annual Report on Form 10-K for the year ended June 30, 1999, the Company received from the Internal Revenue Service a letter disallowing the two carryback claims filed on its amended 1992 return and on its 1996 return. This disallowance at the field examination level was not unexpected by the Company. The Company continues to believe the claims have merit and, therefore, the Company will continue to pursue its case at the Internal Revenue Service Appellate level. The ultimate outcome of this proceeding is uncertain at this time. Notwithstanding the Company being entitled to a net operating loss carryforward arising from, or with respect to its interest in, the former Bank, its ability to utilize such carryforward is dependent upon many factors including (i) the realization of taxable income by the Company, and (ii) avoiding a fifty percent "ownership change" as defined in Section 382 of the Internal Revenue Code. If there is an "ownership change," the tax loss carryforwards available to the Company would be significantly reduced or eliminated. Accordingly, neither the refund claim nor the future benefit of these remaining net operating loss carryforwards have been reflected as tax assets in the accompanying consolidated financial statements.

   The Company believes, assuming that the former Strouse stockholders currently own the maximum number of shares of Common Stock of Aristotle they could acquire through the exercise of their various rights and options and that Geneve Corporation currently owns the maximum number of shares of Common Stock it could acquire, that the Company has not undergone an ownership change within the meaning of Section 382 of the Code. During the period which the Company has an unutilized federal net operating loss carryforward, which may be for many years into the future, particularly if the Company does succeed to a significant portion of the former Bank's net operating loss carryforward, it will be necessary for the Company to determine whether an ownership change has occurred each time a new or existing stockholder becomes a 5% stockholder or an existing 5% stockholder increases its ownership interest. Except with respect to the former Strouse stockholders and Geneve Corporation, the Company does not know of any stockholders who currently own or would own, upon the exercise of options or warrants, 5% or more of the Common Stock. At a special meeting of stockholders held on April 8, 1994, the stockholders voted to restrict certain share transfers because they could affect the Company's ability to use its net operating losses under Section 382.

Recent Developments

   Discussions between Geneve Corporation ("Geneve") and the Company are continuing concerning a possible stock merger of the Company with Nasco International, Inc. ("Nasco"), a large operating subsidiary of Geneve. Nasco is a manufacturer and worldwide distributor of products primarily to the education and health markets. Nasco is headquartered in Fort Atkinson, Wisconsin. There is no assurance that a merger transaction will be consumated. Geneve, a privately held entity, currently owns approximately 51% of Aristotle's Common Stock. Two principals of Geneve are currently directors of Aristotle.

Certain Factors That May Affect Future Results Of Operations

   Aristotle believes that this report may contain forward-looking statements within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995.

   These forward-looking statements include statements regarding Aristotle's liquidity and are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Aristotle cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors as more fully detailed below. As a result, Aristotle's future development efforts and operations involve a high degree of risk. For further information, refer to the more specific risks and uncertainties below and discussed throughout this report.

Risks Relating To Aristotle's And Its Subsidiaries' Business, Industry, Strategy And Operations

   INFLUENCE BY EXISTING STOCKHOLDERS. Geneve and certain of its affiliates beneficially own approximately 51% of the issued and outstanding capital stock of Aristotle. Geneve is subject to certain voting limitations through January 1, 2003, including the obligation to exercise its voting rights and privileges of those shares that exceed 30% of the then outstanding voting securities for and against any proposal related to the election of directors or the appointment of auditors in the same percentage as all other voting securities in Aristotle were voted for and against such proposal in a preliminary vote taken for this purpose. Geneve and its affiliates collectively have the ability to determine the outcome of certain other corporate actions requiring stockholder approval, including the merger of Aristotle with or into another company, a sale of substantially all of Aristotle's assets and amendments to Aristotle's Certificate of Incorporation.

   MAINTENANCE OF PRESENT GROWTH. Aristotle's revenue growth rate in the future may not approach the level attained in prior years. Operating expenses are expected to increase from historical levels. Because of the fixed nature of a significant portion of such expenses, coupled with the possibility of slower revenue growth, operating margins may decrease from historical levels.

   DEPENDENCE ON KEY PERSONNEL. Aristotle provides oversight and minimal operating support to its subsidiaries and limits its services principally to supplying accounting and administration services to its subsidiaries. For this reason, Aristotle has not needed the services of additional management beyond its two executive officers. As Aristotle continues to grow, it may require the services of additional executives.

   The performance of Aristotle's subsidiaries is substantially dependent on the continued services and performance of their senior management and other key personnel, particularly John T. McNeff, Vice President of Simulaids, and James
S. Viscardi, President of Safe Passage. Neither Simulaids nor Safe Passage maintains key man life insurance on its senior management or key personnel. Aristotle's performance also depends upon its ability to continue to retain and motivate other officers and key employees. The loss of the services of, and the failure to promptly replace, any of executive officers or other key employees could have a material adverse effect on the business, prospects, financial condition and results of operations of either Simulaids or Safe Passage, as the case may be. The future success of each subsidiary also depends on the subsidiary's ability to continue to identify, attract, hire, train, retain and motivate other highly skilled managerial and marketing personnel. Competition for such personnel is intense, and there can be no assurance that Aristotle or its subsidiaries will be able to continue to successfully attract, integrate or retain sufficiently qualified personnel. The failure to attract and retain the necessary personnel could have a material adverse effect on the business, prospects, financial condition and results of operations of each subsidiary and, accordingly, Aristotle.

   DEPENDENCE ON MAJOR CUSTOMERS. Aristotle's revenues have been, and for a substantial period of time in the future likely will be, largely derived from the sale of its subsidiaries' products and services to a small number of major customers. During the last two fiscal years, Simulaids had two major customers, who accounted for approximately 40% of its sales. Similarly, Safe Passage had one major customer over the last two years, the FAA, which accounted for approximately 25% of its sales. Sales to the FAA in fiscal year 2001 declined by 72%. The FAA has delayed the award of new contracts for Safe Passage's computer-based security training products.

   No assurances can be given that such customers will continue to do business with Simulaids and Safe Passage, respectively, or that the volume of their orders for such products and services will increase or remain constant. The loss of any major customer, or a significant reduction in the volume of its orders for the products and services of, or such customer's inability to pay its obligations to, the subsidiaries, will have a material adverse impact on the operations of each subsidiary and, accordingly, Aristotle. In addition, if the FAA does not award new contracts to Safe Passage, it could have a material impact on the operating results of the Company, as well as having a negative impact on the Company's assessment of any potential impairment of the goodwill resulting from the Safe Passage acquisition.

   COMPETITION. The market for the products and services of each of the subsidiaries is constantly evolving and growing rapidly. Barriers to entry are relatively insubstantial. Some of both Simulaids' and Safe Passage's existing and potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources. Such competitors are able to commit operating resources to product development and enhancement, engage in more thorough marketing campaigns for their products and services, be more aggressive from a pricing standpoint and make more attractive offers to potential employees and partners. Furthermore, growing competition may result in reduced revenue, gross margins or market share for the subsidiaries, any one of which could have a material adverse effect on Aristotle's business and results of operations.

   CHANGING TECHNOLOGY. Aristotle's success depends on the ability of Simulaids and Safe Passage to enhance existing products, develop new products and technologies that address the increasingly sophisticated and varied needs of customers and its ability to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. There can be no assurance that Simulaids and Safe Passage will successfully develop, license or acquire and implement new technologies or adapt its proprietary technology and products to customer requirements or emerging industry standards. If Aristotle's subsidiaries are unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, Aristotle's business, prospects, financial condition and results of operations would be materially adversely affected.

   INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS. Each of Simulaids and Safe Passage relies upon trade secrets, know-how, copyrights and continuing technological innovations to develop and maintain its respective competitive position. Simulaids and Safe Passage seek to protect such information, in part, by confidentiality agreements with their corporate partners, collaborators, employees and consultants. These agreements provide that all confidential information developed or made known during the course of the individual's or entity's relationship with Simulaids or Safe Passage is to be kept confidential and not disclosed to third parties except in specific circumstances. Simulaids and Safe Passage have endeavored to cause their respective employees to execute Confidentiality and Inventions Agreements, which provide that, to the extent permitted by applicable law, all inventions conceived by the individual during the individual's employment are the exclusive property of the respective company. There can be no assurance that these agreements will not be breached, that there exists adequate remedies for any breach, or that the trade secrets of Simulaids and Safe Passage will not otherwise become known or be independently discovered by competitors. Further, there can be no assurance that the subsidiaries will be able to protect their respective trade secrets and copyrights, or that others will not independently develop substantially equivalent proprietary information and techniques. Furthermore, the laws of some of the countries that the subsidiaries compete in may not protect our intellectual property rights to the same extent, as do the laws of the United States.

   PRODUCT LIABILITY. The manufacture and sale of training aids for emergency, medical and rescue personnel by Simulaids entails an inherent risk of product liability. Furthermore, as a provider of security service training, Safe Passage could face potential liability claims in the event of any actions or negligence of security personnel which could be linked to Safe Passage training procedures. There can be no assurance that product liability insurance is adequate to cover potential claims or that Simulaids or Safe Passage, as the case may be, will be able to obtain product liability insurance on acceptable terms in the future or that any product liability insurance subsequently obtained will provide adequate coverage against all potential claims. A successful claim brought against either Simulaids or Safe Passage in excess of its insurance coverage, or any material claim for which insurance coverage was denied or limited, could have material adverse effect on Simulaids' or Safe Passage's business, results of operations, and financial condition.

   RISKS ASSOCIATED WITH INTERNATIONAL SALES. International sales are subject to certain risks not inherent in the domestic sales of Simulaids and Safe Passage, including political and economic instability in foreign markets, restrictive trade policies of foreign governments, local economic conditions in foreign markets, potentially adverse tax consequences, difficulties or delays in developing and supporting non-English language versions of certain products and services and the burdens on customers of complying with a variety of applicable laws. All of these factors may suppress demand for the services and products of the subsidiaries. The impact of such factors on business is inherently unpredictable. There can be no assurance that these factors will not have a material adverse effect upon the subsidiaries' revenues from international sales and, consequently, the business, prospects, financial condition and results of operations.

   NEW PRODUCT OFFERING. Safe Passage has recently begun the product launch of a hosted Internet-based learning solution. Accordingly, Safe Passage is in the initial phase of rolling out its new Web-based services and is subject to certain risks inherent in launching new products and services. Safe Passage has relatively limited experience with these Web-based products, which makes its historical results of limited value in predicting the potential success of this initiative. The ultimate success of this initiative will depend on Safe Passage's ability to build-out and maintain its on-line learning infrastructure, to market and sell the new Web-based solutions to existing and prospective customers, to create a significant subscriber base for Web-based educational programs, to host, operate and manage its destination site, and to attract and retain key management and technical personnel. Sage Passage's decision to develop, market and support a Web-based version of its software training products is predicated on the assumption that the demand for such services will be large enough to permit Safe Passage to operate profitably. There can be no assurance that its assumption will be correct or that it will be able to successfully compete as a provider of such Web-based service. If its assumption is not accurate, or if it is unable to compete as a provider of Web-based training services, Safe Passage's, and Aristotle's business, prospects, financial condition and results of operations may be materially adversely affected. Moreover, to the extent that Safe Passage is successful in its efforts to enter into agreements with customers for the purchase of its new Web-based solution, those arrangements are expected to have accounting and operating consequences that would be materially different from Safe Passage's traditional software licensing arrangements.

   RELIANCE ON KEY SUPPLIERS. Simulaids currently purchases several key raw materials, including petroleum, used in its products from single or limited sources of supply. Simulaids has no guaranteed supply arrangements for any of these materials, which it generally purchases through purchase orders. As a result, these suppliers could terminate the supply of these materials at any time without penalty. Simulaids' failure to obtain these materials or other single or limited-source materials could delay or reduce its product shipments, which could result in lost orders, increased costs, and reduced control over quality and delivery schedules. A failure to obtain these materials also could require Simulaids to redesign its products. If a significant supplier became unable or unwilling to continue to ship materials in required volumes, Simulaids would have to identify and qualify an acceptable replacement. A delay or reduction in shipments caused by a need to identify and qualify replacement suppliers or a significant increase in Simulaids' need for material that cannot be met on acceptable terms could cause customers to cancel orders and would harm Simulaids' and accordingly Aristotle's business.

   ABSENCE OF DIVIDENDS. Aristotle has not, in recent years, paid dividends with respect to its Common Stock, and it is unlikely that Aristotle will pay any dividends with respect to its Common Stock in the foreseeable future.

   ANTI-TAKEOVER PROVISIONS. Certain provisions of Aristotle's charter documents, such as authorization of "blank check" preferred stock, restrictions on certain transfers of Common Stock and election of a classified board of directors to staggered three year terms, could have the effect of discouraging certain attempts to acquire Aristotle or remove directors even if some of Aristotle's stockholders deem such an attempt to be in Aristotle's and their best interests. Management and the affiliates of Aristotle's may be deemed to have effective control of Aristotle, which may give management and such affiliates the ability to influence the election of directors and other stockholder actions.

   TAX REFUND CLAIM. In 1997, the Company received a refund in the amount of $1.9 million for a net operating loss carryback claim related to its 1996 tax year. The refund is currently being reviewed by the Internal Revenue Service. The Company has recorded a cash asset, net of reserves, with regard to such refund of $719,000. To the extent that any portion of the refund in excess of the amount reserved is disallowed by the Internal Revenue Service, or the Company enters into an agreement with the Internal Revenue Service to such effect, the Company's cash position, net worth, and earnings would be adversely affected.

ITEM 7A-  QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MATERIAL RISK

   As described below, credit risk and interest rate risk are the primary sources of market risk to the Company in its marketable securities and short-term borrowings.

Qualitative

   Interest Rate Risk: Changes in interest rates can potentially impact the Company's profitability and its ability to realize assets and satisfy liabilities. Interest rate risk is resident primarily in the Company's marketable securities and short-term borrowings, which have fixed coupon or interest rates.

   Credit Risk: The Company's marketable securities are invested in investment grade corporate bonds and closed-end bond funds, both domestic and international, which have various maturities.

Quantitative

   The Company's marketable securities and short-term borrowings as of June 30, 2001 are as follows:

                                                 Maturity Maturity
                                                   Less   Greater
                                                   Than     Than
                                                   One      One
                                                   Year     Year
                                                 -------- --------
              Marketable securities
                 Cost value.....................   $ --     $901
                 Weighted average return........     --      7.0%
                 Fair market value..............   $ --     $795
              Short-term borrowings
                 Amount.........................   $169     $702
                 Weighted average interest rate.    6.1%     6.1%
                 Fair market value..............   $169     $702

New Accounting Standards

   In July 2001, the Financial Accounting Standards Board FASB issued SFAS No. 141, "Business Combinations" ("SFAS No. 141") which will eliminate the pooling of interest method of accounting for acquisitions. SFAS No. 141 is effective for all acquisitions initiated after June 30, 2001.

   In July 2001, the FASB also issued SFAS No. 142, "Goodwill and Other Intangible Assets" to be effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS No. 142 on July 1, 2001. Under SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life. Instead, SFAS No. 142 requires that goodwill be evaluated at least annually for impairment by applying a fair-value-based test and, if impairment occurs, the amount of impaired goodwill must be written off immediately. Upon the adoption of SFAS No. 142, the Company will no longer record amortization of goodwill. For the year ended June 30, 2001, the Company recorded $428 of goodwill amortization. The Company is required to apply the initial fair value test by December 31, 2001. The Company has not yet determined whether the initial fair value test of the goodwill reflected in the accompanying consolidated balance sheets will result in any impairment charges.

   The Emerging Issues Task Force ("EITF") of the FASB reached a consensus on EITF 00-10 "Accounting for Shipping and Handling Fees and Costs" ("EITF 00-10"). EITF 00-10 requires that all amounts billed to a customer in a sales transaction related to shipping and handling represent revenues earned for the goods provided and should be classified as revenue. The Company adopted EITF 00-10 in the fourth quarter of fiscal 2001 and has reclassified approximately $177, $174 and $19 to revenue for the years ended June 30, 2001, 2000 and 1999, respectively.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

   The Consolidated Financial Statements of the Company and its subsidiaries, together with the related Notes to Consolidated Financial Statements and the report of independent accountants; the Financial Statements of Simulaids for the four months ended April 30, 1999, together with the related Notes to Financial Statements and the report of independent accountants; the Financial Statements of Simulaids for the years ended December 31, 1998, 1997, and 1996, together with the related Notes to Financial Statements and the report of independent accountants, are set forth below.

                  THE ARISTOTLE CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                         AS OF JUNE 30, 2001 AND 2000

                                 TOGETHER WITH

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of The Aristotle Corporation:

   We have audited the accompanying consolidated balance sheets of The Aristotle Corporation (a Delaware corporation) and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income and cash flows for each of the three years ended June 30, 2001, as restated (See Note 2). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Aristotle Corporation and subsidiaries as of June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years ended June 30, 2001 in conformity with accounting principles generally accepted in the United States.

                                          /s/ Arthur Andersen LLP
Hartford, Connecticut
August 31, 2001, except
for the item noted in
footnote 2 for which the
date is April 9, 2002

                  THE ARISTOTLE CORPORATION AND SUBSIDIARIES

                          Consolidated Balance Sheets
                         As of June 30, 2001 and 2000
                 (dollars in thousands, except for share data)

                                                                     2001       2000
                                                                   ---------  ---------
ASSETS
Current assets:
Cash and cash equivalents......................................... $   4,149  $   4,951
Marketable securities, at market value............................       795      1,806
Accounts receivable...............................................       651        465
Inventories.......................................................       854        928
Tax receivable....................................................        --        123
Other current assets..............................................       121        128
                                                                   ---------  ---------
       Total current assets.......................................     6,570      8,401
                                                                   ---------  ---------
Property, plant and equipment, net................................     1,547      1,365
                                                                   ---------  ---------
Other assets:
Goodwill, net of accumulated amortization of $695 and $267 in 2001
 and 2000, respectively...........................................     6,768      5,428
Other noncurrent assets...........................................        23         17
                                                                   ---------  ---------
                                                                       6,791      5,445
                                                                   ---------  ---------
                                                                   $  14,908  $  15,211
                                                                   =========  =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt.............................. $     139  $     225
Current maturities of capital lease obligations...................        30         28
Accounts payable..................................................       340        127
Accrued expenses..................................................       510        492
Accrued tax reserves..............................................       720        720
Deferred revenue..................................................        99         --
                                                                   ---------  ---------
       Total current liabilities..................................     1,838      1,592
                                                                   ---------  ---------
Long-term debt, net of current maturities.........................       649      1,589
Capital lease obligations, net of current maturities..............        53         83
                                                                   ---------  ---------
       Total long-term liabilities................................       702      1,672
                                                                   ---------  ---------
Commitments and contingencies (Note 10)
Stockholders' equity:
Common stock, $.01 par value, 3,000,000 shares authorized;
 1,904,613 shares issued in 2001 and 2000.........................        19         19
Additional paid-in capital........................................   163,654    163,654
Accumulated deficit...............................................  (151,147)  (151,365)
Treasury stock, at cost, 12,988 shares and 17,834 shares in
 2001 and 2000, respectively......................................       (69)       (93)
Foreign currency translation......................................        17         --
Net unrealized investment losses..................................      (106)      (268)
                                                                   ---------  ---------
       Total stockholders' equity.................................    12,368     11,947
                                                                   ---------  ---------
                                                                   $  14,908  $  15,211
                                                                   =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                  THE ARISTOTLE CORPORATION AND SUBSIDIARIES

                     Consolidated Statements of Operations
               For the Years Ended June 30, 2001, 2000 and 1999
                 (dollars in thousands, except per share data)

                                                                               2001    2000    1999
                                                                              ------  ------  -------
Net sales.................................................................... $8,147  $6,887  $   966
Cost of goods sold...........................................................  4,176   3,949      789
                                                                              ------  ------  -------
       Gross profit..........................................................  3,971   2,938      177
                                                                              ------  ------  -------
Selling expenses.............................................................    942     454       46
Product development expenses.................................................    560      58        8
General and administrative expenses..........................................  2,005   1,656    1,196
Goodwill amortization........................................................    428     228       39
                                                                              ------  ------  -------
       Operating income (loss)...............................................     36     542   (1,112)
                                                                              ------  ------  -------
Other income (expense):
Investment and interest income...............................................    354     337      725
Interest expense.............................................................   (115)   (174)     (32)
Equity loss in unconsolidated subsidiary.....................................    (14)     --       --
                                                                              ------  ------  -------
       Income (loss) from continuing operations before income taxes and
         minority interest...................................................    261     705     (419)
Provision for income taxes...................................................     79      31       89
                                                                              ------  ------  -------
       Income (loss) from continuing operations before minority interest.....    182     674     (508)
Minority interest............................................................     36      --       --
                                                                              ------  ------  -------
       Income (loss) from continuing operations..............................    218     674     (508)
Discontinued operations:
Gain on sale of The Strouse, Adler Company...................................     --      --      911
                                                                              ------  ------  -------
       Net income............................................................    218     674      403
Preferred dividends..........................................................     --     439      233
                                                                              ------  ------  -------
       Net income applicable to common shareholders.......................... $  218  $  235  $   170
                                                                              ======  ======  =======
Basic earnings (loss) per common share:
Continuing operations........................................................ $ 0.12  $ 0.16  $ (0.60)
Gain on sale of discontinued operations......................................     --      --     0.74
                                                                              ------  ------  -------
                                                                              $ 0.12  $ 0.16  $  0.14
                                                                              ======  ======  =======
Diluted earnings (loss) per common share:
Continuing operations........................................................ $ 0.11  $ 0.16  $ (0.60)
Gain on sale of discontinued operations......................................     --      --     0.74
                                                                              ------  ------  -------
                                                                              $ 0.11  $ 0.16  $  0.14
                                                                              ======  ======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                  THE ARISTOTLE CORPORATION AND SUBSIDIARIES

 Consolidated Statements of Changes in Stockholders' Equity and Comprehensive
                                    Income
               For the Years Ended June 30, 2001, 2000 and 1999
                            (dollars in thousands)

                                                                                  Net
                                                                               Unrealized
                                               Additional                      Investment   Foreign       Total
                                        Common  Paid-in   Accumulated Treasury   Gains     Currency   Stockholders' Comprehensive
                                        Stock   Capital     Deficit    Stock    (Losses)  Translation    Equity        Income
                                        ------ ---------- ----------- -------- ---------- ----------- ------------- -------------
Balance, June 30, 1998.................  $11    $160,248  3$(151,770)   $(30)    $  (4)       $ -        $ 8,455
Preferred dividends....................   --          --        (233)     --        --         --           (233)
Issuance of common stock to directors..    2         155          --      --        --         --            157
Purchase of treasury stock.............   --          --          --     (17)       --         --            (17)
Net unrealized investment (loss) gain..   --          --          --      --      (157)        --           (157)       $(157)
Net income.............................   --          --         403      --        --         --            403          403
                                         ---    --------  ----------    ----     -----        ---        -------        -----
Total comprehensive income.............                                                                                 $ 246
Balance, June 30, 1999.................   13     160,403    (151,600)    (47)     (161)        --          8,608
Preferred dividends....................   --          --        (439)     --        --         --           (439)
Issuance of commo-n stock to directors
 andemployees..........................   --          46          --       8        --         --             54
Conversion of preferred stock..........    6       2,869          --      --        --         --          2,875
Issuance of common stock...............   --         336          --      --        --         --            336
Purchase of treasury stock.............   --          --          --     (54)       --         --            (54)
Net unrealized investment (loss) gain..   --          --          --      --      (107)        --           (107)       $(107)
Net income.............................   --          --         674      --        --         --            674          674
                                         ---    --------  ----------    ----     -----        ---        -------        -----
Total comprehensive income.............                                                                                 $ 567
Balance, June 30, 2000.................   19     163,654    (151,365)    (93)     (268)        --         11,947
Issuance of common stock to
 directors and employees...............   --          --          --      24        --         --             24
Foreign currency translation adjustment   --          --          --      --        --         17             17        $  17
Net unrealized investment gain (loss)..   --          --          --      --       162         --            162          162
Net income.............................   --          --         218      --        --         --            218          218
                                         ---    --------  ----------    ----     -----        ---        -------        -----
Total comprehensive income.............                                                                                 $ 397
Balance, June 30, 2001.................  $19    $163,654   $(151,147)   $(69)    $(106)       $17        $12,368
                                         ===    ========  ==========    ====     =====        ===        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                  THE ARISTOTLE CORPORATION AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
               For the Years Ended June 30, 2001, 2000 and 1999
                            (dollars in thousands)

                                                                        2001     2000      1999
                                                                       -------  -------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income............................................................ $   218  $   674  $    403
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
    Depreciation and amortization.....................................     663      426        59
    Minority interest.................................................     (36)      --        --
    Non-cash deferred compensation....................................      18       --        --
    Loss on disposal of property and equipment........................      --       14         9
    Gain from sale of discontinued operations.........................      --       --      (911)
    Changes in assets and liabilities, net of business acquired:
       Accounts receivable............................................      98     (166)       92
       Inventories....................................................      74       61       203
       Tax receivable.................................................     123    1,027    (1,150)
       Other assets...................................................      56       17       482
       Accounts payable and accrued expenses..........................     146     (296)       52
       Deferred revenue...............................................       8       --        --
          Net cash provided by (used in) operating activities.........   1,368    1,757      (761)
                                                                       -------  -------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment....................................    (297)     (81)      (17)
Redemption of marketable securities...................................   1,173      991        --
Investment in unconsolidated subsidiary...............................     (11)      --        --
Purchase of Safe Passage, net of $16 of cash acquired.................  (1,927)      --        --
Purchase of marketable securities.....................................      --       --    (1,285)
Proceeds from disposal of discontinued operations.....................      --       --       911
Accrued transaction costs.............................................      --       --    (1,704)
Purchase of Simulaids, net of $237 of cash acquired...................      --       --    (8,463)
          Net cash provided by (used in) investing activities.........  (1,062)     910   (10,558)
                                                                       -------  -------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term borrowings...................................      --       --     5,000
Repayment of short-term borrowings....................................      --   (5,000)       --
Proceeds from credit agreement........................................      --    2,000        --
Principle debt payments...............................................  (1,121)    (187)       --
Repayment of capital lease obligations................................     (28)     (25)       (4)
Repurchase of preferred stock.........................................      --     (136)       (6)
Proceeds from exercise of stock options...............................      --       --       157
Payment of dividends on preferred stock...............................      --     (163)     (233)
Issuance of treasury stock............................................      24       --        --
Purchase of treasury stock............................................      --      (54)      (17)
          Net cash provided by (used in) financing activities.........  (1,125)  (3,565)    4,897
                                                                       -------  -------  --------
EFFECT OF EXCHANGE RATE CHANGES.......................................      17       --        --
                                                                       -------  -------  --------
DECREASE IN CASH AND CASH EQUIVALENTS.................................    (802)    (898)   (6,422)
CASH AND CASH EQUIVALENTS, beginning of period........................   4,951    5,849    12,271
                                                                       -------  -------  --------
CASH AND CASH EQUIVALENTS, end of period.............................. $ 4,149  $ 4,951  $  5,849
                                                                       =======  =======  ========
SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Interest.............................................................. $   115  $   180  $     28
                                                                       =======  =======  ========
Income taxes.......................................................... $   131  $    28  $  1,259
                                                                       =======  =======  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  THE ARISTOTLE CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            June 30, 2001 and 2000
            (Amounts in thousands, except share and per share data)

(1)  NATURE OF OPERATIONS

  Organization

   The Aristotle Corporation ("Aristotle" or "the Company") is a holding company which, through its wholly-owned subsidiaries, Simulaids, Inc. ("Simulaids") and Safe Passage International Inc. ("Safe Passage"), currently conducts business in two segments, the health and medical educational products market and the computer-based training market. Simulaids' primary products include manikins and simulation kits used for training in CPR, emergency rescue and patient care fields. Simulaids' products are sold throughout the United States and internationally via distributors and catalogs to end users such as fire and emergency medical departments and nursing and medical schools. Safe Passage, which operates in Rochester, New York and England (through a wholly owned subsidiary Safe Passage Limited), develops and licenses computer-based training products for the international security and transportation industries.

  Acquisition Of Safe Passage International, Inc.

   On September 14, 2000, Aristotle acquired 80% of the outstanding shares of common stock (the "Safe Passage Acquisition") of Safe Passage, a privately-held Rochester, New York-based company, pursuant to a Stock Purchase Agreement dated as of September 13, 2000 between Aristotle and the Safe Passage shareholders (the "Sellers"). Accordingly, the Company's consolidated statement of operations includes the results of operations of Safe Passage since the date of the Safe Passage Acquisition.

   The Safe Passage Acquisition purchase price of approximately $1,943, which included approximately $318 of transaction costs, was paid utilizing cash on hand. The fair value of assets acquired and liabilities assumed amounted to $462 and $268, respectively. The excess of the purchase price over the fair value of the net assets acquired amounted to $1,749 and is reflected as goodwill in the accompanying financial statements, net of amortization based on a straight-line basis over seven years (see Note 3). In addition, the Company and the Sellers entered into an agreement whereby the Company may be required to pay to the Sellers an additional consideration up to a maximum of $2.3 million based on the operating performance of Safe Passage during calendar 2000 and 2001. If and when such additional consideration is earned, the payments will be recognized as additional purchase price consideration and goodwill will be adjusted accordingly. As of June 30, 2001, no additional consideration was due to the Sellers.

   The Safe Passage Acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets and liabilities acquired based on their fair market values at the date of the acquisition. The following summarizes the allocation of the purchase price of Safe Passage:

                 Cash................................. $   16
                 Accounts receivable..................    284
                 Property and equipment...............    118
                 Other assets.........................     44
                 Goodwill.............................  1,749
                 Accounts payable and accrued expenses   (169)
                 Other liabilities....................    (99)
                                                       ------
                                                       $1,943
                                                       ======

                  THE ARISTOTLE CORPORATION AND SUBSIDIARIES

   Operating results for the year ended June 30, 2001 and 2000 on a pro forma basis, as though Safe Passage was acquired as of July 1, 2000, are as follows:

                                                      2001        2000
                                                   ----------- -----------
                                                   (UNAUDITED) (UNAUDITED)
      Net sales...................................   $8,834      $8,666
      Net income applicable to common shareholders   $  404      $   33
      Basic earnings per common share.............   $ 0.21      $ 0.02

   The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the Safe Passage Acquisition been consummated as of the above date, nor are they necessarily indicative of future operating results. The pro forma adjustments include amortization of intangibles and decreased interest income.

  Acquisition Of Simulaids, Inc.

   Effective April 30, 1999, pursuant to a Stock Purchase Agreement dated as of April 30, 1999, Aristotle acquired all of the outstanding stock (the "Simulaids Acquisition") of Simulaids, a privately-held New York corporation. As a result, the Company's consolidated statements of operations include the results of operations of Simulaids since the date of the Simulaids Acquisition.

   The Simulaids Acquisition purchase price of approximately $8,700, which included $300 of transaction costs and tax obligations resulting from the Simulaids Acquisition, was paid utilizing approximately $3,700 of cash and $5,000 of bank financing. The fair value of assets acquired and liabilities assumed amounted to $3,419 and $412, respectively. The excess cost over the fair value of net assets acquired amounted to $5,693 and is reflected as goodwill in the accompanying financial statements, net of amortization based on a straight-line basis over 25 years (see Note 3).

   The Simulaids Acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets and liabilities acquired based on their fair market values at the date of the Simulaids Acquisition. The following summarizes the final allocation of the purchase price of Simulaids:

                 Cash................................. $  237
                 Accounts receivable..................    391
                 Inventories (Note 2).................  1,192
                 Property, plant and equipment........  1,486
                 Other assets.........................    113
                 Goodwill.............................  5,693
                 Accounts payable and accrued expenses   (156)
                 Other liabilities....................   (256)
                                                       ------
                                                       $8,700
                                                       ======

                  THE ARISTOTLE CORPORATION AND SUBSIDIARIES

   Operating results for the year ended June 30, 1999 on a pro forma basis, excluding the discontinued operations of The Strouse, Adler Company, as though Simulaids was acquired as of July 1, 1998 are:

                                                                 1999
                                                              -----------
                                                              (UNAUDITED)
       Net sales.............................................   $5,820
       Net income (loss) from continuing operations available
         to common shareholders..............................   $ (422)
       Net income (loss) from continuing operations available
         to common shareholders per basic share..............   $(0.34)

   The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the Simulaids Acquisition been consummated as of the above dates, nor are they necessarily indicative of the future operating results. The pro forma adjustments include amortization of intangibles, decreased interest income, increased interest expense and state income taxes on the income of Simulaids.

  Sale Of The Strouse, Adler Company

   Effective June 30, 1998, Aristotle sold substantially all of the assets and certain specified liabilities of its wholly-owned subsidiary The Strouse, Adler Company ("Strouse") to the Sara Lee Corporation ("Sara Lee"). Strouse, which was Aristotle's only operating subsidiary during fiscal 1998, designed, manufactured and marketed specialty bra and shapewear products.

   The final consideration received by Aristotle from Sara Lee was $21,452, and the net cash proceeds from the sale were approximately $9,600. The ultimate gain recognized by the Company in connection with the sale of Strouse was $1,784, of which a gain of $873 was recorded in fiscal 1998 and a gain of $911 was recorded in fiscal 1999.

(2)  RESTATEMENT

   Subsequent to the issuance of its fiscal 2000 financial statements, the Company determined that the $330 note issued to Geneve Corporation (see Note 5) should have been reflected as an additional dividend. The accompanying financial statements reflect the recognition of such dividend, and the resulting impact on earnings per common shareholder.

(3)  SIGNIFICANT ACCOUNTING POLICIES

  Principles Of Consolidation

   The consolidated financial statements include the accounts of Aristotle and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Revenue Recognition

   Simulaids revenue is recorded when goods are shipped to the Company's customers.

   Safe Passage generates revenues from licensing the rights to use its software products to end users. The Company also generates revenues from sales of software maintenance contracts. Revenue from software license agreements is recognized upon delivery of the software to the customer if there are no significant post delivery obligations and collection is probable. If a significant vendor obligation remains, then revenue is recognized under the percentage of completion method of accounting, whereby revenues and profit are recognized as work is

                  THE ARISTOTLE CORPORATION AND SUBSIDIARIES performed based on the relationship between actual costs incurred and total estimated costs to complete. The cumulative impact of any revision in the estimate of the cost to complete is reflected in the period in which the changes become known. Software maintenance fees are recognized over the term of the maintenance period. Advance billings of license and software maintenance contracts are reflected as deferred revenue in the accompanying consolidated balance sheet.

  Foreign Currency Translation

   The operations and cash flows of Safe Passage Limited are translated at average exchange rates during the period, and assets and liabilities are translated at end-of-period exchange rates. Translation adjustments are included as a separate component of comprehensive loss within stockholders' equity.

  Cash And Cash Equivalents

   Cash and cash equivalents include cash and highly liquid investments with an original maturity of three months or less.

  Marketable Securities

   The Company accounts for marketable securities under Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). This statement requires that marketable securities be carried at their fair values. The Company has classified its marketable securities as "available-for-sale" in accordance with SFAS No. 115. Accordingly, all unrealized holding gains and losses are recorded as a separate component of stockholders' equity. The Company utilized the specific identification method in determining cost and fair value.

  Inventories

   Inventories were valued at the lower of cost, using the first-in, first-out method ("FIFO"), or market.

   At June 30, 2001 and 2000, inventories consisted of the following:

                                          2001   2000
                                          ----   ----
                          Raw materials.. $413   $458
                          Work-in-process   37     50
                          Finished goods.  414    450
                                          ----   ----
                                           864    958
                          Reserve........  (10)   (30)
                                          ----   ----
                                          $854   $928
                                          ====   ====

   In connection with the Simulaids Acquisition (see Note 1), and in accordance with the purchase method of accounting, at the date of acquisition the purchased inventories were valued at a fair value which was approximately $259 greater than its historic cost. This purchase accounting adjustment was expensed as the associated inventories were sold and was therefore included in cost of sales in the accompanying 1999 consolidated statement of operations.

  Property, Plant and Equipment

   Property, plant and equipment are recorded at cost and are depreciated or amortized, using the straight-line method, over the estimated useful lives of the assets, as follows:

                     Buildings.....................      40
                     Machinery, equipment and other     5-7
                     Leasehold improvements........ various

                  THE ARISTOTLE CORPORATION AND SUBSIDIARIES

   At June 30, 2001 and 2000, property, plant and equipment consisted of the following:

                                                         2001    2000
                                                        ------  ------
         Land.......................................... $  220  $  220

         Buildings and improvements....................    896     835
         Machinery, equipment and other................    866     512
                                                        ------  ------
                                                         1,982   1,567
         Less accumulated depreciation and amortization   (435)   (202)
                                                        ------  ------
                                                        $1,547  $1,365
                                                        ======  ======

   Expenditures for repairs and maintenance are charged against income as incurred. Renewals and betterments are capitalized.

  LONG-LIVED ASSETS

   The Company has adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement requires a company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Future realization of the Company's property, plant and equipment and intangible assets is dependent upon the ability of the Company to generate future profitable operating results in accordance with its operating plans. Based upon management's evaluations of expected future cash flows, no impairment was indicated.

                  THE ARISTOTLE CORPORATION AND SUBSIDIARIES

  EARNINGS PER COMMON SHARE

   The Company has adopted the provisions of SFAS No. 128, "Earnings Per Share." For the years ended June 30, 2001, 2000 and 1999, Basic and Diluted Earnings Per Share are calculated as follows:

                                                                              2001       2000        1999
                                                                           ---------- ----------  ----------
BASIC EARNINGS PER SHARE:
Numerator
Income (loss) from continuing operations.................................. $      218 $      674  $     (508)
Preferred dividends.......................................................         --       (439)       (233)
                                                                           ---------- ----------  ----------
Income (loss) from continuing operations applicable to common shareholders        218        235        (741)
Gain on sale of discontinued operations...................................         --         --         911
                                                                           ---------- ----------  ----------
Net income applicable to common shareholders.............................. $      218 $      235  $      170
                                                                           ========== ==========  ==========
Denominator
    Weighted average shares outstanding...................................  1,888,501  1,464,465   1,226,144

Basic Earnings Per Share
    Continuing operations................................................. $     0.12       0.16  $    (0.60)
    Gain on sale of discontinued operations...............................         --         --        0.74
                                                                           ---------- ----------  ----------
    Net income............................................................ $     0.12 $     0.16  $     0.14
                                                                           ========== ==========  ==========
DILUTED EARNINGS PER SHARE:
Numerator
    Income (loss) from continuing operations.............................. $      218 $      674  $     (508)

    Preferred dividends...................................................         --       (439)       (233)
                                                                           ---------- ----------  ----------
    Income (loss) from continuing operations
      applicable to common shareholders...................................        218        235        (741)
    Gain on sale of discontinued operations...............................         --         --         911
                                                                           ---------- ----------  ----------
    Net income applicable to common shareholders.......................... $      218 $      235  $      170
                                                                           ========== ==========  ==========
Denominator
    Weighted average shares outstanding...................................  1,888,501  1,464,465   1,226,144
    Options to purchase common stock......................................     33,059      2,206          --

    Convertible preferred stock...........................................         --     39,521          --
                                                                           ---------- ----------  ----------
                                                                            1,921,560  1,506,192   1,226,144
                                                                           ========== ==========   =========
DILUTED EARNINGS PER SHARE
    Continuing operations................................................. $     0.11 $     0.16  $    (0.60)
    Gain on sale of discontinued operations...............................         --         --        0.74
                                                                           ---------- ----------  ----------
    Net income............................................................ $     0.11 $     0.16  $     0.14
                                                                           ========== ==========  ==========

      For the years ended June 30, 2001 and 2000, respectively, there were an additional 27,769 and 134,637 options exercisable (prior to the application of the treasury stock method) whose exercise price exceeded the average market price for the year and were therefore excluded in the computation of diluted earnings per share. In addition, for the year ended June 30, 1999, options to purchase shares of common stock and convertible preferred stock of the Company were outstanding but were not included in the computation of diluted earnings per share as such inclusion would be anti-dilutive or because the options' exercise price was greater than the average market price of the common shares.

  Other Comprehensive Income

   The Company has adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Accordingly, the Company has included this presentation as a component of the statements of changes in stockholders' equity and comprehensive income. The objective of the statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners ("comprehensive income"). This statement requires that

                  THE ARISTOTLE CORPORATION AND SUBSIDIARIES financial statements report net unrealized investment gains (losses) and foreign currency translation adjustments as a component of comprehensive income or loss.

  Investments In Unconsolidated Subsidiaries

   During the year, the Company invested $25 for a 50% interest in the capital stock of QU Online Continuing Medical Education, LLC ("QUCME"), a joint venture formed with Quinnipiac University for the purpose of developing on-line continuing medical education programs. The investment in QUCME's capital stock is recorded under the equity method of accounting. As of June 30, 2001, the initial investment of $25 was reduced to $11 to reflect the Company's share of QUCME's losses.

   Safe Passage owns a 50% interest in CerTrac, Inc., a joint venture established to develop and market computer-based training programs related to alcohol training and awareness. Safe Passage has not been required to make any initial investments in the joint venture but has subsequently performed certain services for CerTrac (see Note 10).

  Concentration Of Credit Risk

   At June 30, 2001 and 2000, accounts receivable from two customers accounted for 22.4% and 28.3% of the outstanding balance, respectively. No other customers had balances in excess of 10% of the outstanding balance. Sales to those two customers accounted for 39.7% and 29.9% of net sales, respectively during the years ended June 30, 2001 and 2000.

  Goodwill

   Goodwill resulting from the excess of cost over the fair value of net assets acquired in the acquisitions of Simulaids and Safe Passage (see Note 1) is being amortized on a straight-line basis over 25 years and 7 years, respectively.

  New Accounting Standards

   In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" ("SFAS No. 141") which will eliminate the pooling of interest method of accounting for acquisitions. SFAS No. 141 is effective for all acquisitions initiated after June 30, 2001.

   In July 2001, the FASB also issued SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") to be effective for fiscal years beginning after December 15, 2001. The Company will adopt SFAS No. 142 on July 1, 2001. Under SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life. Instead, SFAS No. 142 requires that goodwill be evaluated at least annually for impairment by applying a fair-value-based test and, if impairment occurs, the amount of impaired goodwill must be written off immediately. Upon the adoption of SFAS No. 142, the Company will no longer record amortization of goodwill. For the year ended June 30, 2001, the Company recorded $428 of goodwill amortization. The Company is required to apply the initial fair value test by December 31, 2001. The Company has not yet determined whether the initial fair value test of the goodwill reflected in the accompanying consolidated balance sheets will result in any impairment charges.

   The Emerging Issues Task Force ("EITF") of the FASB reached a consensus on EITF 00-10 "Accounting for Shipping and Handling Fees and Costs" ("EITF 00-10"). EITF 00-10 requires that all amounts billed to a customer in a sales transaction related to shipping and handling represent revenues earned for the goods provided and should be classified as revenue. The Company adopted EITF 00-10 in the fourth quarter of fiscal 2001 and has reclassified approximately $177, $174 and $19 to revenue for the years ended June 30, 2001, 2000 and 1999, respectively.

                  THE ARISTOTLE CORPORATION AND SUBSIDIARIES

  Use Of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(4)  MARKETABLE SECURITIES

   As of June 30, 2001 and 2000, the Company had funds invested in high-grade corporate debentures which have been classified as available-for-sale. As of June 30, 2001 and 2000, the fair value of these securities were $795 and $1,806, respectively, and the amortized cost associated with the securities was $901 and $2,074, respectively. A total unrealized holding loss, related to all investment securities, of $106 and $268 is recorded as a component of stockholders' equity as of June 30, 2001 and 2000, respectively.

(5)  LONG TERM DEBT

   On September 27, 1999, Simulaids and Citizens Bank of Connecticut ("Citizens") entered into a $2.5 million Credit Agreement. The credit agreement is comprised of three facilities ("Credit Facilities"):

    (a)$1,200 SEVEN-YEAR TERM LOAN--Principal payments are scheduled on a seven-year straight-line amortization. The interest rate is charged at the rate of LIBOR plus 200 basis points on a 30, 60, 90 or 180 day LIBOR rate at the Company's election.

    (b)$800 SEVEN-YEAR MORTGAGE--Principal payments are scheduled on a fifteen-year straight-line amortization, with a balloon payment at the seven-year maturity. The interest rate is charged at the rate of LIBOR plus 200 basis points on a 30, 60, 90 or 180 day LIBOR rate at the Company's election.

    (c)$500 TWO-YEAR REVOLVING LINE OF CREDIT--Borrowing availability under the line of credit is determined by a borrowing base which is equal to the sum of 80% of eligible accounts receivable and 50% of eligible inventory, with a maximum borrowing of $500. There are no scheduled principal payments. The interest rate is charged at the rate of LIBOR plus 175 basis points on a 30, 60, 90 or 180 day LIBOR rate at the Company's election.

   As of June 30, 2001, the balance outstanding on the term loan was $86 and the balance outstanding on the mortgage was $702. Future monthly principal payments on the term loan and mortgage are $14 and $5, respectively. As of June 30, 2001, Simulaids had not drawn on the line of credit. Subsequent to year-end, Simulaids elected not to extend its line of credit with Citizens.

Repayments of long-term debt for each of the next five years and thereafter are as follows:

                               Year Ending
                                June 30,   Amount
                                --------   ------
                                  2002.... $139
                                  2003....    53
                                  2004....    53
                                  2005....    53
                                  2006....    53
                               Thereafter.   437
                                           -----
                                           $ 788
                                           =====

                  THE ARISTOTLE CORPORATION AND SUBSIDIARIES

   Simulaids is required to maintain certain financial ratios, including maintaining a debt service coverage ratio of 1.25 to 1, as defined, and satisfy various other covenants in connection with the Credit Facilities. As of June 30, 2001, Simulaids was in compliance with all financial ratios and covenants.

   The Credit Facilities are secured by a lien on all assets of Simulaids.

(6)  PREFERRED STOCK

   During fiscal 2000, Geneve Corporation ("Geneve") elected to convert its 489,131 shares of Series E Redeemable Preferred Stock ("Series E") into 489,131 shares of common stock and a promissory note issued by the Company in the amount of $330 due December 31, 2001 and bearing interest at 8% per annum. In June 2000, the Company repaid the $330 note, plus accrued interest of approximately $6, by issuing 56,100 shares of common stock. The $330 note is reflected as additional preferred dividends in the accompanying 2000 consolidated financial statements (See Note 2). Prior to conversion of the Series E into common, the Series E earned dividends of 8% per annum.

   During fiscal 2000, 13,617 shares of the Company's Series F, G and H Redeemable Preferred Stock ("Series F, G and H") was redeemed for $136 and the remaining 66,266 shares were acquired by Geneve, directly from the shareholders, and subsequently converted into 110,441 shares of common stock at the then applicable 1.667 conversion rate. Prior to redemption and conversion, the Series F, G and H earned dividends of 8.9% per annum.

(7)  STOCKHOLDERS' EQUITY

   The Company had the following shares of common and treasury stock issued and outstanding at June 30, 2001, 2000 and 1999:

                                                        Common    Treasury
                                                        Stock      Stock
                                                       ---------  --------
      June 30, 1998................................... 1,209,027    7,287
      Exercise of options.............................    32,322   (7,178)
      Fractional shares...............................      (622)      --
      Purchase of treasury stock......................        --    7,500
                                                       ---------   ------
      June 30, 1999................................... 1,240,727    7,609
      Purchase of treasury stock......................        --   11,900
      Issuance of stock...............................     8,214   (1,675)
      Conversion of Series E, F, G & H preferred stock   599,572       --
      Issuance of shares for repayment of note........    56,100       --
                                                       ---------   ------
      June 30, 2000................................... 1,904,613   17,834
      Issuance of stock...............................        --    4,846
                                                       ---------   ------
      June 30, 2001................................... 1,904,613   12,988
                                                       =========   ======

                  THE ARISTOTLE CORPORATION AND SUBSIDIARIES

   Aristotle common shares reserved for future issuance consist of the following:

                                                                    2001    2000
                                                                   ------- -------
Exercise of options issued to Former Strouse Stockholders (Note 9)  35,208  35,208
Exercise of stock options granted under the Plan (Note 9)......... 148,164 130,429
Exercise of stock options granted outside of the Plan (Note 9)....  20,000  20,000
                                                                   ------- -------
Total............................................................. 203,372 185,637
                                                                   ======= =======

(8)  INCOME TAXES

   The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 utilizes the liability method and deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

   At June 30, 2001 and 2000, the principal components of deferred tax assets, liabilities and the valuation allowance were as follows:

                                                                  2001
                                                      ----------------------------
                                                      Current Asset Long-Term Asset
                                                       (Liability)    (Liability)
Federal net operating loss carryforwards.............      $--           $ 17,124
State of Connecticut net operating loss carryforwards       --                 98
                                                          ----       ------------
                                                                           17,222
Valuation allowance..................................       --            (17,222)
                                                          ----       ------------
                                                           $--           $     --
                                                          ====       ============
Federal net operating loss carryforwards.............      $--           $ 17,505
State of Connecticut net operating loss carryforwards       --                120
                                                          ----       ------------
                                                            --             17,625
Valuation allowance..................................       --            (17,625)
                                                          ----       ------------
                                                           $--           $     --
                                                          ====       ============

   A valuation allowance has been recorded for the deferred tax assets as a result of uncertainties regarding the realization of the asset, including the lack of profitability to date and the variability of operating results.

   Provision for income taxes are comprised of the following for the years ended June 30, 2001, 2000 and 1999:

                                       2001 2000 1999
                                       ---- ---- ----
                           Current:
                              Federal. $  6 $ 5  $--
                              State...   73  26   89
                                       ---- ---  ---
                                       $79. $31  $89
                                       ==== ===  ===

                  THE ARISTOTLE CORPORATION AND SUBSIDIARIES

   During 1998 the Company filed a tax loss carryback claim related to its 1996 tax year. In connection therewith, the Company recorded a $720 reserve which is included in the accompanying consolidated balance sheets.

   At June 30, 2001, without giving consideration to the 1992 carryback claim (see below), the Company had $49,500 of federal net operating loss carryforwards which expire through 2011 and $1,300 of state net operating loss carryforwards which expire through 2004.

   Prior to October 2, 1992, Aristotle was the holding Company of First Constitution Bank ("the Bank"). On October 2, 1992, the Federal Deposit Insurance Company ("FDIC") was appointed as receiver of the Bank and Aristotle wrote off its investment in the Bank.

   On its return for 1992 as originally filed, the Company made elections under provisions set forth in regulations proposed by the Internal Revenue Service in April 1992 as guidance for the application of Section 597 of the Internal Revenue Code of 1986, as amended and under Section 1.1502.20(g)(1) of the Federal Income Tax Regulations to (i) disaffiliate from the Bank for Federal income tax purposes and (ii) reattribute net operating losses of the Bank in excess of $81,000 to the Company. The application of the tax law with respect to the Company's election to disaffiliate from the Bank and to reattribute the Bank's net operating losses to the Company is not certain and, therefore, there is no assurance that the Company could succeed to any of the Bank's net operating losses.

   In September, 1996, the Company filed an amended Federal income tax return for the year ending December 31, 1992 claiming a worthless stock deduction of approximately $54,000 with respect to its stock in the Bank. As a result of such amended returns, the Company has also claimed tax refunds of approximately $10,000 resulting from the carryback of the Company's net operating loss from 1992 to prior years. Pending final review by the Internal Revenue Service, the Company has not recorded the $10,000 refund claim in its consolidated financial statements. After consideration of such carryback claim, the Company's remaining Federal net operating loss carryforward related to the worthless stock deduction would be approximately $25,300 and the Company's aggregate Federal net operating loss deduction would be reduced from $49,500 to $27,500.

   During 2000, the Company received from the Internal Revenue Service a letter disallowing the two carryback claims filed on its amended 1992 and 1996 returns (see above). This disallowance at the field examination level was not unexpected by the Company. The Company and its advisors continue to believe the claims have merit and therefore, the Company is pursuing its case at the Internal Revenue Service appellate level.

   There is no assurance that the Company will be entitled to any net operating loss carryforwards arising from, or with respect to, its interest in the Bank. Even if the Company is entitled to any net operating loss carryforward arising from, or with respect to, its interest in the Bank, its ability to utilize such carryforward is dependent upon many factors including: (1) the acquisition by the Company of profitable investments, and (2) avoiding a fifty percent "ownership change" as defined in Section 382 of the Internal Revenue Code. If there is an "ownership change," the tax loss carryforwards available to the Company would be significantly reduced or eliminated. At a special stockholders meeting held on April 8, 1994, the stockholders voted to restrict certain stockholder transfers.

(9)  STOCK OPTION PLANS

   During fiscal 1997, the Board of Directors adopted the 1997 Stock Option Plan, ("the 1997 Plan"). The 1997 Plan provides for granting up to 150,000 options to purchase shares of common stock of the Company. The term of the options and vesting requirements shall be for such period as the Stock Option Committee designates.

                  THE ARISTOTLE CORPORATION AND SUBSIDIARIES

   The Company established a Stock Option Plan in 1986 ("the 1986 Plan"), which provided for the granting of nonincentive and incentive stock options to directors and officers of the Company for the purchase of Aristotle common stock. Nonincentive stock options and certain incentive stock options granted under the Plan are generally exercisable after one year but within ten years as of the date of the grant. Additionally, certain nonincentive stock options granted under the Plan may be accompanied by stock appreciation rights ("SAR"). The granting of such SARs entitles the holder to surrender an option and receive cash equal to the increase in the fair market value of the common stock from the date of grant to the date of exercise.

   In addition to the options outstanding under the foregoing plans, the Company has granted directors and employees of the Company stock options to purchase 20,000 common stock shares exercisable through December 3, 2004. Also, in connection with the prior acquisition of Strouse (see Note 1), the Company granted 35,208 options to purchase shares of Aristotle common stock.

   In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 requires the measurement of the fair value of stock options or warrants to be included in the statement of operations or disclosed in the notes to financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and elect the disclosure-only alternative under SFAS 123.

   The Company has computed the pro forma disclosures required under SFAS 123 for options granted in 2001, 2000 and 1999 using the Black-Scholes option pricing model prescribed by SFAS 123. The weighted average assumptions used as of June 30, 2001, 2000 and 1999 are as follows:

                                        2001     2000     1999
                                       -------  -------  -------
               Risk free interest rate     6.0%    6.18%    4.76%
               Expected dividend yield    None     None     None
               Expected lives......... 5 years  5 years  5 years
               Expected volatility....    60.9%    62.3%    69.6%

   Had compensation cost for the Company's stock option plans been determined based on the fair value of the grant dates of awards under these plans consistent with the method of SFAS 123, the Company's income (loss) from continuing operations applicable to common shareholders would have been adjusted to reflect the following pro forma amounts as of June 30, 2001, 2000 and 1999:

                                                          2001  2000   1999
                                                          ----- ----- ------
   Income (loss) from continuing operations applicable to
     common shareholders:
          As reported.................................... $ 218 $ 235 $ (741)
          Pro forma...................................... $ 157 $ 199 $ (888)
   Pro forma income (loss) from continuing operations:
      Basic earnings (loss) per share:
          As reported.................................... $0.12 $0.16 $(0.60)
          Pro forma......................................  0.08 $0.16 $(0.72)
   Pro forma income (loss) from continuing operations:
      Diluted earnings (loss) per share:
          As reported.................................... $0.11 $0.16 $(0.60)
          Pro forma......................................  0.08 $0.16 $(0.72)

                  THE ARISTOTLE CORPORATION AND SUBSIDIARIES

   A summary of the status of the Company's stock option plans and other options as of June 30, 2001, 2000 and 1999, and changes during the years then ended, is presented below:

                                            2001                      2000                     1999
                                  ------------------------- ------------------------ -------------------------
                                           Weighted-average         Weighted-average          Weighted-average
                                  Shares    Exercise Price  Shares   Exercise Price  Shares    Exercise Price
                                  -------  ---------------- ------- ---------------- -------  ----------------
Outstanding at beginning of year  185,637         6.05      173,637      $6.42       173,137       $6.15
Granted..........................  21,000         5.79       12,000       5.05        40,000        5.88
Expired..........................  (3,265)       21.92           --         --            --          --
Exercised........................      --           --           --         --       (39,500)       4.66
                                  -------       ------      -------      -----       -------       -----
Outstanding at end of year....... 203,372         6.03      185,637      $6.05       173,637       $6.42
                                  =======       ======      =======      =====       =======       =====
Options exercisable at year-end   180,872         6.06      164,637      $6.46       138,637       $6.70
Weighted-average fair
  value of options granted during
  the year.......................               $ 3.46                   $2.97                     $3.61

   The following table summarizes information about stock options outstanding at June 30, 2001:

                   Options Outstanding             Options Exercisable
        ------------------------------------------ --------------------
                   Number      Weighted Average               Number
        Exercise Outstanding Remaining Contractual Exercise Exercisable
         Price   At 6/30/01      Life (Months)      Price   At 6/30/01
        -------- ----------- --------------------- -------- -----------
         $4.63      30,000            78.5           4.63      30,000
          4.64       3,500           109.1           4.64       3,500
          5.00      21,210            72.9           5.00      16,210
          5.30       2,395            33.5           5.30       2,395
          5.40      20,000            47.2           5.40      20,000
          5.45      24,998            33.4           5.45      24,998
          5.63      15,000            76.0           5.63      15,000
          5.88      40,000            88.5           5.88      40,000
          5.99       1,000            88.7           5.99       1,000
          6.00      17,500           110.3           6.00          --
         10.00      27,769            23.0          10.00      27,769
         -----     -------           -----          -----     -------
                   203,372            66.3           6.06     180,872
                   =======           =====          =====     =======

  Stock Appreciation Rights

   During fiscal 2001, the Company entered into employment agreements with certain key employees. In connection with these employment agreements, the Company granted a total of 80,000 SARs to these employees, of which 36,000 vest on January 1, 2002, with the remainder vesting ratably each quarter through December 31, 2003. In connection with FASB Interpretation No. 28 "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans," the SARs will require interim calculations and the Company will record a compensation charge for the difference between the $7.00 exercise price and the fair market value of the Company's common stock, which is defined as the average closing price for the 90 day period immediately prior to the settlement date. For the year ended June 30, 2001, approximately $18 was recorded as a compensation charge in the accompanying consolidated statements of operations relating to these SARs.

(10)  RELATED PARTY TRANSACTIONS

   During the years ended June 30, 2001, 2000 and 1999, the Company paid its directors $178, $175 and $189, respectively, as compensation for services as directors of the Company.

                  THE ARISTOTLE CORPORATION AND SUBSIDIARIES

   Simulaids has entered into a management services agreement with an affiliate of a stockholder to provide Simulaids with strategic and operational assistance for $100 per annum. During each of the years ended June 30, 2001 and 2000, the Company recorded approximately $100 of expense as part of this agreement.

   In the ordinary course of business, Simulaids sells its products to an affiliate of a stockholder. Sales to this affiliate by Simulaids for the years ended June 30, 2001 and 2000 were $1,483 and $350, respectively, and accounts receivable from this affiliate at June 30, 2001 and 2000 were $58 and $14, respectively.

   In the ordinary course of business, Safe Passage performs certain services and licenses certain technology to CerTrac. Revenues related to CerTrac during fiscal 2001 were approximately $125 and accounts receivable at June 30, 2001 were approximately $65.

(11)  COMMITMENTS AND CONTINGENCIES

   Simulaids maintains a 401(k) Plan ("the Plan") for eligible employees. Employees are eligible to participate in the Plan when they reach 21 years of age and have completed one year of service. Simulaids matching contribution is discretionary and can change from year to year. For fiscal year 2001, Simulaids elected to match 25% of employee contributions up to the first 5% of pay deferred. Simulaids contributions to the Plan were $13, $12 and $12 in 2001, 2000 and 1999, respectively.

(12)  QUARTERLY DATA--UNAUDITED

                                                2001
                                   ------------------------------
                                     1ST     2ND     3RD     4TH
                                   QUARTER QUARTER QUARTER QUARTER
                                   ------- ------- ------- -------
             Net Sales............ $1,828  $1,982  $2,184  $2,153
             Gross profit.........    828     985   1,046   1,112
             Operating gain (loss)    158      48     (22)   (148)
             Net income (loss)....    228     122      18    (150)
             Earnings per share:
                Basic............. $ 0.12  $ 0.06  $ 0.01  $(0.07)
                Diluted........... $ 0.12  $ 0.06  $ 0.01  $(0.08)

                                               2000
                                  -------------------------------
                                    1ST     2ND     3RD     4TH
                                  QUARTER QUARTER QUARTER QUARTER
                                  ------- ------- ------- -------
              Net Sales.......... $1,677  $1,733  $1,628  $1,849
              Gross profit.......    671     708     776     783
              Operating gain.....    151     118     148     125
              Net income.........    156     168    (149)    169
              Earnings per share:
                 Basic........... $ 0.08  $ 0.09  $(0.10) $ 0.10
                 Diluted......... $ 0.08  $ 0.09  $(0.10) $ 0.10

(13)  SEGMENT DATA

   Operating segments are defined as components of an enterprise about which financial information is available that is evaluated regularly by the Company's management in deciding how to allocate resources and in assessing performance. The operating segments are managed separately because each operating segment represents a strategic business unit that offers different products and serves different markets.

                  THE ARISTOTLE CORPORATION AND SUBSIDIARIES

   Commencing in 2001, the Company has two reportable segments identified as Medical Education and Training Products (since April 30, 1999) and Computer-Based Training (since September 14, 2000). During fiscal 2000 and 1999, the Company had only one reporting segment. The major proprietary products of the Medical Education Training Products segment include manikins and simulation kits used for training in the CPR, emergency rescue and patient care fields. The major products of the Computer-Based Training segment are the development and sale of computer based training products to government, industry and educational clients. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates the performance of these segments based on segment profit or loss after income taxes. The Company allocates certain administrative expenses to segments.

                      OPERATIONS IN DIFFERENT INDUSTRIES

Year Ended June 30, 2001

                                         Medical
                                        Education
                                           And    Computer-
                                        Training    Based
                                        Products  Training  Corporate  Total
                                        --------- --------- --------- -------
   Net sales...........................  $7,595    $  552    $   --   $ 8,147
                                         ======    ======    ======   =======
   Operating income (loss).............  $1,563    $ (940)   $ (587)  $    36
                                         ======    ======    ======   =======
   Depreciation and amortization.......  $  383    $  277    $    3   $   663
                                         ======    ======    ======   =======
   Identifiable assets.................  $8,388    $1,887    $4,633   $14,908
                                         ======    ======    ======   =======
          Identifiable liabilities.....  $1,309    $  302    $  929   $ 2,540
                                         ======    ======    ======   =======

                                SIMULAIDS, INC.

                             FINANCIAL STATEMENTS
                   FOR THE FOUR MONTHS ENDED APRIL 30, 1999
                                 TOGETHER WITH
                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

   The accompanying notes are an integral part of this financial statement.

                                SIMULAIDS, INC.

                                 BALANCE SHEET
                             AS OF APRIL 30, 1999

                                    ASSETS

       Current assets:
       Cash and cash equivalents.............................. $  237,068
       Trade accounts receivable..............................    391,281
       Inventories (Note 2)...................................    933,454
       Prepaid expenses and other current assets..............    147,392
                                                               ----------
              Total current assets............................  1,709,195
                                                               ----------
       Property, plant and equipment:
       Land...................................................     61,944
       Buildings and improvements.............................  1,020,599
       Machinery and equipment................................  1,298,975
       Office furniture, fixtures and equipment...............     77,401
       Computer equipment.....................................    243,291
       Vehicles...............................................     46,164
                                                               ----------
                                                                2,748,374
              Less: accumulated depreciation
              and amortization................................  1,557,552
                                                               ----------
                                                                1,190,822
       Other assets:
       Patent costs, net of accumulated amortization of $2,877      3,937
       Deposits...............................................      2,786
                                                               ----------
              Total other assets..............................      6,723
                                                               ----------
                                                               $2,906,740
                                                               ==========

                     LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
Trade accounts payable................................................................ $   78,922
Accrued expenses......................................................................    148,236
Current maturities of capital lease obligation........................................     24,990
                                                                                       ----------
       Total current liabilities......................................................    252,148
                                                                                       ----------
Capital lease obligation, net of current maturities...................................    115,056
                                                                                       ----------
Commitments and contingencies (Notes 3 and 4)

Shareholder's equity:
Common stock, $1 par value, 2,000 shares authorized; 100 shares issued and outstanding        100
Additional paid-in capital............................................................      5,741
Retained earnings.....................................................................  2,533,695
                                                                                       ----------
       Total shareholder's equity.....................................................  2,539,536
                                                                                       ----------
                                                                                       $2,906,740
                                                                                       ==========

   The accompanying notes are an integral part of this financial statement.

                                SIMULAIDS, INC.

                              STATEMENT OF INCOME
                   FOR THE FOUR MONTHS ENDED APRIL 30, 1999

  Net sales...................................................... $1,896,860
  Cost of goods sold.............................................  1,123,012
                                                                  ----------
         Gross profit............................................    773,848
  Selling expenses...............................................     81,313
  General and administrative expenses............................    374,316
                                                                  ----------
         Income from operations--manufacturing division              318,219
                                                                  ----------
  Operating loss--video division.................................     (2,082)
                                                                  ----------
  Other income (expense):
  Interest income................................................      3,420
  Interest expense...............................................     (3,110)
                                                                  ----------
                                                                         310
                                                                  ----------
         Income before income taxes and shareholder's salary.....    316,447
  State income tax provision.....................................      7,104
                                                                  ----------
         Income before shareholder's salary......................    309,343
  Shareholder's salary...........................................     77,196
                                                                  ----------
         Net income.............................................. $  232,147
                                                                  ==========

                                SIMULAIDS, INC.

                       STATEMENT OF SHAREHOLDER'S EQUITY
                   FOR THE FOUR MONTHS ENDED APRIL 30, 1999

                                         Additional
                                  Common  Paid-in    Retained
                                  Stock   Capital    Earnings     Total
                                  ------ ---------- ----------  ----------
     BALANCE, January 1, 1999....  $100    $5,741   $3,075,268  $3,081,109
     Net income..................    --        --      232,147     232,147
     Distributions to shareholder    --        --     (773,720)   (773,720)
                                   ----    ------   ----------  ----------
     BALANCE, April 30, 1999.....  $100    $5,741   $2,533,695  $2,539,536
                                   ====    ======   ==========  ==========




   The accompanying notes are an integral part of this financial statement.

                                SIMULAIDS, INC.

                            STATEMENT OF CASH FLOWS
                   FOR THE FOUR MONTHS ENDED APRIL 30, 1999

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income....................................................................... $ 232,147
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization....................................................    83,027
Changes in operating assets and liabilities:
   Accounts receivable...........................................................  (169,331)
   Inventories...................................................................    51,789
   Prepaid expenses and other current assets.....................................   (98,651)
   Deposits......................................................................    13,023
   Trade accounts payable........................................................     3,590
   Accrued expenses and other payables...........................................    88,953
                                                                                  ---------
       Net cash provided by operating activities.................................   204,547
                                                                                  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment.......................................   (37,380)
                                                                                  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Capital lease repayments.........................................................    (5,989)
Cash distributions to shareholder................................................  (423,211)
                                                                                  ---------
       Net cash used in financing activities.....................................  (429,200)
                                                                                  ---------
       Net decrease in cash and cash equivalents.................................  (262,033)
CASH AND CASH EQUIVALENTS, beginning of year.....................................   499,101
                                                                                  ---------
CASH AND CASH EQUIVALENTS, end of year........................................... $ 237,068
                                                                                  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest......................................................................... $   3,140
                                                                                  =========
Income taxes..................................................................... $      --
                                                                                  =========
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITY:
Non-cash asset distributions to shareholder...................................... $ 350,509
                                                                                  =========
Equipment acquired pursuant to capital lease obligations......................... $ 146,035
                                                                                  =========

   The accompanying notes are an integral part of this financial statement.

                                SIMULAIDS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                APRIL 30, 1999

1.  Organization and Significant Accounting Policies:

  Description of business-- Simulaids, Inc. (the "Company"), a New York subchapter S Corporation, operates two plants in Woodstock, N.Y. engaged in the manufacturing of manikins and related products. The Company sells both domestically and internationally and creates training aids for emergency medical, rescue and law enforcement personnel. The Company's raw materials are readily available, and the Company is not dependent on a single supplier or only a few suppliers. In addition, the Company operates a local retail video rental facility in Saugerties, N.Y. The retail video rental facility and associated assets were distributed to the owner in anticipation of the sale of the Company (see Notes 4 and 6).

  Cash and cash equivalents-- Cash equivalents consist of overnight repurchase agreement and money market accounts with an initial term of three months or less at date of purchase. For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

  Concentration of credit risk-- At April 30, 1999, accounts receivable from two customers accounted for 35% of the outstanding balance. No other customers had balances in excess of 10% of the outstanding balance. Sales to those two customers accounted for 34% of net sales during the four months ended April 30, 1999.

  Inventories-- Inventories are stated at the lower of cost or market using the first-in, first-out method.

  Property, plant and equipment-- Deprecation on plant and equipment is calculated on the straight-line or declining balance methods over the estimated useful lives of the assets.

                Buildings...............................      40
                Machinery and equipment.................       7
                Vehicles................................       5
                Computer equipment......................     5-7
                Office furniture, fixtures and equipment       7
                Improvements............................ various

   Expenditures for maintenance and repairs are charged to operations as incurred. Renewals and betterments are capitalized.

  Income taxes-- The Company is a subchapter S corporation and, accordingly, no provision has been made for Federal income taxes since the tax is the responsibility of the individual owner and not the Company. Income tax expense reflects state income taxes at the Subchapter S rate.

  Impairment of long-lived assets on long-lived assets to be disposed of-- The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  Use of estimates-- Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

2.  Inventories:

   At April 30, 1999 inventories consisted of the following:

                           Raw materials... $280,036
                           Work-in-progress  112,014
                           Finished goods..  541,404
                                            --------
                                            $933,454
                                            ========

3.  Capital Lease Obligations:

   The Company entered into a capital lease for computer equipment in January 1999. The outstanding capital lease obligation at April 30, 1999 is as follows:

Capital lease for computer equipment payable in 60 monthly installments of
  $2,999, including interest at a 8.54% rate.............................. $140,046
Less--current maturities..................................................  (24,990)
                                                                           --------
                                                                           $115,056
                                                                           ========

   Future capital lease principal payments for each twelve-month period ended April 30 are as follows:

                                 2000 $ 24,990
                                 2001   27,210
                                 2002   29,628
                                 2003   32,260
                                 2004   25,958
                                      --------
                                      $140,046
                                      ========

4.  Distributions to Shareholder:

   Included in the accompanying statement of shareholder's equity are distributions to shareholder of $773,720, which represents $423,211 of cash distributions and $350,509 of other asset distributions made in contemplation of the sale of the Company (see Note 6). The $350,509 of other asset distributions reflects the distribution of property and associated assets related to the video business as well as the cash surrender value of an officers life insurance policy, a vehicle and certain artwork.

5.  Commitments and Contingencies:

  Operating leases-- The Company leases two of its facilities from the owner of the Company on a month-to-month basis. Rent expense related to these facilities recorded in the accompanying statement of income was approximately $3,000.

6.  Subsequent Event:

   Pursuant to a Stock Purchase Agreement dated April 30, 1999, the owner sold all of its outstanding stock to the Aristotle Corporation for $8,400,000.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

   To the Board of Directors and Shareholders of Simulaids, Inc.

   We have audited the accompanying balance sheet of Simulaids, Inc. (a New York Subchapter S corporation) as of April 30, 1999 and the related statements of income, shareholder's equity and cash flows for the four-month period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Simulaids, Inc. as of April 30, 1999, and the results of its operations and its cash flows for the four-month period then ended in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP
Hartford, Connecticut
September 13, 1999

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

   None.

                                   PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

BOARD OF DIRECTORS

   Aristotle's Amended and Restated Bylaws (the "Bylaws") provide that the number of directors shall not be less than seven (7) nor more than fifteen
(15), as fixed by the Board of Directors. The Amended and Restated Certificate of Incorporation (the "Charter") and the Bylaws provide that the directors be divided into three classes, as equal in number as possible, with terms expiring in successive years. Directors are elected by the stockholders, other than in the case of newly created directorships, in which case a majority of the directors then in office appoint an individual to fill the newly created directorship. Directors are elected for terms of three years, or, in the case of newly created directorships, for a full term for the class of directors in which the new directorship was created and, in any case, until their successors are elected and qualified. As of June 30, 2001, there were nine (9) directorships.

   Set forth below are the names of each member of the Board of Directors, their ages at September 1, 2001, the periods during which each served as a director of Aristotle and the positions currently held with Aristotle. Following the table is biographical information about each director, including each director's principal occupation or employment during the past five years. Some of this information has been obtained from Aristotle's records and some has been supplied by the directors.

                                            Director of the    Positions Held With
Name                                    Age  Company Since         the Company
----                                    --- --------------- -------------------------
DIRECTORS WITH TERMS EXPIRING AT
  THE FY 2001 ANNUAL MEETING:
John J. Crawford....................... 56       1989         Director, President,
                                                             Chief Executive Officer
                                                            and Chairman of the Board
Edward Netter.......................... 68       1998               Director
Sharon M. Oster........................ 53       1992               Director
DIRECTORS WITH TERMS EXPIRING AT THE
  FY 2002 ANNUAL MEETING:

Steven B. Lapin........................ 55       1998               Director
Daniel J. Miglio....................... 60       1990               Director
John Lahey............................. 54       1999               Director

DIRECTORS WITH TERMS EXPIRING AT THE FY
  2003 ANNUAL MEETING:

Robert Fiscus.......................... 64       1991               Director
Betsy Henley-Cohn...................... 48       1993               Director
John C. Warfel......................... 49       1994               Director

   JOHN J. CRAWFORD has been President and Chief Executive Officer of Aristotle since April 1990 and Chairman of the Board since April 1993. Mr. Crawford also serves as Chairman of Simulaids and Safe Passage, subsidiaries of Aristotle. Mr. Crawford was formerly the Chief Executive Officer of the Regional Water

Authority until December 2000, a utility located in New Haven, Connecticut. Mr. Crawford is also a member of the Board of Directors of Webster Financial Corporation.

   EDWARD NETTER has been Chairman, Chief Executive Officer and a director of Geneve Corporation, a private diversified holding company, for more than five years. Mr. Netter is also Chairman and a director of Independence Holding Company, a holding company engaged principally in the life and health insurance business.

   SHARON M. OSTER has been a Professor of Economics at the School of Organization and Management, Yale University since 1982. Ms. Oster is a director of two publicly-held companies, Health Care REIT, a real estate investment company, and TransPro, Inc., a manufacturer of automotive/industrial-related products.

   STEVEN B. LAPIN has been President, Chief Operating Officer and a director of Geneve Corporation, a private diversified holding company, for more than five years. Mr. Lapin is also Vice Chairman and a director of Independence Holding Company, a holding company engaged principally in the life and health insurance business.

   DANIEL J. MIGLIO was formerly Chairman, President and Chief Executive Officer of Southern New England Telecommunications Corporation ("SNET"), a publicly-held telecommunications company. He had been employed by SNET from 1962 through 1998. Mr. Miglio also serves as a director of UIL Holdings Corporation and The United Illuminating Company.

   JOHN LAHEY is the President of Quinnipiac University, a private university located in Hamden, Connecticut. Dr. Lahey has been the President for the past 14 years. He also serves on the Board of Trustees of Yale-New Haven Hospital and on the Board of Directors of UIL Holdings Corporation and The United Illuminating Company.

   ROBERT L. FISCUS is Vice Chairman and Chief Financial Officer of UIL Holdings Corporation, the publicly-held holding company parent of The United Illuminating Company, an electric utility company, and several smaller non-utility companies. Mr. Fiscus is also Vice Chairman and Chief Financial Officer of The United Illuminating Company, where he previously served as President and Chief Financial Officer. Mr. Fiscus has been employed by The United Illuminating Company since 1972 and also serves as a director of UIL Holdings Corporation and The United Illuminating Company.

   BETSY HENLEY-COHN is Chairperson of Birmingham Utilities, Inc., a water utility in Ansonia, Connecticut, and Joseph Cohn & Son, Inc., in New Haven, Connecticut. Ms. Henley-Cohn has been employed by Birmingham Utilities, Inc. since 1993 and by Joseph Cohn & Son, Inc. since 1978. She also serves as a director of UIL Holdings Corporation and The United Illuminating Company.

   JOHN C. WARFEL has been the Vice President and Chief Financial Officer of FYC International, Inc., a privately held manufacturer of women's apparel since October 1999. Prior to that, Mr. Warfel was the Senior Vice President, Administration and Finance and Chief Financial Officer of Starter Corporation, a leading sports apparel manufacturer. Starter Corporation had employed Mr. Warfel since 1988.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

   BOARD OF DIRECTORS MEETING ATTENDANCE. During the fiscal year ended June 30, 2001, the Board of Directors of Aristotle held five (5) meetings. During fiscal 2001, none of the directors attended less than 80% of the total number of meetings of the Board of Directors and committees of which they were members, except for Betsy Henley-Cohn who attended 40% of such meetings.

   AUDIT COMMITTEE. The Board of Directors has appointed a standing Audit Committee, which during the year ended June 30, 2001, conducted four (4) meetings. The members of the Audit Committee were Messrs. Fiscus, Lahey, Lapin and Warfel. The duties of the Audit Committee include reviewing the financial statements of the Company and the scope of the independent annual audit and internal audits. It also reviews the independent accountants' letter to management concerning the effectiveness of the Company's internal financial and accounting controls, and reviews and recommends to the Board of Directors the firm to be engaged as the Company's independent accountants. The Audit Committee may also examine and consider such other matters relating to the financial affairs and operations of the Company as it determines to be appropriate.

   HUMAN RESOURCES AND STOCK OPTION COMMITTEE. The Board of Directors of Aristotle also has appointed a Human Resources and Stock Option Committee comprised of three directors, which during the fiscal year ended June 30, 2001 conducted one (1) meeting. The Human Resources and Stock Option Committee reviews the salary structure and policies of Aristotle and its subsidiaries, administers Aristotle's 1997 Employee and Director Stock Option Plan (the "1997 Stock Option Plan"), selects the eligible persons to whom stock options or stock appreciation rights will be granted, and prescribes the terms and provisions of each such option or right. The members of the Human Resources and Stock Option Committee during the fiscal year ended June 30, 2001 were Ms. Oster and Messrs. Fiscus and Miglio.

COMPENSATION OF DIRECTORS

   Effective January 1, 1998, directors of Aristotle, other than officers, each receive a retainer of $7,500, payable semi-annually in 50% Common Stock and 50% cash. The Common Stock is payable in six month intervals and is valued based on its average market value during the ten days preceding the determination date. In addition to the retainer, the Chairperson and the members of board committees receive $550 or $500, respectively, for each committee meeting attended. As of June 30, 2001, Aristotle had not paid the entire amount of the retainers due to directors. Accordingly, Aristotle has accrued an aggregate of $136,583 for the payment of such retainers to directors.

   Non-employee directors are eligible to receive grants of stock options under the 1997 Stock Option Plan. The 1997 Stock Option Plan provides for the automatic grant of non-qualified options to non-employee directors of the Company. Each non-employee director, upon first being elected to the Board of Directors, is eligible to receive an option to purchase 2,500 shares, which will vest after completion of one year of service on the Board of Directors. Additionally, the 1997 Stock Option Plan provides for a grant to each non-employee director on the date of his or her reelection (provided that the director has served as a director since his or her initial election) of an option to purchase 1,000 shares, which vests upon completion of one year of service on the Board of Directors.

EXECUTIVE OFFICERS

   The following table sets forth the name of the Company's current executive officer who is not a director, his age, and all positions held with the Company as of September 1, 2001. The executive officer serves at the discretion of the Board of Directors, subject to an Employment Agreement that the Company has entered into with the executive officer.

Name             Age       Position With the Company
----             --- -------------------------------------
Paul M. McDonald 48  Chief Financial Officer and Secretary

   The principal occupations of the executive officer for the last five years are set forth below.

   PAUL M. MCDONALD has been the Chief Financial Officer of Aristotle since November 1994. Mr. McDonald has been the Secretary of Aristotle since April 1994. Mr. McDonald also serves as Vice Chairman, Treasurer and Secretary of Simulaids and Safe Passage, Aristotle's subsidiaries.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16 (a) of the Securities Exchange Act of 1934, as amended, requires Aristotle's executive officers and directors, and persons who beneficially own more than ten percent (10%) of the Common Stock, to file with the Securities and Exchange Commission (the "SEC") and any national securities exchange on which Aristotle's securities are registered initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock or other equity securities of Aristotle. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish Aristotle with copies of all Section 16(a) forms they file. To Aristotle's knowledge, based solely on a review of the copies of such reports furnished to Aristotle, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent (10%) beneficial owners were complied with for the fiscal year ended June 30, 2001.

ITEM 11.  EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

   The following table sets forth certain information for the periods indicated regarding cash and other compensation paid to, earned by, or awarded to the Company's Chief Executive Officer and certain other executive officers of the Company (collectively, the "Named Officers") whose salary and bonus exceeded $100,000 during the last three fiscal years ended June 30, 2001.

                                                                   LONG TERM COMPENSATION
-                                          ANNUAL COMPENSATION   ------------------------
-                                         ------------------     OPTIONS/SARS   ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR SALARY     $BONUS       $AWARDED #  COMPENSATION $
---------------------------          ---- -------    -------     ------------ --------------
John J. Crawford.................... 2001  $117,500  $     0        50,000       $  909 (3)
  President, Chief Executive Officer
  and Chairman of the Board          2000  80,000(1)       0        20,000             0
                                     1999 100,000(1)       0        20,000             0
Paul McDonald....................... 2001  $150,000  $     0        33,500       $2,506 (4)
  Chief Financial Officer and
  Secretary                          2000   149,000        0        10,000        3,324 (4)
                                     1999   149,000   24,213( 2)    20,000        2,622 (4)

(1)In fiscal 2000, salary includes $20,000 in shares of Common Stock and in fiscal 1999, salary includes $40,000 in shares of Common Stock.
(2)In fiscal 1999, the Company paid Mr. McDonald a $24,213 performance bonus for meeting management objectives.
(3)In fiscal 2001, other compensation for Mr. Crawford included $190 for term life, AD&D and disability insurance premiums and $719 for business dues.
(4)Other compensation for Mr. McDonald is comprised of the following: in fiscal 2001, $644 for term life, AD&D and disability insurance premiums and $1,862 as a contribution to the 401K Plan; in fiscal 2000, $176 for term life insurance premiums and $3,148 as a contribution pursuant to the SEP Plan: in fiscal 1999, $373 for term life insurance premiums and $2,249 as a contribution pursuant to the SEP Plan.

OPTION GRANTS IN LAST FISCAL YEAR

   The following table sets forth information regarding each stock option granted to a Named Officer during the fiscal year ended June 30, 2001.

                 NUMBER
                  OF%
               SECURITIES       OF TOTAL
               UNDERLYING     OPTIONS/SARS
              OPTIONS (1)/     AWARDED TO
               SARS (2)\   EMPLOYEES IN FISCAL
NAME            GRANTED         YEAR 2001      EXERCISE PRICES ($/SHARE) EXPIRATION DATE
----          ------------ ------------------- ------------------------- ---------------
Paul McDonald    3,500 (3)         3.6%                 $6.000           August 31, 2010
                30,000 (2)        30.8%                 $7.000             June 30, 2004
John Crawford   50,000 (2)        51.3%                 $7.000             June 30, 2004

(1)All stock options were granted under the 1997 Stock Option Plan.
(2)Stock Appreciation Rights (SARs) granted under an employment agreement vest over a period of three years.
(3)The options granted to the named executive officer are non-qualified stock options and may be exercised after August 31, 2001.

                AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

   The following table sets forth certain information regarding unexercised stock options held as of June 30, 2001, by the Named Officers. No stock options were exercised by the Named Officers during the fiscal year ended June 30, 2001.

                          NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                         UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                      OPTIONS AT JUNE 30, 2001 (#)   AT JUNE 30, 2001 ($)(1)
    -                 ---------------------------- ------------------------
    NAME              EXERCISABLE    UNEXERCISABLE EXERCISABLE   UNEXERCISABLE
    ----              -----------    ------------- -----------   -------------
    John J. Crawford.   72,500          50,000      $147,000 (2)   $37,500 (3)
    Paul McDonald....   39,139          38,500      $ 92,786 (4)   $42,375 (5)

(1)The value of unexercised, "in-the-money" options at June 30, 2001 is the difference between (a) the closing price of Common Stock on June 29, 2001 as reported by NASDAQ ($7.75)--the assumed fair market value--and (b) the per share option exercise price, multiplied by the number of shares of Common Stock underlying such options.
(2)Mr. Crawford holds exercisable options to purchase 12,500 shares of Common Stock that have an exercise price of $10.00 per option which is greater than the fair market value of the Common Stock as of June 30, 2001 ($7.75). Such options are not "in-the-money" and their value, therefore, is zero. The exercise price of Mr. Crawford's remaining 60,000 exercisable options averages $5.30.
(3)Mr. Crawford holds 50,000 unexercisable stock appreciation rights that have an average price of $7.00.
(4)Mr. McDonald holds exercisable options to purchase 39,139 shares, at an average price of $5.38.
(5)Mr. McDonald holds unexercisable options to purchase 8,500 shares of Common Stock that have an average exercise price of $5.41 per option. In addition, Mr. McDonald holds 30,000 unexercisable stock appreciation rights that have an average price of $7.00.

EMPLOYMENT AGREEMENTS

   The Company entered into an employment agreement with Mr. Crawford effective February 1, 2001 for a term expiring December 31, 2003, pursuant to which he will serve as the Company's President and Chief Executive Officer. The agreement provides for an annual base salary of $175,000 and such stock options and bonuses, as the Board of Directors in its sole discretion shall award, including 50,000 stock appreciation rights vesting over the term of the agreement.

   The Company entered into an employment agreement with Mr. McDonald effective February 1, 2001 for a term expiring December 31, 2003, pursuant to which he will serve as the Company's Vice President and Chief Financial Officer. The agreement provides for an annual base salary of $150,000 and such stock options and bonuses, as the Board of Directors in its sole discretion shall award, including 30,000 stock appreciation rights vesting over the term of the agreement.

ITEM 12.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of September 1, 2001, certain information regarding beneficial ownership of the Common Stock by: (i) each person who is known to Aristotle to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director of Aristotle; (iii) each executive officer of Aristotle who is named in the Summary Compensation Table in Item 11; and
(iv) all executive officers and directors of Aristotle as a group. Unless otherwise indicated, all persons listed below have sole voting and investment power with respect to their shares and the address for each such person is The Aristotle Corporation, 27 Elm Street, New Haven, Connecticut. In preparing the following table, Aristotle has relied on information furnished by such persons.

                                              NUMBER OF SHARES OF
                                                  COMMON STOCK       VOTING
   5% STOCKHOLDERS, DIRECTORS                BENEFICIALLY OWNED (1) POWER (2)
   AND EXECUTIVE OFFICERS                    ---------------------- ---------
   5% STOCKHOLDERS:
   Geneve Corporation (3)...................          964,596         50.99%

   DIRECTORS:
   John J. Crawford.........................      123,329 (4)          6.28%
   Robert L. Fiscus.........................       13,275 (5)             *
   Betsy Henley-Cohn........................       29,794 (6)          1.57%
   John Lahey...............................        4,241 (7)             *
   Steven B. Lapin..........................            0 (8)             *
   Daniel J. Miglio.........................       20,075 (9)          1.08%
   Edward Netter............................            0(10)             *
   Sharon M. Oster..........................       49,274(11)          2.60%
   John C. Warfel...........................       10,847(12)             *
   NAMED OFFICERS (EXCLUDING MR. CRAWFORD)
   Paul McDonald............................       39,139(13)          2.03%

   ALL EXECUTIVE OFFICERS AND DIRECTORS AS A
     GROUP (10 PERSONS).....................          290,932         14.36%

--------
*  Less than 1%

(1)Includes as part of the total number of issued and outstanding shares of Common Stock those stock options which are currently exercisable by the individual whose share ownership percentage is being calculated, in accordance with the applicable securities regulations.

(2)Percentages are calculated based on the total number of shares of Common Stock (on a fully converted basis) outstanding. Includes as part of the total number of issued and outstanding shares of Common Stock those stock options which are currently exercisable by the individual whose share ownership percentage is being calculated, in accordance with the applicable securities regulations.

(3)Geneve Corporation's address is 96 Cummings Point Road, Stamford, Connecticut. Director Steven B. Lapin is the President and Chief Operating Officer of Geneve Corporation and Director Edward Netter is the Chairman and Chief Executive Officer of Geneve Corporation.

(4)Includes 46,199 shares held by Mr. Crawford directly; 4,580 shares held in his wife's name; 50 shares held in the name of his daughter; and stock options, which are currently exercisable, to purchase 72,500 shares.

(5)Includes 9,417 shares held by Mr. Fiscus directly and 400 shares held jointly with his wife; and stock options, which are currently exercisable, to purchase 3,458 shares.

(6)Includes 8,996 shares held by Ms. Henley-Cohn directly; 11,840 shares held in trusts in which Mrs. Henley-Cohn has the power to vote the shares; 5,500 shares held equally by Ms. Henley-Cohn's son and daughter; and stock options, which are currently exercisable, to purchase 3,458 shares.

(7)Includes 1,741 shares held by Mr. Lahey directly, and stock options, which are currently exercisable, to purchase 2,500 shares.

(8)Does not include any shares owned by Geneve Corporation. Mr. Lapin is the President and Chief Operating Officer of Geneve Corporation.

(9)Includes 15,617 shares held by Mr. Miglio directly; and stock options, which are currently exercisable, to purchase 4,458 shares.

(10)Does not include any shares owned by Geneve Corporation. Mr. Netter is the Chairman and Chief Executive Officer of Geneve Corporation.

(11)Includes 12,437 shares held by Ms. Oster directly and 31,900 held by Ms. Oster's husband; and stock options, which are currently exercisable, to purchase 4,937 shares. Ms. Oster disclaims control over shares owned by her husband.

(12)Includes 7,868 shares held by Mr. Warfel directly; and stock options, which are currently exercisable, to purchase 2,979 shares.

(13)Includes stock options, which are currently exercisable, to purchase 39,139 shares.

ITEM 13.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 14, 2000, the Company acquired 80% of the outstanding shares of common stock (the "Acquisition") of Safe Passage, a privately-held Rochester, New York-based company, pursuant to a Stock Purchase Agreement dated as of September 13, 2000 between the Company and the Safe Passage shareholders (the "Sellers"). In consideration for such shares, the Company paid an aggregate purchase price of $1.625 million in cash to the Sellers plus possible additional future consideration of up to a maximum of $2.3 million based on the operating performance of Safe Passage during calendar years 2000 and 2001. If and when such additional consideration is earned, the Company will record the payment as additional purchase price consideration. At June 30, 2001, no such consideration was earned. In addition, the Company has incurred approximately $.3 million of transaction and other related costs associated with the Acquisition.

The Company has entered into employment agreements with two executive officers, John Crawford and Paul McDonald. See Item 11--"Executive
Compensation--Employment Agreements."

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

   (a) The following are filed as part of this report:

      (1) and (2) Financial Statements:
         Consolidated Balance Sheets................................. 20
         Consolidated Statements of Operations....................... 21
         Consolidated Statements of Changes in Stockholders' Equity.. 22
         Consolidated Statements of Cash Flows....................... 23
         Notes to Consolidated Financial Statements.................. 24
         Report of Independent Public Accountants.................... 19

All other schedules are omitted because they are not applicable, or not required, or because the required information is included in the consolidated financial statements or notes thereto.

(3) Exhibits:

  Exhibit
  Number                                               Description
  ------                                               -----------

Exhibit 2.1 Capital Contribution Agreement dated as of November 19, 1993 by and among The Aristotle
            Corporation, Aristotle Sub, Inc., The Strouse, Adler Company and the Stockholders of Strouse,
            incorporated herein by reference to Exhibit 2.1 of The Aristotle Corporation Current Report on
            Form 8-K dated April 14, 1994, as amended (the "1994 Current Report").

Exhibit 2.2 Agreement and Plan of Reorganization, dated as of September 13, 2000 (closed on September
            14, 2000), by and among the Registrant, Aristotle Acquisition Sub, Inc., Safe Passage
            International, Inc., James S. Viscardi, Michael R. Rooksby, Howard C. Rooksby and Andrew M.
            Figiel, incorporated herein by reference to Exhibit 2.1 of the Registrant's Current Report on
            Form 8-K dated September 27, 2000.

Exhibit 2.3 Agreement and Plan of Merger, dated as of September 13, 2000 (closed on September 14, 2000), by and between Aristotle Acquisition Sub, Inc. and Safe Passage International, Inc., incorporated herein by reference to Exhibit 2.2 of the Registrant's Current Report on Form 8-K dated
            September 27, 2000.

Exhibit 3.1 Restated Certificate of Incorporation of The Aristotle Corporation, incorporated herein by reference to Exhibit 3.1 of The Aristotle Corporation Quarterly Report on Form 10-Q for the
            fiscal quarter ended March 31, 1997.

Exhibit 3.2 Amended and Restated Bylaws, incorporated herein by reference to Exhibit 3.2 of The Aristotle
            Corporation Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.

Exhibit 4.1 Restated Certificate of Incorporation of The Aristotle Corporation and Amended and Restated
            Bylaws filed as Exhibits 3.1 and 3.2 are incorporated into this item by reference. See Exhibit 3.1 and Exhibit 3.2 above.

Exhibit 4.2 Registration Rights Agreement dated as of April 11, 1994 between the Registrant and the shareholders listed on Exhibit A thereto, incorporated by reference to an exhibit to the
            Registrant's Registration Statement on Form S-3 (File No. 333-4185).

Exhibit 4.3 Preferred Stock Purchase Agreement dated as of October 22, 1997 between The Aristotle
            Corporation and Geneve Corporation, incorporated herein by reference to Exhibit 10.5 of the
            Registrant's Quarterly Report on Form 10-Q for fiscal quarter ended September 30, 1997.

  Exhibit
  Number                                              Description
  ------                                              -----------
 Exhibit 4.4 Registration Rights Agreement dated as of October 22, 1997 between The Aristotle Corporation and Geneve Corporation, incorporated herein by reference to Exhibit 10.6 to the Registrant's
             Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997.
 Exhibit 4.5 Letter Agreement dated as of September 15, 1997 among The Aristotle Corporation, Aristotle
             Sub, Inc. and certain stockholders, incorporated herein by reference to Exhibit 10.7 to the
             Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997.
 Exhibit 4.6 Letter Agreement dated as of February 9, 2000 between The Aristotle Corporation and the
             Geneve Corporation regarding certain limitations on voting and the acquisition of additional shares of common stock, incorporated herein by reference to the Registrant's Report on Form
             13D/A dated February 15, 2000.
 Exhibit 4.7 Letter Agreement dated as of April 28, 2000 between The Aristotle Corporation and the Geneve
             Corporation, modifying the letter agreement between such parties dated as of February 9, 2000, regarding certain limitations on voting and the acquisition of additional shares of common stock, incorporated herein by reference to the Registrant's Report on Form 8-K dated May 2,
             2000.
Exhibit 10.1 Stock Option Plan of The Aristotle Corporation, as amended, incorporated herein by reference to Exhibit 10.2 of The Aristotle Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (the "1992 Form 10-K").
Exhibit 10.2 Form of Stock Option Agreement (for non-employee directors), incorporated herein by reference to Exhibit 10.3 of the 1992 Form 10-K.
Exhibit 10.3 Form of Incentive Stock Option Agreement (for employees), incorporated herein by reference to Exhibit 10.4 of the 1992 Form 10-K.
Exhibit 10.4 Settlement and Release Agreement dated as of May 29, 1996 among The Aristotle Corporation, the Federal Deposit Insurance Corporation and certain other interested parties, incorporated herein by reference to Exhibit 10.22 of The Aristotle Corporation Annual Report on Form 10-K
             for the fiscal year ended June 30, 1996.
Exhibit 10.5 Stipulation and Agreement of Settlement dated as of May 28, 1996 regarding In Re First
             Constitution Stockholders Litigation, incorporated herein by reference to Exhibit 10.23 of The
             Aristotle Corporation Annual Report on Form 10-K for the fiscal year ended June 30, 1996.
Exhibit 10.6 Stock Purchase Agreement between The Aristotle Corporation and Kevin Sweeney dated as of
             April 30, 1999, incorporated herein by reference to Exhibit 2.1 of The Aristotle Corporation
             Current Report on form 8-K dated May 4, 1999, as amended.
Exhibit 10.7 The Aristotle Corporation 1997 Employee and Director Stock Plan, incorporated herein by reference to The Aristotle Corporation Registration Statement on Form S-8 dated December 10,
             1997.
Exhibit 10.8 The Employment Agreement dated as of February 1, 2001 by and between The Aristotle
             Corporation and Paul McDonald, incorporated herein by reference to Exhibit 10.8 of the
             Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001.
Exhibit 10.9 The Employment Agreement dated as of February 1, 2001 by and between The Aristotle
             Corporation and John Crawford is attached hereto as Exhibit 10.9.
Exhibit 21.1 Subsidiaries of The Aristotle Corporation is attached hereto as Exhibit 21.1.

(b)  Reports on Form 8-K:

None

(c)  See (a)(3) above

(d)  See (a)(2) above

                                  SIGNATURES

   PURSUANT TO THE REQUIREMENTS OF SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED.

                                          THE ARISTOTLE CORPORATION

                                                   /s/ JOHN J. CRAWFORD
                                          --------------------------------------
                                                    John J. Crawford
                                          Its President, Chief Executive Officer
                                                and Chairman of the Board
                                                 Date: September 27, 2001

                                                    /s/ PAUL MCDONALD
                                          --------------------------------------
                                                      Paul McDonald
                                              Its Chief Financial Officer and
                                                         Secretary
                                              (Principal Financial and Chief
                                                    Accounting Officer)
                                                 Date: September 27, 2001

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THIS REPORT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT AND IN THE CAPACITIES AND ON THE DATES INDICATED.

       SIGNATURE                       TITLE                       DATE
       ---------        ----------------------------------- ------------------

 /s/  JOHN J. CRAWFORD  President, Chief Executive Officer, September 27, 2001
 ----------------------   Chairman of the Board and
    John J. Crawford      Director (principal executive
                          officer)

   /s/  PAUL MCDONALD   Chief Financial Officer and         September 27, 2001
 ----------------------   Secretary (principal financial
     Paul McDonald        and accounting officer)

 /s/  BETSY HENLEY-COHN Director                            September 27, 2001
 ----------------------
   Betsy Henley-Cohn

 /s/  ROBERT L. FISCUS  Director                            September 27, 2001
 ----------------------
    Robert L. Fiscus

   /s/  JOHN L. LAHEY   Director                            September 27, 2001
 ----------------------
     John L. Lahey

  /s/  STEVEN B. LAPIN  Director                            September 27, 2001
 ----------------------
    Steven B. Lapin

 /s/  DANIEL J. MIGLIO  Director                            September 27, 2001
 ----------------------
    Daniel J. Miglio

   /s/  EDWARD NETTER   Director                            September 27, 2001
 ----------------------
     Edward Netter

  /s/  SHARON M. OSTER  Director                            September 27, 2001
 ----------------------
    Sharon M. Oster

  /s/  JOHN C. WARFEL   Director                            September 27, 2001
 ----------------------
     John C. Warfel

                                 EXHIBIT INDEX

Exhibit 10.9 -- TheEmployment Agreement dated as of February 1, 2001 by and between The Aristotle
                   Corporation and John Crawford

Exhibit 21.1 -- Subsidiariesof The Aristotle Corporation

                                 EXHIBIT 10.9

                           THE ARISTOTLE CORPORATION
                                 27 ELM STREET
                          NEW HAVEN CONNECTICUT 06510

                               February 1, 2001

Mr. John Crawford
70 Indian Road
Guilford, Connecticut 06437

Dear John:

   We are pleased that you have agreed to remain with The Aristotle Corporation (the Company) as President and Chief Executive Officer. This letter (hereafter, "Agreement") will serve to memorialize some of the terms of your employment by the Company.

   I. EMPLOYMENT. You shall be employed by the Company as its President and Chief Executive Officer. During your employment you will devote your full time efforts and attention to the business and affairs of the Company and perform such duties as may be assigned to you by the Board of Directors of the Company.

   II.  TERM; TERMINATION.

   A. Your employment hereunder shall commence as of February 1, 2001 (the "Effective Date") and shall continue until December 31, 2003 (the "Expiration Date") unless sooner terminated as provided herein.

   B. The Company may terminate your employment (1) without cause on not less than thirty (30) days' prior written notice or (2) for good cause (as defined in Paragraph VI below).

   C. You may terminate your employment with the Company (1) at any time after January 1, 2002 for any reason on not less than thirty (30) days' prior written notice or (2) at any time during the term of this Agreement due to the material breach of this Agreement by the Company in the event that the Company does not cure such breach within thirty (30) days of its receipt of written notice from you setting forth the nature of the breach and your intent to terminate the Agreement pursuant to this Paragraph.

   III. COMPENSATION. Your base salary will be One Hundred Seventy Five Thousand Dollars ($175,000) per annum (the "Base Salary") payable in equal semi-monthly installments. You shall be entitled to such stock options and bonuses as the Board of Directors in its sole discretion shall award, including the phantom stock rights ("Rights") described in Paragraph IV below.

   IV.  PHANTOM STOCK OPTIONS.

   A. GRANT; VESTING; CASH OUT. The Company hereby grants you 50,000 Rights, of which 26,000 shall vest on January 1, 2002. Thereafter, 3,000 Rights shall vest at the end of each calendar quarter until a total of 50,000 have vested on December 31, 2003. If your employment is terminated by the Company prior to the Expiration Date for any reason other than for good cause, or if you terminate employment because of a material breach by the Company, all 50,000 Rights shall vest immediately and you shall have the option of choosing to cash out the Rights at the end of any subsequent calendar quarter up to and including June 30, 2004. If you voluntarily terminate your employment with the Company prior to the Expiration Date, you may cash out the number of shares then vested at the end of either of the next two calendar quarters. If your employment is terminated on the Expiration Date, you shall have the right to cash out the Rights at the end of either of the next two calendar quarters following the Expiration Date.

   B. PURCHASE PRICE. Rights shall be cashed out by the Company paying to you the difference between Seven Dollars ($7.00) and the fair market value price of the Company's common stock (the "Purchase Price"). Fair market value shall be calculated by averaging the closing price for the ninety (90) days immediately prior to the date of the cash out election if such average closing price is greater than $7.00 for such period. If the average closing price for such period is less than $7.00, no payment will be made.

   C. PAYMENT OF THE PURCHASE PRICE; CLOSING. After the fair market value has been determined, if you still desire to exercise your option pursuant to Paragraph IV.A above, then you shall give the Company notice that you are exercising such option (the "Notice of Exercise"). Upon the giving of the Notice of Exercise, you shall be obligated to exercise the Rights and the Company shall be obligated to deliver the Purchase Price at a closing to be held at the principal office of the Company within thirty (30) calendar days after the sending of the Notice of Exercise. The Company shall deliver the amount payable to you in United States dollars by certified or bank check or by the wire transfer of immediately available federal funds.

   D. NATURE OF RIGHTS. The Rights are solely a device for the measurement and determination of the amount to be paid to you. The Rights shall not constitute or be treated as property or as a trust fund of any kind. All amounts at any time attributable to the Rights shall be and remain the sole property of the Company and your rights hereunder are limited to the rights to receive cash or property as provided in this Agreement. Neither you nor any person entitled to exercise the Rights shall have any rights as a stockholder with respect to the Rights.

   E. RECAPITALIZATION. In the event of a stock split, stock dividend, reclassification, reorganization, or other capital adjustment of shares of the Company's capital stock, the number of Rights granted hereunder and the price thereof, shall be adjusted in the same manner as shares of the Company's capital stock reflected by those Rights would be adjusted.

   V. BENEFITS. You shall be entitled to the same benefits i.e., vacation, sick time, 401k retirement, disability, life and health insurance) as are provided to other Executive Officers of the
   Company. In addition, Aristotle will pay for membership in a luncheon club of your choice in New Haven.

   VI. SEVERANCE. In the event that your employment is terminated by the Company for any reason other than good cause (as defined below), or if you terminate your employment due to a material breach by the Company, you shall be entitled to receive, as severance, the continuation of your Base Salary for the remaining term of this Agreement. For purposes of this Agreement, a finding of "good cause" shall be made by the Board of Directors in good faith and shall mean only the following:

     A.. willful misconduct, in the course of your employment,
     B. gross negligence, to the material detriment of the Company in carrying out your duties as an employee, or
     C. conviction of a crime or any other similar activity which will have a materially adverse effect on the business or reputation of the Company or you.
         For purposes of this definition, all references to commissions of acts shall be deemed to include omissions to take actions necessary or appropriate under the circumstances.

   VII. CONFIDENTIAL INFORMATION. During the course of your employment, you will have access to certain confidential information, including but not limited to certain business plans or prospects, records, files, memoranda, reports and the like, concerning the Company and its business or prospective businesses, or disclosed to the Company by others under an obligation of the Company to hold the same confidential ("Confidential Information"). You shall hold all Confidential Information as property of the Company and hereby agree to maintain Confidential Information as confidential. At such time as your employment by the Company is terminated, you agree to promptly return to the Company, at its request, all Confidential Information (and any copies, reproductions, digests, abstracts or the like of such Confidential Information), including any material stored on computer disks or tapes, in your possession or control and to destroy any computer entries or storage files relating thereto. You hereby agree that you will not, during the term of your employment with the Company or afterwards, use the Confidential Information for yourself or for others (other than the Company), copy such information or disclose it to any person or entity; PROVIDED, THAT after the termination of your employment with the Company, the foregoing restrictions shall not apply to Confidential Information which, at the time of its disclosure by you, is public knowledge through no action or omission by you or on your behalf and which has not been disclosed to the public by any third party in violation of any obligation to maintain its confidentiality.

   VIII. NON-COMPETITION. For one year after the voluntary termination of your employment, you shall not, other than on behalf of the Company or its affiliates and except as a passive investor in less than 5% of the securities of a publicly-held company, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, serve as an officer, director, partner, employee, agent, consultant, advisor, developer or in any similar capacity with, or have any financial interest in, or aid or assist anyone else in, the conduct of, any business or business activity which is competitive with any operating business which the Company is involved in, in any jurisdiction in which the Company conducts or solicits business. As used in this Paragraph VIII, the "Company" shall include any entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

   IX. REMEDIES. You recognize and agree that the Company will suffer irreparable harm as a result of a breach by you of Paragraphs VII or VIII of this Agreement for which money damages would be inadequate. Accordingly, in the event of any actual or threatened breach by you of any of such provisions, the Company shall, in addition to any other legal remedies permitted by applicable law, be entitled to equitable remedies, including, without limitation, specific performance, a temporary restraining order or a permanent injunction, in any court of competent jurisdiction to prevent or otherwise restrain a breach hereof without the necessity of proving damages and to recover all costs and expenses, including, without limitation, reasonable attorneys' fees, incurred in enforcing this Agreement. Such relief shall be in addition to and not in substitution for any other remedies available to the Company. You further acknowledge and agree that the provisions of Paragraphs VII or VIII of this Agreement are reasonable, both with respect to length of duration and geographic scope and scope of restricted activities. You and the Company mutually agree that the provisions of this Agreement are severable and separate and that the unenforceability of any specific provision shall not affect the validity of any other provision hereof. In the event that a court of competent jurisdiction should determine that the time or geographic restrictions or scope of restricted activities are unreasonable in their scope, then, and in that event, the parties hereby authorize and empower such court to insert reasonable limitations and enforce the restrictions in accordance therewith so as to achieve as nearly as possible the business purpose and intent of such restrictions.

   X. MISCELLANEOUS. This Agreement shall inure to the benefit of the Company, its successors, assigns and designees, and is binding upon your assigns, executors and administrators and other legal representatives. This Agreement may not be assigned by either party without the consent of the other party. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Connecticut. Other than seeking a temporary restraining order or permanent injunction to enforce your obligations under Paragraphs VII or VIII hereof any dispute in connection with this contract or related to or arising out of your employment with the Company shall be submitted to binding arbitration in New Haven, Connecticut before a single arbitrator under the rules of the American Arbitration Association.

Please acknowledge your acceptance of the foregoing in the space provided below.

                           THE ARISTOTLE CORPORATION

                                                     By: Sharon Oster,
                                             Its: Compensation/Option Committee
                                                        Chairperson

Accepted By:

John J. Crawford

                                 EXHIBIT 21.1

                   SUBSIDIARIES OF THE ARISTOTLE CORPORATION

Simulaids, Inc.

Safe Passage International, Inc.

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 10-K/A
                        (Amendment No. 1 to Form 10-K)

           [X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                    For the fiscal year ended June 30, 2001

         [  ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                    For the transition period from      to
                        Commission file number 0-14669

                           THE ARISTOTLE CORPORATION
            (Exact name of registrant as specified in its charter)

                         Delaware                 06-1165854
              (State or other jurisdiction of (I.R.S. Employer incorporation or organization) Identification No.)

                  27 Elm Street, New Haven, Connecticut 06510
             (Address of principal executive offices and zip code)

                                (203) 867-4090
             (Registrant's telephone number, including area code)

     Securities registered pursuant to section 12(b) of the Exchange Act:

                                Not applicable

     Securities registered pursuant to section 12(g) of the Exchange Act:

                    Common Stock, Par Value $.01 Per Share

                               (Title Of Class)

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                             Yes [X]      No [  ]

   Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

   As of November 19, 2001, the aggregate market value of the Common Stock outstanding of The Aristotle Corporation held by nonaffiliates (without admitting that any person whose shares are not included in such calculation is an affiliate) was approximately $4,769,296, based on the closing price as reported by the Nasdaq Stock Market. As of November 19, 2001, 1,891,625 shares of Common Stock were outstanding.

        AMENDMENT TO THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR
                             ENDED JUNE 30, 2001.

   The Amendment to the Annual Report on Form 10-K for The Aristotle Corporation is being filed to add an item to the exhibit list provided in Part IV, Item 14 to the Annual Report on Form 10-K as filed with the Securities and Exchange Commission on September 28, 2001.

                      DOCUMENTS INCORPORATED BY REFERENCE

                                     None.

                          Part IV--OTHER INFORMATION

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT AND REPORTS ON FORM 8-K.

(a) The following are filed as part of this report:

      (1) and (2) Financial Statements:
         Consolidated Balance Sheets................................. 20
         Consolidated Statements of Operations....................... 21
         Consolidated Statements of Changes in Stockholders' Equity.. 22
         Consolidated Statements of Cash Flows....................... 23
         Notes to Consolidated Financial Statements.................. 24
         Report of Independent Public Accountants.................... 19

All other schedules are omitted because they are not applicable, or not required, or because the required information is included in the consolidated financial statements or notes thereto.

(3) Exhibits

  Exhibit
  Number                                               Description
  ------                                               -----------

Exhibit 2.1 Capital Contribution Agreement dated as of November 19, 1993 by and among The Aristotle
            Corporation, Aristotle Sub, Inc., The Strouse, Adler Company and the Stockholders of Strouse,
            incorporated herein by reference to Exhibit 2.1 of The Aristotle Corporation Current Report on
            Form 8-K dated April 14, 1994, as amended (the "1994 Current Report").

Exhibit 2.2 Agreement and Plan of Reorganization, dated as of September 13, 2000 (closed on September
            14, 2000), buy and among the Registrant, Aristotle Acquisition Sub, Inc., Safe Passage
            International, Inc., James S. Viscardi, Michael R. Rooksby, Howard C. Rooksby and Andrew M.
            Fiegiel, incorporated herein by reference to Exhibit 2.1 of the Registrant's Current Report on
            Form 8-K dated September 27, 2000.

Exhibit 2.3 Agreement and Plan of Merger, dated as of September 13, 2000 (closed on September 14, 2000), by and between Aristotle Acquisition Sub, Inc. and Safe Passage International, Inc., incorporated herein by reference to Exhibit 2.2 of the Registrant's Current Report on Form 8-K dated
            September 27, 2000.

Exhibit 3.1 Restated Certificate of Incorporation of The Aristotle Corporation, incorporated herein by reference to Exhibit 3.1 of The Aristotle Corporation Quarterly Report on Form 10-Q for the
            fiscal quarter ended March 31, 1997.

Exhibit 3.2 Amended and Restated Bylaws, incorporated herein by reference to Exhibit 3.2 of The Aristotle
            Corporation Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.

Exhibit 4.1 Restated Certificate of Incorporation of The Aristotle Corporation and Amended and Restated
            Bylaws as Exhibits 3.1 and 3.2 are incorporated into this item by reference. See Exhibit 3.1 and
            Exhibit 3.2 above.

Exhibit 4.2 Registration Rights Agreement dated as of April 11, 1994 between the Registrant and the shareholders listed on Exhibit A thereto, incorporated by reference to an exhibit to the
            Registrants' Registration Statement on Form S-3 (File No. 333-4185).

Exhibit 4.3 Preferred Stock Purchase Agreement dated as of October 22, 1997 between The Aristotle
            Corporation and Geneve Corporation, incorporated herein by reference to Exhibit 10.5 of the
            Registrant's Quarterly Report on Form 10-Q for fiscal quarter ended September 30, 1997.

Exhibit 4.4 Registration Rights Agreement dated as of October 22, 1997 between The Aristotle Corporation and Geneve Corporation, incorporated herein by reference to Exhibit 10.6 to the Registrant's
            Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997.


Exhibit 4.5 Letter Agreement dated as of September 15, 1997 among The Aristotle Corporation, Aristotle
            Sub, Inc. and certain stockholders, incorporated herein by reference to Exhibit 10.7 to the
            Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997.

  Exhibit
  Number                                              Description
  ------                                              -----------

 Exhibit 4.6 Letter Agreement dated as of February 9, 2000 between The Aristotle Corporation and the
             Geneve Corporation regarding certain limitations on voting and the acquisition of additional shares of common stock, incorporated herein by reference to the Registrant's Report on Form
             13D/A dated February 15, 2000.

 Exhibit 4.7 Letter Agreement dated as of April 28, 2000 between The Aristotle Corporation and the Geneve
             Corporation, modifying the letter agreement between such parties dated as of February 9, 2000, regarding certain limitations on voting and the acquisition of additional shares of common stock, incorporated herein by reference to the Registrant's Report on Form 8-K dated May 2,
             2000.

Exhibit 10.1 Stock Option Plan of The Aristotle Corporation, as amended, incorporated herein by reference to Exhibit 10.2 of The Aristotle Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (the "1992 Form 10-K").

Exhibit 10.2 Form of Stock Option Agreement (for non-employee directors), incorporated herein by reference to Exhibit 10.3 of the 1992 Form 10-K.

Exhibit 10.3 Form of Incentive Stock Option Agreement (for employees), incorporated herein by reference to Exhibit 10.4 of the 1992 Form 10-K.

Exhibit 10.4 Settlement and Release Agreement dated as of May 29, 1996 amount The Aristotle Corporation, the Federal Deposit Insurance Corporation and certain other interested parties, incorporated herein by reference to Exhibit 10.22 of The Aristotle Corporation Annual Report on Form 10-K
             for the fiscal year ended June 30, 1996.

Exhibit 10.5 Stipulation and Agreement of Settlement dated as of May 28, 1996 regarding In Re First
             Constitution Stockholders Litigation, incorporated herein by reference to Exhibit 10.23 of The
             Aristotle Corporation Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

Exhibit 10.6 Stock Purchase Agreement between The Aristotle Corporation and Kevin Sweeney dated as of
             April 30, 1999, incorporated herein by reference to Exhibit 2.1 of The Aristotle Corporation
             Current Report on Form 8-K dated May 4, 1999, as amended.

Exhibit 10.7 The Aristotle Corporation 1997 Employee and Director Stock Plan, incorporated herein by reference to The Aristotle Corporation Registration Statement on Form S-8 dated December 10,
             1997.

Exhibit 10.8 The Employment Agreement dated as of February 1, 2001 by and between The Aristotle
             Corporation and Paul McDonald, incorporated herein by reference to Exhibit 10.8 of the
             Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001.

Exhibit 10.9 The Employment Agreement dated as of February 1, 2001 by and between The Aristotle
             Corporation and John Crawford, incorporated herein by reference to Exhibit 10.9 of the
             Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2001.

Exhibit 21.1 Subsidiaries of The Aristotle Corporation, incorporated herein by reference to Exhibit 21.1 of the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2001.

Exhibit 23.2 Consent of Arthur Andersen LLP as to incorporation of certain reports is attached hereto as
             Exhibit 23.2.

(b) Reports on Form 8-K:

None

(c)  See (a)(3) above

(d)  See (a)(2) above.

                                  SIGNATURES

   PURSUANT TO THE REQUIREMENTS OF SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO ITS ANNUAL REPORT ON FORM 10-K TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.

                                          THE ARISTOTLE CORPORATION

                                          /s/  JOHN J. CRAWFORD
                                         --------------------------------------
                                          John J. Crawford
                                          Its President, Chief Executive
                                            Officer and
                                          Chairman of the Board

Dated:  November 19, 2001

                                 EXHIBIT INDEX

Exhibit No.                              Description
-----------                              -----------

   23.2     Consent of Arthur Andersen LLP as to incorporation of certain reports

                                                                   EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   As independent public accountants, we hereby consent to the incorporation of our reports included in this Form 10-K, into the Company's previously filed Registration Statement File No. 333-41845 (Registration Rights Agreement) and File No. 333-41841 (1997 Employee and Director Stock Plan).

                                          /s/ ARTHUR ANDERSEN LLP
Hartford, Connecticut
August 31, 2001

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form 10-Q

(Mark One)

[X]QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
   ACT OF 1934

For the quarterly period ended December 31, 2001

[ ]TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
   ACT OF 1934

For the transition period from__________ to__________

                        Commission file number 0-14669

                           The Aristotle Corporation
            (Exact name of registrant as specified in its charter)

                                   Delaware
                        (State or other jurisdiction of
                        incorporation or organization)

                     27 Elm Street, New Haven, Connecticut
                   (Address of principal executive offices)

                                  06-1165854
                               (I.R.S. Employer
                              Identification No.)

                                     06510
                                  (Zip Code)

              Registrant's telephone number, including area code:
                                (203) 867-4090

                               -----------------

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                               Yes [X]       No

   As of February 10, 2002, 1,931,581 shares of Common Stock, $.01 par value per share, were outstanding.

                           THE ARISTOTLE CORPORATION

              INDEX OF INFORMATION CONTAINED IN FORM 10-Q FOR THE
                        QUARTER ENDED DECEMBER 31, 2001

                        Part I - Financial Information

                                                                                                  Page
Item 1 - Financial Statements (Unaudited)                                                         ----
       Condensed Consolidated Balance Sheets at December 31, 2001 and June 30, 2001..............   3
       Condensed Consolidated Statements of Operations for the Three and Six Months Ended
         December 31, 2001 and 2000..............................................................   4
       Condensed Consolidated Statements of Cash Flows for the Six Months Ended December 31,
         2001 and 2000...........................................................................   5
       Notes to Condensed Consolidated Financial Statements......................................   6

Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations...  10

Item 3 - Quantitative and Qualitative Disclosure About Market Risk...............................  12

                                    Part II - Other Information
Item 1 - Legal Proceedings.......................................................................  14
Item 2 - Changes in Securities...................................................................  14
Item 3 - Defaults Upon Senior Securities.........................................................  14
Item 4 - Submission of Matters to a Vote of Security Holders.....................................  14
Item 5 - Other Information.......................................................................  14
Item 6 - Exhibits and Reports on form 8-K........................................................  14
Signatures.......................................................................................  15
Exhibit Index....................................................................................  16

                  THE ARISTOTLE CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                 (dollars in thousands, except for share data)

                                                                                December 31, June 30,
                                                                                    2001       2001
                                                                                ------------ ---------
                                    ASSETS                                      (Unaudited)
Current assets:
   Cash and cash equivalents................................................... $     4,388  $   4,149
   Marketable securities.......................................................         794        795
   Accounts receivable, net....................................................         716        651
   Inventories.................................................................         847        854
   Other current assets........................................................         154        121
                                                                                -----------  ---------
       Total current assets....................................................       6,899      6,570
                                                                                -----------  ---------
Property, plant and equipment, net.............................................       1,544      1,547
                                                                                -----------  ---------
Other assets:
   Goodwill....................................................................       6,768      6,768
   Other noncurrent assets.....................................................         529         23
                                                                                -----------  ---------
                                                                                      7,297      6,791
                                                                                -----------  ---------
                                                                                $    15,740  $  14,908
                                                                                ===========  =========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current maturities of long term debt........................................ $        85  $     169
   Accounts payable............................................................         497        340
   Accrued expenses............................................................         482        510
   Deferred revenue............................................................          73         99
   Accrued tax reserves........................................................         720        720
                                                                                -----------  ---------
       Total current liabilities...............................................       1,857      1,838
                                                                                -----------  ---------
Long term debt, net of current maturities......................................         659        702
                                                                                -----------  ---------
Stockholders' equity:
   Common stock, $.01 par value, 3,000,000 shares authorized, 1,944,569 shares
     issued....................................................................          20         19
   Additional paid-in capital..................................................     163,904    163,654
   Accumulated deficit.........................................................    (150,541)  (150,147)
   Treasury stock, at cost, 12,988 shares......................................         (69)       (69)
   Foreign currency translation................................................          16         17
   Net unrealized investment losses............................................        (106)      (106)
                                                                                -----------  ---------
       Total stockholders' equity..............................................      13,224     12,368
                                                                                -----------  ---------
                                                                                $    15,740  $  14,908
                                                                                ===========  =========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                  THE ARISTOTLE CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)
            (dollars in thousands, except share and per share data)

                                                       Three Months Ended       Six Months Ended
                                                          December 31,            December 31,
                                                     ----------------------  ----------------------
                                                        2001        2000        2001        2000
                                                     ----------  ----------  ----------  ----------
Net revenue......................................... $    2,498  $    1,982  $    4,866  $    3,810
Cost of goods sold..................................      1,253         997       2,459       1,996
                                                     ----------  ----------  ----------  ----------
       Gross profit.................................      1,245         985       2,407       1,814
                                                     ----------  ----------  ----------  ----------
Selling expenses....................................        240         279         470         392
Product development.................................        110         147         315         161
General and administrative expenses.................        590         390       1,056         866
Goodwill amortization...............................         --         121          --         189
                                                     ----------  ----------  ----------  ----------
       Operating income.............................        305          48         566         206
                                                     ----------  ----------  ----------  ----------
Other income (expense):
   Investment and interest income...................         39          93          92         201
   Interest expense.................................        (12)        (33)        (25)        (71)
   Equity loss in on-line university................         (8)         --         (13)         --
                                                     ----------  ----------  ----------  ----------
       Income from continuing operations before
         income taxes...............................        324         108         620         336
Provision for income taxes..........................         (7)         (5)        (14)        (22)
                                                     ----------  ----------  ----------  ----------
       Income from continuing operations............        317         103         606         314
Minority interest...................................         --          19          --          35
                                                     ----------  ----------  ----------  ----------
       Net income................................... $      317  $      122  $      606  $      349
                                                     ----------  ----------  ----------  ----------
Basic earnings per common share..................... $      .17  $      .06  $      .32  $      .19
                                                     ----------  ----------  ----------  ----------
Diluted earnings per common share................... $      .16  $      .06  $      .31  $      .18
                                                     ----------  ----------  ----------  ----------
Weighted average shares outstanding:
       Basic shares.................................  1,896,837   1,886,922   1,894,231   1,886,851
       Diluted shares...............................  1,928,682   1,920,789   1,926,077   1,914,507

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                  THE ARISTOTLE CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)
                            (dollars in thousands)

                                                                                      Six Months Ended
                                                                                        December 31,
                                                                                      ---------------
                                                                                       2001    2000
                                                                                      ------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income........................................................................ $  606  $   349
   Adjustments to reconcile net income to net cash provided by operating activities:
       Goodwill amortization.........................................................     --      189
       Depreciation and amortization.................................................    157       99
       Minority interest.............................................................     --      (35)
       Non-cash deferred compensation................................................     (6)      --
       Equity loss in on-line university.............................................     13       --
       Changes in assets and liabilities:
          Accounts receivable........................................................    (65)     295
          Inventories................................................................      6      (11)
          Other assets...............................................................    (38)      89
          Accounts payable...........................................................    157      (38)
          Accrued expenses...........................................................     37       (7)
          Deferred revenue...........................................................     26      (14)
                                                                                      ------  -------
              Net cash provided by operating activities..............................    893      916
                                                                                      ------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of Safe Passage, net of $20 of cash acquired.............................     --   (1,746)
   Investment in on-line university..................................................    (25)     (28)
   Transaction costs related to the proposed Nasco merger............................   (490)      --
   Purchase of property and equipment................................................   (155)    (121)
                                                                                      ------  -------
              Net cash used in investing activities..................................   (670)  (1,895)
                                                                                      ------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayment of revolving loan.......................................................     --     (116)
   Principal debt payments...........................................................   (112)    (412)
   Repayment of capital lease obligations............................................    (15)     (15)
   Issuance of new shares of common stock............................................    143       --
                                                                                      ------  -------
              Net cash provided by (used in) financing activities....................     16     (543)
                                                                                      ------  -------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....................................    239   (1,522)
CASH AND CASH EQUIVALENTS, beginning of period.......................................  4,149    4,951
                                                                                      ------  -------
CASH AND CASH EQUIVALENTS, end of period............................................. $4,388  $ 3,429
                                                                                      ======  =======

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                  THE ARISTOTLE CORPORATION AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 2001
                                  (Unaudited)

1. Nature of Operations and Basis of Presentation

   The Aristotle Corporation ("Aristotle" or the "Company") is a holding company which, through its subsidiaries, Simulaids, Inc. ("Simulaids") and Safe Passage International, Inc. ("Safe Passage"), currently conducts business in two segments, the medical education and training products market and the computer-based training market. Simulaids' primary products include manikins and simulation kits used for training in CPR, emergency rescue and patient care fields. Simulaids' products are sold throughout the United States and internationally via distributors and catalogs to end users such as fire and emergency medical departments and nursing and medical schools. Safe Passage develops and licenses computer-based training products to government and industry clients.

   On September 14, 2000, Aristotle acquired 80% of the outstanding shares of common stock (the "Acquisition") of Safe Passage, a privately-held Rochester, New York-based company, pursuant to a Stock Purchase Agreement dated as of September 13, 2000 between Aristotle and the Safe Passage shareholders (the "Sellers"). In consideration for such shares, the Company paid an aggregate purchase price of $1.625 million in cash to the Sellers. In addition, the Company has incurred approximately $318,000 of transaction and other related costs associated with the Acquisition.

   The Acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price was allocated to the assets and liabilities acquired based on their fair market values at the date of the Acquisition. The excess cost over the fair value of net assets acquired, which amounted to approximately $1.8 million, is reflected as goodwill.

   Operating results for the six months ended December 31, 2001 and 2000, on a pro forma basis as though Safe Passage was acquired as of the first day of each period are as follows (dollars in thousands except share data):

Six Months Ended December 31

                                                2001        2000
                                             ----------- -----------
                                             (unaudited) (unaudited)
           Net revenue......................   $4,866      $4,497
           Net income.......................      606         536
           Basic earnings per common share..      .32         .28
           Diluted earnings per common share      .31         .28

   The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the Acquisition been consummated as of the above dates, nor are they necessarily indicative of the future operating results. The pro forma adjustments include amortization of intangibles, decreased interest income and state income taxes on the income of Safe Passage.

   On November 28, 2001, Aristotle announced it had signed an agreement to merge with Nasco International, Inc. (Nasco), an indirect subsidiary of the privately held Geneve Corporation. Aristotle will be the surviving corporation and will continue to be a publicly held company listed on the Nasdaq SmallCap Market. Because Geneve will own a significant majority of the outstanding shares of Aristotle common stock upon completion of the merger, the merger will be accounted for as a reverse acquisition of entities under common control. Accordingly, for accounting purposes, Aristotle will be treated as the acquired company and Nasco will be considered to be the acquiring company and, therefore, the purchase price, as defined, will be allocated to the assets and liabilities of Aristotle as acquired by Nasco based on their fair market value at the date of the merger.

   The merger is subject to approval, at a meeting of Aristotle's stockholders, by a two-thirds affirmative vote of Aristotle's outstanding common shares, and also by a majority of shares voted, excluding those held by Geneve. Other conditions to closing are contained in the Agreement and Plan of Merger filed with the Securities and Exchange Commission on November 30, 2001 as an exhibit to its Current Report on Form 8-K reporting the merger.

   The Company calculates earnings per share in accordance with the provisions of SFAS No. 128 "Earnings Per Share." Options to purchase 27,769 and 30,164 of common stock were not included in the computations of earnings per share for the periods ended December 31, 2001 and 2000, respectively, because the option exercise prices were greater than the average market price of the common stock.

   The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended December 31, 2001 are not necessarily indicative of results that may be expected for the year ending June 30, 2002. For further information, refer to the consolidated financial statements and notes included in Aristotle's Annual Report on Form 10-K for the year ended June 30, 2001.

2. New Accounting Pronouncements

   As of July 1, 2001, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS No 142"). Under SFAS No. 142, goodwill is no longer subject to amortization over its estimated useful life. Instead, SFAS No. 142 requires that goodwill be evaluated at least annually for impairment by applying a fair-value-based test and, if impairment occurs, the amount of impaired goodwill must be written off immediately. Accordingly, the Company no longer records amortization of goodwill. For the three months and six months ended December 31, 2000, the Company recorded $121 and $189 of goodwill amortization, respectively. The Company has determined that no impairment of goodwill exists as of December 31, 2001. The performance of Safe Passage has been negatively impacted by delays in the awarding of certain contracts by a primary customer, the Federal Aviation Administration ("FAA"). The timing and amount, if any, of FAA or the newly formed Transportation Security Administration ("TSA") contract awards to Safe Passage, anticipated to be awarded during the next few months, will be a significant consideration in assessing any future potential Safe Passage goodwill impairment during fiscal 2002.

   A reconciliation of reported net income to adjusted net income before amortization of goodwill is as follows (dollars in thousands, except per share data):

                                             Three Months  Six Months
                                                Ended         Ended
                                             December 31, December 31,
                                             ------------ ------------
                                              2001   2000  2001   2000
                                             -----  ----- -----  -----
          Net income as reported............ $ 317  $ 122 $ 606  $ 349
          Amortization of goodwill..........    --    121    --    189
                                             -----  ----- -----  -----
          Adjusted net income............... $ 317  $ 243 $ 606  $ 538
                                             -----  ----- -----  -----
          Basic earnings per common share:
          Net income as reported............ $ .17  $ .06 $ .32  $ .19
          Amortization of goodwill..........    --    .07    --    .10
                                             -----  ----- -----  -----
          Adjusted net income............... $ .17  $ .13 $ .32  $ .29
                                             -----  ----- -----  -----
          Diluted earnings per common share:
          Net income as reported............ $ .16  $ .06 $ .31  $ .18
          Amortization of goodwill..........    --    .07    --    .10
                                             -----  ----- -----  -----
          Adjusted net income............... $ .16  $ .13 $ .31  $ .28
                                             -----  ----- -----  -----

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 modifies the rules for accounting for the impairment or disposal of long-lived assets. The new rules become effective for fiscal years beginning after December 15, 2001, with earlier application encouraged. The Company has not yet quantified the impact of implementing SFAS No. 144 on the Company's consolidated financial statements.

3. Debt Agreement

   On September 27, 1999, Simulaids and Citizens Bank of Connecticut ("Citizens") entered into a $2.0 million credit agreement. The credit agreement is currently comprised of two facilities ("Credit Facilities") (dollars in thousands):

(a)$1,200 Seven-Year Term Loan - Principal payments are scheduled on a seven-year straight-line amortization. The interest rate is charged at the rate of LIBOR plus 200 basis points on a 30, 60, 90 or 180 day LIBOR rate at Simulaids' election.

(b)$800 Seven-Year Mortgage - Principal payments are scheduled on a fifteen-year straight-line amortization, with a balloon payment at the seven-year maturity. The interest rate is charged at the rate of LIBOR plus 200 basis points on a 30, 60, 90 or 180 day LIBOR rate at Simulaids' election.

   As of December 31, 2001, the balance outstanding on the mortgage was $675 and there was no balance outstanding on the term loan. Future principal payments on the mortgage are $5 per month until September 2006, at which time the remaining balance will be due.

4. Comprehensive Income

   The Company reports comprehensive income in accordance with SFAS No. 130 in which the Company discloses changes in equity that result from transactions and economic events from non-owner sources. Comprehensive income for the three and six months ended December 31, 2001 and 2000 is as follows:

                                                      (unaudited)
                                         --------------------------------------
                                               (in thousands of dollars)
                                            Three Months         Six Months
                                          Ended December 31, Ended December 31,
                                         ------------------- ------------------
                                           2001       2000     2001      2000
 -                                       ----       ----     ----      ----
 Net income............................. $317       $122     $606      $349
 Foreign currency translation adjustment    3                  --       189
                                           ----       ----     ----      ----
 Net unrealized investment gain (loss)..  (25)        78       --       106
                                           ----       ----     ----      ----
 Comprehensive income................... $295       $200     $605      $455
                                           ====       ====     ====      ====

5. Segment Reporting

   The Company has two reportable segments: the medical education and training products segment and the computer based training segment. The medical education and training products segment produces manikins and simulation kits used for training in CPR, emergency rescue and patient care fields. The computer-based training segment develops and sells computer-based training products to government and industry clients.

   The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. Each of the businesses was acquired as a unit, and the management at the time of the acquisition was retained. The results of each segment for the three and six months ended December 31, 2001 and 2000 are as follows:

                                                      (unaudited)
                                        ---------------------------------------
                                               (in thousands of dollars)
                                            Three Months           Six Months
                                         Ended December 31,    Ended December 31,
                                        --------------------   -----------------
                                            2001        2000     2001      2000
                                        ------------  --------  ------    ------
  Net revenue:
  Medical education & training products   $ 2,423     $ 1,796  $4,676     $3,610
  Computer based training                      75         186     190        200
                                          -------     -------   ------    ------
  Net revenue                             $ 2,498     $ 1,982  $4,866     $3,810
                                          =======     =======   ======    ======
  Operating income (loss):
  Medical education & training products   $   699     $   374  $1,373     $  747
  Computer based training                    (195)       (225)   (461)      (314)
  Corporate.                                 (199)       (101)   (346)      (227)
                                          -------     -------   ------    ------
  Operating income                        $   305     $    48  $  566     $  206
                                          =======     =======   ======    ======
  Net Income (loss):
  Medical education & training products   $   414     $   196  $  813     $  391
  Computer based training                    (196)       (198)   (462)      (272)
  Corporate                                    99         124     255        230
                                          -------     -------   ------    ------
  Net income                              $   317     $   122  $  606     $  349
                                          =======     =======   ======    ======

                                        December 31,  June 30,
                                            2001        2001
                                        ------------  --------
  Indentifiable assets:
  Medical education & training products   $ 8,902     $ 8,388
  Computer based training                   1,771       1,887
  Corporate                                 5,067       4,633
                                          -------     -------
  Identifiable assets                     $15,740     $14,908
                                          =======     =======

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations.

General

   This discussion and analysis of financial condition and results of operations reviews the results of operations of the Company, on a consolidated basis, for the three and six months ended December 31, 2001, as compared to the three and six months ended December 31, 2000. This discussion and analysis of financial condition and results of operations have been derived from, and should be read in conjunction with, the unaudited Consolidated Financial Statements and Notes to Consolidated Financial Statements contained elsewhere in this report.

Results of Operations of the Company

  Three Months Ended December 31, 2001 As Compared to the Three Months Ended December 31, 2000.

   Net revenue for the three months ended December 31, 2001 increased 26.0% to $2,498 compared to net revenue of $1,982 for the same period in the prior year. The increase in revenue principally reflects revenue growth at Simulaids of $627, which experienced increases through both its domestic and export distributors and increased revenue across most major product categories. The Simulaids increase was partially offset by decreased revenue of $111 at Safe Passage that reflected the downturn in the economy and in the technology sector in particular.

   Gross profit for the three months ended December 31, 2001 increased 26.4% to $1,245 from $985 for the same period in the prior year and the gross margin percentage increased to 49.8% from 49.7%. The increase in gross profit reflected higher sales and improved plant efficiency for Simulaids, which generated $384 of increased gross profit, partially offset by a $124 decrease for Safe Passage due mainly to the decline in net revenue.

   Selling expense for the three months ended December 31, 2001 decreased 14.0% to $240 from $279 for the same period in the prior year. The decrease mainly reflected reductions in staffing levels at Safe Passage partially offset by increased commission expenses paid by Simulaids to an affiliate for sales to international customers.

   Product development expenses for the three months ended December 31, 2001 decreased 25.2% to $110 from $147 for the three months ended December 31, 2000. The decrease principally reflected lower staffing levels at Safe Passage partially offset by increased staffing at Simulaids.

   The Company's general and administrative expenses for the three months ended December 31, 2001 increased 51.3% to $590 compared to $390 for the comparable 2000 fiscal quarter. The increase was primarily due to increased professional fees and higher staffing costs at Aristotle.

   There was no goodwill amortization for the current fiscal quarter versus $121 of goodwill amortization in the prior year's quarter. Effective July 1, 2001, the Company adopted SFAS No 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). Under SFAS 142, goodwill is no longer subject to amortization over its estimated useful life.

   Instead, SFAS 142 requires that goodwill be evaluated at least annually for impairment by applying a fair value based test and, if impairment occurs, the amount of impaired goodwill must be written off immediately.

The Company has determined that no impairment of goodwill exists as of December 31, 2001. The performance of Safe Passage has been negatively impacted by delays in the awarding of certain contracts by a primary customer, the Federal Aviation Administration ("FAA"). The timing and amount, if any, of FAA or the Transportation Security Administration contract awards to Safe Passage, anticipated to be awarded during the next few months, will be a significant consideration in assessing any future potential Safe Passage goodwill impairment during fiscal 2002.

   Investment and interest income was $39 and $93 for the three months ended December 31, 2001 and 2000, respectively. The decrease in 2001 mainly reflects lower returns on investment balances.

   Interest expense for the three months ended December 31, 2001 decreased to $12 from $33 in the corresponding three months ended December 31, 2000. The decrease primarily reflected lower debt levels due to principal payments made during the prior twelve months.

   The income tax provision for the three months ended December 31, 2001 was $7 compared to $5 for the three months ended December 31, 2000. The tax provision primarily represents state taxes as federal income taxes are offset by the utilization of net operating loss carryforwards.

  Six Months Ended December 31, 2001 As Compared to the Six Months Ended December 31, 2000.

   Net revenue for the six months ended December 31, 2001 increased 27.7% to $4,866 compared to net revenue of $3,810 for the same period in the prior year. The increase in revenue principally reflects revenue growth at Simulaids of $1,066, which experienced increases through both its domestic and export distributors and increased revenue across most major product categories.

   Gross profit for the six months ended December 31, 2001 increased 32.7% to $2,407 from $1,814 for the same period in the prior year and the gross margin percentage increased to 49.5% from 47.6%. The increase in gross profit mainly reflected higher sales and the gross margin increase principally reflected improved manufacturing efficiency for Simulaids.

   Selling expense for the six months ended December 31, 2001 increased 19.9% to $470 from $392 for the same period in the prior year. The increase mainly reflected higher commission expenses paid by Simulaids to an affiliate for sales to international customers, catalog costs, and travel expenses partially offset by reductions in staffing levels at Safe Passage.

   Product development expenses for the six months ended December 31, 2001 increased 95.7% to $315 from $161 for the six months ended December 31, 2000. The increase principally reflected the inclusion of a full six month's impact of Safe Passage and higher staffing levels at Simulaids.

   The Company's general and administrative expenses for the six months ended December 31, 2001 increased 21.9% to $1,056 compared to $866 for the comparable period in 2000. The increase was primarily due to the inclusion of a full six month's impact of Safe Passage, increased professional fees and higher staffing costs at Aristotle partially offset by lower shareholder expenses.

   There was no goodwill amortization for the six months ended December 31, 2001 compared to $189 for the comparable period in the prior year. Effective July 1, 2001, the Company adopted SFAS No 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). Under SFAS 142, goodwill is no longer subject to amortization over its estimated useful life. Instead, SFAS 142 requires that goodwill be evaluated at least annually for impairment by applying a fair value based test and, if impairment occurs, the amount of impaired goodwill must be written off immediately. The Company has determined that no impairment of goodwill exists as of December 31, 2001. The performance of Safe Passage has been negatively impacted by delays in the awarding of certain contracts by a primary customer, the Federal Aviation Administration ("FAA"). The timing and amount, if any, of FAA contract awards to Safe Passage, anticipated to be awarded during the next few months, will be a significant consideration in assessing any future potential Safe Passage goodwill impairment during fiscal 2002.

   Investment and interest income was $92 and $201 for the six months ended December 31, 2001 and 2000, respectively. The decrease in 2001 mainly reflects lower returns on investment balances.

   Interest expense for the six months ended December 31, 2001 decreased to $25 from $71 in the corresponding six months ended December 31, 2000. The decrease primarily reflected lower debt levels due to principal payments made during the prior twelve months.

   The income tax provision for the six months ended December 31, 2001 was $14 compared to $22 for the six months ended December 31, 2000. The tax provision primarily represents state taxes as federal income taxes are offset by the utilization of net operating loss carryforwards.

Liquidity and Capital Resources

   Aristotle ended the December 31, 2001 quarter with $4,388 in cash and cash equivalents versus cash and cash equivalents of $4,149 at June 30, 2001. The increase in cash for the six months ended December 31, 2001 was principally generated by operating activities of $893 partially offset by cash used for transaction costs of $490 related to the proposed merger with Nasco and capital expenditures of $155. The overall increase in cash and cash equivalents of $239 is detailed below.

   The Company generated cash from operations of $893 during the six months ended December 31, 2001 and $916 from operations during the six months ended December 31, 2000. During the six months ended December 31, 2001, the generation of cash from operations was principally the result of net income before depreciation and amortization of $763 and the increase of accounts payable of $157. During the six months ended December 31, 2000, the generation of cash from operations was principally the result of net income before depreciation and amortization of $637 and the reduction of accounts receivable of $295.

   The Company used cash for investing activities of $670 during the six months ended December 31, 2001 and $1,895 during the six months ended December 31, 2000. During the six months ended December 31, 2001, the utilization of cash was principally for transaction costs of $490 related to the proposed merger with Nasco and capital expenditures of $155. During the six months ended December 31, 2000, the utilization of cash was principally due to the acquisition of Safe Passage of $1,746, capital expenditures of $121 and initial expenditures for the development of an on-line university with Quinnipiac University.

   The Company generated cash of $16 from financing activities during the six months ended December 31, 2001 and used cash of $543 in financing activities during the six months ended December 31, 2000. During the six months ended December 31, 2001, the generation of cash was mainly from the sale of common shares to Geneve of $143 partially offset by the reduction of debt by $127. Funds utilized in the six months ended December 31, 2000 reflected the reduction of debt by $543.

   Capital resources in the future are expected to be used for the development of the Simulaids and Safe Passage businesses, for additional costs anticipated for the proposed merger with Nasco and to pursue additional acquisitions. Aristotle anticipates that there will be sufficient financial resources to meet Aristotle's projected working capital and other cash requirements for at least the next twelve months.

Item 3. Quantitative & Qualitative Disclosures About Market Risk

   As described below, credit risk and interest rate risk are the primary sources of market risk to the Company in its marketable securities and short-term borrowings.

Qualitative

   Interest Rate Risk: Changes in interest rates can potentially impact the Company's profitability and its ability to realize assets and satisfy liabilities. Interest rate risk is resident primarily in the Company's marketable securities and short-term borrowings, which have fixed coupon or interest rates.

   Credit Risk: The Company's marketable securities are invested in investment grade corporate bonds and closed-end bond funds, both domestic and international, which have various maturities.
Quantitative

   The Company's marketable securities and long-term borrowings as of December 31, 2001 are as follows:

                                          Maturity less Maturity greater
                                          than one year  than one year
                                          ------------- ----------------
       Marketable securities.............
          Cost value.....................     $ --           $ 900
          Weighted average return........       --            6.97%
          Fair market value..............     $ --           $ 794
       Long-term borrowings..............
          Amount.........................     $ 85           $ 659
          Weighted average interest rate.      5.5%            5.5%
          Fair market value..............     $ 85           $ 659

Recent Developments

   On November 28, 2001, Aristotle announced it had signed an agreement to merge with Nasco International, Inc. (Nasco), an indirect subsidiary of the privately held Geneve Corporation. Aristotle will be the surviving corporation and will continue to be a publicly held company listed on the Nasdaq SmallCap Market. Because Geneve will own a significant majority of the outstanding shares of Aristotle common stock upon completion of the merger, the merger will be accounted for as a reverse acquisition of entities under common control. Accordingly, for accounting purposes, Aristotle will be treated as the acquired company and Nasco will be considered to be the acquiring company.

   The merger is subject to approval, at a meeting of Aristotle's stockholders, by a two-thirds affirmative vote of Aristotle's outstanding common shares, and also by a majority of shares voted, excluding those held by Geneve. Other conditions to closing are contained in the Agreement and Plan of Merger filed with the Securities and Exchange Commission on November 30, 2001 as an exhibit to its Current Report on Form 8-K reporting the merger.

Certain Factors That May Affect Future Results of Operations

   Aristotle believes that this report may contain forward-looking statements within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding Aristotle's liquidity and are based on management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Aristotle cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors including, but not limited to, the following:
(i) the ability of Aristotle to obtain financing and additional capital to fund its business strategy on acceptable terms, if at all; (ii) the ability of Aristotle on a timely basis to find, prudently negotiate and consummate one or more additional acquisitions; (iii) the ability of Aristotle to retain and take advantage of its net operating tax loss carryforward position; (iv) Aristotle's ability to manage Simulaids, Safe Passage and any other acquired or to be acquired companies; and (v) general economic conditions. As a result, the Company's future development efforts and operations involve a high degree of risk. For further information, refer to the more specific risks and uncertainties discussed in our Annual Report on Form 10-K.

                          PART II--OTHER INFORMATION

Item 1 - Legal Proceedings.

   The Registrant is not a party to any material legal proceedings. See the following sections of the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2001: "Management's Discussion and Analysis of Financial Conditions and Result of Operations - Income Taxes" and Note 7 - "Income Taxes" to the Consolidated Financial Statements with regard to Registrant's claims for tax refunds with the Internal Revenue Service.

Item 2 - Changes in Securities.

   None

Item 3 - Defaults Upon Senior Securities.

   None

Item 4 - Submission of Matters to a Vote of Security Holder.

   None

Item 5 - Other Information.

   None

Item 6 - Exhibits and Reports on Form 8-K.

    (a)Exhibits - None.   See Exhibit Index attached to this Report.

    (b)Reports on Form 8-K.   On November 30, 2001, we filed a Current Report
       on Form 8-K under Item 5 regarding the proposed merger with Nasco International, Inc.

                                  SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                       THEARISTOTLE CORPORATION

                                             /s/ John J. Crawford
                                     _____________________________________
                                                          John J. Crawford
                                     Its President, Chief Executive Officer and
                                     Chairman of the Board
                                     Date: February 13, 2002

                                            /s/ Paul McDonald
                                     _____________________________________
                                                             Paul McDonald
                              Its Chief Financial Officer and Secretary
                              (principal financial and chief accounting officer) Date:February 13, 2002

                                 EXHIBIT INDEX

Exhibit
Number                           Description

   Exhibit 2.1--Capital Contribution Agreement dated as of November 19, 1993 by and among The Aristotle Corporation, Aristotle Sub, Inc., The Strouse, Adler Company and the Stockholders of Strouse, incorporated herein by reference to
   Exhibit 2.1 of The Aristotle Corporation Current Report on Form 8-K dated April 14, 1994, as amended (the "1994 Current Report").

   Exhibit 2.2--Agreement and Plan of Reorganization, dated as of September 13, 2000 (closed on September 14, 2000), by and among the Registrant, Aristotle Acquisition Sub, Inc., Safe Passage International, Inc., James S. Viscardi, Michael R. Rooksby, Howard C. Rooksby and Andrew M. Figiel, incorporated herein by reference to Exhibit 2.1 of the Registrant's Current Report on Form 8-K dated September 27, 2000.

   Exhibit 2.3--Agreement and Plan of Merger, dated as of September 13, 2000 (closed on September 14, 2000), by and between Aristotle Acquisition Sub, Inc. and Safe Passage International, Inc., incorporated herein by reference to Exhibit 2.2 of the Registrant's Current Report on Form 8-K dated September 27, 2000.

   Exhibit 2.4--Agreement and Plan of Merger, dated as of November 27, 2001, among The Aristotle Corporation, Geneve Corporation, Nasco Holdings, Inc. and Nasco International, Inc. incorporated herein by reference to Exhibit 2 of The Aristotle Corporation Current Report on Form 8-K dated November 30, 2001.

   Exhibit 3.1--Restated Certificate of Incorporation of The Aristotle Corporation, incorporated herein by reference to Exhibit 3.1 of The Aristotle Corporation Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.

   Exhibit 3.2--Amended and Restated Bylaws, incorporated herein by reference to Exhibit 3.2 of The Aristotle Corporation Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.

   Exhibit 4.1--Restated Certificate of Incorporation of The Aristotle Corporation and Amended and Restated Bylaws filed as Exhibits 3.1 and 3.2 are incorporated into this item by reference. See Exhibit 3.1 and Exhibit
   3.2 above.

   Exhibit 4.2--Registration Rights Agreement dated as of April 11, 1994 between the Registrant and the shareholders listed on Exhibit A thereto, incorporated by reference to an exhibit to the Registrant's Registration Statement on Form S-3 (File No. 333-4185).

   Exhibit 4.3--Preferred Stock Purchase Agreement dated as of October 22, 1997 between The Aristotle Corporation and Geneve Corporation, incorporated herein by reference to Exhibit 10.5 of the Registrant's Quarterly Report on Form 10-Q for fiscal quarter ended September 30, 1997.

   Exhibit 4.4--Registration Rights Agreement dated as of October 22, 1997 between The Aristotle Corporation and Geneve Corporation, incorporated herein by reference to Exhibit 10.6 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997.

   Exhibit 4.5--Letter Agreement dated as of September 15, 1997 among The Aristotle Corporation, Aristotle Sub, Inc. and certain stockholders, incorporated herein by reference to Exhibit 10.7 to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997.

   Exhibit 4.6--Letter Agreement dated as of February 9, 2000 between The Aristotle Corporation and the Geneve Corporation regarding certain limitations on voting and the acquisition of additional shares of common stock, incorporated herein by reference to the Registrant's Report on Form 13D/A dated February 15, 2000.

   Exhibit 4.7--Letter Agreement dated as of April 28, 2000 between The Aristotle Corporation and the Geneve Corporation, modifying the letter agreement between such parties dated as of February 9, 2000, regarding certain limitations on voting and the acquisition of additional shares of common stock, incorporated herein by reference to the Registrant's Report on Form 8-K dated May 2, 2000.

   Exhibit 10.1--Stock Option Plan of The Aristotle Corporation, as amended, incorporated herein by reference to Exhibit 10.2 of The Aristotle Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (the "1992 Form 10-K").

   Exhibit 10.2--Form of Stock Option Agreement (for non-employee directors), incorporated herein by reference to Exhibit 10.3 of the 1992 Form 10-K.

   Exhibit 10.3--Form of Incentive Stock Option Agreement (for employees), incorporated herein by reference to Exhibit 10.4 of the 1992 Form 10-K.

   Exhibit 10.4--Settlement and Release Agreement dated as of May 29, 1996 among The Aristotle Corporation, the Federal Deposit Insurance Corporation and certain other interested parties, incorporated herein by reference to
   Exhibit 10.22 of The Aristotle Corporation Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

   Exhibit 10.5--Stipulation and Agreement of Settlement dated as of May 28, 1996 regarding In Re First Constitution Stockholders Litigation, incorporated herein by reference to Exhibit 10.23 of The Aristotle Corporation Annual Report on Form 10-K for the fiscal year ended June 30, 1996.

   Exhibit 10.6--Stock Purchase Agreement between The Aristotle Corporation and Kevin Sweeney dated as of April 30, 1999, incorporated herein by reference to Exhibit 2.1 of The Aristotle Corporation Current Report on form 8-K dated May 4, 1999, as amended.

   Exhibit 10.7--The Aristotle Corporation 1997 Employee and Director Stock Plan, incorporated herein by reference to The Aristotle Corporation Registration Statement on Form S-8 dated December 10, 1997.

   Exhibit 10.8--The Employment Agreement dated as of February 1, 2001 by and between The Aristotle Corporation and Paul McDonald, incorporated herein by reference to Exhibit 10.8 of the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001.

   Exhibit 10.9--The Employment Agreement dated as of February 1, 2001 by and between The Aristotle Corporation and John Crawford, incorporated herein by reference to Exhibit 10.9 of the Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2001.

   Exhibit 10.10--Exchange Agreement, dated as of November 27, 2001, between The Aristotle Corporation and Geneve Corporation, incorporated herein by reference to Exhibit 10 of The Aristotle Corporation Current Report on Form 8-K dated November 30, 2001.

                                                                        ANNEX G

                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                           THE ARISTOTLE CORPORATION

   1. The name of the Corporation is The Aristotle Corporation. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 25, 1986, under the name FFB Corp. At various times thereafter it was amended and was restated.

   2. This amended and restated certificate of incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

   3. The text of the certificate of incorporation, as amended, is hereby restated and further amended to read in its entirety as set forth below:

                                   ARTICLE 1
                                     NAME

   The name of the corporation (the "Corporation") is The Aristotle Corporation.

                                   ARTICLE 2
                                    PURPOSE

   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE 3
                                   DURATION

   The Corporation is to have perpetual existence.

                                   ARTICLE 4
                                 CAPITAL STOCK


   A. The total number of shares of capital stock that the Corporation has authority to issue is 35,000,000 shares, consisting of 20,000,000 shares of common stock, par value $.01 per share, and 15,000,000 shares of preferred stock, par value $.01 per share, of which 2,400,000 shares are hereby designated Series I preferred stock and 11,200,000 shares are hereby designated Series J preferred stock.


   B. The remaining shares of preferred stock may be issued from time to time in one or more series. The board of directors of the Corporation is expressly authorized to provide for the issuance of all or any of the remaining shares of preferred stock in one or more series, to fix the number of shares, and to determine or alter for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as stated in resolutions adopted by the board of directors providing for the issuance of those shares and as may be permitted by the General Corporation Law of the State of Delaware. The board of directors is also expressly authorized to increase or decrease (but not below the number of shares of that series then outstanding) the number of shares of any series issued after shares of that series are issued. If the number of shares of any such series is so decreased, the shares constituting that decrease will resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of that series.

   C. The powers, preferences, rights, restrictions, and other matters relating to the Series I preferred stock are as follows:

   1. Stated Value. The stated value of each share of Series I preferred stock (the "Series I Stated Value") is $6.00, subject to adjustment for stock dividends, combinations, splits, recapitalizations and the like with respect to the Series I preferred stock.

   2. Dividends. (a) Each holder of one or more shares of Series I preferred stock is entitled to receive, if declared by the board of directors but only out of funds that are legally available therefor, cash dividends at the rate of 11% per annum of the Series I Stated Value on each share of Series I preferred stock. These dividends accrue on each share of Series I preferred stock from the date of issuance and accrue daily, whether or not earned or declared. Subject to Section 4(h), these dividends are cumulative and are payable on March 31 and September 30 of each year, if declared by the board of directors.

       (b) Unless all cumulative dividends on shares of Series I preferred stock (1) have been paid in cash or been declared in full and cash sums set apart to pay those dividends or (2) are, pursuant to Section 4(h), no longer required to be paid, the Corporation may not pay or declare any dividend, whether in cash or property, or make any other distribution, to holders of common stock or any other stock of the Corporation ranking junior to the Series I preferred stock as to dividends or liquidation rights (any such stock, "Series I Junior Stock"), nor may the Corporation purchase, redeem, or otherwise acquire for value any shares of Series I Junior Stock (except for shares of common stock that it acquires (1) under any agreement permitting or requiring the Corporation to purchase shares of common stock held by any Person upon that Person ceasing to provide services to the Corporation or (2) upon exercising a right of first refusal upon proposed transfer by a holder of common stock).

       (c) For purposes of Section 2(b), the Series I preferred stock ranks on a parity with the Series J preferred stock. If the Corporation pays in cash any dividends on the Series J preferred stock, or declares any dividends on the Series J preferred stock and sets apart cash sums to pay those dividends, it shall also pay in cash, or declare and set apart cash sums to pay, as applicable, dividends on the Series I preferred stock representing a percentage of cumulated Series I dividends that is equal to the percentage of cumulated Series J dividends that is represented by the dividends paid or declared on the Series J preferred stock.

   3. Liquidation. (a) Upon occurrence of a liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (any such event, a "Liquidating Event"), each holder of shares of Series I preferred stock will be entitled to receive out of the remaining assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Series I Junior Stock, an amount per share of Series I preferred stock (this amount, the "Series I Liquidation Amount") equal to the Series I Stated Value plus an amount equal to all accumulated and unpaid dividends (whether or not declared by the board of directors) on each share up to the date fixed for distribution. After payment of the full Series I Liquidation Amount, holders of shares of Series I preferred stock will not be entitled to participate any further in any distribution of assets by the Corporation. If upon occurrence of a Liquidating Event the assets of the Corporation available for distribution to its stockholders are insufficient to pay the holders of the Series I preferred stock the full Series I Liquidation Amount, holders of Series I preferred stock will share ratably in any distribution of assets so that each such holder receives, per share, the same percentage of the Series I Liquidation Amount.

       (b) For purposes of Section 3(a), the Series I preferred stock ranks on a parity with the Series J preferred stock. If the Corporation pays any portion of the Series J Liquidation Amount (as defined below in Section 3(a) of Section
D), it shall at the same time also pay a percentage of the Series I Liquidation Amount equal to the percentage of the Series J Liquidation Amount paid by the Corporation.

       (c) Subject to applicable law, any non-cash assets of the Corporation that are legally available for distribution upon dissolution or winding up of the Corporation must be promptly liquidated by a liquidating trust or similar entity.

       (d) A reorganization, consolidation or merger of the Corporation or a sale or other disposition of all or substantially all the assets of the Corporation will not constitute liquidation, dissolution, or winding up of the Corporation for purposes of this Section 3.

   4. Optional Conversion. (a) Any time during the 90-day period starting at midnight at the beginning of the fifth anniversary of the effective date of the merger of Nasco International, Inc. into the Corporation (the "Fifth Anniversary"; that period, the "Conversion Period"), each share of Series I preferred stock will be convertible at the option of the holder into such number of fully paid and nonassessable shares of common stock as is determined by dividing (x) an amount equal to (1) the Series I Stated Value plus (2) an amount equal to the dividends that have accrued on each share of Series I preferred stock through the Fifth Anniversary and not been paid by (y) the conversion price for the Series I preferred stock (the "Conversion Price") in effect on the date the certificate is surrendered for conversion as provided in
Section 4(c). The Conversion Price is initially $12.00, but is subject to adjustment as provided in Section 5. Shares of Series I preferred stock may not be converted into shares of common stock at any time other than during the Conversion Period.

       (b) By notice sent by first-class certified mail, return receipt requested, postage prepaid, to each holder of shares of Series I preferred stock at its address appearing on the Corporation's records, the Corporation shall give each holder of shares of Series I preferred stock at least 60 days' advance notice, but no more than 90 days' advance notice, of the Fifth Anniversary. This notice must also specify the date upon which the Conversion Period expires and the number of shares of common stock into which shares of Series I preferred stock are convertible.

       (c) Any holder of one or more shares of Series I preferred stock may exercise the conversion right under Section 4(a) as to any one or more of those shares by delivering to the Corporation during regular business hours during the Conversion Period, at the office of the Corporation or any transfer agent of the Corporation for the Series I preferred stock as may be designated by the Corporation, the one or more certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder is electing to convert those shares and stating the name or names (with address) in which the one or more certificates for shares of common stock are to be issued. Conversion will be deemed to have been effected on the date when a holder delivers as required by the previous sentence the one or more certificates for the shares to be converted (that date, the "Conversion Date"). As promptly as practicable thereafter, but in any event not later than 10 business days following the Conversion Date, the Corporation shall issue and deliver to or upon the written order of the holder, to the place designated by the holder, the one or more certificates representing the shares of common stock to which the holder is entitled and a check or cash in respect of any fractional interest in a share of common stock as provided in Section 4(d). The person in whose name one or more certificates for common stock are to be issued will be deemed to have become a common stock holder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event that person will be deemed to have become a holder of record on the next succeeding date on which the transfer books are open, but the applicable Conversion Price will be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series I preferred stock surrendered for conversion, the Corporation shall at its expense issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, in addition to one or more certificates representing the shares of common stock to which shares of Series I preferred stock of the holder were converted, a new certificate (dated so as not to result in any loss of dividends) covering the number of shares of the Series I preferred stock representing the unconverted portion of the certificate so surrendered.

       (d) The Corporation will not issue any fractional shares of common stock or scrip upon conversion of shares of Series I preferred stock. If more than one share of Series I preferred stock is surrendered for conversion at any one time by the same holder, the number of full shares of common stock issuable upon conversion thereof must be computed on the basis of the aggregate number of shares of Series I preferred stock so surrendered. Instead of any fractional shares of common stock that would otherwise be issuable upon conversion of any shares of Series I preferred stock, the Corporation shall pay a cash amount equal to the then Current Market Price of a share of common stock on the trading day immediately preceding the Conversion Date multiplied by the fractional interest. Fractional interests are not entitled to dividends and holders of fractional interests are not entitled to any rights as stockholders of the Corporation in respect of those fractional interests. If the Corporation cannot legally pay any such cash amount, the Corporation shall pay it as soon thereafter as funds are legally available.

       (e) The Corporation shall pay all documentary or stamp taxes attributable to issuance or delivery of shares of common stock upon conversion of any shares of Series I preferred stock, if issued in the name of the record holder.

       (f) The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of common stock and solely for the purpose of effecting conversion of the shares of Series I preferred stock sufficient shares to provide for the conversion of all outstanding shares of Series I preferred stock.

       (g) All shares of common stock issued upon conversion of shares of Series I preferred stock will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all taxes, liens or charges with respect thereto.

       (h) Subsequent to conversion of any shares of Series I preferred stock in accordance with this Section 4, the Corporation will not be required to pay any dividends that have accumulated on those shares.

       (i) As used in this Article 4, "Current Market Price" means, with respect to the common stock as of any date, the following:

    (1)the mean between the highest and lowest quoted selling prices on the Nasdaq SmallCap Market (or any other securities exchange or trading market where the common stock is listed or traded) for that date or, if there are no sales on that date, the nearest preceding date on which there were one or more sales; or

    (2)if the common stock is not listed or traded on any securities exchange or trading market, the fair market value of a share of common stock as determined in good faith by the board of directors of the Corporation.

   5. Adjustment to Conversion Price. The Conversion Price is subject to adjustment from time to time as follows:

       (a) If the Corporation issues, after the date upon which any shares of Series I preferred stock were first issued (the "Original Issue Date"), any shares of common stock other than Excluded Securities (as defined below) ("Additional Stock") without consideration or for a consideration per share less than the Conversion Price (in the case of any such issuance to an Affiliate (as that term is defined in Article 8) of the Corporation) or the Current Market Price (in the case of any other such issuance) on the date of that issuance of Additional Stock, the Conversion Price in effect immediately prior to each such issuance will automatically be adjusted to a price determined by multiplying the Conversion Price by a fraction, the numerator of which is the number of shares of common stock deemed outstanding immediately prior to that issuance plus the number of shares of common stock that the aggregate consideration received by the Corporation for that issuance would purchase at the

Conversion Price in effect immediately prior to that issuance, and the denominator of which is the number of shares of common stock deemed outstanding immediately prior to that issuance plus the number of shares of that Additional Stock. For purposes of any adjustment of the Conversion Price pursuant to this
Section 5(a), the following provisions apply:

    (1)The number of shares of common stock deemed to be outstanding as of a given date will be the sum of (A) the number of shares of common stock actually outstanding (which number excludes shares held in treasury),
       (B) the number of shares of common stock into which the then-outstanding shares of Series I preferred stock would be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of common stock that would be obtained through the exercise or conversion of all other rights, options and convertible securities exercisable or convertible on the day immediately preceding the given date.

    (2)The Conversion Price will not be adjusted in increments of less than one cent per share, provided that any adjustments that as a result are not made will be carried forward and taken into account upon the earlier to occur of (A) conversion and (B) any subsequent adjustment that, together with any one or more immediately preceding adjustments that have not been made, would result in an adjustment of one cent per share or more. Except to the limited extent provided for in Sections 5(a)(5)(C), 5(a)(5)(D) and 5(c), no adjustment of the Conversion Price pursuant to this Section 5(a)(2) will have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to that adjustment.

    (3)In the case of issuance of Additional Stock for cash, the consideration will be deemed to be the amount of cash paid therefor after deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance.

    (4)In the case of issuance of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash will be deemed to be the fair value of the Additional Stock issued, as determined in good faith by the board of directors irrespective of any accounting treatment.

    (5)In the case of issuance of options to purchase or rights to subscribe for common stock, securities by their terms convertible into or exchangeable for common stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions apply:

       (A)the aggregate maximum number of shares of common stock deliverable upon exercise of such options to purchase or rights to subscribe for common stock will be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 5(a)(3) and 5(a)(4)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the common stock covered thereby;

       (B)the aggregate maximum number of shares of common stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for any such convertible or exchangeable securities and subsequent conversion or exchange thereof will be deemed to have been issued at the time those securities were issued or those options or rights were issued and for a consideration equal to the consideration received by the Corporation for those securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of those securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 5(a)(2) and 5(a)(3));

       (C)on any change in the number of shares of common stock deliverable upon exercise of any such options or rights or conversion of or exchange for any such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon the exercise of any such options or rights or conversion of or exchange for any such convertible or exchangeable securities, other than a change resulting from the antidilution provisions thereof, the Conversion Price will forthwith be readjusted to the Conversion Price as would have obtained had the adjustment made upon the issuance of those options, rights or securities not exercised, converted or exchanged prior to that change or options or rights related to those securities not exercised, converted or exchanged prior to such change been made upon the basis of that change; and

       (D)on expiration of any such options or rights, termination of any such rights to convert or exchange, or expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price will forthwith be readjusted to the Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of common stock actually issued upon exercise of those options or rights, upon conversion or exchange of those securities or upon the exercise of the options or rights related to those securities and subsequent conversion or exchange thereof.

   (b) If, at any time after the Original Issue Date, the number of shares of common stock outstanding is increased by a stock dividend payable in shares of common stock or by a subdivision or split-up of shares of common stock, then, upon the record date fixed for determining holders of common stock entitled to receive that stock dividend or upon the date of that subdivision or split-up, as applicable, the Conversion Price will be appropriately decreased so as to increase the number of shares of common stock issuable on conversion of each share of Series I preferred stock in proportion to that increase in outstanding shares of common stock.

   (c) If, at any time after the Original Issue Date, the number of shares of common stock outstanding is decreased by a combination or reverse split of the outstanding shares of common stock, then, upon the date of that combination or reverse split, the Conversion Price will be appropriately increased so as to decrease the number of shares of common stock issuable on conversion of each share of Series I preferred stock in proportion to that decrease in outstanding shares of common stock.

   (d) If, at any time from the Original Issue Date until expiration of the Conversion Period, the Corporation declares or pays any dividend or makes any other distribution to holders of shares of common stock other than a dividend or distribution of shares of common stock and the aggregate value of such dividends and distributions made during any fiscal year exceeds $3,000,000, the Conversion Price will be decreased by the value, per share of outstanding common stock, of the amount by which those dividends or distributions exceed $3,000,000 in that fiscal year. In the case of any such dividend or distribution to holders of common stock that is not a cash payment, the value per share of common stock of that dividend or distribution will be deemed to be the market value per share of common stock of the property so dividended or distributed, as determined in good faith by the board of directors irrespective of any accounting treatment.

   (e) In the event, at any time after the Original Issue Date, of any capital reorganization or any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in or any change in ownership of the common stock) or of sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, each share of Series I preferred stock will after that reorganization, reclassification, consolidation, merger, sale or other disposition be convertible into the kind and number of shares of stock or other securities or property of the Corporation, or of the corporation resulting from that consolidation or surviving that merger or to which those properties and assets were sold or otherwise disposed, to which the holder of the number of shares of common stock deliverable (immediately prior to the time of that reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion of those shares would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition. The provisions of this Section 5 will similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, or other dispositions.

   (f) Whenever the Conversion Price is adjusted as provided in this Section 5, the Corporation shall forthwith file, at the office of the Corporation or any transfer agent designated by the Corporation for the Series I preferred stock, a statement, signed by its chief financial officer, showing in detail the facts requiring that adjustment, the Conversion Price then in effect, and computations demonstrating how the adjusted Conversion Price was arrived at. The Corporation shall also cause a copy of such statement to be sent by first-class certified mail, return receipt requested, postage prepaid, to each holder of shares of Series I preferred stock at its address appearing on the Corporation's records. Where appropriate, this copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 5(g).

   (g) If the Corporation proposes to take any action of the types described in Section 5(e), the Corporation shall give notice to each holder of shares of Series I preferred stock, in the manner set forth in Section 5(f), specifying the record date, if any, with respect to that action and the date on which that action is to take place and setting forth any facts reasonably necessary to indicate the effect of that action (to the extent that effect may be known at the date of that notice) on the Conversion Price and the number, kind, or class of shares or other securities or property deliverable or purchasable upon occurrence of that action or deliverable upon conversion of shares of Series I preferred stock. In the event of any action that would require the fixing of a record date, any notice required under this Section 5(g) must be given at least 20 days prior to the date so fixed, and in case of all other actions, any such notice must be given at least 30 days prior to the action is taken. Failure to give such notice, or any defect therein, will not affect the legality or validity of any such action.

   (h)  As used in this Section 5, "Excluded Securities" means as follows:

    (1)shares of common stock issued to officers, employees or directors of, or consultants to, the Corporation pursuant to any agreement, plan or arrangement approved by the board of directors, or shares of common stock underlying (A) options to purchase or rights to subscribe for shares of common stock, (B) securities by their terms convertible into or exchangeable for shares of common stock, or (C) options to purchase or rights to subscribe for such convertible or exchangeable securities, in each case as approved by the board of directors; and

    (2)common stock issued upon the conversion of the Series I preferred stock.

   6. Voting Rights. Each holder of shares of Series I preferred stock is entitled to one vote for each share of common stock into which each share of Series I preferred stock could then be converted, but for the restrictions on timing of conversion contained in Section 4(a) (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to that vote, each holder has full voting rights and powers equal to the voting rights and powers of the holders of common stock and is entitled to vote, together with holders of common stock and not as a separate class (except as required by law), with respect to any question upon which holders of common stock have the right to vote.

   D. The powers, preferences, rights, restrictions, and other matters relating to the Series J preferred stock are as follows:

   1. Stated Value. The stated value of each share of Series J preferred stock (the "Series J Stated Value") is $6.00, subject to adjustment for stock dividends, combinations, splits, recapitalizations and the like with respect to the Series J preferred stock.

   2. Dividends. (a) Each holder of one or more shares of Series J preferred stock is entitled to receive, when and as declared by the board of directors, but only out of funds that are legally available therefor, cash dividends at the rate of 12% per annum of the Series J Stated Value on each share of Series J preferred stock. These dividends accrue on each share of Series J preferred stock from the date of issuance, and accrue daily, whether or not earned or declared. These dividends are cumulative and are payable on March 31 and September 30 of each year, if declared by the board of directors.

       (b) Unless all cumulative dividends on shares of Series J preferred stock have been paid in cash or been declared in full and cash sums set apart to pay those dividends, the Corporation may not pay or declare any dividend, whether in cash or property, or make any other distribution, to holders of common stock or any other stock of the Corporation ranking junior to the Series J preferred stock as to dividends or liquidation rights (any such stock, "Series J Junior Stock"), nor may the Corporation purchase, redeem, or otherwise acquire for value any shares of Series J Junior Stock (except for shares of common stock that it acquires (1) under any agreement permitting or requiring the Corporation to purchase shares of common stock held by any Person upon that Person ceasing to provide services to the Corporation or (2) upon exercising a right of first refusal upon proposed transfer by a holder of common stock).

       (c) For purposes of Section 2(b), the Series J preferred stock ranks on a parity with the Series I preferred stock. If the Corporation pays in cash any dividends on the Series I preferred stock, or declares any dividends on the Series I preferred stock and sets apart cash sums to pay those dividends, it shall also pay in cash, or declare and set apart cash sums to pay, as applicable, dividends on the Series J preferred stock representing a percentage of cumulated Series J dividends that is equal to the percentage of cumulated Series I dividends that is represented by the dividends paid or declared on the Series I preferred stock.

   3. Liquidation. (a) Upon occurrence of a Liquidating Event, each holder of shares of Series J preferred stock will be entitled to receive out of the remaining assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Series J Junior Stock, an amount per share of Series J preferred stock (this amount, the "Series J Liquidation Amount") equal to the Series J Stated Value plus an amount equal to all accumulated and unpaid dividends (whether or not declared by the board of directors) on each share up to the date fixed for distribution. After payment of the full amount of the liquidating distribution to which they are entitled, holders of shares of Series J preferred stock will not be entitled to participate any further in any distribution of assets by the Corporation. If upon occurrence of a Liquidating Event the assets of the Corporation available for distribution to its stockholders are insufficient to pay the holders of the Series J preferred stock the full Series J Liquidation Amount, holders of Series I preferred stock will share ratably in any distribution of assets so that each such holder receives, per share, the same percentage of the Series J Liquidation Amount.

       (b) For purposes of Section 3(a), the Series J preferred stock ranks on a parity with the Series I preferred stock. If the Corporation pays any portion of the Series I Liquidation Amount, it shall at the same time also pay a percentage of the Series J Liquidation Amount equal to the percentage of the Series I Liquidation Amount paid by the Corporation.

       (c) Subject to applicable law, any non-cash assets of the Corporation that are legally available for distribution upon dissolution or winding up of the Corporation must be promptly liquidated by a liquidating trust or similar entity.

       (d) A reorganization, consolidation or merger of the Corporation or a sale or other disposition of all or substantially all the assets of the Corporation will not constitute liquidation, dissolution, or winding up of the Corporation for purposes of this Section 3.

   4. Voting Rights. Holders of shares of Series J preferred stock are not entitled to a vote with respect to their shares of Series J preferred stock, except as required by law.

   E.  The rights of the common stock are as follows:

   1. Dividend Rights. Whenever the Corporation has paid, or declared and set aside for payment, to the holders of outstanding shares of any class or series of stock having preference over the common stock as to the payment of dividends the full amount of any dividends to which those holders are entitled in preference to the common stock, then the Corporation may pay dividends on the common stock, and on any class or series of stock entitled to participate with the common stock as to dividends, out of any assets legally available for the payment of dividends, but only when declared by the board of directors of the Corporation.

   2. Liquidation Rights. In the event of any liquidation, dissolution, or winding up of the Corporation, after payment or provision for payment of all debts and liabilities of the Corporation and after the Corporation has paid, or declared and set aside for payment, to the holders of the outstanding shares of any class or series of stock having preference over the common stock in any such event the full preferential amounts to which they are entitled, the Corporation shall pay the holders of the common stock, and of any class or series of stock entitled to participate with the common stock as to distribution of assets, the remaining assets of the Corporation available for distribution, in cash or in kind.

   3. Voting Rights. Each holder of shares of common stock is entitled to one vote for each share of common stock held by that voter.

                                   ARTICLE 5
                               PREEMPTIVE RIGHTS

   Holders of the capital stock of the Corporation are not entitled to preemptive rights with respect to any shares or other securities that the Corporation may issue.

                                   ARTICLE 6
                                    BYLAWS

   The board of directors of the Corporation has the power to adopt, amend, or repeal bylaws of the Corporation, subject to the power of the stockholders of the Corporation to adopt by-laws and to amend or repeal bylaws adopted by the board of directors.

                                   ARTICLE 7
                               REGISTERED OFFICE

   The street address of the Corporation's initial registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of its initial registered agent at such address is The Corporation Trust Company.

                                   ARTICLE 8
                        CERTAIN BUSINESS COMBINATIONS.

   The votes of shareholders and directors required to approve any Business Combination shall be as set forth in this Article 8. The term "Business Combination" is used as defined in subsection 1 of this Article 8. All other capitalized terms not otherwise defined in this Article 8 or elsewhere in this Certificate of Incorporation are used as defined in subsection 3 of this
Article 8.

   Subsection 1.  Vote Required for Certain Business Combinations.

   A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in subsection 2 of this Article 8:

    (i)any merger, consolidation or share exchange of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after the merger, consolidation or share exchange would be, an Affiliate or Associate (as the terms are hereinafter defined) of such Interested Shareholder prior to the transaction; or

   (ii)any sale, lease, exchange, mortgage, pledge, transfer or other disposition other than in the usual and regular course of business (in one transaction or a series of transactions in any twelve-month period) to any Interested Shareholder or any Affiliate or Associate of such Interested Shareholder, other than the Corporation or any of its Subsidiaries, of any assets of the Corporation or any Subsidiary having, measured at the time the transaction or transactions are approved by the board of directors of the Corporation, an aggregate book value as of the end of the Corporation's most recent fiscal quarter of ten percent or more of the total Market Value (as hereinafter defined) of the outstanding shares of the Corporation or of its net worth as of the end of its most recent fiscal quarter; or

  (iii)the issuance or transfer by the Corporation, or any Subsidiary (in one transaction or a series of transactions) of any equity securities of the Corporation or any Subsidiary having an aggregate Market Value of five percent or more of the total Market Value of the outstanding shares of the Corporation to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, other than the Corporation or any of its Subsidiaries, except pursuant to the exercise of warrants, rights or options to subscribe to or purchase securities offered, issued or granted pro rata to all holders of the Voting Stock (as hereinafter defined) of the Corporation or any other method affording substantially proportionate treatment to the holders of Voting Stock; or

   (iv)the adoption of any plan or proposal for the liquidation or dissolution of the Corporation or any Subsidiary proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of such Interested Shareholder, other than the Corporation or any of its Subsidiaries; or

    (v)any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, in one transaction or a series of transactions, of increasing the proportionate amount of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, other than the Corporation or any of its Subsidiaries;

shall be approved by affirmative vote of at least (a) the holders of two-thirds of the total number of outstanding shares of Voting Stock and (b) the holders of a majority of the voting power of the outstanding shares of Voting Stock, excluding for purposes of calculating the affirmative vote and the total number of outstanding shares of Voting Stock under this clause (b), all shares of Voting Stock of which the beneficial owner is the Interested Shareholder involved in the Business Combination or any Affiliate or Associate of such Interested Shareholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law.

   B. Definition of "Business Combination." The term "Business Combination" as used in this Article 8 shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this subsection 1.

   Subsection 2.  When Higher Vote Is Not Required.

   The provisions of subsection 1 of this Article 8 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either paragraph A, or paragraph B are met:

   A. Approval by Continuing Directors. The Business Combination shall have been approved by at least two-thirds of the Continuing Directors (as hereinafter defined) then in office at a duly constituted meeting of the board of directors of the Corporation called for such purpose.

   B. Price and Procedure Requirements. All of the following conditions shall have been met:

    (i)The aggregate amount of the cash and the Market Value as of the Valuation Date (as hereinafter defined) of the Business Combination of consideration other than cash to be received per share by holders of common stock in such Business Combination shall be at least equal to the highest of the following:

       (a)(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of common stock acquired by it
          (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; or

       (b)the Market Value per share of common stock of the same class or series on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date is referred to in this Article 8 as the "Determination Date"), whichever is higher; or

       (c)the price per share equal to the Market Value per share of common stock of the same class or series determined pursuant to subdivision
          (i)(b) hereof, multiplied by the fraction of (1) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealer's fees) paid by the Interested Shareholder for any shares of common stock of the same class or series acquired by it within the two-year period immediately prior to the Announcement Date, over (2) the Market Value per share of common stock of the same class or series on the first day in such two-year period on which the Interested Shareholder acquired shares of common stock.

   (ii)The aggregate amount of the cash and the Market Value as of the Valuation Date of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Voting Stock, other than common stock, shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock):

       (a)(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any shares of such class or series of Voting Stock acquired by it: (1) within two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; or

       (b)(if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

       (c)the Market Value per share of such class or series of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; or

       (d)the price per share equal to the Market Value per share of such class or series of stock determined pursuant to subdivision (ii)(c) hereof multiplied by the fraction of (1) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the

          Interested Shareholder for any shares of any class or series of Voting Stock acquired by it within the two-year period immediately prior to the Announcement Date over (2) the Market Value per share of the same class or series of Voting Stock on the first day in such two-year period on which the Interested Shareholder acquired any shares of the same class or series of Voting Stock.

  (iii)The consideration to be received by holders of a particular class or series of outstanding Voting Stock shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class or series of Voting Stock. If the Interested Shareholder has paid for shares of any class or series of Voting Stock with varying forms of consideration, the form of consideration for such class or series of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Stock previously acquired by it.

   (iv)After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (a) there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding preferred stock of the Corporation, unless the failure so to declare and pay such dividends is approved by a majority of the Continuing Directors; (b) there shall have been (1) no reduction in the annual rate of dividends paid on any class or series of the capital stock of the Corporation (except as necessary to reflect any subdivision of the capital stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of common stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Interested Shareholder shall not have become the beneficial owner of any additional shares of capital stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder or by virtue of proportionate stock splits or stock dividend.

    (v)After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or any of its Subsidiaries (whether in anticipation of or in connection with such Business Combination or otherwise).

   (vi)A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public shareholders of the Corporation at least 20 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

   Subsection 3.   Certain Definitions.

   For the purposes of this Article 8:

   A. "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

    (i)is the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding Voting Stock; or

   (ii)is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the voting power of the then outstanding Voting Stock.

   B. "Beneficial owner," when used with respect to any Voting Stock, means a person:

    (i)that, individually or with any of its Affiliates or Associates, beneficially owns Voting Stock directly or indirectly; or

   (ii)that, individually or with any of its Affiliates or Associates, has (a) the right to acquire Voting Stock (whether such right is exercisable immediately or only after passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; (b) the right to vote or direct the voting of Voting Stock pursuant to any agreement, arrangement or understanding; or (c) the right to dispose of or to direct the disposition of Voting Stock pursuant to any agreement, arrangement or understanding; or

  (iii)that, individually or with any of its Affiliates or Associates, has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of Voting Stock with any other person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such shares of Voting Stock.

       C. For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph A of this subsection 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph B of this subsection 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

       D. "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control, with a specified person.

       E. "Associate," when used to indicate a relationship with any person, means: (1) any domestic or foreign corporation or organization, other than the Corporation or a subsidiary of the Corporation, of which such person is an officer, director or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities; (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such person, or any relative of such spouse who has the same home as such person or who is a director or officer of the Corporation or any of its Affiliates.

       F. "Subsidiary" means any corporation of which Voting Stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by the Corporation.

       G. "Continuing Director" means any member of the board of directors of the Corporation who is unaffiliated with the Interested Shareholder and was a member of the board of directors of the Corporation prior to the time that the Interested Shareholder (including any Affiliate or Associate of such Interested Shareholder) became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the board of directors of the Corporation.

       H.   "Market Value" means:

    (i)in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the composite tape for New York Stock Exchange-listed stocks, or, if such stock is not quoted on the composite tape, or the New York Stock Exchange, or, if such stock is not listed on such exchange, the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the board of directors of the Corporation in good faith; and

   (ii)in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the board of directors of the Corporation in good faith.

       I. "Valuation Date" means: (A) For a business combination voted on by shareholders, the latter of the day prior to the date of the shareholders vote or the date twenty days prior to the consummation of the Business Combination; and (B) for a Business Combination not voted upon by the shareholders, the date of the consummation of the Business Combination.

       J. "Voting Stock" means the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.

       K. In the event of any Business Combination in which the Corporation is the surviving corporation, the phrase "consideration other than cash to be received" as used in paragraphs B(i) and B(ii) of Section 2 of this Article 8 shall include the shares of common stock and/or the shares of any other class or series of outstanding Voting Stock retained by the holder of such shares.

   Subsection 4.   Powers of the Board of Directors.

   A majority of the Corporation's directors then in office shall have the power and duty to determine for the purpose of this Article 8, on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Shareholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, and (D) whether the requirements of paragraph B of Section 2 have been met with respect to any Business Combination; and the good faith determination of a majority of the board of directors on such matters shall be conclusive and binding for all the purposes of this Article 8.

   Subsection 5.   No Effect on Fiduciary Obligations of Interested
Shareholders.

   Nothing contained in this Article 8 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

                                   ARTICLE 9
                   AMENDMENT OF CERTIFICATE OF INCORPORATION

   Any repeal, alteration, amendment, or rescission of any provision contained in this certificate of incorporation must be adopted by resolution of at least a majority of the board of directors, and may only be effected by the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting stock of the Corporation cast at a meeting called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting), except that if any such amendment is to the provisions set forth in this clause of Article 9 or in Article 8, that amendment must be approved by the affirmative vote of the holders of at least 80 percent of the shares entitled to vote thereon rather than a majority.

                                  ARTICLE 10
                              PERSONAL LIABILITY

       A. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the Delaware General Corporation Law. If the Delaware General Corporation Law is hereafter amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

       B. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation will not adversely affect any right or protection of a director of the Corporation existing at the time of that repeal or modification.

                                  ARTICLE 11
                                INDEMNIFICATION

       A. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents (and any other person that Delaware law permits this Corporation to provide indemnification to) through bylaw provisions, agreements with those agents or other persons, vote of stockholders or disinterested directors or otherwise, subject only to limits created by applicable Delaware law (statutory or non-statutory) with respect to action for breach of duty to the Corporation, its stockholders, and others.

       B. The indemnification and other rights set forth in this Article 11 are not exclusive of any provisions with respect thereto in the bylaws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

       C. The Corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), including any appeal therefrom, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or a direct or indirect subsidiary of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another entity or enterprise, or was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another entity or enterprise at the request of that predecessor corporation, and the Corporation shall advance all expenses actually or reasonably incurred by any such person in defense of any such proceeding prior to its final determination, to the fullest extent authorized by the General Corporation Law of the State of Delaware. In any proceeding against the Corporation to enforce these rights, each such person will be presumed to be entitled to indemnification and the Corporation will have the burden of proving that that person has not met the standards of conduct for permissible indemnification set forth in the General Corporation Law of the State of Delaware, except that if the General Corporation Law of the State of Delaware requires the payment of such expenses in advance of the final disposition of a proceeding, the Corporation may only pay such expenses if that person undertakes to repay the Corporation if it is ultimately determined that he or she was not entitled to indemnification.

       D. It will be presumed that the directors and officers of the Corporation relied upon the rights to indemnification and advancement of expenses conferred by this Article 11 in serving or continuing to serve the Corporation, and those rights are enforceable as contract rights. Any rights to indemnification of any such director or officer will only apply to any loss, liability or expenses incurred by that director or officer in connection with proceedings brought against that person in the capacities in which he or she serves the Corporation. The Corporation may, upon written demand presented by a director or officer of the Corporation or of a direct or indirect subsidiary of the Corporation, or by a person serving at the request of the Corporation as a director or officer of another entity or enterprise, enter into contracts to provide those persons with specified rights to indemnification, which contracts may confer rights and protections to the maximum extent permitted by the General Corporation Law of the State of Delaware, as amended and in effect from time to time.

       E. If a claim under this Article 11 is not paid in full by the Corporation within 60 days after the Corporation has received a written claim, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of claim and, if successful in whole or in part, the claimant will be entitled also to be paid the expenses of prosecuting that claim. It will be a defense to any such action (other than an action brought to enforce the right to be advanced expenses incurred in defending any proceeding prior to its final disposition where the required undertaking, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the claimant will be presumed to be entitled to indemnification and the Corporation will have the burden of proving that the claimant has not met the standards of conduct for permissible indemnification set forth in the General Corporation Law of the State of Delaware.

       F. If the General Corporation Law of the State of Delaware is hereafter amended to permit the Corporation to provided broader indemnification rights than the Corporation was permitted by law to provide prior to that amendment, the indemnification rights conferred by this Article 11 will be broadened to the fullest extend permitted by the General Corporation Law of the State of Delaware, as so amended. No amendment to or repeal of this Article 11 will affect or diminish in any way the rights of any indemnitee to indemnification under the provisions of this Article 11 with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of any such amendment or repeal.

       G. Neither amendment nor repeal of this Article 11 nor adoption of any provision of this amended and restated certificate of incorporation inconsistent with this Article 11 will eliminate or reduce the effect of this
Article 11 in respect of any matter occurring before that amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter that would have given rise to a right of indemnification or right to receive expenses pursuant to this Article 11 if that provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

       H. The Corporation is entitled to purchase and maintain indemnity insurance to guard against future expenses.

                                  ARTICLE 12
                 CERTAIN RESTRICTIONS ON THE TRANSFER OF STOCK

   In order to preserve the net operating loss carryovers, net capital loss carryovers, and certain other attributes (the "Tax Benefits") to which the Corporation is entitled pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute (collectively the "Code") and the regulations thereunder, the following restrictions shall apply until December 31, 2008, unless the board of directors of the Corporation shall fix an earlier or later date in accordance with subsection 8 of this Article 12 (such date is sometimes referred to herein as the "Expiration Date"):

       Subsection 1.   Restrictions and Definitions.   From and after April 11,
1994, no person other than the Corporation shall transfer any shares of stock of the Corporation (other than stock described in Section 1504(a)(4) of the Code or any successor statute, or stock that is not so described solely because it is entitled to vote as a result of dividend arrearages) to any person to the extent that such transfer, if effective, would cause the Ownership Interest Percentage of the transferee or any other person to increase above 4.9 percent, whether or not said transferee or other person held stock of the Corporation in excess of such percentage before such transfer. For purposes of this Article 12, (a) "person" refers to any individual, corporation, estate, trust, association, company, partnership, joint venture, or similar organization; (b) a person's Ownership Interest Percentage shall be the sum of (i) such person's direct ownership interest in the Corporation as determined under Treasury Regulation Section 1.382-2T(f)(8) or any successor regulation, (ii) such person's indirect ownership interest in the Corporation as determined under Treasury Regulation Section 1.382-2T(f)(15) or any successor regulation, and
(iii) such person's additional deemed ownership interest in the Corporation as determined under Proposed Treasury Regulation Section 1.1502-92(c) or any successor regulation, except that, for purposes of determining a person's direct ownership interest in the corporation, any ownership interest held by such person in the Corporation described in Treasury Regulation Section 1.382-2T(f)(18)(iii)(A) or any successor regulation shall be treated as stock of the Corporation, and for purposes of determining a person's indirect ownership interest in the Corporation, Treasury Regulations Sections 1.382-2T(g)(2), 1.382-2T(h)(2)(iii) and 1.382-2T(h)(6)(iii) or any successor regulations shall not apply and any stock that would be attributed to such person pursuant to the option attribution rules of Treasury Regulation Section 1.382-2T(h)(4) and Treasury Regulation Section 1.382-4 or any successor regulations, if to do so would result in an ownership change, shall be attributed to such person without regard to whether such attribution results in an ownership change; (c) "transfer" refers to any means of conveying legal or beneficial ownership of shares of stock of the Corporation, whether such means is direct or indirect, voluntary or involuntary, including, without limitation, the transfer of ownership of any entity that owns shares of stock of the Corporation, and "transferee" means any person to whom stock of the Corporation is transferred.

   Subsection 2.   Exceptions.   Any transfer of shares of stock of the
Corporation that would otherwise be prohibited pursuant to the preceding subsection shall nonetheless be permitted if information relating to a specific proposed transaction is presented to the board of directors of the Corporation and the board determines (based, at its option, upon an opinion of legal counsel selected by the board to that effect) that such transaction will not jeopardize the Tax Benefits. Nothing in this subsection shall be construed to limit or restrict the board of directors of the Corporation in the exercise of its fiduciary duties under applicable law.

   Subsection 3.   Attempted Transfer in Violation of Transfer Restrictions.
Unless approval of the board of directors of the Corporation is obtained as provided in subsection 2 of this Article 12, any attempted transfer of shares of stock of the Corporation in excess of the shares that could be transferred to the transferee without restriction under subsection 1 of this Article 12 is not effective to transfer ownership of such excess shares (the "Prohibited Shares") to the purported acquiror thereof (the "Purported Acquiror"), who shall not be entitled to any rights as a shareholder of the Corporation with respect to the Prohibited Shares (including, without limitation, the right to vote or to receive dividends with respect thereto). All rights with respect to the Prohibited Shares shall remain the property of the person who initially purported to transfer the Prohibited Shares to the Purported Acquiror (the "Initial Transferor") until such time as the Prohibited Shares are resold as set forth in subsection 3(A) or (B) of this Article 12. The Purported Acquiror, by acquiring ownership of shares of stock of the Corporation that are not Prohibited Shares, shall be deemed to have consented to all the provisions of this Article 12 and to have agreed to act as provided in the following subsection 3(A).

    (A)Upon demand by the Corporation, the Purported Acquiror shall transfer any certificate or other evidence of purported ownership of the Prohibited Shares within the Purported Acquiror's possession or control, along with any dividends or other distributions paid by the Corporation with respect to the Prohibited Shares that were received by the Purported Acquiror (the "Prohibited Distribution"), to an agent designated by the Corporation (the "Agent"). If the Purported Acquiror has sold the Prohibited Shares to an unrelated party in an arms-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold the Prohibited Shares as agent for the Initial Transferor, and in lieu of transferring the Prohibited Shares and Prohibited Distributions to the Agent shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the "Resale Proceeds") except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to the following subsection 3(B) if the Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported transfer of the Prohibited Shares by the Purported Acquiror other than a transfer described in one of the two preceding sentences shall not be effective to transfer any ownership of the Prohibited Shares.

    (B)The Agent shall sell in an arms-length transaction (through the Nasdaq Stock Market, if possible) any Prohibited Shares transferred to the Agent by the Purported Acquiror, and the proceeds of such sale (the "Sales Proceeds"), or the Resale Proceeds, if applicable, shall be allocated to the Purported Acquiror up to the following amount: (i) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Shares, and (ii) where the purported transfer of the Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported transfer, the fair market value of the Prohibited Shares at the time of such purported transfer. Subject to the succeeding provisions of this subsection, any Resale Proceeds or Sales Proceeds in excess of the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions, shall be the property of the Initial Transferor. If the identity of the Initial Transferor cannot be determined by the Agent through inquiry made to the Purported Acquiror, the Agent shall publish appropriate notice (in The Wall Street Journal, if possible) for seven (7) consecutive business days in an attempt to identify the Initial Transferor in order to transmit any Resale Proceeds or Sales Proceeds or Prohibited Distributions due to the Initial Transferor pursuant to this subsection. The Agent may also take, but is not required to take, other reasonable actions to attempt to identify the Initial Transferor. If after ninety
       (90) days following the final publication of such notice the Initial Transferor has not been identified, any amounts due to the Initial Transferor pursuant to this subsection may be paid over to a court or governmental agency, if applicable law permits, or otherwise shall be transferred to an entity designated by the Corporation that is described in Section 501(c)(3) of the Code. In no event shall any such amounts due to the Initial Transferor inure to the benefit of the Corporation or the Agent, but such amounts may be used to cover expenses (including but not limited to the expenses of publication) incurred by the Agent in attempting to identify the Initial Transferor.

   Subsection 4.   Prompt Enforcement Against Purported Acquiror.   Within
thirty (30) business days of learning of a purported transfer of Prohibited Shares to a Purported Acquiror, the Corporation through its Secretary shall demand that the Purported Acquiror surrender to the Agent the certificates representing the Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror within thirty (30) business days from the date of such demand, the Corporation shall institute legal proceedings to compel such transfer, provided, however, that nothing in this subsection 4 shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and also provided that failure of the Corporation to act within the time periods set out in this subsection 4 shall not constitute a waiver of any right of the Corporation to compel any transfer required by subsection 3(A) of this
Article 12.

   Subsection 5.   Additional Actions to Prevent Violation or Attempted
Violation.   Upon a determination by the board of directors of the Corporation that there has been or is threatened a purported transfer of Prohibited Shares to a Purported Acquiror, the board of directors may take such action in addition to any action required by the preceding subsection as it deems advisable to give effect to the provisions of this Article 12, including, without limitation, refusing to give effect on the books of this Corporation to such purported transfer or instituting proceedings to enjoin such purported transfer.

   Subsection 6.   Obligation to Provide Information.   The Corporation may
require as a condition to the registration of the transfer of any shares of its stock that the proposed transferee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the proposed transferee's direct or indirect ownership interests in, or options to acquire, stock of the Corporation.

   Subsection 7.   Legends.   All certificates evidencing ownership of shares
of stock of this Corporation that are subject to the restrictions on transfer contained in this Article 12 shall bear a conspicuous legend referencing the restrictions set forth in this Article 12.

   Subsection 8.   Further Actions.   Nothing contained in this Article 12
shall limit the authority of the board of directors of the Corporation to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and the interests of the holders of its securities in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the board of directors of the Corporation may (i) accelerate or extend the Expiration Date, (ii) modify the Ownership Interest Percentage in the Corporation specified in the first sentence of subsection 1, (iii) modify the definitions of any terms set forth in this Article 12 as reasonably necessary or desirable to preserve the Tax Benefits under the Code and the regulations thereunder, or (iv) determine that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, which determination shall be based upon an opinion of legal counsel to the Corporation and which determination shall be filed with the Secretary of the Corporation and mailed by the Secretary to shareholders of this Corporation within ten (10) days after the date of any such determination.

                                                                        ANNEX H

                           THE ARISTOTLE CORPORATION
                              AUDIT COMMITTEE OF
                            THE BOARD OF DIRECTORS

                                   PROTOCOLS

   The Audit Committee ("Committee"), appointed by and acting on behalf of the Board of Directors of The Aristotle Corporation ("Aristotle"), a Delaware corporation, shall be responsible for overseeing Aristotle's financial reporting process and internal controls. The Committee shall be composed of Directors of Aristotle who are independent directors. The Board of Directors shall appoint a Chairman of the Committee who shall serve at the discretion of the Board of Directors.

   Compliance with Regulatory Requirements

   The Committee, including the composition of its membership shall at all times be in compliance with the rules and regulations issued from time to time by any authorities having jurisdiction over its affairs, including the United States Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the NASDAQ National Market System.

   Responsibilities of Audit Committee

   The Committee shall undertake such functions as it deems appropriate to oversee Aristotle's financial reporting process and internal controls. Without limiting its scope of activities, the Committee may review and make recommendations with respect to:

    . The appointment of Aristotle's independent auditors, their proposed scope of audit, their estimated and actual fees and expenses and their performance, in particular, assessing and assuring the independence of such outside auditors

    . The adequacy and appropriateness of Aristotle's system of internal financial controls, including the need for, and conduct of, an internal auditing function;

    . The filings made on behalf of Aristotle with the Securities and Exchange Commission, the NASDAQ National Market System and such other exchange upon which the securities of Aristotle are listed;

    . The procedures established by Aristotle, and actions undertaken on Aristotle's behalf, to protect the Aristotle's proprietary intellectual property; and

    . The findings of investigations, examinations, and similar reviews, if any, issued or conducted by regulatory authorities which pertain to Aristotle's internal financial controls and financial reporting functions.

   Further, the Committee shall conduct special investigations at its discretion and shall perform such other functions as may be requested from time to time by the Board of Directors.

   In the conduct of its responsibilities, the Committee is authorized to communicate directly with any employee of Aristotle or any third party conducting business with Aristotle; engage professionals, including lawyers, accountants, and financial advisers who have or have not previously rendered services to the Aristotle and undertake such other actions as the Committee deems appropriate in order to fulfill its responsibilities.

   Meetings

   The Committee shall meet at the discretion of its Chairman or a majority of its members, but shall meet not less frequently than annually after the submission of the report of Aristotle's independent auditors with respect to Aristotle's most recently completed fiscal year. A portion of the Committee's annual meeting with Aristotle independent auditors should be held without management present. The Committee shall maintain minutes of its proceedings.

   Reporting Responsibilities

   The Committee shall report to the Board of Directors as the Chairman, a majority of the members, or the Board of Directors may request. The Committee may, acting on its own initiative, report to, or otherwise communicate with, one or more members of management, including those persons responsible for financial reporting and internal auditing, and Aristotle's independent auditors.

   Aristotle' independent auditors shall report directly to the Committee but shall be responsible to the entire Board of Directors.

   Procedures for the Discharging Committee Responsibilities

   The Committee shall discuss and review audit functions performed by the independent auditors, discussions of which may include, but shall not be limited to:

    . The independent auditors' proposed audit plan for the current year, and discuss with the independent auditors its scope, staffing, location, reliance upon management and general audit approach;

    . Significant findings during the year, including the status of previous audit recommendations;

    . Any difficulties encountered in the course of audit work, including any restrictions on the scope of activities or access to required information;

    .  A review and an assessment of the Committee charter;

    . Any matters raised by the audit that the Committee believes should be discussed privately without the presence of management; and

    . Inquiries as to the auditor's independent qualitative judgments about the appropriateness, not just the acceptability, of the accounting principles and the clarity of the financial disclosure practices used or proposed to be used by Aristotle.

   The Chairman

   The Chairman shall have the authority and responsibility to call the meetings of the Audit Committee, to oversee the conduct of meetings, to report on the deliberations of the Committee to the Board of Directors and, as appropriate, to others. The Chairman shall have the authority to engage, on behalf of the Committee, counsel, accountants, and others in the furtherance of the Chairman's and the Committee's duties. The Committee, acting by majority of its members, may overrule or modify any decision of the Chairman, or initiate any action on its own.

Exhibit
Number                                               Description
------                                               -----------
 2.1+   Agreement and Plan of Merger dated as of November 27, 2001 among The Aristotle Corporation,
        Geneve Corporation, Nasco Holdings, Inc. and Nasco International, Inc. (included as Annex A to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).
 2.2*   Amendment No. 1, dated May 7, 2002. to the Agreement and Plan of Merger dated as of
        November 27, 2001 among The Aristotle Corporation, Geneve Corporation, Nasco Holdings, Inc.
        and Nasco International, Inc.
 2.3    Amendment No. 2, dated May 15, 2002, to the Agreement and Plan of Merger dated as of
        November 27, 2001 among The Aristotle Corporation, Geneve Corporation, Nasco Holdings, Inc.
        and Nasco International, Inc.
 3.1    Restated Certificate of Incorporation of The Aristotle Corporation, incorporated herein by reference to Exhibit 3.1 of The Aristotle Corporation Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.
 3.2    Amended and Restated Bylaws of The Aristotle Corporation, incorporated herein by reference to
        Exhibit 3.2 of The Aristotle Corporation Quarterly Report on Form 10-Q for the fiscal quarter ended
        March 31, 1997.
 4.1    Restated Certificate of Incorporation of The Aristotle Corporation and Amended and Restated
        Bylaws filed as Exhibits 3.1 and 3.2 are incorporated into this item by reference. See Exhibit 3.1 and
        Exhibit 3.2 above.
 4.2    Registration Rights Agreement dated as of April 11, 1994 between The Aristotle Corporation and the shareholders listed on Exhibit A thereto, incorporated herein by reference to an exhibit to The
        Aristotle Corporation Registration Statement on Form S-3 (File No. 333-4185).
 4.3    Preferred Stock Purchase Agreement dated as of October 22, 1997 between The Aristotle
        Corporation and Geneve Corporation, incorporated herein by reference to Exhibit 10.5 of The
        Aristotle Corporation Quarterly Report on Form 10-Q for fiscal quarter ended September 30, 1997.
 4.4    Registration Rights Agreement dated as of October 22, 1997 between The Aristotle Corporation and
        Geneve Corporation, incorporated herein by reference to Exhibit 10.6 of The Aristotle Corporation
        Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997.
 4.5    Letter Agreement dated as of September 15, 1997 among The Aristotle Corporation, Aristotle Sub,
        Inc. and certain stockholders, incorporated herein by reference to Exhibit 10.7 of The Aristotle
        Corporation Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997.
 4.6    Letter Agreement dated as of February 9, 2000 between The Aristotle Corporation and Geneve
        Corporation regarding certain limitations on voting and the acquisition of additional shares of common stock, incorprated herein by reference to The Aristotle Corporation Report on Form 13D/A dated February 15, 2000.
 4.7    Letter Agreement dated as of April 28, 2000 between The Aristotle Corporation and Geneve
        Corporation, modifying the letter agreement between such parties dated as of February 9, 2000, regarding certain limitations on voting and the acquisition of additional shares of common stock, incorporated herein by reference to The Aristotle Corporation Current Report on Form 8-K dated
        May 2, 2000.
 4.8*   Form specimen certificate of Series I preferred stock, $0.01 par value per share, of The Aristotle
        Corporation.
 5.1*   Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality of securities being registered.
 8.1    Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding certain U.S. income tax aspects of the merger.
 10.1   Stock Option Plan of The Aristotle Corporation, as amended, incorporated herein by reference to
        Exhibit 10.2 of The Aristotle Corporation Annual Report on Form 10-K for the fiscal year ended
        December 31, 1992 (the "1992 Form 10-K").

Exhibit
Number                                               Description
------                                               -----------
10.2    Settlement and Release Agreement dated as of May 29, 1996 among The Aristotle Corporation, the
        Federal Deposit Insurance Corporation and certain other interested parties, incorporated herein by reference to Exhibit 10.22 of The Aristotle Corporation Annual Report on Form 10-K for the fiscal year ended June 30, 1996.
10.3    Stipulation and Agreement of Settlement dated as of May 28, 1996 regarding In Re First Constitution
        Stockholders Litigation, incorporated herein by reference to Exhibit 10.23 of The Aristotle
        Corporation Annual Report on Form 10-K for the fiscal year ended June 30, 1996.
10.4    Stock Purchase Agreement between The Aristotle Corporation and Kevin Sweeney dated as of April
        30, 1999, incorporated herein by reference to Exhibit 2.1 of The Aristotle Corporation Current
        Report on form 8-K dated May 4, 1999, as amended.
10.5    The Aristotle Corporation 1997 Employee and Director Stock Plan, incorporated herein by reference to The Aristotle Corporation Registration Statement on Form S-8 dated December 10, 1997.
10.6    The Employment Agreement dated as of February 1, 2001 by and between The Aristotle Corporation and Paul McDonald, incorporated herein by reference to Exhibit 10.8 of The Aristotle Corporation
        Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001.
10.7    The Employment Agreement dated as of February 1, 2001 by and between The Aristotle Corporation and John Crawford, incorporated herein by reference to Exhibit 10.9 of The Aristotle Corporation
        Annual Report on Form 10-K for the fiscal year ended June 30, 2001 (included as Annex E to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).
10.8*   Amended and Restated Credit Agreement (5 Year) dated as of May 29, 2001 among Nasco
        International, Inc., Various Financial Institutions now or hereafter parties hereto, Bank One,
        Wisconsin, and Bank of America, N.A.
10.9*   Amended and Restated Credit Agreement (364 Days) dated as of May 29, 2001 among Nasco
        International, Inc., Various Financial Institutions now or hereafter parties hereto, Bank One,
        Wisconsin, and Bank of America, N.A.
10.10   The Aristotle Corporation 2002 Stock Option Plan (attached as Annex D to this proxy statement-
        prospectus forming a part of this Registration Statement and incorporated herein by reference).
10.11   Exchange Agreement, dated as of November 27, 2001, by and between The Aristotle Corporation and Geneve Corporation, incorporated herein by reference to Exhibit 10 of The Aristotle Corporation
        Current Report on Form 8-K, dated November 30, 2001.
10.12*  Second Amended and Restated Mortgage (and Security Agreement and Assignment of Leases and
        Rents), dated as of August 21, 2001, by and between Nasco International, Inc., as Mortgagor, in favor of Bank of America, N.A., as agent.
10.13*  Second Amended and Restated Deed of Trust, Security Agreement, Assignment of Rents and Leases,
        and Fixture Filing, dated as of August 21, 2001, by Nasco International, Inc., as Mortgagor, in favor of Commonwealth Land Title Insurance Company, as Trustee for the benefit of Bank of America,
        N.A.
10.14*  Deed of Trust, Security Agreement, Assignment of Rents and Leases, and Fixture Filing, dated as of
        August 21, 2001, by American Educational Products, Inc., as Mortgagor, in favor of The Public
        Trustee for the County of Larimer, State of Colorado, as Trustee for the benefit of Bank of America,
        N.A.
10.15   Form of Stockholders Agreement by and among The Aristotle Corporation, Geneve Corporation and
        Nasco Holdings, Inc., incorporated herein by reference to Exhibit 99.3 of The Aristotle Corporation
        Current Report on Form 8-K dated November 27, 2001.
13.1    The Aristotle Corporation Annual Report on Form 10-K for the fiscal year ended June 30, 2001
        (included as Annex E to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).

Exhibit
Number                                               Description
------                                               -----------
13.2    The Aristotle Corporation Amended Annual Report on Form 10-K/A for the fiscal year ended June
        30, 2001 (included as Annex E to the proxy statement-prospectus forming a part of this Registration
        Statement and incorporated herein by reference).
13.3    The Aristotle Corporation Quarterly Report on Form 10-Q for the three months ended September 30,
        2001 filed with the SEC (SEC file number 000-14669) on November 14, 2001.
13.4    The Aristotle Corporation Quarterly Report on Form 10-Q for the three months ended December 31,
        2001 (included as Annex F to the proxy statement-prospectus forming a part of this Registration
        Statement and incorporated herein by reference).
21.1    Subsidiaries of The Aristotle Corporation, incorporated herein by reference to Exhibit 21.1 of The
        Aristotle Corporation Annual Report on Form 10-K for the fiscal year ended June 30, 2001 (included as Annex E to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).
23.1    Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference).
23.2    Consent of Duff & Phelps, LLC (included as part of its opinion filed as Exhibit 99.1 and incorporated herein by reference).
23.3    Consent of Arthur Andersen LLP.
23.3.1  Letter regarding Arthur Andersen LLP representations.
23.4    Consent of KPMG LLP.
23.5    Consent of Hein + Associates LLP.
23.6    Consent of Arthur Andersen LLP.
24.1    Power of Attorney (included on the signature page of this Form S-4 and incorporated herein by reference).
99.1    Opinion of Duff & Phelps, LLC (included as Annex C to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).
99.2    Form of Amended and Restated Certificate of Incorporation of The Aristotle Corporation (included as Annex B to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).
99.3    Form of Second Amended and Restated Certificate of Incorporation of The Aristotle Corporation
        (included as Annex G to the proxy statement-prospectus forming a part of this Registration Statement and incorporated herein by reference).
99.4    Form of Stockholders Agreement between The Aristotle Corporation and Geneve Corporation, incorporated herein by reference to Exhibit 99.3 of The Aristotle Corporation Current Report on
        Form 8-K, dated November 30, 2001.
99.5    Form of Proxy of Aristotle.


*  Previously filed.

+ In accordance with Item 601(b)(2) of Regulation S-K, the schedules have been omitted and a list briefly describing the schedules is at the end of Annex A. Aristotle will furnish supplementally a copy of any omitted schedule to the Commission upon request.